As filed with the Securities and Exchange Commission on November 10, 2009
Registration No. 333-162618
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 1
to

Form S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SCM MICROSYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	3577	77-0444317
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1900-B Carnegie Ave.
Santa Ana, CA 92705
(949) 250-8888
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Lawrence W. Midland
1900-B Carnegie Ave.
Santa Ana, CA 92705
(949) 250-8888
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Michael L. Reed
Gibson, Dunn & Crutcher LLP
555 Mission Street, Suite 3000
San Francisco, California 94105
Facsimile: (415) 374-8459

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective and the satisfaction or waiver of all other conditions to the exchange offer described in the proxy statement and prospectus.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering	Aggregate	Amount of
Securities to be Registered	Registered(1)	Price per Share	Offering Price(2)	Registration Fee(3)
Common Stock, par value $0.001 per share	18,597,706	N/A	$46,851,913	$2,616.50(4)

(1)	Represents the maximum number of shares of SCM Microsystems, Inc. common stock, par value $0.001 per share (“SCM common stock”), expected to be issued in the transaction described herein, which is equal to the product obtained by multiplying (i) (a) 32,023,797 bearer shares with a nominal value of CHF 1.00 each, of Bluehill ID AG (“bearer shares in Bluehill ID”) expected to be outstanding immediately prior to the closing of the offer described in this Registration Statement, (b) less 173,768 bearer shares in Bluehill ID held in the treasury, plus (c) 3,914,790 bearer shares in Bluehill ID subject to stock options that are expected to be exercisable immediately prior to the closing of the offer described in this Registration Statement, by (ii) an exchange ratio of 0.52 shares of SCM common stock for each bearer share in Bluehill ID.

(2)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended, and computed pursuant to Rule 457(c) and 457(f) of the Securities Act of 1933, as amended. The estimated maximum offering price is equal to the product of (a) $1.31, the Xetra average of the high and low prices per bearer share in Bluehill ID as reported on Xetra and the Deutsche Boerse AG website and Wertpapier-Informationssystem of Boersen-Zeitung on October 16, 2009 (converted into U.S. dollars based upon the prevailing exchange rate of 0.6712 Euros per U.S. dollar as of October 16, 2009), and (b) 35,764,819, the maximum number of bearer shares in Bluehill ID expected to be eligible for tender in the offer described in this Registration Statement.

(3)	Based on 0.00005580 of the proposed maximum aggregate offering price calculated as described in note 2 above.

(4)	Previously paid.

The Registrant hereby further amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROXY STATEMENT AND PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THE SECURITIES DISCUSSED HEREIN UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION — DATED NOVEMBER 10, 2009

PRELIMINARY PROXY STATEMENT AND PROSPECTUS

Dear SCM Stockholder:

We are pleased to report that the board of directors of SCM Microsystems, Inc. (“SCM”) has approved a business combination transaction with Bluehill ID AG, a stock corporation incorporated in Switzerland (“Bluehill ID”). To effect the transaction, SCM will make an offer to the Bluehill ID shareholders to acquire all of the issued and outstanding bearer shares in Bluehill ID, in exchange for shares of SCM common stock. Shareholders of Bluehill ID who accept and tender their shares in the offer will receive 0.52 shares of SCM common stock for every one bearer share in Bluehill ID. Before we can complete the proposed business combination, including the offer, we must obtain the approval of SCM’s stockholders, and we are sending you the accompanying proxy statement and prospectus for this purpose.

SCM is holding a special meeting of its stockholders in order to obtain the stockholder approval necessary to complete the business combination with Bluehill ID. The SCM special meeting will be held at 1:00 p.m., local time, on December 18, 2009, at SCM’s U.S. office located at 1900-B Carnegie Ave., Santa Ana, CA 92705, unless postponed or adjourned to a later date. At the SCM special meeting, SCM will ask its stockholders to approve, among other proposals, the offer and specifically the issuance of shares of SCM common stock to the shareholders of Bluehill ID that tender their shares in connection with the offer, as described in the accompanying proxy statement and prospectus.

After careful consideration, the SCM board of directors has approved the business combination and the related offer, including the issuance of shares of SCM common stock in connection with the offer, and has determined that the business combination, the offer and such issuance of shares is in the best interests of SCM and its stockholders. Accordingly, the SCM board of directors unanimously recommends that the SCM stockholders vote FOR each of the proposals put to the SCM stockholders at the SCM special meeting.

SCM common stock is listed on the NASDAQ Stock Market’s Global Market under the symbol “SCMM” and on the regulated market (Prime Standard) of the Frankfurt Stock Exchange under the symbol “SMY.” On November 9, 2009, the last practicable trading day before the date of this proxy statement and prospectus, the closing sale price of SCM common stock was $2.89 per share as reported on the NASDAQ Stock Market. Bearer shares in Bluehill ID are traded over-the-counter on the Open Market at the Frankfurt Stock Exchange under the symbol “BUQ.” On November 9, 2009, the last practicable trading day before the date of this proxy statement and prospectus, the closing sale price of a bearer share in Bluehill ID was €0.87 per share as reported on the Open Market at the Frankfurt Stock Exchange.

More information about SCM, Bluehill ID, the proposed business combination and the offer is contained in the accompanying proxy statement and prospectus. SCM urges you to read the accompanying proxy statement and prospectus carefully and in its entirety. In particular, you should carefully consider the matters discussed in the section entitled “Risk Factors,” beginning on page 9 of the accompanying proxy statement and prospectus.

SCM’s board of directors has set November 9, 2009 as the record date for determining holders of SCM common stock entitled to execute and deliver written consents with respect to this solicitation. If you are a record holder of outstanding SCM common stock on that date, you are urged to complete, date and sign the enclosed proxy card and promptly return it to SCM. Your vote is very important, regardless of the number of shares you own of SCM. Please read the accompanying proxy statement and prospectus carefully and cast your proxy vote as promptly as possible.

SCM is excited about the opportunities the proposed business combination may bring to SCM stockholders, and thanks you for your consideration and continued support.

Felix Marx
Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the business combination or the securities of SCM to be issued in connection with the offer, or determined if this proxy statement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The accompanying proxy statement and prospectus is dated [          ], 2009, and is first being mailed to SCM stockholders on or about [          ], 2009.

SCM Microsystems, Inc.
1900-B Carnegie Ave.
Santa Ana, CA 92705

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On December 18, 2009

To Stockholders of SCM Microsystems, Inc.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of SCM Microsystems, Inc., a Delaware corporation (“SCM”), will be held at SCM’s principal executive offices located at 1900-B Carnegie Ave., Santa Ana, CA 92705, on December 18, 2009 at 1:00 p.m., local time to consider and vote on the following proposals:

1. To consider and vote upon a proposal to approve SCM’s offer to the Bluehill ID shareholders to acquire all of the issued and outstanding bearer shares in Bluehill ID (the “Offer”) and, specifically, the issuance of new shares of SCM common stock, par value $0.001 per share, in connection with the Offer to effect the business combination proposed under the Business Combination Agreement, dated as of September 20, 2009, as amended (the “Business Combination Agreement”) by and among SCM and Bluehill ID AG, a stock corporation incorporated in Switzerland (“Bluehill ID”);

2. To consider and vote upon any motion to adjourn or postpone the SCM special meeting to a later date or dates, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal described immediately above; and

To transact such other business that properly comes before the SCM special meeting or any adjournment or postponement thereof.

The foregoing proposals and the Business Combination Agreement are more fully described in the proxy statement and prospectus accompanying this Notice. Only SCM stockholders of record at the close of business on November 9, 2009 will be entitled to notice of, and a vote at, the SCM special meeting. At the close of business on November 9, 2009, 25,134,985 shares of SCM common stock were outstanding and entitled to vote. A list of SCM stockholders entitled to vote at the SCM special meeting will be available for inspection at SCM’s principal executive offices in Santa Ana, California, and at its German offices in Ismaning, Germany.

All SCM stockholders of record as of the record date are cordially invited to attend the SCM special meeting in person. Whether or not you plan to attend the SCM special meeting in person, please vote your SCM shares as soon as possible to ensure that your shares of SCM common stock will be represented at the SCM special meeting. Instructions for voting by mail, telephone, and the Internet are included with your SCM proxy card. You may revoke your SCM proxy card at any time prior to the SCM special meeting by following the instructions in the accompanying proxy statement and prospectus. If you attend the SCM special meeting and vote by ballot, then your proxy vote will be revoked automatically and only your vote by ballot at the SCM special meeting will be counted. Regardless of the number of shares of SCM that you own or whether or not you plan to attend the SCM special meeting, it is important that your shares of SCM common stock be represented and voted. No postage need be affixed if your proxy card is mailed in the United States.

By Order of the SCM Board of Directors,

Felix Marx
Chief Executive Officer

Ismaning, Germany
November [  ], 2009

SCM’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU
VOTE FOR PROPOSALS 1 AND 2.

ADDITIONAL INFORMATION

This proxy statement and prospectus incorporates important business and financial information about SCM that is not included or delivered with this proxy statement and prospectus. You can obtain this information by requesting it in writing or by telephone from SCM at the following addresses:

In the United States:
SCM Microsystems, Inc.
1900-B Carnegie Ave.
Santa Ana, CA 92705
+1-949-250-8888 Ext. 106
ir@scmmicro.com

In Europe:

SCM Microsystems GmbH
Oskar-Messter-Straße 13
85737 Ismaning, Germany
+49 89 9595-5000
ir@scmmicro.com

You will not be charged for any information that you request. In order to ensure timely delivery of the documents in advance of the SCM special meeting, any request should be made at least five (5) business days before the SCM special meeting, or December 11, 2009. See the section entitled “Where You Can Find More Information” for additional details about where you can find information about SCM.

ABOUT THIS PROXY STATEMENT AND PROSPECTUS

This proxy statement and prospectus forms a part of a Registration Statement on Form S-4 (Registration No. 333-162618), filed by SCM Microsystems, Inc. with the U.S. Securities and Exchange Commission, and constitutes a prospectus of SCM under Section 5 of the Securities Act of 1933, as amended (the “Securities Act of 1933”), and the rules thereunder, with respect to the shares of SCM common stock to be issued to shareholders of Bluehill ID in connection with the proposed business combination and the related transactions, including the offer.

In addition, this proxy statement and prospectus constitutes:

•	A notice of meeting with respect to the SCM special meeting at which SCM’s stockholders will consider and vote on certain proposals, including the proposal to approve the Offer and, specifically, the issuance of new shares of SCM common stock in connection with the Offer to effect the business combination proposed under the Business Combination Agreement; and

•	A proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act of 1934”), and the rules thereunder, with respect to the SCM special meeting.

NOTE REGARDING TRADEMARKS

The SCM logo is a trademark of SCM and the Bluehill ID logo is a trademark of Bluehill ID or its affiliates in the United States and certain other countries. Additional company and product names may be trademarks or registered trademarks of the individual companies and are respectfully acknowledged.

This proxy statement and prospectus may also include trademarks and trade names owned by other parties, and all other such trademarks and trade names mentioned in this proxy statement and prospectus are the property of their respective owners.

ANNEXES

Annex A	Business Combination Agreement
Annex B	Written Opinion of Jupiter Capital Services GmbH

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION,
THE OFFER, AND THE SCM SPECIAL MEETING

SCM and Bluehill ID are proposing to combine the businesses of SCM and Bluehill ID pursuant to the terms of the Business Combination Agreement, dated as of September 20, 2009, as amended, by and among SCM and Bluehill ID (the “Business Combination Agreement”). This combination is referred to in this proxy statement and prospectus as the “business combination” and the post-closing combined businesses of SCM and Bluehill ID as the “combined companies.” To effect the business combination, SCM will make an offer to the Bluehill ID shareholders to acquire all of the issued and outstanding bearer shares in Bluehill ID in exchange for newly issued shares of SCM common stock. This exchange offer is referred to in this proxy statement and prospectus as the “Offer.” This proxy statement and prospectus contains important information about the business combination, the Business Combination Agreement, the Offer and the SCM special meeting. The following section provides answers to certain anticipated questions about the proposed business combination, the Offer, and the SCM special meeting of stockholders. Please note that this section may not address all issues that may be important to you as an SCM stockholder. Accordingly, you should carefully read this entire proxy statement and prospectus, including each of the annexes.

Q.	Why am I receiving this proxy statement and prospectus?

A.	You are receiving this proxy statement and prospectus because you are a stockholder of SCM as of November 9, 2009, the record date of SCM’s special meeting of its stockholders.

Q.	Who is soliciting my proxy?

A.	This proxy statement and prospectus is being used by the board of directors of SCM to solicit your proxy for use at the SCM special meeting. This proxy statement and prospectus also serves as the prospectus for shares of SCM common stock to be issued in exchange for bearer shares in Bluehill ID tendered in the Offer.

Q.	What am I being asked to approve?

A.	You are being asked to approve the Offer and, specifically, the issuance of new shares of SCM common stock, par value $0.001 per share, in connection with the Offer to effect the business combination.

About the Business Combination and Offer

Q.	Why is SCM proposing to combine with Bluehill ID?

A.	The board of directors of SCM has determined that the business combination and the Offer are in the best interests of SCM and its stockholders in part because it presents a compelling strategic opportunity for SCM to accelerate the development of a leadership position in contactless security and identity solutions markets and technology and to further diversify its business geographically. For a complete discussion of SCM’s reasons for the business combination, see the section entitled “The Offer — SCM’s Reasons for the Business Combination Agreement and Offer” in this proxy statement and prospectus.

Q.	What vote is required to consummate the Offer?

A.	To consummate the Offer and effect the business combination, SCM stockholders must approve the Offer and, specifically, the issuance of shares of SCM common stock in connection with the Offer. The approval of the Offer and such issuance requires the affirmative vote of a majority of the shares of SCM common stock present in person or represented by proxy and entitled to vote at the SCM special meeting at which a quorum is present, whether voting in person or represented by proxy at the SCM special meeting. Each of Lincoln Vale European Partners (“Lincoln Vale”), which beneficially owned approximately 6.1% of the outstanding shares of SCM common stock and approximately 9.8% of the outstanding bearer shares in Bluehill ID as of November 9, 2009, respectively, and Bluehill ID, which together with its affiliates, including Ayman S. Ashour, beneficially owned approximately 5.2% of the outstanding shares of SCM common stock as of November 9, 2009, will have the right to vote at the SCM special meeting.

Q.	Are there other conditions that need to be satisfied to consummate the Offer?

A.	In addition to the requirement of obtaining SCM stockholder approval and certain other conditions, at least 75% of the outstanding bearer shares in Bluehill ID must be tendered in the Offer. For a summary of the conditions that need to be satisfied to consummate the Offer, see the section entitled “The Business Combination Agreement — Conditions to the Closing of the Offer” in this proxy statement and prospectus.

Q.	What will Bluehill ID shareholders receive if they accept the Offer?

A.	Shareholders of Bluehill ID who accept the Offer and tender their shares will receive 0.52 shares of SCM common stock for every one bearer share in Bluehill ID. No fractional shares of SCM common stock will be issued in the Offer. In lieu of fractional shares, tendering shareholders of Bluehill ID will receive adequate consideration.

Q.	Will the number of shares of SCM common stock issuable to Bluehill ID shareholders in connection with the Offer be subject to any adjustment, for example if SCM’s stock price fluctuates?

A.	No. The share exchange ratio is fixed at 0.52 shares of SCM common stock for every one bearer share in Bluehill ID tendered in the Offer.

Q.	What will be the relative ownership of SCM after the Offer?

A.	If all of the bearer shares in Bluehill ID currently outstanding (which excludes any bearer shares in Bluehill ID that may be issued or issuable after the date of this proxy statement and prospectus) are tendered in the Offer, post-Offer the current stockholders of SCM will hold approximately 60% of the outstanding shares of SCM common stock and the current shareholders of Bluehill ID will hold approximately 40% of the outstanding shares of SCM common stock. This includes 1,201,004 shares of SCM common stock, representing 4.8% of the currently outstanding shares of SCM common stock, that Bluehill ID holds. In addition, it is currently anticipated that (i) Lincoln Vale will beneficially own approximately 7.8% of the outstanding shares of SCM common stock; (ii) Mountain Partners AG, together with its affiliates and certain related parties, including BH Capital Management AG, Daniel S. Wenzel and Dr. Cornelius Boersch, will directly or indirectly beneficially own approximately 25.2% of the outstanding shares of SCM common stock; and (iii) Ayman S. Ashour, Bluehill ID’s Chief Executive Officer and President of its board of directors, will directly or indirectly beneficially own, including through BH Capital Management AG, approximately 10.8% of the outstanding shares of SCM common stock.

Q.	Will SCM common stock issued in connection with the Offer be registered and listed on an exchange?

A.	Yes. The SCM common stock issued in exchange for the bearer shares in Bluehill ID tendered will be registered under the Securities Act of 1933, and are expected to be listed on the NASDAQ Stock Market’s Global Market under the symbol “SCMM” and on the regulated market (Prime Standard) of the Frankfurt Stock Exchange under the symbol “SMY.”

Q.	Will there be any contractual transfer restrictions affecting the shares of SCM common stock issued in connection with the Offer?

A.	No, the shares of SCM common stock received pursuant to the Offer will not be subject to any contractual transfer restrictions.

Q.	What will happen to the Bluehill ID options and other rights to acquire or receive bearer shares in Bluehill ID?

A.	After the closing of the Offer, it is expected that each option or other right to acquire or receive bearer shares in Bluehill ID will be converted into the right to acquire or receive a number of shares of SCM common stock calculated according to the share exchange ratio. For more information regarding the treatment of the Bluehill ID options and other rights to acquire or receive bearer shares in Bluehill ID, see the section entitled “The Offer — Treatment of Options” in this proxy statement and prospectus.

Q.	Will there be any change to the shares of SCM common stock held by SCM’s stockholders?

A.	No. The Offer does not result in any changes to the existing shares of SCM common stock. The current stockholders of SCM will continue to be stockholders of SCM after the Offer.

Q.	Who will be the directors of SCM following the Offer?

A.	Upon closing of the Offer, the board of directors of SCM is expected to expand from seven directors to nine directors, and be composed of six current SCM directors and three current Bluehill ID directors. For more information see the section entitled, “Management — SCM’s Board of Directors — The Board of Directors of SCM Following the Offer.”

Q:	Do SCM stockholders have appraisal or dissenters’ rights in connection with the Offer?

A.:	No. SCM stockholders do not have appraisal or dissenters’ rights in connection with the business combination or the issuance of the shares of SCM common stock in connection with the Offer.

Q.	As an SCM stockholder, how does the SCM board of directors recommend that I vote?

A.	The SCM board of directors has determined that the Business Combination Agreement and the transactions contemplated thereby, including the Offer and the issuance of shares of SCM common stock in connection therewith, are advisable and in the best interests of SCM and its stockholders. After careful consideration, the SCM board of directors recommends that SCM stockholders vote:

• FOR Proposal No. 1 to approve the Offer and, specifically, the issuance of new shares of SCM common stock in connection with the Offer to effect the business combination; and

• FOR Proposal No. 2 to approve any motion to adjourn or postpone the SCM special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting in favor of Proposal No. 1.

Q.	What risks should I consider in deciding how to vote?

A.	You should carefully read this entire proxy statement and prospectus, including each of the annexes, and pay specific attention to the section entitled “Risk Factors,” which sets forth certain risks and uncertainties related to the Offer and the businesses of SCM and Bluehill ID.

Q.	When do you expect the Offer to close?

A.	SCM cannot predict the exact timing of the closing of the Offer and the related transactions. SCM expects to launch the Offer in accordance with applicable German and Swiss law following the effectiveness of the Registration Statement on Form S-4 of which this proxy statement and prospectus is a part, and the filing and approval of a German prospectus with the German Federal Financial Supervisory Authority. The Business Combination Agreement provides that the Offer period will last between four and twelve weeks, although the Offer period may be extended in the event a “superior offer” is made for Bluehill ID during the Offer period. The offer period can also be shortened or prolonged with the consent of Bluehill ID. The closing of the Offer is also subject to the satisfaction of certain conditions, including that the required stockholder approval be obtained at the SCM special meeting to be held on December 18, 2009. For more information regarding timing, see the section entitled “The Business Combination Agreement — Conditions to the Closing of the Offer” in this proxy statement and prospectus.

Q.	What do SCM stockholders need to do now?

A.	SCM urges its stockholders to read this proxy statement and prospectus carefully and in its entirety, including its annexes, and to consider how the Offer affects them. If you are a stockholder of SCM as of the record date, you are further urged to provide your proxy instructions by mailing your signed SCM proxy card in the enclosed return envelope or by voting by telephone or via the Internet following the instructions on your proxy card. Please provide your proxy instructions only once, unless you are revoking a previously delivered proxy instruction, and as soon as possible so that your shares can be voted at the SCM special meeting.

v

About the SCM Special Meeting

Q.	When and where is the SCM special meeting of stockholders?

A.	The SCM special meeting will be held at SCM’s U.S. office, located at 1900-B Carnegie Ave., Santa Ana, CA 92705, at 1:00 p.m., local time, on December 18, 2009.

Q.	Who can attend and vote at the SCM special meeting of stockholders?

A.	Only holders of record of SCM common stock at the close of business on November 9, 2009 (the “record date”), are entitled to notice of, and to vote at, the SCM special meeting. All SCM stockholders as of the record date, or their duly appointed proxies, may attend the SCM special meeting. As of the record date, there were 25,134,985 shares of SCM common stock outstanding and entitled to vote at the SCM special meeting, held by approximately 352 holders of record. Each holder of SCM common stock is entitled to one vote for each share of SCM common stock owned as of the SCM record date. If your shares of SCM common stock are held in a brokerage account or by another nominee, then you are considered the beneficial owner of shares held in “street name,” and as the beneficial owner, you are also invited to attend the SCM special meeting.

Q.	What happens if I do not return a proxy card or otherwise provide proxy instructions, as applicable?

A.	If you are an SCM stockholder, the failure to return your proxy card or otherwise provide proxy instructions or vote your shares in person will result in your shares not being counted for purposes of determining whether a quorum is present at the SCM special meeting. In the event that a quorum is not reached or the necessary votes are not received, the SCM special meeting will have to be adjourned to provide more time to obtain a quorum and the necessary votes.

Q.	May I vote in person at the SCM special meeting of stockholders?

A.	If your shares of SCM common stock are registered directly in your name with the SCM transfer agent, then you are considered to be the stockholder of record with respect to those shares, and the proxy materials and SCM proxy card are being sent directly to you by SCM. If you are an SCM stockholder of record, you may attend the SCM special meeting and vote your shares in person. However, even if you plan to attend the SCM special meeting in person, SCM requests that you sign and return the enclosed SCM proxy card or vote your shares by telephone or via the Internet to ensure that your shares will be represented at the SCM special meeting, if you are unable to attend.

If you own your shares of SCM common stock in “street name,” the proxy materials are being forwarded to you by your broker or other nominee together with a voting instruction card to return to your broker or other nominee to direct them to vote on your behalf. If you own your shares of SCM common stock in “street name,” you are not the stockholder of record, and you may not vote these shares in person at the SCM special meeting unless you obtain a proxy from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting.

Q.	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A.	Unless your broker has discretionary authority to vote on certain matters, your broker will not be able to vote your shares of SCM stock without instructions from you. Brokers are not expected to have discretionary authority to vote for the SCM proposals. Therefore, in order to make sure that your vote is counted, you should instruct your broker to vote your shares following the procedures provided by your broker.

Q.	May I change my vote after I have submitted a proxy or provided proxy instructions?

A.	SCM stockholders of record may change their vote at any time before their proxy is voted at the SCM special meeting in either of the following manners: First, a stockholder of record of SCM can send a written notice to the Secretary of SCM stating that he or she would like to revoke his or her prior proxy submission. Second, a stockholder of record of SCM can attend the SCM special meeting and vote in person. Attendance alone will not revoke a proxy. If a stockholder who owns shares of SCM common stock in “street name” has instructed a broker to vote his or her shares of SCM common stock, the stockholder must follow directions received from his or her broker to change those instructions.

Q.	What should I do if I receive more than one set of voting materials?

A.	As an SCM stockholder, you may receive more than one set of voting materials, including multiple copies of this proxy statement and prospectus and multiple SCM proxy cards or voting instruction cards. For example, if you hold your shares of SCM common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares of SCM common stock. If you are a holder of record and your shares of SCM common stock are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this proxy statement and prospectus in the section entitled “The SCM Special Meeting of Stockholders.”

Q.	Who can help answer my questions?

A.	If you are an SCM stockholder or Bluehill ID shareholder and would like additional copies, without charge, of this proxy statement and prospectus, or if you have questions about the Offer, including the procedures for voting your shares of SCM common stock, you should contact:

• In the United States:

SCM Microsystems, Inc.
1900-B Carnegie Ave.
Santa Ana, CA 92705
+1-949-250-8888 Ext. 106
ir@scmmicro.com

• In Europe:

SCM Microsystems GmbH
Oskar-Messter-Straße 13
85737 Ismaning, Germany
+49 89 9595-5000
ir@scmmicro.com

SUMMARY

This summary highlights selected information from this proxy statement and prospectus. It does not contain all of the information that may be important to you. We encourage you to carefully read this entire proxy statement and prospectus, including annexes, and the other documents to which this proxy statement and prospectus refers, to fully understand the proposals to be considered at the SCM special meeting.

Information About SCM Microsystems and Bluehill ID

SCM Microsystems, Inc.

SCM Microsystems, Inc.
1900-B Carnegie Ave.
Santa Ana, CA 92705
+1-949-250-8888

SCM Microsystems GmbH
Oskar-Messter-Straße 13
85737 Ismaning, Germany
+49 89 9595-5000

Founded in 1990 in Munich, Germany, incorporated in Delaware in 1996 and publicly traded on both the NASDAQ Stock Market and the regulated market (Prime Standard) of the Frankfurt Stock Exchange, SCM is a global provider of security and identity solutions for secure access, secure identity and secure exchange. SCM designs, develops and sells hardware and system solutions that enable people to conveniently and securely access digital content and services and sells its solutions into two market segments: Security and Identity Solutions and Digital Media and Connectivity. SCM’s Security and Identity Solutions products include a range of contact, contactless and mobile smart card reader technology, access control products and digital identity and transaction platforms and are used in a wide variety of industries for security, identity, contactless payment, e-health and electronic government services. In the Digital Media and Connectivity market, SCM offers commercial digital media readers that are used in digital photo kiosks to transfer digital content to and from various flash media. SCM sells and licenses its products through a direct sales and marketing organization, as well as through distributors, value added resellers and systems integrators worldwide. SCM’s distribution partners and customers include top-tier computer manufacturers, OEMs, smart card manufacturers, security application providers, distributors, system integrators, specialized resellers and VARs, financial institutions, enterprises and government agencies.

Bluehill ID AG

Bluehill ID AG
Dufourstrasse 121
CH-9001 St. Gallen, Switzerland
+41 44 783 80 43

Incorporated in March 2007 in Switzerland and publicly traded over-the-counter on the Open Market at the Frankfurt Stock Exchange since December 2007, Bluehill ID is an industrial holding group for investments in the radio frequency identification (RFID)/identification and security industries. Bluehill ID targets controlling stakes in small to medium-sized companies in the RFID/identification and security space to support its “buy, build and grow” strategy on a global scale. Bluehill ID has a global customer base that includes companies in many industries and applications. These include companies utilizing cards and readers in loyalty programs, ticketing, stadiums, skiing, corporate identification, physical and logical access control, passport control, and other applications. To date, Bluehill ID has acquired and integrated the following businesses and brands into its group of companies: ACiG Technology, Arygon Technologies, Multicard, TagStar Systems, and Syscan ID, which are individually referred to in this proxy statement and prospectus as a “Bluehill ID Group Company” and, collectively, as the “Bluehill ID Group Companies.” Multicard GmbH, Multicard AG, and TagStar Systems GmbH, which were all acquired by Bluehill ID effective as of June 30, 2008, represented Bluehill ID’s first acquisitions and are referred to herein as Bluehill ID’s “predecessor companies.”

The Offer (see page 45)

In order to effect the business combination, SCM will make the Offer to the Bluehill ID shareholders to acquire all of the issued and outstanding bearer shares in Bluehill ID, in exchange for shares of SCM common stock.

The shareholders of Bluehill ID who accept the terms of the Offer and tender their bearer shares in Bluehill ID during the course of the Offer will receive 0.52 shares of SCM common stock for each bearer share in Bluehill ID tendered. No fractional shares of SCM common stock will be issued. The consideration received by any shareholder of Bluehill ID will be rounded down to an integer number of shares of SCM common stock. In lieu of fractional shares, shareholders will receive an amount of cash for each fractional share calculated on the basis of €1.88 per share of SCM common stock, which was the Xetra closing price per share of SCM common stock as reported on the Deutsche Boerse AG website and Wertpapier-Informationssystem of Boersen-Zeitung on September 18, 2009.

Bluehill ID Options and Other Rights (see page 64)

Bluehill ID has authorized and implemented an executive share option plan and an executive bonus plan (collectively, the “Bluehill ID Option Plans”). Bluehill ID has a conditional share capital under which up to 4,000,000 bearer shares in Bluehill ID may be issued in connection with the Bluehill ID Option Plans. As of October 1, 2009, no options or awards had been issued or granted under the Bluehill ID Option Plans, but some options may be granted in the future pursuant to the terms of existing employment agreements. Options under the Bluehill ID Option Plans can only be granted within 60 days from publication of the audited annual report of Bluehill ID, which is expected to be no earlier than May 15, 2010. Bluehill ID has also granted to BH Capital Management AG, a company controlled and owned by Ayman S. Ashour and Mountain Partners AG, which is an affiliate of Daniel S. Wenzel and Dr. Cornelius Boersch, an option to purchase up to 3,914,790 bearer shares in Bluehill ID at an exercise price of CHF 1.00 per share until June 30, 2014 pursuant to that certain call option agreement dated September 8, 2009 (the “Call Option Agreement”). In addition, former shareholders of subsidiaries of Bluehill ID, including Yoonison BV, ACiG AG, TagStar Systems GmbH, and Multicard GmbH, as well as a seller of assets acquired by Multicard AG, are parties to certain earn out agreements (collectively, the “Earn Out Agreements”), pursuant to which bearer shares in Bluehill ID are issuable to these beneficiaries upon the achievement of specified performance targets based on Bluehill ID’s and its subsidiaries’ sales and profits before taxes for 2009 and 2010. The actual number of bearer shares in Bluehill ID that are issuable under the Earn Out Agreements will be based on the average trading price of a bearer share in Bluehill ID during the month prior to issuance. Pursuant to the Business Combination Agreement, Bluehill ID has agreed to use all commercially reasonable efforts, adopt resolutions and enter into agreements, as may be required, with SCM and third parties such that, after the closing of the Offer, rights to acquire or receive shares of Bluehill ID pursuant to the Call Option Agreement, the Earn Out Agreements and the Bluehill ID Option Plans shall cease to represent a right to acquire bearer shares in Bluehill ID and shall instead represent a right to acquire shares of SCM common stock. For more information, see the section entitled “The Offer — Treatment of Options.”

Reasons for the Business Combination and Offer (see page 47)

SCM’s Reasons for the Business Combination and Offer

The SCM board of directors has concluded that the business combination with Bluehill ID presents a compelling strategic opportunity for SCM to accelerate the development of a leadership position in contactless markets and technology and to further diversify its business geographically. In reaching its decision to approve the business combination and the Offer, the SCM board of directors considered a number of factors including, among other factors:

•	the belief of the SCM board of directors that after the business combination, SCM will be better positioned to pursue and implement a strategy focused on the development of a leading position in the rapidly emerging market for contactless security and identity solutions and technologies;

•	the fact that both companies are focused on access control, identity management and RFID technologies and markets, which are important applications that leverage contactless technologies, and that each company operates under complementary brands within the RFID and smart card value chains;

•	the fact that Bluehill ID has a diverse customer base in Latin America, Asia and Europe that complements SCM’s business in those regions, and the belief that combining the two companies would further diversify and balance SCM’s business geographically;

•	the belief that the business combination would significantly increase SCM’s revenues, net income and internal resources and provide greater operational scale and financial solidity; and

•	the results of SCM’s due diligence review of Bluehill ID’s business, finances and operations and its evaluation of Bluehill ID’s management, competitive positions and prospects.

For more information regarding SCM’s reasons for approving the business combination and Offer, see the section entitled “The Offer — SCM’s Reasons for the Business Combination and Offer; Recommendation of the SCM Board of Directors.”

Bluehill ID’s Reasons for the Business Combination and Offer

In reaching its decision to approve the business combination and the Offer, Bluehill ID’s board of directors considered a number of factors including, among other factors:

•	the fact that the business combination will allow the Bluehill ID shareholders to gain an equity interest in SCM, thus providing a vehicle for continued participation by the Bluehill ID shareholders in the future performance not only of the business of Bluehill ID, but also of SCM;

•	the combined companies are expected to be well positioned to pursue and implement a united strategy focused on the concept of buy, build, and grow. The RFID industry in general and the ID segment in particular, is very fragmented and consolidation will be beneficial to the market, as well as Bluehill ID and SCM securityholders;

•	the likelihood in the judgment of the board of directors of Bluehill ID that the conditions to be satisfied prior to consummation of the business combination will be satisfied or waived; and

•	the cash position of each of Bluehill ID and SCM and the absence of any material debt of either of them.

For more information regarding Bluehill ID’s reasons for approving the business combination and the Offer, see the section entitled “The Offer — Bluehill ID’s Reasons for the Business Combination and Offer; Recommendation of the Bluehill ID Board of Directors.”

Both SCM and Bluehill ID believe that the business combination will be in the best interests of their respective stockholders and shareholders. However, achieving these anticipated benefits of the business combination is subject to risk and uncertainty, including those risks discussed in the section entitled “Risk Factors.”

Risk Factors (see page 9)

SCM and Bluehill ID are subject to numerous risks associated with their businesses and their industries. In addition, the business combination, including the possibility that the closing of the business combination may be delayed or not be completed at all, poses a number of unique risks to both SCM stockholders and Bluehill ID shareholders, including the following risks:

•	SCM and Bluehill ID may not realize all of the anticipated benefits of the business combination;

•	provisions of the Business Combination Agreement may deter alternative business combinations;

•	Bluehill ID’s current shareholders will own a large percentage of the SCM common stock after the business combination, and will have significant influence over the outcome of corporate actions requiring stockholder approval; and such stockholders’ priorities for SCM’s business may be different from SCM’s current stockholders;

•	if less than 90% of Bluehill ID’s current shareholders tender their shares in the Offer, SCM will not be able to effect a “squeeze out” merger under Swiss law and Bluehill ID will continue to have minority shareholders;

•	SCM and Bluehill ID both have incurred and will incur significant expenses as a result of the business combination, which will reduce the amount of capital available to fund the business after the business combination;

•	if SCM or Bluehill ID has to pay the termination fee, it could negatively affect SCM business operations or Bluehill ID business operations, respectively;

•	the market price of SCM common stock could decline as a result of the large number of shares that will become eligible for sale after the business combination;

•	Bluehill ID’s corporate records are incomplete and Bluehill ID’s title to certain interests may be subject to challenge;

•	SCM may not have uncovered all the risks associated with the acquisition of Bluehill ID and a significant liability may be discovered after the closing; and

•	if the conditions to the Offer are not met or waived, the business combination will not occur.

These risks and other risks are discussed in greater detail in the section entitled “Risk Factors” and elsewhere in this proxy statement and prospectus. SCM encourages you to read and consider all of these risks carefully.

Market Price and Dividend Information (see page 43)

The closing sale price per share of SCM common stock as reported on the NASDAQ Stock Market and on Xetra as reported on the Deutsche Boerse AG website and Wertpapier — Informationssystem of Boersen-Zeitung on September 18, 2009, the last full trading day prior to the public announcement of entry into the Business Combination Agreement, was $2.66 and €1.88, respectively, and the closing sale price per share of SCM common stock on November 9, 2009 (the last practicable trading date before the filing of this proxy statement and prospectus) as reported on the NASDAQ Stock Market and on Xetra as reported on the Deutsche Boerse AG website and Wertpapier — Informationssystem of Boersen-Zeitung was $2.89 and €1.79, respectively. Following the consummation of the business combination, SCM common stock, including the shares of SCM common stock issued in connection with the Offer, are expected to continue to trade on the NASDAQ Stock Market under the symbol “SCMM” and on the regulated market (Prime Standard) of the Frankfurt Stock Exchange under the symbol “SMY.” SCM has never declared or paid cash dividends on its capital stock. SCM currently intends to retain earnings, if any, to finance the growth and development of its business, and does not expect to pay any cash dividends to its stockholders in the foreseeable future. Payment of future dividends, if any, will be at the discretion of SCM’s board of directors.

The closing sale price per bearer share in Bluehill ID as reported on the Open Market of the Frankfurt Stock Exchange on September 18, 2009, the last full trading day prior to the public announcement of entry into the Business Combination Agreement, was €0.74, and the closing sale price per bearer share in Bluehill ID on November 9, 2009 (the last practicable trading date before the filing of this proxy statement and prospectus) as reported on the Open Market of the Frankfurt Stock Exchange was €0.87. Bluehill ID has never declared or paid cash dividends on its capital stock. Bluehill ID currently intends to retain earnings, if any, to finance the growth and development of its business, and does not expect to pay any cash dividends to its stockholders in the foreseeable future.

For more information, see the section entitled “Market Price and Dividend Information.”

Opinion of Jupiter to the Board of Directors of SCM (see page 54)

Jupiter Capital Services GmbH, the financial advisor of SCM, delivered a written opinion, dated September 16, 2009, addressed to the board of directors of SCM, to the effect that, as of the date of the opinion and based on and subject to various assumptions, qualifications, and limitations described in the opinion, the consideration to be to be paid by SCM in the transaction was fair, from a financial point of view, to SCM. The full text of this written opinion to the SCM board of directors, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this proxy statement and prospectus. Holders of SCM common stock are encouraged to read the opinion carefully in its entirety.

Overview of the Business Combination Agreement

The Business Combination Agreement contains the terms and conditions of the proposed combination of the businesses of SCM and Bluehill ID and the Offer.

Exclusivity

Until the earlier of either the closing of the Offer or the termination of the Business Combination Agreement, neither SCM nor Bluehill ID may, in addition to other restrictions, commence or continue discussions or negotiations with any third party regarding a transaction or series of transactions which are identical or similar (with regard to the economic or legal consequences to the respective party’s group) to the transaction contemplated by the Business Combination Agreement or which would result in such third party controlling the respective party.

Moreover, neither party to the Business Combination Agreement nor any of its subsidiaries shall without the prior written consent of the other party initiate discussions with any third party regarding any license or other transfer of rights or other transaction which could reasonably be expected to have a material adverse effect on the transaction.

In the event that one of the parties or any of its subsidiaries is contacted by a third party regarding a similar transaction, the respective party shall, to the extent permissible by its statutory confidentiality obligations (excluding contractual confidentiality undertakings), inform the other Party without undue delay that it has received such proposal by a third party and provide the details of such proposal including the identity of the third party. For a more complete discussion of the exclusivity provisions, see the section entitled “The Business Combination Agreement — Exclusivity.”

Conditions to Closing of the Offer

In order to consummate the Offer and effect the business combination, among other conditions, SCM stockholders must approve the Offer and, specifically, the issuance of shares of SCM common stock in connection with the Offer, and at least 75% of the outstanding bearer shares in Bluehill ID must be tendered in the Offer. For a summary of the conditions to the closing of the Offer, see the section entitled “The Business Combination Agreement — The Offer — Conditions to the Closing of the Offer” in this proxy statement and prospectus.

Termination of the Business Combination Agreement

It is possible that the business combination and the transactions contemplated by the Business Combination Agreement will not be completed. This might happen if, for example, SCM’s stockholders do not approve the issuance of the shares of SCM common stock in connection with the Offer or if other conditions to the closing of the Offer are not satisfied. For a more complete discussion of the manner in which the Business Combination Agreement may terminate, see the section entitled “The Business Combination Agreement — Termination” in this proxy statement and prospectus.

Termination Fee

In certain circumstances, SCM or Bluehill ID may be obligated to pay the other party a lump sum termination fee of either $1.5 million or $2.0 million depending on the reason for the termination. For a more complete discussion of the termination fee, see the section entitled “The Business Combination Agreement — Termination — Effect of Termination” in this proxy statement and prospectus.

Interests of SCM and Bluehill ID Directors and Executive Officers

SCM

To the knowledge of SCM, no director or executive officer of SCM, nor any of their affiliates, have any interests in the Offer that differ from, or are in addition to, their interests as holders of SCM common stock. As of November 9, 2009, the directors and executive officers of SCM, together with their affiliates, beneficially owned in the aggregate approximately 3,626,604 shares of SCM common stock (including options held by them that are exercisable within 60 days), entitling them to exercise approximately 14.4% of the voting power of the SCM common stock at the SCM special meeting.

As of November 9, 2009, Lincoln Vale beneficially owned and had the right to vote approximately 6.1% of the outstanding shares of SCM common stock. As of November 9, 2009, Lincoln Vale also beneficially owned approximately 9.8% of the outstanding bearer shares in Bluehill ID. Upon the closing of the Offer, it is anticipated that Lincoln Vale will beneficially own approximately 7.8% of the outstanding shares of SCM common stock. Dr. Hans Liebler, one of SCM’s directors, is a partner of Lincoln Vale and may be deemed to beneficially own, either directly or indirectly through limited partnerships, the shares beneficially owned by Lincoln Vale. As a substantial holder of both SCM and Bluehill ID, Lincoln Vale may have objectives and interests that are different than those of SCM’s other stockholders.

Bluehill ID

As of November 9, 2009, Bluehill ID beneficially owned and had the right to vote 1,201,004 shares of SCM common stock, and Ayman S. Ashour, Bluehill ID’s CEO and President of its board of directors, beneficially owned 104,000 shares, collectively representing approximately 5.2% of the outstanding shares of SCM common stock. The board of directors of Bluehill ID, including Messrs. Ashour and Wenzel and Dr. Boersch, will have the power to determine how the shares of SCM common stock will be voted at the SCM special meeting of its stockholders to consider the Offer and, specifically, the issuance of new shares of SCM common stock in connection with the Offer.

Certain members of the Bluehill ID board of directors and certain executive officers of Bluehill ID have interests in the business combination that may be different from, or in addition to, interests they may have as Bluehill ID shareholders. The Bluehill ID board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching their decision to approve the Business Combination Agreement and the Offer, and to recommend that the Bluehill ID shareholders accept the Offer.

As of November 9, 2009, the directors and executive officers of Bluehill ID, together with their affiliates, beneficially owned in the aggregate 22,174,687, or approximately 62% of, the bearer shares in Bluehill ID, entitling them to exercise approximately 57% of the voting rights of Bluehill ID. This includes an option to purchase 3,914,790 bearer shares in Bluehill ID at an exercise price of CHF 1.00 per share until June 30, 2014 pursuant to the Call Option Agreement held by BH Capital Management AG, a company controlled and owned by Ayman S. Ashour and Mountain Partners AG, which is an affiliate of Daniel S. Wenzel and Dr. Cornelius Boersch.

Ownership of SCM Following the Offer (see page 66)

After the business combination, the percentage ownership of the outstanding shares of SCM held by current SCM stockholders and current Bluehill ID shareholders will depend on the percentage of outstanding bearer shares in Bluehill ID that are tendered pursuant to the Offer. If all of the bearer shares in Bluehill ID currently outstanding (which excludes any bearer shares in Bluehill ID that may be issued or issuable after the date of this proxy statement and prospectus, including pursuant to the Call Option Agreement) are tendered in the Offer, post-Offer the current stockholders of SCM will hold approximately 60% of the outstanding shares of SCM common stock and the current shareholders of Bluehill ID will hold approximately 40% of the outstanding shares of SCM common stock. This includes 1,201,004 shares of SCM common stock, representing 4.8% of the currently outstanding shares of SCM common stock, that Bluehill ID holds. Immediately after the closing of the Offer, these shares are expected to continue to be held by Bluehill ID, but the board of directors of Bluehill ID may determine to sell these shares on terms to be determined by the board, including to a transferee that may be an affiliate of SCM or Bluehill ID or one of their respective officers and directors. In addition, it is currently anticipated that (i) Lincoln Vale will beneficially own approximately 7.8% of the outstanding shares of SCM common stock; (ii) Mountain Partners AG, together with its affiliates and certain related parties, including BH Capital Management AG, Daniel S. Wenzel and Dr. Cornelius Boersch, will directly or indirectly beneficially own approximately 25.2% of the outstanding shares of SCM common stock; and (iii) Ayman S. Ashour, Bluehill ID’s Chief Executive Officer and President of its board of directors, will directly or indirectly beneficially own, including through BH Capital Management AG, approximately 10.8% of the outstanding shares of SCM common stock.

Material U.S. Federal Income Tax Consequences of the Business Combination (see page 171)

Neither SCM nor Bluehill ID will recognize a gain or loss under U.S. tax law as a result of the consummation of the Offer. Holders of SCM common stock will also not recognize any gain or loss as a result of the Offer. For a complete discussion of the tax treatment of the business combination, see “Material United States Federal Income Tax Consequences of the Business Combination.”

Regulatory Approvals (see page 65)

The Offer is not subject to any federal, state or foreign regulatory approvals, other than the approval by the Securities and Exchange Commission of the Registration Statement on Form S-4 of which this proxy statement and prospectus is a part, the approval by the German Federal Financial Supervisory Authority (“BaFin”) of the German prospectus, and the approval for the listing of the new shares of SCM common stock on the NASDAQ Stock Market and the Frankfurt Stock Exchange.

NASDAQ and Frankfurt Stock Exchange Listing (see page 65)

The Business Combination Agreement provides that the approval for the listing on the NASDAQ Stock Market of the shares of SCM common stock to be issued in connection with the Offer is a condition precedent of the Offer, and neither party may waive this condition. In addition, the parties have agreed to use their respective commercially reasonable efforts to obtain the approval for the listing of the new shares of SCM common stock on the Frankfurt Stock Exchange as soon as reasonably practicable after the closing of the Offer.

Anticipated Accounting Treatment (see page 66)

SCM will account for the business combination as a purchase of the business, which means that the assets and liabilities of Bluehill ID will be recorded at their fair value and the results of operations of Bluehill ID will be included in SCM’s results from and after the effective time of the business combination. The purchase method of accounting is based on Accounting Standards Codification 805-10, Business Combinations.

Appraisal Rights and Dissenters’ Rights (see page 65)

SCM stockholders are not entitled to dissenters’ rights or appraisal rights under the Delaware General Corporation Law, Swiss corporate law, or German corporate law, in connection with the business combination or the Offer.

SCM Board and Management (see page 149)

Following the closing of the Offer, the board of directors of SCM will consist of nine directors, comprised of six current SCM directors and three designees of Bluehill ID. For a complete discussion of the expected board of directors following the closing of the offer, compensation of directors, and compensation of executives, see the sections entitled “Management.”

Comparison of Stockholder Rights (see page 176)

The rights of holders of bearer shares in Bluehill ID are governed by Bluehill ID’s articles of incorporation and Swiss corporate law. The rights of SCM stockholders are governed by SCM’s certificate of incorporation, SCM’s bylaws and Delaware law. Accordingly, the rights associated with bearer shares in Bluehill ID are different from the rights associated with SCM common stock. After the business combination, Bluehill ID shareholders who have tendered their bearer shares in Bluehill ID will become SCM stockholders and will have rights that are different from those they have now as Bluehill ID shareholders. See the section entitled “Comparison of Stockholders Rights and Corporate Governance Matters” for a discussion of certain aspects of Delaware corporate law and Swiss law, and the different rights associated with SCM common stock and bearer shares in Bluehill ID.

The SCM Special Meeting Of Stockholders (see page 187)

The SCM special meeting will be held at SCM’s United States office, located at 1900 Carnegie Avenue, Building B, Santa Ana, California 92705, at 1:00 p.m., local time, on December 18, 2009. Only holders of record of SCM common stock at the close of business on November 9, 2009 (the “SCM record date”) are entitled to notice of, attendance at and to vote at, the SCM special meeting. As of the record date for the SCM special meeting, there were 25,134,985 shares of SCM common stock outstanding and entitled to vote at the SCM special meeting, held by approximately 352 holders of record. Each holder of SCM common stock is entitled to one vote for each share of SCM common stock owned as of the SCM record date.

There are two proposals at the SCM special meeting. The first is a proposal to approve the Offer and, specifically, the issuance of new shares of SCM common stock in connection with the Offer to effect the business combination proposed under the Business Combination Agreement. The second is a proposal to consider and vote upon a motion to adjourn or postpone the SCM special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the first proposal. If you are an SCM stockholder, failure to return your proxy card or otherwise provide proxy instructions or vote your shares in person will result in your shares not being counted for purposes of determining whether a quorum is present at the SCM special meeting. In the event that a quorum is not reached or the necessary votes are not received, the SCM special meeting will have to be adjourned and recalled to obtain a quorum and the necessary votes.

RISK FACTORS

The business combination and the Offer involves risks for SCM stockholders and Bluehill ID shareholders. SCM stockholders will be choosing to permit significant dilution of their percentage ownership of SCM by voting in favor of the Offer and, specifically, the issuance of additional shares of SCM common stock in connection with the Offer in order to complete the transaction. SCM’s and Bluehill ID’s businesses and results of operations are subject to numerous risks, uncertainties, and other factors that you should be aware of, some of which are described below. Any of the risks, uncertainties and other factors could have a materially adverse effect on SCM’s or Bluehill ID’s respective business, financial condition, results of operations, cash flows or product market share and could cause the trading price of their stock to decline substantially. In addition to the risks that the businesses of SCM and Bluehill ID currently face, after the business combination, the combined companies will be faced with a market environment that cannot be predicted and that involves significant risks, many of which will be beyond their control. These risk factors are not intended to represent a complete list of all of the general or specific risk factors that may affect SCM, Bluehill ID or the combined companies, and these risk factors may not be exhaustive. You should carefully consider the risks described below and the other information contained in this proxy statement and prospectus, including the matters addressed in the section entitled “Cautionary Statement Concerning Forward-Looking Statements,” before deciding how to vote your shares of SCM common stock.

Risks Relating to the Business Combination and Offer

SCM and Bluehill ID may not realize all of the anticipated benefits of the business combination.

To be successful after the business combination, SCM and Bluehill ID will need to integrate their current businesses, operations and structure. The combination of two independent companies is a complex, costly and time-consuming process. As a result, the combined companies will be required to devote significant management attention and resources to integrating the diverse business practices and operations of SCM and Bluehill ID. The integration process may divert the attention of the combined companies’ executive officers and management from day-to-day operations and disrupt the business of either or both of the companies and, if implemented ineffectively, preclude realization of the expected benefits of the business combination. The failure of the combined companies to meet the challenges involved in successfully integrating the operations of SCM and Bluehill ID or otherwise to realize any of the anticipated benefits of the business combination could cause an interruption of, or a loss of momentum in, the activities of the combined companies and could adversely affect its results of operations. In addition, the overall integration of the two companies may result in unanticipated problems, expenses, liabilities, competitive responses and loss of customer relationships, and may cause SCM’s stock price to decline. The difficulties of combining the operations of the companies include, among others:

•	maintaining employee morale and retaining key employees;

•	preserving important strategic and customer relationships;

•	the diversion of management’s attention from ongoing business concerns;

•	coordinating geographically separate organizations;

•	unanticipated issues in integrating information, communications and other systems;

•	coordinating marketing functions;

•	consolidating corporate and administrative infrastructures and eliminating duplicative operations; and

•	integrating the cultures of SCM and Bluehill ID.

In addition, even if the businesses and operations of SCM and Bluehill ID are integrated successfully, the combined companies may not fully realize the expected benefits of the business combination, including sales or growth opportunities that were anticipated, within the anticipated time frame, or at all. Further, because the businesses of SCM and Bluehill ID differ, the results of operations of the combined companies and the market price of SCM common stock after the business combination may be affected by factors different from those existing prior to the business combination and may suffer as a result of the business combination. Bluehill ID’s anticipated growth and expansion from the combination with SCM may not be realized to the extent or in the time frame expected.

Cross product sales, increased geographical sales coverage and other synergies may not occur or develop to the extent envisioned for the future. As a result, SCM and Bluehill ID cannot assure you that the integration of the businesses and operations of SCM with Bluehill ID will result in the realization of the full benefits anticipated from the business combination.

Provisions of the Business Combination Agreement may deter alternative business combinations.

Restrictions in the Business Combination Agreement prohibit, in certain contexts, SCM and Bluehill ID from soliciting any acquisition proposal or offer for a combination with any other party, including a proposal that could be advantageous to the stockholders of SCM or shareholders of Bluehill ID when compared to the terms and conditions of the transaction described in this proxy statement and prospectus. In addition, if the Business Combination Agreement is terminated under certain specified circumstances relating to effecting a business combination with a different party, SCM or Bluehill ID may be required to pay the other party a lump sum termination fee of $1.5 million or $2.0 million depending on the reason for the termination. These provisions may deter third parties from proposing or pursuing alternative business combinations that could result in greater value to SCM stockholders or Bluehill ID shareholders than the business combination.

The amount of consideration in the Offer is fixed and not subject to adjustment based on the market price of SCM common stock.

Holders of bearer shares in Bluehill ID who tender their shares pursuant to the Offer will receive 0.52 shares of SCM common stock for each bearer share in Bluehill ID tendered. The Business Combination Agreement does not include an adjustment mechanism based on increases or decreases in the market price of SCM common stock for the determination of the amount of consideration that will be paid.

The value of SCM common stock issued in the transaction will depend on its market price at the time of the closing of the Offer, as the exchange ratio for the bearer shares in Bluehill ID at the closing of the Offer is fixed.

Pursuant to the Business Combination Agreement, the share exchange ratio of 0.52 shares of SCM common stock that Bluehill ID shareholders will receive for each bearer share in Bluehill ID tendered is unaffected by the share price of SCM common stock, as reflected on the NASDAQ Stock Market or the Frankfurt Stock Exchange. Increases in the value of SCM common stock or decreases in the value of Bluehill ID stock will result in a higher price being paid by SCM for bearer shares in Bluehill ID and more value received by Bluehill ID shareholders in the business combination. Pursuant to the Business Combination Agreement, SCM will not have the right to terminate or renegotiate the Business Combination Agreement as a result of any increase in the price per share or value of the SCM common stock.

The market price of SCM common stock could decline as a result of the large number of shares that will become eligible for sale after the business combination.

If the transaction is consummated, the new shares of SCM common stock issued will become saleable immediately following the closing of the Offer. Consequently, a substantial number of additional shares of SCM common stock will be eligible for resale in the public market. Current stockholders of SCM and former shareholders of Bluehill ID may not wish to continue to invest in the operations of the combined companies after the business combination, or for other reasons, may wish to dispose of some or all of their interests in SCM after the business combination. Sales of substantial numbers of shares of both the newly issued and the existing SCM common stock in the public market following the business combination could adversely affect the market price of such shares.

The issuance of shares of SCM common stock to Bluehill ID shareholders in connection with the Offer will substantially reduce the percentage ownership of current SCM stockholders.

If the Offer is completed and assuming that all currently outstanding bearer shares in Bluehill ID are tendered during the course of the Offer, SCM and Bluehill ID expect that SCM will issue approximately 16,562,015 shares of SCM common stock as consideration for the outstanding bearer shares in Bluehill ID. This does not include shares of SCM common stock that may be issued or be issuable due to the conversion of options or rights to acquire or receive bearer shares in Bluehill ID in connection with the transactions contemplated by the Business Combination

Agreement. SCM stockholders will continue to own their existing shares of SCM common stock, which will not be affected by the business combination, except that the issuance of the shares of SCM common stock described above will cause a significant reduction in the relative percentage interests of current SCM stockholders in earnings and voting, as well as liquidation, book and market value.

Bluehill ID’s current shareholders will own a large percentage of the SCM common stock after the business combination, and will have significant influence over the outcome of corporate actions requiring stockholder approval; such stockholders’ priorities for SCM’s business may be different from SCM’s current stockholders.

If all of the bearer shares in Bluehill ID currently outstanding (which excludes any bearer shares in Bluehill ID that may be issued or issuable after the date of this proxy statement and prospectus, including pursuant to the Call Option Agreement) are tendered in the Offer, post-Offer the current stockholders of SCM will hold approximately 60% of the outstanding shares of SCM common stock and the current shareholders of Bluehill ID will hold approximately 40% of the outstanding shares of SCM common stock. This includes 1,201,004 shares of SCM common stock, representing 4.8% of the currently outstanding shares of SCM common stock, that Bluehill ID holds. Accordingly, such former Bluehill ID shareholders may be able to significantly influence the outcome of any corporate transaction or other matter submitted to the SCM stockholders for approval, including the election of directors, any merger, consolidation or sale of all or substantially all of SCM’s assets or any other significant corporate transaction, such that such former shareholders of Bluehill ID could delay or prevent a change of control of SCM, even if such a change of control would benefit SCM’s other stockholders. The interests of such former Bluehill ID shareholders may differ from the interests of other stockholders.

SCM’s interests in Bluehill ID may be further diluted.

Bluehill ID is a party to the Call Option Agreement with BH Capital Management AG, a company controlled and owned by Ayman S. Ashour and Mountain Partners AG, which is an affiliate of Daniel S. Wenzel and Dr. Cornelius Boersch, dated September 8, 2009, which grants BH Capital Management AG an option to purchase up to 3,914,790 bearer shares in Bluehill ID. In addition, former shareholders of subsidiaries of Bluehill ID, including Yoonison BV, ACiG AG, TagStar Systems GmbH, and Multicard GmbH, as well as a seller of assets acquired by Multicard AG, are parties to the Earn Out Agreements, pursuant to which bearer shares in Bluehill ID will be issued to these beneficiaries upon the achievement of specific performance targets. The actual number of bearer shares in Bluehill ID that are issuable under the Earn Out Agreements will be based on the average trading price of a bearer share in Bluehill ID in the month prior to issuance. Based on an average price per share of a bearer shares in Bluehill ID during the month of September 2009 of €0.77818, up to an aggregate of 1,161,685 bearer shares in Bluehill ID could be issuable under the Earn Out Agreements. Bluehill ID has also authorized and implemented the Bluehill ID Option Plans. Bluehill ID has a conditional share capital under which up to 4,000,000 bearer shares in Bluehill ID may be issued in connection with the Bluehill ID Option Plans. Pursuant to the Business Combination Agreement, Bluehill ID will use all commercially reasonable efforts, adopt resolutions and enter into agreements, as may be required, with SCM and third parties such that, after the closing of the Offer, the Call Option Agreement, the Earn Out Agreements and the Bluehill ID Option Plans shall cease to represent a right to acquire or receive shares in Bluehill ID and shall instead represent a right to acquire or receive shares of SCM common stock. If, however, respective counter-parties do not enter into such agreements, these counter-parties remain entitled to acquire or receive bearer shares in Bluehill ID, which could lead to a dilution of SCM with regard to its interests in Bluehill ID.

If less than 90% of Bluehill ID’s current shareholders tender their shares in the Offer, SCM will not be able to effect a “squeeze-out” merger under Swiss law and Bluehill ID will continue to have minority shareholders.

If 90% or more of Bluehill ID’s shareholders tender their shares in the Offer, under Swiss law, SCM would be able to effect a “squeeze-out” merger of Bluehill ID, pursuant to which Bluehill ID would be merged with and into a wholly-owned subsidiary of SCM to be newly formed, resulting in the dissolution of Bluehill ID. If SCM does not acquire at least 90% of Bluehill ID, there is a risk that the squeeze-out merger would not be approved by the required

90% of votes of Bluehill ID, and therefore a squeeze-out merger would not be possible. As a result, Bluehill ID would remain a separate legal entity and Bluehill ID’s remaining minority shareholders will continue to have certain rights as provided by Swiss corporate law or under Bluehill ID’s articles of incorporation which will restrict SCM’s and Bluehill ID’s corporate flexibility and result in additional costs to SCM and Bluehill ID. Such minority rights include the right to participate at shareholder meetings, the right to information, the right to initiate a special audit, the right to call a meeting of shareholders, the right to profit and liquidation proceeds, and pre-emptive subscription rights.

If the conditions to the Offer are not met or waived, the business combination will not occur.

Even if the Offer and the issuance of the shares of SCM common stock to be issued in the Offer are approved by the stockholders of SCM, specified conditions must be satisfied or waived to complete the Offer. These conditions are described in the Business Combination Agreement attached hereto as Annex A. SCM cannot assure you that all of the conditions will be satisfied. If the conditions are not satisfied or waived, the business combination will not occur or will be delayed, which would result in the loss of some or all of the expected benefits of the business combination.

Certain conditions of the Offer may be waived by SCM without re-soliciting SCM stockholder approval.

The Offer is subject to the satisfaction of certain conditions set forth in the Business Combination Agreement. SCM may entirely or partially waive certain of these conditions at its sole discretion until the end of the working day prior to the expiration of the Offer. In the event of a waiver of any condition, SCM will not be required to resolicit the SCM stockholders, and may complete the transaction without seeking further stockholder approval.

The date on which the Offer will close is uncertain.

The date on which the Offer will close depends on the satisfaction of the conditions set forth in the Business Combination Agreement, or the waiver of certain of those conditions by SCM or Bluehill ID. While SCM expects to complete the business combination near the beginning of 2010, the completion date of the transaction might be earlier or later than expected because of unforeseen events.

If NASDAQ determines that the business combination will result in a change of control of SCM, SCM will be required to submit an initial listing application and meet all initial NASDAQ Stock Market inclusion criteria.

In connection with the proposed business combination, NASDAQ will review the terms and anticipated effect of the business combination to determine if a “change of control” will be deemed to occur under its rules. If NASDAQ determines that the business combination will result in a change of control of SCM, SCM will be required to submit an initial listing application and meet all initial NASDAQ inclusion criteria as set forth in the Marketplace Rules of NASDAQ, and pay all applicable fees, before consummation of the transaction. If SCM is required to submit an initial listing application, NASDAQ’s review of such application may take several weeks, which could cause a delay in the consummation of the Offer. There is also a risk that SCM will not meet NASDAQ’s listing requirements and that NASDAQ may not approve the initial listing application without substantial revision or delay, or at all.

If the business combination is not consummated, SCM may not be successful in its strategy to grow revenue and increase its operational scale.

One of the components of SCM’s growth strategy is to increase its revenues and operational scale through merger and acquisition activity. If the proposed business combination with Bluehill ID is not consummated, then SCM may not be able to increase its revenues or operational scale as rapidly as it has planned, or at all. If SCM is unable to increase its revenues or is not able to increase its operational scale, it may not be able to fully leverage its global infrastructure, or to pursue its other growth strategies effectively. SCM may elect to pursue mergers or acquisitions with other companies, and there is no guarantee that these efforts will be successful. Additionally, if the transaction is not consummated, then the financial and other resources that SCM has expended on the transaction may not be recoverable.

Bluehill ID’s business may be negatively affected if the transaction is not consummated and Bluehill ID remains a stand-alone entity.

Bluehill ID’s business may be negatively affected if the transaction is not consummated and Bluehill ID remains a stand-alone entity. If the business combination is not completed, the consequences could adversely affect Bluehill ID’s business and results of operations, including the following:

•	Bluehill ID would not realize the benefits expected from becoming part of SCM, including the potentially enhanced financial and competitive position;

•	Bluehill ID may be required to pay SCM a lump sum termination fee of either $1.5 million or $2.0 million depending on the reason for the termination;

•	some costs related to the transaction, such as legal, accounting and financial advisor fees, must be paid even if the transaction is not completed;

•	activities relating to the transaction and related uncertainties may divert Bluehill ID management’s attention away from day-to-day business and cause substantial disruptions among its employees and relationships with customers and business partners, thus detracting from its ability to grow revenue and minimize costs and possibly leading to a loss of revenue and market position that it may not be able to regain if the business combination does not occur; and

•	Bluehill ID may be unable to locate another entity to combine with at a later date, or under terms as favorable as those in the Business Combination Agreement.

SCM’s financial projections and the Bluehill ID financial projections are only estimates of future results and there is no assurance that actual results will not be different.

The SCM financial projections created by SCM and the Bluehill ID financial projections created by Bluehill ID are only estimates of possible future operating results and not guarantees of future performance. The future operating results of SCM and Bluehill ID and the combined companies will be affected by numerous factors, including those discussed in this “Risk Factors” section of this proxy statement and prospectus. SCM stockholders and Bluehill ID shareholders should not assume that future operating results will conform to either the SCM financial projections or the Bluehill ID financial projections. The actual operating results will likely differ from these financial projections.

SCM and Bluehill ID both have incurred and will incur significant expenses as a result of the business combination, which will reduce the amount of capital available to fund the combined companies.

SCM and Bluehill ID have incurred, and will continue to incur, significant expenses related to the business combination. These expenses include investment banking fees, legal fees, accounting fees, and printing and other costs. There may also be unanticipated costs related to the business combination. As a result, the combined companies will have less capital available to fund their activities after the business combination.

The shares of SCM common stock to be received by Bluehill ID shareholders as a result of the transaction will have different rights from the bearer shares in Bluehill ID.

The rights of holders of bearer shares in Bluehill ID are governed by Bluehill ID’s articles of incorporation and Swiss corporate law. The rights of SCM stockholders are governed by SCM’s certificate of incorporation, SCM’s bylaws and Delaware law. Accordingly, the rights associated with bearer shares in Bluehill ID are different from the rights associated with SCM common stock. After the business combination, Bluehill ID shareholders who have tendered their bearer shares in Bluehill ID will become SCM stockholders and will have rights that are different from those they have now as Bluehill ID shareholders. See the section entitled “Comparison of Stockholders Rights and Corporate Governance Matters” for a discussion of certain aspects of Delaware corporate law and Swiss corporate law, and the different rights associated with SCM common stock and bearer shares in Bluehill ID.

After the business combination, SCM will continue to incur significant costs as a result of operating as a public company, and its management may be required to devote substantial time to compliance initiatives.

As a U.S. public company, SCM currently incurs significant legal, accounting and other expenses. In addition, the Sarbanes-Oxley Act, as well as rules subsequently implemented by the Securities and Exchange Commission and the NASDAQ Stock Market, have imposed various requirements on public companies, including requiring establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. SCM’s management and other personnel devote a substantial amount of time and financial resources to these compliance initiatives.

After the business combination, Bluehill ID, as a subsidiary of SCM, will be subject to the Sarbanes-Oxley Act, and SCM will continue to be subject to all of the same obligations. Bringing Bluehill ID into compliance will require significant expenditures and place additional demands on SCM’s management and may divert management’s time and attention away from the day-to-day operations of the business. These obligations may also require SCM to hire additional personnel after the business combination. Bluehill ID is currently evaluating its internal controls systems in order to enable SCM to report on, and SCM’s independent registered public accounting firm after the business combination to attest to, internal controls, as required by Section 404 of the Sarbanes-Oxley Act. SCM and Bluehill ID cannot be certain as to the timing of completion of the evaluation, testing and remediation actions or the impact of the same on the operations of SCM after the business combination. If, after the business combination, SCM fails to staff its accounting and finance function adequately, or maintain internal controls adequate to meet the demands that are placed upon it as a U.S. public company, including the requirements of the Sarbanes-Oxley Act, it may be unable to report its financial results accurately or in a timely manner and its business and stock price may suffer. The costs of being a public company, as well as diversion of management’s time and attention, may have a material adverse effect on SCM’s future business, financial condition and results of operations.

Qualified management, marketing, and sales personnel are difficult to locate, hire and train, and if SCM cannot attract and retain qualified personnel after the business combination, it will harm the ability of the business to grow.

SCM and Bluehill ID have each grown their businesses through the services of many people. The success of the combined companies depends, in part, on the continued service of key managerial, marketing and sales personnel. Competition for qualified management, technical, sales and marketing employees is intense. In addition, the personnel policies and practices of SCM and Bluehill ID may be less compatible than anticipated and, after the business combination, some employees might leave the combined companies and go to work for competitors. SCM cannot assure you that it will be able to attract, retain and integrate employees to develop and continue its business and strategies after the business combination.

Completion of the business combination will require a significant amount of attention from SCM and Bluehill ID management and this diversion of management attention away from ongoing operations could adversely affect ongoing operations and business relationships.

Because completing the business combination requires a substantial amount of attention from the management of each of SCM and Bluehill ID, both SCM and Bluehill ID management will divert a significant amount of its attention away from the day-to-day operations of their respective businesses. As a result, SCM’s and Bluehill ID’s respective business relationships and ongoing operations may suffer during this period.

SCM may not have uncovered all the risks associated with the acquisition of Bluehill ID and a significant liability may be discovered after the closing of the Offer.

There may be risks that SCM failed to discover in the course of performing its due diligence investigations related to the acquisition of Bluehill ID, which could result in significant liabilities arising after the consummation of the transaction. The Business Combination Agreement does not provide for SCM’s indemnification by the former Bluehill ID shareholders against any of Bluehill ID’s liabilities, should they arise or become known after the closing of the Offer. Furthermore, there is no escrow account or indemnity agreement protecting SCM in the event of any breach of Bluehill ID’s representations and warranties in the Business Combination Agreement. Any significant liability that may arise may harm SCM’s business, financial condition, results of operations and prospects by requiring SCM to expend significant funds to satisfy such liability.

Bluehill ID’s corporate records may be incomplete.

Certain Bluehill ID Group Companies were not able to provide SCM with complete corporate records as part of the due diligence process in order to document the history of their share ownership, and certain share transfers may be non-compliant with form requirements applicable to such share transfer. Besides uncertainties as to the ownership in any such Bluehill ID Group Company, this could result in difficulties with performing corporate functions, future challenges to shareholders’ resolutions passed or potential litigation involving the Bluehill ID Group Company concerned. Any of the foregoing may have a material adverse effect on Bluehill ID’s business, financial condition or its results of operations.

Provisions of the Business Combination Agreement regarding the payment of a termination fee by SCM to Bluehill ID or by Bluehill ID to SCM could negatively affect Bluehill ID’s business operations or SCM’s business operations if the Business Combination Agreement is terminated.

In the event the transaction is terminated by SCM or Bluehill ID in circumstances that obligate either of SCM or Bluehill ID, as the case may be, to pay to the other party the lump sum termination fee of either $1.5 million or $2.0 million depending on the reason for the termination, the results of either SCM’s business operations or Bluehill ID’s business operations, as the case may be, may be adversely impacted.

SCM’s and Bluehill ID’s customers may seek to change the existing business relationship with SCM and Bluehill ID in reaction to the announcement or completion of the business combination.

In response to the announcement or completion of the business combination, existing or prospective customers of SCM and Bluehill ID may delay or defer their procurement or other decisions concerning SCM and Bluehill ID, or they may seek to change their existing business relationship. Any delay or deferral in product purchase or other decisions by customers could have a material adverse effect on SCM’s and Bluehill ID’s respective business, regardless of whether the transaction is ultimately completed.

Risks Relating to the Businesses of SCM and Bluehill ID

SCM and Bluehill ID may be exposed to risks of intellectual property infringement by third parties.

Each of SCM’s and Bluehill ID’s success depends significantly upon its proprietary technology. SCM and Bluehill ID currently rely on a combination of protection under patent, copyright and trademark laws, trade secrets, confidentiality agreements and contractual provisions to protect their proprietary rights, which afford only limited protection. SCM and Bluehill ID may not be successful in protecting their respective proprietary technology through patents; it is possible that no new patents will be issued, that its proprietary products or technologies are not patentable or that any issued patents will fail to provide SCM and Bluehill ID with any competitive advantages.

There has been a great deal of litigation in the access control, identity management and RFID technology industry regarding intellectual property rights, and from time to time SCM and/or Bluehill ID may be required to use litigation to protect their respective proprietary technologies. This may result in SCM and/or Bluehill ID incurring substantial costs and they may not be successful in any such litigation.

Despite SCM’s and Bluehill ID’s efforts to protect their proprietary rights, third parties may attempt to copy aspects of their products or to use their proprietary information, software or trademarks without authorization either as a result of illegal behavior or due to the lack of adequate protection of the relevant products, information, software or trademarks of SCM or Bluehill ID. In addition, the laws of some foreign countries do not protect proprietary and intellectual property rights to the same extent as do the laws of the U.S. Because many of their products are sold and a significant portion of their business is conducted outside the U.S., SCM’s and Bluehill ID’s exposure to intellectual property risks may be higher. There is also a risk that SCM’s and Bluehill ID’s competitors will independently develop similar technology or duplicate their products or design successfully circumventing patents or other intellectual property rights. If the combined companies are unsuccessful in protecting their intellectual property or its products or technologies are duplicated by others, the combined companies could be harmed.

SCM and Bluehill ID face risks from future claims of third parties and litigation.

From time to time, SCM and Bluehill ID may be subject to claims of third parties, possibly resulting in litigation, which could include, among other things, claims regarding infringement of the intellectual property rights of third parties, product defects, employment-related claims, and claims related to acquisitions, dispositions or restructurings. Any such claims or litigation may be time-consuming and costly, divert management resources, cause product shipment delays, require SCM or Bluehill ID to redesign their products, require SCM or Bluehill ID to accept returns of products and to write off inventory, or have other adverse effects on its their business. Any of the foregoing could have a material adverse effect on SCM’s or Bluehill ID’s business, financial condition and results of operations. In addition, the cost of defending any such litigation, even if resolved favorably, could be substantial. Such litigation could also substantially divert the attention of management.

For example, in connection with its acquisition of Hirsch Electronics Corporation, a complaint was filed against SCM, Felix Marx, and Hirsch Electronics Corporation alleging multiple causes of action in connection with SCM’s acquisition of Hirsch Electronics Corporation and a pre-existing settlement agreement. The case was ultimately settled, however other potential lawsuits could arise in connection with SCM’s acquisition activities that may be concluded in a manner adverse to SCM that could have a material adverse effect on its business, financial condition, and results of operations.

SCM expects the likelihood of intellectual property infringement and misappropriation claims may increase as the number of products and competitors in its markets grows, intellectual property used by it or Bluehill ID for their products and applications may not always be adequately protected, and SCM and Bluehill ID increasingly incorporate third-party technology into their products. As a result of infringement claims, SCM and Bluehill ID could be required to license intellectual property from a third-party or redesign their products. Licenses may not be offered when needed or on acceptable terms. If SCM or Bluehill ID do obtain licenses from third parties, they may be required to pay license fees or royalty payments or they may be required to license some of their intellectual property to others in return for such licenses. If SCM or Bluehill ID is unable to obtain a license that is necessary for it or its third-party manufacturers to manufacture its allegedly infringing products, they could be required to suspend the manufacture of products or stop its suppliers from using processes that may infringe the rights of third parties. SCM also may be unsuccessful in redesigning its products. SCM’s and Bluehill ID’s suppliers and customers may be subject to infringement claims based on intellectual property included in their products. SCM historically has agreed to indemnify its suppliers and customers for patent infringement claims relating to its products. The scope of this indemnity varies, but may, in some instances, include indemnification for damages and expenses, including attorney’s fees. SCM or Bluehill ID may periodically engage in litigation as a result of these indemnification obligations. SCM’s and Bluehill ID’s insurance policies exclude coverage for third-party claims for patent infringement.

Changes to financial accounting standards may affect SCM’s results of operations and cause SCM or Bluehill ID to change its business practices.

SCM prepares its financial statements to conform with U.S. generally accepted accounting principals (“U.S. GAAP”). These accounting principles are subject to interpretation by the Financial Standards Accounting Board, the American Institute of Certified Public Accountants, the Securities and Exchange Commission and various other bodies formed to interpret and create appropriate accounting rules and policies. A change in those rules or policies could have a significant effect on SCM’s reported results and may affect its reporting of transactions completed before a change is announced. Any changes in accounting rules or policies in the future may result in significant accounting charges.

Bluehill ID’s historical financial statements have been prepared in accordance with International Financial Reporting Standards, as adopted by the International Accounting Standards Board (“IFRS/IASB”). These accounting principles are different than U.S. GAAP and are subject to different interpretations by the various financial institutions formed to interpret and create these appropriate accounting rules and policies. A change in those rules or policies could have a significant effect on Bluehill ID’s reported results and may affect its reporting of transactions completed before a change is announced. Any changes required in the future to conform to U.S. GAAP accounting rules or policies may have a significant effect on Bluehill ID’s reported results and may result in significant accounting charges.

Following completion of the business combination, SCM will be required to file a Current Report on Form 8-K with the Securities and Exchange Commission including financial statements of Bluehill ID audited in accordance with U.S. Generally Accepted Auditing Standards. If SCM fails to timely file this Form 8-K, or if SCM fails to timely file any other report required under Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, and such failure occurs during the twelve-month period prior to the filing by SCM of a registration statement, it will have forfeited its eligibility to use a registration statement on Form S-3.

SCM and Bluehill ID face risks associated with acquisitions and strategic transactions.

A component of each of SCM’s and Bluehill ID’s ongoing business strategies is to seek to buy businesses, products and technologies that complement or augment its existing businesses, products and technologies. SCM and Bluehill ID have in the past acquired or made, and from time to time in the future may acquire or make, investments in companies, products and technologies that it believes are complementary to its existing businesses, products and technologies.

Any future acquisition could expose the combined companies to significant risks, including, without limitation, the use of its limited cash balances or potentially dilutive stock offerings to fund such acquisitions; costs of any necessary financing, which may not be available on reasonable terms or at all; accounting charges SCM or Bluehill ID might incur in connection with such acquisitions; the difficulty and expense of integrating personnel, technologies, customer, supplier and distributor relationships, marketing efforts and facilities acquired through acquisitions; integrating internal controls over financial reporting; discovering and correcting deficiencies in internal controls and other regulatory compliance, data adequacy and integrity, product quality and product liabilities; diversion of management resources; failure to realize anticipated benefits; costly fees for legal and transaction-related services; and the unanticipated assumption of liabilities. Any of the foregoing could have a material adverse effect on SCM’s or Bluehill ID’s financial condition and results of operations. SCM or Bluehill ID may not be successful with any such acquisition.

Acquisitions and strategic investments may also lead to substantial increases in non-current assets, including goodwill. Write-downs of these assets due to unforeseen business developments may materially and adversely impact SCM’s or Bluehill ID’s financial condition and results of operations.

SCM’s business strategy also contemplates divesting portions of its business from time to time, if and when it believes it would be able to realize greater value for its stockholders in so doing. SCM has in the past sold, and may from time to time in the future sell, all or one or more portions of its business. Any divestiture or disposition could expose SCM to significant risks, including, without limitation, costly fees for legal and transaction-related services; diversion of management resources; loss of key personnel; and reduction in revenue. Further, SCM may be required to retain or indemnify the buyer against certain liabilities and obligations in connection with any such divestiture or disposition and it may also become subject to third-party claims arising out of such divestiture or disposition. In addition, SCM may not achieve the expected price in a divestiture transaction. Failure to overcome these risks could have a material adverse effect on SCM’s financial condition and results of operations.

SCM and Bluehill ID conduct a significant portion of their operations outside the U.S. Economic, political, regulatory and other risks associated with international sales and operations could have an adverse effect on the combined companies’ results of operations.

SCM conducts a substantial portion of its business in Europe and Asia. Approximately 57% of SCM’s revenue for the year ended December 31, 2008, 49% of SCM’s revenue for the year ended December 31, 2007 and 57% of SCM’s revenue for the year ended December 31, 2006 was derived from customers located outside the U.S. In addition to its corporate headquarters being located in Switzerland, Bluehill ID conducts a substantial portion of its business in Germany, and in the rest of Europe, Canada, Brazil, and Australia. Approximately 96% of Bluehill ID’s revenue for the six months ended June 30, 2009 and approximately 98% of revenue for the year ended December 31, 2008 was derived from customers located outside the U.S. Because a significant number of its and Bluehill ID’s principal customers are located in other countries, SCM anticipates that international sales will continue to account for a substantial portion of the combined companies’ revenues. As a result, a significant portion of the combined companies’ sales and operations may continue to be subject to risks associated with foreign operations, any of which could impact the combined companies’ sales and/or operational performance. These risks include, but are not limited to:

•	changes in foreign currency exchange rates;

•	changes in a specific country’s or region’s political or economic conditions and stability, particularly in emerging markets;

•	unexpected changes in foreign laws and regulatory requirements;

•	potentially adverse tax consequences;

•	longer accounts receivable collection cycles;

•	difficulty in managing widespread sales and manufacturing operations; and

•	less effective protection of intellectual property.

Sales of SCM’s and Bluehill ID’s products depend on the development of emerging applications in their target markets and on diversifying and expanding their customer base in new markets and geographic regions, and with new products.

SCM and Bluehill ID sell their products primarily to address emerging applications that have not yet reached a stage of mass adoption or deployment. For example, SCM sells its smart card readers for use in various RFID-based security programs in Europe, such as electronic driver’s licenses, national IDs and e-passports, which are applications that are not yet widely implemented. Bluehill ID sells its smart card readers for use in various smart card-based identification programs in Europe, such as transit, payments, ticketing, national and regional IDs and stadiums, which are applications that are not yet widely implemented. SCM and Bluehill ID are also focused on expanding sales of professional services, identity management and biometrics products and solutions. The market for some of these solutions is at an early stage of development compared to the market for traditional access control. Additionally, SCM and Bluehill ID have a strategy of expanding sales of existing product lines into new geographic markets and diversifying and expanding their customer base, and SCM has recently added sales resources to target authentication programs in the government and enterprise sectors in Asia, and has begun to target the photo kiosk markets in Europe and Asia. Further, SCM has initiated business development activities aimed at penetrating the worldwide financial services and enterprise markets with new contactless reader products.

Because the markets for SCM’s and Bluehill ID’s products are still emerging, demand for their products is subject to variability from period to period. There is no assurance that demand will become more predictable as additional smart card programs demonstrate success. If demand for products to enable smart card-based security applications does not develop further and grow sufficiently, SCM’s and Bluehill ID’s revenues and gross profit margins could decline or fail to grow. SCM and Bluehill ID cannot predict the future growth rate, if any, or size or composition of the market for any of their products. Neither SCM’s nor Bluehill ID’s target markets have consistently grown or developed as quickly as SCM or Bluehill ID expected, and SCM and Bluehill ID have experienced delays in the development of new products designed to take advantage of new market opportunities. Since new target markets are still evolving, it is difficult to assess the competitive environment or the size of the market that may develop. The demand and market acceptance for SCM’s and Bluehill ID’s products, as is common for new technologies, is subject to high levels of uncertainty and risk and may be influenced by various factors, including, but not limited to, the following:

•	general economic conditions, for example ongoing global economic uncertainty;

•	SCM’s and Bluehill ID’s ability to demonstrate to their potential customers and partners the value and benefits of new products;

•	the ability of SCM’s and Bluehill ID’s competitors to develop and market competitive solutions for emerging applications in their target markets and their ability to win business in advance of and against such competition;

•	the adoption and/or continuation of industry or government regulations or policies requiring the use of products such as SCM’s smart card readers;

•	the timing of large scale security programs involving smart cards and related technology by governments, banks and enterprises;

•	the ability of financial institutions, corporate enterprises, the U.S. government and other governments to agree on industry specifications and to develop and deploy security applications that will drive demand for reader solutions such as SCM’s and Bluehill ID’s; and

•	the ability of high capacity flash memory cards to drive demand for digital media readers, such as SCM’s, that enable rapid transfer of large amounts of data, for example digital photographs.

SCM and Bluehill ID are exposed to credit risk on their respective accounts receivables. This risk is heightened in times of economic weakness.

SCM and Bluehill ID are each exposed to credit risk in their respective accounts receivable, and this risk is heightened in times of economic weakness. In addition, SCM distributes its products both through third-party resellers and directly to certain customers, and a majority of its outstanding trade receivables are not covered by collateral or credit insurance. SCM may not be able to monitor and limit its exposure to credit risk on its trade and non-trade receivables and it may not be effective in limiting credit risk and avoiding losses.

Disruption in the global financial markets may adversely impact the availability and cost of credit.

SCM and Bluehill ID may seek or need to raise additional funds. SCM’s and Bluehill ID’s ability to obtain financing for general corporate and commercial purposes or acquisitions depends on their respective operating and financial performance, and is also subject to prevailing economic conditions and to financial, business and other factors beyond their control. The global credit markets and the financial services industry have been experiencing a period of unprecedented turmoil characterized by the bankruptcy, failure or sale of various financial institutions. An unprecedented level of intervention from the U.S. and other governments has been seen. As a result of such disruption, SCM’s and Bluehill ID’s ability to raise capital may be severely restricted and the cost of raising capital through such markets or privately may increase significantly at a time when SCM or Bluehill ID would like, or need, to do so. Either of these events could have an impact on SCM’s and Bluehill ID’s flexibility to fund their business operations, make capital expenditures, pursue additional expansion or acquisition opportunities, or make another discretionary use of cash and could adversely impact SCM’s and Bluehill ID’s financial results. In any case, there can be no assurance that such funds, if available at all, can be obtained on terms reasonable to SCM and Bluehill ID.

Continuing disruption in the global financial markets may adversely impact customers and customer spending patterns.

Continuing disruption in the global financial markets as a result of the ongoing global financial uncertainty may cause consumers, businesses and governments to defer purchases in response to tighter credit, decreased cash availability and declining consumer confidence. Accordingly, demand for SCM’s and Bluehill ID’s products could decrease and differ materially from their current expectations. For example, as part of SCM’s focus on the commercial and industrial markets, a portion of SCM’s business is subject to conditions in the commercial construction and renovation sector. A decline in new commercial construction or a significant decline in renovation projects due to the global economic recession could have a material adverse effect on the results of operations of this business. Further, some of SCM’s customers may require substantial financing in order to fund their operations and make purchases from SCM. The inability of these customers to obtain sufficient credit to finance purchases of SCM’s products and meet their payment obligations to SCM or possible insolvencies of SCM’s customers could result in decreased customer demand, an impaired ability for SCM to collect on outstanding accounts receivable, significant delays in accounts receivable payments, and significant write-offs of accounts receivable, each of which could adversely impact SCM’s financial results.

Disruption in the global financial markets may adversely impact suppliers.

SCM’s and Bluehill ID’s ability to meet customers’ demands depends, in part, on their ability to obtain timely and adequate delivery of quality materials, parts and components or products from its suppliers. Certain of SCM’s and Bluehill ID’s components are available only from a single source or limited sources. If certain key suppliers were to become capacity constrained or insolvent as a result of economic weakness either regionally or globally, it could result in a reduction or interruption in supplies or a significant increase in the price of supplies, each of which would adversely impact SCM’s and Bluehill ID’s financial results. In addition, credit constraints at key suppliers could result in accelerated payment of accounts payable by SCM and Bluehill ID, impacting SCM’s and Bluehill ID’s cash flows.

Changes in tax laws or the interpretation thereof, adverse tax audits and other tax matters may adversely affect SCM’s and Bluehill ID’s future results.

A number of factors impact SCM’s and Bluehill ID’s tax positions, including:

•	the jurisdictions in which profits are determined to be earned and taxed;

•	the resolution of issues arising from tax audits with various tax authorities;

•	changes in the valuation of deferred tax assets and liabilities;

•	adjustments to estimated taxes upon finalization of various tax returns;

•	increases in expenses not deductible for tax purposes; and

•	in the case of SCM, the repatriation of non-U.S. earnings for which SCM has not previously provided for U.S. taxes.

Each of these factors makes it more difficult for SCM and Bluehill ID to project or achieve expected tax results. An increase or decrease in SCM’s or Bluehill ID’s tax liabilities due to these or other factors could adversely affect its financial results in future periods.

Other Risks Relating to SCM’s Business

SCM has incurred operating losses and may not achieve profitability.

SCM has a history of losses with an accumulated deficit of $205.7 million as of June 30, 2009. SCM may not be able to achieve expected results, including any guidance or outlook it may provide from time to time. SCM may continue to incur losses and it may be unable to achieve or maintain profitability.

SCM’s quarterly and annual operating results fluctuate.

SCM’s quarterly and annual operating results have varied greatly in the past and will likely vary greatly in the future depending upon a number of factors. Many of these factors are beyond its control. SCM’s revenues, gross profit and operating results may fluctuate significantly from quarter to quarter due to, among other things:

•	business and economic conditions overall and in SCM’s markets;

•	the timing and amount of orders SCM receives from its customers that may be tied to budgetary cycles, seasonal demand, product plans or program roll-out schedules;

•	cancellations or delays of customer product orders, or the loss of a significant customer;

•	SCM’s ability to obtain an adequate supply of components on a timely basis;

•	poor quality in the supply of SCM’s components;

•	delays in the manufacture of SCM’s products;

•	the absence of significant backlog in SCM’s business;

•	SCM’s inventory levels;

•	SCM’s customer and distributor inventory levels and product returns;

•	competition;

•	new product announcements or introductions;

•	SCM’s ability to develop, introduce and market new products and product enhancements on a timely basis, if at all;

•	SCM’s ability to successfully market and sell products into new geographic or market segments;

•	the sales volume, product configuration and mix of products that SCM sells;

•	technological changes in the markets for SCM’s products;

•	the rate of adoption of industry-wide standards;

•	reductions in the average selling prices that SCM is able to charge due to competition or other factors;

•	strategic acquisitions, sales and dispositions;

•	fluctuations in the value of foreign currencies against the U.S. dollar;

•	the timing and amount of marketing and research and development expenditures;

•	loss of key personnel; and

•	costs related to events such as dispositions, organizational restructuring, headcount reductions, litigation or write-off of investments.

Due to these and other factors, SCM’s revenues may decrease from their current levels. Because a majority of its operating expenses are fixed, a small variation in SCM’s revenues can cause significant variations in its operational results from quarter to quarter and its operating results may vary significantly in future periods. Therefore, SCM’s historical results may not be a reliable indicator of its future performance.

It is difficult to estimate operating results prior to the end of a quarter.

SCM’s two main components of revenues in any given quarter are sales of physical access control solutions and smart card reader technology. In SCM’s physical access control business, sales tend to be relatively linear (regularly spaced throughout the quarter) because they are tied to large projects with more predictable timelines. Historically, many of SCM’s smart card reader customers have tended to make a significant portion of their purchases towards the end of the quarter, in part because they believe they are able to negotiate lower prices and more favorable terms. As a result, smart card reader revenue in any quarter depends on contracts entered into or orders booked and shipped in that quarter. This makes it difficult to predict revenues both in SCM’s smart card reader business and for the company overall. The timing of closing larger orders increases the risk of quarter-to-quarter fluctuation in revenues. If orders forecasted for a specific group of customers for a particular quarter are not realized or revenues are not otherwise recognized in that quarter, SCM’s operating results for that quarter could be materially adversely affected. In addition, from time to time, SCM may experience unexpected increases or decreases in demand for its products resulting from fluctuations in its customers’ budgets, purchasing patterns or deployment schedules. These occurrences are not always predictable and can have a significant impact on SCM’s results in the period in which they occur.

SCM is subject to a lengthy sales cycle and additional delays could result in significant fluctuations in its quarterly operating results.

SCM’s initial sales cycle for a new customer usually takes a minimum of six to nine months, and even in the case of established customers, it may take up to a year for SCM to receive approval for a given purchase from the customer. During this sales cycle, SCM may expend substantial financial and managerial resources with no assurance that a sale will ultimately result. The length of a new customer’s sales cycle depends on a number of factors, many of which SCM may not be able to control. These factors include the customer’s product and technical requirements and the level of competition SCM faces for that customer’s business. Any delays in the sales cycle for new customers could delay or reduce SCM’s receipt of new revenue and could cause SCM to expend more resources to obtain new customer wins. If SCM is unsuccessful in managing sales cycles, its business could be adversely affected.

A significant portion of SCM’s sales typically come from a small number of customers, and the loss of one or more of these customers or variability in the timing of orders could negatively impact SCM’s operating results.

SCM’s products are generally targeted at original equipment manufacturers (“OEM”) customers in the consumer electronics, digital photo processing and computer industries, as well as the government sector, the financial sector and corporate enterprises. Sales to a relatively small number of customers historically have accounted for a significant percentage of SCM’s revenues. Sales to SCM’s top ten customers accounted for approximately 48% of SCM’s revenue in the second quarter of 2009 and 58% of revenue in 2008. SCM expects that sales of its products to a relatively small number of customers will continue to account for a high percentage of its total sales for the foreseeable future, particularly in its Digital Media and Connectivity business, where approximately two-thirds of SCM’s business has typically been generated by two or three customers. The loss of a customer or reduction of orders from a significant customer, including those due to product performance issues, changes in customer buying patterns, or market, economic or competitive conditions in its market segments, could significantly lower SCM’s revenues in any period and would increase its dependence on a smaller group of its remaining customers. For example, in the first quarter of 2009, sales of SCM’s digital media readers were significantly lower than in previous quarters due to reduced orders from one major customer in this business. Variations in the timing or patterns of customer orders could also increase SCM’s dependence on other customers in any particular period. Dependence on a small number of customers and variations in order levels period to period could result in decreased revenues, decreased margins, and/or inventory or receivables write-offs and otherwise harm SCM’s business and operating results.

A significant portion of SCM’s revenue is dependent upon sales to government programs, which are impacted by uncertainty of timelines and budgetary allocations, delays in developing technology standards, and changes in laws or regulations pertaining to security.

Large government programs are a primary target for SCM’s Security and Identity Solutions business, as smart card technology is increasingly used to enable applications ranging from authorizing building and network access for federal employees to paying taxes online, to citizen identification, to receiving health care. Sales to U.S. government agencies and other entities comprise a significant portion of SCM’s sales. Additionally, SCM has sold a significant proportion of its smart card reader products to the U.S. government for PC and network access by military and federal employees, and these sales have been an important component of SCM’s overall revenue.

Government-sponsored projects are typically characterized by the uncertainty of their timelines and budget allocations and delays in developing technology standards to enable program applications. Additionally, many government programs are subject to changes in laws or regulations, such as those pertaining to authentication of government personnel, trade practices or health insurance documentation. Changes in fiscal policies or decreases in available government funding or grants could adversely affect SCM’s sales, as could changes in government programs or applicable requirements. Additionally, discontinuance of, changes in, or lack of adoption of laws or regulations pertaining to security could adversely affect SCM’s financial performance.

In recent periods, SCM has experienced a significant decrease in sales of its external smart card readers to the U.S. government, primarily due to weaker demand in this market as a result of ongoing project and budget delays and a movement by the U.S. government towards purchasing computer equipment with embedded reader capabilities. SCM continues to believe that it remains a leading supplier of smart card reader technology to the U.S. government sector and that it is not losing market share to competitors. However, lower overall market demand and the replacement of external smart card reader sales with sales of lower-priced interface chips for embedded readers have resulted in reduced revenue from the U.S. government sector, which SCM believes is not likely to consistently return to previous levels.

SCM anticipates that a significant portion of its future revenues will come from government programs outside the U.S., such as national identity, e-government, e-health and others applications. SCM currently supplies smart card readers for various government programs in Europe and Asia and is actively targeting additional programs in these areas as well as in Latin America. SCM also has spent significant resources developing a range of e-health smart card terminals for the German government’s electronic health card program. However, the timing of government smart card programs is not always certain and delays in program implementation are common. For example, while the German government has stated that it plans to distribute new electronic health cards to its citizens beginning in early 2009, and to put in place a corresponding network and card reader infrastructure during 2009, there have already been delays in this program and the actual timing of equipment and card deployments in the German e-health program remain uncertain. The continued delay of government projects for any reason could negatively impact SCM’s sales.

Hirsch Electronics LLC, a wholly-owned subsidiary of SCM (f/k/a Hirsch Electronics Corporation) (“Hirsch”), derives a substantial portion of its revenue through the sale of its solutions to U.S. government entities, pursuant to government contracts which differ materially from standard commercial contracts, involve competitive bidding and may be subject to cancellation or delay without penalty, any of which may produce volatility in SCM’s revenues and earnings.

Government contracts frequently include provisions that are not standard in private commercial transactions. For example, government contracts may include bonding requirements and provisions permitting the purchasing agency to cancel or delay the contract without penalty in certain circumstances. In addition, government contracts are frequently awarded only after formal competitive bidding processes, which have been and may continue to be protracted, and typically impose provisions that permit cancellation in the event that necessary funds are unavailable to the public agency. In many cases, unsuccessful bidders for government agency contracts are provided the opportunity to formally protest certain contract awards through various agency, administrative and judicial channels. The protest process may substantially delay a successful bidder’s contract performance, result in cancellation of the contract award entirely and distract management. Hirsch may not be awarded contracts for which it bids, and substantial delays or cancellation of purchases may even follow its successful bids as a result of such protests. Furthermore, local government agency contracts may be contingent upon availability of matching funds from federal or state entities. Law enforcement and other government agencies are subject to political, budgetary, purchasing and delivery constraints which may cause SCM’s quarterly and annual revenues and operating results to fluctuate in a manner that is difficult to predict.

SCM’s business is dependent upon receipt of certain governmental approvals or certifications, and failure to receive such approvals or certifications could have a material adverse effect on SCM’s sales in those market segments for which such approvals or certifications are customary or required.

The U.S. federal government represents a significant portion of SCM’s revenues. Failing to obtain certain government approvals or certifications could have a material adverse effect in those market segments for which such approvals or certifications are customary or required. As newer versions of existing products, or new products in development, are released, they may require certifications or approvals. In addition, the government may introduce new requirements that some existing products will be required to meet. If SCM fails to obtain any required approvals or certifications for its products, its business will suffer.

SCM’s business could be adversely affected by negative audits by government agencies; it could be required to reimburse the U.S. government for costs that it has expended on government contracts; and its ability to compete successfully for future contracts could be materially impaired.

Government agencies may audit SCM’s business as part of their routine audits and investigations of government contracts. As part of an audit, these agencies may review SCM’s performance on contracts, cost structures and compliance with applicable laws, regulations and standards. These agencies may also review the adequacy of, and SCM’s compliance with, its own internal control systems and policies, including its purchasing, property, estimating, compensation and management information systems. If any of SCM’s costs are found to be improperly allocated to a specific contract, the costs may not be reimbursed and any costs already reimbursed for such contract may have to be refunded. An audit could materially affect SCM’s competitive position and result in a material adjustment to SCM’s financial results or statement of operations. If a government agency audit uncovers improper or illegal activities, SCM may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, suspension of payments, fines and suspension or debarment from doing business with the federal government. In addition, SCM’s business could suffer serious harm to its reputation if allegations of impropriety were made against it.

While SCM’s business has never had a negative audit by a governmental agency, SCM cannot assure you that one will not occur. If SCM was suspended or barred from contracting with the federal government generally, or if its reputation or relationships with government agencies were impaired, or if the government otherwise ceased doing business with it or significantly decreased the amount of business it does with SCM, SCM’s revenues and prospects would be materially harmed.

SCM’s business is subject to extensive government regulation, and any failure to comply with applicable regulations could subject SCM to penalties that may restrict its ability to conduct its business.

SCM’s business is affected by and must comply with various government regulations that impact its operating costs, profit margins and its internal organization and operations. Furthermore, SCM’s business may be audited to assure compliance with these requirements. Any failure to comply with applicable regulations, rules and approvals could result in the imposition of penalties, the loss of SCM’s government contracts or its cancellation of SCM’s

General Services Administration contract, any of which could adversely affect SCM’s business, financial condition and results of operations. Among the most significant regulations affecting SCM’s business are the following:

•	the Federal Acquisition Regulations (the “FAR”), and agency regulations supplemental to the FAR, which comprehensively regulate the formation and administration of, and performance under government contracts;

•	the Truth in Negotiations Act, which requires certification and disclosure of all cost and pricing data in connection with contract negotiations;

•	the Cost Accounting Standards, which impose accounting requirements that govern the right to reimbursement under cost-based government contracts;

•	the Foreign Corrupt Practices Act; and

•	laws, regulations and executive orders restricting the use and dissemination of information classified for national security purposes and the exportation of certain products and technical data.

These regulations affect how SCM’s customers can do business with SCM, and, in some instances, the regulations impose added costs on SCM’s business. Any changes in applicable laws and regulations could restrict SCM’s ability to conduct its business. Any failure to comply with applicable laws and regulations could result in contract termination, price or fee reductions or suspension or debarment from contracting with the federal government generally.

If SCM is unable to continue to obtain government authorization regarding the export of its products, or if current or future export laws limit or otherwise restrict SCM’s business, SCM could be prohibited from shipping its products to certain countries, which could cause its business, financial condition and results of operations to suffer.

In SCM’s business, it must comply with U.S. and European Union (“EU”) laws among others, regulating the export of its products. In some cases, explicit authorization from the U.S. or EU government is needed to export its products. The export regimes and the governing policies applicable to SCM’s business are subject to changes. SCM cannot be certain that such export authorizations will be available to SCM or for SCM’s products in the future. In some cases, SCM relies upon the compliance activities of its prime contractors, and it cannot be certain they have taken or will take all measures necessary to comply with applicable export laws. If SCM or its prime contractor partners cannot obtain required government approvals under applicable regulations, SCM may not be able to sell its products in certain international jurisdictions.

Security breaches in systems SCM sells or maintains could result in the disclosure of sensitive government information or private personal information that could result in the loss of clients and negative publicity.

Many of the systems SCM sells manage private personal information and protect information involved in sensitive government functions. A security breach in one of these systems could cause serious harm to SCM’s business as a result of negative publicity and could prevent SCM from having further access to such systems or other similarly sensitive areas for other governmental clients.

In SCM’s business, as part of its technical support services, SCM agrees, from time to time, to possess all or a portion of the security system database of its customers. This service is subject to a number of risks. For example, SCM’s systems may be vulnerable to physical or electronic break-ins and service disruptions that could lead to interruptions, delays or loss of data. If any such compromise of SCM’s security were to occur, it could be very expensive to correct, could damage SCM’s reputation and could discourage potential customers from using SCM’s services. Although SCM has not experienced attempted break-ins, it may experience such attempts in the future. SCM’s systems may also be affected by outages, delays and other difficulties. SCM’s insurance coverage may be insufficient to cover losses and liabilities that may result from such events.

Failure to properly manage the implementation of customer projects in SCM’s business may result in costs or claims against SCM, and SCM’s financial results could be adversely affected.

In SCM’s business, deployments of its solutions often involve large-scale projects. The quality of its performance on such projects depends in large part upon its ability to manage relationships with its customers and to effectively manage the implementation of its solutions in such projects and to deploy appropriate resources, including its own project managers and third party subcontractors, in a timely manner. Any defects or errors or failures to meet clients’ expectations could result in damage to SCM’s reputation or even claims for substantial monetary damages against SCM. In addition, SCM sometimes provides guarantees to customers that it will complete a project by a scheduled date or that SCM’s solutions will achieve defined performance standards. If SCM’s solutions experience a performance problem, SCM may not be able to recover the additional costs it will incur in its remedial efforts, which could materially impair profit derived from a particular project. Moreover, a portion of SCM’s revenues are derived from fixed price contracts. Changes in the actual and estimated costs and time to complete fixed-price, time-certain projects may result in revenue adjustments for contracts where revenue is recognized under the percentage of completion method. Finally, if SCM miscalculates the amount of resources or time it needs to complete a project for which it has agreed to capped or fixed fees, SCM’s financial results could be adversely affected.

Some of SCM’s sales are made through distributors, and the loss of such distributors could result in decreased revenue.

SCM currently uses distributors to sell some of its products, primarily into markets or customers where the distributor may have closer relationships or greater access than SCM. Some of these dealers also sell competitors’ products, and if they favor competitors’ products for any reason, they may fail to market SCM’s products as effectively or devote resources necessary to provide effective sales, which would cause SCM’s sales to suffer. Distribution arrangements are intended to benefit both SCM and the distributor, and may be long-term or short-term relationships, depending on market conditions, competition in the marketplace and other factors. If SCM is unable to maintain effective distribution channels, there could be a reduction in the amount of product SCM is able to sell, and revenues could decrease.

SCM’s products may have defects, which could damage its reputation, decrease market acceptance of its products, cause it to lose customers and revenue and result in costly litigation or liability.

Products such as SCM’s smart card readers and digital media readers may contain defects for many reasons, including defective design or manufacture, defective material or software interoperability issues. Often, these defects are not detected until after the products have been shipped. If any of SCM’s products contain defects or perceived defects or have reliability, quality or compatibility problems or perceived problems, SCM’s reputation might be damaged significantly, it could lose or experience a delay in market acceptance of the affected product or products and it might be unable to retain existing customers or attract new customers. In addition, these defects could interrupt or delay sales. In the event of an actual or perceived defect or other problem, SCM may need to invest significant capital, technical, managerial and other resources to investigate and correct the potential defect or problem and potentially divert these resources from other development efforts. If SCM is unable to provide a solution to the potential defect or problem that is acceptable to its customers, it may be required to incur substantial product recall, repair and replacement and even litigation costs. These costs could have a material adverse effect on SCM’s business and operating results.

SCM provides warranties on certain product sales, which range from twelve to twenty-four months, and allowances for estimated warranty costs are recorded during the period of sale. The determination of such allowances requires SCM to make estimates of product return rates and expected costs to repair or to replace the products under warranty. SCM currently establishes warranty reserves based on historical warranty costs for each product line combined with liability estimates based on the prior twelve months’ sales activities. If actual return rates and/or repair and replacement costs differ significantly from SCM’s estimates, adjustments to recognize additional cost of sales may be required in future periods.

In addition, because SCM’s customers rely on its Secure Authentication products to prevent unauthorized access to PCs, networks or facilities, a malfunction of or design defect in its products (or even a perceived defect) could result in legal or warranty claims against SCM for damages resulting from security breaches. If such claims are adversely decided against SCM, the potential liability could be substantial and have a material adverse effect on SCM’s business and operating results. Furthermore, the possible publicity associated with any such claim, whether or not decided against SCM, could adversely affect SCM’s reputation. In addition, a well-publicized security breach involving smart card-based or other security systems could adversely affect the market’s perception of products like SCM’s in general, or SCM’s products in particular, regardless of whether the breach is actual or attributable to SCM’s products. Any of the foregoing events could cause demand for SCM’s products to decline, which would cause its business and operating results to suffer.

If SCM does not accurately anticipate the correct mix of products that will be sold, it may be required to record charges related to excess inventories.

Due to the unpredictable nature of the demand for its products, SCM is required to place orders with its suppliers for components, finished products and services in advance of actual customer commitments to purchase these products. Significant unanticipated fluctuations in demand could result in costly excess production or inventories. In order to minimize the negative financial impact of excess production, SCM may be required to significantly reduce the sales price of the product to increase demand, which in turn could result in a reduction in the value of the original inventory purchase. If SCM were to determine that it could not utilize or sell this inventory, it may be required to write down the inventory’s value, which it has done in the past. Writing down inventory or reducing product prices could adversely impact SCM’s cost of revenues and financial condition.

SCM’s business could suffer if its third-party manufacturers cannot meet production requirements.

SCM’s products are manufactured outside the U.S. by contract manufacturers. SCM’s reliance on foreign manufacturing poses a number of risks, including, but not limited to:

•	difficulties in staffing;

•	currency fluctuations;

•	potentially adverse tax consequences;

•	unexpected changes in regulatory requirements;

•	tariffs and other trade barriers;

•	export controls;

•	political and economic instability;

•	lack of control over the manufacturing process and ultimately over the quality of SCM’s products;

•	late delivery of SCM’s products, whether because of limited access to product components, transportation delays and interruptions, difficulties in staffing, or disruptions such as natural disasters;

•	capacity limitations of SCM’s manufacturers, particularly in the context of new large contracts for its products, whether because its manufacturers lack the required capacity or are unwilling to produce the quantities SCM desires; and

•	obsolescence of SCM’s hardware products at the end of the manufacturing cycle.

The use of contract manufacturing requires SCM to exercise strong planning and management in order to ensure that its products are manufactured on schedule, to correct specifications and to a high standard of quality. If any of SCM’s contract manufacturers cannot meet its production requirements, it may be required to rely on other contract manufacturing sources or identify and qualify new contract manufacturers. SCM may be unable to identify or qualify new contract manufacturers in a timely manner or at all or with reasonable terms and these new manufacturers may not allocate sufficient capacity to SCM in order to meet SCM’s requirements. Any significant delay in SCM’s ability to obtain adequate supplies of its products from its current or alternative manufacturers would materially and adversely affect its business and operating results. In addition, if SCM is not successful at managing the contract manufacturing process, the quality of its products could be jeopardized or inventories could be too low or too high, which could result in damage to SCM’s reputation with its customers and in the marketplace, as well as possible write-offs of excess inventory.

SCM has a limited number of suppliers of key components, and may experience difficulties in obtaining components for which there is significant demand.

SCM relies upon a limited number of suppliers for some key components of its products. For example, SCM currently utilizes the foundry services of external suppliers to produce its ASICs for smart cards readers, and uses chips and antenna components from third-party suppliers in its contactless smart card readers. SCM’s reliance on a limited number of suppliers may expose it to various risks including, without limitation, an inadequate supply of components, price increases, late deliveries and poor component quality. In addition, some of the basic components SCM uses in its products, such as digital flash media, may at any time be in great demand. This could result in components not being available to SCM in a timely manner or at all, particularly if larger companies have ordered more significant volumes of those components, or in higher prices being charged for components. Disruption or termination of the supply of components or software used in SCM’s products could delay shipments of these products. These delays could have a material adverse effect on SCM’s business and operating results and could also damage relationships with current and prospective customers.

SCM’s markets are highly competitive.

The markets for SCM’s products are competitive and characterized by rapidly changing technology. SCM believes that the principal competitive factors affecting the markets for its products include:

•	the extent to which products must support existing industry standards and provide interoperability;

•	the extent to which standards are widely adopted and product interoperability is required within industry segments;

•	the extent to which products are differentiated based on technical features, quality and reliability, ease of use, strength of distribution channels and price; and

•	the ability of suppliers to develop new products quickly to satisfy new market and customer requirements.

SCM currently experiences competition from a number of companies in each of its target market segments and it believes that competition in its markets is likely to intensify as a result of anticipated increased demand for secure digital access products. SCM may not be successful in competing against offerings from other companies and could lose business as a result.

SCM also experiences indirect competition from certain of its customers who currently offer alternative products or are expected to introduce competitive products in the future. For example, SCM sells its products to many OEMs who incorporate its products into their offerings or who resell its products in order to provide a more complete solution to their customers. If SCM’s OEM customers develop their own products to replace SCM’s products, this would result in a loss of sales to those customers, as well as increased competition for SCM’s products in the marketplace. In addition, these OEM customers could cancel outstanding orders for SCM’s products, which could cause it to write down inventory already designated for those customers. SCM may in the future face competition from these and other parties that develop digital data security products based upon approaches similar to or different from those employed by SCM. In addition, the market for digital information security and access control products may ultimately be dominated by approaches other than the approach marketed by SCM.

Many of SCM’s current and potential competitors have significantly greater financial, technical, marketing, purchasing and other resources than SCM does. As a result, SCM’s competitors may be able to respond more quickly to new or emerging technologies or standards and to changes in customer requirements. SCM’s competitors may also be able to devote greater resources to the development, promotion and sale of products and may be able to deliver competitive products at a lower end user price. Current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address the needs of SCM’s prospective customers. Therefore, new competitors, or alliances among competitors, may emerge and rapidly acquire significant market share. Increased competition is likely to result in price reductions, reduced operating margins and loss of market share.

SCM may choose to take back unsold inventory from its customers.

If demand is less than anticipated, customers may ask that SCM accept returned products that they do not believe they can sell. With the exception of SCM’s retail CHIPDRIVE products, SCM does not have a policy relating to product returns. However, SCM may determine that it is in its best interest to accept returns in order to maintain good relations with its customers. If SCM were to accept product returns, it may be required to take additional inventory reserves to reflect the decreased market value of slow-selling returned inventory, even if the products are in good working order.

Large stock holdings outside the U.S. make it difficult for SCM to achieve a quorum at stockholder meetings and this could restrict, delay or prevent its ability to implement future corporate actions, as well as have other effects, such as the delisting of SCM’s stock from the NASDAQ Stock Market.

To achieve a quorum at a regular or special stockholder meeting, at least one-third of all shares of SCM’s stock entitled to vote must be present at such a meeting in person or by proxy. In addition, certain actions, including the approval of a significant transaction may require approval of a majority of the total number of then outstanding shares of SCM common stock. As of November 9, 2009, the record date for SCM’s special meeting, approximately 23% of the outstanding shares of SCM common stock were held by retail stockholders in Germany, through German banks and brokers. Securities regulations and business customs in Germany result in very few German banks and brokers providing SCM’s proxy materials to its stockholders in Germany and in very few German stockholders voting their shares even when they do receive such materials. In addition, the absence of a routine “broker non-vote” in Germany typically requires the stockholder to return the proxy card to SCM before the votes it represents can be counted for purposes of establishing a quorum.

As a result, it is often difficult and costly for SCM, and requires considerable management resources, to achieve a quorum at annual and special meetings of its stockholders. If SCM is unable to achieve a quorum or the required approval of a matter at a future annual or special meeting of its stockholders, corporate actions requiring stockholder approval could be restricted, delayed or even prevented. These include, but are not limited to, actions and transactions that may be of benefit to SCM’s stockholders, part of its strategic plan or necessary for its corporate governance, such as the business combination and related actions and corporate mergers, acquisitions, dispositions, sales or reorganizations, financings, stock incentive plans or the election of directors. Even if SCM is able to achieve a quorum for a particular meeting, some of these actions or transactions require the approval of a majority of the total number of the then outstanding shares of SCM common stock, and it may not be successful in obtaining such approval. The failure to hold an annual meeting of stockholders may also result in SCM being out of compliance with Delaware law and the qualitative listing requirements of the NASDAQ Stock Market, each of which requires SCM to hold an annual meeting of its stockholders. SCM’s inability to obtain a quorum at any such meeting may not be an adequate excuse for such failure. Lack of compliance with the qualitative listing requirements of the NASDAQ Stock Market could result in the delisting of SCM common stock on the NASDAQ Stock Market. Either of these events would divert management’s attention from SCM’s operations and would likely be costly and could also have an adverse effect on the trading price of the SCM common stock.

One of SCM’s directors is a partner in the current largest stockholder of SCM and therefore has significant influence over the outcome of corporate actions requiring board and stockholder approval; however, the stockholder’s priorities for SCM’s business may be different from SCM’s or its other stockholders.

As of November 9, 2009, Lincoln Vale beneficially owned and had the right to vote approximately 6.1% of the outstanding shares of SCM common stock. As of November 9, 2009, Lincoln Vale also beneficially owned approximately 9.8% of the outstanding bearer shares in Bluehill ID. Upon the closing of the Offer it is anticipated that Lincoln Vale will beneficially own approximately 7.8% of the outstanding shares of SCM common stock. Dr. Hans Liebler, one of SCM’s directors, is a partner of Lincoln Vale and may be deemed to beneficially own, either directly or indirectly through limited partnerships, the shares beneficially owned by Lincoln Vale. Accordingly, Dr. Liebler and/or Lincoln Vale could have significant influence over the outcome of corporate actions requiring board and stockholder approval, respectively, including at the SCM special meeting to consider the Offer, the election of directors, any merger, consolidation or sale of all or substantially all of SCM’s assets or any other significant corporate transaction. In addition, Dr. Liebler and/or Lincoln Vale could delay or prevent a change of control of SCM, even if such a change of control would benefit SCM’s other stockholders. As a substantial holder of both SCM and Bluehill ID, Lincoln Vale may have objectives and interests that are different than those of SCM’s other stockholders.

Bluehill ID is a significant stockholder of SCM, and its priorities as a stockholder of SCM may be different from SCM’s other stockholders.

As of November 9, 2009, Bluehill ID beneficially owned and had the right to vote 1,201,004 shares of SCM common stock, and Ayman Ashour, Bluehill ID’s CEO and President of its board of directors, beneficially owned and had the right to vote an additional 104,000 shares; Bluehill ID and Mr. Ashour, collectively, beneficially own approximately 5.2% of the outstanding shares of SCM common stock. Accordingly, as a party to the business combination, Bluehill ID not only has a significant interest in the outcome of the SCM special meeting of its stockholders to consider the proposal to approve the Offer and, specifically, the issuance of the shares of SCM common stock in connection with the Offer, it can also influence the outcome of the proposals being considered at the SCM special meeting. The board of directors of Bluehill ID, including Messrs. Ashour and Wenzel and Dr. Boersch, will have the power to determine how the shares of SCM common stock owned by Bluehill ID will be voted at the SCM special meeting of its stockholders. Bluehill ID may have objectives and interests that are different than those of SCM’s other stockholders.

In addition, immediately after the closing of the Offer, it is anticipated that Bluehill ID’s largest shareholder, Mountain Partners AG, together with its affiliates and certain related parties, including BH Capital Management AG, Daniel S. Wenzel and Dr. Cornelius Boersch, will directly or indirectly beneficially own approximately 25.2% of the outstanding shares of SCM common stock; and Ayman S. Ashour, Bluehill ID’s Chief Executive Officer and President of its board of directors, will directly or indirectly beneficially own, including through BH Capital Management AG, approximately 10.8% of the outstanding shares of SCM common stock. Mr. Wenzel and Dr. Boersch, who currently serve as directors of Bluehill ID and Mountain Partners AG, and Mr. Ashour are expected to be appointed to SCM’s board of directors following the closing of the Offer. Accordingly, Mr. Ashour, Mountain Partners AG, Mr. Wenzel and Dr. Cornelius Boersch will have significant influence over the outcome of corporate actions requiring board and stockholder approval.

Shares of SCM common stock beneficially owned by Lincoln Vale and Bluehill ID will count toward whether a quorum is achieved.

To achieve a quorum at the SCM special stockholder meeting requires at least one-third of all shares of SCM’s stock entitled to vote be present in person or by proxy at the SCM special meeting. If the shares beneficially owned by each of Lincoln Vale and Bluehill ID (including Mr. Ashour’s interests) are present in person or by proxy at the SCM special meeting, they will contribute approximately 11.3% toward the 33 1/3% of shares of SCM common stock required to achieve a quorum.

SCM has global operations, which require significant financial, managerial and administrative resources.

SCM’s business model includes the management of separate product lines that address disparate market opportunities that are geographically dispersed. While there is some shared technology across its products, each product line requires significant research and development effort to address the evolving needs of SCM’s customers and markets. To support its development and sales efforts, SCM maintains company offices and business operations in several locations around the world, including Germany, Hong Kong, India, Japan and the U.S. SCM also must manage contract manufacturers in several different countries, including, China and Singapore. Managing its various development, sales, administrative and manufacturing operations places a significant burden on SCM’s financial systems and has resulted in a level of operational spending that is disproportionately high compared to SCM’s current revenue levels.

Operating in diverse geographic locations also imposes significant burdens on SCM’s managerial resources. In particular, SCM’s management must:

•	divert a significant amount of time and energy to manage employees and contractors from diverse cultural backgrounds and who speak different languages;

•	travel between SCM’s different company offices;

•	maintain sufficient internal financial controls in multiple geographic locations that may have different control environments;

•	manage different product lines for different markets;

•	manage SCM’s supply and distribution channels across different countries and business practices; and

•	coordinate these efforts to produce an integrated business effort, focus and vision.

Any failure to effectively manage SCM’s operations globally could have a material adverse effect on SCM’s business and operating results.

Fluctuations in the valuation of foreign currencies could impact costs and/or revenues SCM discloses in U.S. dollars, and could result in foreign currency losses.

A significant portion of SCM’s business is conducted in foreign currencies, principally the Euro. Fluctuations in the value of foreign currencies relative to the U.S. dollar will continue to cause currency exchange gains and losses. If a significant portion of operating expenses are incurred in a foreign currency such as the Euro, and revenues are generated in U.S. dollars, exchange rate fluctuations might have a positive or negative net financial impact on these transactions, depending on whether the U.S. dollar devalues or revalues compared to the Euro. For example, excluding a one-time severance payment made to its former chief executive officer in the second quarter of 2007, SCM’s general and administrative expenses in the first half of 2008 were higher than in the same period of the previous year, primarily due to the devaluation of the U.S. dollar as compared with the Euro. In addition, the valuation of current assets and liabilities that are denominated in a currency other than the functional currency can result in currency exchange gains and losses. For example, when an SCM subsidiary has the Euro as the functional currency, and this subsidiary has a receivable in U.S. dollars, a devaluation of the U.S. dollar against the Euro of 10% would result in a foreign exchange loss of the reporting entity of 10% of the value of the underlying U.S. dollar receivable. SCM cannot predict the effect of exchange rate fluctuations upon future quarterly and annual operating results. The effect of currency exchange rate changes may increase or decrease SCM’s costs and/or revenues in any given quarter, and it may experience currency losses in the future. To date, SCM has not adopted a hedging program to protect it from risks associated with foreign currency fluctuations.

SCM’s key personnel and directors are critical to its business, and such key personnel may not remain with SCM in the future.

SCM depends on the continued employment of its senior executive officers and other key management and technical personnel. If any of its key personnel were to leave and not be replaced with sufficiently qualified and experienced personnel, SCM’s business could be adversely affected. In particular, SCM’s current strategy to penetrate the market for contactless logical access identification and transaction solutions is heavily dependent on the vision, leadership and experience of its chief executive officer, Felix Marx.

SCM also believes that its future success will depend in large part on its ability to attract and retain highly qualified technical and management personnel. However, competition for such personnel is intense. SCM may not be able to retain its key technical and management employees or to attract, assimilate or retain other highly qualified technical and management personnel in the future.

Likewise, as a small, dual-traded company, SCM is challenged to identify, attract and retain experienced professionals with diverse skills and backgrounds who are qualified and willing to serve on its board of directors. The increased burden of regulatory compliance under the Sarbanes-Oxley Act of 2002 creates additional liability and exposure for directors, and financial losses in SCM’s business and lack of growth in its stock price make it difficult for SCM to offer attractive director compensation packages. If SCM is not able to attract and retain qualified board members, its ability to practice a high level of corporate governance could be impaired.

SCM faces costs and risks associated with maintaining effective internal controls over financial reporting, and if it fails to achieve and maintain adequate internal controls over financial reporting, its business, results of operations and financial condition, and investors’ confidence in SCM could be materially affected.

Under Sections 302 and 404 of the Sarbanes-Oxley Act of 2002, SCM’s management is required to make certain assessments and certifications regarding its disclosure controls and internal controls over financial reporting. SCM has dedicated, and expects to continue to dedicate, significant management, financial and other resources in connection with its compliance with Section 404 of the Sarbanes-Oxley Act. The process of maintaining and evaluating the effectiveness of these controls is expensive, time-consuming and requires significant attention from SCM’s management and staff. During the course of its evaluation, SCM may identify areas requiring improvement and may be required to design enhanced processes and controls to address issues identified through this review. This could result in significant delays and costs to SCM and require it to divert substantial resources, including management time from other activities. SCM has found a material weakness in its internal controls in the past and cannot be certain in the future that it will be able to report that its controls are without material weakness or to complete its evaluation of those controls in a timely fashion.

If SCM fails to maintain an effective system of disclosure controls or internal control over financial reporting, it may not be able to rely on the integrity of its financial results, which could result in inaccurate or late reporting of its financial results and investigation by regulatory authorities. If SCM fails to achieve and maintain adequate internal controls, the financial position of its business could be harmed; current and potential future stockholders could lose confidence in SCM and/or its reported financial results, which may cause a negative effect on the trading price of the SCM common stock; and SCM could be exposed to litigation or regulatory proceedings, which may be costly or divert management attention.

In addition, all internal control systems, no matter how well designed and operated, can only provide reasonable assurance that the objectives of the control system are met. Because there are inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within SCM have been or will be detected. Projections of any evaluation of controls effectiveness to future periods are subject to risks. Over time, controls may become inadequate because of changes in conditions or deterioration in the degree of compliance with policies or procedures. Any failure of SCM’s internal control systems to be effective could adversely affect its business.

Provisions in SCM’s agreements, charter documents, Delaware law and SCM’s rights plan may delay or prevent the acquisition of SCM by another company, which could decrease the value of your shares.

SCM’s certificate of incorporation, SCM’s bylaws and Delaware law contain provisions that could make it more difficult for a third party to acquire SCM or enter into a material transaction with SCM without the consent of SCM’s board of directors. These provisions include a classified board of directors and limitations on actions by SCM’s stockholders by written consent. Delaware law imposes some restrictions on mergers and other business combinations between SCM and any holder of 15% or more of the SCM common stock outstanding. In addition, SCM’s board of directors has the right to issue preferred stock without stockholder approval, which could be used to dilute the stock ownership of a potential hostile acquirer.

SCM has adopted a stockholder rights plan. The triggering and exercise of the rights would cause substantial dilution to a person or group that attempts to acquire SCM on terms or in a manner not approved by SCM’s board of directors, except pursuant to an offer conditioned upon redemption of the rights. While the rights are not intended to prevent a takeover of SCM, they may have the effect of rendering more difficult or discouraging an acquisition of SCM that was deemed to be undesirable by its board of directors.

These provisions will apply even if the offer were to be considered adequate by some of SCM’s stockholders. Because these provisions may be deemed to discourage a change of control, they may delay or prevent the acquisition of SCM, which could decrease the value of SCM common stock.

Risks Relating to Shares of SCM Common Stock

SCM’s stock price has been and is likely to remain volatile.

Over the past few years, the NASDAQ Stock Market and the Prime Standard of the Frankfurt Exchange have experienced significant price and volume fluctuations that have particularly affected the market prices of the stocks of technology companies. Volatility in SCM’s stock price on either or both exchanges may result from a number of factors, including, among others:

•	low volumes of trading activity in SCM’s stock, particularly in the U.S.;

•	variations in SCM’s or its competitors’ financial and/or operational results;

•	the fluctuation in market value of comparable companies in any of SCM’s markets;

•	expected, perceived or announced relationships or transactions with third parties;

•	comments and forecasts by securities analysts;

•	trading patterns of SCM’s stock on the NASDAQ Stock Market or Prime Standard of the Frankfurt Stock Exchange;

•	the inclusion or removal of SCM’s stock from market indices, such as groups of technology stocks or other indices;

•	loss of key personnel;

•	announcements of technological innovations or new products by SCM or its competitors;

•	announcements of dispositions, organizational restructuring, headcount reductions, litigation or write-off of investments;

•	litigation developments; and

•	general market downturns.

In the past, companies that have experienced volatility in the market price of their stock have been the object of securities class action litigation. If SCM were the object of securities class action litigation, it could result in substantial costs and a diversion of SCM’s management’s attention and resources.

SCM’s listing on both the NASDAQ Stock Market and the Prime Standard of the Frankfurt Stock Exchange exposes its stock price to additional risks of fluctuation.

SCM common stock is listed both on the NASDAQ Stock Market and the regulated market (Prime Standard) of the Frankfurt Stock Exchange and it typically experiences the majority of its trading on the regulated market (Prime Standard). Because of this, factors that would not otherwise affect a stock traded solely on the NASDAQ Stock Market may cause SCM’s stock price to fluctuate. For example, European investors may react differently and more positively or negatively than investors in the U.S. to events such as acquisitions, dispositions, one-time charges and higher or lower than expected revenue or earnings announcements. A significant positive or negative reaction by investors in Europe to such events could cause SCM’s stock price to increase or decrease significantly. The European economy and market conditions in general, or downturns on the Prime Standard specifically, regardless of the NASDAQ Stock Market conditions, also could negatively impact SCM’s stock price.

You may experience dilution of your ownership interests due to the future issuance of additional shares of SCM’s stock, and future sales of shares of SCM common stock could have an adverse effect on the stock price.

From time to time, in the future SCM may issue previously authorized and unissued securities, resulting in the dilution of the ownership interests of its current stockholders. SCM currently is authorized to issue up to 60,000,000 shares of SCM common stock. As of November 9, 2009, 25,134,985 shares of SCM common stock were outstanding.

In 2007, SCM’s board of directors and its stockholders approved SCM’s 2007 Stock Option Plan, under which options to purchase 3.5 million shares of SCM common stock may be granted. As of November 9, 2009, an aggregate of approximately 4.8 million shares of SCM common stock were reserved for future issuance under all of SCM’s stock option plans, of which 2.3 million shares were subject to outstanding options. SCM may issue additional shares of SCM common stock or other securities that are convertible into or exercisable for shares of SCM common stock in connection with the hiring of personnel, future acquisitions, future private placements, or future public offerings of its securities for capital raising or for other business purposes. If SCM issues additional securities, the aggregate percentage ownership of its existing stockholders will be reduced. In addition, any new securities that SCM issues may have rights senior to those of the SCM common stock. Finally, as of November 9, 2009, warrants to purchase approximately 4,900,807 shares of SCM common stock were outstanding.

The issuance of additional shares of the SCM common stock or preferred stock or other securities, or the perception that such issuances could occur, may create downward pressure on the trading price of SCM common stock. In addition, the “lock-up” placed on the shares of SCM common stock issued to former Hirsch shareholders in connection with the merger of SCM and Hirsch which have restricted their transfer or sale will be released in its entirety on January 30, 2010, which could add additional downward pressure on the trading price of SCM common stock.

Other Risks Relating to Bluehill ID’s Business

Bluehill ID’s limited operating history makes it difficult for Bluehill ID to accurately forecast revenues and appropriately plan its expenses.

Bluehill ID was incorporated on March 26, 2007 in Switzerland and therefore has a limited operating history. As a result, it is difficult for Bluehill ID to accurately forecast its revenues and plan its operating expenses. Significant historical financial data for Bluehill ID is not available, and it is in no way certain that the planned growth of Bluehill ID can be actually realized. There can be no assurance that Bluehill ID will achieve material revenue and profitable operations.

Bluehill ID may be unsuccessful in managing its growth and retaining suitable management resources.

The planned growth of Bluehill ID depends on whether Bluehill ID can rely in the future, if necessary, on a sufficiently large number of people for the operating management of the Bluehill ID Group Companies. It is critical to the success of the Bluehill ID business model to have available qualified internal or external personnel with practical relevant industry, as well as management experience. It cannot be guaranteed that suitable management resources will always be available to run the Bluehill ID Group Companies, which could adversely affect Bluehill ID’s business, financial condition and results of operations.

Information systems which provide valuable information about the Bluehill ID Group Companies may fail or not be operated accurately.

In order for a Bluehill ID Group Company to succeed, a meaningful controlling system must be implemented, which provides management with the decisive information for the improvement of the costs and earnings situation of the investment. Should the management not succeed in installing such systems, the investment in the Bluehill ID Group Company may be adversely affected. An information system at Bluehill ID is critical in order to control its investments and to inform the management and the board of directors at an early stage about negative developments in the Bluehill ID Group Companies. Although Bluehill ID will have such an information system available, it may fail or not be operated correctly by the persons responsible. Bluehill ID may be informed incorrectly, incompletely or on a delayed basis about developments and events at Bluehill ID Group Companies. As a result, possible required counter-measures may not be taken or may only be taken after a delay, such that the success of Bluehill ID’s development or even the value of Bluehill ID’s investment could decline, which could harm Bluehill ID’s business, financial condition and results of operations.

A significant portion of Bluehill ID’s sales come from a small number of customers, and if Bluehill ID is unable to diversify its customer base or manage the variability in the timing of orders, its operating results could be negatively impacted.

Bluehill ID’s products are generally targeted at customers in many industries and applications. These include companies utilizing cards and readers in loyalty programs, ticketing, stadiums, skiing, corporate identification, physical and logical access control, passport control, and other applications. Sales to a relatively small number of customers have accounted for a significant percentage of the individual Bluehill ID Group Companies’ revenues during its limited operating history. Sales to Bluehill ID’s top ten customers accounted for approximately 52% of revenue in fiscal year 2008, with operations starting on June 30, 2008. In 2008, the top three customers accounted for approximately 19%, 9% and 4% of revenues.

In fiscal year 2009, Bluehill ID expects that, with the completed acquisition of six more companies, the diversity of the customer base of its new acquisitions will substantially offset the dependence it had on a limited number of customers in certain of its other business areas. However, variations in the timing or patterns of customer orders could also increase Bluehill ID’s dependence on other customers in any particular period. Dependence on a small number of customers and variations in order levels period to period could result in decreased revenues, decreased margins, and/or inventory or receivables write-offs and otherwise harm Bluehill ID’s business and operating results.

Bluehill ID may be unsuccessful in expanding its operations.

Bluehill ID’s planned expansion through the acquisition of companies may make it necessary to change the organizational, personnel and technical structures of the company. Measures may have to be taken in the areas of accounting and controlling, which ensure an improvement of the organizational and information structures and take into consideration the requirements for development. In particular, an information system must be implemented which eventually must be expanded for a growing number of investments. Such measures will be costly. Should Bluehill ID not be able to implement successfully or only partially the required measures, this could adversely affect Bluehill ID’s business, financial condition and results of operations.

Individual Bluehill ID Group Companies may suffer losses as a result of their inability to retain qualified personnel or other unforeseen reasons.

In the event that specific company risks occur, including technological developments, which are of importance for a Bluehill ID Group Company, or if other negative events take place with respect to the value of the investment, Bluehill ID may not be able to achieve the planned profit on the sale and might have to suffer a partial loss or a total loss. A reduction of the value, the realization of losses in value or the complete loss of investments would adversely affect Bluehill ID’s business, financial condition and results of operations. In the case of companies in unstable situations, the existing uncertainty can lead to a higher level of personnel fluctuations in the investments. The loss of qualified personnel could have a substantial negative influence on the business activities of the investment, as well as its reorganization and restructuring potential. The ability to retain and motivate qualified personnel and gain new and well trained personnel is critical to the success of the investments and thus also for Bluehill ID’s business, financial condition and results of operations.

Bluehill ID’s board of directors and members of management are critical to its business, and such individuals may not remain with Bluehill ID in the future.

A key component for the future success of Bluehill ID is the many years of experience of the members of the board of directors and management with regard to the acquisition, development and sale of companies. The loss of any one or more of these individuals could have negative effects on the business activity of Bluehill ID and on its further development. The search for and selection of suitable successors could be costly and impede the growth of the company. There can be no assurance that these individuals will remain in their capacity with Bluehill ID, nor that they could potentially compete with Bluehill ID in related businesses or ventures in the future.

Certain of Bluehill ID’s officers and directors are currently and may in the future become affiliated with entities engaged in the identification industry and accordingly, may have conflicts of interest.

Certain of Bluehill ID’s officers and directors have extensive experience in the identification and security industry and either serve as directors of certain companies in the industry or hold shares, directly or indirectly, in such companies. In addition, Bluehill ID’s largest shareholder, Mountain Partners AG, has investments in a number of companies in Germany and Switzerland in this industry. Two of Bluehill ID’s directors, Mr. Daniel Wenzel and Dr. Cornelius Boersch, are directors of Mountain Partners AG, and Dr. Boersch is the principal shareholder.

There can be no assurance that certain corporate opportunities suitable for Bluehill ID are not otherwise made available to Bluehill ID competitors. If Bluehill ID were to lose a significant acquisition opportunity as a result, it could harm Bluehill ID’s prospects and market position.

Bluehill ID may not be successful in hiring highly qualified external managers.

The growth and business success of Bluehill ID depends to a large extent on the hiring of highly qualified managers with management capability and business acumen. Should Bluehill ID not succeed in identifying and hiring a sufficient number of external managers, this could adversely affect Bluehill ID’s business, financial condition and results of operations. Moreover, Bluehill ID may incorrectly estimate the abilities of external managers and the external managers that Bluehill ID hires may not be successful.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement and prospectus and the documents incorporated by reference herein contain forward-looking statements that involve risks and uncertainties, as well as assumptions, that could cause the results of SCM or Bluehill ID to differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements generally are identified by the words “may,” “will,” “project,” “might,” “expects,” “anticipates,” “believes,” “intends,” “estimates,” “should,” “could,” “would,” “strategy,” “plan,” “continue,” “pursue,” or the negative of these words or other words or expressions of similar meaning. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements. For example, forward-looking statements include any statements of the plans, strategies and objectives of management for future operations, including the execution of integration and restructuring plans and the anticipated timing of filings; any statements concerning proposed new products, services or developments; any statements regarding future economic conditions or performance; statements of belief and any statement of assumptions underlying any of the foregoing. Forward-looking statements may also include any statements of the plans, strategies and objectives of management with respect to the approval and closing of the Offer, SCM’s ability to solicit a sufficient number of proxies to approve the Offer and, specifically, the issuance of the shares in connection with the Offer, and other matters related to the consummation of the Offer.

For a discussion of risks associated with the ability of SCM and Bluehill ID to complete the Offer, with the business combination, and with the businesses of SCM, Bluehill ID and the combined companies after the business combination, see the section entitled “Risk Factors,” beginning on page 9.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in reports filed with the Securities and Exchange Commission by SCM. See the section entitled “Where You Can Find More Information,” beginning on page 191.

If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, the results of SCM, Bluehill ID and the combined companies could differ materially from the forward-looking statements. All forward-looking statements in this proxy statement and prospectus are current only as of the date on which the statements were made. SCM and Bluehill ID do not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any statement is made or to reflect the occurrence of unanticipated events.

SELECTED HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA

The following tables present selected historical financial data for SCM, Bluehill ID and Bluehill ID’s predecessor companies, and comparative historical and unaudited pro forma per share data for SCM, Bluehill ID and Bluehill ID’s predecessor companies.

Selected Historical Financial Data of SCM

The selected consolidated financial data set forth below for SCM is derived in part from and should be read in conjunction with SCM’s consolidated financial statements, the related notes and the section of this proxy statement and prospectus entitled “SCM Microsystems’ Management’s Discussion and Analysis of Financial Conditions and Results of Operation.” The consolidated statement of operations data for each of the years ended December 31, 2004, 2005, 2006, 2007 and 2008 and the consolidated balance sheet data as of December 31, 2004, 2005, 2006, 2007 and 2008 were derived from SCM’s audited consolidated financial statements included in this proxy statement and prospectus. The consolidated statement of operations data for the three- and six-month periods ended June 30, 2009 and the consolidated balance sheet data as of June 30, 2009 were derived from SCM’s unaudited consolidated financial statements included in this proxy statement and prospectus. The consolidated financial statements were prepared in conformity with accounting principles generally accepted in the United States of America (US GAAP). This selected financial information is unaudited but, in SCM management’s opinion, has been prepared on the same basis as the audited consolidated financial statements and related notes included throughout this proxy statement and prospectus and includes all adjustments, consisting only of normal recurring adjustments, which SCM’s management considers necessary for a fair presentation of the information for the periods presented. Historical results are not necessarily indicative of results to be expected for future periods.

SCM MICROSYSTEMS, INC.
SELECTED CONSOLIDATED FINANCIAL DATA

	Three Months	Six Months
	Ended	Ended
	June 30,	June 30,	Years Ended December 31,
	2009	2009	2008	2007	2006	2005	2004
	(In thousands of U.S. dollars, except per share data)
	(Unaudited)

Consolidated Statement of Operations Data:
Net revenue	$10,961	$16,116	$28,362	$30,435	$33,613	$27,936	$30,030
Cost of revenue	5,390	8,432	15,817	17,781	21,756	17,106	17,724

Gross profit	5,571	7,684	12,545	12,654	11,857	10,830	12,306

Operating expenses:
Research and development	1,489	2,258	3,902	3,123	3,767	4,081	4,807
Selling and marketing	3,739	5,983	9,620	6,603	7,498	7,040	8,560
General and administrative	2,199	4,646	8,075	7,132	7,548	9,198	9,021
Amortization of intangibles	—	—	—	272	666	673	1,078
Impairment of goodwill and intangibles	—	—	—	—	—	—	388
Restructuring and other charges (credits)	—	—	—	(4)	1,120	319	607
Gain on sale of assets	—	(249)	(1,455)	—	—	—	—

Total operating expenses	7,427	12,678	20,142	17,126	20,599	21,311	24,461

Loss from operations	(1,856)	(4,994)	(7,597)	(4,472)	(8,742)	(10,481)	(12,155)
Loss from investments	(281)	(570)	(256)	—	—	—	—
Interest and other income (expense)	(125)	(98)	757	1,639	1,350	745	806
Foreign currency gains (losses) and other income (expense)	(87)	165	(2,638)	(346)	(225)	1,731	(1,675)

Loss from continuing operations before income taxes	(2,349)	(5,497)	(9,734)	(3,179)	(7,617)	(8,005)	(13,024)
Benefit (provision) for income taxes	1,739	1,740	(752)	(113)	(73)	(150)	173

Loss from continuing operations	(610)	(3,757)	(10,486)	(3,292)	(7,690)	(8,155)	(12,851)
Gain (loss) from discontinued operations, net of income taxes	84	151	(213)	(215)	3,508	(2,109)	(6,242)
Gain (loss) on sale of discontinued operations, net of income taxes	38	75	589	1,586	5,224	(2,171)	430

Net income (loss)	$(488)	$(3,531)	$(10,110)	$(1,921)	$1,042	$(12,435)	$(18,663)

Basic and diluted loss per share from continuing operations	$(0.03)	$(0.20)	$(0.66)	$(0.21)	$(0.49)	$(0.53)	$(0.83)
Basic and diluted income (loss) per share from discontinued operations	$0.01	$0.01	$0.02	$0.09	$0.56	$(0.27)	$(0.38)
Basic and diluted net income (loss) per share	$(0.02)	$(0.19)	$(0.64)	$(0.12)	$0.07	$(0.80)	$(1.21)
Shares used to compute basic and diluted income (loss) per share	22,039	18,891	15,743	15,725	15,638	15,532	15,402

		December 31,
	June 30, 2009	2008	2007	2006	2005	2004
	(In thousands of U.S. dollars)
	(Unaudited)

Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments (unaudited)	$5,309	$20,550	$32,444	$36,902	$32,440	$46,153
Working capital(1) (unaudited)	11,460	23,931	34,027	31,967	27,371	39,161
Total assets	74,213	41,138	48,564	51,355	52,734	73,307
Total stockholders’ equity	48,154	28,126	37,039	35,318	32,617	46,829

(1)	Working capital is defined as current assets less current liabilities

Selected Historical Financial Data of Bluehill ID and its Predecessor Companies

The selected financial data set forth below for Bluehill ID and its predecessor companies is derived in part from and should be read in conjunction with Bluehill ID’s financial statements, the predecessor companies’ financial statements, the related notes and the section of this proxy statement and prospectus entitled “Bluehill ID’s Management’s Discussion and Analysis of Financial Conditions and Results of Operation”. The statement of income data for the year ended December 31, 2008 and the balance sheet data as of December 31, 2008 were derived from Bluehill ID’s unaudited consolidated financial statements. The statement of income data of Bluehill ID’s predecessor companies for the six months period ended to June 30, 2008 were derived from Bluehill ID’s predecessor companies’ unaudited consolidated financial statements included in this proxy statement and prospectus. The consolidated statement of operations data for the six-month period ended June 30, 2009 and the consolidated balance sheet data as of June 30, 2009 were derived from Bluehill ID’s unaudited consolidated financial statements included in this proxy statement and prospectus. The financial statements of Bluehill ID and its predecessor companies have been reconciled to U.S. GAAP and are translated to U.S. dollars. The historical financial statements of Bluehill ID and its predecessor companies have been presented in IFRS accounting and in Euros.

BLUEHILL ID AG AND PREDECESSOR COMPANIES
SELECTED FINANCIAL DATA

			Predecessor
			companies of
	Bluehill ID AG		Bluehill ID AG
	Six Months	Bluehill ID AG	Six Months
	Ended	Year Ended	Ended
	June 30,	December 31,	June 30,
	2009	2008	2008
	(In thousands of U.S. dollars)
	(Unaudited)	(Unaudited)	(Unaudited)

Consolidated Statement of Operations Data:
Net revenues	$9,288	$8,764	$4,665
Cost of revenues	6,783	5,746	4,012

Gross profit	2,505	3,018	653

Operating expenses:
Research and development	470	265	75
Selling, General and administrative	9,423	5,174	1,211
Depreciation and amortization	3	15	10

Total operating expenses	9,896	5,454	1,296

Income (loss) from operations	(7,391)	(2,436)	(643)
Other income (loss)	(29)	3,149	(47)

Income (loss) before provision for income taxes	(7,420)	713	(690)
Benefit (provision) for income taxes	(163)	5	(123)
Net income (loss)	$(7,583)	$718	$(813)

	June 30,	December 31,
	2009	2008
	(In thousands of U.S. dollars)
	(Unaudited)	(Unaudited)

Consolidated Balance Sheet Data:
Cash and cash equivalents	$4,487	$10,753
Working capital(1)	(24)	(1,122)
Total assets	32,747	33,602
Total stockholders’ equity	21,342	24,334

(1)	Working capital is defined as current assets less current liabilities

Comparative Historical and Unaudited Pro Forma Per Share Data

The following table sets forth certain historical, and pro forma combined financial information. The following tables set forth the SCM historical net income (loss) per share for the six months ended June 30, 2009, on an unaudited basis, and year ended December 31, 2008, and the historical book value per share as of June 30, 2009 and December 31, 2008, on an unaudited basis, and net income (loss) per share for SCM on an unaudited pro forma combined basis, for the six months ended June 30, 2009 and year ended December 31, 2008, and unaudited pro forma book value per share as of June 30, 2009. The following tables also set forth for Bluehill ID and it’s predecessor companies historical net income (loss) per share for the six months ended June 30, 2009 and year ended December 31, 2008, on an unaudited basis, and the historical book value per share as of June 30, 2009 and December 31, 2008, on an unaudited basis. The information presented is based on the US GAAP financial statements of Bluehill ID and its predecessor companies.

The unaudited pro forma combined data were derived from and should be read together with the unaudited pro forma condensed combined financial statements and accompanying notes included in this proxy statement and prospectus. This information is based on the historical balance sheets and related historical statements of operations of SCM, Bluehill ID and its predecessor companies included in this proxy statement and prospectus. The pro forma combined data give effect to the transaction using the purchase method of accounting for business combinations.

The unaudited pro forma combined per share data is presented for informational purposes only and is not intended to represent or be indicative of the per share data that would have been achieved if the business combination had been completed as of the dates indicated, and should not be taken as representative of future consolidated per share data of SCM. The historical data of SCM, Bluehill ID and Bluehill ID’s predecessor companies’ historical data were derived from and should be read together with the consolidated financial statements and accompanying notes included elsewhere in this proxy statement and prospectus.

	Six Months Ended	Year Ended
	June 30,	December 31,
	2009	2008
	(Unaudited)

SCM’s Historical Data:
Net income (loss) per share(1):
Basic and diluted loss per share from continuing operations	$(0.20)	$(0.66)
Basic and diluted income per share from discontinued operations	$0.01	$0.02

Basic and diluted net loss per share	$(0.19)	$(0.64)

As of June 30, 2009:
Consolidated book value per share(2)	$1.92
As of December 31, 2008:
Consolidated book value per share (unaudited) (2)		$1.79

	Six Months Ended	Year Ended
	June 30,	December 31,
	2009	2008
	(Unaudited)	(Unaudited)

Bluehill ID and Predecessor Companies’ Historical Data:
Net income (loss) per share(3):
Basic and diluted net income (loss) per share	$(0.28)	$0.04

As of June 30, 2009:
Book value per share(4)	$0.77
As of December 31, 2008:
Book value per share(4)		$0.91

	Six Months Ended	Year Ended
	June 30,	December 31,
	2009	2008
	(Unaudited)	(Unaudited)

Pro Forma Combined Data:
Pro forma net income (loss) per share(5):
Basic and diluted loss per share from continuing operations	$(0.34)	$(0.28)
Basic and diluted income per share from discontinued operations	$0.01	$0.01

Basic and diluted net loss per share	$(0.33)	$(0.27)

As of June 30, 2009:
Pro forma book value per share(6)	$2.10

(1)	Historical net income (loss) per share was derived from the SCM’s Quarterly Report on Form 10-Q for the period ended June 30, 2009 and Annual Report on Form 10-K for the fiscal year ended December 31, 2008 both as filed with the SEC.

(2)	Consolidated book value per share as of June 30, 2009 and December 31, 2008 are calculated by dividing total shareholders’ equity by the common shares outstanding as of the respective dates.

(3)	Net income (loss) per share was calculated by dividing net income by the diluted weighted average common shares outstanding.

(4)	Book value per share is computed by dividing total shareholders’ equity by the common shares outstanding as of the respective date.

(5)	Pro forma net income (loss) per share was calculated by dividing pro forma net income by the pro forma weighted average common shares outstanding as if the transaction had occurred on January 1, 2008.

(6)	Pro forma book value per share is computed by dividing pro forma total shareholders’ equity by the pro forma common shares outstanding as if the transaction had occurred on June 30, 2009.

MARKET PRICE AND DIVIDEND INFORMATION

SCM common stock is traded on the NASDAQ Stock Market’s Global Market under the symbol “SCMM” and on the regulated market (Prime Standard) of the Frankfurt Stock Exchange under the symbol “SMY.” Bearer shares in Bluehill ID are traded on the over-the-counter Open Market at the Frankfurt Stock Exchange under the symbol “BUQ.” Following the consummation of the Offer, SCM common stock, including the shares issued in connection with the Offer, are expected to continue to trade on the NASDAQ Stock Market under the symbol “SCMM” and on the regulated market (Prime Standard) of the Frankfurt Stock Exchange under the symbol “SMY.” The following table sets forth the respective high and low closing prices of SCM common stock and bearer shares in Bluehill ID for the periods indicated. The market prices set forth below may not be indicative of the future value of the SCM common stock.

	SCM				Bluehill ID
			Regulated Market of the Frankfurt		Over-the-Counter Market at the
	NASDAQ Stock Market’s		Stock Exchange		Frankfurt Stock Exchange
	Global Market		(Quoted in Euros)		(Quoted in Euros)
	High	Low	High	Low	High		Low
	(Unaudited)

Fiscal Year 2009:
Fourth Quarter (through November 9, 2009)	$3.00	$2.80	€2.05	€1.70	€0.95		€0.80
Third Quarter	$3.00	$2.04	€1.98	€1.47	€1.02		€0.73
Second Quarter	$3.20	$2.13	€2.01	€1.50	€1.20		€0.90
First Quarter	$2.88	$1.97	€2.08	€1.48	€1.44		€1.15
Fiscal Year 2008:
Fourth Quarter	$2.34	$1.27	€1.62	€1.02	€1.62		€1.21
Third Quarter	$3.17	$2.08	€2.03	€1.52	€1.40		€1.20
Second Quarter	$3.19	$2.71	€1.99	€1.68	€1.20		€0.60
First Quarter	$3.78	$2.59	€2.56	€1.71	€0.70		€0.56
Fiscal Year 2007:
Fourth Quarter	$3.74	$2.85	€2.56	€2.05	€0.68	**	€0.60	**
Third Quarter	$3.32	$2.63	€2.28	€1.95		*		*
Second Quarter	$4.42	$2.90	€3.25	€2.23		*		*
First Quarter	$4.34	$2.97	€3.35	€2.30		*		*

*	No data for prior quarters, as trading commenced on the Open Market at the Frankfurt Stock Exchange on December 21, 2007.

**	Data for period from December 21, 2007 through December 31, 2007.

SCM Microsystems

On September 18, 2009, the last full trading day prior to the public announcement of entry into the Business Combination Agreement, the closing price per share of SCM common stock as reported on the NASDAQ Stock Market was $2.66 per share. On November 9, 2009, the last practicable date before the filing of this proxy statement and prospectus, the closing price per share of SCM common stock as reported on the NASDAQ Stock Market was $2.89. Because the market price of SCM common stock is subject to fluctuation, the market value of the shares of SCM common stock that holders of bearer shares in Bluehill ID will receive pursuant to the Offer may increase or decrease. As of November 9, 2009, SCM had approximately 352 stockholders of record. Not represented in this figure are individual stockholders in Germany whose custodian banks do not release stockholder information about their SCM holdings.

SCM has never declared or paid cash dividends on its capital stock. SCM currently intends to retain earnings, if any, to finance the growth and development of its business, and does not expect to pay any cash dividends to its stockholders in the foreseeable future. Payment of future dividends, if any, will be at the discretion of SCM’s board of directors.

Bluehill ID AG

On September 18, 2009, the last full trading day prior to the public announcement of entry into the Business Combination Agreement, the closing price per bearer share in Bluehill ID as reported on the Open Market of the Frankfurt Stock Exchange was €0.74 per share. On November 9, 2009, the last practicable date before the filing of this proxy statement and prospectus, the closing price per bearer share in Bluehill ID as reported on the Open Market at the Frankfurt Stock Exchange was €0.87. Bluehill ID’s stock is held in bearer form and trades in book-entry only form on the over-the-counter Open Market of the Frankfurt Stock Exchange. As a result, Bluehill ID is not able accurately to assess the number of holders of its stock as of any date.

Bluehill ID has never declared or paid cash dividends on its capital stock. Bluehill ID currently intends to retain earnings, if any, to finance the growth and development of its business, and does not expect to pay any cash dividends to its stockholders in the foreseeable future. There are no Swiss governmental laws, decrees or regulations that restrict the export or import of capital, including any foreign exchange controls, or that affect the remittance of dividends or other payments to non-residents or non-citizens of Switzerland who hold bearer shares in Bluehill ID.

Comparative Per Share Market Price Data

The following table sets forth the Xetra high, low and closing prices for SCM common stock and bearer shares in Bluehill ID as reported on the Deutsche Boerse AG website and Wertpapier-Informationssystem of Boersen-Zeitung on September 18, 2009, the last trading day before SCM and Bluehill ID announced the Offer, and November 9, 2009. This information is based on the Xetra market prices because both securities are traded on that exchange, and the prices given in Euros are not dependent upon or subject to the application of an exchange rate. The table also includes the value of a bearer share in Bluehill ID on an equivalent price per share basis, as determined by reference to the share exchange ratio to be applied in respect of each bearer share in Bluehill ID tendered in the Offer. These equivalent prices per share reflect the fluctuating value of SCM common stock that Bluehill ID shareholders would receive in exchange for each bearer share in Bluehill ID tendered if the Offer was closed on either of these dates, applying the share exchange ratio of 0.52 shares of SCM common stock in exchange for each bearer share in Bluehill ID tendered.

							Equivalent Value of a
	SCM Common Stock			Bearer Share in Bluehill ID			Bearer Share in Bluehill ID
	High	Low	Close	High	Low	Close	High	Low	Close

September 18, 2009	€1.90	€1.81	€1.88	€0.80	€0.80	€0.80	€0.99	€0.94	€0.98
November 9, 2009	€1.79	€1.71	€1.79	€0.87	€0.87	€0.87	€0.93	€0.89	€0.93

The table above shows only historical comparisons. These comparisons may not provide meaningful information to SCM stockholders in determining whether to approve the Offer and, specifically, the issuance of shares of SCM common stock in connection with the Offer, and, in the case of Bluehill ID shareholders, when considering whether to tender their shares. SCM stockholders and Bluehill ID shareholders are urged to obtain current market quotations for SCM common stock and bearer shares in Bluehill ID and to review carefully the other information contained in this proxy statement and prospectus. See “Where You Can Find Additional Information” in this proxy statement and prospectus.

THE OFFER

This section and the section entitled “The Business Combination Agreement” beginning on page 68 of this proxy statement and prospectus is a summary of the material terms of the Offer and the Business Combination Agreement. Because it is a summary, it may not contain all of the information that is important to you. You should read carefully this entire proxy statement and prospectus, including the Business Combination Agreement, which is attached as Annex A to this proxy statement and prospectus, and the other documents to which SCM has referred.

Background of the Business Combination and Offer

In January 2005, Mr. Robert Schneider, then CEO of SCM, approached Mr. Ayman S. Ashour to explore opportunities for cooperation, based on Mr. Ashour’s successful execution of a buy and build strategy for ASSA ABLOY and SCM’s desire to explore strategic options with the assistance of external advisors. SCM and Mr. Ashour met periodically over the next several months. In May 2006, SCM entered into an advisory services agreement to engage Mr. Ashour and Newton International Management LLC, a strategy consulting firm of which Mr. Ashour is the Principal, as a consultant to pursue discussions with private equity firms in furtherance of a growth and acquisition strategy for SCM. Over the course of the next several months, SCM, Newton and Mr. Ashour worked closely together to consider strategic options for SCM (including the possible acquisition of Hirsch, which SCM ultimately acquired in April 2009). In late 2006, the parties decided to terminate this effort.

In March 2007, Mr. Ashour and Mountain Partners AG founded Bluehill ID as a company focusing on a buy, build and grow strategy.

In October 2007, Mr. Felix Marx joined SCM as its Chief Executive Officer and launched new initiatives to develop a growth and acquisition strategy for SCM.

On April 9, 2008, Bluehill ID purchased 17,500 shares of SCM common stock on the open market, which represented approximately 0.1% of the then total number of shares of SCM common stock outstanding. Bluehill ID subsequently increased its holdings in SCM, through open market purchases, to 1,201,004 shares, representing approximately 4.8% of the outstanding shares of SCM common stock as of November 9, 2009. Bluehill ID’s purchases of SCM common stock were detailed in Securities and Exchange Commission and BaFin filings by Bluehill ID. Apart from Bluehill ID’s investment in SCM, there was no business relationship between the two companies or their principals at this time. Mr. Ashour served as a director of Hirsch from 2005 until his resignation in November 2008.

On September 10, 2008, Mr. Marx, Mr. Stephan Rohaly, then Chief Financial Officer of SCM, and Dr. Manfred Mueller, Executive Vice President, Strategic Sales and Business Development of SCM, met at SCM’s office in Ismaning, Germany with Mr. Ashour and Mr. Fabien Nestmann, Manager of Business Development and Investor Relations of Bluehill ID, to discuss topics related to Bluehill ID’s investment in SCM.

On December 10, 2008, SCM and Hirsch entered into a merger agreement.

On January 17, 2009, Mr. Marx and Mr. Lawrence Midland, President of Hirsch, met with Mr. Ashour in Dubai at a security trade show to discuss possible cooperation in the Middle East region between SCM (which was in the process of merging with Hirsch) and Bluehill ID.

On March 17, 2009, Mr. Marx and Dr. Mueller met with Mr. Ashour and Mr. Nestmann to discuss topics related to Bluehill ID’s investment in SCM.

Between March 23, 2009 and mid-April 2009, Mr. Marx and Mr. Ashour met several times to discuss potential business opportunities involving SCM and Bluehill ID, culminating in the execution of a memorandum of understanding on April 16, 2009 regarding the supply of SCM’s contact readers and other SCM products to Bluehill ID for subsequent resale, Bluehill ID’s supply of electronic document (eDOC) and NFC RFID reader modules to SCM for subsequent resale, and the parties’ cooperation in the development of NFC technology.

On April 29, 2009, Mr. Marx, Dr. Mueller, Mr. Midland and SCM director Mr. Hans Liebler met with Mr. Ashour and Mr. Daniel Wenzel, a member of the Bluehill ID board of directors, to further discuss potential business opportunities involving SCM and Bluehill ID, including the potential combination of the two companies.

On April 30, 2009, SCM completed its acquisition of Hirsch.

During the period from May 2009 to July 2009, Mr. Marx and Mr. Ashour and several other representatives of SCM and Bluehill ID met in person or by phone to continue preliminary discussions concerning a potential combination of the two companies.

On July 3, 2009, SCM and Bluehill ID entered into a confidentiality agreement with respect to a potential transaction.

On July 23, 2009 SCM management made a presentation to the SCM board of directors regarding a potential transaction with Bluehill ID. After this presentation, the board of directors of SCM instructed SCM’s management to continue to explore a potential transaction with Bluehill ID.

On July 27, 2009, Mr. Marx, Dr. Mueller and Mr. Ashour met by phone to discuss expectations and timelines for a potential transaction between SCM and Bluehill ID.

On July 28, 2009, Dr. Mueller and Mr. Martin Wimmer, Vice President Finance of SCM, and Mr. Ashour, Mr. Nestmann and Mr. Melvin Denton-Thompson, Chief Financial Officer and Chief Operating Officer of Bluehill ID, met in Munich to review Bluehill ID’s financial results and discuss preliminary due diligence items related to a potential transaction.

Throughout August 2009, SCM management met with Bluehill ID management at Bluehill ID’s Arygon and ACiG facility in Mainz, Germany, Bluehill ID’s TagStar facility in Sauerlach, Germany, and Bluehill ID’s Multicard facility in Wallisellen, Switzerland to conduct due diligence related to a potential transaction. During this period, Bluehill ID management personnel also visited and conducted due diligence on SCM’s operations at SCM’s Ismaning, Germany and Santa Ana, California locations.

On August 7, 2009, the SCM board of directors received an update from SCM management on the status of the discussions with Bluehill ID and preliminary due diligence findings. The SCM board of directors discussed the potential transaction and instructed SCM’s management to continue to explore the potential transaction.

On August 11, 2009 and August 14, 2009, SCM management met with representatives from Jupiter Capital Services GmbH (“Jupiter”) in connection with the potential transaction with Bluehill ID, culminating in SCM’s engagement of Jupiter to render an opinion evaluating the financial fairness of any proposed transaction on August 21, 2009.

On August 19, 2009, Mr. Marx and Mr. Ashour met in Menlo Park, California to discuss certain items related to the potential transaction.

On August 26, 2009, Dr. Mueller and Mr. Ashour met to review and discuss revenue projections for SCM and Bluehill ID.

On August 28, 2009, SCM engaged Lovells LLP to provide legal advisory services related to the proposed transaction, particularly with regards to legal requirements in Europe.

On September 9, 2009, Bluehill ID engaged McDermott Will & Emery LLP to provide U.S. legal advisory services related to the proposed transaction, and relied throughout the period upon its regular German and Swiss counsel (respectively, AFR Aigner Fischer Radlmayr and Peller Rechstanwalte) for local law matters.

On September 9, 2009, Mr. Marx and Mr. Ashour met in Zurich to discuss open issues regarding the proposed transaction, including the terms of the Business Combination Agreement and related transactions.

On September 10, 2009, SCM engaged Gibson, Dunn & Crutcher LLP to provide legal advisory services related to the proposed transaction, particularly with regards to legal requirements in the U.S., including the preparation and filing of the Registration Statement on Form S-4 related to the transaction.

During September 2009, representatives of SCM and Bluehill ID, together with their respective legal counsel, participated in several conference calls to finalize the terms of the potential transaction and the Business Combination Agreement.

On September 16, 2009, the SCM board of directors held a special meeting at which the proposed transaction with Bluehill ID was further discussed and considered. At the meeting, members of SCM’s senior management team made a presentation to the board of directors regarding the terms of the proposed business combination and representatives of Jupiter made a financial presentation to the SCM board of directors and rendered Jupiter’s oral opinion, subsequently confirmed in writing, to the effect that, as of September 16, 2009, the date of the opinion, and based upon and subject to the various considerations and limitations set forth in such opinion, the transaction consideration to be paid by SCM is fair to SCM from a financial point of view. SCM’s legal counsel outlined the principal legal terms and conditions of the proposed Business Combination Agreement, and other legal issues associated with the proposed business combination.

On September 20, 2009, the SCM board of directors unanimously approved the Business Combination Agreement by written consent and determined that the business combination and the terms of the Business Combination Agreement were advisable and in the best interests of the SCM stockholders.

On September 20, 2009, the Bluehill ID board of directors unanimously approved a resolution requesting the conclusion of the Business Combination Agreement and empowering Mr. Ashour with the closing and execution thereof.

On September 20, 2009, counsel for each of SCM and Bluehill ID finalized the Business Combination Agreement and related documents, and the Business Combination Agreement was executed by the parties.

On September 21, 2009, SCM and Bluehill ID publicly announced the proposed combination prior to the opening of trading on both the NASDAQ Stock Market and the regulated market (Prime Standard) of the Frankfurt Stock Exchange.

On October 20, 2009, SCM and Bluehill ID made certain non-material amendments to the Business Combination Agreement.

SCM’s Reasons for the Business Combination and Offer; Recommendation of the SCM Board of Directors

The SCM board of directors believes that the terms of the Business Combination Agreement and the transactions contemplated thereby, including the Offer, are advisable, and in the best interests of, SCM and its stockholders, and has unanimously approved the Business Combination Agreement and the Offer. The SCM board of directors has concluded that the business combination with Bluehill ID presents a compelling strategic opportunity for SCM to accelerate the development of a leadership position in contactless markets and technology and to further diversify its business geographically. The SCM board of directors recommends that SCM stockholders vote in favor of the SCM proposals described in this proxy statement and prospectus.

In reaching its decision to approve the business combination, including the Offer, the SCM board of directors consulted with SCM’s management, financial and legal advisors, and considered a number of factors, including the following factors, which the SCM board of directors viewed as supporting its recommendation:

•	the belief of the SCM board of directors that after the business combination SCM will be better positioned to pursue and implement a strategy focused on the development of a leading position in the rapidly emerging market for contactless solutions and technologies;

•	the fact that both SCM and Bluehill ID are focused on access control, identity management and RFID technologies and markets, which are important applications that leverage contactless technologies, and that each company operates under complementary brands within the RFID and smart card value chains;

•	the fact that Bluehill ID has a diverse customer base in Latin America, Asia and Europe that complements SCM’s business in those regions, and the belief that combining the two companies would further diversify and balance SCM’s business geographically;

•	the belief that Bluehill ID’s position in the RFID transponder technology market will strengthen SCM’s e-passport and national ID business and help SCM expand its presence in related growing vertical markets;

•	the belief that the experience of Bluehill ID’s management team in successfully executing a “buy, build and grow” strategy will further support SCM’s ability to accelerate growth through acquisition;

•	the expected synergies that will result from the business combination as a result of leveraging the existing businesses of both companies to reach more customers and penetrate new segments of the Security and Identity Solutions market;

•	the results of SCM’s due diligence review of Bluehill ID’s business, finances and operations and its evaluation of Bluehill ID’s management, competitive positions and prospects;

•	the opinion of SCM’s financial advisor that, as of September 16, 2009, and based upon and subject to the considerations described in its written opinion, the consideration to be paid by SCM to the shareholders of Bluehill ID pursuant to the Business Combination Agreement was fair to SCM from a financial point of view;

•	the likelihood in the judgment of the board of directors of SCM that the conditions to be satisfied prior to consummation of the business combination will be satisfied or waived;

•	the cash position of each of SCM and Bluehill ID and the absence of any material debt of either of them;

•	the belief that the business combination would increase the overall level of resources available for sales, marketing, engineering and production across target markets and regions and allow SCM to leverage Bluehill ID’s well-respected brands;

•	the fact that Bluehill ID owns 1,201,004, or 4.8%, of the outstanding shares of SCM common stock and such shares are expected to remain in Bluehill ID immediately after the closing of the Offer; and

•	the belief that the business combination would significantly increase SCM’s revenues, net income and internal resources and provide greater operational scale and financial solidity.

During the course of its deliberations concerning the business combination, the SCM board of directors also identified and considered a variety of risks relating to the business combination, including the following:

•	the fact that SCM may be assuming the obligations pursuant to the Bluehill ID Option Plans, the Call Option Agreement, and the Earn Out Agreements, which if not converted into the right to acquire or receive shares of SCM common stock could entitle the counter-parties to continue to acquire or receive bearer shares in Bluehill ID, which would lead to a dilution of SCM with regard to its interests in Bluehill ID;

•	the fact that immediately after the closing of the Offer, due to their anticipated direct and indirect beneficial ownership of the outstanding shares of SCM common stock, Mr. Ashour and Mountain Partners AG, together with Mr. Wenzel and Dr. Cornelius Boersch, will have significant influence over the outcome of corporate actions requiring board and stockholder approval;

•	the risk that the potential benefits sought in the business combination might not be realized;

•	the expected significant length of time between signing the Business Combination Agreement and completing the business combination or terminating the Business Combination Agreement, and the restrictions on the conduct of SCM’s business in the intervening period;

•	the fact that the representations and warranties of Bluehill ID contained in the Business Combination Agreement do not survive the closing of the Offer, and the absence of any indemnification obligations of Bluehill ID to SCM in the Business Combination Agreement;

•	the fact that no agreement was entered into between SCM and the directors, executive officers, or principal shareholders of Bluehill ID obligating such parties to tender their bearer shares in Bluehill ID in the Offer, and the fact that no stockholders agreement was entered into between SCM and the principal shareholders of Bluehill ID with respect to future voting on SCM matters, including SCM’s board composition;

•	the circumstances under which SCM may become liable to pay a termination fee to Bluehill ID and the effect on any competing transaction;

•	the challenges, costs and diversion of management time associated with successfully integrating the products, technologies, marketing strategies and organizations of each company;

•	the possibility that the business combination may not be completed and the potential adverse effect of the public announcement to that effect on the reputation of SCM; and

•	the other risks described in the section of this proxy statement and prospectus entitled “Risk Factors.”

This discussion of information and factors considered by the SCM board of directors is not intended to be exhaustive, but is intended to summarize the material factors considered by the SCM board of directors. In view of the wide variety of factors considered, the SCM board of directors did not find it practicable to quantify or otherwise assign relative weights to the specific factors considered. However, after taking into account all of the factors set forth above, the SCM board of directors unanimously agreed that the Business Combination Agreement and the transactions contemplated thereby, including the Offer, were in the best interests of SCM and the SCM stockholders, and that SCM should enter into the Business Combination Agreement.

SCM Financial Projections

SCM provided financial projections for its business to Jupiter, its financial advisor, in August 2009 for use in connection with its fairness analysis, summarized in the section of this proxy statement and prospectus entitled “The Offer — Opinion of Jupiter to the Board of Directors of SCM.” Please note, however, that even though such projections were provided to Jupiter in rendering its fairness opinion, Jupiter assumed that the value of SCM common stock would be equal to the market price for such shares, as further described in the section entitled “The Offer — Opinion of Jupiter to the Board of Directors of SCM.”

Income Statement Projections of SCM
(unaudited)

	Year End Dec. 31
	2009	2010	2011	2012
	In thousands of U.S. dollars

Sales	$48,052	$68,100	$74,930	$82,423
% growth	69%	42%	10%	10%
Cost of sales	(23,358)	(33,075)	(36,311)	(39,975)
% margin	(49)%	(49)%	(48)%	(49)%

Gross margin	24,694	35,025	38,619	42,448

% margin	51%	51%	52%	52%
Research & development	(4,448)	(4,690)	(4,846)
Selling costs	(12,631)	(15,649)	(16,197)
G&A costs	(10,184)	(11,344)	(11,733)
Restructuring and other charges (credits)	(2,075)	0	0
Gain on sale of assets	1,417	0	0
Amortization of intangibles	0	0	0
Depreciation/Amortisation Hirsch	(527)	(861)	(861)

Gain/loss from operations (EBIT)	(3,754)	2,480	4,981	7,830

% margin	(8)%	4%	7%	10%
Depreciation & Amortization total group	727	1,168	1,168	1,168
% of sales	2%	2%	2%	1%

EBITDA	(3,027)	3,648	6,150	8,999

% margin	(6)%	5%	8%
Gain from/loss on equity investments	(922)	866	4,269	4,269
Interest income (expenses)	(445)	(687)	(467)	(350)
Foreign currency losses and other income (expense), net	165	0	0	0

Profit before taxes	(4,956)	2,659	8,783	11,749

% margin	(10)%	4%	12%	14%
Income tax (expenses)/income	1,063	(600)	(3,513)	(4,300)
% margin	(21)%	(23)%	(40)%	(37)%
Gain (loss) from discont’d operations, net of income taxes	125	0	0	0
Gain on sale of discont’d operations, net of income taxes	0	0	0	0

Net income (loss)	(3,767)	2,059	5,270	7,450

% margin	(8)%	3%	7%	9%

SCM’s management provided the above income statement projections for the years 2009 through 2011. The above income statement projections for 2012 were the result of Jupiter’s formation of certain assumptions about SCM’s business with respect to such period, which SCM management reviewed and confirmed. For 2012, Jupiter and SCM only projected certain key line items.

These SCM financial projections rely on numerous assumptions that included, among others, the assumptions listed below. SCM did not find it practicable to quantify or otherwise assign relative weights to the specific assumptions made in connection with the SCM financial projections:

•	SCM’s business is government-driven, and the business will be less affected by the current global economic situation in 2010;

•	the security sector would outperform the overall economy;

•	the market would increasingly demand higher-security products, such as smart cards, biometrics and multi-factor authentication;

•	demand from security products from U.S. federal government agencies due to Federal Information Processing Standards (FIPS) 201 would increase in 2009, and in each year thereafter through 2012;

•	the rate of growth in revenue for SCM’s products is driven by major government related roll-outs, in particular the German eHealth initiatives will significantly contribute to revenue in the upcoming years;

•	gross margins would represent approximately the same percentages of revenue for each year as represented in the SCM financial projections for 2009;

•	SCM would successfully develop and sell new products and services including, but not limited to, its new family of contact and contactless smart card reader product line;

•	SCM would continue to regionally expand its global distribution network as well as its cooperation with new OEMs; and

•	no provision for the potential material effects of extraordinary business events, such as adverse regulatory developments, major unplanned new product launches or natural disasters.

There can be no guarantee that the assumptions on which the SCM financial projections are based are correct or will be realized. In addition, there can be no assurance that the SCM financial projections will be realized or that actual results will not be significantly higher or lower than projected.

The SCM financial projections set forth above are included in this proxy statement and prospectus only because this information was made available to Jupiter for use in its fairness analysis provided to the SCM board of directors. The SCM financial projections were not prepared with a view to public disclosure or compliance with the published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The SCM financial projections do not purport to present operations in accordance with U.S. GAAP.

No independent accountants have compiled, examined or performed any procedures with respect to the SCM financial projections contained herein, nor have any independent accountants expressed any opinion or any other form of assurance on such information or its achievability or the assumptions on which they are based.

Jupiter reviewed and relied upon the SCM income statement projections in rending its opinion of fairness, as summarized in the section of this proxy statement and prospectus entitled “The Offer — Opinion of Jupiter to the Board of Directors of SCM” and attached hereto as Annex B. You are urged to read carefully these SCM financial projections together with the SCM financial statements, the Risk Factors, the summary of the opinion of the financial advisor to SCM contained in the section of this proxy statement and prospectus entitled “The Offer — Opinion of Jupiter to the Board of Directors of SCM,” and the Written Opinion of Jupiter attached hereto as Annex B.

Bluehill ID Financial Projections

Bluehill ID provided income statement projections for its business to Jupiter in August 2009, for use in connection with Jupiter’s financial analysis, summarized in the section of this proxy statement and prospectus entitled “The Offer — Opinion of the Financial Advisor of SCM.”

Income Statement Projections of Bluehill ID
(unaudited)

	Year End Dec. 31
	2009	2010	2011	2012
	In thousands of U.S. dollars

Sales	$29,389	$38,449	$48,207	$57,848
% growth	240%	31%	25%	20%
Cost of sales	(16,970)	(22,047)	(27,497)	(32,996)
% margin	(58)%	(57)%	(57)%	57%

Gross margin	12,419	16,402	20,710	24,852

% margin	42%	43%	43%	43%
Other Income	0	0	0
Production/labour costs	(2,234)	(2,451)	(2,700)
Selling & marketing	(3,772)	(3,924)	(4,234)
Research & development	(1,443)	(1,599)	(1,746)
G&A costs	(7,713)	(4,522)	(4,953)
Depreciation and Amortisation	(950)	(1,587)	(1,631)	(1,735)
Other operating expenses	0	0	0
Other expenses	0	0	0

EBIT	(3,693)	2,319	5,445	7,498

% margin	(13)%	6%	11%	13%
Depreciation and Amortization	950	1,587	1,631	1,735

EBITDA	(2,744)	3,906	7,077	9,233

% margin	(9)%	10%	15%	16%
Finance cost	(214)	0	0
% margin	NM	NM	NM
Interest on debt and borrowing	(45)	0	0
Foreign currency translation	(169)	0	0
Finance income	220	4	83
% margin	1%	0%	0%
Interest income on loans and receivables	0	4	83
Foreign currency translation	0	0	0
Net gains on financial assets at fair value	220	0	0

Profit before taxes	(3,688)	2,323	5,528	7,498

% margin	(13)%	6%	11%	13%
Income tax (expense)/income	(386)	(518)	(1,331)	(2,474)
% tax rate	10%	(22)%	(24)%	(33)%

Operating net income (loss)	(4,074)	1,804	4,197	5,023

% margin	(14)%	5%	9%	9%
Extraordinary one-off item	(4,774)	0	0	0

Net income (loss)	(8,848)	1,804	4,197	5,023

% margin	(30)%	5%	9%	9%

Bluehill ID’s management provided the above income statement projections for the years 2009 through 2011. The above income statement projections for 2012 were the result of Jupiter’s formation of certain assumptions about Bluehill ID’s business with respect to such period, which Bluehill ID management reviewed and confirmed. For 2012, Jupiter and Bluehill ID only projected certain key line items.

The preliminary Bluehill ID financial projections rely on numerous assumptions that included, among others, the assumptions listed below. Bluehill ID did not find it practicable to quantify or otherwise assign relative weights to the specific assumptions made in connection with the Bluehill ID financial projections:

•	the security sector and the RFID industry in particular will continue to grow at faster rate than the economy as a whole;

•	Bluehill ID’s business is not overly dependent on one industry or market segment and as such it is assumed that some of the sectors that suffered during the 2008-2009 market disruption will gradually show improvement;

•	government spending on transport and infrastructure projects in major markets will continue;

•	rules requiring the tagging of livestock and fish will continue to be strengthened to enable early tracking of problems such as contaminated food products;

•	the implementation of new production machinery for RFID inlays planned for 2009 will be successful and will result in added capacity and price reduction to enable Bluehill ID to increase its participation in the transport ticketing market;

•	gross margins would benefit from integration of acquired companies and economies of scale as Bluehill ID expands its sales and reduces its production and sourcing costs;

•	Bluehill ID would successfully develop and sell new products and services including, but not limited to, its new family of Multi ISO readers, eGovernment readers and ePassport enrollment units;

•	Bluehill ID’s investment in added senior level sales resources in Germany, Brazil and the U.S. will result in pull through sale of existing and future products;

•	no provision for the potential material effects of extraordinary business events, such as adverse regulatory developments, patent infringement claims or major unplanned new product launches or natural disasters;

•	the pending patents of Bluehill ID for transponders and readers will be granted in the U.S. and elsewhere with no substantial delay;

•	the world economy, particularly the economy of Germany, Brazil, Australia, Canada and the U.S. would begin recovering from the current state of economic recession in late 2009; and

•	the Mybility solution offered by Multicard in the Netherlands will continue to attract new local government clients.

There can be no guarantee that the Bluehill ID income statement projections will be realized, or that the assumptions on which they are based will prove to be correct.

The Bluehill ID income statement projections set forth above are included in this proxy statement and prospectus only because this information was provided to Jupiter for use in its fairness analysis provided to the SCM board of directors. The preliminary Bluehill ID income statement projections were not prepared with a view to public disclosure or compliance with the published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The Bluehill ID income statement projections do not purport to present operations in accordance with U.S. GAAP.

No independent accountants have compiled, examined or performed any procedures with respect to the preliminary Bluehill ID income statement projections, nor have any independent accountants expressed any opinion or any other form of assurance on such information or its achievability or the assumptions on which they are based.

Jupiter reviewed and relied upon the Bluehill ID income statement projections in rending its opinion of fairness, as summarized in the section of this proxy statement and prospectus entitled “The Offer — Opinion of Jupiter to the Board of Directors of SCM” and attached hereto as Annex B. You are urged to read carefully these Bluehill ID financial projections together with the Bluehill ID financial statements, the Risk Factors, and the summary of the opinion of the financial advisor to SCM contained in the section of this proxy statement and prospectus entitled “The Offer — Opinion of Jupiter to the Board of Directors of SCM,” and the Written Opinion of Jupiter attached hereto as Annex B.

Opinion of Jupiter to the Board of Directors of SCM

On August 21, 2009 SCM engaged Jupiter to render an opinion evaluating the financial fairness of the consideration to be paid by SCM as part of the Offer to effect the business combination to shareholders of Bluehill ID that tender their bearer shares in Bluehill ID. At the September 16, 2009 meeting of SCM’s board of directors, Jupiter rendered its oral opinion to the board of directors, subsequently confirmed in writing, to the effect that, as of September 16, 2009, and based upon and subject to certain matters stated therein, the consideration to be paid by SCM in the Offer is fair, from a financial point of view, to SCM.

The full text of Jupiter’s written opinion, dated September 16, 2009, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by Jupiter in connection with its opinion is attached with the consent of Jupiter, to this proxy statement and prospectus as Annex B and is incorporated into this proxy statement and prospectus by reference. This summary of Jupiter’s opinion set forth in this proxy statement and prospectus is qualified in its entirety by reference to the full text of Jupiter’s written opinion attached as Annex B. You are encouraged to read Jupiter’s written opinion and this section carefully and in their entirety.

SCM’s board of directors, and not Jupiter, determined the amount of consideration to be paid by SCM in the Offer and Jupiter’s written opinion does not constitute a recommendation to the SCM stockholders or any other stockholders as to how such stockholders or any other stockholder should vote with respect to the transaction. The written opinion addresses only the fairness, from a financial point of view, of the consideration to be paid by SCM in the transaction. It does not address the relative merits of the transaction as compared to alternative transactions or strategies that may be available to SCM, nor does it address SCM’s underlying decision to engage in the Offer.

Jupiter’s written opinion should not be construed as creating any fiduciary duty on Bluehill ID’s part to any party. This Opinion is not intended to be, and does not constitute, a recommendation to the board of directors of SCM, any security holder or any other person as to how to act or vote with respect to any matter relating to the business combination and the Offer. Jupiter’s written opinion, including the contents hereof does not address the underlying business decision of SCM to engage in the transaction, the relative merits of the transaction as compared to any other alternative business strategies, that might exist for SCM or the effect of any other transaction in which SCM might engage. Jupiter did not recommend any specific consideration to the board of directors of SCM or any other person nor indicated that any given consideration constituted the only appropriate consideration for the business combination.

SCM did not request the advice of Jupiter with respect to alternatives to the business combination transaction, and Jupiter did not advise SCM with respect to alternatives to the transaction or SCM’s underlying decision to proceed with or effect the transaction.

Jupiter’s written opinion and its related presentation were among the many factors that the SCM board of directors took into consideration in making its determination to approve, and to recommend that SCM’s stockholders approve the business combination or the Offer.

While this summary describes the analysis and factors that Jupiter deemed material in rendering the Opinion, it is not a comprehensive description of all analyses and factors considered by Jupiter. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or a summary description. In arriving at its written opinion,

Jupiter did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Jupiter believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading or incomplete view of the evaluation process underlying its written opinion. Several analytical methodologies were employed and no one method of analysis should be regarded as critical to the overall conclusion reached by Jupiter. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusion reached by Jupiter is based on all analyses and factors taken, as a whole, and also on application of Jupiter’s own experience and judgment. This conclusion may involve significant elements of subjective judgment and qualitative analysis. Jupiter gives no opinion as to the value or merit standing alone of any one or more parts of the analysis it performed.

In performing its analyses, Jupiter made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of SCM. The analyses performed by Jupiter are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by these analyses. These analyses were prepared solely as part of the analysis performed by Jupiter with respect to whether the consideration to be paid by SCM in the Offer is fair, from a financial point of view, to SCM and were provided to the SCM board of directors in connection with the delivery of Jupiter’s written opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at any time in the future.

No company or transaction used in the comparable company or comparable transaction analyses described below is identical to Bluehill ID or the business combination. Accordingly, an analysis of the results of such analyses is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which Bluehill ID, and the business combination are being compared.

The following is a summary of Jupiter’s Opinion. We encourage you to read Jupiter’s written Opinion carefully in its entirety, which is attached to this proxy statement and prospectus as Annex B.

Procedures Followed and Assumptions

In connection with its written opinion, Jupiter, among other things:

•	reviewed income statement projections for SCM for calendar years 2009 — 2011 prepared and approved by SCM’s management;

•	reviewed income statement projections for Bluehill ID for calendar years 2009 — 2011 prepared and approved by Bluehill ID’s management;

•	prepared various other financial forecasts, which were confirmed by SCM, relating to the business of SCM;

•	prepared various other financial forecasts, which were confirmed by Bluehill ID, relating to the business of Bluehill ID;

•	reviewed certain internal financial projections of SCM and Bluehill ID on a pro forma combined basis, furnished to Jupiter by SCM and Bluehill ID;

•	reviewed certain publicly available research analyst reports for SCM and Bluehill ID;

•	reviewed SCM’s audited financial statements for its fiscal years ended 2008, 2007, and 2006, as contained in SCM’s Annual Reports on Form 10-K, filed with the Securities and Exchange Commission on March 31, 2009, March 18, 2008, and March 20, 2007, respectively;

•	reviewed SCM’s unaudited financial statements for its fiscal quarter ended June 30, 2009, as contained in SCM’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 14, 2009;

•	reviewed Bluehill ID’s annual reports for 2008 and 2007;

•	reviewed certain other relevant financial and operating data of SCM and Bluehill ID made available to Jupiter by SCM and Bluehill ID;

•	reviewed certain communications from SCM and Bluehill ID to their respective stockholders;

•	held discussions with members of the senior management of SCM and Bluehill ID with respect to the businesses and prospects of SCM and Bluehill ID, respectively;

•	reviewed the pro forma financial impact of the business combination on SCM and Bluehill ID based on assumptions relating to transaction expenses, cost savings and other relevant adjustments as determined by the senior management of SCM;

•	reviewed public information with respect to certain other publicly traded companies Jupiter deemed relevant in evaluating the business of Bluehill ID;

•	reviewed the financial terms, to the extent publicly available, of certain other business combinations Jupiter deemed to be reasonably comparable to the transaction;

•	reviewed historical unit prices and trading volumes of the common units of SCM and Bluehill ID , respectively; and

•	conducted such other financial studies, analyses and investigations as Jupiter deemed appropriate.

Jupiter was not requested to opine as to, and its written opinion did not express an opinion as to or otherwise address (1) the impact of any transfer restrictions on the securities of SCM, whether imposed by law or contract; (2) the relative merits of the business combination as compared to any alternative business strategies that might exist for SCM or the effect of any other transaction in which SCM might engage; (3) the solvency, creditworthiness or fair value of SCM or Bluehill ID or any other participant in the transaction under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters; or, (4) any legal, tax or accounting issues concerning the business combination or the legal or tax consequences of the business combination to any party.

In preparing its written opinion, Jupiter did not assume any responsibility to independently verify the information referred to above. Instead, with SCM’s consent, Jupiter relied on the information being accurate and complete. Jupiter also made the following assumptions, in each case with SCM’s consent, that (1) the internal operating data and financial analyses and forecasts supplied to Jupiter were reasonably prepared on bases reflecting the best currently available estimates and judgments of SCM’s and Bluehill ID’s senior management as to SCM’s and Bluehill ID’s recent and likely future performance; (2) the business combination will be consummated on the terms and subject to the conditions as described by the management of SCM; and (3) all necessary governmental and regulatory approvals and third party consents will be obtained on terms and conditions that will not have a material adverse effect on SCM or Bluehill ID.

Jupiter’s written opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Jupiter as of September 16, 2009. Events occurring after the date hereof could materially affect this written opinion. Jupiter has not undertaken to update, revise, reaffirm or withdraw its written opinion or otherwise comment upon events occurring after September 16, 2009. Jupiter has not expressed, and does not herein express any opinion as to the price at which SCM common stock and bearer shares in Bluehill ID may trade at any time.

Summary of Financial Analyses

As part of the financial analyses, Jupiter calculated a low and high range for the implied transaction enterprise value (which Jupiter defined as equity value plus debt less cash and cash equivalents) of Bluehill ID implied by the business combination. As of July 31, 2009, Bluehill ID had approximately $9.36 million in cash and $1.26 million in debt, according to information provided by Bluehill ID.

The low range for the enterprise value of Bluehill ID is $31.29 million and is based on: 16.76 million new shares of SCM common stock being issued in connection with the Offer (based on 32,023,797 bearer shares in Bluehill ID outstanding and a then assumed exchange ratio of 0.5233) valued at $39.38 million, using a value per share of SCM common stock of $2.35.

The high range for the enterprise value of Bluehill ID is $40.33 million and is based on 16.76 million new shares of SCM common stock being issued in connection with the Offer (based on 32,023,797 bearer shares in Bluehill ID outstanding and a then assumed exchange ratio of 0.5223) valued at $48.43 million, using a value per share of SCM common stock of $2.89.

Offer Consideration (in millions, except per share data)	Low Range		High Range

Total Number of New Shares of SCM Common Stock to be Issued	16.76		16.76
Value per new share of SCM Common Stock	$2.35	(1)	$2.89	(2)
Equity Value	$39.38		$48.43
Cash	$9.36		$9.36
Debt	$1.26		$1.26
Enterprise Value	$31.29		$40.33

(1)	Volume-weighted average share price of last 90 days trading, as of September 11, 2009. The low value of the SCM common stock to be issued is valued at $39.38 million, based on the 90-day volume weighted average closing price per share as of September 11, 2009.

(2)	Highest share price of last 90 days trading, as of September 11, 2009. The high value of the SCM common stock to be issued is valued at $48.43 million, based on the highest share price of the last 90 trading days of $2.89 per share as of September 11, 2009.

The following represents a summary of the material financial analyses performed by Jupiter in connection with providing its written opinion to the SCM board of directors. Some of the summaries of financial analyses performed by Jupiter include information presented in tabular format. In order to fully understand the financial analyses performed by Jupiter, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Jupiter. Please consider in the following analysis that figures may not add up to the total due to rounding differences.

Comparable Company Analysis

Based on public and other available information, Jupiter calculated the multiples of enterprise value (which Jupiter defined as equity value, plus debt, less cash and cash equivalents) to the estimated calendar year 2009, 2010 and 2011 (2009e, 2010e, 2011e) sales (“Sales”), earnings before interest, taxes, depreciation and amortization (“EBITDA”) and earnings before interest and taxes (“EBIT”) as well as the share price to the estimated 2009, 2010 and 2011 (2009e, 2010e, 2011e) net income per share (“P/E Ratio”) for companies in the electronic access control industry. The estimated financial data for the comparable companies was based on different broker reports for the particular peer companies. Jupiter believes that the companies listed below have some operations similar to some of the operations of Bluehill ID, but noted that none of these companies have the same management, composition, size, or combination of businesses as Bluehill ID:

•	Cogent Systems, Inc.;

•	Gemalto N.V.;

•	Hypercom Corp.;

•	L-1 Identity Solutions, Inc.;

•	Napco Security Systems, Inc.;

•	N.V. Nederlandsche Apparatenfabriek “Nedap”;

•	Smartrac N.V.; and

•	Vasco Data Security International, Inc.

The derived multiples were put into relation to the estimated 2009, 2010 and 2011 sales, EBITDA, EBIT and earnings figures of Bluehill ID, which have been provided by Bluehill ID. The minimum and maximum multiple range is based on a 20% discount and a 20% premium, respectively, to the median multiple calculated from the multiples of all peer companies. The following table sets forth the multiples indicated by this analysis:

					Implied Enterprise
	Multiple				Value
Enterprise Value to:	Min		Max		Min	Max
	(U.S. Dollars, in millions)

(Equity Value for Net Income Multiples)
2009e Sales	1.1	x	1.7	x	$32.9	$49.4
2010e Sales	1.0	x	1.6	x	$40.0	$60.0
2011e Sales	0.8	x	1.2	x	$38.6	$57.8
2009e EBITDA	8.2	x	12.2	x	NM	NM
2010e EBITDA	6.6	x	10.0	x	$25.9	$38.9
2011e EBITDA	5.0	x	7.4	x	$35.1	$52.7
2009e EBIT	13.4	x	20.0	x	NM	NM
2010e EBIT	9.0	x	13.4	x	$20.8	$31.2
2011e EBIT	6.6	x	9.8	x	$35.7	$53.6
2009e Net Income	17.0	x	25.4	x	NM	NM
2010e Net Income	13.2	x	19.8	x	$15.7	$27.6
2011e Net Income	8.1	x	12.1	x	$25.8	$42.8

The comparable company analysis resulted in an implied enterprise value range of $32.9 million to $60.0 million based on 2009e, 2010e and 2011e revenues. Based on 2009e, 2010e and 2011e EBITDA, the comparable company analysis resulted in an implied enterprise value range of $25.9 million to $52.7 million. The implied enterprise value range based on EBIT multiples amounts to $20.8 million to $53.6 million and based on P/E multiples the implied enterprise value ranges between $15.7 million and $42.8 million. The estimated 2009 EBITDA and EBIT valuation multiples derived from the comparable company analysis did not lead to a meaningful valuation, given that Bluehill ID expects negative EBITDA and EBIT figures in 2009. As a result, EBITDA and EBIT valuation multiples for 2009e could not be considered in forming Jupiter’s opinion.

Comparable Transactions Analysis

Based on public and other available information, Jupiter calculated the multiples of enterprise value (which Jupiter defined as equity value plus debt less cash and cash equivalents) to the latest twelve-month (“LTM”) sales, EBITDA, and EBIT, which are implied in the following acquisitions of companies in the electronic access control industry that have been announced since May 23, 2006:

Date Announced	Name of Acquirer	Name of Target

2009-04-13	Thoma Bravo LLC	Entrust, Inc.
2008-11-13	R&R Consulting Partners LLC	VeriChip Corp.
2008-10-07	Aladdin Knowledge Systems Ltd.	Secure Computing Corp., Secure SafeWord
2008-09-22	Francois-Charles Oberthur Fiduciaire S.A.	Oberthur Technologies Group
2008-08-20	Investor Group lead by Vector Capital Corp.	Aladdin Knowledge Systems Ltd.
2008-07-28	Sophos Holdings GmbH	Utimaco Safeware AG
2008-06-25	Aladdin Knowledge Systems Ltd.	Eutronsec S.p.A
2008-03-10	TriQuint Semiconductor, Inc.	WJ Communications, Inc.
2008-03-03	Bottomline Technologies, Inc.	Optio Software, Inc.
2008-02-13	Thoma Cressey Bravo, Inc.	Macrovision Corp., Software Business
2008-01-07	L-1 Identity Solutions, Inc.	Bioscrypt, Inc.
2008-01-04	Azkoyen S.A.	primion Technology AG
2007-10-12	Endace Ltd.	Applied Watch Technologies LLC
2007-08-09	Applied Digital Solutions, Inc.	Digital Angel Corp.
2007-06-12	SonicWALL, Inc.	Aventail Corp.
2007-05-03	Investor Group lead by Vector Capital	SafeNet, Inc.
2006-10-10	Oberthur Technologies Group	IM Technologies Ltd.
2006-07-17	Viisage Technology, Inc.	Iridian Technologies, Inc.
2006-05-23	ASSA ABLOY AB	Fargo Electronics, Inc.

The derived multiple range was applied to the estimated 2009 sales, EBITDA and EBIT figures of Bluehill ID, which have been provided by Bluehill ID. The comparable transaction analysis has been based on 2009e figures, as no LTM figures were available for Bluehill ID. In addition, 2008 Bluehill ID figures do not properly reflect the business as the acquisitions of Bluehill ID were not accounted for the entire year 2008. The minimum and maximum multiple range is based on a 20% discount and a 20% premium respectively to the median multiple calculated from the precedent transactions analysis.

The following table sets forth the implied sales, EBITDA and EBIT transaction multiple ranges indicated by the precedent transaction analysis and the respective implied enterprise values:

	Low		High
	(U.S. Dollars
	in millions)

Enterprise Value/2009e Sales:
Precedent Transaction Comparables Multiple Range	1.1	x	1.7	x
Implied Enterprise Value	$32.9		$49.4
Enterprise Value/2009e EBITDA:
Precedent Transaction Comparables Multiple Range	10.8	x	16.2	x
Implied Enterprise Value	NM		NM
Enterprise Value/2009e EBIT:
Precedent Transaction Comparables Multiple Range	18.9	x	28.3	x
Implied Enterprise Value	NM		NM

Jupiter calculated the implied enterprise values based on the range of estimated 2009 sales, EBITDA, and EBIT valuation multiples based on the precedent transactions analysis. This analysis resulted in an implied enterprise value range of $32.9 million to $49.4 million based on 2009e sales. The estimated 2009 EBITDA and EBIT valuation multiples derived from the precedent transactions analysis did not lead to a meaningful valuation, given that Bluehill ID expects negative EBITDA and EBIT figures in 2009. As a result, EBITDA and EBIT valuation multiples could not be considered in forming Jupiter’s opinion.

Discounted Cash Flow Analysis

Jupiter performed a discounted cash flow analysis on Bluehill ID to take projected future free cash flow over the given period along with the terminal value at the end of the period and then discount these cash flows back to a present value by using the weighted average cost of capital. Jupiter based its discounted cash flow analysis on management estimates for financial performance of the business over the analyzed period (through fiscal year 2018).

In its analysis, Jupiter used discount rates ranging from 11% to 13% to reflect the overall risk associated with Bluehill ID’s operations and projected financial performance. Jupiter calculated a terminal value at the end of 2018 using (1) the exit multiple method based on EBITDA, which incorporated an EBITDA multiple range of 7.5x to 8.5x, and (2) the perpetual growth method, which incorporated a growth range of 1.5% to 2.5%.

Based on its discounted cash flow analysis, Jupiter estimated that Bluehill ID’s present value of enterprise ranged from $43.5 million to $70.0 million.

Analyst Price Target

Using publicly available information, Jupiter reviewed the research analyst price target for bearer shares in Bluehill ID of Close Brothers Seydler Research. Close Brothers Seydler Research started its coverage of Bluehill ID by issuing a comprehensive research report on September 11, 2009. Close Brothers Seydler Research estimated a fair enterprise value of $42.7 million for Bluehill ID (The enterprise value was published in Euros. The U.S. dollar value was based on a foreign exchange rate of 0.6867 Euro per U.S. dollar, as of September 11, 2009).

Historical Trading Ratio Analysis

Jupiter analyzed the historical trading ratios as the market capitalization of SCM divided by the combined total market capitalization of Bluehill ID and SCM for the last 90 trading days, as of September 16, 2009 and calculated the following results (the calculation is based on fully diluted number of shares as provided by SCM and Bluehill ID):

Period	Trading Ratio

Current (September 16, 2009)	66.4%
20-day average	60.7%
30-day average	59.5%
60-day average	58.0%
90-day average	57.8%
90-day maximum	66.4%
90-day minimum	52.5%

Summary Analysis

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, Jupiter is of the opinion that, as of September 16, 2009 the business combination consideration to be paid by SCM in the business combination is fair from a financial point of view, to SCM.

The material analyses performed by Jupiter have been summarized above. Nonetheless, the summary set forth above does not purport to be a complete description of the analyses performed by Jupiter. Jupiter did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness. Rather, in reaching its conclusion, Jupiter considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole.

General

SCM retained Jupiter to provide a fairness opinion in connection with the potential business combination based on Jupiter’s qualifications, expertise, reputation, and extensive knowledge of the RFID, security, and identification sector. In its selection process, SCM management had looked into a range of investment banks which specialized in transactions for small and micro cap corporations, and ultimately short-listed and presented four investment banks to the SCM board of directors. In particular due to Jupiter’s extensive knowledge of the RFID, security and identification sector, the SCM board of directors unanimously decided to engage Jupiter.

Jupiter became entitled to a fixed fee of €35,000 upon its completion of the work necessary to render a fairness opinion, regardless of the conclusion reached therein, which was not contingent upon completion of the Offer. Jupiter Capital Partners, the parent company of Jupiter, was entitled to a fixed fee of €40,000, and is entitled to receive an additional fee of €125,000 if more than 75% of the bearer shares in Bluehill ID are tendered in the Offer and the Offer is consummated. Jupiter Capital Partners acted as financial advisor to SCM in connection with the potential business combination. Further, SCM has agreed to reimburse Jupiter and Jupiter Capital Partners for their reasonable out-of-pocket expenses incurred in connection with the engagement.

Other than the engagement between SCM and Jupiter with respect to rendering the fairness opinion in connection with the Offer as described herein, and SCM’s engagement of Jupiter Capital Partners as financial advisor in connection with the business combination, there is no material relationship that existed during the past two years or is mutually understood to be contemplated in which any compensation was received or is intended to be received by Jupiter as a result of the relationship between Jupiter, Jupiter Capital Partners, SCM or Bluehill ID. Jupiter Capital Partners advised Bluehill ID during the past two years on two different capital market projects, however, this relationship was not material to Jupiter Capital Partners.

Interests of SCM Directors and Executive Officers in the Offer

To the knowledge of SCM, no director or executive officer of SCM, nor any of their affiliates, have any interests in the Offer that differ from, or are in addition to, their interests as other holders of SCM common stock. As of the record date for the SCM special meeting, the directors and executive officers of SCM, together with their affiliates, beneficially owned or had the right to vote, directly or indirectly, in the aggregate approximately 3,211,260 shares of SCM common stock, entitling them to exercise approximately 12.8% of the voting power of the SCM common stock at the SCM special meeting. SCM cannot complete the Offer unless the issuance of the shares of SCM common stock to be issued in connection with the Offer is approved by the affirmative vote of the holders of a majority of the shares of SCM common stock voting at the SCM special meeting.

In addition, as of the record date for the SCM special meeting, the directors and executive officers of SCM, together with their affiliates, held in the aggregate options to purchase approximately 415,344 shares of SCM common stock and warrants to purchase approximately 781,750 shares of SCM common stock. These options, warrants, and any shares of SCM common stock issued upon the exercise thereof will not be entitled to vote at the SCM special meeting.

As of November 9, 2009, Lincoln Vale beneficially owned and had the right to vote approximately 6.1% of the outstanding shares of SCM common stock. As of November 9, 2009, Lincoln Vale also beneficially owned approximately 9.8% of the outstanding bearer shares in Bluehill ID. Upon the closing of the Offer it is anticipated that Lincoln Vale will beneficially own approximately 7.8% of the outstanding shares of SCM common stock. Dr. Hans Liebler, one of SCM’s directors, is a partner of Lincoln Vale and may be deemed to beneficially own, either directly or indirectly through limited partnerships, the shares beneficially owned by Lincoln Vale. Accordingly, Dr. Liebler and/or Lincoln Vale could have influence over the outcome of corporate actions requiring board and stockholder approval, respectively, including at the SCM special meeting to consider the Offer, the election of directors, any merger, consolidation or sale of all or substantially all of SCM’s assets or any other significant corporate transaction. In addition, Dr. Liebler and/or Lincoln Vale could delay or prevent a change of control of SCM, even if such a change of control would benefit SCM’s other stockholders.

Bluehill ID’s Reasons for the Business Combination and Offer; Recommendation of the Bluehill ID Board of Directors

The board of directors of Bluehill ID has considered the benefits and risks associated with the Business Combination Agreement with SCM and has determined that the proposed combination is in the best interests of Bluehill ID and its shareholders. In light of the foregoing, the board of directors of Bluehill ID unanimously recommends that its shareholders accept the Offer.

In reaching its decision to approve the Business Combination Agreement and the Offer, Bluehill ID’s board of directors considered a number of factors, including the following, which Bluehill ID’s board of directors viewed as supporting its recommendation:

•	the business combination will allow the Bluehill ID shareholders to gain an equity interest in SCM, thus providing a vehicle for continued participation by the Bluehill ID shareholders in the future performance not only of the business of Bluehill ID, but also of SCM;

•	the combined companies are expected to be well positioned to pursue and implement a united strategy focused on the concept of buy, build, and grow. The RFID industry in general and the ID segment in particular, is very fragmented and consolidation is expected to be beneficial to the market, as well as Bluehill ID’s and SCM’s stockholders;

•	the conclusion of the board of directors of Bluehill ID that the business combination offered a better alternative for its shareholders than the possibility of implementing Bluehill ID’s business plan on a stand-alone basis and deferring consideration of a business combination pending (i) a more favorable financial climate or (ii) further progress in the development of their own business and presence in the marketplace;

•	the expectation of the board of directors of Bluehill ID that the business combination offered a better alternative for Bluehill ID to gain market share and accelerate growth through a combination with SCM that (i) provided increased and more diverse product offerings and (ii) increased geographical coverage in areas of the world largely not covered by existing Bluehill ID operations;

•	the fact that from a managerial and technological perspective, the combined companies will be stronger and broadened as a result of the business combination and that the intellectual property portfolio of the combined companies will be greatly expanded;

•	the expectation that the business combination will be treated as a reorganization for U.S. federal and foreign income tax purposes with the result that the Bluehill ID shareholders are generally not expected to recognize taxable gain or loss for income tax purposes by reason of the receipt of shares of SCM common stock;

•	the likelihood in the judgment of the board of directors of Bluehill ID that the conditions to be satisfied prior to consummation of the business combination will be satisfied or waived;

•	the fact that Ayman S. Ashour, Dr. Cornelius Boersch and Daniel S. Wenzel are anticipated to be Bluehill ID’s representatives on the SCM board of directors, with Ayman S. Ashour serving as Executive Chairman of the SCM Board and having significant influence on executing the buy, build, and grow strategy of the combined companies; and

•	the cash position of each of Bluehill ID and SCM and the absence of any material debt of either of them.

In the course of its deliberations, Bluehill ID’s board of directors also considered a variety of risks and other countervailing factors related to entering into the Business Combination Agreement, including, without limitation, the following:

•	the fact that the number of shares of SCM common stock to be received by Bluehill ID shareholders is fixed, regardless of any increase or decrease in the price of shares of SCM common stock prior to the closing of the Offer;

•	the small daily volume of shares of SCM common stock presently traded on the NASDAQ Stock Market, which, as a practical matter, limits the liquidity of the shares of SCM common stock that will be received by the Bluehill ID shareholders;

•	the possibility that the business combination might not be completed and the potential adverse effect of a public announcement to that effect on the reputation of Bluehill ID;

•	the expected significant length of time between signing the Business Combination Agreement and completing the business combination or terminating the Business Combination Agreement, and the restrictions on the conduct of Bluehill ID’s business in the intervening period;

•	the fact that following announcement of the Business Combination Agreement, Bluehill ID’s relationship with employees, agents and customers might be negatively affected because of uncertainties surrounding Bluehill ID’s future status and direction;

•	the circumstances under which Bluehill ID may become liable to pay a termination fee to SCM of $2 million and the potential effect of such termination fee in deterring other potential acquirers;

•	the circumstances under which Bluehill ID may become liable to pay a break-up fee to SCM of $1.5 million if fewer than 50% plus one of the bearer shares in Bluehill ID are tendered during the course of the offer and the potential effect of such break-up fee on Bluehill ID’s on-going business;

•	the fact that information contained in this proxy statement and prospectus regarding Bluehill ID, including without limitation, its operations, financial results, significant shareholders and related party transactions will be made publicly available to Bluehill ID’s competitors, customers, employees and others (even if the business combination is not consummated for any reason); and

•	various other risks associated with SCM and the business combination, including the risks described in the section entitled “Risk Factors” in this proxy statement and prospectus.

The above discussion of information and factors considered by the Bluehill ID board of directors is not intended to be exhaustive, but is indicative of the material factors considered by the board. In view of the wide variety of factors they considered, the Bluehill ID board of directors did not find it practicable to quantify or otherwise assign relative weight to the specific factors considered. In addition, the Bluehill ID board of directors did not reach any specific conclusion on each factor considered, or any aspect of any particular factor, but conducted an overall analysis of these factors. Individual members of the Bluehill ID board of directors may have given different weight to different factors.

After taking into account all of the factors described above, however, the Bluehill ID board of directors unanimously determined that the Business Combination Agreement and the related transactions were advisable and fair to, and in the best interests of Bluehill ID and its shareholders.

Interests of Bluehill ID Directors and Executive Officers in the Offer

In considering the recommendation of the Bluehill ID board of directors with respect to the Offer, Bluehill ID shareholders should be aware that certain members of the Bluehill ID board of directors and certain executive officers of Bluehill ID have interests in the business combination that may be different from, or in addition to, interests they may have as Bluehill ID shareholders. The Bluehill ID board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching their decision to approve the Business Combination Agreement and the Offer, and to recommend that the Bluehill ID shareholders accept the Offer.

Ownership Interests

As of November 9, 2009, the directors and executive officers of Bluehill ID, together with their affiliates, beneficially owned in the aggregate 22,174,687, or approximately 62% of, the bearer shares in Bluehill ID, entitling them to exercise approximately 57% of the voting rights of Bluehill ID. This includes an option to purchase 3,914,790 bearer shares in Bluehill ID at an exercise price of CHF 1.00 per share until June 30, 2014 pursuant to the Call Option Agreement held by BH Capital Management AG, a company controlled and owned by Ayman S. Ashour and Mountain Partners AG, which is an affiliate of Daniel S. Wenzel and Dr. Cornelius Boersch. Pursuant to the Business Combination Agreement, Bluehill ID has agreed to use all commercially reasonable efforts, and to adopt resolutions and enter into agreements with SCM and third parties, as may be required such that, after the closing of the Offer any shares, exchangeable or convertible securities, options, warrants or similar instruments issuable under the Call Option Agreement shall cease to represent a right to acquire or receive bearer shares in Bluehill ID and shall instead represent a right to acquire or receive shares of SCM common stock. See the section entitled “The Offer — Treatment of Options.”

As of November 9, 2009, Bluehill ID beneficially owned and had the right to vote 1,201,004 shares of SCM common stock, and Ayman Ashour, Bluehill ID’s CEO and President of its board of directors, beneficially owned and had the right to vote an additional 104,000 shares; Bluehill ID and Mr. Ashour, collectively, beneficially own approximately 5.2% of the currently outstanding shares of SCM common stock. Accordingly, as a party to the business combination, Bluehill ID not only has a significant interest in the outcome of the SCM special meeting of its stockholders to consider the proposal to approve the Offer and, specifically, the issuance of the shares of SCM common stock in connection with the Offer, it can also influence the outcome of the proposals being considered at the SCM special meeting. The board of directors of Bluehill ID, including Messrs. Ashour and Wenzel and Dr. Boersch, will have the power to determine how the shares of SCM common stock held by Bluehill ID will be voted at the SCM special meeting of its stockholders. Bluehill ID may have objectives and interests that are different than those of SCM’s other stockholders.

SCM Board of Directors

Following the closing of the Offer, the board of directors of SCM will consist of nine directors, comprised of six current SCM directors and three designees of Bluehill ID. SCM currently anticipates that following the closing of the Offer Steven Humphreys, Dr. Hans Liebler, Felix Marx, Lawrence W. Midland, Douglas Morgan, and Simon Turner will continue to serve on the board of directors of SCM, that Ayman S. Ashour (who will be Executive Chairman), Dr. Cornelius Boersch and Daniel S. Wenzel will serve on the board of directors of SCM as the Bluehill ID designees, and that Werner Koepf will resign from the board of directors of SCM.

Offer Consideration

The shareholders of Bluehill ID who accept the terms of the Offer and tender their bearer shares in Bluehill ID in connection with the Offer will receive 0.52 shares of SCM common stock for each bearer share in Bluehill ID tendered. The share exchange ratio of 0.52 shares of SCM common stock for each bearer share in Bluehill ID tendered was negotiated between Bluehill ID and SCM, and no adjustment of the share exchange ratio will be made. Moreover, no fractional shares of SCM common stock will be issued. The share consideration received by any shareholder of Bluehill ID will be rounded down to an integer number of shares of SCM common stock. In lieu of fractional shares, shareholders will receive an amount of cash for each fractional share calculated on the basis of €1.88 per share of SCM common stock, which was the Xetra closing price per share of SCM common stock as reported on the Deutsche Boerse AG website and Wertpapier-Informationssystem of Boersen-Zeitung on September 18, 2009.

Treatment of Options

Bluehill ID has authorized and implemented the Bluehill ID Option Plans, which consist of an executive share option plan and an executive bonus plan. Bluehill ID has a conditional share capital under which up to 4,000,000 bearer shares in Bluehill ID may be issued in connection with the Bluehill ID Option Plans. As of October 1, 2009, no options or awards had been issued or granted under the Bluehill ID Option Plans but some options may be granted in the future upon the achievement of certain performance targets pursuant to the terms of existing employment agreements described herein. Options and other awards under the Bluehill ID Option Plans can only be granted within 60 days from publication of the audited annual report of Bluehill ID, which is expected to be no earlier than May 15, 2010.

Bluehill ID has also granted to BH Capital Management AG, a company controlled and owned by Ayman S. Ashour and Mountain Partners AG, which is an affiliate of Daniel S. Wenzel and Dr. Cornelius Boersch, an option to purchase up to 3,914,790 bearer shares in Bluehill ID at an exercise price of CHF 1.00 per share until June 30, 2014 pursuant to the Call Option Agreement.

In addition, former shareholders of subsidiaries of Bluehill ID, including Yoonison BV, ACiG AG, TagStar Systems GmbH and Multicard AG, Multicard GmbH, as well as a seller of assets acquired by Multicard GmbH, are parties to the Earn Out Agreements, pursuant to which bearer shares in Bluehill ID are issuable to these beneficiaries upon the achievement of specified performance targets based on Bluehill ID’s sales and profits before taxes for 2009 and 2010. If all such targets are achieved, bearer shares in Bluehill with a value of €482,000 would be issuable with respect to 2009 and €422,000 would be issuable with respect to 2010, in each case within 60 days of the release of annual results for Bluehill ID. The actual number of bearer shares in Bluehill ID that are issuable under the Earn Out Agreements will be based on the average trading price of a bearer share in Bluehill ID during the month prior to issuance. Based on an average price per share of a bearer share in Bluehill ID during the month of September 2009 of €0.77818, up to an aggregate of 1,161,685 bearer shares in Bluehill ID could be issuable under the Earn Out Agreements.

Pursuant to the Business Combination Agreement, Bluehill ID has agreed to use all commercially reasonable efforts, and to adopt resolutions and enter into agreements with SCM and third parties, as may be required such that, after the closing of the Offer, any shares, exchangeable or convertible securities, options, warrants or similar instruments issuable under the Call Option Agreement, the Earn Out Agreements and the Bluehill ID Option Plans shall cease to represent a right to acquire or receive bearer shares in Bluehill ID and shall instead represent a right to acquire or receive shares of SCM common stock. The conversion shall take place by applying the share exchange ratio and, if necessary, by rounding down to the next integer number of shares in SCM. The options granted by the Call Option Agreement and issued pursuant to the Bluehill ID Option Plans shall have an exercise price per share in SCM (rounded up to the nearest whole cent) equal to the exercise price per share in Bluehill ID divided by the share exchange ratio. If all of the options and other rights to acquire or receive bearer shares in Bluehill ID pursuant to the Call Option Agreement, the Earn Out Agreements and the Bluehill ID Option Plans are converted into options or other rights to acquire or receive shares of SCM common stock, based on the numbers and assumptions described above, it is estimated that an aggregate of 4,719,767 shares of SCM common stock could be issuable pursuant to the Call Option Agreement, the Earn Out Agreements and the Bluehill ID Option Plans. Any such shares that may be issued by SCM pursuant to the Call Option Agreement and the Earn Out Agreements are currently anticipated to be restricted shares within the meaning of the Securities Act of 1933, as amended.

No Appraisal Rights

Neither SCM stockholders nor the Bluehill ID shareholder will be entitled to dissenters’ rights or appraisal rights under the Delaware General Corporation Law, Swiss corporate law, or German corporate law, in connection with the business combination or the Offer. Furthermore, neither Swiss merger act nor the Swiss Federal Act on Stock Exchanges and Securities Trading (SESTA) are applicable to the Offer.

Regulatory Matters

The Offer is not subject to any federal, state or foreign regulatory approvals, other than the approval by the Securities and Exchange Commission of the Registration Statement on Form S-4, of which this proxy statement and prospectus is a part, the approval by BaFin of the German prospectus, and the approval for the listing of the new shares of SCM common stock on the NASDAQ Stock Market and the Frankfurt Stock Exchange.

NASDAQ and Frankfurt Stock Exchange Listing of SCM Common Stock

SCM will use commercially reasonable efforts to cause all shares of SCM common stock to be issued in connection with the Offer to be approved for listing on the NASDAQ Stock Market subject to notice of issuance. The Business Combination Agreement provides that such approval by NASDAQ of the shares of SCM common stock to be issued in connection with the Offer is a condition precedent of the Offer and neither party may waive this condition. In addition, the parties have agreed to use their respective commercially reasonable efforts to obtain the approval for the listing of the new shares of SCM common stock on the Frankfurt Stock Exchange as soon as reasonably practicable after the closing of the Offer.

Tax Considerations

Neither SCM nor Bluehill ID are expected to recognize any gain or loss under U.S. tax law solely as a result of the consummation of the Offer. See “Material United States Federal Income Tax Consequences of the Business Combination.”

Anticipated Accounting Treatment

SCM will account for the business combination as a purchase of the business, which means that the assets and liabilities of Bluehill ID will be recorded at their fair value and the results of operations of Bluehill ID will be included in SCM’s results of operations from and after the effective time of the business combination. The purchase method of accounting is based on Accounting Standards Codification 805-10, Business Combinations (“ASC 805-10”). The provisions of ASC 805-10 are to be applied prospectively to business combinations with acquisition dates on or after the beginning of an entity’s fiscal year that begins on or after December 15, 2008, with early adoption prohibited.

Federal Securities Laws Consequences

The shares of SCM common stock to be issued in the Offer will be registered under the Securities Act of 1933. These shares will be freely transferable under the Securities Act of 1933, except for SCM common stock issued to any person who is deemed to be an affiliate of SCM. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with SCM and includes SCM’s respective executive officers and directors, as well as principal stockholders. Affiliates may not sell their SCM common stock acquired in the Offer, except pursuant to an effective registration statement under the Securities Act of 1933, covering the resale of those shares; or an applicable exemption under the Securities Act of 1933.

Consummation of the Offer

SCM expects to launch the Offer in accordance with applicable German law and the regulations of the Frankfurt Stock Exchange following the effectiveness of the Registration Statement on Form S-4, of which this proxy statement and prospectus is a part, and the filing and approval of a German prospectus with BaFin. Pursuant to the terms of the Business Combination Agreement, the Offer period will last between four and twelve weeks, although the Offer period may be extended in the event a “superior offer” is made for Bluehill ID during the Offer period. The Offer period can be shortened or prolonged with the consent of Bluehill ID. Following the expiration of the Offer period and satisfaction or, to the extent permissible under the terms of the Business Combination Agreement and by applicable law, waiver of all conditions to the obligations of the parties set forth in the Business Combination Agreement, the closing of the Offer is expected to occur.

The Board of Directors and Management of SCM and Bluehill ID Following the Offer

See the sections “Management — SCM’s Board of Directors — The Board of Directors of SCM Following the Offer” and “Management — The Board of Directors and Management of Bluehill ID Following the Offer.”

Ownership of SCM Following the Offer

Based on the number of bearer shares in Bluehill ID currently outstanding (which excludes any bearer shares in Bluehill ID that may be issued or issuable after the date of this proxy statement and prospectus, including pursuant to the Call Option Agreement), SCM expects to issue an aggregate of approximately 16,562,015 shares of SCM common stock in connection with the Offer. The completion of the Offer will not change the number of shares of SCM common stock currently owned by SCM stockholders. However, since SCM expects to issue a substantial number of new shares of SCM common stock in connection with the Offer, each outstanding share of SCM common stock immediately prior to the closing of the Offer will represent a smaller percentage of the total number of shares of SCM common stock outstanding following the closing of the Offer.

After the business combination, the percentage ownership of the outstanding shares of SCM held by current SCM stockholders and current Bluehill ID shareholders will depend on the percentage of outstanding bearer shares in Bluehill ID that is tendered pursuant to the Offer. If all of the bearer shares in Bluehill ID currently outstanding (which excludes any bearer shares in Bluehill ID that may be issued or issuable after the date of this proxy statement and prospectus, including pursuant to the Call Option Agreement) are tendered in the Offer, post-Offer the current stockholders of SCM will hold approximately 60% of the outstanding shares of SCM common stock and the current shareholders of Bluehill ID will hold approximately 40% of the outstanding shares of SCM common stock. This includes 1,201,004 shares of SCM common stock, representing 4.8% of the currently outstanding shares of SCM common stock, that Bluehill ID holds. Immediately after the closing of the Offer, these shares are expected to continue to be held by Bluehill ID but the board of directors of Bluehill ID may determine to sell these shares on terms to be determined by the board, including to a transferee that may be an affiliate of SCM or Bluehill ID or one of their respective officers and directors.

In addition, immediately after the closing of the Offer, it is anticipated that Bluehill ID’s largest shareholder, Mountain Partners AG, together with its affiliates and certain related parties, including BH Capital Management AG, Daniel S. Wenzel and Dr. Cornelius Boersch, will directly or indirectly beneficially own approximately 25.2% of the outstanding shares of SCM common stock; and Ayman S. Ashour, Bluehill ID’s Chief Executive Officer and President of its board of directors, will directly or indirectly beneficially own, including through BH Capital Management AG, approximately 10.8% of the outstanding shares of SCM common stock. Mr. Wenzel and Dr. Boersch, who currently serve as directors of Bluehill ID and Mountain Partners AG, and Mr. Ashour are expected to be appointed to SCM’s board of directors following the closing of the Offer. Accordingly, Mr. Ashour, Mountain Partners AG, Mr. Wenzel and Dr. Cornelius Boersch will have significant influence over the outcome of corporate actions requiring board and stockholder approval.

For more information regarding the current and anticipated beneficial ownership of officers, directors and certain key stockholders of the combined companies prior to and after consummation of the transaction, see the sections entitled “Principal Stockholders of SCM Microsystems” and “Principal Shareholders of Bluehill ID” in this proxy statement and prospectus.

THE BUSINESS COMBINATION AGREEMENT

This section contains a summary of the material provisions of the Business Combination Agreement. Because it is a summary, it does not include all the information that may be important to you. We encourage you to read carefully the entire copy of the Business Combination Agreement, as amended, which, with the exception of schedules and exhibits, is attached as Annex A to this proxy statement and prospectus, before you decide how to vote.

In addition, the Business Combination Agreement and this summary are included to provide stockholders with information regarding the terms of the Business Combination Agreement and are not intended to modify any other factual disclosures about SCM or Bluehill ID made in filings with the Securities and Exchange Commission or otherwise. The Business Combination Agreement contains representations and warranties made by SCM and Bluehill ID which have been made solely for the benefit of the other party and not for the purpose of providing information to be relied upon by SCM stockholders or Bluehill shareholders. Accordingly, in reviewing the representations and warranties in the Business Combination Agreement and this summary, it is important to bear in mind that the representations and warranties: should not be treated as categorical statements of fact, but rather as a way of allocating risk between the parties; have in some cases been qualified by disclosures that were made to the other party, which disclosures are not necessarily reflected in the Business Combination Agreement; may apply standards of materiality in a way that is different from what may be material to stockholders; were made only as of the date of the Business Combination Agreement or such other date or dates as may be specified in the Business Combination Agreement and will not be revised notwithstanding more recent developments; and may not describe the actual state of affairs as of the date they were made or at any other time. Information about SCM and Bluehill can be found elsewhere in this proxy statement and prospectus and in other public filings SCM makes with the Securities and Exchange Commission. See “Where You Can Find More Information.”’

General

The Boards of Directors of both SCM and Bluehill ID have unanimously adopted and approved the Business Combination Agreement, which provides for the transaction structure and process regarding the business combination of SCM and its subsidiaries with Bluehill ID and its subsidiaries. Pursuant to the Business Combination Agreement, SCM agreed to launch a share-for-share offer to the Bluehill ID’s shareholders to purchase all of the outstanding bearer shares in Bluehill ID in exchange for newly issued shares of SCM common stock. Subject to the fulfillment of the conditions to the Offer, the Offer will result in a majority of the bearer shares in Bluehill ID being held by SCM and Bluehill ID’s shareholders who accept the Offer becoming stockholders in SCM.

The Offer

SCM will launch the Offer by publishing a Voluntary Public Exchange Offer pursuant to which SCM offers to all shareholders of Bluehill ID to purchase all their bearer shares in Bluehill ID in exchange for shares of SCM common stock. The parties agreed on an offer period between four and twelve weeks. However, if a superior offer for shares in Bluehill ID (i.e. an offer which Bluehill ID’s board of directors considers materially more favorable to Bluehill ID and its shareholders than SCM’s offer) is published by a third party, the offer period may be extended by SCM so that it is as long as the offer period of the superior offer, even if this results in an offer period exceeding twelve weeks. The offer period can also be shortened or prolonged with the consent of Bluehill ID.

The Voluntary Public Exchange Offer will provide a share consideration of 0.52 shares of SCM common stock for each bearer share in Bluehill ID tendered. This share exchange ratio was determined based on a negotiation between SCM and Bluehill ID. No fractions of new shares in SCM will be issued. The share consideration to be received by all shareholders in Bluehill ID who tender their bearer shares in Bluehill ID will be rounded down to the next integer number of new shares. In lieu of fractional shares, shareholders of Bluehill ID who have tendered bearer shares in Bluehill ID will receive adequate compensation.

Preparation of the Offer

To effect the Offer, SCM agreed:

•	to prepare and file with the Securities and Exchange Commission a Registration Statement on Form S-4, of which this proxy statement and prospectus forms a part, in accordance with the Securities Act of 1933;

•	to prepare and file with the BaFin, on the basis of the Registration Statement on Form S-4, a prospectus satisfying the requirements of the German Securities Prospectus Act (Wertpapierprospektgesetz);

•	to prepare the exchange offer document (the “Voluntary Public Exchange Offer”) to be addressed to the shareholders of Bluehill ID, which includes the German prospectus;

•	to mail this proxy statement and prospectus to SCM’s stockholders and publish the Voluntary Public Exchange Offer after the Securities and Exchange Commission has declared the Registration Statement on Form S-4 effective and the BaFin has approved the German prospectus;

•	to hold a special meeting of its stockholder to approve the Offer and, specifically, the issuance of the new shares of SCM common stock in connection with the Offer; and

•	to deliver to Bluehill ID a certificate signed by the CEO of SCM on behalf of SCM regarding the information provided by or on behalf of SCM for inclusion in the Registration Statement on Form S-4, the German prospectus, and the Voluntary Public Exchange Offer.

To effect the Offer, Bluehill ID agreed:

•	to provide such assistance and information relating to Bluehill ID and its subsidiaries as reasonably require to prepare, file and publish, as the case may be, the Registration Statement on Form S-4, the German prospectus, and the Voluntary Public Exchange Offer;

•	to obtain the consent of its auditor, if necessary, for the inclusion in the Registration Statement on Form S-4 and the German prospectus of Bluehill ID’s audited annual financial statements for all fiscal years since its incorporation and all other relevant financial information to the extent it was reviewed by the Bluehill ID auditor; and

•	to deliver to SCM a certificate signed by the CEO of Bluehill ID on behalf of Bluehill ID regarding the information provided by or on behalf of Bluehill ID for inclusion in the Registration Statement on Form S-4, the German prospectus, and the Voluntary Public Exchange Offer.

Both SCM and Bluehill ID further agreed to use commercially reasonable efforts to take or cause to be taken all appropriate measures that may be required or expedient to implement the transactions contemplated by the Business Combination Agreement, to inform and consult with the other on an ongoing basis regarding the implementation of the transactions contemplated by the Business Combination Agreement and to provide each other with a reasonable opportunity to review and comment upon any material legal documents with respect to each of the steps of the contemplated transactions.

Conditions to the Closing of the Offer

The Offer is subject to the conditions precedents that:

•	at least 75% of all bearer shares in Bluehill ID are tendered in accordance with the terms of the Offer;

•	the Offer and, specifically, the issuance of new shares of SCM common stock in connection with the Offer are approved by the stockholders of SCM at SCM’s special meeting;

•	the listing of new shares of SCM common stock on the NASDAQ Stock Market is approved; and

•	no event occurs that has or would have a material adverse effect on either party and their subsidiaries, taken as a whole.

Both parties agreed to use their respective commercially reasonable efforts to ensure that the Offer conditions (except for the condition that no material adverse effect occurs) are satisfied as soon as reasonably practicable and in any event upon expiration of the Offer. Until the end of the last business day prior to the expiration of the Offer, SCM may waive the condition that at least 75% of the shares in Bluehill ID are tendered and the condition that there be an absence of an event that has or would have a material adverse effect. In addition, the parties agreed to use their respective commercially reasonable efforts to obtain the approval for the listing of the new shares of SCM common stock on the Frankfurt Stock Exchange as soon as reasonably practicable after the closing of the Offer.

Recommendations of the Offer by the Boards of Directors

Recommendation of the Offer by the Board of Directors of Bluehill ID

Until the earlier of the closing date of the Offer or the termination of the Business Combination Agreement, Bluehill ID agreed to authorize SCM to include in the Registration Statement on Form S-4, the German prospectus, and the Voluntary Public Exchange Offer, and to publish after the announcement of the Offer on its website, in the Swiss Official Gazette of Commerce (Schweizerisches Handelsblatt) and in the German electronic Federal Gazette (elektronischer Bundesanzeiger), the unanimous recommendation of the board of directors of Bluehill ID that its shareholders accept the Offer, which recommendation shall be confirmed by Bluehill ID in any subsequent public statement made until the expiry of the Offer. Bluehill ID further agreed that it will not, and it will procure that its subsidiaries do not, take any action which could prevent the success of the transactions contemplated by the Business Combination Agreement, to use all commercially reasonably efforts to solicit its shareholders to tender their bearer shares in Bluehill ID to SCM in connection with the Offer, and to cooperate with SCM in order to ensure that the Offer is successful.

In case a competing tender offer for bearer shares in Bluehill ID is launched by a third party, Bluehill ID shall neither withdraw nor qualify its recommendation for the Offer by SCM, nor recommend such competing tender offer, unless the board of directors of Bluehill ID determines in good faith and in reliance on outside legal counsel and independent financial advice that such competing offer is materially more favorable to Bluehill ID and its shareholders than the Offer by SCM. In such event, Bluehill ID shall inform SCM of its determination that the competing tender offer is materially more favorable without undue delay.

Recommendation of the Offer by the Board of Directors of SCM

SCM agreed to include in the Registration Statement on Form S-4 the unanimous recommendation of the board of directors of SCM that its shareholders approve the Offer and, specifically, the issuance of the new shares of SCM common stock in connection with the Offer, which recommendation shall be confirmed by SCM in any subsequent public statement made until the expiry of the Offer. SCM further agreed to use its commercially reasonable efforts to cause the stockholders’ resolution to be passed before the expiry of the Offer.

Representations and Warranties

The Business Combination Agreement contains certain limited representations and warranties of the parties pertaining to them, including, among other things, with respect to: corporate matters, including organization and existence; authority to execute and perform the Business Combination Agreement; absence of insolvency and threatened insolvency; due disclosure of information to SCM’s financial advisor for the preparation of its fairness opinion; due disclosure of information to the other party for due diligence purposes; the absence of conflicts with, or violation of, constitutional documents, judgments or other obligations as result of the execution or implementation of the Business Combination Agreement; necessary consents by other persons; shares, exchangeable or convertible securities, warrants or similar instruments issued by such party and its subsidiaries; and direct and indirect participations in other companies. Both SCM and Bluehill ID further agreed to reaffirm its respective representations and warranties at the closing in a certificate signed by its respective CEO on its behalf.

Certain of the representations and warranties of the parties are qualified by “best knowledge.” For purposes of the Business Combination Agreement, “best knowledge” of a fact exists whenever a member of Bluehill ID’s or SCM’s board of directors or an executive director of a subsidiary of Bluehill ID or SCM, as the case may be, is or should, after reasonable investigation, be aware (kennen oder kennen müssen) of such fact.

The representations and warranties set out in the Business Combination Agreement are exclusive, except for cases of fraud and intentional misconduct. Both parties acknowledge in the Business Combination Agreement that they are not relying on and have not been induced to enter into the Business Combination Agreement on the basis of any other warranties, representations, covenants, undertakings, indemnities or statements.

In the event of any breach or non-fulfillment of any of the representations and warranties, the party in breach may be liable for putting the other party into the same position that such non-breaching party would have been in had the breach not occurred (restitution in kind, Naturalrestitution) within one month upon written notice of such breach. To the extent that a breaching party fails to provide restitution in kind within this one month period, it may be required to pay monetary damages to the other party in such amount as would be necessary to effect the restitution in kind. Any such indemnification obligation of a party is limited to an aggregate amount of $7,500,000.

The representations and warranties of the parties will not survive the closing of the Offer and the indemnification obligations of a party for a breach of the representations and warranties set out in the Business Combination Agreement will cease to exist once the closing of the Offer occurs. In the event of fraud or intentional misconduct, statutory indemnification obligations might nevertheless exist after closing. If no closing occurs and the Business Combination Agreement is terminated, indemnification claims based on breaches of the representations and warranties are time-barred 18-months following the termination of the Business Combination Agreement.

Conduct of Business Prior to Closing

Bluehill ID and SCM have each agreed to be bound by a variety of obligations applicable from the signing date of the Business Combination Agreement until the earlier of the closing of the Offer or the termination of the Business Combination Agreement, including:

•	to conduct their respective business in the ordinary course consistent with past practice;

•	to use all commercially reasonable efforts to keep the services of the current key officers and employees and to preserve their relationship with customers, suppliers and other contractual parties;

•	to inform each other on a monthly basis on their respective financial situation;

•	to inform each other without undue delay regarding extra-ordinary management measures and other extra-ordinary events as well as about any breach of the Business Combination Agreement;

•	to abstain, unless agreed by the other party in advance in writing (such consent not to be unreasonably withheld or delayed), from:

•	issuing shares, stock options, participation rights or other convertible securities, except for stock options under SCM’s 2007 stock option plan;

•	repricing or materially changing of terms and conditions of any existing stock option, share based payment obligations, participation rights or convertible loans or securities;

•	amending its certificate of incorporation or articles of association;

•	distributing dividends;

•	entering into merger agreements, enterprise agreements or similar agreements substantially effecting the business of a party’s group;

•	divesting substantial parts of its or any of its subsidiaries assets, except that Bluehill ID may sell the shares of SCM common stock that it currently holds at fair market value;

•	guaranteeing or incurring obligations of any person other than in the ordinary cause of business;

•	making loans, advances and capital contributions to, or other investments in, any other person or entering into agreements relating thereto exceeding an amount of $25,000 individually or an amount of $250,000 collectively;

•	hiring employees with an individual annual compensation in excess of $150,000, making any changes to the terms of employment of such employees or the terms of contract of advisors, commercial agents or distributors;

•	entering into any transaction or performing any act which would be reasonably expected to interfere or be inconsistent with the successful completion of the transaction; and

•	settling any shareholder lawsuits seeking to prevent the transaction.

Bluehill ID has further agreed during the period from the signing date of the Business Combination Agreement until the earlier of the closing of the Offer or the termination of the Business Combination Agreement:

•	not to enter into any earn-out agreement or adopt any arrangement to issue any shares, exchangeable or convertible securities, stock or other options, warrants or similar instruments;

•	not to make or publish any profit forecast or prospective earnings statement that would trigger a reporting requirement under US, Swiss or German law, except as required by law;

•	to use all commercially reasonable efforts, and to adopt resolutions and enter into agreements with SCM and third parties, as may be required such that, after the closing of the Offer any shares, exchangeable or convertible securities, options, warrants or similar instruments issuable under the Call Option Agreement, the Earn Out Agreements and the Bluehill ID Option Plans shall cease to represent a right to acquire bearer shares in Bluehill ID and shall instead represent a right to acquire shares of SCM common stock; and

•	to take all such steps as reasonably requested by SCM or as may be necessary or required, if any, to comply in all material respects with all applicable laws in connection with the capital increase of Bluehill ID on December 17, 2008.

Bluehill ID also agreed to use all commercially reasonable efforts to acquire legal title to all shares in ACiG Technology Brazil Ltda. as soon as possible after the signing date.

Exclusivity

Until the earlier of either the closing of the Offer or the termination of the Business Combination Agreement, each of SCM and Bluehill ID agreed, without the prior written consent of the other party, not to:

•	commence or continue discussions or negotiations with any third party regarding a transaction or series of transactions which are identical or similar (with regard to the economic or legal consequences to the respective party’s group) to the transactions contemplated by the Business Combination Agreement or which would result in such third party controlling the respective party;

•	initiate, solicit or encourage discussions with, or furnish or cause to be furnished any information to any third party regarding any license or other transfer of rights outside the ordinary course of business to customers, any equity or debt investment in a party or any of its subsidiaries or any possible sale of a party or any of its subsidiaries, including by sale of all or any significant or controlling part of the shares or assets of such party or any of its subsidiaries or by any merger or other combination involving a party or any of its subsidiaries or otherwise; or

•	initiate discussions with any third party regarding any license or other transfer of rights or other transaction which could reasonably be expected to have a material adverse effect on the transactions contemplated by the Business Combination Agreement.

In the event that one of the parties or any of its subsidiaries is contacted by a third party regarding any of the above described transactions, such party agreed, to the extent permissible by its statutory confidentiality obligations (excluding contractual confidentiality undertakings), to inform the other party without undue delay that it has received such proposal by a third party and provide the details of such proposal including the identity of the third party.

Post-Closing Corporate Governance and Restructuring

SCM has agreed to hold a meeting of its board of directors to appoint Ayman S. Ashour, the CEO of Bluehill ID, as executive chairman of SCM’s board of directors and two additional members of the board of directors of Bluehill ID as designated by the CEO of Bluehill ID, as members of SCM’s board of directors, in each case to be effective at the closing of the Offer. The parties further agreed to the appointment of two members of SCM’s board of directors, including SCM’s CEO Felix Marx, as members of the board of directors of Bluehill ID upon the request of SCM following the closing of the Offer, but in any event by Bluehill ID’s next ordinary general meeting. Additionally, the parties have agreed to change the company name of SCM in order to reflect the business combination.

If SCM acquires 90% or more of the bearer shares in Bluehill ID in connection with the Offer, it may consider a squeeze-out merger of Bluehill ID under Swiss law.

Termination

The Business Combination Agreement may be terminated at any time without prejudice to any other rights:

•	by mutual written consent of SCM and Bluehill ID;

•	by a party if the other party has materially breached any of its representations and warranties contained in, or obligations pursuant to, the Business Combination Agreement, provided that such breach has not been cured within 14 days of receipt of written notice of such breach by the non-breaching party;

•	by a party if a general or stockholders’ meeting of the other party or any of its subsidiaries has adopted a resolution which would materially and adversely affect or impede the transaction;

•	by either party for cause (aus wichtigem Grund);

•	by a party if an event has occurred or occurs that has or would reasonably be expected to have a material adverse effect on the other party;

•	by either party if the closing of the Offer has not occurred on or before April 30, 2010;

•	by either party, if the board of directors of Bluehill ID no longer supports the Offer because it has resolved to support an offer of a third party for bearer shares in Bluehill ID which is materially more favorable to Bluehill ID and its shareholders than the Offer and SCM has not, within five business days upon receipt of a respective notice by Bluehill ID, improved the Offer in such a way that it would be unreasonable for the board of directors of Bluehill ID to further support the offer of the third party; or

•	by SCM, if SCM is, prior to launching the Offer, approached by a third party regarding a takeover of SCM and SCM’s board of directors resolves that such takeover is materially more favorable to SCM and its shareholders than, and inconsistent with, the transactions contemplated by the Business Combination Agreement.

The notice of termination must be received by the other party within two weeks after the terminating party obtained knowledge of the event on which the termination is based.

Effect of Termination

The Business Combination Agreement provides for the payment of a termination fee under certain circumstances:

•	If a termination of the Business Combination Agreement results from a breach of the Business Combination Agreement, from cause, from a material adverse effect on the other party and its subsidiaries, taken as a whole, or from no closing having occurred by April 30, 2010 and this event has been caused by the other party’s or any of its subsidiaries’ willful (vorsätzlich) or grossly negligent (grob fahrlässig) misconduct, the terminating party is entitled to a lump sum break-up fee in the amount of $1,500,000 from the other party. In such an event, any indemnification claims under the Business Combination Agreement would remain unaffected.

•	If the Business Combination Agreement is terminated by either party due to a superior offer being launched for bearer shares in Bluehill ID, Bluehill ID shall pay to SCM a lump sum break-up fee in the amount of $2,000,000.

•	If the Business Combination Agreement is terminated by SCM due to being approached by a third party regarding a takeover offer, SCM shall pay to Bluehill ID a lump sum break-up fee in the amount of $2,000,000.

•	If fewer than 50% plus one of the bearer shares in Bluehill ID are tendered in connection with the Offer, Bluehill ID shall pay to SCM a lump sum break-up fee in the amount of $1,500,000.

Confidentiality; Communication

SCM and Bluehill ID have agreed that the information obtained by one party regarding the other party in the course of any investigation undertaken by a party shall be kept confidential. The parties further agreed that any press release or other written public statements with respect to the transactions contemplated by the Business Combination Agreement shall not be made without the prior consent of the other party, which shall not unreasonably be withheld or delayed, except as may be required by applicable law or regulations or requirements of any stock exchange or regulatory authority.

Costs

Each of the parties agreed to pay its own fees and expenses in connection with the Business Combination Agreement and the transactions contemplated thereby, subject to the indemnity obligations provided in the Business Combination Agreement.

Governing Law and Jurisdiction

The Business Combination Agreement is governed by the laws of the Federal Republic of Germany and the rules of arbitration of the International Chamber of Commerce (ICC).

Amendments

The Business Combination Agreement may not be amended, modified or supplemented in any manner, except by an instrument in writing specifically designated as an amendment thereto, signed on behalf of each of SCM and Bluehill ID. On October 20, 2009, SCM and Bluehill ID entered into an amendment to the Business Combination Agreement that amended, among other things, the length of the Offer period. The full text of the amendment is included in Annex A to this proxy statement and prospectus.

CERTAIN AGREEMENTS RELATED TO THE OFFER

The following summary describes the material provisions of certain agreements that it is expected will be entered into or have been entered into in connection with, or otherwise relate to, the Offer. The rights and obligations of the parties to these agreements are governed by the express terms and conditions of such agreements, respectively, and not by this summary. This summary may not contain all of the information about these agreements that may be important to you, and is qualified in its entirety by reference to the complete text of these agreements. The Amendment to the Rights Agreement will be filed by SCM as an exhibit to a Current Report on Form 8-K following the entry into such agreement. A copy of the Confidentiality Agreement can be obtained by submitting a request to SCM. See the section entitled “Where You Can Find More Information.” We encourage you to read these agreements carefully and in their entirety for a more complete understanding of these agreements.

Amendment to Rights Agreement

On November 8, 2002, the SCM board of directors declared a dividend of one preferred share purchase right to purchase one one-thousandth of a share of SCM’s series A participating preferred stock for each outstanding share of SCM common stock. The dividend was payable on the record date of November 25, 2002 to stockholders of record as of the close of business on that date. Certificates representing SCM common stock issued after the record date contain a notation incorporating the rights agreement by reference. The terms of the rights are governed by a preferred stock rights agreement (the “Rights Agreement”), dated as of November 8, 2002, between SCM and American Stock Transfer & Trust. The rights only become exercisable if a person or group of affiliated or associated persons (an “Acquiring Person”) has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the shares of SCM common stock then outstanding, or announces a tender or exchange offer, the consummation of which would result in ownership by a person or group of 15% or more of SCM common stock then outstanding. The Rights Agreement was amended on December 10, 2008 to provide that the merger of SCM and Hirsch would not trigger the rights.

In connection with the Offer, SCM and the rights agent plan to enter into a second amendment to the Rights Agreement to provide that neither the approval, execution or delivery of the Business Combination Agreement, nor the consummation of the transactions contemplated thereby, including the Offer, or the performance by SCM of its obligations thereunder will cause (a) the Rights (as such term is defined in the Rights Agreement) to become exercisable, (b) a Triggering Event (as such term is defined in the Rights Agreement) to occur, (c) a Shares Acquisition Date (as such term is defined in the Rights Agreement) to occur or (d) a Distribution Date (as such term is defined in the Rights Agreement) to occur. Furthermore, the second amendment will also revise the definition of “Acquiring Person” so that certain of Bluehill ID’s shareholders will not be deemed to be an “Acquiring Person” as a result of the Offer.

Confidentiality Agreement

On July 3, 2009, SCM and Bluehill ID entered into a Confidentiality Agreement in connection with the proposed business combination. The Confidentiality Agreement contains standard terms and conditions relating to each party’s agreement not to disclose confidential information obtained relating to the other party.

INFORMATION ABOUT SCM MICROSYSTEMS

Overview

SCM Microsystems, Inc. is a global provider of security and identity solutions for secure access, secure identity and secure exchange. For organizations and individuals that need to secure their digital assets, electronic transactions and facilities, SCM provides solutions that cut costs and reduce risk and liabilities. Instead of providing only a piece of the puzzle, SCM’s offerings are broad and integrated, enabling complete solutions that allow customers to turn to a single source to meet all their security and identity management challenges. SCM was founded in 1990 in Munich, Germany and incorporated in 1996 under the laws of the state of Delaware. SCM’s Fourth Amended and Restated Certificate of Incorporation, as filed with the Delaware Secretary of State on October 10, 1997, provides that SCM’s purpose is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

SCM designs, develops and sells hardware and system solutions that enable people to conveniently and securely access digital content and services. SCM sells its secure digital access products in two market segments: Security and Identity Solutions (formerly called “Secure Authentication”) and Digital Media and Connectivity (formerly called “Digital Media Readers”).

•	For the Security and Identity Solutions market, SCM offers a broad range of contact, contactless and mobile smart card reader technology, access control products and digital identity and transaction platforms, as well as systems that integrate physical access control, secure data storage and transmission, digital certificates, biometrics and digital video. SCM’s solutions are used in a wide variety of industries for security, identity, contactless payment, e-health and electronic government services. SCM also offers a range of smart card-based productivity solutions, which include readers and software, for small and medium-size businesses under its CHIPDRIVE brand.

•	For the Digital Media and Connectivity market, SCM offers commercial digital media readers that are used in digital photo kiosks to transfer digital content to and from various flash media.

SCM’s products are installed in every major industry segment and around the world. SCM’s Security and Identity solutions are especially sought after in market segments requiring a higher-than-average level of security effectiveness, such as government, public utilities and other critical infrastructure, data centers, healthcare, education, communications, finance, transportation and manufacturing, as well as by security-conscious individuals. SCM sells and licenses its products through a direct sales and marketing organization, as well as through distributors, value added resellers and systems integrators worldwide. SCM’s distribution partners and customers include top-tier computer manufacturers, OEMs, smart card manufacturers, security application providers, distributors, system integrators, specialized resellers and VARs, financial institutions, enterprises and government agencies. Additionally, SCM sells its CHIPDRIVE solutions through resellers and the Internet and sells its digital media readers primarily to major brand computer and photo processing equipment manufacturers.

SCM common stock is listed on the NASDAQ Stock Market in the U.S. (symbol: SCMM) and the regulated market (Prime Standard) of the Frankfurt Stock Exchange in Germany (symbol: SMY).

For additional information about SCM, see SCM’s financial statements which are included with this proxy statement and prospectus.

Recent Trends and Strategies for Growth

In 2006 and 2007, SCM directed significant attention to improving the efficiency of its operations, which resulted in a reduction in expenses from previous levels, close management of continuing expenditures and ongoing reductions in product and manufacturing costs. Top line revenue growth has been more difficult to effect, as U.S. and European government programs, which comprise a significant portion of SCM’s sales, have remained unpredictable in terms of timing and in some cases have experienced protracted delays.

In late 2007, SCM adopted a multi-pronged strategy for growth that includes efforts to expand and diversify its customer base, fully capture emerging market opportunities and accelerate long-term growth. A primary component of SCM’s strategy is the development of a range of new contactless and near field communication (NFC) infrastructure products to enable fast growing contactless applications and services for the electronic transaction market (including payment and ticketing), government and enterprise customers. Additionally, SCM is developing and implementing programs to market its existing product offerings into new distribution channels and new geographic regions.

An additional component of SCM’s growth strategy is to actively seek merger and acquisition opportunities to expand its business, reinforce its market position in targeted areas and fully leverage its strengths and opportunities, such as the acquisition of Hirsch, which was completed during the second quarter of 2009. In exchange for all of the outstanding capital stock of Hirsch, SCM paid approximately $14.2 million in cash, issued approximately 9.4 million shares of SCM common stock and issued approximately 4.7 million warrants to purchase SCM common stock as consideration in connection with the Hirsch acquisition. (Further details of the acquisition are described in Note 2 to the Consolidated Financial Statements for the period ended June 30, 2009). Following the acquisition, former Hirsch shareholders beneficially own approximately 37% of the shares of the outstanding SCM common stock, and Hirsch became “Hirsch Electronics LLC,” a Delaware limited liability company and wholly-owned subsidiary of SCM. SCM believes the acquisition of Hirsch supports its growth strategy, as it nearly doubled SCM’s revenues, diversifies its customer base and positions SCM to better address the growing market demand for solutions that address both IT security and physical access, a trend referred to in the security industry as “convergence.” As the demand for the convergence of IT and physical security is most pronounced in the U.S. government sector, SCM believes its acquisition of Hirsch strengthens its position in this market, as it allows SCM to offer a full range of logical (i.e., computer) and physical access solutions, systems and services.

To ensure appropriate resources for its contactless and expansion strategies, SCM has strengthened its management team with the addition of marketing, engineering and product management professionals from the contactless industry to execute its contactless product roadmap, including the hiring of its CEO, Felix Marx, in October 2007. Additionally, as a result of the acquisition of Hirsch, Lawrence Midland, a former Hirsch director and current President of Hirsch, joined SCM’s Board of Directors and became an Executive Vice President of SCM, and Douglas Morgan, a former director of Hirsch, also joined the Board of Directors of SCM. Mr. Midland, as the fourth member to SCM’s executive team, brings significant expertise in the security and identity solutions market to SCM. SCM believes the expanded expertise of its management team strengthens its ability to anticipate and respond to market trends both in the traditional smart card industry and in the emerging market for contactless and converged solutions.

Additionally, SCM has adopted a more active approach to partnering with other companies that can provide complementary resources and strengths. For example, in April 2008, SCM began working with TranZfinity, Inc. (“TranZfinity”), a provider of e-payment transactions solutions, to develop its @MAXX family of contactless readers and to provide application services for those readers. On October 1, 2008, SCM entered into a Stock Purchase Agreement with TranZfinity, pursuant to which SCM purchased 10 million shares of TranZfinity common stock, or 33.7% of TranZfinity’s outstanding shares (16.67% on a fully diluted basis), for an aggregate purchase price of $2.5 million. The transaction closed on October 2, 2008. SCM also entered into a Stockholders Agreement with TranZfinity and certain other stockholders of TranZfinity, which sets forth certain rights and privileges of SCM and the other stockholders of TranZfinity, including rights and privileges with respect to the composition of TranZfinity’s board of directors.

Overview of the Market for Security and Identity Solutions

Individuals, businesses, governments and educational institutions increasingly rely upon computer networks, the Internet and intranets for information, services and entertainment. The proliferation of and reliance upon electronic data and electronic transactions has created an increasing need to protect the integrity of digital data, as well as to control access to electronic networks and the devices that connect to them. For government entities and large corporate enterprises, there is a need to restrict and manage access to shared networks and intranets to prevent loss of proprietary data. Increasingly, there also is a need to expand the capability of electronic networks to protect or restrict access to physical facilities for corporate employees or government personnel. In addition, there is a need to manage and monitor access to information stored on identification cards used in new government-driven programs around the world, such as electronic passports, driver’s licenses, citizen identification and electronic healthcare cards. Finally, for consumers and online merchants or banks, there is a need to authenticate credit cardholders or bank clients for Internet-based or other electronic transactions without jeopardizing sensitive personal account information. In each of these areas, standards-based devices that easily interface with a PC or network to provide secure, controlled access to digital assets, electronic transactions and protected facilities are an easily deployed and effective solution.

The proliferation of personal computers in both the home and office, coupled with the increasing availability of personal devices that enable access to computer networks and the Internet, have created significant opportunities for electronic transactions of all sorts, including electronic payment, ticketing, e-government, electronic healthcare access and mobile banking. In government agencies and corporate enterprises, the desire to link disparate divisions or offices, reduce paperwork and streamline operations is also leading to the adoption of more computer- and network-based programs and processes. Network-based programs are also used to track and manage data about large groups of people; for example, citizens of a particular country. While the benefits of computer networks may be significant, network and Internet-based transactions also pose a significant threat of fraud, eavesdropping and data theft for both groups and individuals. To combat this threat, parties at both ends of the transaction must be assured of its integrity. Online merchants and consumers need assurance that customers are correctly identified and that the authenticity and confidentiality of information, such as a credit card number, is established and maintained. Corporate, government and other networks need security systems that safeguard the data of individuals and protect the network from manipulation or abuse, both from within and without the system.

Increasingly, large organizations such as corporations, government agencies and banks are adopting systems that protect their facilities, networks and digital data, as well as the people utilizing these assets, by authenticating each user as he or she logs on and off the network or enters or leaves or building. Authentication of a user’s identity is typically accomplished by one of two approaches: passwords, which are codes known only by specific users; and tokens, which are user-specific physical devices that only authorized users possess. Passwords, while easier to use, are also less secure because they tend to be short and static, and are often transmitted without encryption. As a result, passwords are vulnerable to decoding or observation and subsequent use by unauthorized persons. Tokens range from simple thumb-sized objects to more complex devices capable of generating time-synchronized or challenge-response access codes. Certain token-based systems require both possession of the token itself and a personal identifier, such as a fingerprint or personal identification number, or PIN, to indicate that the token is being used by an authorized user. Such an approach, referred to as two-factor authentication, provides much greater security than single factor systems such as passwords or the simple possession of a token.

One example of a token used in two-factor authentication is the smart card, which contains an embedded microprocessor, memory and a secure operating system. In addition to their security capabilities, smart cards are able to store data such as account information, healthcare records, merchant coupons, still or video images and, in some cases, cash. Smart cards are typically about the size of a credit card and can easily be carried in a wallet or attached to a badge. Smaller cards designed for use with devices such as mobile phones are also increasingly being utilized. Depending on the application for which they are being used, smart cards can be designed to insert into a reader attached to a PC or other device, or can include wireless capabilities for contactless interface. Worldwide shipments of smart cards reached 4.5 billion in 2007 and are estimated to grow to nearly 5.4 billion in 2009 for applications ranging from mobile communications to corporate security to online banking, according to the European smart card industry organization, Eurosmart (Eurosmart: “Report on smart card market, 2007”, “Smart cards shipments, Nov. 08”). Demand for readers used in conjunction with those cards is also expected to grow. For example, research firm Frost & Sullivan estimates that the worldwide volume of smart card reader units will grow from 15.1 million in 2007 to 37.7 million in 2011 (Frost & Sullivan: “World Smart Card Reader and Chipset Markets”, 2007). The combination of smart cards and readers provides a secure solution for network access, personal identification, electronic commerce and other transactions where authentication of the user is critical.

Market Opportunities

The market for Security and Identity Solutions in which SCM participates is experiencing unprecedented expansion, fueled by a few major trends: First, there are an increasing number of large government initiatives throughout the world, such as the Presidential Directive on Homeland Security (“HSPD-12”) in the U.S., the global mandate for electronic passports, national identification programs worldwide, and electronic healthcard

(“eHealth”) programs in Germany, France and other European countries. Second, the demand for contactless devices that operate without a physical connection between the card and reader is also growing rapidly. Major deployments of contactless smart cards for payment, transport and electronic identification programs such as the forthcoming German national identification card, are driving growth in the market overall and compelling the industry to transition from the current environment of contact card interface to a contactless infrastructure. Third, NFC, a wireless connectivity technology that enables convenient short-range communications between electronic devices, is expected to become widely used on a global basis to enable contactless applications from mobile phones. This will require a major upgrade of legacy infrastructures to fully enable NFC applications such as payment, ticketing and customer loyalty/reward programs, and will create new markets for contactless infrastructure and NFC tokens.

Government Initiatives

In countries around the world, local and federal governments are utilizing smart card technology to authenticate citizens, employees or military personnel for programs such as network or physical access control, national ID, healthcare, storing digital certificates for online transactions, residency permits and visas and driver’s licenses. According to IMS Research Group, more than one billion smart cards will be used in identity programs by governments and other public bodies worldwide by 2010 (IMS Research Group: “The Worldwide Market for Smart Cards and Semiconductors in Smart Cards — 2006 Edition”, 2006).

To date, the largest and one of the most advanced deployments of smart cards for digital security purposes has been the U.S. Department of Defense’s Common Access Card (“CAC”) program. Beginning in October 2000, the U.S. Department of Defense has distributed more than 17 million smart cards to military personnel and contractors. These cards are being used as the standard identification credential for military personnel, and are also being used for secure authentication and network access. In compliance with HSPD-12, since late 2006, the CAC card also has served as a standard identity credential that is both secure and interoperable across all federal agencies, regardless of which agency issued the card. To satisfy the technical requirements of HSPD-12, the National Institute for Standards and Technology developed Federal Information Processing Standards Publication 201— a U.S. federal government standard specifying personal identity verification requirements for federal employees and contractors. Under these specifications, personal identity verification cards must also include capabilities for contactless interface with security terminals at doorways and other entrances to provide secure physical access at government facilities. Additionally, identification cards issued under other government programs are also required to comply with FIPS 201, including Personal Identity Verification (PIV) cards, Transportation Worker Identification Credential (TWIC) cards, First Responder Authentication Credential (FRAC) cards, or Aviation Credential Interoperable Solution (ACIS) cards.

These new card types must be read by new readers and sometimes new complete access control systems. In order to comply with HSPD-12, government facilities are replacing their existing access control credentials with personal identity verification cards and their existing CAC card readers with new FIPS 201-compliant smart card readers and access control systems. The U.S. government’s decision to deploy an integrated, agency-wide, common smart card platform will continue to raise the awareness of smart card technology, and hence increase the demand for contactless smart card proximity readers in both public and private sectors, according to IMS Research Group.

Internationally, countries around the world have been working together under the auspices of the International Civil Aviation Organization over the last several years to define and develop standards for electronic passports based on contactless smart card technology. The goal of the program is to ensure that these e-passports cannot be copied or altered, and that the biometric facial image stored on the card could be used to positively identify the holder. With implementations beginning in 2005, more than 50 countries worldwide now issue electronic passports, including Australia, Austria, Belgium, Canada, China, Denmark, France, Germany, Hong Kong, India, Italy, Japan, Korea, Macao, Malaysia, the Netherlands, Russia, Singapore, Sweden, the United Kingdom and the U.S.

Countries around the world are also utilizing smart cards as identification credentials for programs such as national identification, residency and driver’s licenses. Electronic identification allow governments to better control the issuance of such identification credentials while enabling cardholders to remotely access government services. Countries utilizing electronic national identification cards include Argentina, Australia, Bahrain, China, Egypt,

France, Germany, Hong Kong, India, Israel, Malaysia, the Netherlands, Sweden, Thailand and the United Kingdom. Countries issuing electronic driver’s licenses include Australia, Brazil, India, Japan, Singapore, Sweden and the United Kingdom.

Many governments are also evaluating or making plans to develop electronic healthcare insurance and record systems, which would include smart card-based healthcare cards for participants. Mexico, China, India, Russia and Taiwan, as well as several European countries, including Austria, Belgium, France, Germany, Hungary, Italy, Poland, Turkey and the United Kingdom, are among the countries and regions that have already deployed or will deploy electronic healthcare cards to millions of healthcare users. These cards identify the user and store insurance and medical information that can be accessed by doctors and hospitals, among others. To date, one of the largest programs under development is in Germany, where pilot tests were set up in 2007. The German government began distribution of new eHealth cards to its 82 million citizens in April 2009 and plans to put in place a corresponding network and card reader infrastructure for doctors, hospitals, pharmacies and other healthcare providers during 2009 and 2010.

Growth in the Contactless Market

With the mass deployment of electronic passport schemes on a global basis, contactless smart chip technology has proven its maturity and reliability when incorporated in secure documents. As a result other sovereign documents like national ID, driver licenses, residence permits, weapon licenses and the like are migrating to chip-based technology. The majority of new e-government implementations around the world have chosen contactless interface. Estimates from NXP Semiconductors predict that the growth of electronic identification solutions between 2006 and 2012 will be overwhelmingly contactless (an 80% growth rate) compared to a 37% growth rate for contact electronic identification.

In the financial industry, major credit card companies in many parts of the world are embracing smart card technology as a more secure way to safeguard electronic transactions and address the problems of fraud, identity theft and protection of privacy, the cost of which can be significant. The majority of credit cards issued worldwide now comply with the Europay Mastercard Visa standard for securing financial transactions using a smart card.

Along with the move to more secure chip-based payment cards, there is an increasing preference for the convenience of contactless systems to facilitate payments. In part, this is being fueled by a desire on the part of consumers to replace cash payments with electronic payments in a number of daily transactions, particularly those of small value. Over the last two years, electronic payment programs featuring cards equipped with contactless technology, such as Visa payWave and MasterCard PayPass, have become widespread in Europe and Asia and are expected to generate significant demand worldwide for smart cards and related technology going forward.

Contactless transactions are being made more convenient with the emergence of mobile phones as a logical and leading platform to enable secure electronic payments. With “smart device” capabilities, the mobile phone enables consumers to purchase goods and services electronically and conveniently, while ensuring security through individual authentication of the user. In effect, the mobile phone becomes an electronic wallet. Integration of contactless payment technology into mobile phones is expected to further spur demand for contactless technology over the next several years. According to the research firm Gartner Group, the number of consumers using mobile payment services via mobile phones and other devices is expected to grow from 32.9 million users in 2008 to 103.9 million in 2011 (Gartner: “Dataquest Insight: Mobile Payment, 2006-2011”, 2008).

There is significant long-term opportunity for companies that can provide contactless solutions that enable mobile phones and other personal devices to support secure electronic payment and banking transactions.

Major contactless technology standards include ISO14443 A and B, MIFARE, FeliCa. In Japan, the contactless technology standard known as FeliCa is widely used for applications such as payment, transport, loyalty and mobile communications. Developed by Sony, FeliCa is the most mature contactless technology in the world today. Growth in FeliCa-enabled devices both within and beyond Japan is expected to be significant over the next several years.

Growth in the Near Field Communication (NFC) Market

As noted above, mobile phones are emerging as the preferred platform to enable contactless applications, in particular secure electronic payments. NFC is fast becoming the preferred technology to enable secure short-range wireless connectivity for mobile phones and other personal mobile devices. Based on the 13.56 Mhz frequency, NFC is a wireless connectivity technology with a short-range of one to four inches. An NFC device can communicate with both existing ISO 14443 smart cards and readers, as well as with other NFC devices, and is thereby compatible with existing contactless infrastructures already in use for public transportation and payment. According to ABI Research, the volume of NFC-enabled chipsets supporting the mobile phone market will grow from zero units in 2005 to 419 million units in 2012, an average annual growth rate of 161% (“New Field Communications Semiconductor, 2007”).

Demand for Smart Tokens

As a result of the major trends driving growth in secure access and authentication solutions described above, there is complementary and growing demand for small, portable tokens that bridge the gap between NFC-enabled mobile phones and a notebook or desktop PC. Smart USB tokens combine mobility with the ease of a USB interface to PCs and other computing devices and the capability to accept a smart card in either standard size or the smaller SIM card format. Such tokens secure authentication for applications including banking, payment, access control and data storage.

SCM’s Security and Identity Solutions

Together with Hirsch, SCM offers one of the world’s broadest ranges of contact, contactless and mobile smart card reader technology, digital identity and transaction platforms, as well as systems that integrate physical and logical access control, secure data storage and transmission, digital certificates, biometrics and digital video. SCM’s solutions are used in a wide variety of industries for security, identity, contactless payment, e-health and electronic government services. Sales of SCM’s Security and Identity products accounted for approximately 84% of total revenue in 2008, approximately 80% in 2007 and approximately 71% in 2006. Additional discussion of SCM’s Security and Identity Solutions business is contained in the section “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of this proxy statement and prospectus.

Smart Card Readers

SCM is one of the world’s leading suppliers of smart card readers for security-oriented applications. SCM’s smart card readers are hardware devices that connect either externally or internally with a computer or other processing platform to verify the identity of, or authenticate, the user, and thus control access. Much like a lock works with a key, SCM’s readers work with a smart card to admit or deny access to a computer or network, or to authenticate the card holder for identification and access to facilities, programs or services. They offer incremental levels of protection against unauthorized use, from simple PC Card reader devices to more complex PIN entry systems, which require both a smart card and a user’s personal identification number to authenticate the user. SCM’s readers are utilized to authenticate users in order to support security programs and applications for corporations, financial institutions, governments and individuals. These security programs and applications include secure network logon; personal identification for programs such as healthcare delivery, driver’s licenses and electronic passports; secure mobile banking; digital signatures; and secure e-commerce.

SCM’s reader devices employ an open-systems architecture that provides compatibility across a range of hardware platforms and software environments and accommodates remote upgrades so that compatibility can be maintained as the security infrastructure evolves. SCM has made significant investments in software embedded within its products to enable its smart card readers and components to read the majority of smart cards in the world, regardless of manufacturer or application. SCM’s smart card readers are also available with a variety of interfaces, including biometric (fingerprint), wireless/contactless, keypad, USB, PCMCIA, ExpressCard and serial port, and offer various combinations of interfaces integrated into one device in order to further increase the level of security.

SCM’s smart card reader product line includes:

•	Contact Smart Card Readers/Writers: includes internal and external Secure Card Readers that require only a smart card to provide secure authentication and external Secure PINpad Readers with a numeric PINpad that utilize a smart card in conjunction with a personal identification code to ensure “two factor” authentication of the user.

•	Contactless Readers and Dual Interface Readers: internal and external readers that address the demand for contactless interface used in many security programs based on smart cards, for example public transport, e-banking and e-passport personalization and verification. SCM is currently working to add NFC and FeliCa functionality to its entire range of dual interface and contactless solutions.

•	eHealth Terminal: specifically designed to meet the requirements of the German Health Card, to support Germany’s intended rollout of healthcare cards to 82 million citizens. SCM’s desktop and mobile eHealth100 terminals read and operate both with Germany’s current memory card-based health card as well as the new chip-based card, and is compliant for use with three different card types: the electronic health card, the health professional card, and the Secure Module Cards used for secure data communication.

•	ePassport Readers: designed to read all electronic passports currently in use or planned for distribution. Ranked among the highest in interoperability and versatility in international interoperability tests. SCM offers both complete ePassport readers and ePassport modules that can be incorporated into customer terminals and designs.

•	Mobile Readers: unconnected devices that enable secure network access and user authentication by generating one-time passwords.

•	Keyboard Readers: reader interfaces that are designed to be embedded into a computer keyboard at the manufacturer.

SCM’s smart card readers are developed in compliance with relevant industry standards related to the applications for which they will be used, including PC/SC, Europay Mastercard Visa, FINREAD and Common Criteria. For example, many of SCM’s readers, including the SCRx31 Secure Card Reader line, conform to Europay Mastercard Visa international standards for financial transactions. SCM typically customizes its smart card readers with unique casing designs and configurations to address the specific requirements of each customer.

Smart USB Tokens

SCM’s @MAXX family of personal contactless tokens securely support a broad range of applications. When connected to a PC, the tokens support the establishment of a secure channel to content and services available on the PC or a remote system. Unplugged, they fully leverage existing contactless infrastructures by enabling multiple services and applications such as contactless payment, contactless public transport ticketing or access to facilities. An NFC version of the @MAXX token is designed to enable legacy infrastructures (such as PCs or point of sales terminals) to become NFC enabled devices and, for example, enable smart phones that are not equipped with NFC to become NFC-enabled mobile devices, provided there is a USB connection.

ASICs/Chip Sets

SCM’s ASICs provide smart card interface capabilities for embedded platforms, such as desktop computers or keyboards. SCM offers two levels of ASICs to provide both basic smart card interface capability and support for multiple interfaces and reader devices. All of SCM’s ASICs comply with all relevant security standards for applications in the smart card industry. In addition, SCM’s advanced chip allows on-board flash upgrades for future firmware and application enhancements. SCM has a unique position in the market, with the ability to offer dedicated smart reader/writer, single chip solutions with embedded FLASH for secure firmware upgrade in the field (to prevent obsolescence) for its own products as well as to be integrated in PCs, keyboards and other devices.

Physical Access Control Systems

Through its Hirsch business, SCM addresses the physical access control segment of the security industry. Physical access control product categories include: integrated security management systems, which typically bundle access control, badging/card production, alarm monitoring and some video features into a single package; access control software; access controllers; and keypads, readers and cards, including biometrics and smart cards. Hirsch’s systems are used to manage security within an organization, including identity authentication, access control, alarm monitoring, video surveillance and recording, and employee identification card production. Hirsch’s solutions help customers to enforce policies, to mitigate risk and liability, to prevent incidents, to ensure regulatory compliance, and to safeguard employees, information and assets.

Physical Access Control products and solutions include:

•	Controllers: the DIGI*TRAC family of high security controllers;

•	Software: the Velocity Security Management System and numerous customer-specific middleware and software applications;

•	Readers, keypads, biometrics: includes the ScramblePad family of high security keypad and keypad plus reader devices, smart card and biometric readers, such as the Verification Station, ScrambleSmartProx and PACT, and others;

•	Smart cards, proximity cards: includes cards, fobs and other credential-carrying tokens;

•	Identity management solutions: includes identity and credential management system software, card management software, smart cards, biometric devices, photo badges, printers and middleware to enable interoperability links to outside watch lists and other database services;

•	Video, CCTV: includes cameras, DVR, NVR and video management software; and

•	Accessories: includes products such as scanners, power-over-Ethernet (PoE) injectors and fiber optic transceivers.

Hirsch Professional Services

Hirsch employs a team of IT professionals with expertise in .NET, .HTML, Java, C#, Visual Basic, databases, networking and other technologies to design, develop and deliver a variety of customized solutions. This Professional Services Group delivers services and solutions including:

•	planning and deployment;

•	migrations and upgrades;

•	middleware and programs to enable interoperability and functionality with other applications, databases and systems such as human resources, directory services (PC/network log-on), provisioning, command & control, central station, parking, elevators, HVAC, lighting, other devices and, other databases;

•	redundant and fault-tolerant configurations;

•	specialized configurations for the mega-enterprise;

•	web browser-based solutions;

•	compliance-related features and reports; and

•	customized functionality in any Hirsch offering, most typically access control and identity management.

CHIPDRIVE Productivity Solutions

SCM offers several CHIPDRIVE packages, consisting of smart cards, readers and software applications, for small and medium-sized businesses. These products support applications such as smart card-enabled logon to Microsoft Windows and smart card-based, secure electronic time recording.

Overview of the Market for Digital Media Connectivity Solutions

Digital cameras have rapidly saturated the consumer market over the last few years, with 80% of U.S. households predicted to own a digital camera by 2010, according to Gartner Group (Gartner: “Forecast: Digital Still Cameras, United States, 2006-2010”, 2006). Camera phones have also gained rapid popularity; in fact, 15% of consumers declare their phones to be their primary picture-taking device, according to an October 2007 survey from InfoTrends (InfoTrends: “U.S. Camera Phone End-User Survey Research: 2007”, 2007). InfoTrends estimates that U.S. output of digital photo prints will grow from 13.2 billion prints in 2005 to 16 billion by 2009 (InfoTrends: “U.S. Consumer Photo Prints Forecast: 2006-2011”, 2007). Digital flash media cards, which store digital images on the majority of digital cameras and some camera phones, are a key driver behind digital print growth. Higher capacity memory cards allow digital camera users to take more pictures before having to download images or swap out the card. As card capacities increase, more time is needed to download images. This uses more of the camera’s battery life, which already may be insufficient for many camera owners. To print without draining the camera battery, the digital flash media card can be removed and inserted into a card reader — on a PC, printer or kiosk — to download and print images. It also requires more time as transferring directly from a camera is significantly slower than that of direct digital media transfers via a card reader.

Retail photo kiosks and mini-labs, which give instant, high-quality printouts of digital images, make printing photos more convenient and less costly for the consumer and typically provide higher quality prints than home printers. As flash memory card capacities increase and digital cameras continue to proliferate, SCM believes consumers will increasingly use photo kiosks and mini-labs to download and print their digital pictures. Each photo kiosk or mini-lab requires a variety of media card readers to download images from the various media cards in use in digital cameras on the market.

SCM’s Digital Media and Connectivity Products

SCM offers digital media readers that provide an interface to the various formats of digital media cards to download digital images and other content. SCM sells its digital media readers primarily to photo kiosk manufacturers and integrators. SCM’s digital media readers allow photo kiosk makers and others to build digital flash media interface capabilities into their products and provide interface capabilities for all major memory card formats, including PCMCIA I and II, CompactFlash I and II, MultiMediaCard, MMCplus, MMCmobile, RS-MMC, Secure Digital Card, miniSD, MicroSD, SmartMedia, Sony Memory Stick and xD-Picture Card. SCM has also developed a firmware that will allow all of its readers to read the new Sandisk Write Once Read Many (“WoORM”) media, which cannot be altered or deleted and is designed for information that must be kept intact, such as electronic voting records and law enforcement work. Sales of SCM’s Digital Media and Connectivity products accounted for approximately 16% of total revenue in 2008, approximately 20% in 2007 and approximately 29% in 2006. Additional discussion of SCM’s Digital Media and Connectivity business is contained in the section “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of this proxy statement and prospectus.

SCM’s digital media readers leverage SCM’s interface chips to enable each reader slot to read multiple types of cards. SCM’s digital media reader product line includes:

•	Preconfigured Drives: SCM’s 3.5 inch 5-bay and 6-bay drives provide plug-and-play interface for photo kiosks and mini labs. Marketed as Professional Card Drive (PCD) or Modular (gMOD, LMOD and PCD-zMOD) readers, these drives are designed to support heavy commercial usage and support multiple media card formats in either an integrated or a modular form factor.

•	Single Board Drives: SCM’s single board drives provide flexible interface solutions for print kiosks, photo labs and other applications requiring digital flash media interface. Single board drives can be configured using any combination of media interface and drive placement to address the specific requirements of each kiosk or other product environment.

Technology

Many of the markets in which SCM participates are in their early stages of development and it is expected that they will continue to evolve. For example, early markets typically require complete hardware solutions, but over time requirements shift to critical components such as silicon or software as OEM customers increase their knowledge and sales volumes of the technologies being provided. SCM is committed to developing products using standards compliant technologies. SCM’s core technologies, listed below, leverage SCM’s development efforts to benefit customers across product lines and markets.

Silicon Strategy

SCM has implemented a number of core interface and processing technologies into its silicon chips. SCM has also selected what it believes to be the best available silicon from outside suppliers based on desired functionality, and has embedded its core interface and processing technologies in order to meet time-to-market requirements. SCM currently utilizes the foundry services of external suppliers to produce its ASICs for smart cards readers, and uses chips and antenna components from third-party suppliers in its contactless smart card readers. SCM expects to continue to maintain a balance between its own silicon and the use of third-party devices.

Firmware and Drivers

For SCM’s smart card reader products, including both contact and contactless readers, SCM has developed interface technology that provides interoperability between PCs and smart cards from many different smart card manufacturers and with many different operating systems. SCM’s interoperable architecture includes an International Standards Organization-compliant layer as well as an additional layer for supporting non-International Standard Organization-compliant smart cards. Through proprietary integrated circuits and firmware, SCM’s smart card readers can be updated electronically to accommodate new types of smart cards without the need to change the reader’s hardware. For SCM’s Digital Media and Connectivity products, SCM has developed interface technology that provides interoperability and compatibility between various digital appliances, computer platforms and flash memory cards. For complex terminals for electronic healthcare and other markets, SCM has chosen to use Linux-based embedded firmware, which helps to provide the base layers for writing higher levels of application software. All SCM products are offered with the necessary device drivers for major operating systems, including Microsoft Windows, Windows Vista, Linux and MAC OS. Hirsch has developed proprietary firmware for its controllers that provides enhanced security and decreases instances of product obsolescence.

Complete Hardware Solutions

SCM provides complete hardware solutions for a range of secure digital access applications, and can customize these solutions in terms of physical design and product feature set to accommodate the specific requirements of each customer. For example, SCM has designed and manufactured smart card readers that incorporate specific features, such as a transparent case and removable USB cable, to address the needs of specific OEM customers.

Customers

SCM’s Security and Identity Solutions customers are primarily in market segments requiring a higher-than-average level of security effectiveness, including government, large enterprises, public utilities and other critical infrastructure, data centers, healthcare, education, communications, finance, transportation and manufacturing. SCM’s Digital Media and Connectivity customers are primarily manufacturers of photo processing equipment. Prior to its merger with Hirsch, sales to a relatively small number of customers historically accounted for a significant percentage of SCM’s total sales. Sales to SCM’s top ten customers accounted for approximately 58% of revenue in fiscal year 2008, 61% of revenue in fiscal year 2007 and 53% of revenue in fiscal year 2006. In 2008, Tx Systems, Inc and Flextronics America, LLC (formerly Solectron) each accounted for more than 10% of revenue. In 2007, Envoy Data Corporation accounted for more than 10% of revenue. In 2006, Flextronics America, LLC accounted for more than 10% of revenue. In its Hirsch business, the top ten customers for the fiscal year ended November 30, 2008 accounted for approximately 30% of Hirsch’s revenue. In the future, SCM expects that the diversity of the customer base in its Hirsch business will substantially offset the dependence it has on a limited number of customers in its other business areas. However, the loss or reduction of orders from a significant customer, including losses or reductions due to manufacturing, reliability or other difficulties associated with its products, changes in customer buying patterns, or market, economic or competitive conditions in the digital information security business, could still impact SCM’s business and operating results.

Sales and Marketing

For the majority of its products, SCM utilizes a multi-tiered sales organization consisting of OEMs, distributors, dealers/system integrators, value added resellers, resellers and Internet sales. SCM’s sales staff solicits prospective channel partners and customers, provides technical advice and support with respect to its products and works closely with customers, distributors and OEMs. In its Hirsch business, the majority of sales are made through Hirsch-authorized dealers (also known as integrators, value added resellers, installers, and partners) who in turn resell and install the products. Hirsch dealers sign agreements with Hirsch and are trained by Hirsch personnel. The Hirsch Professional Services Group sells both through Hirsch-authorized dealers and also directly to customers and dealers, when appropriate. The Hirsch Government Programs Group focuses on marketing efforts aimed at top-level contacts at federal agencies. Additionally, Hirsch sells both direct and through a distributor to a very small number of sensitive federal government customers. In support of its sales efforts, SCM participates in trade shows and conducts sales training courses, targeted marketing programs and advertising, and ongoing customer and third-party communications programs. As of June 30, 2009, SCM had 89 full-time employees engaged in sales and marketing activities.

Backlog

SCM typically does not maintain a significant level of backlog. As a result, revenue in any quarter depends on contracts entered into or orders booked and shipped in that quarter. Sales are made primarily pursuant to purchase orders for current delivery or agreements covering purchases over a period of time. SCM’s customer contracts generally do not require fixed long-term purchase commitments. In view of order and shipment patterns, and because of the possibility of customer changes in delivery schedules or cancellation of orders, SCM does not believe that such agreements provide meaningful backlog figures or are necessarily indicative of actual sales for any succeeding period.

Collaborative Industry Relationships

SCM is a contributor in various national and global standardization bodies and industry consortia, and is party to collaborative arrangements with a number of third parties. SCM evaluates, on an ongoing basis, potential strategic alliances and intends to continue to pursue such relationships. SCM’s future success will depend in part on the success of its current arrangements and its ability to establish additional arrangements. These arrangements may not result in commercially successful products.

•	BITKOM. SCM is a member of BITKOM, the German Federal Association for Information Technology, Telecommunications and New Media. BITKOM represents more than 1,300 companies, including Germany’s largest global corporations as well as 600 key midsize companies. BITKOM’s membership generates a sales volume of €135 billion annually and exports €50 billion worth of technology each year, representing 90 percent of the German technology market.

•	NETC@RDS. SCM is a member of the NETC@RDS initiative, which is devoted to establishing improved health care access and administration procedures for mobile citizens in the European Union (EU), using the electronic European Health Insurance Card. SCM is a technology provider to the NETC@RDS project and has participated in market validation tests which included 85 pilot sites in 10 EU member states.

•	NFC Forum. SCM is an associate member of the NFC Forum, a non-profit industry association whose mission is to advance the use of NFC technology by developing specifications, ensuring interoperability among devices and services, and educating the market about NFC technology, which is a type of radio frequency technology that allows for secure transference of data between a card and reader over distances of not more than a few inches, and is an important technology for contactless payment applications. The NFC

Forum consists of 150+ global member companies, including leading mobile communications, semiconductor and consumer electronics firms. NFC Forum members are currently developing specifications for a modular NFC device architecture, protocols for interoperable data exchange and device-independent service delivery, device discovery, and device capability.

•	PCMCIA. SCM is a member of the Personal Computer Memory Card International Association, or PCMCIA, an international standards body and trade association with more than 100 member companies. SCM has been a member of PCMCIA since 1990. PCMCIA was founded in 1989 to establish standards for integrated circuit cards and to promote interchangeability among mobile PCs.

•	PC/SC Workgroup. SCM is an associate member of the PC/SC workgroup, a consortium of technology companies that seeks to set the standard for integrating smart cards and smart card readers into the mainstream computing environment.

•	Security Industry Association (SIA). Hirsch is a contributing member of SIA, the leading trade group for businesses in the electronic and physical security market.

•	Share Security Formats Cooperation (SSFC). SCM is a customer partner of SSFC, an alliance of leading Japanese technology companies that aims to establish a securely shared new data format for contactless smart cards, enabling multiple security applications to be managed using a single smart card.

•	Silicon Trust. SCM is a member of Silicon Trust, an industry forum sponsored by Infineon Technologies that focuses on silicon based security solutions, including smart cards, biometrics, and trusted platforms.

•	Smart Card Alliance. SCM is a member of the Smart Card Alliance, a U.S.-based, multi-industry association of member firms working to accelerate the widespread acceptance of multiple applications for smart card technology. SCM also is a member of Smart Card Alliance’s Leadership Council.

•	Teletrust. SCM is a member of Teletrust, a German organization whose goal is to provide a legally accepted means to adopt digital signatures. Digital signatures are encrypted personal identifiers, typically stored on a secure smart card, which allow for a high level of security through internationally accepted authentication methods. SCM also is a member of the smart card terminal committee of Teletrust, which defines the standards for connecting smart cards to computers for applications such as secure electronic commerce over the Internet.

•	Digital Media Associations. SCM is a member of several digital flash media card organizations, including CompactFlash Association, Memory Stick Developers Forum, MultiMediaCard Association, SD Card Association, SSFDC SmartMedia Forum, xD-Picture Card Forum, Photo Marketing Association International and USB Implementers Forum.

Research and Development

SCM has made substantial investments in research and development, particularly in the areas of smart card-based physical and network access devices and digital connectivity and interface devices. In the Hirsch business, SCM currently is developing a next-generation line of controllers, readers and security management software that better addresses the requirements of, and appeals to, the IT personnel who increasingly are responsible for selecting access control suppliers. SCM’s engineering design teams work cross-functionally with marketing managers, applications engineers and customers to develop products and product enhancements to meet customer and market requirements. SCM also strives to develop and maintain close relationships with key suppliers of components and technologies in order to be able to quickly introduce new products that incorporate the latest technological advances. SCM’s future success will depend upon its ability to develop and to introduce new products that keep pace with technological developments and emerging industry standards while addressing the increasingly sophisticated needs of its customers.

SCM focuses the bulk of its research and development activities on the development of products for new and emerging market opportunities. Research and development expenses were approximately $3.9 million for the year ended December 31, 2008, $3.1 million for the year ended December 31, 2007 and $3.8 million for the year ended December 31, 2006. As of June 30, 2009, SCM had 79 full-time employees engaged in research and development activities, including software and hardware engineering, testing and quality assurance and technical documentation. The majority of SCM’s research and development activities for smart card reader and digital media reader products occur in India and the majority of research and development activities for Hirsch products occurs in California.

Investments

In 2006 and 2007 SCM invested mainly in the replacement of computer hardware and spent $0.1 million in 2006 and $0.2 million in 2007. In 2008 SCM invested in total $3.3 million on the purchase of a 33.7% stake in TranZfinity and entering into an exclusivity agreement with TranZfinity. An additional amount of $0.4 million had been spent for the replacement of machinery. All investments in the years 2006 to 2008 were financed from existing cash.

During the second quarter of 2009, SCM completed the acquisition of Hirsch. In exchange for all of the outstanding capital stock of Hirsch, SCM paid approximately $14.2 million in cash, which were financed from existing cash, issued approximately 9.4 million shares of SCM common stock and issued approximately 4.7 million warrants to purchase SCM common stock as consideration in connection with the Hirsch acquisition.

The proposed acquisition of a majority of the bearer shares in Bluehill ID is the only future investment to which SCM is currently bound.

Manufacturing and Sources of Supply

SCM utilizes the services of contract manufacturers in Singapore and China to manufacture its smart card reader and digital media reader products and components. SCM’s Hirsch business manufactures most of its products in California, using locally sourced components. SCM is certified to the ISO 9001:2000 quality manufacturing standard. SCM has implemented a global sourcing strategy that it believes enables SCM to achieve economies of scale and uniform quality standards for its products, and to support gross margins. In the event any of SCM’s contract manufacturers are unable or unwilling to continue to manufacture its products, SCM may have to rely on other current manufacturing sources or identify and qualify new contract manufacturers. Any significant delay in SCM’s ability to obtain adequate supplies of its products from current or alternative sources would harm its business and operating results.

SCM believes that its success will depend in large part on its ability to provide quality products and services while ensuring the highest level of security for its products during the manufacturing process. SCM has a formal quality control program to satisfy its customers’ requirements for high quality and reliable products. To ensure that products manufactured by others are consistent with its standards, SCM manages all key aspects of the production process, including establishing product specifications, selecting the components to be used to produce its products, selecting the suppliers of these components and negotiating the prices for certain of these components. In addition, SCM works with its suppliers to improve process control and product design. As of June 30, 2009, SCM had 30 full-time employees engaged in manufacturing and logistics activities, focused on coordinating product management and supply chain activities between SCM and its contract manufacturers.

On an ongoing basis, SCM analyzes the need to add alternative sources for both its products and components. Even so, SCM relies upon a limited number of suppliers for some key components of its smart card reader products. For example, SCM currently utilizes the foundry services of external suppliers to produce its ASICs for smart cards readers, and uses chips and antenna components from third-party suppliers in its contactless smart card readers.

Wherever possible, SCM has added additional sources of supply for mechanical components such as printed circuit boards or casing. However, a risk remains that SCM may be adversely impacted by an inadequate supply of components, price increases, late deliveries or poor component quality. Additionally, components may not be available in a timely fashion or at all, particularly if larger companies have ordered more significant volumes of the components, and if demand is great, higher prices may be charged for components. Disruption or termination of the supply of components or software used in SCM’s products could delay shipments of its products, which could have a material adverse effect on SCM’s business and operating results. These delays could also damage relationships with current and prospective customers.

In the Hirsch business, most component parts used in Hirsch products are standard, “off-the-shelf” items, which are, or can be, purchased from two or more sources. Because Hirsch has been building its core products for several years, there are a few parts that have reached end-of-life status. Hirsch has been able to continue to source those parts, but continued availability and pricing of older components in the future is not guaranteed. To mitigate this risk, Hirsch is designing new products that also will use standard off-the-shelf parts that are all expected to be in production for a greater number of years in the future.

A significant portion of Hirsch’s revenue is derived from the resale of cards and card readers from HID. If that supply were to be disrupted, Hirsch would be adversely affected. Hirsch resells Dell computers and servers, and disruption of that supply would adversely affect it. Hirsch out-sources the stuffing of printed circuit boards to local manufacturers. The bulk of that out-sourcing is to a single company, and disruptions within that company would adversely affect Hirsch. There are numerous similar manufacturing companies within southern California, so any disruption could likely be mitigated within a reasonable time.

Competition

The Security and Identity Solutions and Digital Media and Connectivity markets are competitive and characterized by rapidly changing technology. SCM believes that competition in these markets is likely to intensify as a result of anticipated increased demand for digital access products. SCM currently experiences competition from a number of sources, including:

Products or Solutions	Primary Competitors

Smart card readers, ASICs and universal smart card reader interfaces for PC and network access	Advanced Card Systems, Gemalto (formerly Gemplus and Axalto), O2Micro and OmniKey
Enterprise-class physical access control systems	AMAG (owned by G4Tec), GE Security, Honeywell, Lenel (owned by United Technologies) and Software House (owned by Tyco)
Physical access control terminals and systems	AMAG Technology, Apollo Security Sales, Inc., Bioscrypt, BridgePoint Systems, Brivo, Continental Access (owned by NAPCO Security Systems, Inc.), DSX, HID (owned by ASSA ABLOY), Integrated Engineering, Johnson Controls, Keri Systems, Inc., MDI, Inc., Paxton, PCSC, Precise Biometrics, S2 Security Corporation, XceedID and XTec
Digital media readers	Atech, Datafab, OnSpec and YE Data

SCM also experiences indirect competition from certain of its customers who currently offer alternative products or are expected to introduce competitive products in the future. SCM may in the future face competition from these and other parties that develop digital data security products based upon approaches similar to or different from those employed by SCM. In addition, the market for secure authentication and digital media transfer products may ultimately be dominated by approaches other than the approach marketed by SCM. SCM believes that the principal competitive factors affecting the market for its products include:

•	the extent to which products must support industry standards and provide interoperability;

•	the extent to which standards are widely adopted and product interoperability is required within industry segments;

•	technical features;

•	quality and reliability;

•	the ability of suppliers to develop new products quickly to satisfy new market and customer requirements;

•	ease of use;

•	strength of distribution channels; and

•	price.

While SCM believes that it competes favorably with respect to these factors, it may not be able to continue to successfully compete due to these or other factors. Competitive pressures facing SCM could materially and adversely affect SCM’s business and operating results.

Proprietary Technology and Intellectual Property

SCM’s success depends significantly upon its proprietary technology. SCM currently relies on a combination of patent, copyright and trademark laws, trade secrets, confidentiality agreements and contractual provisions to protect its proprietary rights, which afford only limited protection. Additionally, the Hirsch business utilizes Intellectual Property Infringement Abatement Insurance to partially mitigate the risk of infringement of its primary patent. Although SCM often seeks to protect its proprietary technology through patents, it is possible that no new patents will be issued, that SCM’s proprietary products or technologies are not patentable, and that any issued patent will fail to provide SCM with any competitive advantages.

There has been a great deal of litigation in the technology industry regarding intellectual property rights and from time to time SCM may be required to use litigation to protect its proprietary technology. This may result in SCM incurring substantial costs and there is no assurance that SCM would be successful in any such litigation. Despite SCM’s efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of its products or to use its proprietary information and software without authorization. In addition, the laws of some foreign countries do not protect proprietary and intellectual property rights to the same extent as do the laws of the U.S. Because many of SCM’s products are sold and a substantial portion of its business is conducted outside the U.S., SCM’s exposure to intellectual property risks may be higher. SCM’s means of protecting its proprietary and intellectual property rights may not be adequate. There is a risk that SCM’s competitors will independently develop similar technology, duplicate its products or design around its patents or other intellectual property rights. If SCM is unsuccessful in protecting its intellectual property or its products or technologies are duplicated by others, SCM’s business could be harmed.

In addition, SCM has from time to time received claims that it is infringing upon third parties’ intellectual property rights. Future disputes with third parties may arise and these disputes may not be resolved on terms acceptable to SCM. As the number of products and competitors in SCM’s target markets grow, the likelihood of infringement claims also increases. Any claims or litigation may be time-consuming and costly, divert management resources, cause product shipment delays, or require SCM to redesign its products, accept product returns or to write off inventory. Any of these events could have a material adverse effect on SCM’s business and operating results.

SCM owns approximately 30 patent families (designs, patents and utility models) comprising a total of 100 individual or regional filings, covering products, mechanical designs and ideas for its Security and Identity Solutions and Digital Media and Connectivity businesses. None of SCM’s patents are material to its business. Additionally, SCM leverages its own ASIC designs for smart card interface in its reader devices.

Employees

As of June 30, 2009, SCM had 227 full-time employees, of which 79 were engaged in engineering, research and development; 89 were engaged in sales and marketing; 30 were engaged in manufacturing and logistics; and 29 were engaged in general management and administration. SCM is not subject to any collective bargaining agreements and, to SCM’s knowledge, none of its employees are currently represented by a labor union. To date, SCM has experienced no work stoppages and believes that its employee relations are generally good.

Foreign Operations; Properties

SCM operates globally, with corporate headquarters in Santa Ana, California and European corporate offices in Ismaning, Germany. SCM also maintains regional sales offices in Washington DC, Tokyo, Hong Kong and Milan. SCM considers these properties as adequate for its business needs.

Legal Proceedings

From time to time, SCM could become subject to claims arising in the ordinary course of business or could be a defendant in lawsuits. While the outcome of such claims or other proceedings cannot be predicted with certainty, SCM’s management expects that any such liabilities, to the extent not provided for by insurance or otherwise, will not have a material adverse effect on its financial condition, results of operations or cash flows.

Except for the legal proceeding described below SCM is not currently or was in the past twelve months a party to any pending legal, governmental or arbitration proceeding, nor is or was in the past twelve months SCM’s property the subject of any pending legal, governmental or arbitration proceeding, that is not in the ordinary course of business or otherwise material to the financial condition of SCM’s business nor is SCM aware that such proceedings are threatened.

On March 18, 2009, Secure Keyboards, Ltd. and two of its general partners, Luis Villalobos and Howard B. Miller, filed suit in Los Angeles Superior Court against SCM, Felix Marx, and Hirsch, alleging multiple causes of action, including interference with contract, in connection with the prospective merger of SCM and Hirsch and a 1994 settlement agreement entered into among Secure Keyboards, Hirsch and Secure Networks, Ltd. (the “1994 Settlement Agreement”). On April 8, 2009, SCM, Felix Marx, Secure Keyboards, Ltd., Secure Networks, Ltd., each of the respective general partners of Secure Keyboards and Secure Networks, and Hirsch, entered into a settlement agreement, pursuant to which the parties resolved the disputes that have arisen between them relating to the proposed merger of SCM and Hirsch and the 1994 Settlement Agreement (the “2009 Settlement Agreement”). Pursuant to the 2009 Settlement Agreement, Secure Keyboards, Luis Villalobos and Howard B. Miller dismissed their suit, and Secure Keyboards, Secure Networks and Hirsch have also amended and restated their 1994 Settlement Agreement to replace the royalty-based payment arrangement under the agreement with a new, definitive installment payment schedule, which consists of an annual payment by Hirsch to Secure Keyboards and Secure Networks of $986,000, beginning in 2009, with subsequent annual payments subject to increase based on the percentage increase in the Consumer Price Index during the prior calendar year.

SCM’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of SCM’s financial condition and results of operations should be read together with “Selected Historical and Pro Forma Combined Financial Data — Selected Historical Financial Data of SCM” and the SCM financial statements and related notes as well as the risk factors set forth under the caption “Risks Relating to SCM’s Business” appearing elsewhere in this proxy statement and prospectus. The historical financial data for SCM is based on the unaudited consolidated financial statements as of and for the six months ended June 30, 2009, as well as the audited consolidated financial statements of SCM as of and for the fiscal year ended December 31, 2008. The consolidated financial statements were prepared in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP).

Overview

Company Background

SCM is a global provider of security and identity solutions for secure access, secure identity and secure exchange. For organizations and individuals that need to secure their digital assets, electronic transactions and facilities, SCM provides solutions that cut costs and reduce risk and liabilities. Instead of providing only a piece of the puzzle, SCM’s offerings are broad and integrated, enabling complete solutions that allow customers to turn to a single source to meet all their security and identity management challenges. SCM was incorporated in 1996 under the laws of the state of Delaware.

SCM’s products are installed in every major industry segment and around the world. SCM’s solutions are especially sought after in market segments requiring a higher-than-average level of security effectiveness, such as government, public utilities and other critical infrastructure, data centers, healthcare, education, communications, finance, transportation and manufacturing, as well as by security-conscious individuals. SCM’s distribution partners and customers include top-tier computer manufacturers, OEMs, smart card manufacturers, security application providers, distributors, system integrators, specialized resellers and VARs, financial institutions, enterprises and government agencies.

SCM sells its security and identity solutions in two primary market segments: Security and Identity Solutions (formerly called “Secure Authentication”) and Digital Media and Connectivity.

•	For the Security and Identity Solutions market, SCM offers a broad range of contact, contactless and mobile smart card reader technology, access control products and digital identity and transaction platforms, as well as systems that integrate physical access control, secure data storage and transmission, digital certificates, biometrics and digital video. SCM’s solutions are used in a wide variety of industries for security, identity, contactless payment, e-health and electronic government services. SCM also offers a range of smart card-based productivity solutions, which include readers and software, for small and medium-size businesses under its CHIPDRIVE brand.

•	For the Digital Media and Connectivity market, SCM offers commercial digital media readers that are used in digital photo kiosks to transfer digital content to and from various flash media.

SCM common stock is traded on the NASDAQ Stock Market in the U.S. (symbol: SCMM) and the regulated market (Prime Standard) of the Frankfurt Stock Exchange in Germany (symbol: SMY).

Highlights of the Second Quarter, Ending June 30, 2009

Highlights of the second quarter, ending June 30, 2009, included, among others, the following:

•	SCM completed its acquisition of Hirsch on April 30, 2009, and consolidated it as a wholly-owned subsidiary. Financial results for the current quarter therefore include two months of results related to the Hirsch acquisition (May 1 through June 30, 2009).

•	Net revenue rose to $11.0 million, a substantial increase compared to the same quarter a year earlier due primarily to new revenue from the Hirsch subsidiary.

•	Organic growth in SCM’s main Security and Identity Solutions business included record sales in Asia (excluding Japan) and higher sales of smart card reader products in the U.S. Organic growth excludes the sales of the acquired Hirsch business.

•	SCM’s gross profit margin increased in the second quarter, due primarily to an improved product mix as a result of the Hirsch acquisition.

•	On a continuing basis, SCM overall posted an after-tax loss of $(0.6) million compared to a loss of $(2.0) million in the prior-year quarter. The loss in the current period includes transaction expenses related to the Hirsch acquisition, offset by a $1.7 million tax benefit related to the accounting for taxes following the Hirsch acquisition. Net loss for the quarter was $(0.5) million.

•	Cash and cash equivalents at the end of the quarter were $5.3 million, after substantial net cash outflows associated with the Hirsch acquisition.

Narrative Summary of the 2009 Second Quarter

During the second quarter, SCM completed its acquisition of Hirsch and consolidated it as a wholly-owned subsidiary. The acquisition closed on April 30, 2009. Financial results for SCM for the quarter therefore include two months of results from the Hirsch subsidiary. As expected, this acquisition substantially increased SCM’s net revenue, which came in 68% higher than in the second quarter of 2008. Focused business development programs enabled SCM to achieve growth in existing businesses as well. While overall sales excluding Hirsch were down slightly year on year, sales of smart card reader products rose 12%, with record sales in Asia (excluding Japan) and higher sales in the U.S. offsetting declines in Europe and Japan.

The Hirsch acquisition had a strong influence on other financial results for the quarter as well. SCM’s overall gross margin rose to 51% from 43% in the prior-year quarter, as SCM’s revenue mix improved due to inclusion of higher-margin products from the Hirsch subsidiary. At the same time, operating expenses were 45% higher than in the second quarter a year earlier, primarily due to the inclusion of operating expenses for Hirsch, as well as $0.5 million in transaction expenses related to the acquisition. Aside from the Hirsch and transaction-related expenses, operating expenses decreased both sequentially and year over year across all major categories. SCM also recorded a tax benefit of $1.7 million in the second quarter related to the release of a valuation allowance on deferred tax assets following the Hirsch acquisition. As a result, SCM posted an after-tax loss of $(0.6) million from continuing operations in the second quarter, compared to a loss of $(2.0) million in the prior-year period.

SCM’s net loss for the quarter was $(0.5) million, compared to $(1.5) million in the prior-year period, which benefited from $0.5 million in gains on sales of discontinued operations. Cash and cash equivalents were $5.3 million at the end of the quarter, significantly lower than in the prior-year period due in part to a $14.2 million cash payment for Hirsch, partly offset by $3.3 million in cash acquired.

SCM achieved significant progress in integrating the Hirsch acquisition during the second quarter, with a particular focus on sales and marketing activities so as to maintain its momentum with regard to acquiring new customers and establishing new products in target markets. SCM completed the move of its headquarters to Hirsch’s location in Santa Ana, California in the third quarter of 2009.

Recent Trends and Strategies for Growth

SCM has adopted a multi-pronged strategy for growth that includes efforts to expand and diversify its customer base, fully capture emerging market opportunities and accelerate long-term growth. A primary component of SCM’s strategy is the development of a range of new contactless and near field communication (NFC) infrastructure products to enable fast growing contactless applications and services for the electronic transaction market (including payment and ticketing), government and enterprise customers. Additionally, SCM is developing and implementing programs to market its existing product offerings into new distribution channels and new geographic regions. The worldwide recession has slowed SCM’s progress in penetrating new markets; however, SCM continues to have a high level of activity to develop new customers.

An additional component of SCM’s growth strategy is to actively seek merger and acquisition opportunities to expand its business, reinforce its market position in targeted areas and fully leverage its strengths and opportunities, such as the acquisition of Hirsch, which was completed during the second quarter of 2009. SCM believes the acquisition of Hirsch supports its growth strategy, as it nearly doubles SCM’s revenues, diversifies its customer base and positions SCM to better address the growing market demand for solutions that address both IT security and physical access, a trend referred to in the security industry as “convergence.” As the demand for the convergence of IT and physical security is most pronounced in the U.S. government sector, SCM believes its acquisition of Hirsch strengthens its position in this market, as it allows SCM to offer a full range of logical (i.e., computer) and physical access solutions, systems and services.

To ensure appropriate resources for its contactless and expansion strategies, SCM has strengthened its management team with the addition of marketing, engineering and product management professionals from the contactless industry to execute its contactless product roadmap, including the hiring of its CEO, Felix Marx, in October 2007. Additionally, as a result of the acquisition of Hirsch, SCM has added a fourth member to its executive team. Lawrence Midland, President of Hirsch, brings significant expertise in the security and identity solutions market to SCM. SCM believes the expanded expertise of its management team strengthens its ability to anticipate and respond to market trends both in the traditional smart card industry and in the emerging market for contactless and converged solutions.

Additionally, SCM has adopted a more active approach to partnering with other companies that can provide complementary resources and strengths. For example, in April 2008, SCM began working with TranZfinity, a provider of e-payment transactions solutions, to develop its @MAXX family of contactless readers and to provide application services for those readers. On October 1, 2008, SCM entered into a Stock Purchase Agreement with TranZfinity, pursuant to which SCM purchased 10 million shares of TranZfinity common stock, or 33.7% of TranZfinity’s outstanding shares (16.67% on a fully diluted basis), for an aggregate purchase price of $2.5 million. The transaction closed on October 2, 2008. SCM also entered into a Stockholders Agreement with TranZfinity and certain other stockholders of TranZfinity, which sets forth certain rights and privileges of SCM and the other stockholders of TranZfinity, including rights and privileges with respect to the composition of TranZfinity’s board of directors.

On April 30, 2009, SCM completed the acquisition of Hirsch, a private California corporation that manufactures and sells physical access control and other security management systems. Following the acquisition, Hirsch became a Delaware limited liability company and wholly-owned subsidiary of SCM. In exchange for all of the outstanding capital stock of Hirsch, SCM paid approximately $14.2 million in cash, issued approximately 9.4 million shares of SCM common stock and issued approximately 4.7 million warrants to purchase SCM common stock as consideration in connection with the Hirsch acquisition. (Further details of the acquisition are described in Note 2 to the consolidated Financial Statements for the period ended June 30, 2009). Following the acquisition, former Hirsch shareholders beneficially own approximately 37% of the shares of SCM common stock outstanding. As mentioned above, Lawrence Midland, a former Hirsch director and current President of Hirsch, joined SCM’s Board of Directors and became an Executive Vice President of SCM. Douglas Morgan, a former director of Hirsch, also joined the Board of Directors of SCM.

As a result of the April 30, 2009 acquisition of Hirsch, two months of Hirsch operating results are included in SCM’s consolidated results in the second quarter of 2009, and Hirsch operating results will continue to be included in SCM’s consolidated results going forward.

Trends in SCM’s Business

Sales Trends

The current global recession and economic uncertainty has created a broader cautionary environment for SCM and for SCM’s customers, and has resulted in decreased or delayed orders for SCM’s products in several geographic markets, most particularly Japan (which is reported within results for Asia), Europe and the U.S. SCM believes sales to some markets will continue to be constricted until the global economic environment strengthens, end user demand increases and the lending environment for capital purchases improves. Despite the continued sluggishness of security and identity programs in the U.S., Japan and Europe in the second quarter of 2009, revenue increased

68% compared to the second quarter of 2008, as a result of SCM’s strategic growth initiatives, including the acquisition of Hirsch and investments made in key markets and regions.

SCM believes that the acquisition of Hirsch has strengthened its performance across multiple financial metrics, its ability to capture new and existing sales opportunities and its overall business profile. With only two months of Hirsch operating results included in the second quarter, sales doubled in SCM’s Security and Identity Solutions business and overall gross profit margin increased by eight percentage points. The integration of Hirsch and SCM is proceeding as planned: sales and marketing cross training has begun; integrated finance systems, including reporting processes, are in place or in process. SCM completed the move of its headquarters to Hirsch’s Santa Ana, California location in the third quarter of 2009.

In the U.S. government market, sales of SCM’s smart card reader products for PC and network access by military and federal employees has been an important component of SCM’s overall revenue composition. In recent periods, project and budget delays in the U.S. government sector and the rapid shift towards lower cost embedded chips rather than external smart card readers by laptop and keyboard manufacturers servicing the U.S. government sector have constricted SCM’s sales in this market. The U.S. government sector is also an important market for SCM’s Hirsch business, but Hirsch’s sales model is more focused on the provision of integrated systems, rather than point solutions, and is generally less susceptible to variability from project delays and other factors. In the 2009 second quarter, sales from the Hirsch business were up both sequentially and year over year, and a significant percentage of Hirsch sales related to projects at federal government agencies. SCM believes that its acquisition of Hirsch creates a substantially more stable and consistent revenue profile for SCM in the U.S. government sector, given Hirsch’s sales model. SCM believes that Hirsch’s ability to offer complete systems and professional services complements and strengthens SCM’s position and provides significant new opportunities for incremental revenue growth.

In Europe, over the next several quarters SCM believes its most significant revenue opportunity comes from the new electronic health card program in Germany. Deployment of electronic health insurance cards to Germany’s 82 million citizens began in 2008 and the German government began distribution of card reader terminals for the program in April 2009. During the second quarter of 2009, SCM continued to ship eHealth terminals for desktop environments and recorded its first sales of mobile terminals. SCM’s government-certified eHealth terminals are used in hospitals, pharmacies, physicians’ offices, nursing homes and elsewhere to authenticate individual health card holders, allow them access to healthcare services and manage medical records and insurance information. Based on the current pace of the German government’s deployment of technology in the German electronic health card program, SCM anticipates an opportunity to sell higher volumes of its eHealth terminals towards the end of 2009 and through the first half of 2010.

Apart from this program, the weak economic environment in Europe continues to constrict sales to both established and new customers. In general, smart-card based security projects in all sectors are experiencing delays or are limited in scale. At the same time, sales development activities SCM initiated 12 to 18 months ago as part of its strategy to broaden its market and geographic penetration are resulting in higher customer engagement than in past periods. During the second quarter of 2009 SCM also sold its first products based on the core technology used in its eHealth terminals for applications other than electronic healthcare.

In Japan, the weak economic environment also continued to constrict sales. Outside Japan, SCM’s efforts to develop additional distribution channels and penetrate new geographic markets in Asia appear to be demonstrating success. Over the past year, SCM has added sales resources and applied a more systematic and focused approach to sales in countries such as China, India, Korea, Malaysia, the Philippines and Thailand. During the second quarter of 2009, sales in Asia increased significantly year over year and came from an expanded base of customers in a larger number of countries than in past periods. In particular, SCM added new customers, new distribution channels and significantly increased its sales of both smart card chips and readers in the Asian PC OEM market, which targets OEM customers that manufacture components and equipment for global consumer brand companies. SCM expects that its expanded channel and customer base in Asia will continue to generate a higher level of sales going forward.

In its continuing operations, SCM may experience significant variations in demand for its products quarter to quarter. This is particularly true for SCM’s smart card reader products, a significant portion of which are currently sold for smart card-based ID programs run by various U.S., European and Asian governments. Sales of SCM’s smart card readers and chips for government programs are impacted by testing and compliance schedules of government bodies as well as roll-out schedules for application deployments, both of which contribute to variability in demand from quarter to quarter. Further, this business is typically subject to seasonality based on governmental budget cycles, with lowest sales in the first quarter and highest sales in the fourth quarter of each year. Additionally, SCM is dependent on a small number of customers in its Security and Identity Solutions business overall for a significant portion of its revenues.

Sales of SCM’s Digital Media and Connectivity products are less subject to variability based on market or project demands than sales in its Security and Identity Solutions business; however, SCM is dependent on a very small number of customers in this product segment, which can result in fluctuations in sales levels from one period to another. During the second quarter of 2009, the timing of customer orders was not favorable, in part due to the transition to a new product, and revenues were lower than anticipated.

Gross Profit Margin Trends

SCM’s acquisition of Hirsch has resulted in a significant increase in SCM’s gross profit margin, as Hirsch’s sales typically yield margins that are several percentage points higher than sales of SCM’s smart card reader products. SCM expects that its gross profit margin will continue to benefit from this more favorable mix going forward. Additionally, SCM has implemented ongoing cost reduction programs to address pricing pressure in its business and these programs have generally resulted in ongoing improvements to its product margins. SCM believes it should be able to offset ongoing pricing pressure and material cost increases with continual improvements in its supply chain systems.

Operating Expense Trends

SCM’s operating expenses in the second quarter of 2009 reflect the addition of two months of expenses for the Hirsch business, as well as approximately $0.5 million in transaction costs. Aside from incremental Hirsch expenses, operating expenses decreased both sequentially and year over year across all major categories. During 2008, SCM increased research and development investment in order to develop card reader terminals for the electronic health card program in Germany and new products for the contactless market, and the majority of this work has now been completed. Similarly, Hirsch also increased its engineering investment over the last several quarters to develop its next generation of controllers, and SCM expects that its research and development expenses will decrease from current levels once the development of these controllers is completed. As part of its growth strategy, SCM has also made significant investments to build up sales resources and create business development programs both in its traditional markets and also in the contactless market, particularly in Asia and Latin America. SCM believes that it has sufficient resources in place to address its market opportunities, including new opportunities with Hirsch, and that sales and marketing expenses will remain relatively steady going forward. Over the last three quarters, acquisition related costs have driven increases in general and administrative expense. Going forward, SCM will continue to closely manage its expenses, particularly general and administrative.

Critical Accounting Policies and Estimates

Management’s Discussion and Analysis of Financial Condition and Results of Operations discusses SCM’s consolidated financial statements, which have been prepared in accordance with U.S. GAAP. U.S. GAAP does not require that SCM prepare individual financial statements, and accordingly individual annual and interim financial statements have not bee included in this proxy statement and prospectus. The preparation of SCM’s consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments, including those related to product returns, customer incentives, bad debts, inventories, asset impairment, deferred tax assets, accrued warranty reserves, restructuring costs, contingencies and litigation. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Management believes the following critical accounting policies, among others, contain the more significant judgments and estimates used in the preparation of SCM’s consolidated financial statements.

•	SCM recognizes product revenue upon shipment provided that risk and title have transferred, a purchase order has been received, collection is determined to be reasonably assured and no significant obligations remain. Maintenance revenue is deferred and amortized over the period of the maintenance contract. Provisions for estimated warranty repairs and returns and allowances are provided for at the time products are shipped. SCM maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. If the financial condition of SCM’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances might be required, which could have a material impact on SCM’s results of operations.

•	SCM typically plans its production and inventory levels based on internal forecasts of customer demand, which are highly unpredictable and can fluctuate substantially. SCM regularly reviews inventory quantities on hand and records an estimated provision for excess inventory, technical obsolescence and inability to sell based primarily on its historical sales and expectations for future use. Actual demand and market conditions may be different from those projected by SCM’s management. This could have a material effect on SCM’s operating results and financial position. If SCM were to make different judgments or utilize different estimates, the amount and timing of write-down of inventories could be materially different. Once SCM has written down inventory below cost, it does not subsequently write it up.

•	SCM adopted the Financial Accounting Standards Board’s (“FASB”) Interpretation No. 48, Accounting For Uncertain Tax Positions (“FIN 48”) in the first quarter of 2007. SCM is required to make certain judgments and estimates in determining income tax expense for financial statement purposes. Significant changes to these estimates may result in an increase or decrease to SCM’s tax provision in a subsequent period. The calculation of tax liabilities requires dealing with uncertainties in the application of complex tax regulations. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. It is inherently difficult and subjective to estimate such amounts. SCM reevaluates such uncertain tax positions on a quarterly basis based on factors such as, but not limited to, changes in tax laws, issues settled under audit and changes in facts or circumstances. Such changes in recognition or measurement might result in the recognition of a tax benefit or an additional charge to the tax provision in the period.

•	The carrying value of SCM’s net deferred tax assets reflects that SCM has been unable to generate sufficient taxable income in certain tax jurisdictions. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before SCM able to realize their benefit, or that future deductibility is uncertain. Management evaluates the realizability of the deferred tax assets quarterly. The deferred tax assets are still available for SCM to use in the future to offset taxable income, which would result in the recognition of a tax benefit and a reduction in SCM’s effective tax rate. Actual operating results and the underlying amount and category of income in future years could render SCM’s current assumptions, judgments and estimates of the realizability of deferred tax assets inaccurate, which could have a material impact on SCM’s financial position or results of operations.

•	Resulting from the acquisition of Hirsch, SCM has recognized goodwill of $21.9 million. Goodwill represents the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired in a business combination. Goodwill is not subject to amortization but is subject to annual assessment, at a minimum, for impairment. SCM evaluates goodwill, at a minimum, on an annual basis and whenever events and changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment of goodwill is tested at the reporting unit level by comparing the reporting unit’s carrying value, including goodwill, to the fair value of the reporting unit. The fair values of the reporting units are estimated using a combination of quoted market prices, the income, or discounted cash flows, approach and the market approach, which utilizes comparable companies’ data. If the carrying value of the reporting unit exceeds the fair value, goodwill is considered impaired and a second step is performed to measure the amount of the impairment loss, if any.

•	SCM evaluates its long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets or intangibles may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net undiscounted cash flows expected to be generated by an asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Intangible assets with definite lives are being amortized using the straight-line method over the estimated useful lives of the related assets. For intangible assets, where SCM has determined that these have an indefinite useful life, no amortization is recognized until its useful life is determined to be no longer indefinite. SCM evaluates indefinite useful life intangible assets for impairment at a minimum on an annual basis and whenever events and changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

•	SCM uses the equity method of accounting for investments in unconsolidated entities where the ability to exercise significant influence over such entities exists. Investments in unconsolidated entities consist of capital contributions plus SCM’s share of accumulated earnings of the entities, less capital withdrawals and distributions. Investments in excess of the underlying net assets of equity method investees related to specifically identifiable intangible assets, which are amortized over the useful life of the related assets. Excess investment representing equity method goodwill is not amortized but is generally evaluated for impairment on an annual basis. In case of adverse circumstances arising which may impact the value of its investments, SCM also evaluates whether indications for impairment exist on a case by case basis. Non-marketable equity investments are inherently risky. Their success is dependent on product development, market acceptance, operational efficiency, and other key business factors. Depending on future prospects, these companies may not be able to raise additional funds when the funds are needed or they may receive lower valuations, with less favorable terms than expected, and SCM’s investments would likely become impaired.

Recent Accounting Pronouncements

In June 2009, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles — a replacement of FASB Statement No. 162, (“SFAS 168”). SFAS 168 replaces SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles, and establishes the FASB Accounting Standards Codification (the “Codification”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with GAAP. Rules and interpretive releases of the Securities and Exchange Commission under authority of federal securities laws are also sources of authoritative GAAP for Securities and Exchange Commission registrants. The FASB will no longer issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts; instead the FASB will issue Accounting Standards Updates. Accounting Standards Updates will not be authoritative in their own right as they will only serve to update the Codification. The issuance of SFAS 168 and the Codification does not change GAAP. SFAS 168 becomes effective for SCM for the period ending September 30, 2009. Management has determined that the adoption of SFAS 168 will not have an impact on SCM’s financial statements.

On January 1, 2009, SCM adopted SFAS No. 141 (revised 2007), business combinations (“SFAS 141(R)”), which replaces SFAS No. 141, business combinations (“SFAS 141”) but retains the fundamental requirements in SFAS 141, including that the purchase method of accounting be used for all business combinations and for an acquirer to be identified for each business combination. Under SFAS 141(R), an entity is required to recognize the assets acquired, liabilities assumed, contractual contingencies, and contingent consideration at their fair value on the acquisition date. It further requires that acquisition-related costs be recognized separately from the acquisition and expensed as incurred, restructuring costs generally be expensed in periods subsequent to the acquisition date, and changes in accounting for deferred tax asset valuation allowances and acquired income tax uncertainties after the measurement period be included in income tax expense. In addition, acquired in-process research and development is capitalized as an intangible asset and amortized over its estimated useful life. The adoption of SFAS 141(R) changes SCM’s accounting treatment for business combinations on a prospective basis.

On January 1, 2009, SCM adopted SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51 (“SFAS 160”). SFAS 160 changes the accounting and reporting for minority interests, which will be recharacterized as non-controlling interests and classified as a component of equity. SFAS 160 is effective for SCM on a prospective basis for business combinations with an acquisition date beginning in the first quarter of fiscal year 2009. As of June 30, 2009, SCM did not have any minority interests.

On January 1, 2009, SCM adopted SFAS No. 157, Fair Value Measurements (“SFAS 157”), as it relates to nonfinancial assets and nonfinancial liabilities that are not recognized or disclosed at fair value in the financial statements on at least an annual basis. The adoption of SFAS 157, as it relates to nonfinancial assets and nonfinancial liabilities, had no impact on SCM’s financial statements.

On January 1, 2008, SCM adopted SFAS 157 for all financial assets and financial liabilities and for all non-financial assets and non-financial liabilities recognized or disclosed at fair value in the financial statements on a recurring basis (i.e., at least annually). SFAS 157 defines fair value, establishes a framework for measuring fair value, and enhances fair value measurement disclosure. SFAS 157 does not change the accounting for those instruments that were, under previous GAAP, accounted for at cost or contract value. The adoption of SFAS 157 did not have a significant impact on SCM’s consolidated financial statements, and the resulting fair values calculated under SFAS 157 after adoption were not significantly different than the fair values that would have been calculated under previous guidance.

On January 1, 2009, SCM adopted FASB Statement of Position (“FSP”) No. FAS 142-3, Determination of the Useful Life of Intangible Assets, (“FSP FAS 142-3”). FSP FAS 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, Goodwill and Other Intangible Assets, (“SFAS 142”) in order to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141(R) and other GAAP. The adoption of FSP FAS 142-3 had no impact on SCM’s financial statements.

SFAS 157 establishes a fair value hierarchy that requires an entity to maximize the use of observable objective inputs and minimize the use of unobservable inputs, which require additional reliance on SCM’s judgment, when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. SFAS 157 establishes three levels of inputs that may be used to measure fair value:

•	Level 1 — Quoted prices for identical instruments in active markets;

•	Level 2 — Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active and model-derived valuations, in which all significant inputs are observable in active markets; and

•	Level 3 — Valuations derived from valuation techniques, in which one or more significant inputs are unobservable.

SCM uses the following classifications to measure different financial instruments at fair value, including an indication of the level in the fair value hierarchy in which each instrument is generally classified:

Cash equivalents include highly liquid debt investments (money market fund deposits, commercial paper and treasury bills) with maturities of three months or less at the date of acquisition. These financial instruments are classified in Level 1 of the fair value hierarchy.

Short-term investments consist of corporate notes and U.S. government agency instruments and are classified as available-for-sale. These financial instruments are classified in Level 1 of the fair value hierarchy. As of June 30, 2009, SCM had no short-term investments.

Assets that are measured and recognized at fair value on a recurring basis classified under the appropriate level of the fair value hierarchy as of June 30, 2009 were as follows:

	Level 1	Level 2	Level 3	Total
	(In thousands of U.S. dollars)

Money market fund deposits	$1,553	$—	$—	$1,553

Non-financial assets that are measured and recognized at fair value on a non-recurring basis are as follows:

	Level 1	Level 2	Level 3	Total
	(In thousands of U.S. dollars)

Goodwill	$—	$—	$21,895	$21,895
Acquired intangibles — Hirsch Acquisition	—	—	22,583	22,583

Total:	$—	$—	$44,478	$44,478

The valuation of the acquired intangible assets is classified as a Level 3 measurement, because it was based on significant unobservable inputs and involved management judgment and assumptions about market participants and pricing. In determining fair value of the acquired intangible assets, SCM determined the appropriate unit of measure, the exit market and the highest and best use for the assets, in accordance with SFAS 157. The fair value of trade names and existing technology acquired in the Hirsch acquisition was determined using relief from royalty approach and the fair value of Hirsch’s customer relationships was determined excess earnings approach. See Note 2 to the Consolidated Financial Statements for the period ended June 30, 2009 for further discussion of this acquisition. The discount rate used in the valuation of the intangible assets was derived from a weighted average cost of capital analysis.

As of June 30, 2009, there were no liabilities that are measured and recognized at fair value on a recurring basis.

Results of Operations

Comparison of Three and Six Months Ended June 30, 2009 and 2008

The comparability of SCM’s operating results in the three and six months ended June 30, 2009, compared with the same periods of 2008, is primarily impacted by SCM’s acquisition of Hirsch on April 30, 2009, as the 2009 periods presented include two months of operating results from the acquired Hirsch business.

Net Revenue

Summary information by business segment for the three and six months ended June 30, 2009 and 2008 is as follows:

	Three Months			Six Months
	Ended		% Change	Ended		% Change
	June 30,		Period to	June 30,		Period to
	2009	2008	Period	2009	2008	Period
	(In thousands of U.S. dollars)
Security and Identity Solutions
Revenue	$10,028	$4,878	106%	$13,971	$9,885	41%
Gross profit	5,251	2,276		6,929	4,423
Gross profit %	52%	47%		50%	45%
Digital Media and Connectivity
Revenue	$933	$1,642	(43)%	$2,145	$3,099	(31)%
Gross profit	320	547		755	1,083
Gross profit %	34%	33%		35%	35%
Total:
Revenue	$10,961	$6,520	68%	$16,116	$12,984	24%
Gross profit	5,571	2,823		7,684	5,506
Gross profit %	51%	43%		48%	42%

Net revenue for the second quarter of 2009 was $11.0 million, up 68% from $6.5 million for the same period of 2008. The increase in second quarter revenue year over year was primarily the result of incremental revenues from the acquired Hirsch business. Excluding Hirsch, revenues were down slightly, reflecting higher demand for SCM’s smart card reader products, offset by decreased sales of Digital Media and Connectivity products. For the first six months of 2009, net revenue was $16.1 million, up 24% from revenue of $13.0 million for the first six months of 2008. The increase in revenue for the first six months of 2009 compared with the prior year period resulted from incremental revenues from SCM’s acquisition of Hirsch in the second quarter of 2009, partially offset by lower sales of SCM’s smart card reader and Digital Media and Connectivity products.

Following SCM’s acquisition of Hirsch, revenue in SCM’s Security and Identity Solutions business (formerly called “Secure Authentication” ) principally consists of sales of smart card readers, related chip technology and access control products that are primarily used in security programs where smart cards and/or personal identification (“PIN”) codes are employed to authenticate the identity of people in order to control access to computers or computer networks; borders; buildings and other facilities; and services, such as health care. Additionally, this business includes sales of digital identity and transaction platforms, as well as systems that integrate physical access control, secure data storage and transmission, digital certificates, biometrics and digital video. Also included in this business segment are SCM’s CHIPDRIVE software and reader solutions, which provide electronic timecard and other productivity applications for small and medium enterprises and are primarily sold in Europe. The majority of revenue in SCM’s Security and Identity Solutions business segment is related to government, financial or enterprise programs and is subject to variability based on the size and timing of customer orders.

Sales in SCM’s Security and Identity Solutions business were $10.0 million in the second quarter of 2009, up 106% from sales of $4.9 million in the second quarter of 2008. This increase was primarily due to the inclusion of two months of incremental revenues from the acquired Hirsch business, as well as a 12% increase in sales of SCM’s smart card reader products. Hirsch sales in the second quarter were up year over year and included increases in both product and services revenue. Access control systems led product sales and sales for government agency deployments were strong. The increase in organic sales of SCM’s smart card readers was primarily due to a significant increase in sales within Asia (excluding Japan), as a result of SCM’s strategy to expand its customer base and penetrate new geographic areas. Sales of smart card reader products in the U.S. were up slightly year over year. These increases were offset by decreased sales in Europe and Japan, as economic weakness continued to lengthen sales cycles. Additionally, European sales of CHIPDRIVE business productivity products aimed at small and medium enterprises were depressed as a result of the weak economic environment.

For the first six months of 2009, sales in SCM’s Security and Identity Solutions business were $14.0 million, up 41% from sales of $9.9 million for the first six months of 2008. The increase in sales in the first six months of 2009 compared with the prior year was due to the inclusion of two months of incremental revenues from the acquired Hirsch business in the second quarter of 2009, partially offset by lower sales of smart card reader products in the first quarter of 2009 compared with the prior year, primarily as a result of budget delays in government authentication programs in the U.S. and the impact of the global recession on sales of SCM’s retail CHIPDRIVE products in Europe and its smart card readers in Japan.

SCM’s Digital Media and Connectivity business consists of sales of digital media readers and related ASIC technology used to provide an interface for flash memory cards, primarily embedded in digital photography kiosks, where the readers are used to download and print digital photos. Two to three customers, historically, have accounted for sales in this business segment. As a result, revenue in the Digital Media Reader business can fluctuate significantly quarter to quarter due to variability in the size and timing of customer orders.

Sales in the Digital Media and Connectivity business were $0.9 million in the second quarter of 2009, a decrease of 43% from sales of $1.6 million in the same period of 2008. For the first six months of 2009, sales in the Digital Media Reader business were $2.1 million, down 31% from sales of $3.1 million for the first six months of 2008. The decrease in Digital Media Reader sales in both the second quarter and the first six months of 2009 compared with the same periods of the prior year was primarily due to the timing of orders from two major customers, which in the second quarter was partially due to an upcoming product transition.

Gross Profit

Gross profit for the second quarter of 2009 was $5.6 million, or 51% of revenue, compared with $2.8 million, or 43% of revenue in the second quarter of 2008. For the first six months of 2009, gross profit was $7.7 million, or 48% of revenue, compared with $5.5 million, or 42% of revenue for the first six months of 2008. Gross profit in the three and six months ended June 30, 2009 was positively impacted by the inclusion of two months of higher margin Hirsch sales in the 2009 second quarter.

Gross profit for the Security and Identity solutions business was 52% of revenue for the second quarter of 2009, compared with 47% for the second quarter of 2008. The increase in the second quarter of 2009 was primarily attributable to the inclusion of higher-margin Hirsch sales. Gross profit for SCM’s smart card reader products decreased slightly in the 2009 second quarter due to a less favorable mix of products sold.

Gross profit for SCM’s Digital Media and Connectivity products was 34% for the second quarter of 2009, compared with 33% for the second quarter of 2008.

Overall gross profit for the first six months of 2009 compared with the first six months of 2008 was favorably impacted by the inclusion of higher-margin Hirsch sales and the relative stability of gross profit in the Digital Media and Connectivity business, offset by lower gross profit margin for SCM’s smart card reader products due to a less favorable sales mix.

SCM expects there will be some variation in its gross profit from period to period, as its gross profit has been and will continue to be affected by a variety of factors, including, without limitation, competition, the volume of sales in any given quarter, product configuration and mix, the availability of new products, product enhancements, software and services, inventory write-downs and the cost and availability of components.

Operating Expenses

Research and Development.

	Three Months			Six Months
	Ended			Ended
	June 30		Period	June 30		Period
	2009	2008	to Period	2009	2008	to Period
	(In thousands of U.S. dollars)

Expenses	$1,489	$1,043	43%	$2,258	$2,078	9%
Percentage of total revenues	14%	16%		14%	16%

Research and development expenses consist primarily of employee compensation and fees for the development of hardware, software and firmware products. SCM focuses the bulk of its research and development activities on the development of products for new and emerging market opportunities. Figures for the second quarter and first six months of 2009 include two months of expenses from the acquired Hirsch business.

Research and development expenses were $1.5 million in the second quarter of 2009, or 14% of revenue, compared with $1.0 million in the second quarter of 2008, or 16% of revenue, an increase of 43%. For the first six months of 2009, research and development expenses were $2.3 million, or 14% of revenue, compared with $2.1 million, or 16% of revenue for the first six months of 2008, an increase of 9%. Higher research and development expenses in the three and six months ended June 30, 2009 compared with the prior year were primarily due to the inclusion of two months of additional expenses as a result of SCM’s acquisition of Hirsch. SCM expects that research and development expenses will generally decrease in future periods following the completion of development of Hirsch’s next generation controllers.

Selling and Marketing.

	Three Months			Six Months
	Ended			Ended
	June 30		Period	June 30		Period
	2009	2008	to Period	2009	2008	to Period
	(In thousands of U.S. dollars)

Expenses	$3,739	$2,569	46%	$5,983	$4,730	26%
Percentage of total revenues	34%	39%		37%	36%

Selling and marketing expenses consist primarily of employee compensation as well as tradeshow participation, advertising and other marketing and selling costs. SCM focuses a significant proportion of its sales and marketing activities on new and emerging market opportunities. Figures for the second quarter and first six months of 2009 include two months of expenses related to the acquired Hirsch business.

Selling and marketing expenses were $3.7 million in the second quarter of 2009, or 34% of revenue, compared with $2.6 million in the second quarter of 2008, or 39% of revenue, an increase of 46%. For the first six months of 2009, sales and marketing expenses were $6.0 million, or 37% of revenue, compared with $4.7 million, or 36% of revenue in the first six months of 2008, an increase of 26%. Higher sales and marketing expenses in the three and six months ended June 30, 2009 compared with the prior year were primarily due to the inclusion of two months of additional expenses as a result of SCM’s acquisition of Hirsch. Integration of SCM’s sales and marketing plans and activities for the SCM and Hirsch businesses is under way and the closure of SCM’s Fremont, California office is nearly completed. Accordingly, SCM does not expect further increases in sales and marketing expenses going forward.

General and Administrative.

	Three Months			Six Months
	Ended			Ended
	June 30		Period	June 30		Period
	2009	2008	to Period	2009	2008	to Period
	(In thousands of U.S. dollars)

Expenses	$2,199	$1,518	45%	$4,686	$3,021	55%
Percentage of total revenues	20%	23%		29%	23%

General and administrative expenses consist primarily of compensation expenses for employees performing administrative functions, and professional fees arising from legal, auditing and other consulting services. Figures for the second quarter and first six months of 2009 include two months of expenses related to the acquired Hirsch business.

In the second quarter of 2009 general and administrative expenses were $2.2 million, or 20% of revenue, compared with $1.5 million, or 23% of revenue, in the second quarter of 2008. For the first six months of 2008 general and administrative expenses were $4.7 million, or 29% of revenue, compared with $3.0 million, or 23% of revenue, in the first six months of 2008. Higher general and administrative expenses in both the three and six months ended June 30, 2009 compared with the same periods of the prior year were primarily due to transaction related costs of $1.4 million in the first quarter of 2009, and the inclusion of two months of additional expenses as a result of SCM’s acquisition of Hirsch as well as transaction costs of $0.5 million relating to the acquisition of Hirsch, in the second quarter of 2009.

Gain on Sale of Assets

During the first quarter of 2009, SCM recorded $0.2 million gain on the sale of certain non-core patents that were unrelated to its current business.

Loss on Equity Investments

Net loss on equity investments of $0.3 million and $0.6 million during the three and six months ended June 30, 2009, respectively, relate to SCM’s share of the net losses of its equity method investment in TranZfinity and amortization of the differences between SCM’s cost and underlying equity in net assets of TranZfinity, subsequent to the date of investment.

Interest and Other Income (Expense), Net

This includes interest earned on invested cash, interest accretion on the liability to related parties and foreign currency gains or losses.

In the second quarter of 2009, interest income resulting from invested cash balances was $6,000, compared with interest income of $0.2 million for the second quarter of 2008. In the first six months of 2009, interest income was $32,000, compared with interest income of $0.5 million in the first six months of 2008. The decrease in interest income resulted from lower cash balances and lower interest rates. Following the acquisition of Hirsch, during the period from April 30, 2009 (date of acquisition) to June 30, 2009, $0.1 million expense was recognized for the interest accreted on the discounted liability amount to related parties (see Note 14 to the Consolidated Financial Statements for the period ended June 30, 2009).

Foreign currency losses were $0.1 million in the second quarter of 2009 compared with foreign currency gains of $0.2 million in the second quarter of 2008. Foreign currency gains were $0.2 million in the first six months of 2009 compared $0.4 million for the first six months of 2008.

Income Taxes

For the three and six months ended June 30, 2009, SCM recorded a tax benefit of $1.7 million. The tax benefit resulted from accounting treatment following the acquisition of Hirsch, under which deferred tax liabilities of $1.7 million were netted against SCM’s existing deferred tax assets, and a $1.7 million release of SCM’s valuation allowance was recorded. In accordance with SFAS 141(R), the release of the valuation allowance was recorded as a tax benefit in the second quarter financial statements.

For the second quarter and first six months of 2008, SCM recorded a provision for income taxes of $1,000 and $48,000, respectively, primarily for minimum taxation, which could not be offset with operating loss carryforwards and tax expenses in a foreign subsidiary with no loss carryforwards.

Discontinued Operations

On May 22, 2006, SCM completed the sale of substantially all the assets and some of the liabilities associated with its DTV solutions business to Kudelski S.A. Net revenue for the digital TV (DTV) solutions business was zero in each of the three and six months ended June 30, 2009 and 2008. Operating loss for the DTV solutions business in the three months ended June 30, 2009 was $4,000. For the six months ended June 30, 2009, operating gain was $0.1 million. Operating loss for the DTV solutions business for the three and six months ended June 30, 2008 was $2,000 and $6,000, respectively.

During 2003, SCM completed two transactions to sell its retail Digital Media and Video business. On July 25, 2003, SCM completed the sale of its digital video business to Pinnacle Systems and on August 1, 2003, SCM completed the sale of its retail digital media reader business to Zio Corporation. Net revenue for the retail Digital Media and Video business was zero in each of the three and six months ended June 30, 2009 and 2008. Operating loss for the retail Digital Media and Video business was $0.1 million in both the three and six months ended June 30, 2009, and operating loss for the retail Digital Media and Video business was $0.1 million in both the three and six months ended June 30, 2008.

During the three and six months ended June 30, 2009, the total net gain on the disposal of discontinued operations was $38,000 and $0.1 million, respectively. During the three and six months ended June 30, 2008, the total net gain on the disposal of discontinued operations was $0.5 million.

Comparison of Fiscal Years Ended December 31, 2008, 2007 and 2006

The following table sets forth SCM’s statements of operations as a percentage of net revenue for the periods indicated:

	Years Ended December 31,
	2008	2007	2006

Net revenue	100.0%	100.0%	100.0%
Cost of revenue	55.8	58.4	64.7
Gross profit	44.2	41.6	35.3
Operating expenses:
Research and development	13.8	10.3	11.2
Selling and marketing	33.9	21.7	22.3
General and administrative	28.5	23.4	22.5
Amortization of intangibles	—	0.9	2.0
Restructuring and other charges (credits)	—	—	3.3
Gain on sale of assets	(5.1)	—	—
Total operating expenses	71.1	56.3	61.3
Loss from operations	(26.9)	(14.7)	(26.0)
Loss on equity investments	(0.9)	—	—
Interest income	2.7	5.4	4.0
Foreign currency losses and other income (expense), net	(9.3)	(1.1)	(0.7)
Loss from continuing operations before income taxes	(34.4)	(10.4)	(22.7)
Provision for income taxes	(2.7)	(0.4)	(0.2)
Loss from continuing operations	(37.1)	(10.8)	(22.9)
Gain (loss) from discontinued operations, net of income taxes	(0.7)	(0.7)	10.4
Gain on sale of discontinued operations, net of income taxes	2.1	5.2	15.5
Net income (loss)	(35.7)%	(6.3)%	3.1%

Net Revenue.

The following table sets forth SCM’s annual revenues and year-to-year change in revenues by product segment for the fiscal years ended December 31, 2008, 2007 and 2006:

	Fiscal	% Change	Fiscal	% Change	Fiscal
	2008	2007 to 2008	2007	2006 to 2007	2006
	(In thousands of U.S. dollars)

Secure Authentication
Revenues	$23,711	(3)%	$24,427	3%	$23,745
Percentage of total revenues	84%		80%		71%
Digital Media and Connectivity
Revenues	$4,651	(23)%	$6,008	(39)%	$9,868
Percentage of total revenues	16%		20%		29%
Total revenues	$28,362	(7)%	$30,435	(9)%	$33,613

Fiscal Year 2008 Revenue Compared with Fiscal Year 2007 Revenue

Revenue for the year ended December 31, 2008 was $28.4 million, a decrease of 7% from $30.4 million in 2007. This decrease was due primarily to a 23% decline in sales of SCM’s Digital Media and Connectivity products, as well as, to a lesser extent, a 3% decrease in sales of SCM’s Secure Authentication products. Sales of Secure Authentication products accounted for 84% of total revenue and sales of Digital Media and Connectivity products accounted for 16% of revenue in 2008.

Secure Authentication product revenue was $23.7 million in 2008, a decrease of 3% from $24.4 million in 2007. SCM’s Secure Authentication product line principally consists of smart card readers and related chip technology that are primarily used in large security programs where smart cards are employed to authenticate the identity of people in order to control access to computers or computer networks; borders; buildings and other facilities; and services, such as health care. Also included in this business segment are SCM’s CHIPDRIVE software and reader solutions, which provide electronic timecard and other productivity applications for small and medium enterprises, and are primarily sold in Europe. The majority of revenue in the Secure Authentication business segment is government, financial or enterprise programs and is subject to significant variability based on the size and timing of customer orders.

The decrease in Secure Authentication product sales in 2008 compared with the prior year was primarily due to a significant reduction in sales of SCM’s smart card reader products for U.S. government authentication programs in the first two quarters of 2008, mainly due to project and budget delays. During 2008, SCM also experienced an ongoing shift in the U.S. government market away from external reader devices and towards interface chips that provide embedded reader technology in laptops and keyboards. SCM sold high volumes of smart card interface chips for embedded readers to laptop and keyboard manufacturers in Asia that have somewhat offset the decrease in sales of external reader devices in the U.S.; however, these chips have a lower average selling price than SCM’s external reader devices.

The largest percentage of Secure Authentication product revenues in 2008 came equally from sales of readers for U.S. government projects to comply with Homeland Security Presidential Directive-12 and other federal mandates, and sales of readers for electronic identification and other programs in Europe. Sales of smart card interface chips in Asia demonstrated the fastest rate of growth in 2008 of any of SCM’s products. Sales of CHIPDRIVE business productivity solutions were relatively flat year to year.

Revenue from SCM’s Digital Media and Connectivity product line was $4.7 million in 2008, a decrease of 23% from $6.0 million in 2007. The Digital Media and Connectivity product line consists of digital media readers and related ASIC technology used to provide an interface for flash memory cards, primarily embedded in digital photography kiosks, where the readers are used to download and print digital photos. Two to three customers, historically, have accounted for approximately two-thirds of sales in this business segment. As a result, revenue in the Digital Media and Connectivity product line can fluctuate significantly quarter to quarter due to variability in the size and timing of customer orders. The revenue decrease in 2008 was primarily due to reduced orders from a major customer in the second half of 2008.

Fiscal Year 2007 Revenue Compared with Fiscal Year 2006 Revenue

Revenue for the year ended December 31, 2007 was $30.4 million, a decrease of 9% from $33.6 million in 2006. This decrease was due primarily to a 39% decline in sales of SCM’s Digital Media and Connectivity products, primarily due to the loss of a major customer at the beginning of 2007, offset in part by a 3% increase in sales of SCM’s Secure Authentication products. Sales of Secure Authentication products accounted for 80% of total revenue in 2007 and sales of Digital Media and Connectivity products accounted for 20% of revenue.

Secure Authentication product revenue was $24.4 million in 2007, an increase of 3% from $23.7 million in 2006. In 2007, the composition of sales of SCM’s Secure Authentication products remained very similar to the prior year, except that within Europe, there was less revenue associated with the various government and other security programs that comprise the majority of SCM’s European sales, while SCM’s CHIPDRIVE products contributed a more significant amount of revenue.

Sales of readers for U.S. government projects to comply with Homeland Security Presidential Directive-12 and other federal mandates comprised the largest percentage of total Secure Authentication sales in 2007, followed by sales of readers for electronic identification and other programs in Europe, sales of readers for enterprise security programs in Asia and sales of CHIPDRIVE software and readers.

Revenue from SCM’s Digital Media and Connectivity product line was $6.0 million in 2007, a decrease of 39% from $9.9 million in 2006. The revenue decrease in 2007 was primarily due to the loss of a major customer at the beginning of that year. Sales to another major customer increased significantly in the second half of the year; however, this was not sufficient to offset the decrease in sales in the first half of the year.

Gross Profit

The following table sets forth SCM’s gross profit and year-to-year change in gross profit by product segment for the fiscal years ended December 31, 2008, 2007 and 2006:

	Fiscal	% Change	Fiscal	% Change	Fiscal
	2008	2007 to 2008	2007	2006 to 2007	2006
	(In thousands of U.S. dollars)

Secure Authentication
Revenues	$23,711		$24,427		$23,745
Gross profit	10,910	4%	10,472	8%	9,725
Gross profit %	46%		43%		41%
Digital Media and Connectivity
Revenues	$4,651		$6,008		$9,868
Gross profit	1,635	(25)%	2,182	2%	2,132
Gross profit %	35%		36%		22%
Total:
Revenues	$28,362		$30,435		$33,613
Gross profit	12,545	(1)%	12,654	7%	11,857
Gross profit %	44%		42%		35%

Gross profit for 2008 was $12.5 million, or 44% of revenue. During 2008, gross profit was impacted by a more favorable mix of higher margin products overall and product cost reductions in the Secure Authentication business, offset by lower Digital Media and Connectivity product volumes. By product segment, gross profit for Secure Authentication products was 46% and gross profit for Digital Media and Connectivity products was 35% in 2008.

Gross profit for 2007 was $12.7 million, or 42% of revenue. During 2007, gross profit was impacted by a more favorable mix of products sold, including CHIPDRIVE products, better inventory management, and product cost reductions, particularly in the Secure Authentication business. Offsetting these positive factors were low sales levels of Digital Media and Connectivity products in the first half of the year and low sales levels of Secure Authentication products in the second quarter of 2007, as well as pricing pressure over the last several quarters. By product segment, gross profit for Secure Authentication products was 43% and gross profit for Digital Media and Connectivity products was 36% in 2007.

Gross profit for 2006 was $11.9 million, or 35% of revenue. During 2006, gross profit for Secure Authentication products was impacted by increased pricing pressure, offset by the effect of a more favorable product mix as SCM increased the number of contactless readers sold, particularly for e-passport applications. During the fourth quarter of 2006, SCM experienced an increase in gross profit in the Secure Authentication business primarily due to better inventory management and cost reduction programs established earlier in the year. In the Digital Media and Connectivity business, gross profit was impacted by pricing pressure, as well as by an increasing proportion of lower margin products sold.

Gross profit has been and will continue to be affected by a variety of factors, including, without limitation, competition, the volume of sales in any given quarter, product configuration and mix, the availability of new products, product enhancements, software and services, inventory write-downs and the cost and availability of components.

Operating Expenses

Research and Development.

	Fiscal	% Change	Fiscal	% Change	Fiscal
(In thousands of U.S. dollars)	2008	2007 to 2008	2007	2006 to 2007	2006

Expenses	$3,902	25%	$3,123	(17)%	$3,767
Percentage of revenue	14%		10%		11%

Research and development expenses consist primarily of employee compensation and various external expenses for the development of hardware and firmware products. SCM focuses the bulk of its research and development activities on the development of products for new and emerging market opportunities.

Research and development expenses were $3.9 million in 2008, up 25% from $3.1 million in 2007. The increase in research and development expenses in 2008 was primarily due to the development of new contactless Secure Authentication products and increased development activity related to card terminals for the German e-healthcard program.

In 2007 and 2006, SCM focused primarily on the development of smart card reader technology for the German e-healthcard program, electronic ID applications and the global e-passport market. Research and development expenses were $3.1 million in 2007, or 10% of revenue, compared with $3.8 million in 2006, or 11% of revenue, a decrease of 17%. This decrease was primarily due to a lower level of external resources used.

Selling and Marketing.

	Fiscal	% Change	Fiscal	% Change	Fiscal
(In thousands of U.S. dollars)	2008	2007 to 2008	2007	2006 to 2007	2006

Expenses	$9,620	46%	$6,603	(12)%	$7,498
Percentage of revenue	34%		22%		22%

Selling and marketing expenses consist primarily of employee compensation as well as tradeshow participation and other marketing and selling costs. SCM focuses a significant proportion of its sales and marketing activities on new and emerging market opportunities, including e-health, contactless applications and business productivity solutions for small and medium-sized businesses.

Sales and marketing expenses were $9.6 million in 2008, up 46% from $6.6 million in 2007. The increase in sales and marketing expenses in 2008 was primarily due to the hiring of new sales resources during the year in Asia, Europe and the Americas to enhance SCM’s ability to address current and future business opportunities, as well as an increased level of marketing programs and travel expenses related to new business development activities. Also included in 2008 are approximately $0.2 million and $0.1 million in severance costs recorded in the second and fourth quarters of 2008, respectively.

Selling and marketing expenses were $6.6 million in 2007, or 22% of revenue, compared with $7.5 million in 2006, or 22% of revenue, a decrease of 12%. The decrease was primarily due to a reduction in sales personnel and activities as a result of restructuring activities that occurred at the end of 2006.

General and Administrative.

	Fiscal	% Change	Fiscal	% Change	Fiscal
(In thousands of U.S. dollars)	2008	2007 to 2008	2007	2006 to 2007	2006

Expenses	$8,075	13%	$7,132	(6)%	$7,548
Percentage of revenue	28%		23%		22%

General and administrative expenses consist primarily of compensation expenses for employees performing administrative functions, and professional fees arising from legal, auditing and other consulting services.

General and administrative expenses in 2008 were $8.1 million, up 13% from $7.1 million in 2007. Higher general and administrative expenses in 2008 primarily resulted from increased business development activities related to SCM’s strategy to expand and diversify its customer base and market opportunities. Additionally, the fourth quarter of 2008 included $1.4 million of legal, consulting, auditing and other expenses related to SCM’s proposed merger with Hirsch, as well as $0.1 million in severance costs. General and administrative expenses in 2008 were also impacted by the devaluation of the U.S. dollar in the first half of the year against foreign currencies, namely the Euro, as SCM pays the majority of these expenses in local currency but accounts for those expenses in U.S. dollars.

In 2007, general and administrative expenses were $7.1 million, or 23% of revenue, compared with $7.5 million, or 22% of revenue in 2006, a decrease of 6%. The decrease primarily was due to the consolidation and transfer of SCM’s corporate finance and compliance functions from the U.S. to Germany and the completion of the transfer of local finance functions from Singapore and the U.S. to Germany at the end of 2006, offset in part by the payment of $1.4 million in severance and other costs related to SCM’s former CEO in the second quarter of 2007.

Amortization of Intangibles

Amortization of intangible assets was zero in 2008, $0.3 million in 2007 and $0.7 million in 2006.

Restructuring and Other Charges (Credits).

During 2006, SCM recorded restructuring and other charges of $1.4 million, primarily related to severance costs for general and administrative personnel that were affected by SCM’s decision to relocate its corporate finance and compliance functions from the U.S. to Germany and local finance functions from the U.S. and Singapore to Germany, as well as the outsourcing of SCM’s manufacturing operations from its Singapore facility to contract manufacturers. Severance costs for manufacturing personnel of approximately $0.3 million have been recorded in cost of revenue (See Note 9 to the Consolidated Financial Statements for the period ended December 1, 2008).

Gain on Sale of Asset

During 2008, SCM recorded $1.4 million gain on the sale of certain non-core patents that were unrelated to its current business. A further $0.1 million gain was realized on the sale of unused land.

Loss on Equity Investments.  On October 1, 2008, SCM entered into a Stock Purchase Agreement with TranZfinity, a privately held entity, pursuant to which SCM purchased 33.7% of the outstanding shares of TranZfinity common stock for an aggregate purchase price of $2.5 million. Net loss on equity investments of $0.3 million in 2008 relates to SCM’s share of the losses of its equity method investment in TranZfinity ($0.2 million) and amortization of the differences between SCM’s cost and underlying equity in net assets of TranZfinity ($0.1 million), subsequent to the date of investment.

Interest Income

Interest income consists of interest earned on invested cash. Interest income resulting from cash balances was $0.8 million in 2008, $1.6 million in 2007 and $1.4 million in 2006. The reduction in interest income in 2008 reflects SCM’s reduced cash balance and the reduction in interest rates in 2008 compared to 2007. Higher interest income in 2007 compared with 2006 resulted primarily from higher interest rates in 2007.

Foreign Currency Gains and Losses and Other Income and Expense

SCM recorded foreign currency exchange losses and other expense of $2.6 million in 2008, $0.3 million in 2007 and $0.2 million in 2006. Changes in currency valuation in all periods presented were primarily a result of exchange rate movements between the U.S. dollar and the Euro and the British pound.

SCM’s foreign currency losses primarily result from the valuation of current assets and liabilities denominated in a currency other than the functional currency of the respective entity in the local financial statements. Accordingly, these foreign currency losses are predominantly non-cash items.

Higher foreign exchange losses in 2008 were primarily the result of the weakening of the Euro and the British pound versus the U.S. dollar during the second half of the year and the impact of these currency fluctuations on SCM’s accounting for intercompany balances. To reduce its exposure to fluctuations in foreign exchange valuations, SCM has settled the significant intercompany balances that previously had contributed to foreign exchange gains and losses.

For both 2007 and 2006, foreign currency losses were $0.3 million. No other income was recorded in 2007, while other income was $0.1 million in 2006.

Income Taxes

In 2008, 2007 and 2006, SCM recorded provisions for income taxes of $0.8 million, $0.1 million and $0.1 million, respectively.

For the 2008 period, $0.4 million related to deferred tax liabilities for undistributed earnings and profits of SCM subsidiaries, which are not considered to be permanently invested; $0.3 million income tax expense related to a foreign subsidiary with no loss carryforwards; and the remaining $0.1 million was primarily for minimum taxation, which could not be offset with operating loss carryforwards.

Income tax expense in the years 2007 and 2006 was primarily for minimum taxation, which could not be offset with operating loss carryforwards and tax expenses in a foreign subsidiary with no loss carryforwards.

Discontinued Operations

On May 22, 2006, SCM completed the sale of substantially all the assets and some of the liabilities associated with its DTV solutions business to Kudelski S.A. Revenue for the DTV solutions business was zero, $0.5 million and $13.5 million in 2008, 2007 and 2006, respectively. Operating gain (loss) for the DTV solutions business was $2,000, $0.1 million and $(1.3) million in 2008, 2007 and 2006, respectively. Net gain (loss) for the DTV solutions business was $2,000, $0.1 million and $3.0 million in 2008, 2007 and 2006, respectively.

During 2003, SCM completed two transactions to sell its retail Digital Media and Video business. On July 25, 2003, SCM completed the sale of its digital video business to Pinnacle Systems and on August 1, 2003, SCM completed the sale of its retail digital media reader business to Zio Corporation.

SCM recorded no revenue for the retail Digital Media and Video business in 2008, 2007 or 2006. Operating loss for the retail Digital Media and Video business for the same periods was $0.3 million, $0.3 million and $0.2 million, respectively. Net gain (loss) for the retail Digital Media and Video business was $(0.2), $(0.3) million and $0.5 million for 2008, 2007 and 2006 respectively.

During 2008, SCM recorded a net gain on disposal of discontinued operations of $0.6 million, primarily related to the termination of its lease agreement for premises leased in the UK, which resulted in a gain of $0.4 million. The remaining $0.2 million was primarily related to changes in estimates for lease commitments.

During 2007, SCM recorded a net gain on disposal of discontinued operations of $1.6 million, primarily related to the final payment received for the sale of the assets of the DTV solutions business.

During 2006, SCM recorded a net gain on disposal of discontinued operations of $5.2 million, primarily related to the sale of the assets of the DTV solutions business.

Liquidity and Capital Resources

Working Capital

As of June 30, 2009, SCM’s working capital, which SCM has defined as current assets less current liabilities, was $11.5 million, compared to $23.9 million as of December 31, 2008, a decrease of approximately $12.4 million. The reduction in working capital for the first six months of 2009 primarily reflects a cash payment for the Hirsch acquisition of $14.2 million, offset by an acquired cash balance of $3.3 million. The further reduction in cash and cash equivalents primarily resulted from operating activities. Current assets (excluding cash and cash equivalents) increased by $4.8 million and current liabilities increased by $2.0 million, also primarily as a result of including the assets and liabilities acquired in the Hirsch transaction.

As of December 31, 2008, SCM’s working capital was $23.9 million, compared to $34.0 million as of December 31, 2007, a decrease of approximately $10.1 million. Current assets decreased by $9.9 million, resulting from a reduction in cash, cash equivalents and short-term investments of $11.9 million and a reduction of other current assets of $0.3 million, partly offset by increases in inventories of $2.3 million and in accounts receivable of $0.1 million. Current liabilities increased by $0.2 million, resulting from higher accounts payable of $0.5 million and higher income taxes payable of $0.1 million, partly offset by an decrease in accruals of $0.4 million.

Cash Flow

The following summarizes SCM’s cash flows for the six months ended June 30, 2009:

Six Months Ended
June 30,
2009
(In thousands of
U.S. dollars)

Cash used in operating activities from continuing operations	$(4,313)
Cash provided by operating activities from discontinued operations	401
Cash used in investing activities	(10,889)
Effect of exchange rate changes on cash and cash equivalents	(440)

Decrease in cash and cash equivalents	(15,241)
Cash and cash equivalents at beginning of period	20,550

Cash and cash equivalents at end of period	$5,309

During the first six months of 2009, cash used in operating activities was $3.9 million. The net loss of $3.5 and the non-cash impact from changes in deferred income taxes of $1.9 million was partly offset mainly by the non-cash impact of the loss on equity investments of $0.6 million, cash provided from net changes in operating assets and liabilities of approximately $0.5 million and cash provided from the net changes in the assets and liabilities from discontinued operations of approximately $0.4 million.

Significant commitments that will require the use of cash in future periods include obligations under operating leases, inventory purchase commitments and other contractual agreements. Gross committed lease obligations were approximately $5.1 million at June 30, 2009. Inventory and other purchase commitments due within one year were approximately $9.6 million, and additional purchase and contractual commitments due within two years were approximately $1.9 million at June 30, 2009.

The cash used in investing activities mainly reflects the cash payment for the Hirsch acquisition of $14.2 million, offset by an acquired cash balance of $3.3 million.

SCM’s liquidity plans are subject to a number of risks and uncertainties, including those described in section “Risk Factors,” some of which are outside SCM’s control. As with many companies across industry, SCM’s liquidity position as well as its operating performance has been negatively affected by the global economic downturn and by other financial and business factors, many of which are beyond SCM’s control.

In 2008, cash and cash equivalents increased by $2.0 million, as maturing short-term investments were not reinvested. While operating activities used $11.2 million in cash, investing activities provided $12.3 million. The effect of exchange rates on cash and cash equivalents was an increase of $0.9 million.

Cash used in operating activities of $11.2 million was primarily related to a net loss of $10.1 million. The remaining $1.1 million cash used in operating activities resulted primarily from the net effect of changes in working capital. Cash provided in operating activities from discontinued operations was $0.2 million.

Cash provided in investing activities from continuing operations of $12.3 million resulted primarily from the maturity of short-term investments of $13.9 million and the proceeds from sale of assets totaling $1.6 million, of which $1.4 million related to the sale of certain non-core patents. Offsetting the increase was a $2.5 million investment to purchase 33.7% of the outstanding shares of TranZfinity, and $0.7 million related to capital expenditures, of which $0.3 million related to an exclusivity right with TranZfinity.

Cash provided by financing activities resulted from the issuance of SCM common stock related to SCM’s stock option programs. At December 31, 2008, SCM’s outstanding stock options as a percentage of outstanding shares was 12%, unchanged from December 31, 2007.

SCM currently expects that its current capital resources should be sufficient to meet its operating and capital requirements at least through the end of 2009. SCM may, however, seek additional debt or equity financing prior to that time. There can be no assurance that additional capital will be available to SCM on favorable terms or at all. The sale of additional debt or equity securities may cause dilution to existing stockholders.

SCM also has initiated various activities to preserve cash or generate additional cash. For example in the fourth quarter of 2008 SCM began selling certain non-strategic patents that are unrelated to its current business, which to date have generated $1.6 million in cash. Currently, SCM is also evaluating the sale of fixed assets such as office facilities, where there are options to lease facilities at more favorable terms.

Off-Balance Sheet Arrangements

SCM has not entered into off-balance sheet arrangements, or issued guarantees to third parties.

Contractual Obligations

The following summarizes expected cash requirements for contractual obligations as of December 31, 2008:

		Less Than			More Than
	Total	1 Year	1-3 Years	3-5 Years	5 Years
	(In thousands of U.S. dollars)

Operating leases	$4,277	$1,501	$1,956	$820	$—
Purchase commitments	12,884	9,966	2,918	—	—
Total Obligations	$17,161	$11,467	$4,874	$820	$—

Purchases for inventories are highly dependent upon forecasts of customer demand. Due to the uncertainty in demand from its customers, SCM may have to change, reschedule, or cancel purchases or purchase orders from its suppliers. These changes may lead to vendor cancellation charges on these purchases or contractual commitments.

The long-term income taxes payable of $0.2 million accounted for under FIN 48 as of December 31, 2008 are not included in the table above. SCM is unable to reliably estimate the timing of future payments related to these uncertain tax positions.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

There have been no changes in, and SCM has had no disagreements with its accountants with respect to, its accounting and financial disclosure.

Quantitative and Qualitative Disclosures about Market Risk

Foreign Currencies

SCM transacts business in various foreign currencies, and accordingly, SCM is subject to exposure from adverse movements in foreign currency exchange rates. This exposure is primarily related to local currency denominated sales and operating expenses in Europe, India and Japan, where SCM conducts business in both local currencies and U.S. dollars. SCM assesses the need to utilize financial instruments to hedge foreign currency exposure on an ongoing basis.

SCM’s foreign currency exchange gains and losses are primarily the result of the revaluation of intercompany receivables/payables (denominated in U.S. dollars) and trade receivables (denominated in a currency other than the functional currency) to the functional currency of the subsidiary. SCM has performed sensitivity analyses as of December 31, 2008 and 2007 using a modeling technique that evaluated the hypothetical impact of a 10% movement in the value of the U.S. dollar compared to the functional currency of the subsidiary, with all other variables held constant, to determine the incremental transaction gains or losses that would have been incurred. The foreign exchange rates used were based on market rates in effect at each of December 31, 2008 and 2007. The results of this hypothetical sensitivity analysis indicated that a hypothetical 10% movement in foreign currency exchange rates would result in increased foreign currency gains or losses of $0.8 million and $0.9 million for 2008 and 2007, respectively.

Fixed Income Investments

SCM does not use derivative financial instruments in its investment portfolio. SCM does, however, limit its exposure to interest rate and credit risk by establishing and strictly monitoring clear policies and guidelines for its fixed income portfolios. At the present time, the maximum duration of any investment in SCM’s portfolio is limited to less than one year. The guidelines also establish credit quality standards, limits on exposure to one issue or issuer, as well as to the type of instrument. Due to the limited duration and credit risk criteria SCM has established, SCM’s exposure to market and credit risk is not expected to be material.

At December 31, 2008, SCM had $20.6 million in cash and cash equivalents and no short-term investments. Based on its cash and cash equivalents as of December 31, 2008, a hypothetical 10% change in interest rates along the entire interest rate yield curve would not be expected to materially affect the fair value of SCM’s financial instruments that are exposed to changes in interest rates.

At December 31, 2007, SCM had $18.6 million in cash and cash equivalents and $13.8 million in short-term investments. Based on its cash and cash equivalents and short-term investments as of December 31, 2007, a hypothetical 10% change in interest rates along the entire interest rate yield curve would not be expected to materially affect the fair value of SCM’s financial instruments that are exposed to changes in interest rates.

INFORMATION ABOUT BLUEHILL ID

Overview

Bluehill ID is a Swiss industrial holding group established in the style of a SPAC (Special Purpose Acquisition Corporation) for investments in the radio frequency identification (RFID)/identification and security industries. Bluehill ID targets controlling stakes in small to medium-sized companies in the RFID/identification and security space to support its “buy, build and grow” strategy on a global scale. Bluehill ID was registered in March 2007 in Switzerland and has been traded at the Open Market of the Frankfurt Stock Exchange since December 2007 under the symbol “BUQ.”

Bluehill ID’s business model is to combine financial investment expertise with experienced management to create a vehicle for growth and value in the RFID/identification and security industries. In particular, Bluehill ID aims to use its increasing size, scale, and reach to make investments and acquisitions that drive consolidation in the highly fragmented RFID and security markets. In the two years since Bluehill ID’s inception, Bluehill ID has focused on acquiring and building a group of companies in the RFID/identification and security market with significant growth potential. Bluehill ID is also focused on successive capital increases in line with its acquisition strategy, in order to allow the utilization of shares as an acquisition currency.

Companies in the Bluehill ID Group

To date, Bluehill ID has acquired and integrated the following businesses and brands into its group of companies, which are referred to as the Bluehill ID Group Companies:

•	ACiG Technology. ACiG Technology is an independent supplier and value added distributor of RFID and smart card integrated circuits, inlays, reader modules and other components. In parallel, through ACiG Brazil, ACiG is active in wireless/ telecommunication, semiconductors and opto-electronics distribution. ACiG also is the sourcing partner for the rest of the Bluehill ID Group Companies, providing the other members with RFID components. ACiG leverages comprehensive market and technology know-how, expertise in virtual manufacturing and a direct business partnership with NXP, the leading semiconductor manufacturer in RFID and NFC (Near Field Communication). ACiG has operations in Europe (Germany), the U.S. and in Brazil.

•	Arygon Technologies. Arygon is an early entrant and innovator in NFC/MIFARE RFID reader technology and related project services. The company manufactures advanced RFID reader modules for physical and logical access, transit and event ticketing, payment, government ID, industrial, medical and NFC applications. Arygon also supplies high-quality RFID cards, key fobs, wristbands, custom tags and NFC starter kits. The company utilizes the development services of Scolis, also a Bluehill ID Group Company led by a group of highly experienced engineers with its core research and development team located in Chennai, India. Scolis has expertise and know-how in developing and manufacturing high quality ePassport and eNational ID readers as well as secure identification solutions. The Scolis team services the industry with embedded technologies, ASIC design and product design (chip architecture), as well as software development, such as embedded firmware and drivers.

•	Multicard. Multicard is a worldwide supplier of multi-functional smart card solutions for secure identification programs with in-house capabilities for credential issuance, personalization and fulfillment services for the consumer, government and corporate customers. Multicard offers ID systems management and engineering services as well as full implementation and program management. Multicard is also a provider of online enrollment services and portable biometric data capture equipment for enrollment of ePassport and other government ID and corporate ID applications. Multicard has four locations, in Switzerland, Germany, the Netherlands and Australia, and serves various different customer groups ranging from governments and municipalities, to commercial and industrial companies and non-governmental organizations.

•	TagStar Systems. TagStar Systems is an RFID transponder manufacturer based in Germany. Founded in 2003, TagStar is a growing company with know-how in the design and manufacture of RFID inlays. RFID inlays are purchased by specialist companies for conversion into event or venue cards or tickets, such as ski tickets, football games or concerts, and for transport tickets and passes. Their particular skill is to cost-effectively combine and connect integrated circuit chips from NXP, Infineon, and others, with antennas into an inlay that can withstand the physical and environmental stresses in the applications that their products are used.

•	Syscan ID. Originally founded in 1996, Syscan ID (formally Syscan International) is a producer of RFID ISO wand readers, also known as electronic id readers (EID) for livestock. The company is centered on animal ID, traceability, country of origin labeling (COOL) and age verification, as well as in industrial applications where a rugged RFID hand held reader is needed. Syscan ID also develops and customizes RFID readers and printer kits, offering mobile identification tool in the agriculture and industrial sectors. Markets are keyed to wherever livestock traceability and industrial tracking management is needed: Europe, North America, South America and Australia.

Bluehill ID’s predecessor companies are Multicard GmbH, Multicard AG and TagStar Systems GmbH, which were all acquired effective as of June 30, 2008, and represented Bluehill ID’s first acquisitions. The three companies represent Bluehill ID’s key focus areas of ID management and RFID and formed the foundation of Bluehill ID group company structure. The predecessor companies address strategic segments of the RFID / ID value chain for Bluehill ID. Multicard GmbH and Multicard AG serve the ID management and integration markets and TagStar is an RFID transponder manufacturer. The Multicard brand has expanded into the Netherlands and Australia. TagStar represents an area of technological innovation and development for Bluehill ID and is experiencing growth in new markets and investing in additional sales resources.

Organizational Structure

At a group level, Bluehill ID is comprised of an executive team as well as support functions. The executive team includes the CEO, COO/CFO and Executive Vice Presidents of Integration and Technology. Support functions have been put in place to strengthen Bluehill ID’s finance and control, reporting, marketing, project management and investor relations capabilities. Bluehill ID provides assistance to Bluehill ID Group Companies across all areas including integration and turn around, financial management, marketing and technology support. Once integrated into the group, the Bluehill ID philosophy is to give the managers of subsidiaries, many of whom are also the founders, the freedom to operate their companies, make key decisions and utilize their entrepreneurial talents. Managers are incentivized based on individual company and group performance, with bonuses linked to growth and profitability.

An important component of Bluehill ID’s strategy is to optimize its capital investments by identifying and developing potential synergies of both people and other assets in order to strengthen the company with every acquisition made. Such synergies may include the optimization of people, plants, or manufacturing investments through integrated and/or consolidated locations. Before investing in or acquiring a company, Bluehill ID typically will closely evaluate the management of any company to ensure both the quality of management and the commitment to the common overall goals and the cultural fit within the Bluehill ID Group Companies. Bluehill ID will also carefully examine any potential transaction with regards to its valuation, ease of transaction and the stock market’s perception of any potential deal. Another important selection principle is the fit on the detailed synergies post acquisition, as is the ease of access and the IT system implementation, as well as the overall cost to Bluehill ID and its shareholders.

Sales and Marketing

Bluehill ID Group Companies generally conduct their own sales and marketing activities in the market segments in which they compete. In some cases the companies utilize a direct sales and marketing organization, in others it is supplemented by a dealer/systems integrator distribution channel, value added resellers, resellers and Internet sales. Bluehill ID’s direct sales staff solicits prospective customers, provides technical advice and support with respect to its products and works closely with customers, distributors and some OEMs. In its ACiG business unit, the majority of sales are through direct sales channels to end customers and OEM’s. In the Arygon business, the majority of sales are made through authorized re-sellers (also known as integrators, value added resellers, OEM’s, and partners) who in turn resell and sometimes install the products. The Multicard group sells primarily direct also through Multicard-authorized resellers to customer and dealers, when appropriate. Syscan ID primarily sells through authorized dealers in North America, Europe, and Australia. In support of its sales efforts, Bluehill ID participates in trade shows and conducts sales training courses, targeted marketing programs and advertising, and ongoing customer and third-party communications programs. In many cases, this is done with a number of Bluehill ID Group Companies participating and sharing overhead and expenses. As of June 30, 2009, Bluehill ID had 24 full-time employees engaged in sales and marketing activities.

Customers

Bluehill ID has a global customer base that includes companies in many industries and applications. These include companies utilizing cards and readers in loyalty programs, ticketing, stadiums, skiing, corporate identification, physical and logical access control, passport control, and other applications.

Bluehill ID Group sales address multiple market segments and Bluehill ID is not overly reliant on a single segment or single customer. In 2008, Bluehill ID’s largest percentage of sales by industry were to the mass transportation/ticketing, government (including local authorities), and retail industries. Sales geographically are concentrated in Europe, Brazil, Australia, and to a lesser extent in Canada and the U.S.

Bluehill ID’s customers are active in a variety of different business areas. However, as Bluehill ID commenced its operations on June 30, 2008 by making its first three acquisitions, and completed an additional acquisitions prior to year-end 2008, the customers of these four companies in 2008 accounted for a significant percentage of Bluehill ID’s total sales. Sales to Bluehill ID’s top ten customers accounted for approximately 52% of revenue in fiscal year 2008, with operations starting on June 30, 2008. In 2008, the top three customers accounted for approximately 19%, 9% and 4% of revenues, respectively.

In fiscal year 2009, Bluehill ID expects that, with the completed acquisition of six more companies, the diversity of the customer base of its new acquisitions will substantially offset the dependence it has on a limited number of customers in its other business areas. Sales to Bluehill ID’s top ten customers are expected to account for approximately 23% of revenue in fiscal year 2009, with the top three customers accounting for 9%, 6%, and 3% of revenues. However, the loss or reduction of orders from a significant customer, including losses or reductions due to manufacturing, reliability or other difficulties associated with its products, changes in customer buying patterns, or market, economic or competitive conditions in the tag and identification businesses, could adversely impact Bluehill ID’s business and operating results.

Overview of the RFID Market

How RFID Works

RFID (Radio Frequency Identification) is a contactless data transmission technology that is used to allow identification of — or communication between — two or more devices via radio frequency. RFID is used for identifying and tracking objects on a local or global scale and is employed in a wide variety of applications, from packaging, to access control, to personal identification. RFID is emerging as the preferred technology for identification and tracking applications across industries because it is superior to bar codes and magnetic stripes in convenience and reliability and has similar security features and a higher level of durability than a contact chip. Additionally, its memory and read/write capabilities make it much more flexible.

A typical RFID system consists of a transponder — which acts as a data carrier and may be in the form of a card, tag, key fob or label — and a reader. When the transponder is within the reader’s working distance, it transmits data to the reader via radio frequency. The technology is contactless because the transponder does not have to be in physical contact with the reader, but can operate at distances ranging from a few centimeters to tens of meters depending on the frequency and kind of transponder used.

RFID technology can dramatically increase an organization’s ability to acquire a vast array of data about the location and properties of any entity that can be physically tagged. It allows entities to become mobile, intelligent, communicating components of an organization’s overall information infrastructure. The combination of the tagged mobile entity, the reader, the hardware infrastructure, and the software that processes the data, makes RFID systems a new type of inter and intra-organizational system that crosses a firm’s boundaries, resulting in new opportunities to transform supply, manufacturing, distribution, and customer deployments for real-time process optimization. RFID technology is also used in government applications in passports, national ID cards, drivers licenses, travel cards, health cards and social security cards for both identification and access control. Applications in financial services and transit include credit/debit cards, vending systems, loyalty programs, ticketing and events admission.

Opportunities in the RFID Market

The opportunities that exist in the RFID market include both possibilities to use the technology more broadly and in increasing numbers of applications; and the potential to build a global, market leading business that is capable of addressing multiple areas of the RFID value chain.

Currently, the most common use of RFID technology is in Electronic Product Code (EPC) applications, which address retail inventory management and the tracking of goods as they are manufactured, distributed or sold. RFID solutions for EPC applications are generally low value and existing suppliers are already firmly entrenched in the market. RFID technology has the potential to address an array of higher value applications where providers can differentiate themselves while realizing higher revenue and profit returns. Addressing these higher value applications requires coordination between the different parts of the RFID value chain, and to date this is being addressed primarily by smaller companies on an ad hoc basis. This limits both the success of the individual players and the growth of the RFID market itself.

Overall Growth in RFID Market

The RFID industry is experiencing strong growth rates. For instance, IDTechEX expects the overall RFID market to grow an average of 18% per year from 2007 — 2017. Global annual revenues are expected to grow from $5 billion in 2007 to $7 billion in 2017, according to research published by Raghu Das and Dr Peter Harrop (RFID Forecasts, Players & Opportunities 2007-2017, Complete RFID Analysis & Forecasts 2007-2017). Specific sectors of the industry are set to reach even higher growth rates, with the sensor market predicted to grow annually by 27% through 2017, according to Das and Harrop (Active RFID and Sensor Networks 2007-2017) (2007). The contactless smart card market is predicted to grow by 20% annually, according to published reports on a 2006 Frost & Sullivan study, entitled World Contactless Smart Card Markets, F275-33. Other institutions and research organizations, including Venture Development Corp. and Research & Markets, predict annual growth rates in the RFID industry of 25% to 33% through 2015.

The RFID market is truly global. There are, however, regions where the development and production of RFID solutions is stronger than others. For example, Germany, Austria, Switzerland and France have a strong and growing industry for RFID product development, production and sales. In North America, the development of both software and hardware RFID products to identify people, animals or goods is very active in the area around Boston and in Silicon Valley. Within Asia, China is poised to be both a primary manufacturer and consumer of mass manufactured RFID products because of the favorable manufacturing landscape and the sheer size of the market, as well as the continued concentration of urban population. IDTechEx has estimated a $5 billion market size for RFID products in China for 2007. A similar market opportunity exists in India as well. On the other hand, relatively sparsely populated areas and regions such as Australia have proven to be potentially large markets for animal tagging and tracking, demonstrating the global scale of the market.

Demand for High Value RFID Applications

The use of RFID technology for high value applications is growing, based on the requirements of governments and companies to identify and control individuals and access; the increasing inter-connection of different systems and identification components; as well as the desire of customer-oriented entities to further facilitate and speed up payment, client identification and admission. Overall, government mandates are the most significant driver of market growth, as they create the demand for cost effective and efficient ways to identify and track people, animals and goods.

Key areas for long-term growth and differentiation in RFID are:

•	People ID & Credentials — applications that facilitate the identification and/or tracking of individuals or groups for access to networks, facilities or services; and

•	Non-People Applications — applications that facilitate the identification and tracking of animals or things for purposes of quality control, asset management or physical protection

People ID & Credentials.  People ID & Credentials can broadly be split into three further categories: i) national or citizen ID applications such as passports, national ID cards, health cards and social security cards; ii) enterprise and corporate ID such as physical and logical access control systems, company credit cards, vending systems and business services and iii) consumer applications such as public transport systems, credit and debit cards, loyalty cards and events admission systems. The market opportunity in these areas is for software providers, systems integrators and hardware suppliers whose systems can scale and provide systems and processes to handle large populations and ongoing transaction processing.

Non-People Applications.  In the area of Non-People Applications, RFID tags increasingly are being used to identify specific entities such as pets, tools or stolen vehicles; manage sensitive substances such as waste or chemicals; and track entities such as laundry or livestock. These applications are not necessarily all new, but are only now being widely implemented and expected to experience strong growth. The market opportunity in this area is for software providers, systems integrators and hardware suppliers who can create solid and secure systems with safe interoperability and reliability.

Among the markets in which high value RFID applications can be used, mass transit, access control, payment and government ID are expected to experience significant growth.

Mass Transit.  In many areas of the world, contactless cards used to pay fares and tolls in mass transit and highway systems have been the driving factor in consumer acceptance of contactless technology. Contactless cards have been introduced in many of the largest mass transit systems around the world, including the Sao Paolo transportation system, the Malaysian Road Toll System, the Singapore EZ Link, and the Oyster card in London. Such cards reduce traffic congestion, improve efficiency and reduce the need for people to handle cash, thereby improving security. Many passengers find the cards more convenient to use than traditional tickets. In addition, such cards can be combined with contactless payment functions (for use in restaurants and convenience stores, for example) or loyalty systems, which further increases passenger convenience. As such functions are combined, it is expected that contactless mass transit cards will become more sophisticated and eventually incorporate a microcontroller chip to enable the card to perform multiple functions.

Mass transit cards have historically accounted for the largest share of the contactless card market and have constituted the most practical and visible demonstration of the technology’s potential. Although growth in the market for contactless mass transit cards is expected to continue, other contactless applications are expected to rival it for significance in the future.

Access Control.  RFID technology is also commonly applied to regulate access to events and buildings through corporate or employee identification cards or key fobs. In addition to physical access control (e.g., to buildings), logical access control (e.g., to IT networks) is growing in importance as companies and governments seek to control access to their electronic files and computer systems. These factors are expected to contribute to growth in shipments of access control cards over the next few years.

Payment.  As RFID technology has stabilized, become more standardized and found wider consumer acceptance, banks and other financial institutions have begun to use it in advanced applications. Compared to many forms of existing technology, RFID offers high data transmission capacity and speed, improved convenience and additional security features that make it ideal for use in sensitive applications, such as contactless payment systems. Various financial institutions have begun issuing RFID-based contactless payment cards which will eventually replace cards containing only the conventional magnetic stripe. For example, MasterCard (Paypass), Visa (Contactless Visa) and others have already begun rolling out contactless payment systems.

Contactless cards offer improved security compared to conventional magnetic stripe bank, credit and debit cards, as the microchips include encryption algorithms and are, therefore, more difficult to copy or forge.

Contactless cards also do not have to leave their owner’s possession, which reduces the likelihood that illicit imprints of the cards will be made and makes such cards more convenient to use. Finally, as a result of a legal change in the U.S. that makes signatures unnecessary for purchases of less than $25, contactless card-based payment has caught on, since transactions using contactless cards are more quickly completed. Transaction speed is a distinct advantage in the case of contactless cards, compared to contact-based technologies (such as magnetic stripe cards or cards containing microchips which must be physically inserted in special card readers), especially for retailers with a high volume of low-value transactions. According to published research conducted by American Express, transactions using contactless payment cards are 53% faster than using standard magnetic stripe credit cards and 63% faster than cash transactions. Studies have also shown that the increased speed and convenience of using contactless payment cards leads consumers to use them for an average of 16%-17% more transactions by revenue, increasing the commissions earned by the issuing financial institutions.

In the European Union, the adoption of contactless payment cards is expected to be slower, due to the widespread use of contact cards using the EMV (Europay, MasterCard, Visa) standard. EMV-based contact cards also include enhanced security features, but are slower and less convenient than contactless payment systems. Because many retailers and banks invested heavily in upgrading their systems to make them compatible with this EMV-based technology, they are less likely to adopt the new contactless technology until it has first gained acceptance elsewhere. However, European financial institutions are expected to make the shift to contactless payment cards over the medium term.

Government ID (including ePassports).  The security benefits of RFID technology are well-suited for use in passports, national ID cards and drivers’ licenses. RFID-enabled passports (ePassports) contain an embedded integrated circuit chip that is used to store and transmit identifying data, including optional biometric features such as pictures, fingerprints or iris scan information. Because ePassports are very difficult to forge and can store and quickly transmit a substantial amount of biometric information, they will make it more difficult for people to travel under assumed identities and will facilitate the processing of passengers at ports of entry. In 2003, the International Civil Aviation Organization (ICAO), a specialized agency of the United Nations that defines standards for electronic travel documents, selected contactless chips operating at 13.56 MHz in accordance with ISO 14443 as the standard for electronic passport technology. The components used to produce ePassports must be particularly robust and of high quality in order to ensure that the ePassport will continue to operate over the lifetime of the passport (usually ten years) despite the physical stress that often accompanies travel.

The RFID Value Chain

The RFID industry is fairly stratified, with various players occupying distinct niches in the value chain where they focus on their respective core competencies. The various components and processes of the value chain for RFID solutions are described below:

Transponders

•	Silicon chip components and wafers. Silicon chip components and wafers are manufactured by multinational chip manufacturers. This segment of the industry is very capital intensive. The individual chips from each silicon wafer must be packaged into a module before they can be processed by the inlay manufacturer. Most of the chip manufacturers provide these packaging services.

•	Antennae. The next step is fabricating and attaching an antenna for the transponder device. This is a critical step in the process because both the materials and geometry utilized for the antenna design as well as the method by which the leads are attached to the chip greatly affect the performance of radio frequency communication, reliability of the final transponder, and cost of the device. A great variety of intellectual property exists in this area with patents and process knowledge. Companies owning this knowledge can have significant competitive advantages in product performance and costs. In most cases, the methodology is very different for low frequency versus high or ultra high frequency devices, raising barriers for a single organization to easily migrate from one to another.

•	Inlay of chip modules and antennae. The chip modules are processed by inlay manufacturers who bond the chip module and an antenna to a carrier material or substrate, such as plastic, that will form part of the finished product, whether it is an ID card, a key fob, a smart label, a contactless credit card or an ePassport. Each application places different demands on the chip and antenna embedding process, depending on the carrier material and the required durability and reliability of the finished product. The different processes used to produce antennas (embedding, etching or printing) and the various techniques utilized by inlay manufacturers to connect antennas to chips (such as wire bonding or “flip-chip”) have distinct advantages and disadvantages with regard to these criteria. Utilizing the proper process is crucial for many RFID applications, both economically and practically. Unlike computers and mobile phones, for example, where the processing and memory chips are protected by a rigid casing and generally treated carefully by users, RFID-enabled products often have a very thin and flexible casing that provides limited protection. For example, workplace ID cards are often sat on and scratched by keys, laundry tags are exposed to water and high temperatures, contactless payment cards may be exposed to the sun and ePassports may be bent or otherwise deteriorate over a number of years.

•	Card manufacturers. Card manufacturers purchase sheets of inlays. The sheets are cut and processed by the card manufacturers in a lamination and printing process to produce functional RFID cards. At this stage, for example, the cards may be printed with a bank’s logo and other information, but the cards do not contain personal information concerning the end-user. Increasingly, card manufacturers are being asked to install software (consisting of an operating system and application software) on the chips embedded in their cards. Card manufacturers sell the cards to system integrators and end customers (e.g., the owners of the access control or mass transit systems).

•	Secure printing houses. Governmental documents, corporate credentials, and credit cards, including ID cards, driver’s licenses, credit/debit cards, loyalty cards with value, and passports are produced by secure printing houses. These secure printing houses can be private companies or governmental printers. To produce ePassports, secure printing houses purchase high security inlays from inlay manufacturers and incorporate them into the finished ePassport or chip card. Secure printing houses sell the completed passports or other secure ID cards to system integrators and national governments, who provide them to their citizens and corporate customers.

•	System integrators. System integrators purchase printed and laminated cards from card manufacturers, printed and assembled ePassport booklets from secure printing houses and, in certain instances, white cards from inlay manufacturers. To produce white cards, an inlay manufacturer conducts the lamination process and supplies a system integrator with functional, but blank, white cards. The system integrator personalizes the cards and ePassports by putting software (an operating system and application software such as security algorithms or keys, memory initialization or formatting, or specific application data) and relevant data on the embedded chips. This final step in the transponder value chain is also called initialization. The initialization or personalization process may also involve printing the end-user’s name and picture on the card or ePassport. The system integrator supplies the finished cards to the client (e.g., a company installing a new employee security system) or to the end-user directly (e.g., cards issued to customers of a credit card issuing bank).

Readers

RFID reader design and construction typically reflects the needs of an application in form, function, and aesthetics. Although varied in appearance from one application to another, the basic functions and components of an RFID reader are similar. The first elements are very similar to a transponder since they perform the same radio frequency communication data transfer functions: antenna and chip. The other steps in the process include electronics design, firmware design, and packaging. These typically accommodate the needs of the application, including aesthetics and multiple device read handling, read range, form factors, power requirements, and environmental ambient conditions.

ID System Software and Interfaces

Some of the software associated with identification (ID) systems resides on the reader and/or the transponder, depending on its level of intelligence. Other software is at the application level to manage the database of user data and provide the tools to issue and track the use and transactions of the card. This can be a significant area of added value by providing systems and application support. In simpler applications this can be only a basic read capability, data formatting, and interfacing to an upstream communication network. In more complex, multi-application uses, it could include multi-communication protocols, different levels of security, authentication, encryption, memory management, operating system environment support for specific application needs, as well as complex ID/key management methods, database management, archiving, transaction proofing processing, and reporting. Typically, ID system software is modular and can be utilized across multiple applications, for example student transport, cafeteria, library and payment.

How Bluehill ID Addresses Opportunities in the RFID Market

Bluehill ID is actively pursuing a strategy of investing along the RFID value chain in order to acquire best practice companies of all production levels and combine their strategic and technical organizations, in order to create a market leading position in the RFID space.

Bluehill ID’s Investment Approach

Bluehill ID’s primary investment approach is to acquire the appropriate technologies to operate across several marketing segments of RFID, while remaining focused on the overall ID segment. In this way, Bluehill ID believes that it can gain advantage over other players who may be focused on only one market (e.g. access control or sports event ticketing). A thorough understanding of the RFID industry and technology places Bluehill ID in a position to select opportunities with a high probability of success and to drive consolidation of the market. There are virtually hundreds of companies with revenues below the €5 million range, and almost all of these players are positioned with a single technology or focused on one single vertical market. Bluehill ID believes that the RFID industry’s tremendous growth potential and at the same time its high fragmentation offer tremendous opportunity for consolidation and the development of a leading market position. Additionally, Bluehill ID believes that it can optimize its capital manufacturing investment through the realization of synergies among its acquired companies, such as higher volumes of transponders and readers as well as access to a wider technology base.

Bluehill ID primarily aims to hold majority or significant minority positions in its investments, the latter typically combined with majority options. The geographic scope of potential investment is global, consistent with the reach of the RFID industry. Bluehill ID has and will typically acquire shares in selected, attractive growth companies in which Bluehill ID has an interest because the target company has or could develop an important market position and/or a product or product range with unique selling propositions, unique technology knowledge and production know-how or significant geographic access. Bluehill ID will predominantly look for players who have markets for their products already available. Following the partial or total acquisition of a target company, Bluehill ID will, jointly with the management of the acquired company, work on the one hand to further expand Bluehill ID’s market reach and market position and on the other hand increase its product portfolio and co-operation with complimentary or comparable companies. Bluehill ID has hired experienced industry professionals to execute the integration of acquired companies into Bluehill ID and to drive operational improvements where possible.

In addition to its strategic and holistic approach to the market, Bluehill ID has the full support and committed experience of multiple important individuals with significant knowledge and experience in the RFID industry. Bluehill ID aims to fully use this strength to pursue its strategy including an active hands-on involvement in Bluehill ID Group Companies, especially in driving growth initiatives and facilitating access to talent and infrastructure. In particular, Bluehill ID aims to actively influence and support the management of companies within the group in order to help them focus their business plans and execution. On the operational side, Bluehill ID will typically, but not exclusively, inject strategic focus and/or management talents in sales and in general management to generate and facilitate profitable growth. Cross-company savings in remote sales activity (e.g. shared sales office in Latin America or Middle East), patent and IP portfolio management, trade shows and publicity are typically key areas Bluehill ID will look at in order to generate efficiencies and to help the managers of acquired companies focus on their core growth activity.

While Bluehill ID will normally only invest in more mature companies rather than early start-ups or uncertain technologies, Bluehill ID will occasionally make relatively small minority only investments in selected RFID technology activities when they are very closely related to Bluehill ID Group Companies or are of significant interest to the industry and therefore to Bluehill ID. By virtue of Bluehill ID’s wide contacts in the industry Bluehill ID comes across numerous early stage opportunities. The knowledge of the industry and technology allows Bluehill ID to quickly assess promising ideas and domains within the industry.

Leveraging Synergies

An organization with access to technology across the RFID value chain can greatly benefit from the synergies made possible from that know-how. Bluehill ID’s buy, build and grow strategy relies on the ability to create synergies in multiple areas, including technology, operations, branding, sales and marketing and administration.

Technological Synergies

In RFID, expertise in core technologies can be brought to bear on new design requirements across products and applications. For example, experience in radio frequency design, antenna design, and antenna fabrication are equally applicable to transponder and reader design. Selection of materials, geometries, connection methods, and test methodologies can easily be applied to various transponder and reader designs. Similarly, using best practices and experienced people in hardware, software, and packaging design across products, provides for economies of scale and reduced time of development. This leads to faster time to market for product improvements and new products. Bluehill ID approaches this from a corporate perspective by having an executive coordinating technology development across the group of companies and also by having a technology center in Chennai, India that the Bluehill ID Group Companies can tap into for development.

A significant benefit of core technology expertise, in addition to product design, is in the design of automated assembly and test equipment. Indeed a great deal of the intellectual property associated with RFID is in advanced manufacturing methods and equipment. Improved methods that make the manufacturing of devices faster, less expensive, or more robust provide a significant advantage in the field. Using these improved methods across transponder and reader families improves source economies, service and maintenance requirements, and builds higher quality products. A number of patents have been developed and filed in this area for this purpose.

The RFID industry is fast moving and the technology is evolving. Intellectual Property (IP) is being developed in many areas having to do with materials, designs, and methodologies. A diverse organization with access to a wider scope of IP can make more complete use of the technology and also foster greater IP development from the close association with others in the field. Cross-pollination is a well known catalyst for innovation and faster developments. Patents and overall knowhow are exposed to the overall group and are available for cross-licensing. Bluehill ID also has a corporate IP Committee to evaluate new patent ideas and coordinate patent filings and dissemination worldwide.

Research and advanced development costs can be shared across entities and markets. The risks associated with new developments can also be spread across different products and markets. Being able to predict a particular development or the timing of market acceptance for a given application is very difficult. Having more than one potential use can mitigate risk by giving more time for the market or the technology to develop. This is handled through the technology center in India.

Operating Synergies

Through its Bluehill ID Group Companies, Bluehill ID produces transponders and readers for multiple applications and therefore can consolidate its sourcing of raw material such as ICs, antenna wire, circuit boards and housings. In addition, in-house manufacturing of virtually identical products serving multiple markets will allow for improved manufacturing efficiencies through higher capacity utilization. Component sourcing, for example, is accomplished through ACiG Technology, one of the Bluehill ID Group Companies focused on integrated circuit and component distribution, which maintains direct supply contracts with major manufacturers such as NXP and others.

Branding Synergies

To date, the RFID market has been fragmented, with a large number of small companies focusing on narrow markets or limited elements in the value chain. Many well established companies have added RFID products to their offerings along with their other traditional technologies but remain faithful to their target markets and so only address limited parts of the RFID market. Thus, a tremendous opportunity exists to create a significant brand in RFID. By taking a unified global view of marketing and branding from its inception, Bluehill ID is positioned to exploit the inherent strong synergies created. The key elements of Bluehill ID’s market communications and branding strategy comprise:

Key Elements		Execution Strategy

•	create a master brand to span a portfolio of product offerings	•	clear, consistent and cohesive messaging across all product companies that is mutually reinforcing
•	leverage alliances and partnerships across the entire value chain	•	optimize marketing expenditures
•	use knowledge generated from one market in other verticals	•	build strong global brand equity
•	provide solutions across a broad span of vertical markets	•	reduce costs, consolidate sourcing
		•	cross selling opportunities
		•	acquire deeper market insights and competitive intelligence
		•	exploit a wider scope of opportunities (grow fast)
		•	reduce vulnerability to variable adoption rates
		•	more quickly exploit emerging markets
		•	success can be transferred and replicated across verticals

An example of this can be seen with Bluehill ID’s Multicard brand. This effort began with the acquisition of four different companies providing similar products and services of cards, readers, and software for credential issuing and ID management. The Multicard brand is now being utilized in Germany, Switzerland, Netherlands, and Australia.

Sales and Marketing Synergies

In RFID the experience developed in one market segment is often repeated in other market segments. Most end users who switch from other ID solutions to RFID do this based on performance and economic criteria. While it is unlikely that the sales and marketing personnel of Bluehill ID will possess profound competence in the processes of a gas bottling or waste management company, they are able to discuss, with authority, the issues relating to transponders and readers used in both markets. The sales force is able to advise a customer proposing to install an RFID system for a football stadium; which will integrate use by season ticket holders and stadium retailers as well as fans with a loyalty card allowing discounts and privileges from out-of-stadium retailers. Similarly, the sales people are in a position to guide an end user wishing to develop an RFID system to be used by a country or health authority that will address the needs of insurers, doctors, nurses and pharmaceutical professionals. End users and integration OEMs can all benefit from Bluehill ID’s experience across multiple sectors.

General Administration Synergies

On the financial and administrative side, Bluehill ID aims at an optimized capital investment, be it through the optimization of people, plants, or manufacturing investments through consolidated locations. Bluehill ID’s ever increasing size, scale, and reach also increases its ability to make investments and acquisitions in the highly fragmented RFID environment. In making its acquisitions, Bluehill ID conducts a very detailed and significant up-front effort to make sure that the various synergies of both growth and efficiency are realistic. In doing so, Bluehill ID will typically look in detail at the management of any potential target to make sure both the quality of management is above average and the support/commitment to the common overall goals and the cultural fit within Bluehill ID is attainable.

Bluehill ID’s Coverage of the RFID Value Chain

Bluehill ID’s acquisition strategy has resulted in initial coverage of several important areas of the RFID value chain:

Market Segment	Bluehill ID’s Coverage

Silicon chip components and wafers	ACiG Technology — has a direct business partnership with NXP, the leading semiconductor manufacturer in RFID and NFC.

Antennae	TagStar — expertise in antenna design and material packaging in HF and UHF.

Scolis Technology Center — expertise in antenna design in LF and HF for passports, readers, desktop applications.

Inlay production	ACiG Technology — supplier and value added distributor of RFID and smart card ICs, inlays and other components. Sourcing partner for Bluehill ID providing the other members with RFID components.

TagStar — know how in the design and manufacture of RFID inlays for cards used in ski applications, event tickets and transportation tickets and passes.

Card Personalization / Secure Printing Houses	Multicard (Switzerland, Australia) — suppliers of multi-functional smart card solutions for secure identification programs. In-house capabilities for credential issuance, personalization and fulfillment services for the consumer, government and corporate markets. Provider of online enrollment services and portable biometric data capture equipment for enrollment of ePassport and other government ID and corporate ID applications.

Readers	ACiG Technology — supplier and value added distributor of RFID reader modules.

Arygon — manufactures advanced RFID reader modules for physical and logical access, transit and event ticketing, payment, government ID, industrial, medical and NFC applications.

Syscan ID — producer and supplier of RFID mobile wand readers (electronic ID readers) for livestock and industrial applications.

ID System Software and Interfaces	Multicard (Germany, Netherlands, Australia) — worldwide supplier of multi-functional smart card solutions for identification programs and for payment, stadiums, and ticketing/voucher/loyalty systems. A supplier of hardware and software for ID/key management, database management, archiving, transaction processing, and reporting.

Research and Development

To date, Bluehill ID has made substantial investments in research and development, particularly in the areas of inlays, readers, and software systems. In inlays, Bluehill ID is currently expanding its offerings with different antenna configurations and designs in high-frequency inlays and is conducting research and development activities in ultra high-frequency inlays. In the reader business, Bluehill ID is currently accelerating the development of new products, in particular, a next-generation ePassport reader, and multi-functional and ISO complaint smart card readers. In software, Bluehill ID’s application software offerings are being expanded to not only include ID management but also to provide loyalty, ticketing, and transaction processing functions. Bluehill ID’s engineering design teams work cross-functionally with marketing managers, applications engineers and customers to develop products and product enhancements to meet customer and market requirements. Bluehill ID also strives to develop and maintain close relationships with key suppliers of components and technologies in order to be able to quickly introduce new products that incorporate the latest technological advances. Bluehill ID’s future success will depend upon its ability to develop and to introduce new products that keep pace with technological developments and emerging industry standards while addressing the increasingly sophisticated needs of its customers.

Bluehill ID focuses the bulk of its research and development activities on the development of products for new and emerging market opportunities. Research and development capitalized and operating expenses were approximately $449,000 for the year ended December 31, 2008 (not including Bluehill ID corporate research and development overhead functions) and there were no research and development expenses for the year ended December 31, 2007, given the limited operations during that period. As of June 30, 2009, Bluehill ID had 22 full-time employees engaged in research and development activities, including software and hardware engineering, testing and quality assurance and technical documentation. The majority of Bluehill ID’s research and development activities for smart card reader and ePassport reader products occur in Chennai, India, the majority of research and development activities for inlays occur in Sauerlach, Germany and for software systems in Villingen, Germany and Rotterdam, Netherlands.

Manufacturing and Sources of Supply

Bluehill ID utilizes the services of contract manufacturers in Germany and India to manufacture its smart card reader and ePassport reader products and components. Inlay products are generally assembled by TagStar’s internal manufacturing organization, using locally and Far East sourced components. Bluehill ID has implemented a global sourcing strategy through ACiG Technology that it believes enables Bluehill ID to achieve economies of scale and uniform quality standards for its products, and to support gross margins. In the event any of Bluehill ID’s contract manufacturers are unable or unwilling to continue to manufacture its products, Bluehill ID may have to rely on other current manufacturing sources or identify and qualify new contract manufacturers. Any significant delay in Bluehill ID’s ability to obtain adequate supplies of its products from current or alternative sources would harm its business and operating results.

Bluehill ID believes that its success will depend in large part on its ability to provide quality products and services while ensuring the highest level of security for its products during the manufacturing process. Bluehill ID has formal quality control programs to satisfy its customers’ requirements for high quality and reliable products. To ensure that products manufactured by others are consistent with its standards, Bluehill ID manages all key aspects of the production process, including establishing product specifications, selecting the components to be used to produce its products, selecting the suppliers of these components and negotiating the prices for certain of these components. In addition, Bluehill ID works with its suppliers to improve process control and product design. As of June 30, 2009, Bluehill ID had 30 full-time employees engaged in manufacturing and logistics activities, focused on coordinating product management and supply chain activities between Bluehill ID and its contract manufacturers.

On an ongoing basis, Bluehill ID analyzes the need to add alternative sources for both its products and components. Even so, Bluehill ID relies upon a limited number of suppliers for some key components of its inlay and smart card reader products. For example, Bluehill ID currently utilizes external suppliers to produce chips and obtains antenna components from third-party suppliers in Asia.

Wherever possible, Bluehill ID has added additional sources of supply for these components. However, a risk remains that Bluehill ID may be adversely impacted by an inadequate supply of components, price increases, late deliveries or poor component quality. Additionally, components may not be available in a timely fashion or at all, particularly if larger companies have ordered more significant volumes of the components, and if demand is great, higher prices may be charged for components. Disruption or termination of the supply of components or software used in Bluehill ID’s products could delay shipments of its products, which could have a material adverse effect on the Bluehill ID’s business and operating results. These delays could also damage relationships with current and prospective customers.

Competition

The RFID identification and security markets are competitive and characterized by rapidly changing technology, as well as fragmentation of solutions providers. Bluehill ID believes that competition in these markets is likely to intensify as a result of anticipated increased demand for security and identification solutions. Bluehill ID currently experiences competition from two major sources: industry providers and investment companies.

The most significant competition comes from large industry players in both Europe and America, including: ASSA ABLOY Group, a manufacturer of RFID components and security solutions; Smartrac, a leading supplier of RFID inlays; KSW Microtec AG, one of the world’s leading suppliers of RFID components and inlays for secure cards, documents and other form factors; Gemalto, a provider of diverse digital security solutions, and; Giesecke & Devrient, a leading supplier of banknote paper, banknote printing, currency automation systems, as well as smart cards and complex system solutions.

Bluehill ID also considers all industrial and investment companies pursuing consolidation strategies in the RFID sector with a similar business model to Bluehill ID to be competitors. A large number of companies are active in the classical investment business with emphasis on acquisition, holding and sale of companies. Additionally, private investors, venture capital companies, private equity firms, hedge funds and strategic investors can represent a competition to Bluehill ID on specific, single investments. Additionally, the identification market and in particular RFID continue to attract significant investments from venture capital firms. A number of private equity companies have also made investments in RFID, including Invision (Switzerland), FSI and Iris (France), DEWB, Cornerstone Capital and Ventizz (Germany), Pod Holding (Sweden), as well as several other U.S.-based private equity houses.

While Bluehill ID believes that it competes favorably compared with its competitors in terms of return on investment, it may not be able to continue to successfully compete due to a variety of factors. Among these are the fact that large industry providers in particular may have greater financial resources than Bluehill ID, that some of these companies have product portfolios that are well established in the market and have greater access to sales and distribution channels. Competitive pressures Bluehill ID faces could materially and adversely affect Bluehill ID’s business and operating results.

Proprietary Technology and Intellectual Property

Bluehill ID’s success depends significantly upon its proprietary technology. Bluehill ID currently relies on a combination of patent, copyright and trademark laws, trade secrets, confidentiality agreements and contractual provisions to protect its proprietary rights, which afford only limited protection. Although Bluehill ID often seeks to protect its proprietary technology through patents, it is possible that no new patents will be issued, that Bluehill ID’s proprietary products or technologies are not patentable, and that any issued patent will fail to provide Bluehill ID with any competitive advantages.

There has been a great deal of litigation in the technology industry regarding intellectual property rights and from time to time Bluehill ID may be required to use litigation to protect its proprietary technology. This may result in Bluehill ID incurring substantial costs and there is no assurance that Bluehill ID would be successful in any such litigation. Despite Bluehill ID’s efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of its products or to use its proprietary information and software without authorization. In addition, the laws of some foreign countries do not protect proprietary and intellectual property rights to the same extent as do the laws of the U.S. Because many of Bluehill ID’s products are sold and a substantial portion of its business is conducted outside the U.S., Bluehill ID’s exposure to intellectual property risks may be higher. Bluehill ID’s means of protecting its proprietary and intellectual property rights may not be adequate. There is a risk that Bluehill ID’s competitors will independently develop similar technology, duplicate its products or design around its patents or other intellectual property rights. If Bluehill ID is unsuccessful in protecting its intellectual property or its products or technologies are duplicated by others, its business could be harmed.

In addition, Bluehill ID may from time to time receive claims that it is infringing upon third parties’ intellectual property rights. Future disputes with third parties may arise and these disputes may not be resolved on terms acceptable to Bluehill ID. As the number of products and competitors in Bluehill ID’s target markets grow, the likelihood of infringement claims also increases. Any claims or litigation may be time-consuming and costly, divert management resources, cause product shipment delays, or require Bluehill to redesign its products, accept product returns or to write off inventory. Any of these events could have a material adverse effect on Bluehill ID’s business and operating results.

Bluehill ID owns approximately 12 patent families (designs, patents, utility models, and exclusive licenses) comprising a total of approximately 20 individual or regional filings, covering products, mechanical designs and ideas for its inlays, readers, and ID software businesses. None of Bluehill ID’s patents are material to its business.

Backlog

Bluehill ID typically does not maintain a significant level of backlog. As a result, revenue in any quarter depends on contracts entered into or orders booked and shipped in that quarter. Sales are made primarily pursuant to purchase orders for current delivery or agreements covering purchases over a period of time. Bluehill ID’s customer contracts generally do not require fixed long-term purchase commitments. In view of order and shipment patterns, and because of the possibility of customer changes in delivery schedules or cancellation of orders, Bluehill ID does not believe that such agreements provide meaningful backlog figures or are necessarily indicative of actual sales for any succeeding period.

Employees

As of June 30, 2009, Bluehill ID had 109 full-time employees, of which 22 were engaged in engineering, research and development; 24 were engaged in sales and marketing; 30 were engaged in manufacturing and logistics; and 33 were engaged in general management and administration. Bluehill ID is not subject to any collective bargaining agreements and, to Bluehill ID’s knowledge, none of its employees are currently represented by a labor union. To date, Bluehill ID has experienced no work stoppages and believes that its employee relations are generally good.

International or Global Operations; Properties

Bluehill ID operates globally, with group headquarters in St. Gallen, Switzerland. Additionally, Bluehill ID’s individual companies maintain facilities in Australia, Germany, the Netherlands, Switzerland, Sao Paulo, Brazil, Montreal, Canada and Miami, Florida. Bluehill ID also has a research and development facility in Chennai, India.

Legal Proceedings

From time to time, Bluehill ID could become subject to claims arising in the ordinary course of business or could be a defendant in lawsuits. While the outcome of such claims or other proceedings cannot be predicted with certainty, Bluehill ID’s management expects that any such liabilities, to the extent not provided for by insurance or otherwise, will not have a material adverse effect on its financial condition, results of operations or cash flows.

BLUEHILL ID MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITIONS AND RESULTS OF OPERATION

The following discussion and analysis of Bluehill ID’s financial condition and results of operations should be read together with “Selected Historical and Pro Forma Combined Financial Data — Selected Historical Financial Data of Bluehill ID” and the Bluehill ID financial statements and related notes as well as the risk factors set forth under the caption “Risks Relating to Bluehill ID’s Business” appearing elsewhere in this proxy statement and prospectus.

Company Overview

Bluehill ID is a Swiss industrial holding group for the acquisition of companies in the radio frequency identification (RFID)/identification and security industries. Bluehill ID targets controlling stakes in small to medium-sized companies in the RFID/identification and security space to support its “buy, build and grow” strategy on a global scale. Bluehill ID was registered in March 2007 in Switzerland and has traded on the Open Market of the Frankfurt Stock Exchange since December 2007 under the symbol “BUQ.” Bluehill ID was initially established as a fund structure and had arrangements with a separate management company, BH Capital Management AG, which received a percentage of Bluehill ID’s profits and annual options. The services agreement with BH Capital Management AG was terminated effective as of July 1, 2009.

Bluehill ID Group Companies have a broad range of products and services spanning the RFID and smart card value chain including readers, transponders, inlays, smart cards and animal ID. Bluehill ID has a global customer base that includes governments, non-profit organizations and companies in many industries and applications that utilize cards and readers in loyalty programs, ticketing, stadiums, skiing, corporate identification, physical and logical access control, passport control, and other applications.

Bluehill ID Group Companies generally conduct their own sales and marketing activities in the market segments in which they compete in. Products are sold and supported through a combination of direct and indirect channels. In some cases the companies utilize a direct sales and marketing organization, in others this is supplemented by a dealer/systems integrator distribution channel, value added resellers, resellers and Internet sales. Bluehill ID Group Companies have direct sales staff that solicits prospective customers, provides technical advice and support with respect to its products and work closely with end customers, distributors, integrators and some OEMs. Bluehill ID Group Companies have the technical background, industry knowledge, and product expertise to assist the end user or dealer installer in the selection and application of solutions to meet their RFID/identification and security needs. Bluehill ID also provides technical support and training to its dealers and customers.

Bluehill ID sales address multiple market segments and Bluehill ID is not reliant on a single segment or single customer. Sales geographically are concentrated in Europe, Brazil, Australia, and, to a lesser extent, in Canada and the U.S.

Bluehill ID Group Companies sell products and solutions that span the RFID/identification and security value chains. Bluehill ID’s brands have been grouped as follows: ACiG Technology, Arygon Technologies, Multicard, TagStar Systems and Syscan ID.

•	ACiG Technology is an independent supplier and value added distributor of RFID and smart card integrated circuits, inlays, reader modules and other components.

•	Arygon is an early entrant and innovator in NFC/MIFARE RFID reader technology and related project services. Arygon manufactures advanced RFID reader modules for physical and logical access, transit and event ticketing, payment, government ID, industrial, medical and NFC applications and utilizes the development services of another Bluehill ID Group Company, SCOLIS, based in Chennai, India.

•	Multicard is a supplier of multi-functional smart card solutions for secure identification programs with in-house capabilities for credential issuance, personalization and fulfillment services for the consumer, government and corporate customers.

•	TagStar Systems is an RFID transponder manufacturer based in Germany and holds significant know-how in the design and manufacture of RFID inlays. Syscan ID is a producer of RFID ISO wand readers, also known as electronic ID readers (EID) for livestock. Syscan ID is centered on animal ID, traceability, country of origin labeling (COOL) and age verification, as well as in industrial applications where a durable RFID hand-held reader is needed.

Bluehill ID’s predecessor companies are Multicard GmbH, Multicard AG and TagStar Systems GmbH. All three companies were acquired by Bluehill ID effective as of June 30, 2008 and marked Bluehill ID’s first acquisitions. The three companies represent Bluehill ID’s key focus areas of ID management and RFID and form the foundation of the Bluehill ID structure. The predecessor companies address strategic segments of the RFID and smart card value chain for Bluehill ID. Multicard GmbH and Multicard AG serve the ID management and integration markets and TagStar is an RFID transponder manufacturer. The Multicard brand has expanded globally and entered into the Netherlands and Australia. TagStar represents a significant area of technological innovation and development for the group and is demonstrating growth into new markets and investing in additional sales resources.

Bluehill ID prepares its consolidated financial statements in accordance with International Financial Reporting Standards (“IFRS”), as adopted by the International Accounting Standard Board (“IASB”). Results are reported in its principal currency, which is the Euro. On October 13, 2009, the prevailing exchange rate of U.S. dollars into Euros was 1.4886 U.S. dollars per Euro.

Industry Overview

Based upon its market research, Bluehill ID believes there are hundreds of companies in the RFID industry with revenues below the €5.0 million range, almost all of which are positioned with a single technology or focused on one single vertical market. The opportunities that exist in the RFID market include both possibilities to use the technology more broadly and in increasing numbers of applications, and the potential to build a global, market leading business that is capable of addressing multiple areas of the RFID value chain. RFID technology has the potential to address an array of higher value applications where providers can differentiate themselves while realizing higher revenue and profit returns. Addressing these higher value applications requires coordination between the different parts of the RFID value chain, and to date this is being addressed primarily by smaller companies on an ad hoc basis. This limits both the success of the individual players and the growth of the RFID market itself.

Bluehill ID Approach

To capitalize on the tremendous potential of the RFID/identification markets, Bluehill ID has since its inception successfully completed a significant number of acquisitions and subsequently integrated them into the company. Bluehill ID’s goal is to become the signature company in identity management and RFID technologies across the globe. Bluehill ID actively supports its brands injecting industry know-how, management experience and capital for the companies to collaborate and be responsive to the changing customer demands rather than try to compete on a standalone basis offering niche products to local markets.

Bluehill ID expects the demand for identification in general and RFID in particular to continue to grow by 10-15% per year in value and expects these markets to be the significant driver of growth in its future business. The RFID, identification and security markets are competitive and characterized by rapidly changing technology as well as fragmentation of solutions providers. Bluehill ID believes that competition in these markets is likely to intensify as a result of anticipated increased demand for security and identification solutions. During fiscal year 2008, Bluehill ID strengthened and enhanced many of its head office functions including finance and accounting, marketing, project management and merger and acquisition capabilities to better position it to address current and future market opportunities.

Additionally, Bluehill ID believes that it can optimize the capital investment in manufacturing by its subsidiaries through the realization of synergies among the Bluehill ID Group Companies, such as higher volumes of transponders and readers as well as access to a wider technology base. Bluehill ID has benefited from synergies in several areas including technology, operational, branding, sales and marketing and general administration. Due to its continuing efforts in synergy extraction and increased collaboration across the Bluehill ID Group Companies, Bluehill ID expects that these activities will continue to benefit the operating performance of the company and increase profitability in the near future.

Critical Accounting Policies and Estimates

The discussion and analysis of results of operations and liquidity and capital resources are based on the Bluehill ID consolidated financial statements, which have been prepared in accordance with IFRS (as adopted by the IASB).

The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Bluehill ID management bases their estimates on historical and anticipated results and trends and on various other assumptions that they believe are reasonable under the circumstances, including assumptions as to future events. These estimates form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. By their nature, estimates are subject to an inherent degree of uncertainty. Actual results may differ from those estimates.

The following represents a summary of Bluehill ID’s critical accounting policies, defined as those policies that Bluehill ID management believes are: (a) the most important to the presentation of their financial condition and results of operations, and (b) that require management’s judgment, often as a result of the need to make estimates about the matters that are inherently uncertain. The most critical accounting estimates include revenue recognition, valuation of inventories, valuation of investments, valuation of call options related to Bluehill ID and the valuation of deferred tax assets. Each of these policies is discussed below, as well as the estimates and judgments involved. There are also other policies that management considers key accounting policies; however, these policies do not meet the definition of critical accounting estimates, because they do not generally require management to make estimates or judgments that are difficult or subjective.

Revenue Recognition

Bluehill ID derives revenue from sales of products and services. Currently, over 90% of revenue is from sales of hardware. The following summarizes the major terms of the contractual relationships with customers and the manner in which Bluehill ID accounts for sales transactions.

Bluehill ID revenues arise from products that are manufactured, packaged, delivered and invoiced against specific customer orders. Bought-in products are similarly packaged, delivered and invoiced against specific customer orders. The risks and rewards are transferred to the customer at the time of delivery and invoicing and revenue is recognized at that time. Bluehill ID Group Companies currently have no long term contracts that require percentage completion revenue recognition. Revenue is recognized to the extent that it is probable that the economic benefits will flow to Bluehill ID and the revenue can be reliably measured. Revenue is measured at the fair value of the consideration received, excluding discounts, rebates, and sales taxes or duty. The following specific recognition criteria must also be met before revenue is recognized:

Sale of Goods.  Hardware revenue consists of the sale of various hardware including the readers, transponders, smart cards, inlays and other identity management and RFID technologies.

Revenue from the sale of goods is recognized when the significant risks and rewards of ownership of the goods have passed to the buyer, usually on delivery of the goods.

Interest Income.  Revenue is recognized as interest accrues (using the effective interest method). Interest income is included in finance revenue in the income statement.

Service Revenue.  Service revenue is generated from the sale of professional services. Generally, services revenue, which includes engineering services and consultancy services, is recognized upon delivery of the services, provided all other revenue recognition criteria noted above have been met. If the professional service project includes independent milestones, revenue is recognized as milestones are met and upon acceptance from the customer.

Inventories

Inventories are stated at the lower of cost (first-in, first-out) or market, and consist primarily of raw materials, work-in-process and finished goods. Market is determined by comparison with recent sales or net realizable value.

Such net realizable value is based on management’s forecasts for sales of Bluehill ID’s products in the ensuing years. Bluehill ID operates in an industry characterized by technological change. Should the demand for Bluehill ID’s products prove to be significantly less than anticipated, the ultimate realizable value of Bluehill ID’s inventory could be substantially less than amounts in the accompanying balance sheets. Bluehill ID periodically reviews the age and turnover of its inventory to determine whether any inventory has become obsolete or has declined in value and records a charge to cost of revenues for known and estimated inventory obsolescence.

Financial Assets

Initial recognition.  Financial assets within the scope of IAS 39 are classified as financial assets at fair value through profit or loss and loans and receivables. Bluehill ID determines the classification of its financial assets at initial recognition. Financial assets are recognized initially at fair value plus, in the case of investments not at fair value through profit or loss, directly attributable transaction costs.

Purchases or sales of financial assets that require delivery of assets within a time frame established by regulation or convention in the marketplace (regular way purchases) are recognized on the trade date such as, for example, the date that the company commits to purchase or sell the asset. Bluehill ID’s financial assets include cash and short-term deposits, trade and other receivables, loan and other receivables, quoted and unquoted financial instruments.

Financial assets at fair value through profit or loss.  Financial assets at fair value through profit or loss includes financial assets held for trading and financial assets designated upon initial recognition at fair value through profit or loss. Financial assets are classified as held for trading if they are acquired for the purpose of selling in the near term. Financial assets at fair value through profit and loss are carried in the balance sheet at fair value with gains or losses recognized in the income statement.

Taxes

Current income tax.  Current income tax assets and liabilities for the current and prior periods are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted by the balance sheet date.

Current income tax relating to items recognized directly in equity is recognized in equity and not in the income statement.

Deferred income tax.  Deferred income tax is provided using the liability method on temporary differences at the balance sheet date between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.

Deferred income tax liabilities are recognized for all taxable temporary differences, except:

•	where the deferred income tax liability arises from the initial recognition of goodwill or of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

•	in respect of taxable temporary differences associated with investments in subsidiaries, where the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future.

Deferred income tax assets are recognized for all deductible temporary differences, carry forward of unused tax credits and unused tax losses, to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carry forward of unused tax credits and unused tax losses can be utilized except:

•	where the deferred income tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

•	in respect of deductible temporary differences associated with investments in subsidiaries, deferred income tax assets are recognized only to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary differences can be utilized.

The carrying amount of deferred income tax assets is reviewed at each balance sheet date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred income tax asset to be utilized. Unrecognized deferred income tax assets are reassessed at each balance sheet date and are recognized to the extent that it has become probable that future taxable profit will allow the deferred tax asset to be recovered.

Deferred income tax assets and liabilities are measured at the tax rates that are expected to apply in the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the balance sheet date. Deferred income tax relating to items recognized directly in equity is recognized in equity and not in the income statement. Deferred income tax assets and deferred income tax liabilities are offset, if a legally enforceable right exists to set off current tax assets against current income tax liabilities and the deferred income taxes relate to the same taxable entity and the same taxation authority.

Valuation of Bluehill ID Call Options

As a result of an agreement to terminate a services agreement between Bluehill ID and BH Capital Management AG, a company controlled and owned by Ayman S. Ashour and Mountain Partners AG, which is an affiliate of Daniel S. Wenzel and Dr. Cornelius Boersch, a total of 3,914,790 call options for 3,914,790 bearer shares of Bluehill ID AG were issued to BH Capital Management AG as compensation pursuant to the Call Option Agreement. This termination agreement included a change to the options already issued and all options issued have an exercise period of five years from June 2009. The strike price of all issued call options is CHF 1.00 per option. An early exercise of the option is possible anytime (American Options). The financial statements reflect the costs for these options. The average value per option is €0.3217 and this resulted in an additional €575,129 being charged to the Consolidated Income Statement in the six months ended June 30, 2009. Under the terms of the Business Combination Agreement with SCM, upon consummation of the business combination, these options are expected to be converted at the share exchange ratio into options to acquire shares of SCM.

Because the fair value of the received services cannot be reliably determined, the fair value of the granted equity instrument is used as a reference. The options are not directly tied to the length of service so the received services are entered at full value with an according change in equity. The fair value of the granted stock options at the time of provision is determined by using a binominal model according to Cox-Ross-Rubinstein. Volatility measure used was obtained by reference to comparable companies for a period equal in length to the period of the options.

The following parameters were used for calculating the value of the options:

Number of options in 2007 and 2008	2,526,500
Number of options in 2009	1,388,290
Issue Date	June 30, 2009
Duration	Five years
Expiration Date	June 30, 2014
Exercise Price	CHF 1
Share Price	CHF 1
Volatility	54.57%
Interest Rate	2.87%
Currency Exchange Rate (CHF-EUR)	0.6472

Business Combinations

Business combinations are accounted for using the purchase method of accounting. The cost of an acquisition is measured at fair value of the assets, given equity instruments issued and liabilities incurred or assumed at the date of exchange, plus costs directly attributable to the acquisition. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at fair values at the date of acquisition, irrespective of the extent of any minority interest.

Goodwill is initially measured at cost being the excess of the cost of the business combination over Bluehill ID’s share in the net fair value of the acquiree’s identifiable assets, liabilities and contingent liabilities. If the cost of acquisition is less than the fair value of the net assets of the subsidiary acquired, the difference is recognized directly in the income statement.

After initial recognition, goodwill is measured at cost less any accumulated impairment losses. For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each of Bluehill ID’s cash generating units that are expected to benefit from the synergies of the combination, irrespective of whether other assets or liabilities of the acquiree are assigned to those units.

Where goodwill forms part of a cash-generating unit and part of the operation within that unit is disposed of, the goodwill associated with the operation disposed of is included in the carrying amount of the operation when determining the gain or loss on disposal of the operation. Goodwill disposed of in this circumstance is measured based on the relative values of the operation disposed of and the portion of the cash-generating unit retained.

Results of Operations

Comparison of Six Months Ended June 30, 2009 and 2008

The following table sets forth Bluehill ID’s net revenue, gross profit, and gross profit margin for the six months ended June 30, 2008 and June 30, 2009.

	Six Months Ended	Six Months Ended
	June 30, 2009	June 30, 2008
	(Euros in thousands) — unaudited

Net revenue	7,017	0
Gross profit	3,037	0
Gross profit percentage	43.3%	N/A

Revenue

Net revenue for the six months ended June 30, 2009 was €7.0 million. During the six months ended June 30, 2008, Bluehill ID had not completed any acquisitions and therefore the net revenue was zero. The net revenue for the first six months of 2009 included six-months contribution from all the operating subsidiaries except for Fastcards which was acquired at the beginning of February 2009. A number of the subsidiaries have a seasonality in their sales that is heavily weighted to the second half of the year.

In the first six months of 2008, the predecessor companies (Multicard AG, Multicard GmbH and TagStar GmbH) had unaudited net revenues of €3.330 million.

During the first six months of 2009, the majority of Bluehill ID’s revenue came from sales to a variety of customers in the commercial, industrial and government markets primarily in Europe and to a lesser extent in Brazil, Canada and Australia. Bluehill ID is starting to see the positive effects of the integration work done following the acquisitions which has resulted in improved performance from the operating companies. This includes using the widespread geographical presence of the Bluehill ID Group Companies to offer additional channels to market and common sourcing policies, in particular for silicon chips.

During the first six months of 2009, 52% of the net revenue was derived from the RFID Technology Products segment and 48% from the ID Integration and Services segment.

More than 65% of the net revenue is derived from companies operating in Euros, the Bluehill ID’s reporting currency. In fiscal year 2008, the net revenue derived from companies operating in Euros was 53%.

Gross Profit

Bluehill ID’s gross profit is calculated after charging the costs of materials used in manufacture. Gross profit for the six months ended June 30, 2009 was €3.0 million. The gross margin in the first six months of 2009 was 43.3%. There was no net revenue and no gross profit in the first six months of 2008 as there were no operating companies within the group at the time.

In the first six months of 2008, the predecessor companies (Multicard AG, Multicard GmbH and TagStar GmbH) had unaudited gross profit of €1.419 million (42.6%).

Gross margin in the RFID Technology Products segment was 34.4% and the gross margin in the ID Integration and Services segment was 55% in the first six months of 2008.

The gross profit of the acquired subsidiaries improved during the period following acquisition. Using the growing strength of the consolidated group, a number of key supply chain initiatives were launched to reduce the cost of materials, such as common sourcing and direct contract for the sourcing of silicon for the Bluehill ID Group Companies.

Factors that could affect gross profit in the future include competition, the volume of sales in any given quarter, product configuration and mix, the availability of new products and the cost and availability of components. Any one of these factors could create more variability in Bluehill ID gross profit than has historically been the case.

Operating Expenses

Research and Development.

Research and development (R&D) expenses consist primarily of employee compensation.

	Six Months Ended	Six Months Ended
	June 30, 2009	June 30, 2008
	(Euros in thousands) — unaudited

R&D Expenses	278	0
Percentage of revenue	4%	N/A

Research and development expenses in the six months ended June 30, 2009 were €0.3 million, or 4% of revenue. There were no research and development expenses in the first six months of 2008.

Projects are in place to develop new products that address Bluehill ID’s customers’ changing requirements and Bluehill ID expects to continue to make significant investments to enhance its product offerings using the development teams of Scolis in Chennai, India, TagStar in Germany and internal and external resources for Multicard companies in the Netherlands, Australia, Germany and Switzerland.

Selling, Marketing and General and Administrative.

Selling, marketing and general and administrative (SG&A) expenses consist primarily of employee compensation for the sales, marketing and general and administrative functions, expenses related to the running and administration of Bluehill ID as well as sales support, technical support, training and market development, as well as general facilities expenditures and professional fees arising from legal, auditing, investor relations and other consulting services.

	Six Months Ended	Six Months Ended
	June 30, 2009	June 30, 2008
	(Euros in thousands) — unaudited

Expenses	4,431	558
Percentage of revenue	63.2%	N/A

Total selling, marketing and general and administration expenses in the six months ended June 30, 2009 were €4.4 million, or 63.2% of revenue. The increase in the costs from the same period of 2008 was a result of the consolidation of the acquired subsidiaries, together with strengthening the Bluehill ID team in order to manage the further acquisition and organic growth of Bluehill ID.

Total selling, marketing and general and administration expenses in the six months ended June 30, 2008 was €0.6 million, representing the costs of Bluehill ID corporate only. There were no subsidiary company expenses in the first half of 2008.

Depreciation and Amortization.

Depreciation and amortization of intangible assets in the first six months of 2009 was €0.329 million. There was no depreciation and amortization of intangible assets in the first six months of 2008.

Other (Loss) Income.

Other expenses in the first six months of 2009 included €3.277 million for termination of the BH Capital Management AG services agreement. This is a one-time fee and the cancellation of the services agreement will reduce the expenses going forward. In addition, the costs of the options issued in connection with the services agreement and the termination agreement amounted to €0.6 million.

There was consolidated other income in the first six months of 2009 of €0.7 million resulting, principally, from reversal of impairment of a production machine at TagStar, together with taking to the income statement the excess of acquirer’s interest in fair value of net assets. There was no other operating income or loss in the first six months of 2008 as no subsidiaries existed at that time.

The net financing costs in the first six months of 2009 amounted to €0.1 million. Net financing income in the first six months of 2008 was €0.2 million.

Income Taxes.

Income tax expense for Bluehill ID in the first six months of 2009 was €0.1 million. There was no income tax expense in the first half of 2008.

Comparison of Fiscal Years Ended December 31, 2008 and 2007

The following table sets forth Bluehill ID’s net revenue, gross profit and gross profit margin for the twelve month periods ended December 31, 2007 and 2008.

	Year Ended	Year Ended
	December 31, 2008	December 31, 2007
	(Euros in thousands) — unaudited

Net revenue	5,926	0
Gross profit	2,600	0
Gross profit percentage	43.9%	N/A

Revenue

Net revenue for the fiscal year ended December 31, 2008 was €5.9 million. Bluehill ID had no operating companies in 2007 and the net revenue in 2007 was therefore zero. The net revenue in 2008 derived from six months’ contribution from TagStar, Multicard GmbH and Multicard AG together with three months’ contribution from ACiG Technology in Brazil together with its subsidiary in the USA.

Bluehill ID was formed in 2007 and began trading over-the-counter (Open Market) at the Frankfurt Stock Exchange in December 2007. The activities of Bluehill ID until the end of the first half of 2008 were primarily focused on fund raising, recruitment, accomplishing the approval of a German prospectus, and targeting of acquisitions and negotiations for the company’s first acquisitions (which were completed at the end of June 2008).

During fiscal year 2008, 65% of the net revenue was derived from the RFID Technology Products segment and 35% from the ID Integration and Services segment.

Gross Profit

Bluehill ID’s gross profit is calculated after charging the costs of materials used in manufacture. Gross profit for fiscal year 2008 was €2.6 million. The gross margin percentage in 2008 was 43.9%. Bluehill ID had no operations in 2007 and, therefore, there was no gross profit in 2007.

The gross profit of the acquired subsidiaries improved during the period following acquisition. Using the growing strength of Bluehill ID, a number of key supply chain initiatives were launched to reduce the cost of materials, such as common sourcing and direct contract for the sourcing of silicon for the Bluehill ID Group Companies.

Factors that could affect gross profit in the future include competition, the volume of sales in any given quarter, product configuration and mix, the availability of new products and the cost and availability of components. Any one of these factors could create more variability in Bluehill ID gross profit than has historically been seen.

Gross margin in the RFID Technology Products segment was 32% and gross margin in the ID Integration and Services segment was 64% in fiscal year 2008.

In fiscal year 2008, 53% of the net revenue was derived from Bluehill ID companies operating in Euros, Bluehill ID’s reporting currency.

Operating Expenses

Research and Development.

Research and development (R&D) expenses consist primarily of employee compensation.

	Year Ended	Year Ended
	December 31, 2008	December 31, 2007
	(Euros in thousands) — unaudited

R&D Expenses	179	0
Percentage of revenue	3%

Research and development expenses in fiscal year 2008 were €0.2 million, or 3% of revenue. There were no research and development expenses in fiscal year 2007.

Projects are in place to develop new products that address Bluehill ID’s customers’ changing requirements and Bluehill ID expects to continue to make significant investments to enhance its product offerings using the development teams at subsidiary companies and other resources both inside and external to Bluehill ID.

Selling, Marketing and General and Administrative

Selling, marketing and general and administrative (SG&A) expenses consist primarily of fees paid to BH Capital Management, AG, the initial management company of Bluehill ID, as well as advisory, banking and other legal costs for prospectus approval, stock listing and for employee compensation for the sales, marketing and general and administrative functions, expenses related to sales support, technical support, training and market development, as well as general facilities expenditures and professional fees arising from legal, auditing and other consulting services.

	Year Ended	Year Ended
	December 31, 2008	December 31, 2007
	(Euros in thousands) — unaudited

Expenses	3890	712
Percentage of revenue	66%	n/a

Total selling, marketing and general and administration expenses in fiscal year ended December 31, 2008 were €3.9 million, or 66% of revenue. While contributions from operations were only for part of the year, Bluehill ID corporate expenses were for the full year.

Total selling, marketing and general and administration expenses in fiscal year ended December 31, 2007 were €0.7 million, representing the costs of the Bluehill ID corporate team including fees paid to BH Capital Management that had been established to start the acquisition process and manage Bluehill ID.

Depreciation and Amortization.

Depreciation and amortization of intangible assets was €0.2 million in fiscal year 2008 and zero in fiscal year 2007.

Other (Loss) Income.

Fiscal year 2008 included other income of €0.7 million arising, principally, from the excess of acquirer’s interest in fair value of net assets, over cost, taken to the income statement. There was no other income or loss in fiscal year 2007.

Fiscal year 2008 included net finance income of €1.4 million arising from net interest income (€0.1 million), net foreign exchange gains (€0.5) and net gains of financial assets at fair value through profit or loss (€0.8 million). Fiscal year 2007 included net finance income of €0.1 million arising from net interest income.

Income Taxes.

Net tax income for Bluehill ID in 2008 was €4,000. There was no income tax expense in 2007.

Liquidity and Capital Resources

As of June 30, 2009, Bluehill ID had €3.2 million of cash and short term deposits. As of December 31, 2008, Bluehill ID had €7.7 million of cash and short-term deposits. The changes resulted from cash used in acquisitions (€0.7 million), cash used in increasing the stakes in minority investments (€1.6 million) and cash used in support of operations (€3.2 million) together with net cash receipts from capital increase (€1.0 million). The cash used to support operations increased as a result of growth in Bluehill ID’s corporate operations necessary to support a significantly larger group of companies as well as to support the expected future acquisitions.

In order to fund continued acquisitions and support its growth plans, Bluehill ID expects to continue to require additional capital. Historical capital increases include both cash increases and contributions in kind. Bluehill ID intends to secure the necessary capital to fund its strategy through sales of its debt or equity securities, bank loans or third-party financing. Any financing is subject to favorable terms and market conditions and there can be no assurance that Bluehill ID will be able to secure the necessary funds for a proposed acquisition or other capital requirements. Bluehill ID actively uses its own shares as financing currency for the acquisitions and in fact will use shares as currency whenever possible to limit cash utilization. This encourages employee ownership and shares allow them to benefit from the growth of the company as part of their overall compensation.

Off-Balance Sheet Arrangements

Bluehill ID has not entered into off-balance sheet arrangements or issued guarantees to third parties.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

There have been no changes in, and Bluehill ID has had no disagreements with, its accountants with respect to its accounting and financial disclosure.

Quantitative and Qualitative Disclosures About Market Risk

Foreign Currencies

Bluehill ID’s consolidated financial statements are presented in Euros, which is the company’s functional currency. That is the currency of the primary economic environment in which Bluehill ID operates. Each entity in the Bluehill ID group of companies determines its own functional currency and items included in the financial statements of each entity are measured using that functional currency. Transactions in foreign currencies are initially recorded at the functional currency rate prevailing at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are retranslated at the functional currency spot rate of exchange ruling at the balance sheet date. All differences are taken to the income statement. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates as at the dates of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value is determined.

The assets and liabilities of foreign operations are translated into Euros at the rate of exchange prevailing at the balance sheet date and their income statements in general are translated at exchange rates prevailing at the date of the transactions. If the exchange rates for the translation of the income statement are not directly attributable to the transaction, Bluehill ID has used the average of the exchange rates for the period ending December 31, 2008. The exchange differences arising on the translation are taken directly to a separate component of equity.

Fiscal year 2008 IFRS financial statements disclosure notes included a sensitivity analysis of exposure to exchange rate (Note 23 — Financial risk management objectives and policies).

Fixed Income Investments

Bluehill ID does not use derivative financial instruments in its investment portfolio.

Material Differences Between IFRS and U.S. GAAP for Fiscal Year 2008

There were no differences in the 2008 fiscal year in revenues under IFRS and U.S. GAAP resulting from differences in treatment of revenue recognition.

The most significant reconciling items between the IFRS and U.S. GAAP pro forma financial statements were principally related to the difference in treatment of leased vehicles, pensions, intangibles and deferred taxes.

The net effect of these differences on Total Assets in the pro forma U.S. GAAP balance sheet was a reduction of €0.1 million compared to the IFRS statements.

The net effect of these differences on the pro forma income statement was an increase of net profit of €15,000.

Material Differences Between IFRS and U.S. GAAP for the Six Months Ended June 30, 2009

There were no differences in the six months ended June 30, 2009 in revenues under IFRS and U.S. GAAP resulting from differences in treatment of revenue recognition.

The most significant reconciling items between the IFRS and U.S. GAAP pro forma financial statements were principally related to the difference in treatment of leased vehicles, reversal of impairment of fixed asset, pensions, intangibles and deferred taxes.

The net effect of these differences on Total Assets in the pro forma U.S. GAAP balance sheet was a reduction of €0.4 million compared to the IFRS statements.

The net effect of these differences on the pro forma income statement was an increase of net profit of €0.3 million.

DESCRIPTION OF SCM MICROSYSTEMS CAPITAL STOCK

Authorized Capital

As of November 9, 2009, the authorized capital stock of SCM consists of 60,000,000 shares of SCM common stock, $0.001 par value, and 10,000,000 shares of preferred stock, $0.001 par value.

Common Stock

As of November 9, 2009, there were 25,134,985 shares of SCM common stock outstanding. Holders of SCM common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding SCM preferred stock, the holders of SCM common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by SCM’s board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of SCM, the holders of SCM common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior liquidation rights of SCM preferred stock, if any, then outstanding. The SCM common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the SCM common stock. All outstanding shares of SCM common stock are fully paid and non-assessable, and the shares of SCM common stock to be outstanding upon consummation of the offering will be fully paid and non-assessable.

Preferred Stock

As of November 9, 2009, 10,000,000 shares of undesignated SCM preferred stock were authorized, and no shares were outstanding. SCM’s board of directors has the authority to issue the shares of SCM preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any unissued shares of preferred stock and to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the stockholders. Although it presently has no intention to do so, SCM’s board of directors, without stockholder approval, can issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of SCM common stock. The issuance of SCM preferred stock may have the effect of delaying, deterring or preventing a change in control of SCM.

Warrants

As of November 9, 2009, warrants to purchase approximately 4,900,807 shares of SCM common stock were outstanding.

Options

As of November 9, 2009, an aggregate of approximately 4.8 million shares of SCM common stock were reserved for future issuance under all of SCM’s stock option plans, of which 2.3 million shares were subject to outstanding options.

Rights Agent; Transfer Agent; Anti-Takeover Provisions

American Stock Transfer & Trust Company is the transfer agent and registrar for SCM common stock, and rights agent in connection with the rights agreement, as amended, between SCM and American Stock Transfer & Trust Company. For more information on the rights agreement, see the section entitled “Certain Agreements Related to the Offer — Amendment to Rights Agreement.”

In addition, certain provisions of SCM’s certificate of incorporation and bylaws may be deemed to have an anti-takeover effect. For a more complete discussion of these anti-takeover provisions, see the section entitled “Comparison of SCM Microsystems Stockholders and Bluehill ID Shareholders Rights and Corporate Governance Matters — Anti-Takeover Provisions.”

DESCRIPTION OF BLUEHILL ID CAPITAL STOCK

Issued and Outstanding Share Capital

As of November 9, 2009, Bluehill ID’s issued and outstanding share capital currently amounts to CHF 32,023,797, consisting of 32,023,797 bearer shares with a nominal value of CHF 1.00 each, including 173,768 bearer shares in Bluehill ID currently held in treasury. For more information about the authorized capital of Bluehill ID see the section entitled, “Comparison of SCM Microsystems Stockholders and Bluehill ID Shareholders Rights and Corporate Governance Matters.”

Potential Future Issuances

Bluehill ID has authorized and implemented the Bluehill ID Option Plans, which consist of an executive share option plan and an executive bonus plan. Bluehill ID has a conditional share capital under which up to 4,000,000 bearer shares in Bluehill ID may be issued in connection with the Bluehill ID Option Plans. As of November 9, 2009, no options or awards had been issued or granted under the Bluehill ID Option Plans but some options may be granted in the future upon the achievement of certain performance targets pursuant to the terms of existing employment agreements as described in this proxy statement and prospectus. Options and other awards under the Bluehill ID Option Plans can only be granted within 60 days from publication of audited annual report of Bluehill ID, which is expected to be no earlier than May 15, 2010.

Bluehill ID has granted to BH Capital Management AG, a company controlled and owned by Ayman S. Ashour and Mountain Partners AG, which is an affiliate of Daniel S. Wenzel and Dr. Cornelius Boersch, an option to purchase up to 3,914,790 bearer shares in Bluehill ID at an exercise price of CHF 1.00 per share until June 30, 2014 pursuant to the Call Option Agreement.

Former shareholders of subsidiaries of Bluehill ID, including Yoonison BV, ACiG AG, TagStar Systems GMBH, and Multicard GMBH, are parties to the Earn Out Agreements, pursuant to which bearer shares in Bluehill ID are issuable to the former shareholders upon the achievement of specified performance targets based on Bluehill ID’s sales and profits before taxes for 2009 and 2010. If all such targets are achieved, bearer shares in Bluehill ID with a value of €482,000 would be issuable with respect to 2009 and €422,000 would be issuable with respect to 2010, in each case within 60 days of the release of annual results for Bluehill ID. The actual number of bearer shares in Bluehill ID that are issuable under the Earn Out Agreements will be based on the average trading price of a bearer share in Bluehill ID during the month prior to issuance. Based on an average price per share of a bearer share in Bluehill ID during the month of September 2009 of €0.77818, up to an aggregate of 1,161,685 bearer shares in Bluehill ID could be issuable under the Earn Out Agreements.

For more information regarding the treatment of the Bluehill ID options and other rights to acquire or receive bearer shares in Bluehill ID, see the section entitled “The Offer — Treatment of Options” in this proxy statement and prospectus.

PRINCIPAL STOCKHOLDERS OF SCM MICROSYSTEMS

The following table and the related notes present information as of November 9, 2009 with respect to the beneficial ownership of shares of SCM common stock prior to the Offer and the expected beneficial ownership of shares of SCM common stock following the Offer by (i) each current director and named executive officer of SCM, (ii) each person or group who is known to the management of SCM to be the beneficial owner of more than 5% of all shares of SCM voting securities outstanding as of November 9, 2009 and (iii) all current directors and current executive officers of SCM, as a group. Unless otherwise indicated in the footnotes to the table below and subject to applicable community property laws, SCM believes that each of the stockholders named in the table below has sole voting and investment power with respect to the shares indicated as beneficially owned.

As of November 9, 2009, there were 25,134,985 shares of SCM common stock issued and outstanding. Following the Offer, assuming that SCM acquires 100% of the currently issued and outstanding bearer shares in Bluehill ID and that no options to purchase bearer shares in Bluehill ID are exercised, including under the Call Option Agreement, there are expected to be 40,495,996 shares of SCM common stock issued and outstanding, excluding the 1,201,004 shares of SCM common stock currently held by Bluehill ID. Immediately following the closing of the Offer, these shares are expected to continue to be held by Bluehill ID, but SCM may be deemed to be the beneficial owner of these shares through its interest in Bluehill ID. Therefore, following the Offer, these shares have been excluded from the number of shares of SCM common stock outstanding in the table below. Following the closing of the Offer, the board of directors of Bluehill ID may determine to sell these shares on terms to be determined by the board, including to a transferee that may be an affiliate of SCM or Bluehill ID or one of their respective officers or directors.

Shares of SCM common stock subject to options and warrants that are currently exercisable or are exercisable within 60 days of November 9, 2009 and bearer shares in Bluehill ID subject to options or other rights that are currently exercisable or are exercisable within 60 days of November 9, 2009, are treated as outstanding and beneficially owned by the person holding them for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage of beneficial ownership of any other shareholder. The figures in this paragraph and in the table below assume no exercise or termination of any options to purchase SCM common stock or any of the options or other rights to purchase or receive bearer shares in Bluehill ID (including options under the Call Option Agreement), and assumes the conversion of the options or other rights to purchase or receive bearer shares in Bluehill ID into options or other rights to purchase or receive shares of SCM common stock in connection with the Offer.

Unless specified otherwise below, the mailing address for each individual, officer or director is c/o SCM Microsystems, Inc., 1900-B Carnegie Ave., Santa Ana, California 92705.

Shares of SCM Common Stock Beneficially Owned

	Prior to the Offer		Following the Offer
	Total Beneficial	Approximate	Total Beneficial	Approximate
Name of Beneficial Owner	Ownership	Percentage	Ownership	Percentage

Lincoln Vale European Partners Master Fund, LP(1)	1,545,692	6.1%	3,162,239	7.8%
Grand Pavilion Commercial Center, 802 West Bay Road, PO Box 30599, Grand Cayman, KY1-1203, Cayman Islands
Ayman S. Ashour(2)	1,305,004	5.2%	4,591,344	10.8%
Dufourstrasse 121, St. Gallen, Switzerland CH-9001
Royce & Associates, LLC(3)	1,261,880	5.0%	1,261,880	3.1%
1414 Avenue of the Americas New York, NY 10019
Bluehill ID AG(4)	1,201,004	4.8%	—	—
Dufourstrasse 121, St. Gallen, Switzerland CH-9001
Dimensional Fund Advisors, Inc.(5)	1,165,113	4.6%	1,165,113	2.9%
Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746
Dr. Hans Liebler(6)	1,555,692	6.2%	3,172,239	7.8%
Lawrence W. Midland(7)	1,257,600	5.0%	1,309,600	3.2%
Douglas J. Morgan(8)	276,874	1.1%	276,874	*
Stephan Rohaly(9)	130,628	*	130,628	*
Manfred Mueller(10)	114,482	*	114,482	*
Steven Humphreys(11)	108,194	*	108,194	*
Werner Koepf(12)	65,081	*	65,081	*
Simon Turner(13)	55,700	*	55,700	*
Felix Marx(14)	40,497	*	40,497	*
Martin Wimmer(15)	21,874	*	21,874	*
All directors and executive officers as a group before the Offer (10 persons)(16)	3,626,604	14.2%	5,295,151	13.0%

*	Indicates ownership of less than one percent.

(1)	Based on information provided by Lincoln Vale to SCM. Following the Offer includes 1,616,547 shares of SCM common stock expected to be received by Lincoln Vale pursuant to the Offer in exchange for 3,108,744 bearer shares in Bluehill ID that it currently holds.

(2)	Based on information provided by Ayman S. Ashour to SCM. Ayman S. Ashour is the Chief Executive Officer and Chairman of Bluehill ID. Mr. Ashour, jointly with his wife, directly owns 104,000 shares of SCM common stock. Prior to the Offer includes 1,201,004 shares of SCM common stock currently held by Bluehill ID. Following the Offer, these shares have been excluded from the number of shares of SCM common stock outstanding. Mr. Ashour disclaims beneficial ownership of all shares of SCM common stock not held directly by him or jointly with his wife. Following the Offer also includes (i) 208,000 shares of SCM common stock expected to be received by Mr. Ashour pursuant to the Offer in exchange for 400,000 bearer shares in Bluehill ID that Mr. Ashour currently directly holds or controls and (ii) 4,383,344 shares of SCM common stock representing 4,314,718 bearer shares of Bluehill ID and currently exercisable options to acquire 3,914,790 shares bearer shares of Bluehill ID that are held by BH Capital Management AG, of which

Mr. Ashour is a 49% shareholder and member of the board of directors. Mr. Ashour disclaims beneficial ownership of all of the bearer shares in Bluehill ID and options to acquire bearer shares in Bluehill ID held by BH Capital Management AG, except to the extent of his pecuniary interest therein. Mr. Ashour also holds warrants to purchase 52,000 shares of SCM common stock, which are not exercisable until April 30, 2012 and are therefore not included in the table above.

(3)	Based solely on information contained in a Schedule 13-F filed with the Securities and Exchange Commission for the period ended June 30, 2009.

(4)	Shares of SCM common stock currently held by Bluehill ID. Following the Offer, these shares have been excluded from the number of shares of SCM common stock outstanding.

(5)	Based solely on information contained in a Schedule 13-F filed with the Securities and Exchange Commission for the period ended September 30, 2009.

(6)	Prior to the Offer includes options to purchase 10,000 shares of SCM common stock exercisable within 60 days and 1,545,692 shares of SCM common stock held by Lincoln Vale. Following the Offer also includes 1,616,547 shares of SCM common stock expected to be received by Lincoln Vale pursuant to the Offer in exchange for 3,108,744 bearer shares in Bluehill ID that it currently holds. Dr. Liebler is a founder and member of the investment committee of Lincoln Vale. As a result of his affiliation with Lincoln Vale, Dr. Liebler may be deemed to beneficially own the shares of SCM common stock and bearer shares in Bluehill held by Lincoln Vale and may have shared voting and investment power with respect to such shares. Dr. Liebler disclaims beneficial ownership of or any pecuniary interest in such shares.

(7)	Includes 1,239,600 shares of SCM common stock held by the Midland Family Trust Est. Jan 29, 2002, 5,200 shares of SCM common stock held by Mr. Midland as custodian for Ashley Marie Midland, 6,000 shares of SCM common stock held as custodian for Alison Midland, 4,000 shares of SCM common stock held as custodian for Taylor Ann Midland and 2,800 shares of SCM common stock held as custodian for Madison Kathleen Midland. Following the Offer also includes 52,000 shares in shares of SCM common stock expected to be received by Mr. Midland pursuant to the Offer in exchange for 100,000 bearer shares in Bluehill ID that Mr. Midland currently holds. Mr. Midland also beneficially owns warrants to purchase 628,800 of SCM common stock, which are not exercisable until April 30, 2012, and options to purchase 40,000 shares of SCM common stock, which are not exercisable within 60 days, and are therefore not included in the table above.

(8)	Includes options to purchase 6,666 shares of SCM common stock exercisable within 60 days. Mr. Morgan also holds warrants to purchase 152,950 shares of SCM common stock, which are not exercisable until April 30, 2012 and are therefore not included in the table above. Of the shares beneficially owned by Mr. Morgan, 50,000 are held by Performance Strategies Inc. Profit Sharing Plan & Trust, of which Mr. Morgan is a trustee. In addition, of the warrants to purchase shares of SCM stock, 25,000 are held by Performance Strategies Inc. Profit Sharing Plan & Trust.

(9)	Includes options to purchase 109,375 shares of SCM common stock exercisable within 60 days. Mr. Rohaly resigned from SCM effective September 30, 2009.

(10)	Includes options to purchase 95,535 shares of SCM common stock exercisable within 60 days.

(11)	Includes options to purchase 56,415 shares of SCM common stock exercisable within 60 days.

(12)	Includes options to purchase 25,000 shares of SCM common stock exercisable within 60 days.

(13)	Includes options to purchase 50,000 shares of SCM common stock exercisable within 60 days.

(14)	Consists of options to purchase of 40,479 shares of SCM common stock exercisable within 60 days.

(15)	Consists of options to purchase 21,874 shares of SCM common stock exercisable within 60 days. Mr. Wimmer was appointed to serve as interim Chief Financial Officer on September 23, 2009, with such appointment effective September 30, 2009.

(16)	Includes an aggregate of 415,344 options exercisable within 60 days. In addition, includes 1,545,692 shares of SCM common stock held by Lincoln Vale and following the Offer includes 1,616,547 shares of SCM common stock expected to be received by Lincoln Vale pursuant to the Offer in exchange for 3,108,744 bearer shares in Bluehill ID that it currently holds. See footnote 6 above.

PRINCIPAL SHAREHOLDERS OF BLUEHILL ID

The following table and the related notes present information known to Bluehill ID as of November 9, 2009 with respect to the beneficial ownership of the bearer shares in Bluehill ID prior to the Offer and the expected beneficial ownership of shares of SCM common stock following the Offer, by (i) each current director and named executive officer of Bluehill ID, (ii) each person or group who is known to the management of Bluehill ID to be the beneficial owner of more than 5% of all shares of Bluehill ID voting securities outstanding as of November 9, 2009 and (iii) all current directors and current executive officers of Bluehill ID, as a group. Unless otherwise indicated in the footnotes to the table below and subject to applicable community property rules, Bluehill ID believes that each of the shareholders named in the table below has sole voting and investment power with respect to the shares indicated as beneficially owned.

As of November 9, 2009, there were 31,850,029 bearer shares in Bluehill ID issued and outstanding, excluding 173,768 bearer shares in Bluehill ID held in treasury. As of November 9, 2009, there were 25,134,985 shares of SCM common stock issued and outstanding. Following the Offer, assuming that SCM acquires 100% of the currently issued and outstanding bearer shares in Bluehill ID and that no options to purchase bearer shares in Bluehill ID are exercised, including under the Call Option Agreement, there are expected to be 40,495,996 shares of SCM common stock issued and outstanding, excluding the 1,201,004 shares of SCM common stock currently held by Bluehill ID. Immediately following the closing of the Offer, these shares are expected to continue to be held by Bluehill ID, but SCM may be deemed to be the beneficial owner of these shares through its interest in Bluehill ID. Therefore, following the Offer, these shares have been excluded from the number of shares of SCM common stock outstanding in the table below. Following the closing of the Offer, the board of directors of Bluehill ID may determine to sell these shares on terms to be determined by the board, including to a transferee that may be an affiliate of SCM or Bluehill ID or one of their respective officers or directors.

Bearer shares in Bluehill ID subject to options or other rights that are currently exercisable or are exercisable within 60 days of November 9, 2009 and shares of SCM common stock subject to options and warrants that are currently exercisable or are exercisable within 60 days of November 9, 2009 are treated as outstanding and beneficially owned by the person holding them for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage of beneficial ownership of any other shareholder. The figures in this paragraph and in the table assume no exercise or termination of any of the options or other rights to purchase or receive bearer shares in Bluehill ID (including options under the Call Option Agreement) or any options or other rights to purchase SCM common stock, and assumes the conversion of the options and other rights to purchase or receive bearer shares in Bluehill ID into options or other rights to purchase or receive shares of SCM common stock in connection with the Offer.

Unless specified otherwise below, the mailing address for each individual, officer or director is c/o Bluehill ID AG, Dufourstrasse 121, St. Gallen, Switzerland, CH-9001.

Shares Beneficially Owned

	Prior to the Offer				Following the Offer
	(Bearer Shares in Bluehill ID)				(SCM Common Stock)
	Number of Shares	Number of Shares	Total Beneficial	Approximate	Total Beneficial	Approximate
Name of Beneficial Owner	Held Directly	Held Indirectly	Ownership	Percentage	Ownership	Percentage

Ayman S. Ashour(1)	400,000	8,229,508	8,629,508	24.1%	4,591,344	10.8%
Werner Vogt	873,690	—	873,690	2.7%	454,319	1.1%
Daniel S. Wenzel(2)	13,250	20,561,120	20,574,370	57.5%	10,698,672	25.2%
Dr. Cornelius Boersch(3)	57,308	19,070,751	19,128,059	53.5%	9,946,591	23.4%
Mountain Partners AG(4)	8,771,880	10,298,871	19,070,751	53.3%	9,916,791	23.3%
BH Capital Management AG(5)	8,229,508	—	8,229,508	23.0%	4,279,344	10.1%
Lincoln Vale European Partners Master Fund L.P.(6)	3,108,744	—	3,108,744	9.8%	3,162,239	7.8%
Grand Pavilion Commercial Center, 802 West Bay Road, PO Box 30599, Grand Cayman, KY1-1203, Cayman Islands
Stanford Venture Capital Holdings, Inc.	2,226,666	—	2,226,666	7.0%	1,157,866	2.9%
6075 Popular Avenue, 3rd Floor, Memphis, TN, 98119
Mountain Super Angel AG(7)	2,069,363	—	2,069,363	6.5%	1,076,069	2.7%
www.heymountain.com GmbH	1,665,000	—	1,665,000	5.2%	865,800	2.1%
HEYMOUNTAIN COSMETICS Harthoefe 14, 72362 Nusplingen, Germany
Melvin Denton-Thompson	128,069	—	128,069	*	66,596	*
Joseph Tassone	84,000	—	84,000	*	43,680	*
Fabien Nestmann	32,250	—	32,250	*	16,770	*
John Rogers	25,000	—	25,000	*	13,000	*
Directors and officers of Bluehill ID as a group (8 persons)(8)	1,613,567	20,561,120	22,174,687	62.0%	11,634,837	27.4%

*	Indicates ownership of less than 1%

(1)	Mr. Ashour directly holds or controls 400,000 bearer shares in Bluehill ID. Mr. Ashour’s indirect holdings include 4,314,718 bearer shares of Bluehill ID and currently exercisable options to acquire 3,914,790 shares bearer shares of Bluehill ID that are held by BH Capital Management AG, of which Mr. Ashour is a 49% shareholder and member of the board of directors. Mr. Ashour disclaims beneficial ownership of all of the bearer shares in Bluehill ID and options to acquire bearer shares in Bluehill ID held by BH Capital Management AG, except to the extent of his pecuniary interest therein. Following the Offer also includes the 104,000 shares of SCM common stock that Mr. Ashour, jointly with his wife, owns directly. Mr. Ashour also holds warrants to purchase 52,000 shares of SCM common stock, which are not exercisable until April 30, 2012 and are therefore not included in the table above. Excludes 1,201,004 shares of SCM common stock currently held by Bluehill ID, which following the Offer will be excluded from the number of shares of SCM common stock outstanding. Mr. Ashour disclaims beneficial ownership of all shares of SCM common stock not held directly by him or jointly with his wife.

(2)	Mr. Wenzel directly holds 13,250 bearer shares in Bluehill ID. Mr. Wenzel’s indirect holdings include 20,561,120 bearer shares in Bluehill ID held directly by the following entities of which Mr. Wenzel is a member of the respective board of directors: (i) Mountain Partners AG, 8,771,880 shares; (ii) Mountain Super Angel AG, 2,069,363 shares; (iii) Rosenberg Venture AG, 1,490,369 shares; and (iv) BH Capital Management AG, 4,314,718 shares and currently exercisable options to acquire 3,914,790 shares. Mr. Wenzel disclaims beneficial ownership of the bearer shares in Bluehill ID held or beneficially owned by Mountain Partners AG,

Mountain Super Angel AG, Rosenberg Venture AG and BH Capital Management AG, except to the extent of his pecuniary interest in each such entity. Mr. Wenzel is one of many directors on the board of directors of each of Mountain Partners AG and Mountain Super Angel AG, and he does not have sole voting or dispositive control over the shares held by such entities.

(3)	Dr. Boersch directly holds 57,308 bearer shares in Bluehill ID. Dr. Boersch’s indirect holdings include 19,070,751 bearer shares in Bluehill ID held directly or indirectly by Mountain Partners AG, of which Dr. Boersch is a member of the board of directors. Dr. Boersch disclaims beneficial ownership of the bearer shares in Bluehill ID held or beneficially owned by Mountain Partners AG, except to the extent of his pecuniary interest in such entity. Dr. Boersch is one of many directors on the board of directors of Mountain Partners AG and he does not have sole voting or dispositive control over the shares held by it.

(4)	Mountain Partners AG directly holds 8,771,880 bearer shares in Bluehill ID. Includes (i) 4,314,718 bearer shares of Bluehill ID and currently exercisable options to acquire 3,914,790 shares bearer shares of Bluehill ID that are held by BH Capital Management AG, of which Mountain Partners AG is a 51% shareholder, and (ii) 2,069,363 bearer shares of Bluehill ID held by Mountain Super Angel AG, as Mountain Partners AG owns 100% of Mountain Super Angel AG’s fund manager. Mountain Partners AG disclaims beneficial ownership of the bearer shares in Bluehill ID held or beneficially owned by Mountain Super Angel AG and BH Capital Management AG, except to the extent of its pecuniary interest in BH Capital Management AG.

(5)	Includes options to purchase 3,914,790 bearer shares in Bluehill ID pursuant to the Call Option Agreement that are currently exercisable and may be exercised at any time prior to June 30, 2014, at an exercise price of CHF 1.00 per share. BH Capital Management AG is controlled and owned by Ayman S. Ashour and Mountain Partners AG, which is an affiliate of Daniel S. Wenzel and Dr. Cornelius Boersch.

(6)	Based on information provided by Lincoln Vale to Bluehill ID. Following the Offer includes 1,545,692 shares of SCM common stock currently held by Lincoln Vale.

(7)	Mountain Super Angel AG is a fund managed by Mountain Capital Management AG, of which Mountain Partners AG owns 100%.

(8)	Includes 20,561,120 bearer shares in Bluehill ID held or beneficially owned by the following entities: (i) Mountain Partners AG, 8,771,880 shares; (ii) Mountain Super Angel AG, 2,069,363 shares; (iii) Rosenberg Venture AG, 1,490,369 shares; and (iv) BH Capital Management AG, 4,314,718 shares and currently exercisable options to acquire 3,914,790 shares. The directors and officers of Bluehill ID disclaim beneficial ownership of the bearer shares in Bluehill ID held or beneficially owned by Mountain Partners AG, Mountain Super Angel AG, Rosenberg Venture AG and BH Capital Management AG, except to the extent of their pecuniary interest in each such entity.

MANAGEMENT

SCM’s Board of Directors

The Current Board of Directors of SCM

SCM’s board of directors is divided into three director classes with staggered three-year terms. Currently, SCM’s board consists of seven directors, of which two directors serve in Class I, three directors serve in Class II and two directors serve in Class III. The board of directors has authorized up to eight directors. The following individuals currently serve on SCM’s board of directors:

Name	Age	Position

Werner Koepf	67	Chairman of the Board
Steven Humphreys	48	Director
Dr. Hans Liebler	40	Director
Felix Marx	42	Chief Executive Officer and Director
Lawrence W. Midland	67	Executive Vice President and Director
Douglas Morgan	56	Director
Simon Turner	57	Director

Werner Koepf has served as a director of SCM since February 2006 and as Chairman of the board of directors since March 2007. It is expected that Mr. Koepf will resign from SCM’s board of directors upon the closing of the Offer. However, his current term expires at the 2012 annual meeting of SCM’s stockholders. Mr. Koepf currently is an advisor to the venture capital firm Invision AG. From 1993 to 2002, Mr. Koepf held a variety of senior management positions with Compaq Computer Corporation GmbH, including Vice President and General Manager of the General Business Group from 1993 to 1999; Vice President and General Manager of Compaq Europe, Middle East and Africa (EMEA) from 1999 to 2000; and Chief Executive Officer and Chairman for Compaq Computer, EMEA from 2000 to 2001. From 1989 to 1993, Mr. Koepf was Chairman and Chief Executive Officer for European Silicon Structures SA, an ASIC manufacturer. Prior to 1993, Mr. Koepf held various senior management positions at Texas Instruments Inc., including Vice President and General Manager of several divisions of the group. Mr. Koepf received a master’s degree in business administration from the University of Munich and a bachelor’s degree with honors in electrical engineering from the Technical College in St. Poelten, Austria.

Steven Humphreys has served as a director of SCM since July 1996 and as Chairman of the board of directors from April 2000 to March 2007. His current term expires at the 2011 annual meeting of SCM’s stockholders. Since October 2008, Mr. Humphreys has served as Chief Executive Officer and President of Kleer Corporation, a maker of wire audio technology. Since March 2008, Mr. Humphreys has served as a director of ActivIdentity Corporation, a provider of digital identity solutions. Since October 2003, he has served as Chairman of Robotic Innovations International, Inc., an acquirer and developer of technologies for broad-based applications of robotics, service automation and automated companion devices. From October 2001 to October 2003, he served as Chairman of the Board and Chief Executive Officer of ActivCard Corporation, a provider of digital identity management software. From July 1996 to October 2001, Mr. Humphreys was an executive officer of SCM, serving as President and Chairman of the Board from July 1996 until December 1996, at which time he became Chief Executive Officer and served as President and Chief Executive Officer until April 2000. Previously, Mr. Humphreys was President of Caere Corporation, an optical character recognition software and systems company. Prior to Caere, he spent ten years with General Electric Company in a variety of positions. Currently, Mr. Humphreys also serves as a director of HeadThere, Inc., a communications robotics device company, and Ready Solar, Inc., a provider of standardized residential solar systems. He also is a director of several privately held companies, a limited partner and advisor to several venture capital firms and from October 2001 to December 2003 was a director of ActivCard. Additionally, Mr. Humphreys was elected to the school board of the Portola Valley Public School District in 2007, and has served on the board of Summit Preparatory Public Charter High School since 2003. Mr. Humphreys holds a B.S. degree from Yale University and M.S. and M.B.A. degrees from Stanford University.

Dr. Hans Liebler has served as a director of SCM since June 2008. His current term expires at the 2011 annual meeting of SCM’s stockholders. Since July 2006, Dr. Liebler has served as a partner of Lincoln Vale European

Partners, an investment management company that he co-founded which is focused on strategic long-term investments in European small- and mid-cap companies, and which is currently the largest single stockholder of SCM. Currently, he also serves on the investment committee of Lincoln Vale. From September 2002 to July 2006, Dr. Liebler managed an investment fund he had conceived for Allianz AG, applying a private equity approach to European publicly listed companies. Previous to this, from September 1996 to September 2002, he worked as a management consultant for McKinsey & Company, initially in the company’s Madrid and New York offices and subsequently as co-leader of McKinsey’s German Corporate Finance practice. From 1993 to 1995, Dr. Liebler was an investment banker for S.G. Warburg in London. Since 1998, Dr. Liebler has also served as an adjunct professor at the European Business School in Germany. He holds a Master’s degree in Business Administration from the University of Munich in Germany and a Ph.D in Finance from the University of St. Gallen in Switzerland.

Felix Marx joined SCM as Chief Executive Officer and director in October 2007. His current term as a director of SCM expires at the 2010 annual meeting of SCM’s stockholders. Previously, from 2003 to October 2007, Mr. Marx held a variety of management positions with NXP Semiconductors and Philips Semiconductors, both a specialty semiconductor manufacturer for the smart card industry. Most recently, he served as General Manager of NXP’s Near Field Communication business and as President of Moversa, a Joint Venture between NXP Semiconductors and Sony Corporation. Prior to this, Mr. Marx served as General Manager of NXP’s Contactless & Embedded Security business. From 2002 to 2003, Mr. Marx was a business consultant with Team Training Austria. Prior to this, he worked for several years in the data and voice networking sector, where he held various sales, marketing, product management, business line and general management positions with companies including Global One Telecommunications and Ericsson Telecom AB. He holds a bachelor’s degree in engineering from the Technical Academy in Vienna , a postgraduate degree in Business Administration from the University of Commerce in Vienna and a Masters of Advanced Studies in Knowledge Management from Danube University in Austria.

Lawrence W. Midland has served as a director of SCM since May 2009. His current term expires at the 2012 annual meeting of SCM’s stockholders. He was appointed to the board of directors and as an Executive Vice President of SCM and President of SCM’s Hirsch subsidiary following the completion of the merger of SCM and Hirsch. Previously, Mr. Midland was President of Hirsch, which he co-founded in August 1981, and for which he served as a director. Mr. Midland became President and Chairman of the board of Hirsch in March 1986 and held those positions continuously until the completion of the merger. Mr. Midland previously served as president of several companies which were all sold profitably, including Retirement Inns of America, Pension Properties Trust, a California REIT, and Pension Administrative Services. Previously Mr. Midland also held various sales positions in investment related activities following his employment as a field engineer with Shell Oil Company. He holds a B.S. degree in Physics (With Distinction) from the University of Oklahoma and an M.B.A. degree from Pepperdine University.

Douglas Morgan has served as a director of SCM since May 2009. His current term expires at the 2010 annual meeting of SCM’s stockholders. He was appointed to the board of directors following the completion of the merger of Hirsch and SCM, and had previously served on the board of Hirsch since June 2007. Mr. Morgan is currently CEO and chairman of Performance Strategies, Inc., a consulting company he founded in 1995 specializing in business development, corporate communications, and technology and Internet utilization. His early career included technical and management positions with Computer Sciences Corporation, NCR, and Hewlett Packard. In the early 1980s, he founded Unified Technologies, Inc., which proved instrumental in the launch of Hirsch, helping to locate the company’s original financing and subsequently designing Hirsch’s original core products. Mr. Morgan subsequently served as Hirsch’s Vice President of Engineering and Development for five years, helping define the company’s product line and business strategy. Mr. Morgan is a magna cum laude graduate of both MIT, with a Bachelors Degree in Computer Science and Electrical Engineering, and Stanford University, with a Masters Degree in Engineering. He was appointed a National Science Foundation Fellow, has served as an expert witness in intellectual property cases, and is the holder of seven U.S. patents.

Simon Turner has served as a director of SCM since July 2000. His current term expires at the 2012 annual meeting of SCM’s stockholders. Since his retirement from DSG international plc in December 2008, Mr. Turner has provided consultancy services to large retail companies, including PC manufacturer ACER Group. From January 2006 to December 2008, Mr. Turner served as Group Sourcing Director for consumer electronic retailer DSG international plc. From January 2002 to January 2006, Mr. Turner was Managing Director of the PC World Group of

DSG, responsible for operations at PC World, PC World Business and Genesis Communications in the UK and PC City in Europe. From February 1999 to January 2002, Mr. Turner was Managing Director of PC World, a large UK reseller of PCs and PC-related equipment. From December 1996 to February 1999, Mr. Turner was Managing Director of Philips Consumer Electronics, UK and Ireland. Prior to that, he also served as Senior Vice President of Philips Media, Commercial Director of Belling and Company and Group Marketing Manager at Philips Consumer Electronics. Mr. Turner is also a non-executive director of Yorkshire Building Society, which is the UK’s third largest member-owned savings and loan institution. Mr. Turner holds a B.S. degree from the University of Surrey in the U.K.

To the knowledge of SCM’s management, there are no family relationships between any of its current directors and any other of its directors or executive officers.

The Board of Directors of SCM Following the Offer

Following the closing of the Offer, the SCM board of directors is expected to be increased from seven to nine directors, and include three appointees of Bluehill ID — Ayman S. Ashour, Dr. Cornelius Boersch and Daniel S. Wenzel — who are expected to be appointed to the board as of the closing of the Offer. Werner Koepf, SCM’s current Chairman of the Board, is expected to resign upon the closing of the Offer. SCM currently anticipates that the following individuals will serve as its board of directors following closing of the Offer:

Name	Age	Position

Ayman S. Ashour	49	Executive Chairman of the Board
Dr. Cornelius Boersch	41	Director
Steven Humphreys	48	Director
Dr. Hans Liebler	40	Director
Felix Marx	42	Chief Executive Officer and Director
Lawrence W. Midland	67	Executive Vice President and Director
Douglas Morgan	56	Director
Simon Turner	57	Director
Daniel S. Wenzel	32	Director

Ayman S. Ashour is the founder and CEO of Bluehill ID.  He has served as President of the board of directors since Bluehill ID’s founding in 2007. Mr. Ashour also is the Principal of Newton International Management, a strategy consulting firm focused on the security and identification technology industry. From 2001 to 2005 Mr. Ashour was consultant and later COO and CEO of ASSA ABLOY Identification Technology business where he was responsible for the worldwide development of one of the largest and most successful RFID companies. Mr. Ashour served as Divisional Managing Director Williams Plc in the Asia Pacific region from 1997 to 2000 where he was responsible for Chubb Security, Kidde & Yale brands and managed the global operations of Guardforce International and the Chubb Physical Security Group. From 1990 to 1997 Mr. Ashour was with Williams PLC, where he served as Marketing Director of Kidde Group, Vice President of Kidde-Fenwal, Inc and as President of Kidde Fire Fighting, Inc. Mr. Ashour holds a bachelor’s degree in Electronic and Electrical Engineering from the University of Manchester in the U.K. He is currently an Adjunct Lecturer for the MBA program at the Sawyer Business School at Suffolk University in Boston. Mr. Ashour is currently a member of the board of directors of the following companies: ACiG AG, Advanced Digital Security Solutions Inc., Arygon Technologies AG, Bluehill ID, Inc., and BH Capital Management AG. In addition, Mr. Ashour is currently a partner in the following private companies, each based in Newton, Massachusetts: Newton International Management, LLC., Trade-3, LLC., tSecu LLC as well as Verifier Security, based in Florida.

Dr. Cornelius Boersch is a director of Bluehill ID and has been an entrepreneur since 1991 when he founded Sabeco GmbH. He served as CEO of ACG AG which he founded in 1995 and was responsible for the IPO of the company in 1999 (NEMAX50). During this time, he acquired and founded more than 25 companies worldwide. In 2000 he was elected entrepreneur of the year in Germany. ACG was sold in 2003 to ASSA ABLOY AB. Dr. Boersch is considered to be one of the most acknowledged business angels and fund investors in the German speaking region. Since 2005, Dr. Boersch has combined his entrepreneurial activities in Mountain Partners AG (Switzerland), where he is on the board of directors. Dr. Boersch holds a degree in Business Administration from the European Business School and a Ph.D. from the University of Essen in Germany.

Daniel S. Wenzel is a founding partner of Bluehill ID and of Mountain Partners AG. He is responsible for the strategic direction and expansion of Mountain Partners AG. Prior to founding Mountain Partners AG in 2005, Mr. Wenzel was the Chief of Staff of the board of management of ACG AG and responsible for all strategic projects, merger and acquisition transactions and financing from 2001 to 2005. During this time he successfully achieved the spin-off and the sale of the most important division of the technology group. His career has been complemented by prior experience with Dresdner Bank Latin America in 1998, BNP Paribas in 1999 and Bain & Company in 2000. Mr. Wenzel completed his studies at the WHU, Otto Beisheim Graduate School of Business Management, the Helsinki School of Economics, Finland and the Universidad Adolfo Ibañez, Chile, where he obtained his master degree (Diplom-Kaufmann) in business administration. Mr. Wenzel serves on the board of a number of Mountain Partners’ portfolio companies based in Germany or Switzerland.

To the knowledge of SCM’s management, there are no family relationships between Messrs. Ashour or Wenzel, or Dr. Boersch and any of SCM’s directors or executive officers.

Independence of SCM’s Current Board of Directors

SCM’s board of directors has reviewed the independence of each of its current directors and considered whether any director has had a material relationship with the company or its management that could compromise his ability to exercise independent judgment in carrying out his duties and responsibilities. As a result of this review, SCM’s board of directors affirmatively determined that Mr. Koepf, Mr. Humphreys, Dr. Hans Liebler, Mr. Douglas Morgan, and Mr. Turner (collectively, the “non-employee directors”) are independent under the corporate governance standards of the Marketplace Rules of the NASDAQ Stock Market and Rule 10A-3 of the Securities Exchange Act of 1934.

In connection with the determination of independence of Dr. Hans Liebler, SCM’s board of directors considered Dr. Liebler’s relationship with SCM’s largest stockholder, Lincoln Vale European Partners, of which Dr. Liebler is a founder and member of the investment committee. SCM’s board of directors determined that such relationship would not compromise Dr. Liebler’s ability to exercise independent judgment in carrying out his duties and responsibilities. In agreeing to serve as a member of SCM’s board of directors, Dr. Liebler must act independently of Lincoln Vale European Partners in discharging his fiduciary duties to stockholders of the company and also is obligated not to disclose to Lincoln Vale European Partners or use for his own benefit any confidential information that he may obtain during his service on the board. Dr. Liebler disclaims shared voting or dispositive power over any securities held by the fund.

Compensation of SCM Directors

Annual Cash Compensation

During 2008, SCM’s non-employee directors were paid in the currency of the country of their residence, using a fixed exchange rate of €0.93 per U.S. dollar for SCM’s German-based directors and £0.63 per U.S. dollar for SCM’s UK-based director. During 2008, each non-employee member of SCM’s board of directors was eligible to receive the following cash compensation:

•	an annual retainer of $10,000 for each member of the board of directors, except for the Chairman, who is eligible to receive an annual retainer of $20,000;

•	additional annual retainer of $5,000 for service on the Audit Committee of the board of directors, except for the Chairman, who is eligible to receive an annual retainer of $10,000;

•	additional annual retainer of $2,000 for service on the Compensation or Nominating Committees of the board of directors, except for the Chairman of such committees, who are each eligible to receive an annual retainer of $4,000; and

•	meeting fees of $1,000 for physical attendance at each board of directors meeting.

Additionally, SCM reimburses its non-employee directors for all reasonable out-of pocket expenses incurred in the performance of their duties as directors, which in practice primarily consist of travel expenses associated with board or committee meetings or with committee assignments.

Change in Cash Compensation for 2009

During 2008, the Compensation Committee conducted a review of compensation paid to SCM board members that included comparisons of cash and equity compensation made to directors at six other security companies, including ActivIdentity, Entrust, L-1 Identity Solutions, Secure Computing (subsequently acquired by McAfee), Tumbleweed Communication (subsequently acquired by Axway Inc.) and Vasco Data Security. Based on this review, in December 2008, the Compensation Committee approved an increase in the cash compensation paid to SCM’s non-employee directors, effective beginning in 2009. Annual cash compensation was increased from $10,000 to $20,000 for all directors except for the Chairman of the Board, whose annual cash compensation was increased from $20,000 to $40,000. Additionally, directors will also receive a fee of $500 for attendance at each telephonic board of directors meeting lasting more than 60 minutes, whereas previously no fees had been paid for attendance at telephonic board of directors meetings. Additionally, members of SCM’s board of directors who serve on the Strategic Advisory Committee, which was created in June 2009, are eligible to receive cash compensation of $2,000 per year, except for the Chairman, who is eligible to receive annual cash compensation of $4,000. All other components of cash compensation remain unchanged for 2009.

Equity Compensation

During 2008, each non-employee member of SCM’s board of directors was eligible to receive option awards under the terms of the SCM 2007 Stock Option Plan. Under this plan, new members of the board of directors receive an initial option grant to purchase 10,000 shares of the SCM common stock. Continuing members of the board of directors who have served for at least six months receive an annual option grant to purchase 5,000 shares of SCM common stock, awarded on the date of SCM’s Annual Meeting of Stockholders. Both of these option grants vest 1/12th per month over the one-year period following the date of grant.

During 2008, each of SCM’s non-employee directors, with the exception of Dr. Liebler, received an annual grant of 5,000 options for shares of SCM common stock. All such annual grants were made on July 1, 2008, the date of SCM’s Annual Meeting, at an exercise price of $2.91 per share, which was the NASDAQ closing price on that day. Dr. Liebler received an initial option grant to purchase 10,000 shares of SCM common stock upon joining the board of directors. His grant was made on June 2, 2008 at an exercise price of $2.95, which was the NASDAQ closing price on that day.

Director Compensation for Fiscal Year 2008

The following Director Compensation Table sets forth summary information concerning the compensation paid to SCM’s non-employee directors in 2008 for services to the company.

	Fees Earned
	or Paid	Option Awards
Name	in Cash	(1)	Total ($)

Werner Koepf — Chairman(2)	$31,000	$10,344	$41,344
Steven Humphreys — Former Chairman(3)	$22,000	$10,344	$32,344
Dr. Hagen Hultzsch(4)	$24,000	$10,344	$34,344
Dr. Hans Liebler(5)	$10,500	$7,564	$18,064
Simon Turner(6)	$29,000	$10,344	$39,344

(1)	The amounts in this column represent the U.S. dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with SFAS 123(R). These amounts may reflect options granted in years prior to 2008. The grant date fair value of these annual stock options awarded to each director in 2008, other than Mr. Liebler, is approximately $6,751. The grant date fair value of the initial stock options awarded to Dr. Liebler is approximately $13,154. The grant date fair value of the options awards is calculated using the Black-Scholes-Merton valuation model using the following assumptions: a dividend rate of zero, an interest rate for the expected life of the option at the date of grant, an expected option life of 4.00 years, and volatility based on historical averages at the date of grant. See Note 2 to the Consolidated Financial Statements for the period ended December 31, 2008 for more information about how SCM accounts for stock-based compensation.

(2)	Mr. Koepf received a fee of $20,000 for his service as Chairman of the board of directors in 2008. He also received a fee of $2,000 for his service as a member of the Compensation Committee and a fee of $4,000 for his service as Chairman of the Nominating Committee during 2008. Additionally, he received a fee of $1,000 for each physical board meeting attended, amounting to $5,000. Mr. Koepf had 25,000 options outstanding as of December 31, 2008, of which 22,083 were exercisable.

(3)	Mr. Humphreys received a fee of $10,000 for his service as a director in 2008. He also received a fee of $5,000 for his service as a member of the Audit Committee and a fee of $2,000 for his service as a member of the Nominating Committee during 2008. Additionally, he received a fee of $1,000 for each physical board meeting attended, amounting to $5,000. Mr. Humphreys had 66,415 options outstanding as of December 31, 2008, of which 63,498 were exercisable.

(4)	Dr. Hultzsch received a fee of $10,000 for his service as a director in 2008. He also received $5,000 for his service as a member of the Audit Committee and a fee of $4,000 for his service as Chairman of the Compensation Committee during 2008. Additionally, he received a fee of $1,000 for each physical board meeting attended, amounting to $5,000. Dr. Hultzsch had 40,000 options outstanding as of December 31, 2008, of which 37,083 were exercisable. Dr. Hultzsch resigned from SCM’s board of directors in April 2009.

(5)	Dr. Liebler joined the board of directors of SCM effective June 1, 2008, and received a prorated fee of $5,833 for his service as a director from June through December 2008. He also received a prorated fee of $834 for his service as a member of the Compensation Committee and $833 for his service as a member of the Nominating Committee from July through December 2008. Additionally, he received a fee of $1,000 for each physical board meeting attended, amounting to $3,000. Dr. Liebler had 10,000 options outstanding as of December 31, 2008, of which 5,000 were exercisable.

(6)	Mr. Turner received a fee of $10,000 for his service as a director in 2008. He also received $10,000 for his service as Chairman of the Audit Committee, $2,000 for his service as a member of the Compensation Committee and $2,000 for his service as a member of the Nominating Committee during 2008. Additionally, he received a fee of $1,000 for each physical board meeting attended, amounting to $5,000. Mr. Turner had 50,000 options outstanding as of December 31, 2008, of which 47,083 were exercisable.

The Board of Directors and Management of Bluehill ID Following the Offer

The Board of Directors of Bluehill ID

Following the closing of the Offer, Bluehill ID will use commercially reasonable efforts to have appointed, upon request, two members of SCM’s board of directors, including its Chief Executive Officer, Felix Marx, to its board of directors (Verwaltungsrat). Following the closing of the Offer, it is expected that Bluehill ID’s board of directors will consist of between four and six directors.

Current Executive Officers of Bluehill ID

Immediately after the closing of the Offer, Bluehill ID’s officers are expected to remain substantially as they existed prior to the closing of the Offer. Bluehill ID has employment agreements with two of its executive officers: Ayman S. Ashour, and Melvin Denton-Thompson.

Bluehill ID Employment Agreement with Ayman S. Ashour

Bluehill ID entered into a consulting agreement, dated August 21, 2009, with Newton International Management LLC to secure the services of Mr. Ashour as Bluehill ID’s Chief Executive Officer and President of the Board of Directors. The agreement is effective for a three-year term, commencing August 1, 2009, and may be renewed on terms acceptable to both parties for an additional three years. Bluehill ID is required to provide notice of at least one year of its intent to renew. The agreement may be terminated by Bluehill ID at anytime with cause, or by providing twelve months’ prior written notice if such termination is without cause. If the consulting agreement, and therefore Mr. Ashour, is terminated without cause, Newton International Management, and thereby Mr. Ashour, is entitled to receive (i) the base monthly compensation until the earlier to expire of 24 months from the date of termination or the then current term of the agreement and (ii) bonus payments and benefits until the expiry of the current term.

Under the agreement, Mr. Ashour, through Newton International Management, is entitled to annual compensation (the “Fees’) in the amount of CHF 300,000 (approximately $290,827), payable in monthly installments. Mr. Ashour, through Newton International Management, is also entitled to an annual bonus (the “Base Bonus”) of up to CHF 300,000 (approximately $290,827), based upon Bluehill ID’s financial performance and other criteria, payable 50% in cash and 50% in bearer shares in Bluehill ID, which stock will be valued at the time of issuance and subject to a 36-month lock-up period from the date of issuance. The exact amount of the Base Bonus is subject to determination by the compensation committee of Bluehill ID’s board of directors. Mr. Ashour, through Newton International Management, is entitled to receive an additional bonus subject to achievement of certain financial goals and share price targets (the “Peak Bonus”) determined by the compensation committee of Bluehill ID’s board of directors, payable in 36-month options which vest 12 months after issuance, with such options granted under the Bluehill ID Option Plans. The number of shares subject to the option is equal to the total amount received by Mr. Ashour, through Newton International Management, in Fees and Base Bonus, calculated in Euros, divided by the price per share at the time of issuance.

Mr. Ashour is entitled to health, pension and other customary benefit plans provided by Bluehill ID and available to all Bluehill ID Employees, as well as five weeks of annual vacation. In addition, he receives a monthly car and housing allowance of CHF 1,500 to cover expenses in Switzerland. The agreement is subject to certain other terms and provision and includes a confidentiality and non-disclosure undertaking, which expires three years after expiration of the term.

Following the closing of the Offer, Bluehill ID, SCM and Mr. Ashour intend to review the terms of the consulting agreement to determine whether any changes are necessary in light of the business combination and Mr. Ashour’s role as Executive Chairman of SCM, including the possibility of entering into an agreement directly with Mr. Ashour.

Bluehill ID Employment Agreement with Melvin Denton-Thompson

Bluehill ID, through its wholly-owned subsidiary Bluehill Micro Tech GmbH, entered into an agreement, dated April 29, 2008, with Missions-Cadres SARL to secure the services Mr. Denton-Thompson as Bluehill ID’s Chief Operating Officer and Chief Financial Officer. The agreement is effective for a three-year term, commencing May 1, 2008, and is renewable at the option of Bluehill ID for an additional 36 months. The agreement may be terminated by either party with or without cause upon six months’ notice.

Under the agreement, Mr. Denton-Thompson, through Missions-Cadres SARL, is entitled to an annual base salary of €150,000 (approximately $220,805) in cash, payable in monthly installments, and €50,000 (approximately $73,602) in bearer shares in Bluehill ID, which stock will be valued at the time of issuance and subject to a 12-month lockup period from the date of issuance. Mr. Denton-Thompson, through Missions-Cadres SARL, is also entitled to an annual base bonus of up to 100% of the base cash salary amount (Base Bonus), based upon Bluehill ID’s financial performance in Europe, payable 50% in cash and 50% in bearer shares in Bluehill ID, which stock will be valued at the time of issuance and subject to a 36-month lockup period from the date of issuance. The exact amount of the Base Bonus is subject to determination by the compensation committee of Bluehill ID’s board of directors. Mr. Denton-Thompson, through Missions-Cadres SARL, is also entitled to receive an additional bonus (Peak Bonus) subject to Bluehill ID’s achievement of certain financial goals and share price targets determined by the compensation committee of Bluehill ID’s board of directors, payable in 36-month options, vesting 12 months after issuance, with such options granted under the Bluehill ID Option Plans. The number of shares subject to the option is equal to the total amount received by Mr. Denton-Thompson, through Missions-Cadres SARL, in cash salary and annual base bonus, calculated in Euros, divided by the price per share at the time of issuance.

Mr. Denton-Thompson is entitled to costs relating to social, pension and health insurance in France or elsewhere, as well as five weeks of annual vacation.

The agreement is subject to certain other terms and provision and includes a confidentiality and non-disclosure undertaking, which expires three years after expiration of the term. Following the closing of the Offer, Bluehill ID, SCM and Mr. Denton-Thompson intend to review the terms of Mr. Denton-Thompson’s agreement to determine whether any changes are necessary in light of the business combination and the role of Mr. Denton-Thompson with the combined companies, including the possibility of entering into an agreement directly with Mr. Denton-Thompson.

Current Executive Officers of SCM

Information concerning SCM’s current executive officers, including their backgrounds and ages as of December 31, 2008, is set forth below. All SCM executive officers hold their positions for an indefinite term and serve at the pleasure of SCM’s board of directors.

On September 30, 2009 Stephan Rohaly, SCM’s Vice President Finance, Chief Financial Officer and Secretary resigned. Martin Wimmer was appointed by SCM’s Board of Directors to serve as interim Chief Financial Officer, in addition to retaining his current position of Vice President Corporate Finance, until SCM’s Board of Directors names a new Chief Financial Officer. It is currently anticipated that a new Chief Financial Officer will be appointed before the end of fiscal year 2009.

To the knowledge of SCM’s management, there are no family relationships between any of SCM’s current executive officers and any of its current directors or other executive officers.

Felix Marx, 42 Chief Executive Officer and Director	Felix Marx has served as Chief Executive Officer and as a director of the company since October 2007. Previously, from 2003 to October 2007, Mr. Marx held a variety of management positions with NXP Semiconductors and Philips Semiconductors, both a specialty semiconductor manufacturer for the smart card industry. Most recently, he served as General Manager of NXP’s Near Field Communication business and as President of Moversa, a Joint Venture between NXP Semiconductors and Sony Corporation. Prior to this, Mr. Marx served as General Manager of NXP’s Contactless & Embedded Security business. From 2002 to 2003, Mr. Marx was a business consultant with Team Training Austria. Prior to this, he worked for several years in the data and voice networking sector, where he held various sales, marketing, product management, business line and general management positions with companies including Global One Telecommunications and Ericsson Telecom AB. He holds a bachelor’s degree in engineering from the Technical Academy in Vienna , a postgraduate degree in Business Administration from the University of Commerce in Vienna and a Masters of Advanced Studies in Knowledge Management from Danube University in Austria.

Martin Wimmer, 40 Interim Chief Financial Officer, Vice President Corporate Finance	Martin Wimmer joined SCM in June 2005 as its Finance Director Europe and was promoted to Vice President Corporate Finance in January 2009. Mr. Wimmer was appointed by SCM’s board of directors to serve as interim Chief Financial Officer on September 23, 2009, with such appointment effective September 30, 2009. Prior to joining SCM, Mr. Wimmer served as European Financial Controller of Hurco Companies Inc., an industrial automation company, and previously headed Finance for the German operations of Take-Two Interactive Software Inc.

Lawrence W. Midland, 67 Executive Vice President, President of Hirsch business division, and Director	Lawrence W. Midland has served as a director of SCM since May 2009. He was appointed to the board of directors and as an Executive Vice President of SCM and President of SCM’s Hirsch subsidiary following the completion of the merger of SCM and Hirsch. Previously, Mr. Midland was President of Hirsch, which he co-founded in

August 1981, and for which he served as a director. Mr. Midland became President and Chairman of the board of Hirsch in March 1986 and held those positions continuously until the completion of the merger. Mr. Midland previously served as president of several companies which were all sold profitably, including Retirement Inns of America, Pension Properties Trust, a California REIT, and Pension Administrative Services. Previously Mr. Midland also held various sales positions in investment related activities following his employment as a field engineer with Shell Oil Company. He holds a B.S. degree in Physics (With Distinction) from the University of Oklahoma and an M.B.A. degree from Pepperdine University.

Dr. Manfred Mueller, 39 Executive Vice President, Strategic Sales and Business Development	Dr. Manfred Mueller has served as Executive Vice President, Strategic Sales and Business Development since March 2008. He joined SCM Microsystems in August 2000 as Director of Strategic Business Development. From July 2002 to July 2005, he served as Director of Strategic Marketing. He was appointed Vice President of Strategic Business Development in July 2005. He served as Vice President Marketing from February 2006 to April 2007, at which time he was named Vice President Sales, EMEA. Prior to SCM, from August 1998 to July 2000, Dr. Mueller was Product Manager and Business Development Manager at BetaResearch GmbH, the digital TV technology development division of the Kirch Group. Dr. Mueller holds masters and Ph.D degrees in Chemistry from Regensburg University in Germany and an MBA from the Edinburgh Business School of Heriot Watt University in Edinburgh, Scotland.

SCM Compensation Discussion and Analysis

General Philosophy/Objectives

The primary goals of SCM’s compensation program, including its executive compensation program, are to attract and retain employees whose abilities are critical to SCM’s long-term success and to motivate employees to achieve superior performance.

To achieve these goals, SCM attempts to:

•	offer compensation packages that are competitive regionally and that provide a strong base of salary and benefits;

•	maintain a portion of total compensation at risk, particularly in the case of SCM’s executive officers, with payment of that portion tied to achievement of specific financial, organizational or other performance goals; and

•	reward superior performance.

SCM’s compensation program includes salary, performance-based quarterly and annual bonuses, long-term incentive compensation in the form of stock options and various benefits and perquisites.

Role of the Compensation Committee

SCM’s Compensation Committee oversees all aspects of executive compensation. The Compensation Committee plays a critical role in establishing SCM’s compensation philosophy and in setting and amending elements of the compensation package offered to SCM’s Named Executive Officers. In 2008, SCM’s Named Executive Officers included Felix Marx, Chief Executive Officer; Stephan Rohaly, Chief Financial Officer; Eang Sour Chhor, Executive Vice President, Strategy, Marketing and Engineering; and Manfred Mueller, Executive Vice President, Strategic Sales and Business Development. Mr. Rohaly resigned from SCM effective September 30, 2009, and

Mr. Chhor resigned from SCM effective June 2009. Lawrence Midland joined SCM in May 2009 as Executive Vice President and President of SCM’s Hirsch subsidiary, and Martin Wimmer was appointed to serve as interim Chief Financial Officer, effective September 30, 2009, in addition to continuing in his role as Vice President Corporate Finance.

On an annual basis, or as required in the case of promoting or hiring an executive officer, the Compensation Committee determines the compensation package to be provided to SCM’s Chief Executive Officer, SCM’s other executive officers and SCM’s directors. On an annual basis, the Compensation Committee undertakes a review of the base salary, bonus targets and equity awards of each of SCM’s Named Executive Officers. This review entails an evaluation of their respective compensation based on the Compensation Committee’s overall evaluation of their performance toward the achievement of SCM’s financial, strategic and other goals, with consideration given to comparative executive compensation data, primarily from a small group of companies of similar size and within a similar segment of the security industry to SCM (as described in more detail below). Based on its review, from time to time the Compensation Committee has increased the salary, potential bonus amounts and/or equity awards for SCM’s executive officers, based upon the performance of the executive officer, a change in scope of an executive officer’s responsibilities and/or as a competitive practice based on a review of compensation at companies that are similar to SCM.

Overview of Compensation Program

SCM was originally formed in Germany in 1990 and has continued to have an active presence in Germany and throughout Europe in its target product markets. Since its initial public offering in October 1997, SCM common stock has been dually traded on the NASDAQ Stock Market and the Frankfurt Stock Exchange, previously on the Neuer Market and now on the regulated market (Prime Standard). As a result, although SCM is a small company, it has maintained a relatively high level of visibility in the European marketplace and German financial markets. This influences SCM’s executive compensation program.

SCM does not employ an overall model or policy to allocate among the compensation elements it utilizes. In general, SCM employs cash bonuses to motivate and reward its executive officers for the achievement of annual and quarterly or other short-term performance objectives and SCM employs annual grants of stock options that vest over time to motivate and reward contributions to SCM’s performance over the longer term. From time to time, however, SCM also utilizes stock options with shorter vesting periods to provide additional incentives for the achievement of short-term objectives that are seen as critical to its success.

SCM believes that its compensation practices, as described below, allow it to achieve an appropriate balance of compensation elements for its executive officers that support its overall compensation program goals.

Compensation Elements

Base Salary.  Base salary provides fixed compensation based on competitive market practice and is intended to acknowledge and reward core competence in the executive role relative to skills, experience and contributions to SCM. Base salaries for executives are reviewed annually, and more frequently when there are any changes in responsibilities.

The Compensation Committee reviewed base salary levels for Mr. Marx, Mr. Rohaly and Dr. Mueller at the beginning of 2008 as part of its annual review of executive compensation. The committee did not review the salary of Mr. Chhor, as his compensation had recently been set prior to his joining SCM in February 2008. In conducting their reviews, the Compensation Committee (1) gave consideration to each officer’s salary history with previous employers; (2) considered informal data on salaries of executive officers in similar positions based on general comparative data for the technology industry from the Economic Research Institute and Salary.com, although SCM did not benchmark with respect to comparative data; (3) reviewed specific salary data for the chief executive officers and chief financial officers at two companies the Compensation Committee considered to be most comparable in size and industry focus to the company, Vasco Data Security and ActivIdentity, although SCM did not benchmark with respect to comparative data; (4) relied on the professional experience of the Compensation Committee and Board members related to compensation practices in Europe; (5) considered the recommendations of Mr. Marx in the case of Mr. Rohaly and Dr. Mueller, based primarily on their respective performance reviews;

(6) considered the scope of responsibility, prior experience and past performance of each officer; and (7) considered the specific needs of SCM at the time and in the foreseeable future.

Based on its evaluation, in February 2008 the Compensation Committee approved one-time incentive stock option grants for Mr. Marx and Mr. Rohaly in lieu of annual salary increases, in order to bring equity compensation for these principal officers into alignment with peer companies, including ActivIdentity and Vasco Data Security, and to better align the interests of these executives with those of SCM’s stockholders. The Compensation Committee also approved the promotion of Dr. Mueller from Vice President Sales, EMEA to Executive Vice President, Strategic Sales and Business Development, and approved an increase in his annual base salary from €150,000 to €168,000 in light of his anticipated responsibilities for 2008. The new salary level for Dr. Mueller was effective as of April 1, 2008.

In December 2008, the Compensation Committee reviewed the base salary level of Mr. Marx and approved an increase in his annual base salary from €240,000 to €280,000, effective November 1, 2008. The increase was made based on Mr. Marx’s performance against objectives set by the Compensation Committee related to establishing a strategic plan for SCM and putting in place programs and resources to achieve growth. These objectives were to create and execute a plan for SCM to enter the contactless smart card reader market with new products and programs and to identify and negotiate with appropriate merger and acquisition candidates to accelerate SCM’s revenue generation and increase its operating scale.

Incentive Cash Bonuses.  Incentive cash bonuses are intended to motivate and reward executives for their contributions towards achieving corporate performance targets as well as specific corporate objectives that support SCM’s short-term goals. During 2008, SCM’s primary goal was operating profitability, with a focus both on revenue generation and on cost and expense containment. Therefore, incentive bonuses in 2008 were designed to reward corporate operational performance alone.

On February 6, 2008, the Board of Directors approved an Executive Bonus Plan for 2008 (the “2008 Plan”) as recommended by the Compensation Committee. The 2008 Plan was effective as of January 1, 2008 and was unchanged from the previous year. Payments under the 2008 Plan were based both on the achievement of quarterly and annual operating profit goals by SCM. Under the Plan, operating profit is defined as gross margin, less research and development, sales and marketing, and general and administrative expenses, as well as various expenses determined by SCM to be extraordinary. No such extraordinary expenses were excluded from the calculation of operating profit in 2008.

Executive officers eligible to participate in the 2008 Plan with respect to both the quarterly and annual bonus components were Mr. Marx, Mr. Rohaly and Mr. Chhor. As part of his employment agreement signed in January 2008, Mr. Chhor was guaranteed a quarterly bonus payment amounting to 10% of his annual base salary for the first quarter of 2008, prorated for his February 1, 2008 start date.

Because of his sales role, Dr. Mueller was eligible to participate in the annual component of the 2008 Plan only, and was eligible to receive quarterly bonus payments under SCM’s Sales Commission Plan, which is described under “Incentive Cash Payouts under the Sales Commission Plan” below.

Quarterly Component.  Under the quarterly bonus component of the 2008 Plan, executive officers of SCM were eligible to receive quarterly cash bonuses amounting to 10% of their respective annual base salaries, if SCM achieved positive operating profit for that quarterly period. The maximum amount that any executive officer could earn in quarterly bonus payments in the fiscal year was 40% of his respective annual base salary.

Annual Component.  Under the annual bonus component of the 2008 Plan, executive officers were eligible to receive additional variable bonuses amounting to between 20% and 40% of their respective annual base salaries, based upon the achievement by SCM of the following annual operating profit targets:

•	20% of annual base salary would be paid if SCM recorded at least $1.0 million of annual operating profit;

•	30% of annual base salary would be paid if SCM recorded at least $1.5 million of annual operating profit; and

•	40% of annual base salary would be paid if SCM recorded at least $2.0 million of annual operating profit.

The maximum amount that any executive officer could earn in combined quarterly and annual bonus payments under the 2008 Plan in the fiscal year was 80% of his respective annual base salary.

Incentive Cash Payouts under the 2008 Plan.  SCM did not achieve positive operating profit in any of the four quarterly periods of 2008, and no cash bonuses were awarded under the 2008 Plan for these periods. SCM did not achieve positive operating profit for the full year 2008, and no cash bonuses were awarded under the annual component of the 2008 Plan. As noted above, Mr. Chhor was paid a guaranteed bonus amounting to 10% of his annual base salary for the first quarter of 2008, prorated for his February 1, 2008 start date, as specified in his employment agreement.

Incentive Cash Payouts under the Sales Commission Plan.  As noted above, during 2008 Dr. Mueller was eligible to receive quarterly cash awards under SCM’s Sales Commission Plan. Under this plan, for each of the four quarters of 2008, Dr. Mueller was eligible to receive a quarterly bonus payment of up to 10% of his then-current annual base salary based on 100% achievement of quarterly revenue goals and individual objectives. Two-thirds of this potential bonus amount was based on the achievement of at least 75% of quarterly revenue targets set forth in SCM’s budget and sales forecasts as approved by the Board for each year, and one-third was based upon the achievement of personal quarterly objectives as approved by the Compensation Committee for each quarter. Additionally, if revenue targets were achieved above the 100% level in any quarter, then Dr. Mueller’s potential bonus for that quarter would be increased by an additional 2.5% for every percentage point achieved above 100%. At 100% achievement of quarterly revenue targets, Dr. Mueller’s target quarterly bonus was €10,000 for revenue generation and €5,000 for individual objectives for the first quarter of 2008, and €11,200 for revenue generation and €5,600 for individual objectives for the second, third and fourth quarters of 2008.

The revenue target for Dr. Mueller in the first quarter of 2008 was $2.7 million. Individual objectives for Dr. Mueller in the first quarter of 2008 included meeting with key strategic partner targets; setting up sales and marketing programs and engaging new distributors in new geographic regions; and setting up a framework to market and sell new USB token products, including creating a business plan, cultivating strategic partners, developing a sales channel and developing marketing collateral. For the first quarter of 2008, Dr. Mueller achieved 88% of his revenue target, resulting in a payout of 70.8% under the revenue portion of the plan, and he achieved 100% of his personal objectives. This resulted in an aggregate payout equal to 80.5% of his target award, or €12,082.

The revenue target for Dr. Mueller in the second quarter of 2008 was $3.1 million. Individual objectives for Dr. Mueller in the second quarter of 2008 included managing strategic partner relationships to support the development of a new USB token business; continue to develop and manage the distribution channel for SCM’s eHealth terminals, including the creation and monitoring of pilot deployments; and manage strategic partner relationships aimed at the e-passport market. For the second quarter of 2008, Dr. Mueller achieved 90% of his revenue target, resulting in a payout of 75.1% under the revenue portion of the plan, and he achieved 100% of his personal objectives. This resulted in an aggregate payout equal to 83.4% of his target award, or €14,013.

The revenue target for Dr. Mueller in the third quarter of 2008 was $3.1 million. Individual objectives for Dr. Mueller in the third quarter of 2008 included managing strategic partner relationships to support the development of a new USB token business and securing volume orders for the USB products; finalizing a global marketing strategy for SCM’s CHIPDRIVE products; and transferring all EMEA sales activities to a newly hired regional sales executive. For the third quarter of 2008, Dr. Mueller achieved 69% of his revenue target, resulting in a payout of 0% under the revenue portion of the plan, and he achieved 85% of his personal objectives. This resulted in an aggregate payout equal to 28.3% of his target award, or €4,760.

The revenue target for Dr. Mueller in the fourth quarter of 2008 was $11.0 million. Individual objectives for Dr. Mueller in the fourth quarter of 2008 included managing the USB token business and securing volume orders for the USB products; finalizing the business plan for 2009; expanding the global distribution channel as part of SCM’s strategy to expand sales into new geographic regions; and planning the 2009 launch of the CHIPDRIVE product line into the U.S. For the fourth quarter of 2008, Dr. Mueller achieved 82% of his revenue target, resulting in a payout of 54% under the revenue portion of the plan, and he achieved 74% of his personal objectives. This resulted in an aggregate payout equal to 61% of his target award, or €10,177.

Additional Performance Cash Bonuses.  In December 2008, the Compensation Committee approved the payment of a cash bonus of $333,333 to Mr. Marx to be paid out in March 2009, in recognition of his significant contributions to SCM and his performance in 2008, including his efforts to re-position SCM and to implement its growth strategy, and was contingent upon Mr. Marx’s continuing employment with SCM at the time of such payment.

Long-Term Equity Incentives.  SCM’s stock option program is designed to attract, retain and reward talented employees and executives through long-term compensation that is directly linked to long-term performance. A significant number of SCM’s employees are in Germany and India, where stock options are not commonly awarded to non-executive employees, and SCM regards stock options as a competitive tool in its overall compensation program.

SCM grants equity incentives in the form of stock options to each of its executive officers, at the time of hiring, on an annual basis and from time to time as an incentive to achieve specific performance objectives. The exercise price of all options awarded is the closing price of SCM’s stock on the NASDAQ Stock Market on the date of grant. SCM believes stock options are an effective way to align executives’ interests with the interests of SCM’s stockholders because the stock options have value only to the extent that the price of SCM’s stock increases after the date of grant.

The number of stock options granted to newly hired executive officers is determined by the Compensation Committee, based on SCM’s historical practices and on the executive’s position. Initial options vest 1/4th after one year and then 1/48th per month for the next three years, such that they are fully vested after four years. Annual top-up grants are made based on the positive results of annual performance reviews and are generally in an amount ranging between 25% and 33% of the options received in the executive officer’s initial grant. Annual top-up grants are made based on the positive results of annual performance reviews and are generally in an amount ranging between 25% and 33% of the options received in the executive officer’s initial grant. Annual top-up grants vest at a rate of 1/48th per month over four years, commencing at the date of grant. If the executive officer terminates employment before the end of the vesting period, all unvested options are forfeited. As options are granted annually, some portion of an executive officer’s options vest each year, rewarding the executive for past service, while an often greater portion remains unvested, creating a long-term incentive to remain with SCM.

In February 2008, the Compensation Committee awarded Mr. Chhor an initial stock option grant of 40,000 shares of SCM common stock upon his joining SCM. At the time, the Compensation Committee also awarded special one-time incentive option grants to Mr. Marx and Mr. Rohaly. These awards were made in lieu of annual salary increases, to increase the long-term incentive portion of their overall compensation package in relation to salary, and to bring equity compensation for these officers into alignment with peer companies. In making its determination, the Compensation Committee reviewed salary and equity data for the chief executive officer and chief financial officer at six companies that operate in similar segments of the security industry to SCM, and which the committee believes are comparable for the purposes of compensation comparison. These companies included ActivIdentity, Entrust, L-1 Identity Solutions, Secure Computing (subsequently acquired by McAfee), Tumbleweed Communications (subsequently acquired by Axway Inc.) and Vasco Data Security.

In April 2008, the Compensation Committee awarded annual top-up grants to Mr. Marx and Mr. Rohaly of 19,800 shares and top-up and promotion grants of 6,500 and 14,000 shares, respectively, to Dr. Mueller. The Compensation Committee determined the amount to be granted to each executive officer based on his individual performance in past recent periods and in order to retain and motivate each executive in the future.

Benefits and Perquisites.  Because SCM has a strong regional presence in Germany, SCM follows the standard European practice of providing either a company car or a car allowance to its executive officers in Germany. SCM leases BMW cars or provide a comparable allowance for its executive officers.

Retirement Payments.  On behalf of its executive officers in Germany, SCM makes payments to a government-managed pension program, to government-managed or private health insurance programs, and in some cases for unemployment insurance, as mandated under German employment law.

Severance Benefits

SCM does not have a policy regarding severance or change of control agreements for its executive officers and historically has not offered severance as part of its employment contracts. Under standard employment practice in

Germany, notice of termination is required to be given by either the employer or the employee, and the employer is required to continue to compensate the employee for salary and eligible bonus amounts during this period. The length of the notice period varies from company to company. SCM’s policy for executive officers generally is to require a notice period of three to six months, following a trial period of initial employment of three to six months. The length of individual notice and trial periods for each executive officer is stated in his employment contract. In lieu of continuing the employment relationship for six months, SCM’s employment agreements provide that it can cash out the employee who has given notice. Alternatively, SCM can require that the employee continue to work his or her six month notice period. This practice is included in the majority of SCM’s employment agreements with its executive officers. Additionally, under German labor practices, terminated employees also are eligible to continue to receive health and unemployment insurance coverage, pension contributions, car leasing expenses or car allowance, or other benefits provided during their employment, for the duration of the notice period. Further, under German labor practices, terminated employees may also be entitled to receive quarterly or annual bonus payments, the amount of which would be determined based on a variety of factors, including the employee’s length of service and perceived contributions to past or future company performance, as well as other factors. Actual bonus payments for which individual employees may become eligible are determined at or following termination, and cannot be projected.

As is customary in Germany, SCM has entered into employment agreements with each of its Named Executive Officers. In connection with the merger of SCM and Hirsch, Mr. Midland entered into an employment agreement with Hirsch, which became effective on the effective date of the merger, April 30, 2009. The terms of this agreement are discussed below under “Termination/Change in Control Payments.”

In July 2008, SCM Microsystems GmbH, a wholly-owned subsidiary of SCM, entered into supplemental employment agreements (the “Supplements”) with Mr. Marx and Mr. Rohaly in order to modify certain provisions regarding severance, notice periods and non-competition, primarily to provide them with severance packages comparable to other industry executives. The terms of both Supplements are discussed below under “Termination/Change in Control Payments.”

On September 30, 2009, SCM Microsystems GmbH entered into a termination agreement with Mr. Rohaly which superseded the supplemental employment agreement discussed above and previously entered into between Mr. Rohaly and SCM. In accordance with the termination agreement, Mr. Rohaly resigned from his various positions with SCM effective September 30, 2009 and will terminate his employment with SCM effective March 31, 2010. Mr. Rohaly is bound by a non-compete obligation with regard to any and all competitive activities through October 31, 2010. Under the termination agreement, Mr. Rohaly is entitled to continue to receive regular salary payments through March 31, 2010, based on his annual base salary of €240,000, and he is entitled to receive 10% of his annual base salary as a quarterly bonus payment for the third quarter of 2009, provided that SCM’s corporate performance satisfies the requirements of the 2009 Executive Bonus Plan, including the achievement of operating profit for the fiscal year 2009 third quarter. In addition, as compensation for the loss of his employment and his compliance with the obligation not to compete described above, Mr. Rohaly will receive a lump-sum severance payment in the amount of €360,000 on March 31, 2010. Under German labor practices, Mr. Rohaly is also entitled to receive compensation through March 31, 2010 related to pension contributions and health and unemployment insurance.

Summary of SCM Executive Compensation in 2008

Summary Compensation Table

The following table sets forth certain information with respect to the compensation of SCM’s Chief Executive Officer, former Chief Financial Officer, Stephan Rohaly, who resigned from that position as of September 30, 2009, and the executive officers other than the Chief Executive Officer and Chief Financial Officers, based on total compensation earned during fiscal years 2008, 2007 and 2006, for their services with us in all capacities during the 2008, 2007 and 2006 fiscal years.

						Non-Equity
						Incentive Plan
					Option Grants	Compensation		All Other
Name and Principal Position	Year	Salary	Bonus		(1)(2)	(5)		Compensation		Total

Felix Marx	2008	$363,607	$333,333	(3)	$51,458	—		$47,070	(13)	$795,468
Chief Executive Officer(22)(23)	2007	$66,219	—		$2,973	$27,264	(6)	$8,469	(14)	$104,925
	2006	—	—		—	—		—		—
Stephan Rohaly	2008	$354,659	—		$58,671	—		$30,682	(15)	$444,012
Chief Financial Officer(22)(24)	2007	$313,065	$50,000	(4)	$116,845	$62,059	(7)	$34,385	(16)	$576,354
	2006	$200,896	—		$27,303	$57,353	(8)	$19,693	(17)	$305,245
Eang Sour Chhor	2008	$243,984	—		$12,175	$18,717	(9)	$37,753	(18)	$312,629
Executive Vice President, Strategy,	2007	—	—		—	—		—		—
Marketing and Engineering(22)(25)	2006	—	—		—	—		—		—
Dr. Manfred Mueller	2008	$241,658	—		$22,087	$60,552	(10)	$37,311	(19)	$361,608
Executive Vice President Strategic	2007	$202,211	$30,000	(4)	$68,927	$56,229	(11)	$33,283	(20)	$390,650
Sales and Business Development(22)	2006	$178,386	—		$19,797	$35,637	(12)	$35,133	(21)	$268,953

Option Awards

(1)	The amounts in this column represent the expense recognized for financial statement reporting purposes with respect to the fiscal year in accordance with SFAS 123(R). These amounts may reflect options granted in years prior to 2008. Option expense figures are calculated using the Black-Scholes-Merton valuation model using the following assumptions: a dividend rate of zero, an interest rate for the expected life of the option at the date of grant, an expected option life of 4.00 years, and volatility based on historical averages at the date of grant. See Note 2 to the Consolidated Financial Statements for the period ended December 31, 2008 for more information about how SCM accounts for stock-based compensation.

(2)	Reflects both time-based initial or annual options as well as performance-based options to purchase shares of SCM common stock granted under its 1997 Stock Option Plan, its 2000 Stock Option Plan and its 2007 Stock Option Plan, as discussed in Compensation Discussion and Analysis under “Compensation Elements: Long-Term Equity Incentives.”

Bonus

(3)	Reflects special performance bonus in recognition of Mr. Marx’s contributions to the company and his performance in 2008, including his efforts to re-position the company and to implement its growth strategy.

(4)	Reflects special performance bonuses based on expanded responsibilities during the period following the departure of SCM’s former CEO in July 2007 until the hiring of its current CEO in late October 2007.

Non-Equity Incentive Plan Compensation

(5)	For 2008, reflects cash bonus awards earned under SCM’s 2008 Plan, and in the case of Dr. Mueller, awards earned both under SCM’s 2008 Plan and its Sales Commission Plan. For 2007, reflects cash bonus awards earned under SCM’s 2007 Plan, and in the case of Dr. Mueller, awards earned both under SCM’s 2007 Plan and its Sales Commission Plan. For 2006, reflects cash bonus awards earned under SCM’s Management by Objective program, in the case of Messrs. Rohaly and Mueller. These plans are discussed in Compensation Discussion and Analysis under “Compensation Elements — Incentive Cash Bonuses.”

(6)	Reflects a cash bonus of €18,581, or 10% of Mr. Marx’s annual base salary as prorated for his service from late October through the end of 2007, based on the achievement of operating profit in the fourth quarter of 2007, as determined under SCM’s 2007 Plan.

(7)	Reflects quarterly bonus awards of €20,000 and €24,000, or 10% of Mr. Rohaly’s annual base salary for the first and fourth quarters of 2007, respectively, based on the achievement of operating profitability in those quarters, as determined under SCM’s 2007 Plan.

(8)	Reflects quarterly performance bonus awards paid to Mr. Rohaly under the SCM Management by Objective program.

(9)	Reflects guaranteed bonus payment of €12,000, or 10% of Mr. Chhor’s annual base salary, prorated for his February 1, 2008 start date, as specified in Mr. Chhor’s employment agreement.

(10)	Reflects quarterly cash awards totaling €41,032 for the four quarters of 2008 under SCM’s Sales Commission Plan, as discussed in Compensation Discussion and Analysis under “Compensation Elements: Incentive Cash Payouts under the Sales Commission Plan.”

(11)	Reflects a quarterly bonus award of €14,500, or 10% of Dr. Mueller’s annual base salary, based on the achievement of operating profitability in the first quarter of 2007 as determined under SCM’s 2007 Plan. Also reflects quarterly cash awards totaling €26,133 for the second, third and fourth quarters of 2007, during which periods Dr. Mueller was eligible to receive cash awards under SCM’s Sales Commission Plan, as discussed in Compensation Discussion and Analysis under “Compensation Elements: Incentive Cash Payouts under the Sales Commission Plan.”

(12)	Reflects quarterly performance bonus awards under the SCM Management by Objective program and a discretionary bonus awarded to Dr. Mueller for the third quarter of 2006.

All Other Compensation

(13)	Reflects payments of €7,750, and €24,887 made on Mr. Marx’s behalf in 2008 for a rental apartment in Germany, as Mr. Marx’s home is in Austria, and car leasing and insurance expenses, respectively.

(14)	Reflects payments of €1,761 and €4,180 made on Mr. Marx’s behalf in 2007 for travel between SCM’s offices in Germany and Mr. Marx’s home in Austria, and car leasing and insurance expenses, respectively.

(15)	Reflects payments of €319 and €20,559 made on Mr. Rohaly’s behalf in 2008 for pension and employee saving contributions, and car leasing and insurance expenses, respectively.

(16)	Reflects payments of €3,454, €1,803 and €20,156 made on Mr. Rohaly’s behalf in 2007 for pension and employee saving contributions, health and unemployment insurance, and car leasing expenses, respectively.

(17)	Reflects payments of €3,504, €2,339 and €9,807 made on Mr. Rohaly’s behalf in 2006 for pension and employee saving contributions, health and unemployment insurance, and car allowance and leasing expenses, respectively.

(18)	Reflects payments of €10,078 made on Mr. Chhor’s behalf in 2008 for travel between Germany and Mr. Chhor’s home in France for February through July 2008 and living allowance August through December 2008; and payments made on Mr. Chhor’s behalf in 2008 of €9,859 and €5,400 for pension contributions and health and unemployment insurance, and car allowance, respectively.

(19)	Reflects payments of €10,431 and €14,824 made on Dr. Mueller’s behalf in 2008 for pension and employee saving contributions and health and unemployment insurance, and car leasing and insurance expenses, respectively.

(20)	Reflects payments of €6,588, €3,967 and €13,945 made on Dr. Mueller’s behalf in 2007 for pension and employee saving contributions, health and unemployment insurance, and car leasing expenses, respectively.

(21)	Reflects payments of €6,462, €4,502 and €17,227 made on Dr. Mueller’s behalf in 2006 for pension and employee saving contributions, health and unemployment insurance, and car leasing expenses, respectively.

Exchange Rate

(22)	Messrs. Marx, Rohaly, Chhor and Mueller are paid in local currency, which is the Euro. Due to fluctuations in exchange rates during the year, amounts in U.S. dollars varied from month to month. Amounts shown in U.S. dollars under “Salary” and “All Other Compensation” above were derived using the average exchange rates for the quarter in which such amounts were earned and paid. Amounts shown in dollars under “Non-Equity Incentive Plan Compensation” were derived using exchange rates that correspond to the period in which award payments were made, generally the quarter after they were earned. Average exchange rates for the periods shown in the table above are as follows:

	2006	2007	2008	2009

First Quarter	€0.835 per dollar	€0.764 per dollar	€0.681 per dollar	€0.742 per dollar
Second Quarter	€0.811 per dollar	€0.745 per dollar	€0.641 per dollar	€0.735 per dollar
Third Quarter	€0.786 per dollar	€0.736 per dollar	€0.649 per dollar	€0.699 per dollar
Fourth Quarter	€0.785 per dollar	€0.701 per dollar	€0.745 per dollar

Other

(23)	Mr. Marx joined the company in October 2007.

(24)	Mr. Rohaly joined the company in March 2006, and resigned from his position as Chief Financial Officer effective September 30, 2009.

(25)	Mr. Chhor joined the company in February 2008, and resigned from his position effective June 30, 2009.

Grant of Plan-Based Awards in Fiscal Year 2008

The following table sets forth certain information with respect to the grant of plan-based awards under SCM’s quarterly and annual bonus programs and its stock option plans.

		Estimated Future
		Payouts
		Under Non-Equity		All Other Option		Exercise or Base	Grant Date Fair
		Incentive Plan		Awards; Number of		Price of Option	Value of Stock and
		Awards(1)(2)		Securities		Awards	Option Awards
Name	Grant Date	Target		Underlying Options(3)		(Per/Share)	(4)

Felix Marx	02/26/2008	—		100,000	(5)	$3.05	$135,320
Chief Executive Officer	4/22/2008	—		19,800	(6)	$3.12	$27,546
	—	$298,895		—		—	—
Stephan Rohaly	02/26/2008	—		100,000	(5)	$3.05	$135,320
Chief Financial Officer	4/22/2008	—		19,800	(6)	$3.12	$27,546
	—	$268,361		—		—	—
Eang Sour Chhor	02/01/2008	—		40,000	(7)	$3.41	$60,520
Executive Vice President,	—	$191,911		—		—	—
Strategy, Marketing and Engineering
Dr. Manfred Mueller	4/22/2008	—		6,500	(6)	$3.12	$19,477
Executive Vice President	4/22/2008	—		14,000	(8)	$3.12	$9,043
Strategic Sales and Business Development	—	$185,045	(9)	—		—	—

(1)	Refers to the potential payouts for 2008 under SCM’s 2008 Plan, and in the case of Dr. Mueller, SCM’s Sales Commission Plan, as further discussed in Compensation Discussion and Analysis. “Target” amounts are calculated based on 100% achievement of quarterly target bonuses only. “Maximum” amounts reflect total potential payout based on 100% achievement of both quarterly and annual targets. In the case of Mr. Chhor, potential bonus amounts are prorated based on his length of employment with SCM during 2008. Actual bonus amounts paid to SCM’s executives for 2008 are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)	Amounts shown in dollars are converted from Euros, in which currency SCM’s German-based executives are paid, and were derived using exchange rates that correspond to the period in which award payments would typically be made, which generally is the quarter after they were earned. Exchange rates used in this conversion are therefore: €0.641 per dollar for the second quarter of 2008, €0.649 per dollar for the third quarter of 2008, €0.745 per dollar for the fourth quarter of 2008 and €0.742 per dollar for the first quarter of 2009.

(3)	During 2008, SCM granted options to its executives under SCM’s 2007 Stock Option Plan. All options have an exercise price that is the closing price of SCM common stock on the NASDAQ Stock Market on the date of grant and expire seven years from the date of grant.

(4)	The grant date fair value of the options awards is calculated using the Black-Scholes-Merton valuation model using the following assumptions: a dividend rate of zero, an interest rate for the expected life of the option at the date of grant, an expected option life of 4.00 years, and volatility based on historical averages at the date of grant. See Note 2 to the Consolidated Financial Statements in for the period ended December 31, 2008 for more information about how SCM accounts for stock-based compensation.

(5)	Reflects option granted in lieu of an annual salary increase for 2008 that vests 100% three years from the grant date.

(6)	Reflects annual options that vest 1/48th per month commencing on the date of grant.

(7)	Reflects initial options to purchase shares of SCM common stock, granted upon joining SCM. These options vest 25% one year from the date of grant and then vest 1/48th per month for 36 months.

(8)	Reflects option grant based on Dr. Mueller’s promotion in February 2008 that vests 1/48th per month commencing on the date of grant.

(9)	Under SCM’s Sales Commission Plan, there is no limit to the amount of bonus that can be earned for the achievement of revenue above target levels.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to the outstanding equity awards held by the Named Executive Officers at the end of 2008.

	Option Awards
		Number of	Number of
		Securities	Securities
		Underlying	Underlying
		Unexercised	Unexercised	Option	Option
		Options	Options	Exercise	Expiration
Name	Grant Date	Exercisable	Unexercisable	Price	Date

Felix Marx	10/22/2007	14,583	35,417(1)	$2.98	10/22/2017
Chief Executive Officer	10/22/2007	2,916	7,084(1)	$2.98	10/22/2014
	02/26/2008	0	100,000(2)	$3.05	02/26/2015
	04/22/2008	3,300	16,500(3)	$3.12	04/22/2015
Stephan Rohaly	3/14/2006	20,625	9,375(1)	$3.21	3/14/2016
Chief Financial Officer	9/28/2006	50,000	0(4)	$3.41	9/28/2016
	2/14/2007	20,000	0(4)	$4.02	2/14/2017
	3/23/2007	0	19,800(5)	$4.34	3/23/2017
	02/26/2008	0	100,000(2)	$3.05	02/26/2015
	04/22/2008	3,300	16,500(3)	$3.12	04/22/2015
Eang Sour Chhor	02/01/2008	0	40,000(1)	$3.41	02/01/2015
Executive Vice President, Strategy,
Marketing and Engineering
Dr. Manfred Mueller	7/17/2001	20,000	0(1)	$8.08	7/17/2011
Executive Vice President	4/16/2003	3,329	0(5)	$3.31	4/16/2013
Strategic Sales and Business Development	4/16/2003	3,832	0(4)	$3.31	4/16/2013
	9/16/2004	1,500	4,500(5)	$2.78	9/16/2014
	9/16/2004	5,000	0(4)	$2.78	9/16/2014
	7/27/2005	0	6,000(5)	$3.08	7/27/2015
	2/02/2006	5,000	0(4)	$3.23	2/02/2016
	7/05/2006	0	6,200(5)	$3.03	7/05/2016
	9/28/2006	20,000	0(4)	$3.41	9/28/2016
	2/14/2007	20,000	0(4)	$4.02	2/14/2017
	3/23/2007	0	6,500(5)	$4.34	3/23/2017
	04/22/2008	1,083	5,417(3)	$3.12	04/22/2015
	04/22/2008	2,333	11,667(3)	$3.12	04/22/2015

(1)	Vests 25% after one year, then 1/48th vests monthly for 36 months.

(2)	Vests 100% three years from date of grant.

(3)	Vests 1/48th per month from date of grant.

(4)	Vests 100% one year from date of grant.

(5)	Vests 1/12th per month over one year, commencing four years from date of grant.

Pension Benefits

SCM does not offer pension benefits and has, therefore, omitted the Pension Benefits table. As described in Compensation Discussion and Analysis, on behalf of SCM’s executives in Germany, SCM makes payments to a government-managed pension program, to government-managed or private health insurance programs, and in some cases for unemployment insurance, as mandated under German employment law. These payments are detailed under the “All Other Compensation” column of the Summary Compensation Table. Any use of the term “pension” in the Compensation Discussion and Analysis or the related tables is a reference to the German government-managed pension program.

Termination/Change in Control Payments

The information below describes certain compensation that would have become payable under contractual arrangements assuming a termination of employment occurred on December 31, 2008, based upon the Named Executive Officers’ compensation and service levels as of such date.

SCM has entered into employment agreements containing severance provisions with each of its current and former executive officers. Below are the material terms of each agreement. None of SCM’s current or former executive officers included below are of retirement age and none of their respective agreements contain provisions for additional payments upon retirement. SCM does not offer its executive officers severance benefits in the case of death, disability or voluntary termination.

Following any termination, each of the agreements described below requires the Named Executive Officer to keep as secret all confidential information related to SCM, including, but not limited to, operational and business secrets.

Employment Agreements

Employment Agreement with Felix Marx

On July 31, 2007, through SCM’s wholly-owned subsidiary, SCM Microsystems GmbH, SCM entered into an employment agreement with Felix Marx, who became SCM’s Chief Executive Officer and Managing Director of SCM Microsystems GmbH, effective October 22, 2007. Either party may terminate the agreement with six months’ prior written notice.

On July 30, 2008, through SCM Microsystems, GmbH, SCM entered into a supplemental employment agreement with Mr. Marx that amends his employment agreement and modifies certain provisions regarding severance, notice periods and non-competition. Under the supplementary employment agreement, if Mr. Marx is given ordinary notice of termination by SCM without Mr. Marx having given prior notice of termination or having caused SCM to give such notice as a result of severe and avoidable misconduct, then Mr. Marx will be eligible to receive a one-time severance payment equal to 12 months of his then-current monthly salary and a bonus payment under SCM’s Executive Bonus Plan equal to 40% of his then-current annual salary.

The supplementary employment agreement further provides that either Mr. Marx or SCM may terminate Mr. Marx’s employment agreement by providing 12 months’ written notice. In the event of termination by SCM, Mr. Marx may be required to continue to perform his responsibilities for SCM only for a period of up to three months, excluding unused holiday hours, after which he will be released from his employment. Any remainder of the 12-month notice period following release from employment (from nine to 12 months) is the release period, during which Mr. Marx would continue to receive his then-current monthly salary and a fixed bonus payment under SCM’s Executive Bonus Plan equal to 40% of his then current annual salary. Such remuneration during the release period would be in addition to the one-time severance payment described above. In the event of notice of termination by Mr. Marx, he may be required to continue to perform his responsibilities for SCM for up to the entire 12-month notice period, during which time he would continue to receive regular salary payments and remain eligible for bonus payments under SCM’s Executive Bonus Plan, and thereafter would not be eligible for any further remuneration or the severance payments described above.

Additionally, following any ordinary notice of termination given by SCM to Mr. Marx, during the release period Mr. Marx would continue to be prohibited from engaging in any other employment, occupation, consulting or other business activity competitive with or related to the current or future business of SCM. He would also be prohibited from acquiring, obtaining an equity interest in or otherwise supporting any enterprise which engages in business activity competitive with or related to the current or future business of SCM.

If Mr. Marx had been terminated by SCM for any reason other than for severe and avoidable misconduct, as of December 31, 2008, under his employment agreement, he would have been entitled to receive a severance payment of €280,000, a release period payment of €280,000, a bonus payment of €112,000, and other compensation of €32,437 related to apartment rental and car leasing and insurance expenses, or approximately $898,516, based on the average exchange rate for December 2008 of one U.S. dollar being equal to 0.784 Euros.

Additionally, under German labor practices, Mr. Marx might also have been entitled to receive quarterly or annual bonus payments, the amount of which would be determined based on a variety of factors, including his length of service and perceived contributions to past or future company performance.

Following any termination, under his employment agreement, Mr. Marx is subject to a two-year non-solicitation provision.

Employment Agreements with Stephan Rohaly

On March 14, 2006, through SCM’s wholly-owned subsidiary, SCM Microsystems GmbH, SCM entered into an employment agreement with Stephan Rohaly, who became SCM’s Chief Financial Officer on March 21, 2006. Either Mr. Rohaly or SCM Microsystems GmbH could terminate the agreement and Mr. Rohaly’s employment with SCM upon at least six months’ prior written notice.

If Mr. Rohaly had been terminated by SCM for any reason other than for severe and avoidable misconduct as of December 31, 2008, under his employment agreement, he would have been entitled to receive a severance payment of €240,000, a release period payment of €240,000, a bonus payment of €96,000, and other compensation of €20,878 related to pension and employee saving contributions and car leasing and insurance expenses, or approximately $761,324, based on the average exchange rate for December 2008 of one U.S. dollar being equal to 0.784 Euros. Additionally, under German labor practices, Mr. Rohaly might also have been entitled to receive quarterly or annual bonus payments, the amount of which would be determined based on a variety of factors, including his length of service and perceived contributions to past or future company performance.

On July 30, 2008, through SCM Microsystems GmbH, SCM entered into a supplemental employment agreement with Mr. Rohaly that amended his employment agreement and modified certain provisions regarding severance, notice periods and non-competition. On September 30, 2009, SCM Microsystems GmbH entered into a termination agreement with Mr. Rohaly which superseded the supplemental employment agreement. In accordance with the termination agreement, Mr. Rohaly resigned from his various positions with SCM effective September 30, 2009 and will terminate his employment with SCM effective March 31, 2010. Mr. Rohaly is bound by a non-compete obligation with regard to any and all competitive activities through October 31, 2010. Under the termination agreement, Mr. Rohaly is entitled to continue to receive regular salary payments through March 31, 2010, based on his annual base salary of €240,000, and he is entitled to receive 10% of his annual base salary as a quarterly bonus payment for the third quarter of 2009, provided that SCM’s corporate performance satisfies the requirements of the 2009 Executive Bonus Plan, including the achievement of operating profit for the fiscal year 2009 third quarter. In addition, as compensation for the loss of his employment and his compliance with the obligation not to compete described above, Mr. Rohaly will receive a lump-sum severance payment in the amount of €360,000 on March 31, 2010. Under German labor practices, Mr. Rohaly is also entitled to receive compensation through March 31, 2010 related to pension contributions and health and unemployment insurance.

Employment Agreement with Eang Sour Chhor

On January 21, 2008, through SCM’s wholly-owned subsidiary, SCM Microsystems GmbH, SCM entered into an employment agreement with Sour Chhor, who became SCM’s Executive Vice President, Strategy, Marketing and Engineering effective February 1, 2008. Under the employment agreement, either party could terminate Mr. Chhor’s employment with three months’ prior written notice. Mr. Chhor was also subject to the provisions of German labor practices concerning the payment of bonus following notice of termination as described above.

If either SCM or Mr. Chhor had provided notice of termination as of December 31, 2008, under his employment agreement and German labor practices, he would have been entitled to receive a release period payment of €45,000, a bonus payment of €18,000, and other compensation of €5,395 related to living allowance, pension contributions, and health and unemployment insurance, or approximately $87,238, based on an average exchange rate for December 2008 of one U.S. dollar being equal to 0.784 Euros.

Mr. Chhor resigned from his position at SCM on February 6, 2009, effective June 30, 2009. In accordance with the terms of his employment agreement, he received a release period payment of €45,000, a bonus payment of €18,000, and other compensation of €5,395 related to living allowance, pension contributions, and health and unemployment insurance, or approximately $90,951, based on an average exchange rate for June 2009 of one U.S. dollar being equal to 0.752 Euros.

Employment Agreement with Dr. Manfred Mueller

On June 8, 2006, through SCM’s wholly-owned subsidiary, SCM Microsystems GmbH, SCM entered into an amended employment agreement with Dr. Manfred Mueller, currently SCM’s Executive Vice President, Strategic Sales and Business Development. Either Dr. Mueller or SCM may terminate the agreement and Dr. Mueller’s employment with SCM upon at least six months’ prior written notice. Additionally, should Dr. Mueller be terminated without having caused SCM to give such notice as a result of severe and avoidable misconduct, he is also entitled to receive a severance payment at the time of termination equal to 12 months of his then-current base salary and target bonus of 40% of his then-current annual base salary, payable in a lump sum by SCM Microsystems GmbH.

If Dr. Mueller had been terminated by SCM for any reason other than severe and avoidable misconduct as of December 31, 2008, he would have been entitled to receive a release period payment of €84,000, a severance payment of €168,000, a bonus payment of €67,200, and other compensation of €12,628 related to pension and employee saving contributions, health and unemployment insurance and car leasing expenses, or approximately $423,249. Figures in dollars are based on the average exchange rate for December 2008 of one U.S. dollar being equal to 0.784 Euros.

Employment Agreement with Lawrence W. Midland

On December 10, 2008, through Hirsch, Lawrence W. Midland entered into an employment agreement that became effective upon the completion of the merger of SCM and Hirsch on April 30, 2009. Hirsch may terminate the agreement and Mr. Midland’s employment upon at least three months’ prior written notice. If Mr. Midland’s employment is terminated by Hirsch without cause, Mr. Midland shall be entitled to receive, in addition to any accrued benefit rights and subject to execution of a standard release of claims in favor of Hirsch, a payment equal to six months of current base salary, or if Mr. Midland terminates employment for good reason, Mr. Midland shall be entitled to receive, in addition to any accrued benefit rights and subject to execution of a standard release of claims in favor of Hirsch, a payment equal to three months of current base salary.

Compensation Committee Interlocks and Insider Participation

During 2008, the Compensation Committee of SCM’s board of directors was comprised of Messrs. Hultzsch, Koepf, Liebler and Turner, with Dr. Liebler joining the committee in July 2008. Dr. Hultzsch served as Chairman of the Compensation Committee from April 2007 until his resignation from the Board and the committee in April 2009. In June 2009, Mr. Morgan joined the Compensation Committee and Dr. Liebler was named Chairman of the committee. Currently, the Compensation Committee consists of Messrs. Koepf, Liebler, Morgan and Turner, and

Mr. Liebler serves as Chairman. SCM’s board of directors has determined that each member of the Compensation Committee during 2008 was independent within the meaning of the NASDAQ Stock Market director independence standards.

Equity Compensation Plan Information

The following table summarizes information as of December 31, 2008 about SCM common stock that may be issued upon the exercise of options, warrants and rights granted to employees, consultants or members of its board of directors under all of SCM’s existing equity compensation plans, including SCM’s 1997 Stock Plan, Director Plan, 1997 Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”), 2000 Nonstatutory Stock Option Plan (the “Nonstatutory Plan”) and 2007 Stock Option Plan. Each of the 1997 Stock Plan, Director Plan and Employee Stock Purchase Plan expired in March 2007 and no additional awards will be granted under such plans.

	(a)		(c)
	Number of		Number of
	Securities to be	(b)	Securities Remaining
	Issued Upon	Weighted-Average	Available for Future
	Exercise	Exercise Price of	Issuance Under Equity
	of Outstanding	Outstanding	Compensation Plans
	Options, Warrants	Options, Warrants	(Excluding Securities
Plan Category	and Rights	and Rights	Reflected in Column(a))

Equity compensation plans approved by stockholders(1)	1,328,845	$7.7219	924,591
Equity compensation plans not approved by security holders(2)	499,828	$3.3208	210,628
Total(3)	1,828,673	$6.5189	1,135,219

(1)	Equity plans approved by stockholders consist of the 2007 Stock Option Plan, the 1997 Stock Plan, the Director Plan and the Employee Stock Purchase Plan.

(2)	Equity plans not approved by stockholders consist of the Nonstatutory Plan.

(3)	Does not include options to purchase an aggregate of 8,018 shares of SCM common stock awarded under Dazzle Multimedia plans prior to SCM’s acquisition of Dazzle Multimedia in 2000. These options have a weighted average exercise price of $4.368 and were granted under plans assumed in connection with transactions under which no additional options may be granted.

Material Features of Plans Not Approved by Stockholders

Under the Nonstatutory Plan, non-qualified stock options may be granted to SCM’s employees, including officers, and to non-employee consultants. The plan’s administrators, as delegated by SCM’s board of directors, may set the terms for each option grant made under the plan, including the rate of vesting, allowable exercise dates and the option term of such options granted. The exercise price of a stock option under the Nonstatutory Plan shall be equal to the fair market value of SCM common stock on the date of grant. While SCM’s board of directors or its appointed committee may, at its discretion, reduce the exercise price of any option to the then current fair market value if the fair market value of SCM common stock covered by such option shall have declined since the date the option was granted, no such action has ever been taken by SCM’s board of directors. 750,000 shares are reserved for issuance under the Nonstatutory Plan, and options for 1,221,736 shares have been granted under the plan to date.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

SCM Related Party Transactions

The Audit Committee of SCM’s board of directors, among its other duties and responsibilities, reviews and monitors all related party transactions, and in November 2008 it adopted changes to SCM’s “Related Party Transaction Policies and Procedures” (the “Policy”). Under the Policy, SCM’s board of directors is required to review and approve the material terms of all “Interested Transactions” involving a related party (including directors, director nominees, executive officers, greater-than-5% beneficial owners, and their respective immediate family members), subject to certain exceptions. An “Interested Transaction” is any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) the aggregate amount involved will or may be expected to exceed $100,000 per year or $30,000 in any quarter, (2) the company is a participant and (3) any related party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity). In determining whether to approve or ratify an Interested Transaction, SCM’s board of directors is required to take into account, among other factors it deems appropriate, whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

Exceptions to the Policy include Interested Transactions for which standing pre-approval has been authorized, such as the hiring of executive officers and the payment of compensation to directors, where such compensation is required to be disclosed in SCM’s annual, quarterly or current filings with the Securities and Exchange Commission; transactions involving competitive bids; and regulated transactions, such as for the rendering of regulated services, for example with a public utility. At least annually, a summary of new transactions covered by the standing pre-approvals described above is provided to the Committee for its review.

To ensure the Policy is being followed, SCM requires each of its non-employee directors and each of its executive officers to provide and update information about related party relationships and related party transactions on a quarterly and annual basis. This information is reviewed by SCM’s corporate accounting personnel, which also reviews its sales and purchasing transactions on an ongoing basis to identify any transactions with known related parties.

SCM’s Policy is in writing and has been communicated by management to all SCM employees.

Werner Koepf, SCM’s current Chairman of the Board, also served until June 2007 as a director and as a member of the Audit Committee and the Compensation Committee of Gemplus International S.A., a company engaged in the development and distribution of smart-card based systems. During 2007, SCM incurred license expenses of approximately $0.1 million to Gemplus. Approximately $80,000 of this amount related to continuing operations. License expenses of approximately $0.2 million and $0.4 million were incurred for 2006 and 2005, respectively, of which approximately $76,000 and $232,000 related to continuing operations. As of December 31, 2007 and as of December 31, 2005, no accounts payable were due to Gemplus. As of December 31, 2006, approximately $30,000 was due as accounts payable to Gemplus. During 2007, SCM realized revenue of approximately $0.2 million from sales to Gemplus. Revenues of approximately $11,000 and $0 were realized for 2006 and 2005, respectively. As of December 31, 2007 and as of December 31, 2005, no accounts receivable were outstanding from Gemplus. As of December 31, 2006, approximately $11,000 was due as accounts receivable from Gemplus. SCM’s business relationship with Gemplus has been in existence for many years and predates Werner Koepf’s appointment to the Company’s Board of Directors in February 2006. Mr. Koepf was not directly compensated for revenue transactions between the two companies. The related-party transactions have been performed following “at arm’s length” principles.

Other Existing Relationships and Agreements

On May 20, 2009, SCM and Arygon Technologies AG, a Bluehill ID Group Company, entered into a technology and distribution agreement under which the Bluehill ID Group Companies would distribute SCM contact smart card reader technology on an OEM basis and SCM would have access to Bluehill ID’s dual antenna RFID reader technology.

Substantial Stockholders of SCM

As of November 9, 2009, Bluehill ID beneficially owned and had the right to vote 1,201,004 shares of SCM common stock and Ayman Ashour, Bluehill ID’s CEO and President of its board of directors, beneficially owned 104,000 shares, Bluehill ID and Mr. Ashour, collectively, beneficially owned approximately 5.2% of the currently outstanding shares of SCM common stock. Accordingly, as a party to the business combination, Bluehill ID not only has a significant interest in the outcome of the SCM special meeting of its stockholders to consider the proposal to approve the Offer and, specifically, the issuance of the shares of SCM common stock in connection with the Offer, it may also influence whether a quorum is achieved at the SCM special meeting of its stockholders (as a quorum for any meeting of SCM’s stockholders is one-third of all of the shares of SCM entitled to vote), and the outcome of the proposals being considered at the SCM special meeting. The board of directors of Bluehill ID, including Messrs. Ashour and Wenzel and Dr. Boersch, will have the power to determine how the shares of SCM common stock held by Bluehill ID will be voted at the SCM special meeting of its stockholders. Bluehill ID may have objectives and interests that are different than those of SCM’s other stockholders.

As of November 9, 2009, Lincoln Vale beneficially owned and had the right to vote approximately 6.1% of the outstanding shares of SCM common stock. As of November 9, 2009, Lincoln Vale also beneficially owned approximately 9.8% of the outstanding bearer shares in Bluehill ID. Upon the closing of the Offer, it is anticipated that Lincoln Vale will beneficially own approximately 7.8% of the outstanding shares of SCM common stock. Dr. Hans Liebler, one of SCM’s directors, is a partner of Lincoln Vale and may be deemed to beneficially own, either directly or indirectly through limited partnerships, the shares beneficially owned by Lincoln Vale. As a substantial holder of both SCM and Bluehill ID, Lincoln Vale may have objectives and interests that are different than those of SCM’s other stockholders.

In addition, immediately after the closing of the Offer, it is anticipated that Bluehill ID’s largest shareholder, Mountain Partners AG, together with its affiliates and certain related parties, including BH Capital Management AG, Daniel S. Wenzel and Dr. Cornelius Boersch, will directly or indirectly beneficially own approximately 25.2% of the outstanding shares of SCM common stock; and Ayman S. Ashour, Bluehill ID’s Chief Executive Officer and President of its board of directors, will directly or indirectly beneficially own, including through BH Capital Management AG, approximately 10.8% of the outstanding shares of SCM common stock. Mr. Wenzel and Dr. Boersch, who currently serve as directors of Bluehill ID and Mountain Partners AG, and Mr. Ashour are expected to be appointed to SCM’s board of directors following the closing of the Offer. Accordingly, Mr. Ashour, Mountain Partners AG, Mr. Wenzel and Dr. Cornelius Boersch will have significant influence over the outcome of corporate actions requiring board and stockholder approval.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
OF THE BUSINESS COMBINATION

The following is a summary of the material U.S. federal income tax consequences of the Offer to SCM stockholders and Bluehill ID shareholders. It is based on provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations promulgated thereunder (the “Treasury Regulations”) and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. This summary does not address all of the U.S. federal income tax consequences that may be relevant to a particular holder of SCM common stock or bearer shares in Bluehill ID in light of their personal circumstances, or to certain types of holders that may be subject to special tax treatment (including, but not limited to, banks and other financial institutions, employee stock ownership plans, partnerships or other pass-through entities for U.S. federal income tax purposes, certain former citizens or residents of the United States, controlled foreign corporations, foreign personal holding companies, corporations that accumulate earnings to avoid U.S. federal income tax, insurance companies, tax-exempt organizations, dealers in securities, brokers, regulated investment companies, traders in securities who elect the mark to market method of accounting for their securities, or holders of SCM common stock or bearer shares in Bluehill ID who hold their securities as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction). In addition, this summary does not include any description of the tax laws of any state, local or non-U.S. government that may be applicable to a particular holder of SCM common stock or bearer shares in Bluehill ID and does not consider any aspects of U.S. federal tax law other than income taxation. No assurance can be given that the Internal Revenue Service would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below. This discussion is limited to taxpayers who hold their bearer shares in Bluehill and will hold their shares of SCM common stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment).

A “U.S. Holder” is a beneficial owner of bearer shares in Bluehill ID or SCM common stock that is for United States federal income tax purposes: (a) an individual citizen or resident of the United States, (b) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate whose income is subject to United States federal income tax regardless of its source, or (d) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust or if the trust has a valid election in effect to be treated as a United States person. A “non-U.S. Holder” is a beneficial owner of bearer shares in Bluehill ID or SCM common stock (other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a holder of SCM common stock or bearer shares in Bluehill ID, the tax treatment of a partner in the partnership or any equity owner of such other entity will generally depend upon the status of the person and the activities of the partnership or other entity treated as a partnership for U.S. federal income tax purposes.

Consequences to SCM and Bluehill ID

Neither SCM nor Bluehill ID will recognize a gain or loss as a result of the consummation of the Offer.

Consequences to Holders of SCM Common Stock

Holders of SCM common stock will not recognize any gain or loss as a result of the Offer.

U.S. Holders of Bearer Shares in Bluehill ID

Consequences of the Exchange

The U.S. federal income tax treatment of U.S. Holders of bearer shares in Bluehill ID who exchange their bearer shares in Bluehill ID for shares of SCM common stock pursuant to the Offer will depend on whether the exchange constitutes a reorganization under Section 368 of the Code. In general, the exchange will qualify as a reorganization if SCM acquires at least 80% of the bearer shares in Bluehill ID and certain other technical requirements of Section 368 are satisfied, including that the bearer shares in Bluehill ID are considered to be exchanged “solely for voting stock” of SCM and that the Bluehill ID shareholders receive a sufficient amount of SCM common stock to satisfy the “continuity of interest” test set forth in the Treasury regulations promulgated under Section 368.

If the consummation of the Offer constitutes a reorganization, U.S. Holders of bearer shares in Bluehill ID who exchange bearer shares in Bluehill ID solely for SCM common stock pursuant to the Offer will not recognize gain or loss in the exchange. The Bluehill ID shareholders will receive an aggregate tax basis in the SCM common stock received pursuant to the Offer equal to the aggregate tax basis in the shares of SCM common stock surrendered in the transaction. The holding period of the SCM common stock received in the Offer by a U.S. Holder of bearer shares in Bluehill ID will include the holding period of the bearer shares in Bluehill ID that he or she surrendered in exchange therefor. If a U.S. Holder of bearer shares in Bluehill ID has differing tax bases and/or holding periods in respect of the shareholder’s bearer shares in Bluehill ID, the Bluehill ID shareholder should consult with a tax advisor in order to identify the tax bases and/or holding periods of the particular shares of SCM common stock that the Bluehill ID shareholder receives pursuant to the Offer.

If for any reason the consummation of the Offer fails to qualify as a reorganization, the consummation of the Offer would be a fully taxable transaction to U.S. Holders of bearer shares in Bluehill ID. In such case, U.S. Holders of bearer shares in Bluehill ID would recognize gain or loss measured by the difference between the value of the SCM common stock received by them in the Offer and their tax basis in the bearer shares in Bluehill ID surrendered in the Offer. The aggregate tax basis in the SCM common stock received pursuant to the Offer will be equal to the fair market value of such stock at the time of the consummation of the Offer. The holding period of such SCM common stock will begin on the date immediately following the date of the consummation of the Offer.

Distributions With Respect to the SCM Common Stock

Distributions with respect to the SCM common stock (other than certain stock distributions) will be taxable as dividend income when actually or constructively received to the extent of the current or accumulated earnings and profits of SCM as determined for U.S. federal income tax purposes. To the extent that the amount of a distribution with respect to the SCM common stock exceeds both SCM’s current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of a U.S. Holder’s adjusted tax basis in such SCM common stock and thereafter as capital gain.

Subject to certain exceptions for short-term and hedged positions, distributions constituting dividend income received by certain non-corporate U.S. Holders, including individuals, in respect of the SCM common stock in taxable years beginning before January 1, 2011, are generally taxed at a maximum rate of 15%. Similarly, subject to certain exceptions for short-term and hedged positions, distributions on the SCM common stock constituting dividend income paid to corporate U.S. holders generally will qualify for the dividends received deduction. The benefits of the dividends received deduction to a corporate U.S. Holder may, in effect, be reduced or eliminated by many exceptions and restrictions, including restrictions relating to the corporate U.S. Holder’s taxable income, holding period of the stock, and the so-called “extraordinary dividend” provision of Section 1059 of the Code. U.S. Holders should consult their own tax advisors regarding the availability of the reduced dividend tax rate or the dividends received deduction in light of their particular circumstances.

Sales, Exchanges, Redemptions and Other Dispositions of the SCM Common Stock

If a U.S. Holder sells or otherwise disposes of the SCM Common Stock (other than pursuant to a redemption transaction), such U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares is more than one year. Long-term capital gain of a noncorporate U.S. Holder that is recognized in taxable years beginning before January 1, 2011 is generally taxed at a maximum rate of 15%. The deductibility of net capital losses is subject to limitations.

If a U.S. Holder sells or otherwise disposes of the SCM common stock pursuant to a redemption transaction, such U.S. Holder generally will recognize capital gain or loss on the redemption provided the redemption meets at least one of the following requirements as determined under U.S. federal income tax principles: (1) the redemption is not essentially equivalent to a dividend; (2) the redemption results in a complete termination of such holder’s interest in the SCM common stock; or (3) the redemption is substantially disproportionate with respect to such holder. In determining whether any of the above requirements applies, SCM common stock considered to be owned by a U.S. Holder by reason of certain attribution rules must be taken into account. If the redemption satisfies any of the above requirements, the U.S. Holder’s gain or loss will be determined in the same manner as if the U.S. Holder disposed of the SCM common stock in a taxable disposition. If the redemption does not satisfy any of the above requirements, then the entire amount received (without offset for the U.S. Holder’s tax basis in the stock redeemed) will be treated as a distribution as described above under “— Distributions with Respect to the SCM Common Stock.”

Information Reporting and Backup Withholding

Certain U.S. Holders of bearer shares in Bluehill ID may be subject to information reporting with respect to the SCM common stock received in exchange for bearer shares in Bluehill ID pursuant to the Offer. In addition, information reporting requirements generally will apply to payments qualifying as dividends on the SCM common stock and, unless the U.S. Holder receiving such amounts is an exempt recipient such as a corporation, to the proceeds of a sale or redemption of shares of SCM common stock. U.S. Holders who are subject to information reporting and who do not provide appropriate information when requested may also be subject to backup withholding. Any amount withheld under such rules is not an additional tax and may be refunded or credited against such Bluehill ID shareholders’ federal income tax liability, provided that the required information is properly furnished in a timely manner to the Internal Revenue Service.

Non-U.S. Holders of Bearer Shares in Bluehill ID

Consequences of the Exchange

A non-U.S. Holder of bearer shares in Bluehill ID will not recognize income, gain or loss for U.S. federal tax purposes pursuant to the Offer, unless the holder is an individual, is present in the United States for 183 or more days in the taxable year of the sale, and certain other conditions exist, in which case the holder will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses.

Distributions With Respect to SCM Common Stock

Any distribution to a non-U.S. Holder with respect to the SCM common stock that is treated as a dividend for U.S. federal income tax purposes (including any redemptions that are treated as dividend distributions will be subject to withholding of United States federal income tax at a 30% rate or at a lower (or zero) rate if the non-U.S. Holder is eligible for the benefits of an income tax treaty that provides for a lower rate. For purposes of obtaining a reduced rate of withholding under an income tax treaty, a non-U.S. Holder generally will be required to provide a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form. If, however, dividends paid to a non-U.S. Holder are “effectively connected” with the non-U.S. Holder’s conduct of a trade or business within the United States (and, if an income tax treaty applies, are attributable to a U.S. permanent establishment maintained by the non-U.S. Holder), SCM is generally not required to withhold tax from the dividends, provided that the non-U.S. Holder has furnished to SCM a valid Internal Revenue Service Form W-8ECI. “Effectively connected” dividends are taxed at rates applicable to U.S. Holders, unless an applicable income tax treaty provides otherwise. If a non-U.S. Holder is a corporate non-U.S. Holder, “effectively connected” dividends that the non-U.S. Holder receives may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if the non-U.S. Holder is eligible for the benefits of an income tax treaty that provides for a lower rate.

Sale, Exchange, Redemption or other Disposition of the SCM Common Stock

If gain is realized by a non-U.S. Holder upon the sale, exchange, redemption that is treated as a sale or exchange, or other taxable disposition of the SCM common stock, the non-U.S. Holder will generally only be subject to U.S. federal income tax on such gain if:

•	the gain is “effectively connected” with the holder’s conduct of a trade or business in the United States, and if required by an applicable income tax treaty as a condition for subjecting the holder to United States taxation on a net income basis, the gain is attributable to a permanent establishment that the holder maintains in the United States,

•	the holder is an individual, is present in the United States for 183 or more days in the taxable year of the sale, and certain other conditions exist, or

•	SCM is or has been a United States real property holding corporation for federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or your holding period. SCM does not believe that it is, has been, or will be a United States real property holding corporation for United States federal income tax purposes.

A non-U.S. Holder described in the first bullet point above will be subject to U.S. federal income tax on the net gain derived from the sale in the same manner as a U.S. Holder. If a non-U.S. Holder is eligible for the benefits of a tax treaty between the United States and its country of residence, any such gain will be subject to U.S. federal income tax in the manner specified by the treaty and generally will only be subject to such tax if such gain is attributable to a permanent establishment maintained by the non-U.S. Holder in the United States. To claim the benefit of a treaty, a non-U.S. Holder must properly submit an IRS Form W 8BEN (or suitable successor or substitute form). A non-U.S. Holder that is a foreign corporation and is described in the first bullet point above will be subject to tax on gain under regular graduated U.S. federal income tax rates and, in addition, may be subject to a branch profits tax at a 30% rate or a lower rate if so specified by an applicable income tax treaty. An individual non-U.S. Holder described in the second bullet point above will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the holder is not considered a resident of the United States.

Information Reporting and Backup Withholding

Information reporting will generally apply to dividend payments on the SCM common stock. Copies of these information reports may be made available to tax authorities in the country in which the non-U.S. Holder resides. A non-U.S. Holder will be subject to backup withholding with respect to dividends paid to such holder unless such holder certifies under penalty of perjury that it is not a U.S. person (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption. Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of the SCM common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is not a U.S. person (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code) or such owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. Holder’s United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

Other Taxation Considerations for Holders of Bearer Shares in Bluehill ID

The taxation discussion set forth below is intended only as a descriptive summary and does not purport to be a complete analysis or listing of all potential tax effects relevant to the ownership or disposition of bearer shares in Bluehill ID. It is not deemed to be an analysis with regard to the Swiss tax consequences in connection with the Offer. The statements of United States and Swiss tax laws set forth below are based on the laws and regulations in force as of the date of this proxy statement and prospectus, including the current Convention Between the United States and the Swiss Confederation for the Avoidance of Double Taxation with Respect to Taxes on Income, entered into force on December 19, 1997 (the “Treaty”), and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, rulings, judicial decisions and administrative pronouncements, and may be subject to any changes in U.S. and Swiss law, and in any double taxation convention or treaty between the United States and Switzerland occurring after that date, which changes may have retroactive effect.

Recipients of dividends and similar distributions on the bearer shares in Bluehill ID who are neither residents of Switzerland for tax purposes nor holding shares as part of a business conducted through a permanent establishment situated in Switzerland (“Non-resident Holders”) are not subject to Swiss income taxes in respect of such distributions. Moreover, gains realized by such recipients upon the disposal of shares are not subject to Swiss income taxes.

Dividends and similar distributions to Non-resident Holders of shares are, however, subject to Withholding Tax mentioned above and Non-resident Holders of shares may under certain circumstances be subject to the Stamp Duty described below. Such Non-resident Holders may be entitled to a partial refund of the Withholding Tax if the country in which they reside has entered into a bilateral treaty for the avoidance of double taxation with Switzerland. Non-resident Holders should be aware that the procedures for claiming treaty refunds (and the time frame required for obtaining a refund) may differ from country to country. Non-resident Holders should consult their own tax advisors regarding receipt, ownership, purchase, sale or other dispositions of shares or ADSs and the procedures for claiming a refund of the Withholding Tax.

A Non-resident Holder of shares will not be liable for any Swiss taxes other than the Withholding Tax described above and, if the transfer occurs through or with a Swiss bank or other Swiss securities dealer, the Stamp Duty described below. If, however, the shares of Non-resident Holders can be attributed to a permanent establishment or a fixed place of business maintained by such person within Switzerland during the relevant tax year, the shares may be subject to Swiss income taxes in respect of income and gains realized on the shares and such person may qualify for a full refund of the Withholding Tax based on Swiss tax law.

Residents of the United States

A Non-resident Holder who is a resident of the United States for purposes of the Treaty is eligible for a reduced rate of tax on dividends equal to 15% of the dividend, provided that such holder (i) qualifies for benefits under the Treaty, (ii) holds, directly and indirectly, less than 10% of Bluehill ID’s voting stock, and (iii) does not conduct business through a permanent establishment or fixed base in Switzerland to which the shares are attributable. Such an eligible holder must apply for a refund of the amount of the Withholding Tax in excess of the 15% Treaty rate. A Non-resident Holder who is a resident of the United States for purposes of the Treaty is eligible for a reduced rate of tax on dividends equal to 5% of the dividend, provided that such holder (i) is a company, (ii) qualifies for benefits under the Treaty, (iii) holds directly more than 10% of Bluehill ID’s voting stock, and (iv) does not conduct business through a permanent establishment or fixed place of business in Switzerland to which the shares are attributable. Such an eligible holder must apply for a refund of the amount of the Withholding Tax in excess of the 5% Treaty rate. Claims for refunds must be filed on Swiss Tax Form 82 (82C for corporations; 82I for individuals; 82E for other entities), which may be obtained from any Swiss Consulate General in the United States or from the Federal Tax Administration of Switzerland at the address below, together with an instruction form. Four copies of the form must be duly completed, signed before a notary public of the United States, and sent to the Federal Tax Administration of Switzerland, Eigerstrasse 65, CH-3003 Berne, Switzerland. The form must be accompanied by suitable evidence of deduction of Swiss tax withheld at source, such as certificates of deduction, signed bank vouchers or credit slips. The form may be filed on or after July 1 or January 1 following the date the dividend was payable, but no later than December 31 of the third year following the calendar year in which the dividend became payable.

Stamp Duty upon Transfer of Securities

The sale of shares, whether by Swiss residents or Non-resident Holders, may be subject to federal securities transfer Stamp Duty of 0.15%, calculated on the sale proceeds, if the sale occurs through or with a Swiss bank or other Swiss securities dealer, as defined in the Swiss Federal Stamp Duty Act. The Stamp Duty has to be paid by the securities dealer and may be charged to the parties in a taxable transaction who are not securities dealers.

BLUEHILL ID SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS AND OF CHANGES IN APPLICABLE TAX LAWS.

COMPARISON OF SCM MICROSYSTEMS STOCKHOLDERS AND BLUEHILL ID SHAREHOLDERS
RIGHTS AND CORPORATE GOVERNANCE MATTERS

This section of the proxy statement and prospectus describes the material differences between the rights of SCM’s and Bluehill ID’s respective stockholders and shareholders. While SCM believes that the description summarizes the material differences between the two, this summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents referred to for a more complete understanding of the differences among the rights of SCM’s stockholders and Bluehill ID’s shareholders.

The rights of Bluehill ID shareholders are governed by the Swiss Code of Obligations and Bluehill ID’s articles of incorporation (“Statuten”), as amended. The rights and obligations of the board of directors and the management of Bluehill ID are further governed by the bylaws (“Organisationsreglement”) of Bluehill ID. These documents are referred to as the articles of incorporation and bylaws of Bluehill ID, respectively. In the table below summarizing the material differences between the rights of SCM’s stockholders and Bluehill ID’s shareholders, Swiss legal concepts are expressed in English terms and not in their original language. These concepts may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions.

The rights of SCM stockholders are currently governed by the Delaware General Corporation Law, the Fourth Amended and Restated Certificate of Incorporation, and the amended and restated bylaws of SCM, which are referred to as the certificate of incorporation and bylaws of SCM, respectively. Upon acceptance of the public share-for-share offer, Bluehill ID shareholders who have tendered their bearer shares in Bluehill ID will become stockholders of SCM, and their rights will be governed by the Delaware General Corporation Law, and the certificate of incorporation and bylaws of SCM.

This summary does not include a complete description of all aspects in which Delaware corporate law and Swiss corporate law differ, all differences among the rights of SCM’s stockholders and Bluehill ID’s shareholders, nor does it include a complete description of the specific rights of these respective stockholders and shareholders. Furthermore, the identification of some of the differences in the rights of these stockholders and shareholders as material is not intended to indicate that other differences that may be equally important do not exist. You are urged to read carefully the governing documents of SCM and Bluehill ID. See the section entitled, “Where You Can Find More Information” for information on how you can request copies of these documents free of charge. Copies of the certificate of incorporation and bylaws of SCM are filed as exhibits to the reports of SCM filed with the Securities and Exchange Commission.

Although it is impracticable to compare all aspects in which Delaware corporate law and Swiss corporate law, and SCM’s and Bluehill ID’s governing documents, differ with respect to rights of SCM’s stockholders and Bluehill ID’s shareholders, the following is a brief discussion summarizing certain differences between them.

SCM Stockholder Rights	Bluehill ID Shareholder Rights

Authorized Capital Stock	The authorized capital stock of SCM currently consists of 60,000,000 shares of SCM common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. All of the SCM preferred shares are available for future issuance in one or more series to be issued from time to time.	Bluehill ID’s share capital currently amounts to CHF 32,023,797 consisting of 32,023,797 bearer shares with a nominal value of CHF 1.00 each.

The articles of incorporation of Bluehill AD provide that the board of directors of Bluehill ID is authorized, at any time until 25 May 2011, to increase in one or more series the share capital up to a maximum aggregate amount of CHF 9,624,898.00 through the issuance of a maximum of 9,624,898.00 bearer shares, which shall be fully paid-in, with a par value of CHF 1.00 per share; provided that the board of directors is authorized to exclude the rights of the shareholders to subscribe shares in priority, provided that such authorized share capital is used

	SCM Stockholder Rights	Bluehill ID Shareholder Rights

for financing of the acquisition of enterprises, divisions thereof, participations or newly-planned investments.

In addition, the articles of incorporation of Bluehill ID provide for a conditional share capital (“bedingtes Aktienkapital”) in the maximum of CHF 9,882,898.00 through the issuance of a maximum of 9,882,898 bearer shares with a nominal value of CHF 1.00 each by the exercise of conversion and/or option rights which are granted in connection with bond issues or similar obligations of Bluehill ID; provided, however, that the pre-emptive subscription rights of the Bluehill ID shareholders have been withdrawn with regard to 3,914,790 bearer shares in favor of BH Capital Management AG.

Finally, the articles of incorporation of Bluehill ID provide for a conditional share capital (bedingtes Aktienkapital) in the maximum of CHF 4,000,000.00 through the issuance of a maximum of 4,000,000 bearer shares with a nominal value of CHF 1.00 each by the exercise of option rights which the employees of Bluehill ID and its Bluehill ID Group Companies are granted. The pre-emptive subscription rights of the Bluehill ID shareholders is withdrawn.

Preferred Stock	SCM’s board of directors is authorized to fix or alter the rights, preferences, privileges, and restrictions granted to or imposed upon wholly unissued series of preferred stock. There are currently no outstanding shares of preferred stock.	The articles of incorporation of Bluehill ID currently do not provide for preferred stock (“Vorzugsaktien”). The general meeting of shareholders of Bluehill ID could, however, introduce preferred stock by a resolution passed by a qualified majority of at least two- thirds of the votes represented and the absolute majority of the par value of shares represented.

Number of Directors	SCM’s board of directors shall consist of that number of directors specified in the bylaws, the exact number to be fixed from time to time exclusively by a resolution adopted by a majority of the total number of authorized directors (whether or not any vacancies exist at the time any such resolution is presented to the board of directors for adoption).	Pursuant to the articles of incorporation of Bluehill ID, the board of directors shall consist of one or several members. The shareholders of Bluehill ID elect the members of the board of directors of Bluehill ID by a resolution adopted by a absolute majority of the votes represented at a general meeting of shareholders. The current number of directors registered with the

	SCM Stockholder Rights	Bluehill ID Shareholder Rights

	The current authorized number of directors is eight (8).	commercial register of the canton of St. Gallen is four (4).

Cumulative Voting	Under Delaware General Corporation Law, cumulative voting is permitted if provided for in the certificate of incorporation. SCM’s certificate of incorporation does not provide for cumulative voting.	Under the Swiss Code of Obligations, cumulative voting (“Stimmrechtsaktien”) were permitted if provided for in the articles of incorporation. The articles of incorporation of Bluehill ID do not provide for cumulative voting.

Quorum	At any meeting of the stockholders, the holders of one-third (1/3) of all of the shares of the stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by law. If a notice of any adjourned special meeting of stockholders is sent to all stockholders entitled to vote thereat, stating that it will be held with those present constituting a quorum, then except as otherwise required by law, those present at such adjourned meeting shall constitute a quorum, and all matters shall be determined by a majority of the votes cast at such meeting.	The general meeting of shareholders carries out its elections and passes its resolutions with the absolute majority of the share votes represented, either in person or by proxy, unless or except to the extent mandatory law or the articles of incorporation provide otherwise. Each share entitles to one vote. The Swiss Code of Obligation as well as the Swiss merger act provide for some resolutions of the general meeting of shareholders that need to be passed by a qualified majority of at least two-thirds of the votes represented and the absolute majority of the par value of shares represented. There is currently no special quorum in the articles of incorporation of Bluehill ID deviating from applicable Swiss law.

Voting Stock	Each stockholder has one vote for every share of stock entitled to vote. Currently, there are no shares of any class outstanding other than SCM common stock.	Each share entitles to one vote at the general meeting of shareholders. Bluehill ID’s articles of incorporation do currently not provide for the issuance of shares with cumulative voting or privileged voting rights.

Classification of Board of Directors	SCM’s articles of incorporation provide that the directors be divided into three classes, as nearly equal in number as possible, designated as Class I, Class II, and Class III. Each class is elected every three years.	Bluehill ID’s articles of incorporation and bylaws do not provide for classification of Bluehill ID’s members of the board of directors. Each member of the board is elected for a term of six years and is, in principle, reeligible.

Removal of Directors	Subject to the rights of holders of any series of preferred stock then outstanding, any director, or the entire board of directors, may be removed from office at any time, with or without cause, but only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of capital stock of SCM entitled to vote generally in the election of directors, voting together as a single class. Vacancies resulting from such removal may be filled	The general meeting of shareholders is entitled to remove the entire board of directors or any individual member at any time and without cause by a resolution with the absolute majority of the share votes represented, either in person or by proxy at any general ordinary or extraordinary meeting of shareholders.

	SCM Stockholder Rights	Bluehill ID Shareholder Rights

by a majority of the directors then in office, though less than a quorum, or by the stockholders at a special meeting held for that purpose. Directors so chosen shall hold office until the next annual meeting of stockholders.

Vacancies on the Board of Directors	Vacancies on the board of directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of SCM’s board of directors, although less than a quorum, at any meeting of the board of directors. A person so elected by the board of directors to fill a vacancy or newly created directorship shall hold office until the next election of the Class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified.	Vacancies on the board of directors for any reason may be filled only by a resolution with the absolute majority of the share votes represented, either in person or by proxy at any general or extraordinary meeting of shareholders.

Stockholder and Shareholder Action by Written Consent	SCM’s certificate of incorporation prohibits the taking of any action by written consent of the stockholders in lieu of a meeting.	The shareholders carry out elections and pass resolutions at the general ordinary or extraordinary meetings of shareholders either in person or by proxy. Shareholder resolutions by written consent in lieu of a meeting is not established for corporations in the Swiss Code of Obligations.

Amendment of the Articles or Certificate of Incorporation	SCM reserves the right to amend, alter, change or repeal any provision contained in the certificate of incorporation.	The general meeting of shareholders has the inalienable power to amend Bluehill ID’s articles of incorporation. The amendment of the articles of incorporation requires a resolution with the absolute majority of the share votes represented, either in person or by proxy. A resolution of the general meeting of shareholders passed by a qualified majority of at least two- thirds of the votes represented and the absolute majority of the par value of shares represented shall be required for important amendments of the articles of incorporation, such as the change of the company purpose or increases of the authorized or conditional share capital.

Amendment of Bylaws	SCM’s certificate of incorporation confers the power to adopt, amend, or repeal the bylaws upon the board of directors and the stockholders. Any adoption, amendment, or repeal of the bylaws by the board of directors requires	Since under Swiss law the bylaws govern only the rights and obligations of the board of directors and the management, Bluehill ID’s articles of incorporation confer the power to adopt the bylaws upon the board of

	SCM Stockholder Rights	Bluehill ID Shareholder Rights

	the approval of a majority of the total number of authorized directors. Any adoption, amendment, or repeal of the bylaws by the stockholders requires the approval of at least two-thirds of the capital stock entitled to vote generally in the election of directors, voting together as a single class.	directors. According to the current bylaws, any resolution on the adoption of the bylaws requires the presence of a majority of two-thirds of the members of the board of directors. The adoption of the bylaws requires the approval of a majority of two-thirds of the members present.

Annual Meeting of Stockholders or Shareholders	An annual meeting of the stockholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, on such date, and at such time as the board of directors shall each year fix, which date shall be within thirteen months subsequent to the later of the date of incorporation or the last annual meeting of stockholders.	Annual shareholders meetings shall be held at such place, on such date, and at such time as the board of directors shall each year fix, which date shall within six months upon the close of the business year.

Special Meeting of Stockholders or Shareholders	SCM’s bylaws provide that special meetings of stockholders may be called by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not any vacancies exist), or by the holders of not less than 10% of all shares entitled to cast votes at the meeting, voting together as a single class and shall be held at such place, on such date, and at such time as they shall fix.	Special or extraordinary meetings of shareholders may be called pursuant to a resolution adopted by the board of directors. Shareholders meetings may also be called by the auditors and, as the case may be, by the liquidator and bondholder trustees. The calling of a general meeting of shareholders may also be requested by one or more shareholders representing together at least 10% of the share capital or shares whose nominal value amount in total to at least CHF 1,000,000.

Notice of Stockholder or Shareholder Meeting	Written notice of the place, date, and time of all meetings of the stockholders shall be given, not less than ten (10), nor more than sixty (60) days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting, except as otherwise provided in SCM’s bylaws or required by law (meaning, here and hereinafter, as required from time to time by the Delaware General Corporation Law or the certificate of incorporation of SCM).	The calling of the general shareholders meeting shall be made not less than twenty (20) days before the day of the meeting through publication in the Swiss Official Commercial Gazette of Commerce or by registered letter to the shareholders, to the extent the addresses of all shareholders are known.

When a meeting is adjourned to another place, date or time, written notice need not be given of the adjourned meeting if the place, date and time thereof are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than thirty

	SCM Stockholder Rights	Bluehill ID Shareholder Rights

(30) days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, written notice of the place, date, and time of the adjourned meeting shall be given in conformity herewith. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

Conduct of Stockholder or Shareholder Meeting	At an annual or special meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before a meeting, business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the board of directors, (b) properly brought before the meeting by or at the direction of the board of directors, (c) properly brought before an annual meeting by a stockholder, or (d) properly brought before a special meeting by a stockholder, but if, and only if, the notice of a special meeting provides for business to be brought before the meeting by stockholders.	No resolutions can be passed on motions concerning agenda items which have not been duly announced, except concerning a request for the convening of an extraordinary general meeting of shareholders, the conduct of a special investigation or a universal meeting (as long as the owners or representatives of all shares are present, all subjects pertaining to the area of business of the general meeting of shareholders may be discussed and valid resolutions may be passed). To be properly brought before a meeting, the calling must contain, besides day, time and place of the meeting, the items on the agenda as well as the motions of the board of directors and the shareholders who requested the holding of a meeting of shareholders or the inclusion of an item in the agenda. The owners, beneficiaries or representatives of all shares may, provided that there is no objection, hold a general meeting of shareholders without observing the foregoing formalities for the convening of the general meeting of shareholders.

Delivery and Notice Requirements of Stockholder or Shareholder Nominations and Proposals	For business to be properly brought before a meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of SCM. To be timely, a stockholder proposal to be presented at an annual meeting shall be received at SCM ’s principal executive offices not less than 120 calendar days in advance of the date that SCM’s (or its predecessor’s) proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders, except that if no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 calendar	Shareholder nominations and proposals to the agenda must be received by Bluehill ID’s board of directors prior to the start of the notice period for the calling of the general shareholders meeting. Bluehill ID’s articles of incorporation do not provide for a deadline by which nominations or proposals to the agenda must be received by Bluehill ID.

	SCM Stockholder Rights	Bluehill ID Shareholder Rights

days from the date contemplated at the time of the previous year’s proxy statement, or in the event of a special meeting, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. A stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual or special meeting (a) a brief description of the business desired to be brought before the annual or special meeting and the reasons for conducting such business at the special meeting, (b) the name and address, as they appear on SCM’s books, of the stockholder proposing such business, (c) the class and number of shares of SCM which are beneficially owned by the stockholder, and (d) any material interest of the stockholder in such business.

Record Date	Unless otherwise approved by the Chairman, attendance at the stockholders’ meeting is restricted to stockholders of record, persons authorized in accordance with the bylaws to act by proxy, and officers of SCM.

	The board of directors may fix a record date, which shall not be more than sixty (60) nor fewer than ten (10) days before the date of any meeting of stockholders, as of which there shall be determined the stockholders who are entitled: to notice of or to vote at any meeting of stockholders or any adjournment thereof.	Neither Bluehill ID’s articles of incorporation or the Swiss Code of Obligations provides for a record date. A record date, if any, may be fixed by the board of directors. The Swiss Code of Best Practice recommends that a record date, as of which the shareholders shall be entitled to participate in the general meeting of shareholders, should be not more than a few days before the date of the meeting.

Declaration and Payment of Dividends	The bylaws of SCM provide that, subject to applicable law, the board of directors may declare dividends from time to time.	The Swiss Code of Obligations provides that the general meeting of shareholders has the inalienable power to resolve on the declaration of the dividends.

Indemnification of Directors and Officers; Advancement of Expenses	The certificate of incorporation of SCM provides for the indemnification of current and former directors, officers, and employees of SCM, to the fullest extent authorized by Delaware law. SCM’s certificate of incorporation provides that SCM may advance expenses to directors and officers upon	Bluehill ID’s articles of incorporation and bylaws do not contain any provisions as to indemnification.

	SCM Stockholder Rights	Bluehill ID Shareholder Rights

receipt of an undertaking by or on behalf of such director or officer to repay an amount so advanced if it should be determined ultimately that such director or officer is not entitled to be indemnified under the certificate of incorporation or otherwise.

Interested Party Transactions	Any merger or combination between SCM and an entity or person owning, directly or indirectly, 10% or more of the shares of SCM common stock (an “Interested Purchaser”) and any sale of SCM or sale of all or substantially all of the assets of SCM to an Interested Purchaser requires the affirmative vote of at least two-thirds of the combined voting power of all of the then-outstanding shares of SCM entitled to vote unless certain conditions are met, which include that SCM’s board of directors approved such transaction by two-thirds.

Stockholder or Shareholder Rights Plan	SCM and American Stock Transfer & Trust Company (the “rights agent”) entered into a Rights Agreement, dated as of November 8, 2002, as amended December 10, 2008, pursuant to which each common stockholder received a dividend of one preferred share purchase right to purchase one one- thousandth of a share of SCM’s series A participating preferred stock for each outstanding share of SCM common stock held as of the record date. The rights become exercisable if a person or group acquires 15% or more of the outstanding SCM common stock, or announces a tender or exchange offer the consummation of which would result in ownership by a group or person of 15% or more of the then outstanding SCM common stock.	Bluehill ID is not a party to any shareholder rights plan.

The Rights Agreement is expected to be amended prior to the closing of the Offer to provide that the issuance of the shares of SCM common stock to the Bluehill ID shareholders that tender their bearer shares in Bluehill ID will not cause: (i) the rights to purchase series A participating preferred stock pursuant to the rights agreement to become exercisable under the rights agreement; (ii) Bluehill ID or any of its affiliates to be deemed an “Acquiring Person” (as

	SCM Stockholder Rights	Bluehill ID Shareholder Rights

that term is used in the rights agreement); or (iii) a Triggering Event, the Distribution Date or the Shares Acquisition Date (as such terms are defined in the Rights Agreement) to occur.

Anti-Takeover Provisions	Certain provisions of SCM’s certificate of incorporation, bylaws, and the Delaware General Corporation Law may be deemed to have an anti-takeover effect. Such provisions may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in that stockholder’s best interests, including attempts that might result in a premium over the market price for the shares held by stockholders.	Bluehill ID’s articles of incorporation do not contain any anti-takeover provisions. The provisions of the Swiss Federal Act on Cartels and other Restraints remain reserved.

SCM’s board of directors may issue additional shares of SCM common stock or establish one or more classes or series of preferred stock, having the number of shares (up to 10,000,000), designations, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations as determined by SCM’s board of directors without stockholder approval.

SCM’s certificate of incorporation and bylaws also contain a number of provisions that could impede a takeover or change in control of SCM, including but not limited to the elimination of stockholders’ ability to take action by written consent without a meeting and the elimination of cumulative voting in the election of directors.

In addition, SCM is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.

In connection with its listing on the regulated market (Prime Standard) of

	SCM Stockholder Rights	Bluehill ID Shareholder Rights

the Frankfurt Stock Exchange, SCM is required to comply with the German Takeover Act (wertpapiererwerbs-und übernahmagesetz). Among other things, the German Takeover Act regulates public offers, and requires companies seeking to make a public offer to inform the BaFin and the public of the offer, to provide certain disclosure to the target’s stockholders, to generally treat stockholders equally in an offer, and to comply with certain other regulatory requirements. In addition, the German Takeover Act gives broad authority to the BaFin to interpret the German Takeover Act and to review and regulate specific public offers. Compliance with the German Takeover Act could have the effect of delaying, deferring or preventing a tender offer or takeover attempt that a stockholder might consider to be in that stockholder’s best interests, including attempts that might result in a premium over the market price for the shares held by stockholders.

Each of the foregoing may have the effect of preventing or rendering more difficult or costly, the completion of a takeover transaction that stockholders might view as being in their best interests.

Stock Trading Policy	SCM’s insider trading policies forbid insider trading. If you will be an employee of SCM or Bluehill ID after the closing of the Offer, your shares may be subject to these insider trading policies.	Bluehill ID’s articles of incorporation do not contain any provisions as to insider trading. Bluehill ID’s insider trading policy forbids insider trading.

Stockholders and Shareholders Disclosure Obligations; Publication and Notification Requirements	The shares of SCM common stock have been admitted to the regulated market (Regulierter Markt) as well as on the sub-segment of the regulated market of the Frankfurt Stock Exchange with additional post-admission obligations (Prime Standard). SCM is an issuer whose home country, as defined in the German Securities Trading Act (Wertpapierhandelsgesetz), is the Federal Republic of Germany, and is therefore subject to the provisions relating to the notification of shareholdings of the German Securities Trading Act. This Act provides that each person whose voting rights, through the	Under the rules and regulations for the over-the-counter market of Deutsche Boerse AG Bluehill ID has no continuing disclosure obligations.

SCM Stockholder Rights	Bluehill ID Shareholder Rights

purchase or sale of securities or otherwise, reach, exceed or, after exceeding, fall below the 3%, 5%, 10%, 15%, 20%, 25%, 30%, 50% and 75% voting rights thresholds in a listed company must notify the company and the BaFin in writing and without delay, but at the latest within four trading days after they have reached, exceeded or fallen below such threshold. Such notice must state that such person has reached, exceeded or fallen below such threshold and specify the total number of votes to which such person is entitled. The company is required to publish such notification in several media (inter alia newspapers, news agencies and the Internet), including such media which provide for a pan-European and national publication, without undue delay and in any event within three trading days following the receipt of the notification. Subsequently, the company is required to transmit the notification without undue delay to the companies’ register (Unternehmensregister).

THE SCM SPECIAL MEETING OF STOCKHOLDERS

General

SCM is sending you this proxy statement and prospectus as part of the solicitation of proxies by SCM’s board of directors for use at SCM’s special meeting of stockholders and any adjournments or postponements of the meeting. SCM is first mailing this proxy statement and prospectus, including a notice of the SCM special meeting of stockholders and a form of proxy on or about November 18, 2009.

Date, Time and Place of the SCM Special Meeting

The SCM special meeting is scheduled to be held on:

December 18, 2009 at 1.00 p.m., local time
at SCM’s United States Office
1900 Carnegie Avenue, Building B
Santa Ana, California 92705
+1-949-250 8888 Ext. 106

Purpose of the SCM Special Meeting

At the SCM special meeting SCM stockholders will be asked to:

1. consider and vote upon a proposal to approve the Offer and, specifically, the issuance of new shares of SCM common stock in connection with the Offer to effect the business combination proposed under the Business Combination Agreement; and

2. consider and vote upon any motion to adjourn or postpone the SCM special meeting to a later date or dates, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal described immediately above.

SCM’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR EACH OF PROPOSALS NO. 1 AND 2.

Proposals to be Voted on at the SCM Special Meeting

Proposal No. 1: The Business Combination and Offer Proposal

To consider and vote upon a proposal to approve the Offer and, specifically, the issuance of new shares of SCM common stock in connection with the Offer to effect the business combination proposed under the Business Combination Agreement, a copy of which is attached as Annex A.

Under NASDAQ Marketplace 5635(a), a company listed on NASDAQ is required to obtain stockholder approval prior to the issuance of common stock, among other things, in connection with the acquisition of another company’s stock, if the number of shares of common stock to be issued is in excess of 20% of the number of shares of common stock then outstanding. The newly issued shares of SCM common stock to be issued in the business combination are expected to exceed the 20% threshold under the NASDAQ Marketplace Rules. Accordingly, in order to ensure compliance with NASDAQ Marketplace Rule 5635(a), SCM must obtain the approval of SCM stockholders for the issuance of these securities in the transaction.

SCM’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR PROPOSAL NO. 1.

Proposal No. 2: Adjournment

To consider and vote upon a motion to adjourn or postpone the SCM special meeting to a later date or dates, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve Proposal No. 1.

SCM’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR PROPOSAL NO. 2.

Required Vote for Approval of Proposal 1 and Proposal 2

Approving Proposal 1 and Proposal 2 requires the affirmative vote of a majority of the shares of SCM common stock present in person or represented by proxy and entitled to vote at the special meeting at which a quorum is present. Each stockholder of record on the SCM record date will be entitled to one vote per share of SCM common stock held on the SCM record date on all matters submitted for consideration of, and to be voted upon by, the stockholders at the special meeting.

Each of Lincoln Vale, which beneficially owns approximately 6.1% of the outstanding shares of SCM common stock as of November 9, 2009 and approximately 9.8% of the outstanding bearer shares in Bluehill ID as of November 9, 2009, and Bluehill ID, which, collectively with Ayman Ashour, Bluehill ID’s Chief Executive Officer and President of the board of directors, beneficially owns approximately 5.2% of the outstanding shares of SCM common stock as of November 9, 2009, will have the right to vote at the SCM special meeting.

Record Date; SCM Stockholders Entitled to Vote

SCM’s board of directors has fixed November 9, 2009 as the record date for the SCM special meeting. Only stockholders of record at the close of business on that date will receive notice of and be able to vote at the SCM special meeting. At the close of business on the record date, there were 25,134,985 shares of SCM common stock outstanding held by approximately 352 record holders.

As of the record date, the directors and executive officers of SCM beneficially owned approximately 3,211,260 shares of SCM common stock, entitling them to exercise approximately 12.8% of the voting power of the SCM common stock.

Quorum

The required quorum for the approval of Proposal 1 and Proposal 2 is one-third (1/3) of the shares of SCM common stock issued and outstanding as of the SCM record date. Shares voted “FOR,” “AGAINST” or “WITHHELD” from a matter voted upon by the stockholders at the special meeting will be treated as being present at the special meeting for purposes of establishing a quorum for the transaction of business, and will also be treated as shares “represented and voting” at the special meeting (the “Votes Cast”) with respect to any such matter.

Proxies; Abstentions and Broker Non-Votes

You should complete and return the accompanying proxy card or vote your proxy by telephone or the Internet, whether or not you plan to attend the SCM special meeting in person. All properly executed proxies received by SCM before the SCM special meeting that are not revoked will be voted at the SCM special meeting in accordance with the instructions indicated on the proxies or, if no direction is indicated, FOR approval of the Proposals. Properly executed proxies, other than proxies voting against Proposal 2, also will be voted for any adjournment or postponement of the SCM special meeting for the purpose of soliciting additional votes to approve Proposal 1, if necessary.

Properly executed proxies marked “Abstain” will not be voted at the SCM special meeting. Abstentions will be counted for purposes of determining both (i) the presence or absence of the quorum for the approval of the Proposals, and (ii) the total number of Votes Cast with respect to a proposal. Accordingly, abstentions will have the same effect as a vote against a proposal submitted for consideration of the stockholders.

If your shares of SCM common stock are held in “street name” by your broker, you must follow the directions your broker provides to you regarding how to instruct your broker to vote your shares of SCM common stock. You cannot vote shares of SCM common stock held in “street name” by returning a proxy card to SCM. In addition, a broker cannot vote shares of SCM common stock it holds in “street name” for the beneficial owners without specific instructions from the beneficial owner. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the approval of the Proposals, but will not be counted for purposes of determining the number of Votes Cast with respect to a proposal. “Broker non-votes” include shares for which a bank, broker or other nominee holder has not received voting instructions from the beneficial owner and for which the nominee holder does not have discretionary power to vote on a particular matter.

SCM’s board of directors is not currently aware of any business to be brought before the special meeting other than the Proposals. However, if any other matters are properly brought before the special meeting, the proxies named in the proxy card will have discretion to vote the shares represented by duly executed proxies in their sole discretion.

SCM’s board of directors urges you to complete, date and sign the accompanying proxy card and return it promptly in the enclosed, pre-paid envelope or to alternatively vote your proxy via the telephone or Internet voting instructions on your card. If your shares of SCM common stock are held in “street name” by your broker, you must follow the directions your broker provides to you regarding how to instruct your broker to vote your shares of SCM common stock. You cannot vote shares of SCM common stock held in “street name” by returning a proxy card to SCM.

Voting and Revocation of Proxies

Voting by Mail

By signing and returning the proxy card in the enclosed prepaid and addressed envelope, you are authorizing individuals named on the proxy card (each, a “proxy”) to vote your shares at the meeting in the manner you indicate. SCM encourages you to sign and return the proxy card even if you plan to attend the meeting. In this way, your shares will be voted if you are unable to attend the meeting. If you received more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted.

Voting by Telephone

To vote by telephone, please follow the instructions included with your proxy card. If you vote by telephone, you do not need to complete and mail your proxy card.

Voting over the Internet

To vote over the Internet, please follow the instructions included with your proxy card. If you vote over the Internet, you do not need to complete and mail your proxy card.

Voting in Person

If you plan to attend the meeting and vote in person, SCM will provide you with a ballot at the meeting. If your shares are registered directly in your name, that is, you hold a share certificate, you are considered the shareholder of record and you have the right to vote in person at the meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in street name. As a beneficial owner, if you wish to vote at the meeting, you will need to bring with you to the meeting a legal proxy from your broker or other nominee authorizing you to vote such shares. Contact your broker or other record holder of the shares for assistance if this applies to you.

Your grant of a proxy on the enclosed proxy card does not prevent you from voting in person or otherwise revoking your proxy at any time before it is voted at the SCM special meeting. To revoke your proxy, either:

•	Deliver a signed notice of revocation or a properly executed new proxy card bearing a later date to:

In the United States:

SCM Microsystems, Inc.
1900-B Carnegie Ave.
Santa Ana, CA 92705
+1-949-250-8888 Ext. 106
ir@scmmicro.com

In Europe:

SCM Microsystems GmbH
Oskar-Messter-Straße 13
85737 Ismaning, Germany
+49 89 9595-5000
ir@scmmicro.com

•	Attend the SCM special meeting and vote your shares in person.

Attendance at the SCM special meeting will not, in and of itself, have the effect of revoking your proxy.

Solicitation of Proxies and Expenses

The cost of soliciting proxies will be borne by SCM. SCM may reimburse brokerage firms, banks and other persons representing the beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, telegram, facsimile or personal solicitation by SCM directors, officers or regular employees without additional compensation.

WHERE YOU CAN FIND MORE INFORMATION

SCM Microsystems, Inc.

SCM files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy these reports, statements or other information filed by SCM at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information regarding the public reference rooms. The Securities and Exchange Commission filings of SCM are also available to the public from commercial document retrieval services and at the website maintained by the Securities and Exchange Commission at http://www.sec.gov. SCM stockholders may request a copy of such documents in writing or by calling SCM at +1-949 250-8888 Ext. 106, emailing SCM at ir@scmmicro.com or writing to SCM Microsystems, Inc., 1900 Carnegie Avenue, Building B, Santa Ana, California 92705, Attention: Investor Relations.

SCM is filing this proxy statement as part of a Registration Statement on Form S-4 regarding the business combination with Bluehill ID. This proxy statement and prospectus constitutes a prospectus of SCM, in addition to being a proxy statement of SCM. The Registration Statement, including the attached annexes, exhibits and schedules, contains additional relevant information about SCM, SCM common stock and Bluehill ID. Stockholders are urged to read the proxy statement and prospectus because it will contain important information about SCM and Bluehill ID and the proposed transaction. As allowed by the Securities and Exchange Commission rules, this proxy statement and prospectus does not contain all the information you can find in the Registration Statement on Form S-4 or the exhibits to the Registration Statement.

SCM incorporates by reference (i) the Business Combination Agreement, a copy of which is attached to this proxy statement and prospectus as Annex A, and (ii) the Written Opinion of Jupiter Capital Services GmbH, a copy of which is attached to this proxy statement and prospectus as Annex B. Documents incorporated by reference are available from SCM without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this proxy statement and prospectus. SCM stockholders may request a copy of such documents in writing or by calling SCM Microsystems at +1-949 250-8888 Ext. 106, emailing SCM at ir@scmmicro.com or writing to SCM Microsystems, Inc., 1900 Carnegie Avenue, Building B, Santa Ana, California 92705, Attention: Investor Relations.

SCM has supplied all information contained in this proxy statement and prospectus relating to SCM, and Bluehill ID has supplied all information contained in this proxy statement and prospectus relating to Bluehill ID. SCM is not incorporating the contents of its website, the website of Bluehill ID, the website of the Securities and Exchange Commission, or any other website into this proxy statement and prospectus.

IN ORDER FOR YOU TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF SCM’S SPECIAL MEETING OF STOCKHOLDERS, SCM SHOULD RECEIVE YOUR REQUEST NO LATER THAN DECEMBER 11, 2009.

Other Information

The proxy statement and prospectus will be mailed to stockholders of SCM. Stockholders may obtain a free copy of the definitive proxy statement and prospectus and other documents when filed with the Securities and Exchange Commission at the Securities and Exchange Commission’s website at http://www.sec.gov. The proxy statement and prospectus and other relevant documents may also be obtained free of charge from SCM by calling SCM at +1-949 250-8888 Ext. 106, emailing SCM at ir@scmmicro.com or writing to SCM Microsystems, Inc., 1900 Carnegie Avenue, Building B, Santa Ana, California 92705, Attention: Investor Relations.

SCM has not authorized anyone to give any information or make any representation about the business combination or SCM or Bluehill ID that is different from, or in addition to, that contained in this proxy statement and prospectus. Therefore, if anyone does give you information of this kind, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement or prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement and prospectus does not extend to you. The information contained in this proxy statement and prospectus is accurate only as of the date of this proxy statement and prospectus unless the information specifically indicates that another date applies.

Important Notice Regarding the Availability of Proxy Materials for the SCM Stockholder Meeting to Be Held on December 18, 2009.

The proxy statement and prospectus is available at www.scmmicro.com.

LEGAL MATTERS

Gibson, Dunn & Crutcher LLP, San Francisco, California, will pass upon the validity of the shares of SCM common stock offered by this proxy statement and prospectus.

EXPERTS

The financial statements of SCM Microsystems, Inc. as of and for the years ended December 31, 2008, 2007 and 2006 and the related financial statement schedule included in this proxy statement and prospectus have been audited by Deloitte & Touche GmbH, an independent registered public accounting firm, as stated in their reports and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Hirsch Electronics Corporation as of and for the years ended November 30, 2008, 2007 and 2006 included in this proxy statement and prospectus have been audited by Squar, Milner, Peterson, Miranda & Williamson, LLP, independent auditors, as stated in their report, which is included elsewhere in this proxy statement and prospectus, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Bluehill ID AG as of and for the years ended December 31, 2008 and 2007, and as of and for the six months ended June 30, 2009, included in this proxy statement and prospectus, have been prepared in accordance with International Financial Reporting Standards (as adopted by the International Accounting Standards Board).

SCM MICROSYSTEMS, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
of SCM Microsystems, Inc.:

We have audited the accompanying consolidated balance sheets of SCM Microsystems, Inc. and subsidiaries (the Company) as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the three years in the period ended December 31, 2008. Our audits also included the financial statement schedule listed at Item 15(a)(2) of this Annual Report on Form 10-K. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. SCM is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of SCM Microsystems, Inc. and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/  DELOITTE & TOUCHE GMBH
     WIRTSCHAFTSPRÜFUNGSGESELLSCHAFT

Munich, Germany
March 31, 2009

SCM MICROSYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2008	2007
	(In thousands; except par value)

ASSETS
Current assets:
Cash and cash equivalents	$20,550	$18,600
Short-term investments	—	13,844
Accounts receivable, net of allowances of $689 and $341 as of December 31, 2008 and 2007, respectively	8,665	8,638
Inventories	5,065	2,738
Other current assets	1,139	1,455

Total current assets	35,419	45,275
Equity investments	2,244	—
Property and equipment, net	1,236	1,522
Intangible assets, net	307	—
Other assets	1,932	1,767

Total assets	$41,138	$48,564

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,555	$3,063
Accrued compensation and related benefits	1,763	1,213
Accrued restructuring and other charges	1,576	2,960
Accrued professional fees	1,419	993
Accrued royalties	475	417
Accrued sales tax related expenses	330	349
Other accrued expenses	1,959	1,976
Income taxes payable	411	277

Total current liabilities	11,488	11,248

Deferred tax liability	1,340	77
Long-term income taxes payable	184	200

Total liabilities	13,012	11,525

Commitments and contingencies (see Notes 12 and 14)	—	—
Stockholders’ equity:
Common stock, $0.001 par value: 40,000 shares authorized; 16,362 and 16,356 shares issued and 15,744 and 15,737 shares outstanding as of December 31, 2008 and 2007, respectively	16	16
Additional paid-in capital	229,788	229,414
Treasury stock, 618 shares	(2,777)	(2,777)
Accumulated deficit	(202,199)	(192,089)
Accumulated other comprehensive income	3,298	2,475

Total stockholders’ equity	28,126	37,039

Total liabilities and stockholders’ equity	$41,138	$48,564

See notes to consolidated financial statements.

SCM MICROSYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2008	2007	2006
	(In thousands, except per share data)

Net revenue	$28,362	$30,435	$33,613
Cost of revenue	15,817	17,781	21,756

Gross profit	12,545	12,654	11,857

Operating expenses:
Research and development	3,902	3,123	3,767
Selling and marketing	9,620	6,603	7,498
General and administrative	8,075	7,132	7,548
Amortization of intangibles	—	272	666
Restructuring and other charges (credits)	—	(4)	1,120
Gain on sale of assets	(1,455)	—	—

Total operating expenses	20,142	17,126	20,599

Loss from operations	(7,597)	(4,472)	(8,742)
Loss on equity investments	(256)	—	—
Interest income	757	1,639	1,350
Foreign currency losses and other income (expense), net	(2,638)	(346)	(225)

Loss from continuing operations before income taxes	(9,734)	(3,179)	(7,617)
Provision for income taxes	(752)	(113)	(73)

Loss from continuing operations	(10,486)	(3,292)	(7,690)
Gain (loss) from discontinued operations, net of income taxes	(213)	(215)	3,508
Gain on sale of discontinued operations, net of income taxes	589	1,586	5,224

Net income (loss)	$(10,110)	$(1,921)	$1,042

Basic and diluted loss per share from continuing operations	$(0.66)	$(0.21)	$(0.49)

Basic and diluted income per share from discontinued operations	$0.02	$0.09	$0.56

Basic and diluted net income (loss) per share	$(0.64)	$(0.12)	$0.07

Shares used to compute basic and diluted income (loss) per share	15,743	15,725	15,638

See notes to consolidated financial statements.

SCM MICROSYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
AND COMPREHENSIVE INCOME (LOSS)
Years Ended December 31, 2008, 2007 and 2006

						Other
			Additional			Cumulative	Total
	Common Stock		Paid-in	Treasury	Accumulated	Comprehensive	Stockholders’	Comprehensive
	Shares	Amount	Capital	Stock	Deficit	Income (Loss)	Equity	Income (Loss)
	(In thousands)

Balances, January 1, 2006	15,593	$16	$227,676	$(2,777)	$(192,756)	$458	$32,617
Issuance of common stock upon exercise of options	26	—	72	—	—	—	72
Issuance of common stock under Employee Stock Purchase Plan	79	—	190	—	—	—	190
Stock-based compensation expense	—	—	642	—	—	—	642
Unrealized gain on investments	—	—	—	—	—	71	71	$71
Foreign currency translation adjustment	—	—	—	—	—	684	684	684
Net income	—	—	—	—	1,042	—	1,042	1,042

Comprehensive income	—	—	—	—	—	—	—	$1,797

Balances, December 31, 2006	15,698	$16	$228,580	$(2,777)	$(191,714)	$1,213	$35,318
Adjustment to Accumulated Deficit resulting from the adoption of FIN 48	—	—	—	—	1,546	—	1,546
Issuance of common stock upon exercise of options	12	—	38	—	—	—	38
Issuance of common stock under Employee Stock Purchase Plan	27	—	71	—	—	—	71
Stock-based compensation expense	—	—	725	—	—	—	725
Unrealized loss on investments	—	—	—	—	—	(14)	(14)	$(14)
Foreign currency translation adjustment	—	—	—	—	—	1,276	1,276	1,276
Net loss	—	—	—	—	(1,921)	—	(1,921)	(1,921)

Comprehensive loss	—	—	—	—	—	—	—	$(659)

Balances, December 31, 2007	15,737	$16	$229,414	$(2,777)	$(192,089)	$2,475	$37,039
Issuance of common stock upon exercise of options	7	—	19	—	—	—	19
Stock-based compensation expense	—	—	355	—	—	—	355
Unrealized gain on investments	—	—	—	—	—	28	28	$28
Foreign currency translation adjustment	—	—	—	—	—	795	795	795
Net loss	—	—	—	—	(10,110)	—	(10,110)	(10,110)

Comprehensive loss	—	—	—	—	—	—	—	$(9,287)

Balances, December 31, 2008	15,744	$16	$229,788	$(2,777)	$(202,199)	$3,298	$28,126

See notes to consolidated financial statements.

SCM MICROSYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2008	2007	2006
	(In thousands)

Cash flows from operating activities:
Net income (loss)	$(10,110)	$(1,921)	$1,042
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities from continuing operations:
Gain from discontinued operations	(376)	(1,371)	(8,732)
Deferred income taxes	364	(26)	2
Depreciation and amortization	297	580	1,036
Stock-based compensation expense	355	725	632
Loss (gain) on sale of assets, net	(1,455)	(5)	46
Loss on equity investments	256	—	—
Changes in operating assets and liabilities:
Accounts receivable	(327)	(1,937)	(2,388)
Inventories	(2,475)	(731)	398
Other assets	(257)	1,079	(574)
Accounts payable	724	(1,043)	81
Accrued expenses	1,394	(1,453)	(1,990)
Income taxes payable	155	113	102

Net cash used in operating activities from continuing operations	(11,455)	(5,990)	(10,345)
Net cash provided by operating activities from discontinued operations	243	546	10,524

Net cash provided by (used in) operating activities	(11,212)	(5,444)	179

Cash flows from investing activities:
Capital expenditures	(694)	(222)	(73)
Purchase of equity investments	(2,500)	—	—
Proceeds from sale of assets, net	1,571	22	11
Sales and maturities of short-term investments	13,873	19,587	16,918
Purchases of short-term investments	—	(28,647)	(2,878)

Net cash provided by (used in) investing activities from continuing operations	12,250	(9,260)	13,978
Net cash provided by investing activities from discontinued operations	—	—	3,484

Net cash provided by (used in) investing activities	12,250	(9,260)	17,462

Cash flows from financing activities:
Proceeds from issuance of common stock	18	109	262

Net cash provided by financing activities	18	109	262

Effect of exchange rates on cash and cash equivalents	894	1,092	540

Net increase (decrease) in cash and cash equivalents	1,950	(13,503)	18,443
Cash and cash equivalents, beginning of year	18,600	32,103	13,660

Cash and cash equivalents, end of year	$20,550	$18,600	$32,103

Supplemental disclosures of cash flow information:
Income taxes paid	$194	$118	$133

See notes to consolidated financial statements.

SCM MICROSYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization and Summary of Significant Accounting Policies

SCM Microsystems (“SCM”) was founded in 1990 in Munich, Germany and incorporated under the laws of the State of Delaware in December 1996. SCM’s principal business activity is the design, development and sale of hardware and system solutions that enable people to conveniently and securely access digital content and services. SCM sells its products primarily in two market segments: Secure Authentication (previously referred to as “PC Security”) and Digital Media and Connectivity (previously referred to as “Digital Media Readers”). In the Secure Authentication market, SCM provides smart card reader technology that enables secure access to PCs, networks and physical facilities, as well as smart card-based productivity packages for small- and medium-sized businesses under the CHIPDRIVE brand. In the Digital Media and Connectivity market, SCM provides digital media readers that are used to transfer digital content to and from various digital flash media. SCM’s target Secure Authentication customers are primarily original equipment manufacturers, or OEMs, who typically either bundle SCM’s products with their own solutions, or repackage the products for resale to their customers. OEM customers typically sell SCM’s smart card reader technology to government contractors, systems integrators, large enterprises and computer manufacturers, as well as to banks and other financial institutions. SCM’s target Digital Media and Connectivity customers are computer and photo processing equipment manufacturers. SCM sells its CHIPDRIVE solutions through resellers and the Internet. SCM sells and licenses its products through a direct sales and marketing organization, as well as through distributors, value-added resellers and system integrators worldwide.

SCM maintains its corporate headquarters in Santa Ana, California and corporate offices in Ismaning, Germany, with additional facilities in India for research and development and in the United States and Japan for sales and marketing.

Principles of Consolidation and Basis of Presentation — The accompanying consolidated financial statements include the accounts of SCM and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Discontinued Operations — The financial information related to SCM’s former Digital Television solutions (“DTV solutions”) business and retail Digital Media and Video business is reported as discontinued operations for all periods presented as discussed in Note 3.

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires SCM’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such management estimates include an allowance for doubtful accounts receivable, provision for inventory, lower of cost or market adjustments, valuation allowances against deferred income taxes, estimates related to recovery of long-lived assets, accruals of product warranty, restructuring accruals, and other liabilities. Estimates are revised as additional information becomes available. Actual results could differ from these estimates.

Cash Equivalents — SCM considers all highly liquid debt investments with maturities of three months or less at the date of acquisition to be cash equivalents.

Short-term Investments — Short-term investments consist of corporate notes and United States government agency instruments, and are stated at fair value based on quoted market prices. Short-term investments are classified as available-for-sale. The difference between amortized cost and fair value representing unrealized holding gains or losses is recorded as a component of stockholders’ equity as other cumulative comprehensive gain or loss. Gains and losses on sales of investments are determined on a specific identification basis. Short-term investments are evaluated for impairment on a quarterly basis and are written down to their fair value when impairment indicators present are considered to be other than temporary.

Fair Value of Financial Instruments — SCM’s financial instruments include cash and cash equivalents, short-term investments, trade receivables and payables, and long-term investments. At December 31, 2008 and 2007, the

SCM MICROSYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

fair value of cash and cash equivalents, trade receivables and payables approximated their financial statement carrying amounts because of the short-term maturities of these instruments. (See Note 4 for fair value of investments.)

Inventories — Inventories are stated at the lower of standard cost, which approximates cost, or market value. Cost is determined on the first-in, first-out method. An estimated provision is recorded for excess inventory, technical obsolescence and no ability to sell based primarily on historical sales and expectations for future use. Once inventory has been written down below cost, it is not subsequently written up.

Equity Investments — SCM uses the equity method of accounting for investments in unconsolidated entities where the ability to exercise significant influence over such entities exists. Investments in unconsolidated entities consist of capital contributions plus SCM’s share of accumulated earnings of the entities, less capital withdrawals and distributions. Investments in excess of the underlying net assets of equity method investees related to specifically identifiable intangible assets are amortized over the useful life of the related assets. Excess investment representing equity method goodwill is not amortized but is evaluated for impairment annually. Under the provisions of Statement of Financial Accounting Standard (“SFAS”) 142, this goodwill is not subject to amortization and is accounted for as a component of the investment. Equity method investments are subject to impairment under the provisions of Accounting Principles Board (“APB”) Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock.

Property and Equipment — Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over estimated useful lives of three to five years except for buildings which are depreciated over twenty-five to thirty years. Leasehold improvements are amortized over the shorter of the lease term or their estimated useful life.

Intangible and Long-lived Assets — SCM evaluates long-lived assets under SFAS No. 144, Accounting for the Impairment or Disposal of Long-lived Assets. SCM evaluates its long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets or intangibles may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net undiscounted cash flows expected to be generated by an asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Intangible assets with definite lives are being amortized using the straight-line method over the estimated useful lives of the related assets, from two to five years.

Product warranties — SCM accrues the estimated cost of product warranties at the time of sale. SCM’s warranty obligation is affected by actual warranty costs, including material usage or service delivery costs incurred in correcting a product failure. If actual material usage or service delivery costs differ from estimates, revisions to the estimated warranty liability would be required.

Revenue Recognition — SCM recognizes revenue pursuant to Staff Accounting Bulletin (“SAB”) No. 104, Revenue Recognition. Accordingly, revenue from product sales is recognized upon product shipment, provided that risk and title have transferred, a purchase order has been received, the sales price is fixed and determinable and collection of the resulting receivable is probable. Maintenance revenue is deferred and amortized ratably over the period of the maintenance contract. Provisions for estimated warranty repairs and returns and allowances are provided for at the time of sale.

Research and Development — Research and development expenses are expensed as incurred and consist primarily of employee compensation and fees for the development of prototype products.

Freight Costs — SCM reflects the cost of shipping its products to customers as cost of revenue. Reimbursements received from customers for freight costs are not significant, but when received are recognized as revenue.

SCM MICROSYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Income Taxes — SCM accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes, which requires the asset and liability approach for financial accounting and reporting of income taxes. Deferred income taxes reflect the recognition of future tax consequences of events, that have been recognized in SCM’s financial statements or tax returns. A valuation allowance is provided to reduce the net deferred tax asset to an amount that is more likely than not to be realized.

During the first quarter of fiscal 2007, SCM adopted the provisions of, and accounted for uncertain tax positions in accordance with the Financial Accounting Standards Board’s (“FASB”) Interpretation No. 48, Accounting For Uncertain Tax Positions (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. It prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.

Such changes in recognition or measurement might result in the recognition of a tax benefit or an additional charge to the tax provision in the period. As a result of the adoption of FIN 48, SCM recognized a $1.5 million decrease to income taxes payable for uncertain tax positions. This decrease was accounted for as an adjustment to the beginning balance of accumulated deficit on the balance sheet. Including this decrease, at the beginning of 2007, SCM had $0.1 million of unrecognized tax benefits included in income taxes payable on the consolidated balance sheet. See Note 11 for further information regarding SCM’s tax disclosures.

Stock-based Compensation — During the first quarter of 2006, SCM adopted the provisions of, and accounted for stock-based compensation in accordance with, SFAS No. 123 — revised 2004 (“SFAS 123(R)”), Share-Based Payment, which replaced SFAS No. 123, Accounting for Stock-Based Compensation and supersedes Accounting Principles Board (“APB”) Opinion No. 25 (“APB 25”), Accounting for Stock Issued to Employees. Under the fair value recognition provisions of this statement, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the requisite service period, which is the vesting period. SCM elected to use the modified-prospective method, under which prior periods are not revised for comparative purposes. The valuation provisions of SFAS 123(R) apply to new grants and to grants that were outstanding as of the effective date and are subsequently modified. Estimated compensation for grants that were outstanding as of the effective date will be recognized over the remaining service period using the compensation cost estimated for the SFAS 123 pro forma disclosures.

The adoption of SFAS 123(R) did not have a material impact on SCM’s consolidated financial position, results of operations and cash flows. See Note 2 for further information regarding SCM’s stock-based compensation assumptions and expenses, including pro forma disclosures for prior periods as if SCM had recorded stock-based compensation expense in accordance with SFAS 123.

In conjunction with the adoption of SFAS 123(R), SCM changed its method of attributing the value of stock-based compensation to expense from the accelerated multiple-option approach to the straight-line single option method. Compensation expense for all share-based payment awards granted prior to January 1, 2006 will continue to be recognized using the accelerated multiple-option approach while compensation expense for all share-based payment awards granted on or subsequent to January 1, 2006 has been and will continue to be recognized using the straight-line single-option approach.

Net Income or Loss Per Share — Basic and diluted net income or loss per share is based upon the weighted average number of common shares outstanding during the period. Diluted net income per share is based upon the weighted average number of common shares and dilutive-potential common share equivalents outstanding during the period. Dilutive-potential common share equivalents are excluded from the computation in loss periods as their effect would be antidilutive. If there is a loss from continuing operations, diluted net income per share would be computed in the same manner as basic net income per share is computed, even if an entity has net income after adjusting for a discontinued operation, an extraordinary item, or the cumulative effect of an accounting change.

SCM MICROSYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Foreign Currency Translation and Transactions — The functional currencies of SCM’s foreign subsidiaries are the local currencies, except for the Singapore subsidiary, which uses the U.S. dollar as its functional currency. For those subsidiaries whose functional currency is the local currency, SCM translates assets and liabilities to U.S. dollars using period-end exchange rates and translate revenues and expenses using average exchange rates during the period. Exchange gains and losses arising from translation of foreign entity financial statements are included as a component of other comprehensive income (loss). Gains and losses from transactions denominated in currencies other than the functional currencies of SCM are included in other income and expense. SCM recorded a currency loss of $2.6 million in 2008, $0.3 million in 2007 and $0.3 million in 2006.

Concentration of Credit Risk — Financial instruments that potentially expose SCM to concentrations of credit risk consist primarily of cash and cash equivalents, accounts receivable and short-term investments. SCM’s cash equivalents primarily consist of money market accounts and commercial paper with maturities of less than three months. SCM primarily sells its products to companies in the United States, Asia and Europe. Two U.S.-based customers represented 29% and 18%, respectively, of the accounts receivable balance at December 31, 2008. SCM does not require collateral or other security to support accounts receivable. To reduce risk, SCM’s management performs ongoing credit evaluations of its customers’ financial condition. SCM maintains allowances for potential credit losses.

Comprehensive Income (Loss) — SFAS No. 130, Reporting Comprehensive Income requires an enterprise to report, by major components and as a single total, the change in net assets during the period from non-owner sources. Comprehensive income (loss) for the years ended December 31, 2008, 2007 and 2006 has been disclosed within the consolidated statements of stockholders’ equity and comprehensive income (loss).

Recently Issued Accounting Standards:

In December 2007, FASB issued SFAS No. 141 (revised 2007), business combinations (“SFAS No. 141(R)”). Under SFAS No. 141(R), an entity is required to recognize the assets acquired, liabilities assumed, contractual contingencies, and contingent consideration at their fair value on the acquisition date. It further requires that acquisition-related costs be recognized separately from the acquisition and expensed as incurred, restructuring costs generally be expensed in periods subsequent to the acquisition date, and changes in accounting for deferred tax asset valuation allowances and acquired income tax uncertainties after the measurement period be included in income tax expense. In addition, acquired in-process research and development is capitalized as an intangible asset and amortized over its estimated useful life. The adoption of SFAS No. 141(R) will change SCM’s accounting treatment for business combinations on a prospective basis beginning in the first quarter of fiscal year 2009.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51. SFAS No. 160 changes the accounting and reporting for minority interests, which will be recharacterized as non-controlling interests and classified as a component of equity. SFAS No. 160 is effective for SCM on a prospective basis for business combinations with an acquisition date beginning in the first quarter of fiscal year 2009. As of December 31, 2008, SCM did not have any minority interests.

On January 1, 2008, SCM adopted SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115 . SFAS No. 159 permits companies to choose to measure certain financial instruments and other items at fair value using an instrument-by-instrument election. The standard requires that unrealized gains and losses are reported in earnings for items measured using the fair value option. The adoption of SFAS No. 159 did not have an impact on SCM’s consolidated financial position, results of operations or cash flows.

On January 1, 2008, SCM adopted SFAS No. 157, Fair Value Measurements , for all financial assets and financial liabilities and for all non-financial assets and non-financial liabilities recognized or disclosed at fair value in the financial statements on a recurring basis (i.e., at least annually). SFAS No. 157 defines fair value, establishes a

SCM MICROSYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

framework for measuring fair value, and enhances fair value measurement disclosure. SFAS No. 157 does not change the accounting for those instruments that were, under previous GAAP, accounted for at cost or contract value. The adoption of SFAS No. 157 did not have a significant impact on SCM’s consolidated financial statements, and the resulting fair values calculated under SFAS No. 157 after adoption were not significantly different than the fair values that would have been calculated under previous guidance.

SFAS No. 157 establishes a fair value hierarchy that requires an entity to maximize the use of observable objective inputs and minimize the use of unobservable inputs, which require additional reliance on SCM’s judgment, when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. SFAS No. 157 establishes three levels of inputs that may be used to measure fair value:

•	Level 1 — Quoted prices for identical instruments in active markets;

•	Level 2 — Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active and model-derived valuations, in which all significant inputs are observable in active markets; and

•	Level 3 — Valuations derived from valuation techniques, in which one or more significant inputs are unobservable.

SCM uses the following classifications to measure different financial instruments at fair value, including an indication of the level in the fair value hierarchy in which each instrument is generally classified:

Cash equivalents include highly liquid debt investments (money market fund deposits, commercial paper and treasury bills) with maturities of three months or less at the date of acquisition. These financial instruments are classified in Level 1 of the fair value hierarchy.

Short-term investments consist of corporate notes and United States government agency instruments and are classified as available-for-sale. These financial instruments are classified in Level 1 of the fair value hierarchy. As of December 31, 2008, SCM has no short-term investments.

Assets that are measured and recognized at fair value on a recurring basis classified under the appropriate level of the fair value hierarchy as of December 31, 2008 were as follows (in thousands):

	Level 1	Level 2	Level 3	Total

Money market fund deposits	$9,426	$—	$—	$9,426

As of December 31, 2008, there are no liabilities that are measured and recognized at fair value on a recurring basis.

In February 2008, the FASB issued FASB Staff Position (“FSP”) 157-1, Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements that Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13 , and FSP 157-2, Effective Date of FASB Statement No. 157 . FSP 157-1 amends SFAS No. 157 to remove certain leasing transactions from its scope. FSP 157-2 delays the effective date of SFAS No. 157 for all non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (i.e., at least annually), until the beginning of the first quarter of fiscal 2009. The adoption of SFAS No. 157 to non-financial assets and non-financial liabilities is not expected to have a material impact to the consolidated financial statements of SCM.

SCM MICROSYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	Stockholders’ Equity and Stock-Based Compensation

Stockholders Rights Plan

On November 8, 2002, SCM’s board of directors approved a stockholders rights plan. Under the plan, SCM declared a dividend of one preferred share purchase right for each share of SCM’s common stock held by SCM stockholders of record as of the close of business on November 25, 2002. Each preferred share purchase right entitles the holder to purchase from SCM one one-thousandth of a share of Series A participating preferred stock, par value $0.001 per share, at a price of $30.00, subject to adjustment. The rights will become exercisable only upon the occurrence of certain events. If a person or group acquires, or announces a tender or exchange offer that would result in the acquisition of 15% or more of SCM’s common stock while the stockholder rights plan remains in place, then, unless the rights are redeemed by SCM for $0.001 per right, the rights will become exercisable by all rights holders except the acquiring person or group for shares of SCM or the third-party acquirer having a value of twice the right’s then-current exercise price. The stockholder rights plan may have the effect of deterring or delaying a change in control of SCM.

On December 10, 2008, SCM and the rights agent entered into the first amendment to the rights agreement to provide that the execution or delivery of the Hirsch merger agreement and the public announcement and consummation of the transactions contemplated by the merger agreement and the ancillary agreements will not cause: (i) the rights to purchase series A participating preferred stock pursuant to the rights agreement to become exercisable under the rights agreement; (ii) Hirsch or any of its affiliates to be deemed an “Acquiring Person” (as that term is used in the rights agreement); or (iii) a Triggering Event, the Distribution Date or the Shares Acquisition Date (as such terms are defined in the rights agreement) to occur.

Stock-Based Compensation Plans

SCM has a stock-based compensation program that provides its board of directors discretion in creating employee equity incentives. This program includes incentive and non-statutory stock options under various plans, the majority of which are stockholder approved. Stock options are generally time-based and expire seven to ten years from the date of grant. Vesting varies, with some options vesting 25% each year over four years; some vesting 1/12th per month over one year; some vesting 100% after one year; and some vesting 1/12th per month, commencing four years from the date of grant. Additionally, SCM previously had an Employee Stock Purchase Plan (“ESPP”) that allowed employees to purchase shares of common stock at 85% of the fair market value at the lower of either the date of enrolment or the date of purchase. Shares issued as a result of stock option exercises and the ESPP are newly issued shares. SCM’s ESPP, director option plan and 1997 stock option plan all expired in March 2007. In 2007, SCM’s board of directors and its stockholders approved SCM’s 2007 stock option plan, pursuant to which options to purchase 1.5 million shares of SCM’s common stock may be granted. As of December 31, 2008, an aggregate of approximately 3.0 million shares of common stock was reserved for future issuance under SCM’s stock option plans, of which 1.8 million shares were subject to outstanding options.

On January 1, 2006, SCM adopted the provisions of SFAS 123(R) for its share-based compensation plans. Under SFAS 123(R), SCM is required to recognize stock-based compensation costs based on the estimated fair value at the grant date for its share-based awards. In accordance with this standard, SCM recognizes the compensation cost of all share-based awards on a straight-line basis over the requisite service period which is the vesting period of the award.

SCM elected to use the modified prospective transition method as permitted by SFAS 123(R) and therefore has not restated its financial results for prior periods. Under this transition method, in the three years ended December 31, 2008, the compensation cost recognized includes the cost for all stock-based compensation awards granted prior to, but not yet vested as of January 1, 2006, based on the grant-date fair value estimated in accordance with the original provisions of SFAS 123. In conjunction with the adoption of SFAS 123(R), SCM changed its method of attributing the value of stock-based compensation to expense from the accelerated multiple-option

SCM MICROSYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

approach to the straight-line single option method. Compensation expense for all share-based payment awards granted prior to January 1, 2006 will continue to be recognized using the accelerated multiple-option approach while compensation expense for all share-based payment awards granted on or subsequent to January 1, 2006 has been and will continue to be recognized using the straight-line single-option approach.

Compensation expense recognized in the consolidated statements of operations in the three years ended December 31, 2008 is based on awards ultimately expected to vest and reflects estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Prior to adoption of SFAS 123(R) SCM accounted for forfeitures as they occurred.

In calculating the compensation cost, SCM estimates the fair value of each option grant on the date of grant using the Black-Scholes-Merton option pricing model. The Black-Scholes-Merton option pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, the Black-Scholes-Merton model requires the input of highly subjective assumptions including the expected stock price volatility.

On November 10, 2005, the FASB issued FASB Staff Position No. FAS 123(R)-3 (“SFAS 123(R)-3”), Transition Election Related to Accounting for Tax Effects of Share-Based Payment Awards. SCM has elected to adopt the alternative transition method provided in the FASB Staff Position for calculating the tax effects of stock-based compensation pursuant to SFAS 123(R). The alternative transition method includes simplified methods to establish the beginning balance of the additional paid-in capital pool (“APIC pool”) related to the tax effects of employee stock-based compensation, and to determine the subsequent impact on the APIC pool and consolidated statements of cash flows of the tax effects of employee stock-based compensation awards that are outstanding upon adoption of SFAS 123(R).

The following table illustrates the stock-based compensation expense resulting from stock options and shares issued under the ESPP included in the consolidated statements of operations for the years ended December 31, 2008, 2007 and 2006:

	Year Ended
	December 31,	December 31,	December 31,
	2008	2007	2006
	(In thousands)

Cost of revenue	$22	$63	$36
Research and development	50	73	110
Selling and marketing	119	233	163
General and administrative	164	356	323

Stock-based compensation expense before income Taxes	$355	$725	$632
Income tax benefit	0	0	—

Stock-based compensation expense after income taxes	$355	$725	$632

Stock Option Plans

SCM’s Director Option Plan and 1997 Stock Option Plan expired in March 2007 and as a result, options can no longer be granted under these plans. However, outstanding options granted under these plans remain exercisable in accordance with the terms of the original grant agreements.

In November 2007, stockholders approved the 2007 Stock Option Plan, which authorizes the issuance of up to 1.5 million shares of SCM’s common stock pursuant to stock option grants. As of December 31, 2008, a total of

SCM MICROSYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

1.1 million shares of SCM’s common stock are reserved for future option grants under the 2000 Stock Option Plan and the 2007 Stock Option Plan, and 1.8 million shares were reserved for future issuance pursuant to outstanding options.

A summary of the activity under SCM’s stock option plans for the three years ended December 31, 2008 is as follows:

					Weighted
			Weighted		Average
	Options	Number of	Average	Aggregate	Remaining
	Available	Options	Exercise Price	Intrinsic	Contractual
	for Grant	Outstanding	per Share	Value	Life (In Years)

Balance at January 1, 2006 (2,099,539 exercisable at $20.56)	3,036,308	2,822,761	$16.26

Options Authorized	35,000	—	—
Options Granted	(376,794)	376,794	$3.26	—	—
Options Cancelled or Expired	1,390,261	(1,390,261)	$17.71	—	—
Options Exercised	—	(26,039)	$2.78	$8,716	—

Balance at December 31, 2006 (1,208,481 exercisable at $17.02)	4,084,775	1,783,255	$12.58	$81,808	5.79

Options Authorized	1,500,000	—	—
Options Granted	(506,181)	506,181	$3.83	—	—
Options Cancelled or Expired	(3,585,101)	(414,726)	$9.38	—	—
Options Exercised	—	(12,438)	$3.05	$9,085	—

Balance at December 31, 2007 (1,260,320 exercisable at $14.51)	1,493,493	1,862,272	$10.97	$191,809	5.77

Options Authorized	—	—	—
Options Granted	(596,001)	596,001	$3.01	—	—
Options Cancelled or Expired	237,727	(615,332)	$16.68	—	—
Options Exercised	—	(6,250)	$2.93	$1,507	—

Balance at December 31, 2008	1,135,219	1,836,691	$6.51	$13,652	5.62

Vested or expected to vest at December 31, 2008		1,682,277	$6.81	$10,587	5.51

Exercisable at December 31, 2008		1,042,442	$9.04	$0	4.78

SCM MICROSYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes information about options outstanding as of December 31, 2008:

	Options Outstanding			Options Exercisable
		Weighted
		Average	Weighted		Weighted
		Remaining	Average		Average
	Number	Contractual	Exercise	Number	Exercise
Range of Exercise Prices	Outstanding	Life (Years)	Price	Exercisable	Price

$ 1.50 - $ 3.05	568,155	6.42	$2.89	122,824	$2.89
$ 3.06 - $ 3.41	519,424	6.42	3.26	294,434	3.32
$ 3.44 - $ 5.86	374,198	6.55	4.29	250,270	4.31
$ 5.90 - $ 52.63	367,257	2.38	17.70	367,257	17.70
$ 63.00 - $ 83.00	7,657	0.43	66.92	7,657	66.92

$ 1.50 - $ 83.00	1,836,691	5.62	$6.51	1,042,442	$9.04

The weighted-average grant date fair value per option for options granted during the years ended December 31, 2008, 2007 and 2006 was $1.35, $1.80 and $1.71, respectively. Cash proceeds from the exercise of stock options were $18,000, $38,000 and $72,000 for the three years ended December 31, 2008, 2007 and 2006, respectively. At December 31, 2008, there was $0.8 million of unrecognized stock-based compensation expense, net of estimated forfeitures related to non-vested options, that is expected to be recognized over a weighted-average period of 2.6 years.

The fair value of option grants was estimated by using the Black-Scholes-Merton model with the following weighted-average assumptions for the three years ended December 31, 2008, respectively:

	2008	2007	2006

Risk-free interest rate	2.49%	4.23%	4.81%
Expected volatility	58%	56%	67%
Expected term in years	4.00	4.00	3.92
Dividend yield	None	None	None

Expected Volatility:  SCM’s computation of expected volatility for the three years ended December 31, 2008 is based on the historical volatility of SCM’s stock for a time period equivalent to the expected life.

Dividend Yield:  The dividend yield assumption is based on SCM’s history and expectation of dividend payouts.

Risk-Free Interest Rate:  The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for the expected term of the option.

Expected Term:  SCM’s expected term represents the period that SCM’s stock-based awards are expected to be outstanding and was determined for the three years ended December 31, 2008 based on historical experience of similar awards, giving consideration to the contractual terms of the stock-based awards, vesting schedules and expectations of future employee behavior. Stock options are generally granted with vesting periods between one and five years.

Forfeiture Rates:  Compensation expense recognized in the consolidated statement of operations for the three years ended December 31, 2008 is based on awards ultimately expected to vest, and reflects estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Prior to adoption of SFAS 123(R), SCM accounted for forfeitures as they occurred.

SCM MICROSYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

1997 Employee Stock Purchase Plan

Until its expiration in March 2007, SCM’s ESPP permitted eligible employees to purchase common stock through payroll deductions up to 10% of their base wages at a purchase price of 85% of the lower of fair market value of the common stock at the beginning or end of each offering period. SCM had a two-year rolling plan with four purchases every six months within the offering period. If the fair market value per share was lower on the purchase date than the beginning of the offering period, the current offering period terminated and a new two year offering period would have commenced. SCM’s ESPP restricted the maximum amount of shares purchased by an individual to $25,000 worth of common stock each year. During 2008, 2007 and 2006, a total of zero, 27,145 and 78,679 shares, respectively, were issued under the plan. As of December 31, 2008, no shares were available for future issuance under SCM’s ESPP, due to the plan’s expiration in March 2007.

The fair value of issuances under SCM’s ESPP was estimated on the issuance date by applying the principles of FASB Technical Bulletin 97-1 (“FTB 97-1”), Accounting under Statement 123 for Certain Employee Stock Purchase Plan with a Look Back Option, and using the Black-Scholes-Merton option pricing model. Stock-based compensation expense related to SCM’s ESPP recognized under SFAS 123(R) for the year ended December 31, 2007 was a benefit of $40,000. The benefit stemmed from the expiration of the plan before the expected offering periods had terminated. At December 31, 2008, there was no further unrecognized stock-based compensation expense related to outstanding ESPP shares as the plan expired in March 2007.

The following weighted average assumptions are included in the estimated grant date fair value calculations for rights to purchase stock under the ESPP:

	2008	2007	2006

Expected life	—	—	15 months
Risk-free interest	—	—	4.90%
Volatility	—	—	49%
Dividend yield	—	—	None

The weighted-average fair value of purchase rights granted under the Purchase Plan in 2006 was $1.36 per share.

3.	Discontinued Operations

On May 22, 2006, SCM completed the sale of substantially all the assets and some of the liabilities associated with its DTV solutions business to Kudelski for a total consideration of $10.6 million in cash, of which $9.0 million was paid at the time of sale and $1.6 million, which was paid in May 2007.

In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long Lived Assets, for the fiscal years ended December 31, 2008, 2007 and 2006, the DTV solutions business has been presented as discontinued operations in the consolidated statements of operations and cash flows and all prior periods have been reclassified to conform to this presentation.

Based on the carrying value of the assets and the liabilities attributed to the DTV solutions business on May 22, 2006, and the estimated costs and expenses incurred in connection with the sale, SCM recorded a net pretax gain of approximately $5.5 million. An additional $1.5 million gain on sale of discontinued operations was realized in May 2007 primarily resulting from the final payment by Kudelski as described above.

Based on a “Transition Services and Side Agreement” between SCM and Kudelski, revenues relating to the discontinued operations of the DTV solutions business were generated for a limited time after the sale of the DTV solutions business. Under this agreement, a service fee was earned by SCM for its services related to ordering products from a supplier and selling these products to Kudelski. The agreement was terminated at the end of the first quarter of 2007 and related revenues ceased to be generated after that period.

SCM MICROSYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The operating results for the discontinued operations of the DTV solutions business for the fiscal years ended December 31, 2008, 2007 and 2006 are as follows:

	Years Ended December 31,
	2008	2007	2006
	(In thousands)

Net revenue	$—	$496	$13,513
Operating gain (loss)	$2	$61	$(1,287)
Income before income taxes	$2	$84	$2,953
Income tax benefit	$—	$—	$67
Gain from discontinued operations	$2	$84	$3,020

During 2003, SCM completed two transactions to sell its retail Digital Media and Video business. On July 25, 2003, SCM completed the sale of its digital video business to Pinnacle Systems and on August 1, 2003, SCM completed the sale of its retail digital media reader business to Zio Corporation. As a result of these sales, SCM has accounted for the retail Digital Media and Video business as discontinued operations.

In April 2008, SCM entered into an agreement to terminate its lease agreement for premises leased in the UK, which related to the discontinued Digital Media and Video business. This transaction resulted in a gain on sale of discontinued operations of approximately $0.4 million in the second quarter of 2008, which is the major portion of the $0.6 million gain on sale of discontinued operations for the year 2008. The remaining $0.2 million was mainly related to changes in estimates for lease commitments.

During 2007, net gain on disposal of the retail Digital Media and Video business was $0.1 million, which was mainly related to changes in estimates for lease commitments.

During 2006, net loss on disposal of the retail Digital Media and Video business was $0.1 million, which was mainly related to changes in estimates for lease commitments.

The operating results for the discontinued operations of the retail Digital Media and Video business for the years ended December 31, 2008, 2007 and 2006 are as follows:

	Years Ended December 31,
	2008	2007	2006
	(In thousands)

Net revenue	$—	$—	$—
Operating loss	$(329)	$(304)	$(168)
Income (loss) before income taxes	$662	$(207)	$(76)
Income tax benefit (provision)	$(877)	$(92)	$564
Gain (loss) from discontinued operations	$(215)	$(299)	$488

The operating loss for the Digital Media and Video business resulted from general and administrative expenses for the discontinued entities in the U.S. and UK, mainly in connection with the long-term lease agreements from the discontinued operations.

The income before income taxes in 2008 mainly resulted from foreign exchange gains in the second half of 2008.

The income tax provision mainly relates to a deferred tax liability for undistributed earnings and profits of an SCM subsidiary, which are not considered to be permanently invested.

SCM MICROSYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.	Short-Term Investments

At December 31, 2008, the amount of short-term investments was zero. The fair value of short-term investments at December 31, 2007 was as follows:

December 31, 2007
		Unrealized	Unrealized	Estimated
	Amortized	Gain on	Loss on	Fair
	Cost	Investments	Investments	Value
(In thousands)

Corporate notes	$13,872	$—	$(28)	$13,844

SCM adopted SFAS No. 157 during the quarter ended March 31, 2008, see Note 1 — Basis of Presentation, for further discussion and explanation.

5.	Inventories

Inventories consist of:

	December 31,
	2008	2007
	(In thousands)

Raw materials	$1,648	$1,202
Finished goods	3,417	1,536

Total	$5,065	$2,738

6.	Equity Investments

Equity investments consist of:

	December 31,
	2008	2007
	(In thousands)

TranZfinity, Inc.	$2,244	$—

On October 1, 2008, SCM entered into a Stock Purchase Agreement with TranZfinity, a privately held entity, pursuant to which SCM purchased a 33.7% ownership interest for an aggregate purchase price of $2.5 million. This investment is accounted for using the equity method of accounting.

As of the time of the initial investment, the purchase price exceeded SCM’s proportionate share of the assets acquired and liabilities assumed by approximately $1.9 million. The difference was attributable to intangibles of $0.1 million and equity method goodwill of $1.8 million. The excess investment relating to intangibles was mainly amortized in 2008 due to the nature of the intangibles. Such amortization amounted to $0.1 million for the year ended December 31, 2008 and has been recorded as a reduction of equity in earnings of unconsolidated equity method investees. The equity-method goodwill is not amortized in accordance with SFAS 142; however, it is analyzed for impairment annually.

For the year ended December 31, 2008, SCM recorded a loss of $0.2 million for its share of the losses realized by TranZfinity.

SCM MICROSYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.	Property and Equipment

Property and equipment, net consist of:

	December 31,
	2008	2007
	(In thousands)

Land	$—	$142
Building and leasehold improvements	1,734	1,972
Furniture, fixtures and office equipment	2,777	3,223
Automobiles	28	35
Purchased software	3,233	3,526

Total	7,772	8,898
Accumulated depreciation	(6,536)	(7,376)

Property and equipment, net	$1,236	$1,522

SCM recorded depreciation expense in the amount of $0.3 million for each of the years ended December 31, 2008, 2007 and 2006.

8.	Intangible Assets

SCM entered into an Exclusive Cooperation Agreement (the “Agreement”) on April 17, 2008 with TranZfinity. Under the terms of the Agreement, as amended, TranZfinity works with SCM to develop modular USB devices for SCM’s product portfolio and will supply SCM’s customers with TranZfinity’s application software and services supporting those devices. Pursuant to the Agreement, SCM is obligated to pay TranZfinity up to $1.0 million exclusivity fee for the right to be the exclusive provider of those products (the “Exclusive Products”) of which $0.3 million was paid as of December 31, 2008. SCM capitalized these prepayments and is recording amortization expense based on the estimated useful life.

		December 31, 2008
		Gross
	Amortization	Carrying	Accumulated
	Period	Value	Amortization	Net
	(In thousands)

Exclusivity right	54 months	$321	$(14)	$307

In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, SCM’s intangible assets are subject to amortization. SCM evaluates long-lived assets under SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

Amortization expense related to intangible assets for continuing operations was $14,000, $0.3 million and $0.7 million for the years ended December 31, 2008, 2007 and 2006, respectively. Amortization expense resulting from the exclusivity right is recorded as part of cost of revenue.

SCM MICROSYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Estimated future amortization of intangible assets is as follows (in thousands):

Fiscal Year	Amount

2009	$71
2010	71
2011	71
2012	71
2013	23

Total	$307

9.	Restructuring and Other Charges

Continuing Operations

During 2008, SCM incurred no restructuring and other charges related to continuing operations. During 2007, SCM realized income from the reversal of a severance accrual related to continuing operations of $4,000. During 2006, SCM incurred net restructuring and other charges related to continuing operations of approximately $1.4 million.

Accrued liabilities related to restructuring actions and other activities during 2008, 2007 and 2006 consist of the following:

	Lease/Contract		Other
	Commitments	Severance	Costs	Total
	(In thousands)

Balances as of January 1, 2006	$32	$152	$9	$193
Provision for 2006	33	1,320	—	1,353
Changes in estimates	(2)	4	—	2

	31	1,324	—	1,355
Payments and other changes in 2006	(48)	(1,370)	—	(1,418)

Balances as of December 31, 2006	15	106	9	130
Provision for 2007	—	—	—	—
Changes in estimates	—	(4)	—	(4)

	—	(4)	—	(4)
Payments and other changes in 2007	(3)	(102)	1	(104)

Balances as of December 31, 2007	12	—	$10	22
Provision for 2008	—	—	—	—
Changes in estimates	—	—	—	—

	—	—	—	—
Payments and other changes in 2008	(5)	—	(1)	(6)

Balances as of December 31, 2008	$7	$—	$9	$16

For the year ended December 31, 2006, restructuring and other charges primarily related to severance costs in connection with a reduction in force resulting from SCM’s decision to transfer all manufacturing operations from its Singapore facility to contract manufacturers as well as the decision to transfer the corporate headquarter functions from California to Germany and local finance functions from the U.S. and Singapore to Germany. Approximately $0.3 million of the restructuring amount related to severance for manufacturing personnel and was therefore

SCM MICROSYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

recorded in cost of revenue. The remaining $1.1 million was recorded in operating expenses and was primarily made up of severance for non-manufacturing personnel.

Discontinued Operations

During 2008 and 2007, SCM recorded $0.6 million and $0.1 million of income within discontinued operations which resulted from the reversal of accruals related to prior restructuring activity of disposed businesses. During 2006 SCM incurred restructuring and other charges related to discontinued operations of approximately $0.1 million.

Accrued liabilities related to restructuring actions and other activities during 2008, 2007 and 2006 consist of the following:

	Lease/Contract	Other
	Commitments	Costs	Total
	(In thousands)

Balances as of January 1, 2006	3,198	506	3,704
Provision for 2006	2	5	7
Changes in estimates	87	—	87

	89	5	94
Payments and other changes in 2006	(338)	(159)	(497)

Balances as of December 31, 2006	2,949	352	3,301
Provision for 2007	—	—	—
Changes in estimates	(70)	(40)	(110)

	(70)	(40)	(110)
Payments and other changes in 2007	(290)	37	(253)

Balances as of December 31, 2007	2,589	349	2,938
Provision for 2008	—	—	—
Changes in estimates	(594)	—	(594)

	(594)	—	(594)
Payments and other changes in 2008	(765)	(19)	(784)

Balances as of December 31, 2008	$1,230	$330	$1,560

Income from discontinued operations for the year ended December 31, 2008 was $0.6 million. This primarily related to a net gain of $0.4 million in the second quarter of 2008, which resulted from a termination payment and related transaction costs incurred of $0.5 million, offset by the reversal of related restructuring accruals of $0.9 million, which related to the termination of SCM’s lease agreement for premises leased in the UK. The remaining $0.2 million was primarily related to changes in estimates for lease commitments.

Income from discontinued operations for the fiscal year ended December 31, 2007 primarily related to changes in estimates for lease obligations.

Discontinued operation costs for the fiscal year ended December 31, 2006 primarily related to changes in estimates for lease obligations.

SCM MICROSYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

10.	Gain on Sale of Assets

On October 30, 2008, SCM sold at an auction certain non-strategic patents that are unrelated to SCM’s current business to a third party for cash of $1.4 million, net of costs, and recognized a gain of $1.4 million on the transaction.

11.	Income Taxes

Loss before income taxes for domestic and non-U.S. continuing operations is as follows:

	2008	2007	2006
	(In thousands)

Income (loss) from continuing operations before income taxes:
U.S.	$(1,669)	$1,113	$(2,709)
Foreign	(8,065)	(4,292)	(4,908)

Loss from continuing operations before income taxes	$(9,734)	$(3,179)	$(7,617)

The benefit (provision) for income taxes consisted of the following:

	December 31,
	2008	2007	2006
	(In thousands)

Deferred:
Federal	$—	$—	$—
State	(370)	—	—
Foreign	(11)	26	(2)

	(381)	26	(2)

Current
Federal	(4)	(35)	—
State	(79)	(31)	(4)
Foreign	(288)	(73)	(67)

	(371)	(139)	(71)

Total provision for income taxes	$(752)	$(113)	$(73)

SCM MICROSYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Significant items making up deferred tax assets and liabilities are as follows:

	December 31,
	2008	2007
	(In thousands)

Deferred tax assets:
Allowances not currently deductible for tax purposes	$651	$842
Net operating loss carryforwards	41,419	39,924
Accrued and other	485	440

	42,555	41,206
Less valuation allowance	(37,982)	(41,206)

	4,573	0
Deferred tax liability:
Other	(5,913)	(77)

Net deferred tax liability	$(1,340)	$(77)

During the years ended December 31, 2008 and 2007, SCM recognized a benefit of $0.7 million and $0.5 million, respectively, from the utilization of net operating loss carryforwards for which SCM had previously established a full valuation allowance. Because of the full valuation allowance recorded for the deferred tax assets, the benefit from the utilization of this tax attribute had not been previously recognized.

The net deferred tax liabilities are from foreign and state tax liabilities. Federal and state deferred tax assets cannot be used to offset foreign deferred tax liabilities. The state deferred tax liabilities result from the 2008 and 2009 state suspension of the use of net operating loss carryforwards.

The provision for taxes reconciles to the amount computed by applying the statutory federal rate to loss before income taxes from continuing operations as follows:

	2008	2007	2006

Computed expected tax benefit	34%	34%	34%
State taxes, net of federal benefit	(0)%	(1)%	—
Foreign taxes benefits provided for at rates other than U.S. statutory rate	(3)%	3%	10%
Change in valuation allowance	(30)%	(15)%	(44)%
Permanent Differences	(6)%	(24)%	(1)%
Other	(3)%	(1)%	(0)%

Effective income tax expense rate	(8)%	(4)%	(1)%

As of December 31, 2008, SCM has net operating loss carryforwards of approximately $69.8 million for federal, $31.5 million for state and $63.4 million for foreign income tax purposes. If not utilized, these carryforwards will begin to expire beginning in 2012 for federal purposes and have already begun to expire for state and foreign purposes.

The Tax Reform Act of 1986 limits the use of net operating loss and tax credit carryforwards in certain situations where changes occur in the stock ownership of a company. In the event SCM has a change in ownership, utilization of the carryforwards could be restricted.

SCM intends to distribute earnings from two of its foreign subsidiaries and deferred taxes have been calculated for this future distribution. SCM has no present intention of remitting undistributed earnings of other foreign subsidiaries, and accordingly, no deferred tax liability has been established relative to these undistributed earnings.

SCM MICROSYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

During the first quarter of fiscal 2007, SCM adopted the provisions of, and accounted for uncertain tax positions in accordance with FIN 48. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. It prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.

As a result of adoption of FIN 48, unrecognized tax benefits were reclassified to long-term income taxes payable, where applicable.

As a result of the implementation, SCM recognized a $1.5 million decrease to income taxes payable for uncertain tax positions. This decrease was accounted for as an adjustment to the beginning balance of accumulated deficit as of January 1, 2007 on the consolidated balance sheet.

A reconciliation of the beginning and ending amount of unrecognized tax benefits with an impact on SCM’s consolidated balance sheets or results of operations is as follows:

	2008	2007
	(In thousands)

Balance at January 1	$157	$142
Additions based on tax positions related to the current year	54	—
Additions for tax positions of prior years	2	15
Reductions for tax positions of prior years	(77)	—
Settlements	—	—

Balance at December 31	$136	$157

While timing of the resolution and/or finalization of tax audits is uncertain, SCM does not believe that its unrecognized tax benefits as disclosed in the above table would materially change in the next 12 months.

In addition, as of December 31, 2008 and 2007, SCM determined $2.1 million and $4.1 million, respectively, in liability for unrecognized tax benefits, which was accounted for as a decrease to deferred tax assets which had a full valuation allowance against them and has no impact on SCM’s consolidated balance sheets or results of operations for the years 2008 and 2007. The reduction during 2008 is mainly the result of the settlement of tax positions with the taxing authority of one of SCM’s foreign subsidiaries during Q4 2008.

SCM recognizes interest and penalties related to uncertain tax positions in income tax expense. As of December 31, 2008 and 2007, approximately $48,000 and $43,000, respectively, of accrued interest and penalties related to uncertain tax positions.

SCM files U.S. federal, U.S. state and foreign tax returns. SCM is generally no longer subject to tax examinations for years prior to 2000. However, if loss carryforwards of tax years prior to 2000 are utilized in the U.S., these tax years may become subject to investigation by the tax authorities.

SCM MICROSYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12.	Net Income (Loss) Per Common Share

The following is a reconciliation of the numerators and denominators used in computing basic and diluted net income (loss) per common share:

	Years Ended December 31,
	2008	2007	2006
	(In thousands, except per
	share amounts)

Loss from continuing operations	$(10,486)	$(3,292)	$(7,690)
Discontinued operations	376	1,371	8,732

Net income (loss)	$(10,110)	$(1,921)	$1,042

Shares (denominator):
Weighted average common shares outstanding used in computation of basic and diluted income (loss) per share	15,743	15,725	15,638

Income (loss) per share — Basic and diluted:
Continuing operations	$(0.66)	$(0.21)	$(0.49)
Discontinued operations	0.02	0.09	0.56

Net income (loss)	$(0.64)	$(0.12)	$0.07

As SCM has incurred losses from continuing operations during each of the last three fiscal years, shares issuable under stock options are excluded from the computation of diluted earnings per share as their effect is anti-dilutive. Common stock equivalent shares issuable under stock options (which are in-the-money) and their weighted average exercise price for the three years ended December 31, 2008 are as follows:

	Years Ended December 31,
	2008	2007	2006

Common equivalent shares issuable	195	30,554	24,094
Weighted average exercise price of shares issuable	$1.58	$3.00	$2.78

13.	Segment Reporting, Geographic Information and Major Customers

SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, establishes standards for the reporting by public business enterprises of information about operating segments, products and services, geographic areas, and major customers. The method for determining what information to report is based on the way that management organizes the operating segments within SCM for making operating decisions and assessing financial performance. SCM’s chief operating decision maker is considered to be its executive staff, consisting of the Chief Executive Officer, the Chief Financial Officer and its Executive Vice Presidents.

SCM’s continuing operations provide secure digital access solutions to OEM customers in two markets segments: Secure Authentication and Digital Media and Connectivity. The “Secure Authentication” segment was previously referred to as “PC Security,” but the nomenclature has been revised to better reflect the broader range of applications SCM now addresses, including contactless payment, electronic healthcare, logical and physical access and other applications that require secure authentication of users. The “Digital Media and Connectivity” segment was previously referred to as “Digital Media Readers,” but the nomenclature was revised to better reflect the benefits of SCM’s readers as connectivity solutions.

The executive staff reviews financial information and business performance along these two business segments. SCM evaluates the performance of its segments at the revenue and gross margin level. SCM’s reporting

SCM MICROSYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

systems do not track or allocate operating expenses or assets by segment. SCM does not include intercompany transfers between segments for management purposes.

On May 22, 2006, SCM completed the sale of substantially all the assets and some of the liabilities associated with its DTV solutions business to Kudelski. In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long Lived Assets, for the fiscal years ended December 31, 2008, 2007 and 2006, this business has been presented as discontinued operations in the consolidated statements of operations and cash flows and all prior periods have been reclassified to conform to this presentation.

Summary information by segment for the years ended December 31, 2008, 2007 and 2006 is as follows:

	Years Ended December 31,
	2008	2007	2006
	(In thousands)

Secure Authentication
Revenues	$23,711	$24,427	$23,745
Gross profit	10,910	10,472	9,725
Gross profit %	46%	43%	41%
Digital Media and Connectivity
Revenues	$4,651	$6,008	$9,868
Gross profit	1,635	2,182	2,132
Gross profit %	35%	36%	22%
Total:
Revenues	$28,362	$30,435	$33,613
Gross profit	12,545	12,654	11,857
Gross profit %	44%	42%	35%

Geographic revenue is based on selling location. Information regarding revenue by geographic region is as follows:

	Years Ended December 31,
	2008	2007	2006
	(In thousands)

Revenues
United States	$12,176	$15,744	$14,695
Europe	9,860	8,722	13,294
Asia-Pacific	6,326	5,969	5,624

Total	$28,362	$30,435	$33,613

% of revenues
United States	43%	51%	43%
Europe	35%	29%	40%
Asia-Pacific	22%	20%	17%

Two customers exceeded 10% of total revenue for 2008 and one customer exceeded 10% of total revenue for each of 2007 and 2006. Two U.S. based customers represented 29% and 18%, respectively of SCM’s accounts receivable balance at December 31, 2008 and two U.S. based customers represented 30% and 15%, respectively of SCM’s accounts receivable balance at December 31, 2007.

SCM MICROSYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Long-lived assets by geographic location as of December 2008 and 2007 are as follows:

	December 31,
	2008	2007
	(In thousands)

Property and equipment, net:
United States	$5	$14
Europe	259	171
Asia-Pacific	972	1,337

Total	$1,236	$1,522

$0.9 million of the long-lived assets as of December 31, 2008 and all of the long-lived assets as of December 31, 2007, disclosed for Asia-Pacific, relate to SCM’s facilities in India.

14.	Commitments

SCM leases its facilities, certain equipment, and automobiles under non-cancelable operating lease agreements. These lease agreements expire at various dates during the next five years for agreements existing as of December 31, 2008.

Future minimum lease payments under non-cancelable operating leases as of December 31, 2008 are as follows for the years ending:

(In thousands)

2009	$1,501
2010	1,321
2011	635
2012	443
2013	377

Committed gross lease payments	4,277
Less: sublease rental income	(24)

Net operating lease obligation	$4,253

At December 31, 2008, SCM accrued approximately $1.2 million of restructuring charges in connection with a portion of the above lease commitments. Rent expense from continuing operations was $1.2 million, $1.2 million and $1.5 million in 2008, 2007 and 2006, respectively.

Purchases for inventories are highly dependent upon forecasts of the customers’ demand. Due to the uncertainty in demand from its customers, SCM may have to change, reschedule, or cancel purchases or purchase orders from its suppliers. These changes may lead to vendor cancellation charges on these purchases or contractual commitments. As of December 31, 2008, purchase and contractual commitments due within one year were approximately $10.0 million, and additional purchase and contractual commitments due within two years were approximately $2.9 million.

SCM provides warranties on certain product sales, which range from twelve to twenty-four months, and allowances for estimated warranty costs are recorded during the period of sale. The determination of such allowances requires SCM to make estimates of product return rates and expected costs to repair or to replace the products under warranty. SCM currently establishes warranty reserves based on historical warranty costs for each product line combined with liability estimates based on the prior twelve months’ sales activities. If actual return

SCM MICROSYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

rates and/or repair and replacement costs differ significantly from SCM’s estimates, adjustments to recognize additional cost of sales may be required in future periods.

Components of the reserve for warranty costs during the years ended December 31, 2008, 2007 and 2006 were as follows:

	Continuing	Discontinued
	Operations	Operations	Total
	(In thousands)

Balance at January 1, 2006	56	97	153
Additions related to current period sales	215	12	227
Warranty costs incurred in the current period	(64)	(13)	(77)
Adjustments to accruals related to prior period sales	(173)	(96)	(269)

Balance at December 31, 2006	34	0	34
Additions related to current period sales	67	—	67
Warranty costs incurred in the current period	(61)	—	(61)
Adjustments to accruals related to prior period sales	(4)	—	(4)

Balance at December 31, 2007	36	$0	$36
Additions related to current period sales	35	—	35
Warranty costs incurred in the current period	(20)	—	(20)
Adjustments to accruals related to prior period sales	(35)	—	(35)

Balance at December 31, 2008	$16	$0	$16

15.	Related-Party Transactions

On October 1, 2008, SCM entered into a Stock Purchase Agreement with TranZfinity, a privately held entity, pursuant to which SCM purchased a 33.7% ownership interest for an aggregate purchase price of $2.5 million. Felix Marx, CEO of SCM, has served since October on the board of directors of TranZfinity.

SCM entered into an Exclusive Cooperation Agreement (the “Agreement”) on April 17, 2008, with TranZfinity, which was amended in October 2008. Under the terms of the Agreement, as amended, TranZfinity is working with SCM to develop modular USB devices for SCM’s product portfolio and will supply SCM’s customers with TranZfinity’s application software and services supporting those devices. Pursuant to the Agreement, SCM is obligated to pay TranZfinity up to $1.0 million exclusivity fee for the right to be the exclusive provider of those products (the “Exclusive Products”) of which $0.3 million was paid as of December 31, 2008. SCM capitalized these prepayments and is recording amortization expense based on the estimated useful life.

In addition to the exclusivity fee, SCM will pay TranZfinity a five percent (5%) royalty on SCM’s net selling price for each Exclusive Product sold by SCM as soon as the first products are sold. During 2008, SCM paid no royalty fee to TranZfinity.

During the period during which SCM owned its 33.7% ownership interest, TranZfinity had total revenues of $0 and a net loss of $0.6 million with total assets of approximately $1.8 million.

SCM accounts for the investment in TranZfinity using the equity method of accounting. For the year ended December 31, 2008, SCM recorded a loss of $0.2 million for its share of the losses realized by TranZfinity.

Werner Koepf, SCM’s Chairman of the Board, also served until June 2007 as a director and as a member of the Audit Committee and the Compensation Committee of Gemalto N.V. (formerly Gemalto N.V. International S.A.), a company engaged in the development, production and distribution of smart-card based systems. During 2008, SCM incurred license expenses of approximately $42,000 to Gemalto N.V., which related to continuing operations.

SCM MICROSYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

License expenses of approximately $0.1 million and $0.2 million were incurred for 2007 and 2006 respectively, of which approximately $80,000 and $76,000 related to continuing operations. As of December 31, 2008, approximately $9,000 was due as accounts payable to Gemalto N.V. As of December 31, 2007, no accounts payable were due to Gemalto N.V. As of December 31, 2006, approximately $30,000 was due as accounts payable to Gemalto N.V. During 2008 SCM realized no revenue from sales to Gemalto N.V. During 2007 and 2006, SCM realized revenue of approximately $0.2 million and $11,000, respectively, from sales to Gemalto N.V. As of December 31, 2008 and December 31, 2007, no accounts receivable were outstanding from Gemalto N.V. As of December 31, 2006, approximately $11,000 was due as accounts receivable from Gemalto N.V. SCM’s business relationship with Gemalto N.V. has been in existence for many years and predates Werner Koepf’s appointment to SCM’s board of directors in February 2006. Mr. Koepf was not directly compensated for revenue transactions between the two companies. The related-party transactions have been performed following “at arm’s length” principles.

16.	Legal Proceedings

From time to time, SCM could be subject to claims arising in the ordinary course of business or be a defendant in lawsuits. While the outcome of such claims or other proceedings cannot be predicted with certainty, SCM’s management expects that any such liabilities, to the extent not provided for by insurance or otherwise, will not have a material adverse effect on SCM’s financial condition, results of operations or cash flows.

On March 18, 2009, Secure Keyboards, Ltd. (“Secure Keyboards”) and two of its general partners, Luis Villalobos and Howard B. Miller, filed a complaint against SCM, Felix Marx, SCM’s Chief Executive Officer, and Hirsch, in Los Angeles Superior Court (Case No. SC102226). The complaint asserts multiple causes of action, including interference with contract, in connection with the prospective merger of SCM and Hirsch and a 1994 settlement agreement entered into among Secure Keyboards, Hirsch, and Secure Networks, Ltd (the “Settlement Agreement”). The Settlement Agreement calls for royalty payments to be made from Hirsch to each of Secure Keyboards and Secure Networks, Ltd. The complaint alleges that the letter of understanding interfered with the Settlement Agreement in a manner which harmed Secure Keyboards’ interests. The Plaintiffs are seeking damages, including approximately $20,200,000, and declaratory relief. The initial case management review and conference is scheduled for July 6, 2009. SCM believes that the claims in this case are without merit and it intends to defend the case vigorously, but until a final decision is made with respect to the Plaintiffs’ allegations, no assurances can be given that the ultimate disposition of this case will not have a material adverse effect on SCM’s business, financial condition and results of operations.

SCM MICROSYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

17.	Quarterly Results of Operations (Unaudited)

The following is a summary of the unaudited quarterly results of operations for 2008 and 2007:

	Quarter Ended
	March 31	June 30	September 30	December 31
	(In thousands, except per share data)
	(Unaudited)

2008:
Net revenue	$6,464	$6,520	$6,393	$8,985
Gross profit	2,683	2,823	2,910	4,129
Loss from operations	(2,016)	(2,307)	(2,047)	(1,227)
Loss from continuing operations	(1,570)	(1,978)	(3,267)	(3,671)
Gain (loss) from discontinued operations, net of income taxes	(125)	(26)	424	(486)
Gain (loss) on sale of discontinued operations, net of income taxes	13	496	44	36
Net income (loss)	(1,682)	(1,508)	(2,799)	(4,121)
Basic and diluted income (loss) per share from continuing operations	$(0.10)	$(0.13)	$(0.21)	$(0.22)
Basic and diluted income (loss) per share from discontinued operations	$(0.01)	$0.03	$0.03	$(0.03)
Basic and diluted net income (loss) per share	$(0.11)	$(0.10)	$(0.18)	$(0.25)
Shares used to compute basic income (loss) per share:	15,741	15,744	15,744	15,744
Shares used to compute diluted income (loss) per share:	15,741	15,744	15,744	15,744

	Quarter Ended
	March 31	June 30	September 30	December 31
	(In thousands, except per share data)
	(Unaudited)

2007:
Net revenue	$8,457	$4,647	$7,617	$9,714
Gross profit	3,740	1,333	3,447	4,134
Income (loss) from operations	(114)	(4,053)	(363)	58
Income (loss) from continuing operations	134	(3,673)	(116)	363
Gain (loss) from discontinued operations, net of income taxes	(17)	(102)	(83)	(13)
Gain (loss) on sale of discontinued operations, net of income taxes	23	1,530	16	17
Net income (loss)	140	(2,245)	(183)	367
Basic and diluted income (loss) per share from continuing operations	$0.01	$(0.23)	$(0.01)	$0.02
Basic and diluted income (loss) per share from discontinued operations	$(0.00)	$0.09	$(0.00)	$0.00
Basic and diluted net income (loss) per share	$0.01	$(0.14)	$(0.01)	$0.02
Shares used to compute basic income (loss) per share:	15,700	15,730	15,736	15,736
Shares used to compute diluted income (loss) per share:	15,742	15,730	15,736	15,759

SCM MICROSYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
	(In thousands, except per share data)
	(Unaudited)

Net revenue	$10,961	$6,520	$16,116	$12,984
Cost of revenue	5,390	3,697	8,432	7,478

Gross profit	5,571	2,823	7,684	5,506

Operating expenses:
Research and development	1,489	1,043	2,258	2,078
Selling and marketing	3,739	2,569	5,983	4,730
General and administrative	2,199	1,518	4,686	3,021
Gain on sale of assets	—	—	(249)	—

Total operating expenses	7,427	5,130	12,678	9,829

Loss from operations	(1,856)	(2,307)	(4,994)	(4,323)
Loss on equity investments	(281)	—	(570)	—
Interest and other income (expense), net	(212)	330	67	824

Loss from continuing operations before income taxes	(2,349)	(1,977)	(5,497)	(3,499)
Benefit ( provision) for income taxes	1,739	(1)	1,740	(48)

Loss from continuing operations	(610)	(1,978)	(3,757)	(3,547)
Income (loss) from discontinued operations, net of income taxes	84	(26)	151	(151)
Gain on sale of discontinued operations, net of income taxes	38	496	75	509

Net loss	$(488)	$(1,508)	$(3,531)	$(3,189)

Loss per share from continuing operations:
Basic and diluted	$(0.03)	$(0.13)	$(0.20)	$(0.22)

Gain per share from discontinued operations:
Basic and diluted	$0.01	$0.03	$0.01	$0.02

Net loss per share:
Basic and diluted	$(0.02)	$(0.10)	$(0.19)	$(0.20)

Shares used to compute basic and diluted loss per share	22,039	15,744	18,891	15,742

Comprehensive loss:
Net loss	$(488)	$(1,508)	$(3,531)	$(3,189)
Unrealized gain (loss) on investments	—	(5)	—	28
Foreign currency translation adjustment	282	(516)	(417)	(179)

Total comprehensive loss	$(206)	$(2,029)	$(3,948)	$(3,340)

See notes to condensed consolidated financial statements.

SCM MICROSYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except par value)

	June 30,	December 31,
	2009	2008
	(unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$5,309	$20,550
Accounts receivable, net of allowances of $579 and $689 as of June 30, 2009 and December 31, 2008, respectively	9,723	8,665
Inventories	7,652	5,065
Income taxes receivable	765	—
Other current assets	1,521	1,139

Total current assets	24,970	35,419
Equity investments	1,674	2,244
Property and equipment, net	1,446	1,236
Intangible assets, net	23,017	307
Goodwill	21,895	—
Other assets	1,211	1,932

Total assets	$74,213	$41,138

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable to bank	$81	$—
Accounts payable	5,713	3,555
Liability to related parties	1,030	—
Accrued compensation and related benefits	1,285	1,763
Accrued restructuring and other charges	1,296	1,576
Accrued professional fees	958	1,419
Accrued royalties	491	475
Accrued sales tax related expenses	332	330
Other accrued expenses	1,909	1,959
Income taxes payable	415	411

Total current liabilities	13,510	11,488

Long-term liability to related parties	8,018	—
Deferred tax liability	4,154	1,340
Long-term income taxes payable	377	184
Commitments and contingencies (see Notes 10 and 11)	—	—
Stockholders’ equity:
Common stock, $0.001 par value: 40,000 shares authorized; 25,753 and 16,362 shares issued and 25,135 and 15,744 shares outstanding as of June 20, 2009 and December 31, 2008, respectively	26	16
Additional paid-in capital	253,754	229,788
Treasury stock, 618 shares	(2,777)	(2,777)
Accumulated deficit	(205,730)	(202,199)
Accumulated other comprehensive income	2,881	3,298

Total stockholders’ equity	48,154	28,126

Total liabilities and stockholders’ equity	$74,213	$41,138

See notes to condensed consolidated financial statements.

SCM MICROSYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months
	Ended June 30
	2009	2008
	(In thousands) (Unaudited)

Cash flows from operating activities:
Net loss	$(3,531)	$(3,189)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Gain from discontinued operations	(225)	(358)
Depreciation and amortization	351	152
Gain on disposal of fixed assets	(249)	—
Stock compensation expense	191	125
Deferred income taxes	(1,935)	4
Loss on equity investments	570	—
Changes in operating assets and liabilities:
Accounts receivable	1,798	1,265
Inventories	(901)	(1,396)
Other assets	35	(131)
Income taxes receivable	319	—
Accounts payable	338	(217)
Accounts payable to related parties	132	—
Accrued expenses	(1,193)	174
Other liabilities	6	—
Income taxes payable	(19)	(21)

Net cash used in operating activities from continuing operations	(4,313)	(3,592)
Net cash provided by (used in) operating activities from discontinued operations	401	(664)

Net cash used in operating activities	(3,912)	(4,256)

Cash flows from investing activities:
Capital expenditures	(246)	(159)
Cash paid for Hirsch acquisition	(14,167)	—
Cash acquired in Hirsch acquisition	3,275	—
Proceeds from disposal of fixed assets	249	—
Maturities of short-term investments	—	13,873

Net cash provided by (used in) investing activities	(10,889)	(13,714)

Cash flows from financing activities:
Proceeds from issuance of equity securities, net	—	18

Net cash provided by financing activities	—	18

Effect of exchange rates on cash and cash equivalents	(440)	(85)

Net increase (decrease) in cash and cash equivalents	(15,241)	9,391
Cash and cash equivalents at beginning of period	20,550	18,600

Cash and cash equivalents at end of period	$5,309	$27,991

Supplemental disclosures of cash flow information:
Income tax refunds received	$(319)	$—

Income taxes paid	$183	$51

See notes to condensed consolidated financial statements.

SCM MICROSYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2009

1.	Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of SCM Microsystems, Inc.’s (“SCM” or the “Company”) financial position, results of operations and cash flows have been included. Operating results for the three and six months ended June 30, 2009 are not necessarily indicative of the results that may be expected for the year ending December 31, 2009 or any future period. For further information, refer to the financial statements and notes thereto included in SCM’s Annual Report on Form 10-K for the year ended December 31, 2008. The preparation of unaudited condensed consolidated financial statements necessarily requires SCM to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the condensed consolidated balance sheet dates and the reported amounts of revenues and expenses for the periods presented.

On April 30, 2009, SCM acquired Hirsch Electronics Corporation (“Hirsch”), a privately-held California corporation. The results for the acquired Hirsch business are included in SCM’s consolidated statements of operations since the date of acquisition on April 30, 2009. As a result of the timing of this transaction, SCM’s condensed consolidated results for the periods presented are not directly comparable.

Discontinued Operations

During 2006, SCM completed the sale of substantially all the assets and some of the liabilities associated with its Digital Television solutions (“DTV solutions”) business. During 2003, SCM completed two transactions to sell its retail Digital Media and Video business.

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long Lived Assets (“SFAS 144”), for the periods ended June 30, 2009 and 2008, these businesses have been presented as discontinued operations in the condensed consolidated statements of operations and cash flows and all prior periods have been reclassified to conform to this presentation. See Note 4 for further discussion of these transactions.

Recent Accounting Pronouncements and Accounting Changes

In June 2009, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 168, The FASB Accounting Standards Codificationtm and the Hierarchy of Generally Accepted Accounting Principles — a replacement of FASB Statement No. 162, (“SFAS 168”). SFAS 168 replaces SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles, and establishes the FASB Accounting Standards Codification (the “Codification”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with GAAP. Rules and interpretive releases of the Securities and Exchange Commission under authority of federal securities laws are also sources of authoritative GAAP for Securities and Exchange Commission registrants. The FASB will no longer issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts; instead the FASB will issue Accounting Standards Updates. Accounting Standards Updates will not be authoritative in their own right as they will only serve to update the Codification. The issuance of SFAS 168 and the Codification does not change GAAP. SFAS 168 becomes effective for SCM for the period ending September 30, 2009. Management has determined that the adoption of SFAS 168 will not have an impact on SCM’s financial statements.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

On January 1, 2009, SCM adopted SFAS No. 141 (revised 2007), business combinations (“SFAS 141(R)”), which replaces SFAS No. 141, business combinations (“SFAS 141”) but retains the fundamental requirements in SFAS 141, including that the purchase method of accounting be used for all business combinations and for an acquirer to be identified for each business combination. Under SFAS 141(R), an entity is required to recognize the assets acquired, liabilities assumed, contractual contingencies, and contingent consideration at their fair value on the acquisition date. It further requires that acquisition-related costs be recognized separately from the acquisition and expensed as incurred, restructuring costs generally be expensed in periods subsequent to the acquisition date, and changes in accounting for deferred tax asset valuation allowances and acquired income tax uncertainties after the measurement period be included in income tax expense. In addition, acquired in-process research and development is capitalized as an intangible asset and amortized over its estimated useful life. The adoption of SFAS 141(R) changes SCM’s accounting treatment for business combinations on a prospective basis.

On January 1, 2009, SCM adopted SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51 (“SFAS 160”). SFAS 160 changes the accounting and reporting for minority interests, which will be recharacterized as non-controlling interests and classified as a component of equity. SFAS No. 160 is effective for SCM on a prospective basis for business combinations with an acquisition date beginning in the first quarter of fiscal year 2009. As of June 30, 2009, SCM did not have any minority interests.

On January 1, 2009, SCM adopted SFAS No. 157, Fair Value Measurements (“SFAS 157”), as it relates to nonfinancial assets and nonfinancial liabilities that are not recognized or disclosed at fair value in the financial statements on at least an annual basis. The adoption of SFAS 157, as it relates to nonfinancial assets and nonfinancial liabilities, had no impact on SCM’s financial statements.

On January 1, 2009, SCM adopted FASB Staff Position (“FSP”) No. FAS 142-3, Determination of the Useful Life of Intangible Assets, (“FSP FAS 142-3”). FSP FAS 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, Goodwill and Other Intangible Assets, (“SFAS 142”) in order to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141(R) and other GAAP. The adoption of FSP FAS 142-3 had no impact on SCM’s financial statements.

On January 1, 2008, SCM adopted SFAS 157 for all financial assets and financial liabilities and for all non-financial assets and non-financial liabilities recognized or disclosed at fair value in the financial statements on a recurring basis (i.e., at least annually). SFAS 157 defines fair value, establishes a framework for measuring fair value, and enhances fair value measurement disclosure. SFAS 157 does not change the accounting for those instruments that were, under previous GAAP, accounted for at cost or contract value. The adoption of SFAS 157 did not have a significant impact on SCM’s consolidated financial statements, and the resulting fair values calculated under SFAS 157 after adoption were not significantly different than the fair values that would have been calculated under previous guidance.

SFAS 157 establishes a fair value hierarchy that requires an entity to maximize the use of observable objective inputs and minimize the use of unobservable inputs, which require additional reliance on SCM’s judgment, when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. SFAS 157 establishes three levels of inputs that may be used to measure fair value:

•	Level 1 — Quoted prices for identical instruments in active markets;

•	Level 2 — Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active and model-derived valuations, in which all significant inputs are observable in active markets; and

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	Level 3 — Valuations derived from valuation techniques, in which one or more significant inputs are unobservable.

SCM uses the following classifications to measure different financial instruments at fair value, including an indication of the level in the fair value hierarchy in which each instrument is generally classified:

Cash equivalents include highly liquid debt investments (money market fund deposits, commercial paper and treasury bills) with maturities of three months or less at the date of acquisition. These financial instruments are classified in Level 1 of the fair value hierarchy.

Short-term investments consist of corporate notes and United States government agency instruments and are classified as available-for-sale. These financial instruments are classified in Level 1 of the fair value hierarchy. As of June 30, 2009, SCM had no short-term investments.

Assets that are measured and recognized at fair value on a recurring basis classified under the appropriate level of the fair value hierarchy as of June 30, 2009 were as follows (in thousands):

	Level 1	Level 2	Level 3	Total

Money market fund deposits	$1,553	$—	$—	$1,553

Non-financial assets that are measured and recognized at fair value on a non-recurring basis are as follows (in thousands):

	Level 1	Level 2	Level 3	Total

Goodwill	$—	$—	$21,895	$21,895
Acquired intangibles — Hirsch Acquisition	—	—	22,583	22,583

Total:	$—	$—	$44,478	$44,478

The valuation of the acquired intangible assets is classified as a Level 3 measurement, because it was based on significant unobservable inputs and involved management judgment and assumptions about market participants and pricing. In determining fair value of the acquired intangible assets, SCM determined the appropriate unit of measure, the exit market and the highest and best use for the assets, as per SFAS 157. The fair value of acquired trade names and existing technology was determined using relief from royalty approach and the fair value of the acquired company’s customer relationships was determined excess earnings approach. See Note 2 for discussion of this acquisition. The discount rate used in the valuation of the intangible assets was derived from a weighted average cost of capital analysis.

As of June 30, 2009, there were no liabilities that are measured and recognized at fair value on a recurring basis.

2.	Acquisition of Hirsch Electronics

On April 30, 2009 (the “closing date” or the “acquisition date”), SCM acquired Hirsch Electronics Corporation, a privately-held California corporation that designs, engineers, manufactures and markets software, hardware and services in the security management system/physical access control market (the “acquisition”). In accordance with the Agreement and Plan of Merger entered into on December 10, 2008 by and among SCM, Hirsch and two wholly-owned subsidiaries of SCM, through a two-step merger Hirsch became Hirsch Electronics LLC, a Delaware limited liability company and a wholly-owned subsidiary of SCM.

Hirsch sells its products and services in many countries worldwide, through dealers and systems integrators. The majority of sales are in the United States, followed by Europe and Asia. Hirsch products are sold in every major industry segment, with the highest number of sales occurring in market segments requiring a higher-than-average level of security effectiveness, such as government, critical infrastructure, banking, healthcare and education.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

SCM believes that the acquisition of Hirsch presents a strategic opportunity to strengthen its position in the security industry, expand its product offerings and customer base, and increase its operational scale, among other benefits. The purpose of the acquisition is to provide SCM with additional scale and resources to develop, sell and support new products, systems and services to address the growing global market for security and identity solutions to enable e-commerce, e-government and e-business.

In exchange for all of the outstanding capital stock of Hirsch, SCM paid approximately $14.2 million in cash, issued approximately 9.4 million shares of SCM common stock at the closing and issued warrants to purchase approximately 4.7 million shares of SCM common stock at an exercise price of $3.00 with a five-year term, exercisable for two years following the third anniversary of the closing date. In addition, each warrant to purchase shares of Hirsch common stock outstanding immediately prior to the effective date of the acquisition was converted into a warrant to purchase the number of shares of SCM common stock equal to the number of shares of Hirsch common stock that could have been purchased upon the full exercise of such warrants, multiplied by the conversion ratio (as defined below), rounded down to the nearest whole share. The per share exercise price for each new warrant to purchase SCM common stock was determined by dividing the per share exercise price of the Hirsch common stock subject to each warrant as in effect immediately prior to the effective date of the acquisition by the conversion ratio, and rounding that result up to the nearest cent. As used in this Quarterly Report on Form 10-Q, “conversion ratio” means the quotient obtained by dividing the estimated aggregate value of the acquisition consideration per share of Hirsch common stock, by the 30-day volume weighted average price of SCM’s common stock (as reported on the NASDAQ Stock Market during the 30 days preceding the day prior to the day of the effective date of the acquisition).

After giving effect to the acquisition of Hirsch, former Hirsch shareholders beneficially own approximately 37% of the shares of SCM common stock outstanding. Lawrence Midland, a former Hirsch director and President of the Hirsch subsidiary, joined SCM’s Board of Directors on May 1, 2009 and also became an executive officer of SCM. Douglas Morgan, a former director of Hirsch, also joined the board of directors of SCM immediately following the acquisition. Other than the addition of Mr. Midland, SCM’s executive staff remains unchanged as a result of the acquisition.

The acquisition is being accounted for under the acquisition method of accounting under SFAS 141(R). Under this method of accounting, the total purchase consideration is measured at fair value as of the acquisition date when control is obtained, which for the acquisition of Hirsch was determined to be April 30, 2009. SCM has obtained a third-party valuation report to calculate the fair value of the consideration transferred and to measure the identifiable intangible assets acquired and liabilities to related parties assumed. The total purchase consideration was determined to be $38.0 million as of the acquisition date. The following table summarizes the consideration paid for Hirsch and the amounts of the assets acquired and liabilities assumed at the acquisition date. The fair value of the shares of SCM common stock issued in connection with the acquisition was determined using the closing price of SCM’s common stock as of the acquisition date of $2.37 per share.

Fair value of consideration transferred (in thousands):

Cash paid for Hirsch common stock	$14,167
Fair value of common stock issued	22,258
Fair value of warrants issued	1,327
Fair value of warrants converted	200

Total purchase consideration	$37,952

SCM MICROSYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Purchase price allocation as of April 30, 2009 (in thousands):

Cash and cash equivalents	$3,275
Accounts receivable, net	2,832
Inventories	1,649
Other assets	437
Deferred income taxes and taxes receivable	1,085
Property and equipment	262
Amortizable intangible assets:
Developed technology	4,600
Customer relationships	10,350
Intangible assets with indefinite lives (unamortizable):
Trade names	7,800
Accounts payable	(1,814)
Accrued expenses	(467)
Other liabilities	(192)
Deferred tax liabilities and taxes payable	(1,957)
Deferred tax liabilities in connection with acquired tangibles assets with indefinite lives	(3,003)
Fair value of liabilities assumed to related parties	(8,800)
Goodwill	21,895

Total purchase consideration	$37,952

As SCM finalizes certain valuation assumptions, adjustments may be recorded in the related purchase price allocation.

The identified intangible assets of $22.8 million consist of core technology, trade names and customer relationships. Developed technology relates to Hirsch’s current products. Customer relationships relate to Hirsch’s ability to sell existing, in-process and future versions of its products to its existing customers. Trade names represent future value to be derived associated with the use of existing trade names. SCM expects to amortize developed technology and customer relationships on a straight-line basis over their expected useful life of 15 years. Assumed liabilities to related parties are estimated based on contractual payments to be made in future periods through 2020. SCM has estimated the acquisition date fair value of this liability to be $8.8 million, based on a discounted cash flow valuation technique.

Of the total purchase consideration, $21.9 million was recognized as goodwill. Goodwill represents the excess of the purchase consideration of an acquired business over the fair value of the underlying net assets and liabilities. The goodwill arising from the acquisition is largely attributable to the synergies expected to be realized after SCM’s acquisition and integration of Hirsch. Hirsch’s results are included in SCM’s reportable segment, “Security and Identity Solutions” (formerly called “Secure Authentication”). None of the goodwill recorded as part of the Hirsch acquisition will be deductible for United States federal income tax purposes.

Deferred tax assets and liabilities resulting from the acquisition of Hirsch have been netted, where applicable. As the identified intangible asset “trade names” has an indefinite life, the deferred tax liability of $3.0 million relating to the value of the trade names cannot be offset with deferred tax assets with a definite life. Resulting from these procedures, deferred tax liabilities of $1.7 million after netting with deferred tax assets and $3.0 million deferred tax liabilities relating to the indefinite life intangible asset have been considered in the purchase price allocation.

SCM MICROSYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Following the acquisition, Hirsch Electronics LLC has become part of the U.S. tax group of the SCM entities. Accordingly, the deferred tax liability of $1.7 million, as described above, has been netted with SCM’s existing deferred tax assets. The carrying value of SCM’s net deferred tax assets reflects that SCM has been unable to generate sufficient taxable income in certain tax jurisdictions. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before SCM is able to realize their benefit, or that future deductibility is uncertain. As a result of netting the deferred tax liability of $1.7 million with SCM’s existing deferred tax assets, there is a $1.7 million release of SCM’s valuation allowance. In accordance with SFAS 141(R), the release of the valuation allowance has been booked as a tax benefit in the 2009 second quarter financial statements.

Management evaluates the realizability of the deferred tax assets quarterly. At June 30, 2009, SCM has recorded valuation allowances against all of its net deferred tax assets. The deferred tax assets are still available for SCM to use in the future to offset taxable income, which would result in the recognition of a tax benefit and a reduction in the effective tax rate. Actual operating results and the underlying amount and category of income in future years could render SCM’s current assumptions, judgments and estimates of the realizability of deferred tax assets inaccurate, which could have a material impact on SCM’s financial position or results of operations.

Pro forma financial information:

The results for the acquired Hirsch business are included in SCM’s consolidated statements of operations since the date of acquisition on April 30, 2009. As a result of the timing of this transaction, SCM’s condensed consolidated results for the periods presented are not directly comparable. The pro forma financial information is presented for informational purposes only and is not intended to represent or be indicative of the results of operations that would have been achieved if the acquisition had been completed as of the date indicated, and should not be taken as representative of future consolidated results of operations or financial condition of SCM. The unaudited pro forma financial information in the table below summarizes the combined results of operations of SCM and Hirsch, as though the acquisition had occurred as of the beginning of the periods presented. Preparation of the pro forma financial information for all periods presented required management to make certain judgments and estimates to determine the pro forma adjustments such as purchase accounting adjustments, which include, among others, cost of sales resulted from step up of inventory at fair value, amortization charges from acquired intangible assets, and income tax effects.

Pro forma results of operations for the three and six months ended June 30, 2009 and 2008 are as follows (in thousands, unaudited):

	Three Months		Six Months
	Ended		Ended
	June 30,		June 30,
	2009	2008	2009	2008

Revenues	$12,234	$12,098	$22,776	$24,514
Net loss	(2,012)	(2,367)	(6,409)	(4,253)
Weighted average common shares outstanding used in loss per common share — basic and diluted	25,135	25,135	25,135	25,133

Net loss per common share — basic and diluted	$(0.08)	$(0.09)	$(0.25)	$(0.17)

3.	Stock Based Compensation and Warrants

SCM has a stock-based compensation program that provides its board of directors discretion in creating employee equity incentives. This program includes incentive and non-statutory stock options under various plans, the majority of which are stockholder approved. Stock options are generally time-based and expire seven to ten years from the date of grant. Vesting varies, with some options vesting 25% each year over four years; some vesting

SCM MICROSYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

1/12th per month over one year; some vesting 100% after one year; and some vesting 1/12th per month, commencing four years from the date of grant.

As of June 30, 2009, an aggregate of approximately 2.9 million shares of SCM’s common stock was reserved for future issuance under SCM’s stock option plans, of which 2.4 million shares were subject to outstanding options.

In calculating stock-based compensation cost, SCM estimates the fair value of each option grant on the date of grant using the Black-Scholes-Merton options pricing model. The Black-Scholes-Merton option pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, the Black-Scholes-Merton model requires the input of highly subjective assumptions including the expected stock price volatility.

The following table illustrates the stock-based compensation expense resulting from stock options included in the unaudited condensed consolidated statements of operations for the three and six months ended June 30, 2009 and 2008 (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Cost of revenue	$7	$(2)	$13	$10
Research and development	16	6	27	25
Selling and marketing	44	6	74	62
General and administrative	63	37	77	28

Stock-based compensation expense before income taxes	$130	$47	$191	$125
Income tax benefit	0	0	0	0

Stock-based compensation expense after income taxes	$130	$47	$191	$125

Stock Option Plans

SCM’s Director Option Plan and 1997 Stock Option Plan expired in March 2007, and options can no longer be granted under these plans. However, outstanding options granted under these plans remain exercisable in accordance with the terms of the original grant agreements.

In November 2007, stockholders approved the 2007 Stock Option Plan, which authorizes the issuance of up to 1.5 million shares of SCM’s common stock pursuant to stock option grants. As of June 30, 2009, a total of 519,727 shares of SCM’s common stock are reserved for future option grants under the 2000 Stock Option Plan and the 2007 Stock Option Plan, and 2,380,981 shares were reserved for future issuance pursuant to outstanding options.

SCM MICROSYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of the activity under SCM’s stock option plans for the six months ended June 30, 2009 is as follows:

					Weighted
			Weighted		Average
		Number of	Average	Aggregate	Remaining
	Available	Options	Exercise Price	Intrinsic	Contractual
	for Grant	Outstanding	per Share	Value	Life (In Years)

Balance at December 31, 2008	1,135,219	1,836,691	$6.51	$13,652	5.62

Options granted	(672,877)	672,877	$2.39	—	—
Options cancelled or expired	57,385	(128,587)	$12.21	—	—

Balance at June 30, 2009	519,727	2,380,981	$5.04	$30,731	5.71

Vested or expected to vest at June 30, 2009		2,122,918	$5.31	$25,258	5.59

Exercisable at June 30, 2009		1,064,120	$7.82	$50	4.60

The weighted-average grant date fair value per option for options granted during both the three and six months ended June 30, 2009 was $1.35. The weighted-average grant date fair value per option for options granted during the three and six months ended June 30, 2008 was $1.38 and $1.39, respectively. During the three and six months ended June 30, 2009, no options were exercised. The total intrinsic value of options exercised during the three and six months ended June 30, 2008 was $0 and $1,500, respectively. Cash proceeds from the exercise of stock options were $0 and $18,000 for the three and six months ended June 30, 2008, respectively. At June 30, 2009, there was $1.3 million of unrecognized stock-based compensation expense, net of estimated forfeitures related to non-vested options, that is expected to be recognized over a weighted-average period of 3.0 years.

The fair value of option grants was estimated by using the Black-Scholes-Merton model with the following weighted-average assumptions for the three and six months ended June 30, 2009 and 2008, respectively:

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2008	2008

Expected volatility	75%	54%	71%	54%
Dividend yield	0	0	0	0
Risk-free interest rate	1.86%	3.13%	1.69%	2.64%
Expected term (in years)	4.00	4.00	4.00	4.00

Expected Volatility:  SCM’s computation of expected volatility for the three and six months ended June 30, 2009 is based on the historical volatility of SCM’s stock for a time period equivalent to the expected term.

Dividend Yield:  The dividend yield assumption is based on SCM’s history and expectation of dividend payouts.

Risk-Free Interest Rate:  The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for the expected term of the option.

Expected Term:  SCM’s expected term represents the period that SCM’s stock-based awards are expected to be outstanding and was determined for the three and six months ended June 30, 2009 based on historical experience of similar awards, giving consideration to the contractual terms of the stock-based awards, vesting schedules and expectations of future employee behavior.

Forfeitures Rate:  Compensation expense recognized in the consolidated statement of operations for the three and six months ended June 30, 2009 and 2008 is based on awards ultimately expected to vest and it reflects

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

Warrants

As described in Note 2, as part of the consideration paid by SCM in connection with the acquisition of Hirsch, SCM issued approximately 4.7 million warrants in exchange for the outstanding capital stock of Hirsch at an exercise price of $3.00. Also, as part of the consideration, SCM issued 205,072 warrants for outstanding Hirsch warrants at exercise prices in the range between $2.42 and $3.03 with a weighted average exercise price of $2.79.

All warrants will become exercisable for a period of two years on April 30, 2012.

4.	Discontinued Operations

On May 22, 2006, SCM completed the sale of substantially all the assets and some of the liabilities associated with its DTV solutions business to Kudelski for a total consideration of $10.6 million in cash, of which $9.0 million was paid at the time of sale and $1.6 million was paid in May 2007.

In accordance with SFAS 144, Accounting for the Impairment or Disposal of Long Lived Assets, for the three and six months ended June 30, 2009 and 2008, the DTV solutions business has been presented as discontinued operations in the consolidated statements of operations and cash flows and all prior periods have been reclassified to conform to this presentation.

Based on the carrying value of the assets and the liabilities attributed to the DTV solutions business on May 22, 2006, and the estimated costs and expenses incurred in connection with the sale, SCM recorded a net pretax gain of approximately $5.5 million. An additional $1.5 million gain on sale of discontinued operations was realized in May 2007 primarily resulting from the final payment by Kudelski as described above.

The operating results for the discontinued operations of the DTV solutions business for the three and six months ended June 30, 2009 and 2008 are as follows (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Operating gain (loss)	$(4)	$(2)	$74	$(6)
Income (loss) before income taxes	$(4)	$(2)	$89	$(6)
Income tax benefit (provision)	$—	$—	$—	$—
Income (loss) from discontinued operations	$(4)	$(2)	$89	$(6)

During 2003, SCM completed two transactions to sell its retail Digital Media and Video business. On July 25, 2003, SCM completed the sale of its digital video business to Pinnacle Systems and on August 1, 2003, SCM completed the sale of its retail digital media reader business to Zio Corporation. As a result of these sales, SCM has accounted for the retail Digital Media and Video business as discontinued operations.

SCM MICROSYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The operating results for the discontinued operations of the retail Digital Media and Video business for the three and six months ended June 30, 2009 and 2008 are as follows (in thousands):

			Six Months
	Three Months Ended		Ended
	June 30,		June 30,
	2009	2008	2009	2008

Operating loss	$(64)	$(62)	$(146)	$(144)
Net income (loss) before income taxes	$91	$(22)	$32	$(140)
Income tax benefit (provision)	$(3)	$(2)	$30	$(5)
Gain (loss) from discontinued operations	$88	$(24)	$62	$(145)

In April 2008, SCM entered into an agreement to terminate its lease agreement for premises leased in the UK, which resulted in approximately $0.4 million gain on sale of discontinued operations in the second quarter of 2008.

5.	Inventories

Inventories consist of (in thousands):

	June 30,	December 31,
	2009	2008

Raw materials	$2,114	$1,648
Work-in-process	6 63	—
Finished goods	4,875	3,417

Total	$7,652	$5,065

6.	Equity Investments

Equity investments consist of (in thousands):

	June 30,	December 31,
	2009	2008

TranZfinity, Inc.	$1,674	$2,244

On October 1, 2008, SCM entered into a Stock Purchase Agreement with TranZfinity, a privately held entity, pursuant to which SCM purchased a 33.7% ownership interest for an aggregate purchase price of $2.5 million. This investment is accounted for using the equity method of accounting.

As of the time of the initial investment, the purchase price exceeded SCM’s proportionate share of the assets acquired and liabilities assumed by approximately $1.9 million. The difference was attributable to intangibles of $0.1 million and equity method goodwill of $1.8 million. The excess investment relating to intangibles was mainly amortized in 2008 due to the nature of the intangibles. The equity-method goodwill is not amortized in accordance with SFAS 142; however, it is analyzed for impairment, at least on an annual basis. In case of adverse circumstances arising which may impact the value of its investments, SCM also evaluates whether indications for impairment exist on a case by case basis.

For the three and six months ended June 30, 2009, SCM recorded a loss of $0.3 million and $0.6 million, respectively, for its share of the losses reported by TranZfinity.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.	Property and Equipment

Property and equipment consists of (in thousands):

	June 30,	December 31,
	2009	2008

Building and leasehold impovements	$1,772	$1,734
Furniture, fixtures and office equipment	3,165	2,777
Automobiles	28	28
Purchased software	3,260	3,233

Total	8,225	7,772

Accumulated depreciation	(6,779)	(6,536)

Property and equipment, net	$1,446	$1,236

Depreciation expense was $0.1 million and $0.3 million for the three and six months ended June 30, 2009, respectively, and $0.1 million and $0.2 million for the three and six months ended June 30, 2008, respectively.

8.	Goodwill and Intangible Assets

Goodwill

During the six months ended June 30, 2009, SCM recorded goodwill in connection with SCM’s acquisition of Hirsch of $21.9 million. The goodwill is recorded in the reportable segment “Security and Identity Solutions”.

In accordance with SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”), SCM tests its goodwill and any other intangibles with indefinite lives annually for impairment and assesses whether there are any indicators of impairment on an interim basis. Management did not identify any impairment indicators during the three months ended June 30, 2009.

Intangible Assets — Hirsch Acquisition

As discussed in Note 2, during the six months ended June 30, 2009, SCM acquired other intangible assets of $22.8 million in connection with the acquisition of Hirsch, of which $15.0 million are related to existing technology and customer relationships and are subject to amortization, and $7.8 million are related to trade names which are determined to have an indefinite useful life.

Trade names are not subject to amortization in accordance with SFAS 142; however, they are reviewed for impairment on an annual basis, or more frequently if events or changes in circumstances indicate that the asset might be impaired.

The following table summarizes the gross carrying amount and accumulated amortization for the intangible assets resulting from the Hirsch acquisition with definite lives:

		June 30, 2009
		Gross
	Amortization	Carrying	Accumulated
	Period	Value	Amortization	Net
		(In thousands)

Existing technology	15 years	$4,600	$(52)	$4,548
Customer relationships	15 years	$10,350	$(115)	$10,235

Totals		$14,950	$(167)	$14,783

SCM MICROSYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

These intangible assets will be amortized over their useful lives. Amortization expense of these acquired intangible assets for the three months ended June 30, 2009 was $0.2 million, of which $0.1 million was included in cost of revenue and $0.1 million was included in selling and marketing expense in the statements of operations.

For the second half of 2009, amortization expenses for the intangible assets resulting from the Hirsch acquisition of $0.5 million are expected. Amortization expenses of $1.0 million per year are expected for the years 2010 through 2023 and $0.3 million is expected for 2024.

Intangible Assets — TranZfinity

SCM entered into an Exclusive Cooperation Agreement (the “Cooperation Agreement”) on April 17, 2008 with TranZfinity. Under the terms of the Cooperation Agreement, as amended, TranZfinity works with SCM to develop modular USB devices for SCM’s product portfolio and will supply SCM’s customers with TranZfinity’s application software and services supporting those devices. Pursuant to the Cooperation Agreement, SCM is obligated to pay TranZfinity up to $1.0 million exclusivity fee for the right to be the exclusive provider of those products (the “Exclusive Products”), of which $0.3 million was paid in the fourth quarter of 2008 and $0.2 million was paid in the first quarter of 2009. SCM is recording amortization expense based on the estimated useful life.

		June 30, 2009			December 31, 2008
		Gross			Gross
	Amortization	Carrying	Accumulated		Carrying	Accumulated
	Period	Value	Amortization	Net	Value	Amortization	Net
(In thousands)

Exclusivity right	54 months	$500	$(66)	$434	$321	$(14)	$307

In accordance with SFAS 142, Goodwill and Other Intangible Assets, SCM’s intangible assets — TranZfinity are subject to amortization. SCM evaluates long-lived assets under SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

Amortization expense related to these intangible assets was $29,000 and $52,000 for the three and six months ended June 30, 2009, respectively and zero for the three and six months ended June 30, 2008, respectively and was included in the cost of revenue in the statements of operations.

Estimated future amortization of intangible assets — TranZfinity is as follows (in thousands):

Fiscal Year	Amount

2009	$57
2010	114
2011	114
2012	114
2013	35

Total	$434

9.	Restructuring and Other Charges

Discontinued Operations

During the three and six months ended June 30, 2009, income from restructuring and other items related to discontinued operations was approximately $38,000 and $75,000, respectively.

During both the three and six months ended June 30, 2008, income from restructuring and other items related to discontinued operations was approximately $0.5 million, which related primarily to an agreement to terminate the lease for premises leased in the UK in April 2008. A termination payment and related transaction costs of

SCM MICROSYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

approximately $0.5 million were incurred and the related restructuring accruals of approximately $0.9 million were released. The transaction resulted in a net gain of approximately $0.4 million from discontinued operations.

Accrued liabilities related to the Digital Media and Video restructuring actions and other activities during the six months ended June 30, 2009 and during the year ended December 31, 2008 consist of the following (in thousands):

	Lease/Contract
	Commitments	Other Costs	Total

Balances as of January 1, 2008	$2,589	$349	$2,938
Provision for 2008	—	—	—
Changes in estimates	(594)	—	(594)

	(594)	—	(594)
Payments and other changes in 2008	(765)	(19)	(784)

Balances as of December 31, 2008	1,230	330	1,560
Provision for Q1 2009	—	—	—
Changes in estimates	(37)	—	(37)

	(37)	—	(37)
Payments and other changes in Q1 2009	(98)	(16)	(114)

Balances as of March 31, 2009	1,095	314	1,409
Provision for Q2 2009	—	—	—
Changes in estimates	(38)	—	(38)

	(38)	—	(38)
Payments and other changes in Q2 2009	(98)	18	(80)

Balances as of June 30, 2009	$959	$332	$1,291

Continuing Operations

During the three and six months ended June 30, 2008, SCM incurred no restructuring and other charges related to continuing operations.

Restructuring accruals from continuing operations were $5,000 and $16,000 as of June 30, 2009 and December 31, 2008, respectively.

10.	Gain on Sale of Assets

In March 2009, SCM sold at auction certain non-strategic patents that are unrelated to its current business, for cash of $0.2 million, net of costs, and recognized a gain of $0.2 million on the transaction.

11.	Segment Reporting, Geographic Information and Major Customers

SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, establishes standards for the reporting by public business enterprises of information about operating segments, products and services, geographic areas, and major customers. The method for determining what information to report is based on the way that management organizes the operating segments within SCM for making operating decisions and assessing financial performance. SCM’s chief operating decision makers are considered to be its executive staff, consisting of the Chief Executive Officer; Chief Financial Officer; Executive Vice President, Strategic Sales and Business Development; and President, Hirsch subsidiary.

SCM MICROSYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

SCM’s continuing operations provide secure security and identity solutions in two primary market segments: Security and Identity Solutions (formerly called “Secure Authentication”) and Digital Media and Connectivity. The acquired Hirsch business has been included in the segment Security and Identity Solutions. The executive staff reviews financial information and business performance along these two business segments. SCM evaluates the performance of its segments at the revenue and gross margin level. SCM’s reporting systems do not track or allocate operating expenses or assets by segment. SCM does not include intercompany transfers between segments for management purposes.

Summary information by segment for the three and six months ended June 30, 2009 and 2008 is as follows (in thousands):

	Three Months		Six Months
	Ended		Ended
	June 30,		June 30,
	2009	2008	2009	2008

Security and Identity Solutions
Net revenue	$10,028	$4,878	$13,971	$9,885
Gross profit	5,251	2,276	$6,929	$4,423
Gross profit %	52%	47%	50%	45%
Digital Media and Connectivity
Net revenue	$933	$1,642	$2,145	$3,099
Gross profit	320	547	$755	$1,083
Gross profit %	34%	33%	35%	35%
Total:
Net revenue	$10,961	$6,520	$16,116	$12,984
Gross profit	5,571	2,823	7,684	5,506
Gross profit %	51%	43%	48%	42%

Geographic net revenue is based on selling location. Information regarding net revenue by geographic region is as follows (in thousands):

	Three Months		Six Months
	Ended		Ended
	June 30,		June 30,
	2009	2008	2009	2008

Net revenue
Europe	$2,471	$2,697	$4,641	$5,087
United States	6,535	2,449	8,653	4,560
Asia-Pacific	1,955	1,374	2,822	3,337

Total	$10,961	$6,520	$16,116	$12,984

% of net revenue
Europe	22%	41%	28%	39%
United States	60%	38%	54%	35%
Asia-Pacific	18%	21%	18%	26%

SCM MICROSYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Long-lived assets by geographic location as of June 30, 2009 and December 31, 2008, are as follows (in thousands):

	June 30,	December 31,
	2009	2008

Property and equipment, net:
United States	$274	$5
Europe	249	259
Asia-Pacific	923	972

Total	$1,446	$1,236

All of the long-lived assets as of June 30, 2009 and December 31, 2008 disclosed for Asia-Pacific relate to SCM’s facilities in India.

12.	Commitments

SCM leases its facilities, certain equipment, and automobiles under noncancelable operating lease agreements. Those lease agreements existing as of June 30, 2009 expire at various dates during the next five years.

Purchases for inventories are highly dependent upon forecasts of customer demand. Due to the uncertainty in demand from its customers, SCM may have to change, reschedule, or cancel purchases or purchase orders from its suppliers. These changes may lead to vendor cancellation charges on these purchases or contractual commitments. As of June 30, 2009, purchase and contractual commitments due within one year were approximately $9.6 million, and additional purchase and contractual commitments due within two years were approximately $1.9 million.

SCM provides warranties on certain product sales, which range from twelve to twenty-four months, and allowances for estimated warranty costs are recorded during the period of sale. The determination of such allowances requires SCM to make estimates of product return rates and expected costs to repair or to replace the products under warranty. SCM currently establishes warranty reserves based on historical warranty costs for each product line combined with liability estimates based on the prior twelve months’ sales activities. If actual return rates and/or repair and replacement costs differ significantly from SCM’s estimates, adjustments to recognize additional cost of sales may be required in future periods. As of June 30, 2009, no material accruals for warranties were recorded.

SCM MICROSYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13.	Net Income (Loss) per Common Share

The following table sets forth the computation of basic and diluted net income (loss) per common share (in thousands, except per share amounts):

	Three Months			Six Months
	Ended			Ended
	June 30,			June 30,
	2009		2008	2009	2008

Net loss from continuing operations		$(610)	$(1,978)	$(3,757)	$(3,547)
Income from discontinued operations		122	470	226	358

Net income (loss)		$(488)	$(1,508)	$(3,531)	$(3,189)

Weighted average common shares outstanding used in income (loss) per common share — basic and diluted		22,039	15,744	18,891	15,742
Net income (loss) per common share — basic and diluted Continuing operations		$(0.03)	$(0.13)	$(0.20)	$(0.22)
Discontinued operations		$0.01	$0.03	$0.01	$0.02

Net income (loss) per common share — basic and diluted	$	(0.02)	$(0.10)	$(0.19)	$(0.20)

The computation of diluted net income per common share for the three and six months ended June 30, 2009 excludes the effect of the potential exercise of options to purchase approximately 2,000 shares, because the effect would be anti-dilutive in periods when there is a net loss. The computation of diluted net income per common share for the three and six months ended June 30, 2009 also excludes the effect of the potential exercise of options to purchase approximately 2.0 million and 1.9 million shares of common stock, respectively, because the option exercise price was greater than the average market price of the shares and the effect would have been anti-dilutive.

The computation of diluted net loss per common share for the three and six months ended June 30, 2008 excludes the effect of the potential exercise of options to purchase approximately 3,000 and 7,000 shares, respectively, because the effect would be anti-dilutive in periods when there is a net loss. The computation of diluted net loss per common share for the three and six months ended June 30, 2008 also excludes the effect of the potential exercise of options to purchase approximately 1.9 million and 1.8 million common shares, respectively, because the option exercise price was greater than the average market price of the shares and the effect would have been anti-dilutive.

14.	Related Party Transactions

Prior to the acquisition of Hirsch by SCM, effective November 1994, Hirsch had entered into a settlement agreement (the “1994 Settlement Agreement”) with two limited partnerships, Secure Keyboards, Ltd. (“Secure Keyboards”) and Secure Networks, Ltd. (“Secure Networks”). Under the terms of a previous agreement, Hirsch had purchased the exclusive rights to certain patents and technology from Secure Keyboards and Secure Networks.

Secure Keyboards and Secure Networks were related to Hirsch through certain common shareholders and limited partners, including Hirsch’s President Lawrence Midland, who is now an Executive Vice President of SCM. Following the acquisition, Mr. Midland continues to own 22% of Secure Keyboards and 9% of Secure Networks.

On April 8, 2009, Secure Keyboards, Secure Networks and Hirsch amended and restated the 1994 Settlement Agreement to replace the royalty-based payment arrangement under the 1994 Settlement Agreement with a new, definitive installment payment schedule with contractual payments to be made in future periods through 2020 (the “2009 Settlement Agreement”). Hirsch’s initial annual payment to Secure Keyboards and Secure Networks under the 2009 Settlement Agreement for the period from January 1, 2009 through December 31, 2009 will be $986,000, with subsequent annual payments subject to increase based on the percentage increase in the Consumer Price Index during the prior calendar year.

SCM MICROSYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The final payment to Secure Networks is due on January 30, 2012 and the final payment to Secure Keyboards is due on January 30, 2021. Hirsch’s payment obligations under the 2009 Settlement Agreement will continue through the calendar year period ending December 31, 2020, unless Hirsch elects at any time on or after January 1, 2012 to earlier satisfy its obligations by making a lump-sum payment to Secure Keyboards. The amount of the lump-sum payment will be based on an assumed growth rate of the remaining annual payments of 4%, in lieu of the percentage increase in the Consumer Price Index, and a discount rate of 9%.

Prior to the acquisition of Hirsch by SCM, SCM was not a party to the 2009 Settlement Agreement. SCM has, however, provided Secure Keyboards and Secure Networks with a limited guarantee of Hirsch’s payment obligations under the 2009 Settlement Agreement (the “Guarantee”). The 2009 Settlement Agreement and the Guarantee became effective upon the acquisition of Hirsch on April 30, 2009.

During the period from April 30, 2009 to June 30, 2009, $0.1 million expense was recognized by SCM in its statement of operations for the interest accreted on the discounted liability amount.

15.	Legal Proceedings

From time to time, SCM could be subject to claims arising in the ordinary course of business or be a defendant in lawsuits. While the outcome of such claims or other proceedings cannot be predicted with certainty, SCM’s management expects that any such liabilities, to the extent not provided for by insurance or otherwise, will not have a material adverse effect on SCM’s financial condition, results of operations or cash flows.

On March 18, 2009, Secure Keyboards and two of its general partners, Luis Villalobos and Howard B. Miller, filed suit in Los Angeles Superior Court (the “Action”) against SCM, Felix Marx, SCM’s Chief Executive Officer, and Hirsch. The plaintiffs alleged multiple causes of action, including interference with contract in connection with the acquisition of Hirsch by SCM and the 1994 Settlement Agreement entered into by and among Secure Keyboards, Hirsch and Secure Networks, and sought damages, including approximately $20,200,000, and declaratory relief. See Note 2 for additional information concerning the Hirsch acquisition.

On April 8, 2009, SCM, Mr. Marx, Secure Keyboards, Secure Networks, each of the respective general partners of Secure Keyboards and Secure Networks, and Hirsch entered into a settlement agreement (the “2009 Settlement Agreement”), pursuant to which the parties resolved the disputes that had arisen between them relating to the acquisition and the 1994 Settlement Agreement. In connection with the 2009 Settlement Agreement, on April 9, 2009 the plaintiffs dismissed the Action without prejudice and agreed to dismiss said Action with prejudice after the closing of the acquisition of Hirsch. The acquisition of Hirsch closed on April 30, 2009. On May 5, 2009, the plaintiffs dismissed the Action with prejudice. The 2009 Settlement Agreement also contains releases among the parties, and those releases became effective upon the closing of the acquisition.

Prior to the acquisition of Hirsch by SCM, SCM was not a party to the 2009 Settlement Agreement. SCM has, however, provided Secure Keyboards and Secure Networks with a limited guarantee of Hirsch’s payment obligations under the 2009 Settlement Agreement (the “Guarantee”). The 2009 Settlement Agreement and the Guarantee became fully effective and binding upon the closing of the acquisition of Hirsch.

For additional information on the terms of the 2009 Settlement Agreement see Note 14.

HIRSCH ELECTRONICS CORPORATION

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders
Hirsch Electronics Corporation

We have audited the accompanying balance sheets of Hirsch Electronics Corporation (the “Company”) as of November 30, 2008, 2007 and 2006, and the related statements of operations, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hirsch Electronics Corporation as of November 30, 2008, 2007 and 2006, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Newport Beach, California
January 26, 2009

HIRSCH ELECTRONICS CORPORATION

BALANCE SHEETS
November 30, 2008, 2007 and 2006

	2008	2007	2006
	(In thousands)

ASSETS
Current Assets
Cash and cash equivalents	$4,932	$5,014	$4,031
Accounts receivable, net	3,137	3,996	2,844
Inventories	1,871	1,587	1,444
Prepaid expenses	226	200	200
Note receivable	54	54	54
Income taxes receivable	1,023	—	62
Deferred tax asset	245	129	93

Total current assets	11,488	10,980	8,728

Property and Equipment, net	262	254	271
Investments	48	397	397
Patents, net	39	45	51
Deferred Tax Asset	191	45	15
Other Assets	37	37	37

Total assets	$12,065	$11,758	$9,499

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued expenses	$1,009	$525	$611
Royalties payable to related parties	349	390	356
Income taxes payable	—	345	54
Other accrued liabilities	764	317	238
Put option derivative liability	518	—	—
Deferred revenue	68	115	—

Total current liabilities	2,708	1,692	1,259

Commitments and Contingencies
Stockholders’ Equity
Common stock, no par value; 5,000 shares authorized; 4,606, 4,582, and 4,578 shares issued and outstanding at November 30, 2008, 2007 and 2006, respectively	4,566	4,302	4,216
Notes receivable for common stock	—	(65)	(105)
Retained earnings	4,791	5,829	4,129

Total stockholders’ equity	9,357	10,066	8,240

Total liabilities and stockholders’ equity	$12,065	$11,758	$9,499

The accompanying notes are an integral part of these financial statements.

HIRSCH ELECTRONICS CORPORATION

STATEMENTS OF OPERATIONS
Years Ended November 30, 2008, 2007 and 2006

	2008	2007	2006
	(In thousands)

Net revenues	$23,042	$21,990	$20,883
Cost of revenues	9,988	9,370	8,747
Royalties to related parties	1,028	993	938

Gross profit	12,026	11,627	11,198

Operating expenses:
Selling, general and administrative	9,576	8,055	7,416
Research and development	3,310	780	729
Depreciation and amortization	100	159	138

	12,986	8,994	8,283

(Loss) income from operations	(960)	2,633	2,915
Other (loss) income	(742)	216	139

(Loss) income before provisions for income taxes	(1,702)	2,849	3,054
Provision for income tax (benefit) expense	(664)	1,149	1,091

Net (loss) income	$(1,038)	$1,700	$1,963

The accompanying notes are an integral part of these financial statements.

HIRSCH ELECTRONICS CORPORATION

STATEMENT OF STOCKHOLDERS’ EQUITY
Years Ended November 30, 2008, 2007 and 2006

			Notes
			Receivable
	Common Stock		for Common	Retained
	Shares	Amount	Stock	Earnings	Total
	(In thousands)

Balance, December 1, 2005	4,574	$4,187	$(113)	$2,166	$6,240
Collection on notes receivable for common stock	—	—	8	—	8
Exercise of warrants	4	29	—	—	29
Net income	—	—	—	1,963	1,963
Balance, November 30, 2006	4,578	4,216	(105)	4,129	8,240
Collection on notes receivable for common stock	—	—	40	—	40
Exercise of warrants	4	34	—	—	34
Share based compensation	—	52	—	—	52
Net income	—	—	—	1,700	1,700

Balance, November 30, 2007	4,582	4,302	(65)	5,829	10,066
Collection on notes receivable for common stock	—	—	65	—	65
Exercise of warrants	4	34	—	—	34
Exercise of options	15	128	—	—	128
Issuance of common stock	5	50	—	—	50
Share based compensation	—	52	—	—	52
Net loss	—	—	—	(1,038)	(1,038)

Balance, November 30, 2008	4,606	$4,566	$—	$4,791	$9,357

The accompanying notes are an integral part of these financial statements.

HIRSCH ELECTRONICS CORPORATION

STATEMENTS OF CASH FLOWS
Years Ended November 30, 2008, 2007 and 2006

	2008	2007	2006
	(In thousands)

Cash Flows from Operating Activities
Net (loss) income	$(1,038)	$1,700	$1,963
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities	—	—	—
Depreciation and amortization	100	158	138
Change in put option derivative liability	518	—	—
Change in allowance for doubtful accounts	—	(6)	(3)
Impairment on investments	360	—	—
(Income) loss on equity method investment	(11)	—	20
Share based compensation	52	52	—
Deferred income taxes	(261)	(66)	(120)
Loss on disposal of assets	2	5	—
Change in operating assets and liabilities:
Accounts receivable	859	(1,146)	38
Inventories	(283)	(144)	299
Prepaid expenses	(26)	1	(44)
Income taxes receivable	(1,023)	62	(62)
Accounts payable and accrued expenses	484	(87)	58
Royalties payable to related parties	(41)	35	22
Income taxes payable	(345)	291	(827)
Other accrued liabilities	447	79	(52)
Deferred revenue	(47)	115	—

Net cash (used in) provided by operating activities	(253)	1,049	1,430

Cash Flows from Investing Activities
Acquisition of property and equipment	(105)	(139)	(62)
Acquisition of investments	—	—	(367)
Note receivable	—	—	(54)
Patent costs	(1)	(1)	(10)

Net cash used in investing activities	(106)	(140)	(493)

Cash Flows from Financing Activities
Proceeds from exercise of stock options and warrants	162	34	29
Proceeds from issuance of common stock	50	—	—
Collection of notes receivable for common stock	65	40	8

Net cash provided by financing activities	277	74	37

Net (decrease) increase in cash	(82)	983	974
Cash and cash equivalents — beginning of year	5,014	4,031	3,057

Cash and cash equivalents — end of year	$4,932	$5,014	$4,031

Supplemental disclosure of cash flow information :
Cash paid during the year for income taxes	$1,115	$705	$1,029

The accompanying notes are an integral part of these financial statements.

HIRSCH ELECTRONICS CORPORATION

NOTES TO FINANCIAL STATEMENTS
November 30, 2008, 2007 and 2006

1.	ORGANIZATION

Hirsch Electronics Corporation (the “Company”) was incorporated in 1981 and is engaged in the design, manufacture and distribution of security management systems. The Company sells primarily to dealers located in North America.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The summary of significant accounting policies presented below is designed to assist in understanding the Company’s financial statements. Such financial statements and accompanying notes are the representations of the Company’s management, who are responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America (“GAAP”) in all material respects, and have been consistently applied in preparing the accompanying financial statements.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant estimates made by management, among others, relate to the realizable value of inventories, the realization of long-lived assets, the allowance for doubtful accounts, the valuation of investments, the valuation of call and put options related to Hirsch EMEA, assumptions used in measuring stock-based compensation, and the valuation of deferred tax assets. While actual results could differ from those estimates, management believes that the estimates are reasonable.

Concentration of Credit Risk

The Company’s financial instruments that potentially expose the Company to a concentration of credit risk consist of cash and accounts receivable. The Company places its cash with high credit quality institutions, with the majority of its cash in treasury money market funds.

From time to time, the Company maintains cash balances at certain institutions in excess of the Federal Deposit Insurance Corporation (“FDIC”) limit of $250,000 ($100,000 in 2007 and 2006). Such excess totaled approximately $0.2 million , $0.3 million and $0.2 million at November 30, 2008, 2007 and 2006, respectively.

The Company’s sales are concentrated in a relatively few number of customers and, as a result, the Company maintains individually significant receivable balances with these parties. The Company performs periodic evaluations of its customers’ financial condition, but generally does not require collateral to support credit sales. The Company maintains reserves for estimated potential credit losses. Accounts receivable from one customer represented approximately 12%, and 22% of total accounts receivable at November 30, 2008 and 2007, respectively. Accounts receivable from two customers represented 25% of total accounts receivable at November 30, 2006. Sales from one customer represented approximately 12% and 15% for the years ended November 30, 2007 and 2006, respectively. There was no significant concentration of sales for the year ended November 30, 2008.

Cash and Cash Equivalents

The Company considers all liquid short-term investments, with maturity dates of three months or less when purchased, to be cash equivalents. The Company’s cash equivalents consist primarily of amounts held in treasury money market funds, with a maturity of less than three months at the date of purchase. Amounts held primarily in treasury money market funds totaled approximately $4.7 million, $4.9 million and $3.6 million at November 30, 2008, 2007 and 2006, respectively.

HIRSCH ELECTRONICS CORPORATION

NOTES TO FINANCIAL STATEMENTS — (Continued)

Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses approximate their fair values because of the short-term maturity of these items.

Allowance for Doubtful Accounts

The Company performs periodic reviews of collectability and provides an allowance for doubtful accounts receivable as management deems necessary. Management considers historical customer experience and industry trends in establishing and maintaining such reserve. Management considers the allowance for doubtful accounts at November 30, 2008, 2007 and 2006 of approximately $9,000, $9,000 and $15,000, respectively, to be adequate to provide for losses which could be sustained in the realization of these accounts. Although the Company expects to collect net amounts due, actual collections may differ from these estimated amounts.

Inventories

Inventories are stated at the lower of cost (first-in, first-out) or market, and consist primarily of raw materials, work-in-process and finished goods. Market is determined by comparison with recent sales or net realizable value. Such net realizable value is based on management’s forecasts for sales of the Company’s products in the ensuing years. The Company operates in an industry characterized by technological change. Should the demand for the Company’s products prove to be significantly less than anticipated, the ultimate realizable value of the Company’s inventory could be substantially less than amounts in the accompanying balance sheets. The Company periodically reviews the age and turnover of its inventory to determine whether any inventory has become obsolete or has declined in value and records a charge to cost of revenues for known and estimated inventory obsolescence. There was no inventory reserve at November 30, 2008, 2007 and 2006, respectively

Investments

The Company’s investments consist of cost and equity method investments in other entities. The equity method of accounting is used when the Company has the ability to exercise significant influence in the operating and financial activities of an investee. Significant influence is generally achieved by owning at least 20% of the voting interest of the investee without the ability to exercise control. Under the equity method, original investments are recorded at cost and adjusted by the Company’s share of undistributed earnings or losses of these entities. Nonmarketable investments in which the Company has less than a 20% interest and in which it does not have the ability to exercise significant influence over the investee are initially carried at cost, as management believes it is not practicable to estimate fair value of this investment. An impairment charge is recognized on both equity method and cost method investments when factors indicate that a decrease in value of the investment has occurred which is other than temporary.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets ranging from five to seven years. Leasehold improvements are amortized on a straight-line basis over the lesser of the estimated useful lives of the assets or the related lease terms. Significant renewals and betterments are capitalized. Maintenance and repairs are charged to expense as incurred.

Patents

Patents represent external legal costs incurred for filing patent applications and their maintenance, and purchased patents. Amortization for patents is recorded using the straight-line method over the lesser of the life of the patent or its estimated useful life, which ranges from two to seventeen years. Accumulated amortization for

HIRSCH ELECTRONICS CORPORATION

NOTES TO FINANCIAL STATEMENTS — (Continued)

patents was $1.5 million, $1.5 million and $1.5 million as of November 30, 2008, 2007 and 2006, respectively. Amortization expense for patents for the years ended November 30, 2008, 2007 and 2006 was $6,960, $6,790 and $5,886, respectively. As of November 30, 2008, the estimated total amortization expense for the next five years is approximately $6,000 per year. The weighted average remaining life of the patents is approximately six years.

Long-Lived Assets

Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. If the cost basis of a long-lived asset is greater than the projected future undiscounted net cash flows from such asset, an impairment charge is recognized. Impairment charges are calculated as the difference between the cost basis of an asset and its estimated fair value.

Management believes that no indicators of impairment existed as of and for the year ended November 30, 2008. There can be no assurance, however, that market conditions or demand for the Company’s products or services will not change which could result in long-lived asset impairment charges in the future.

Revenue Recognition

The Company derives revenue from sales of products and services. Consistently, over 90% of revenue is from sales of hardware. The following summarizes the major terms of the contractual relationships with customers and the manner in which the Company accounts for sales transactions.

Hardware Revenue

Hardware revenue consists of the sale of access control hardware including the ScramblePad products, controllers, network and communication products and other security related hardware. The Company recognizes revenue pursuant to EITF 00-21, Revenue Arrangements with Multiple Deliverables (EITF 00-21) and Staff Accounting Bulletin No. 104, Revenue Recognition in Financial Statements (SAB 104). In accordance with these revenue recognition guidelines, revenue is recognized for a unit of accounting when all of the following criteria are met:

•	persuasive evidence of an arrangement exists;

•	delivery has occurred;

•	fee is fixed or determinable; and

•	collectability is reasonably assured.

Generally, product sales are not contingent upon customer testing, approval and/or acceptance. Professional services revenue is not recognized until the services have been performed, while product revenue is recognized at time of shipment as shipping terms are typically FOB shipping point, as the services do not affect the functionality of the delivered items.

Product returns have historically been insignificant and as such are recorded when incurred.

Software Revenue

The Company sells various software products ranging from software that is embedded in the hardware to add-on software that can be sold on a stand-alone basis. Software that is embedded in the hardware (ie “firmware”) provides a user-interface and facilitates the functionality of the hardware. This software cannot be sold on a stand-

HIRSCH ELECTRONICS CORPORATION

NOTES TO FINANCIAL STATEMENTS — (Continued)

alone basis and is not a significant part of sales or marketing efforts. This embedded software is considered incidental to the hardware and is not recognized as a separate unit of accounting apart from the hardware.

The Company also sells proprietary application software that is sold as add-on software to their security hardware configurations. This provides additional functionality to the security system, such as integration of security access monitoring. Based on the factors described in footnote two of AICPA Statement of Position 97-2, Software Revenue Recognition (SOP 97-2) the Company considers this type of software to be more-than-incidental to the hardware components in an arrangement. This assessment is based on the fact that the software can be sold on a stand-alone basis. Software products that are considered more-than-incidental are treated as a separate unit of accounting apart from the hardware and the related software product revenue is recognized upon delivery to the customer. The Company accounts for software that is more-than-incidental in accordance with SOP 97-2 whereby the revenue from the sale of software products is recognized at the time the software is delivered to the customer, provided all the revenue recognition criteria noted above have been met, except collectability must be deemed probable under

SOP 97-2 versus reasonably assured under SAB 104. The Company also considers EITF 03-05, Applicability of AICPA Statement of Position 97-2, Software Revenue Recognition, to Non-Software Deliverables in an Arrangement Containing More-Than-Incidental Software (EITF 03-05). Per EITF 03-05, if the software is considered not essential to the functionality of the hardware, then the hardware is not considered “software related” and is excluded from the scope of SOP 97-2. All proprietary application software sold by the Company is not essential to the functionality of the security hardware. The hardware is not dependent upon these proprietary software products to function and the customer can fully utilize the hardware product without any of the software products. Therefore, in multiple-element arrangements containing hardware and software, the hardware elements are excluded from SOP 97-2 and are accounted for in accordance with EITF 00-21 and SAB 104 at its relative fair value as there is objective and reliable evidence of fair value for all units of accounting in these transactions.

Service Revenue

Service revenue is generated from the sale of professional services and maintenance contracts. The following describes how the Company accounts for service transactions, provided all the other revenue recognition criteria noted above have been met. Generally, services revenue, which includes maintenance contracts, security system integration services, system migration and database conversion services, is recognized upon delivery of the services. If the professional service project includes independent milestones, revenue is recognized as milestones are met and upon acceptance from the customer. Maintenance revenue is generated from the sale of hardware and software maintenance contracts. These contracts are generally for terms. Maintenance revenue is recorded as deferred revenue and is recognized as revenue ratably over the term of the related agreement.

Multiple Element Arrangements

The Company considers sales contracts that include a combination of systems, software or services to be multiple element arrangements. Revenue related to multiple element arrangements is separated in accordance with EITF 00-21 and SOP 97-2 based on the relative fair value method. Discounts are allocated only to the delivered elements. Fair values are determined by examining the prices charged for when the elements are sold separately. Undelivered elements generally include maintenance contract revenue as other professional services are typically sold separately from the hardware sales.

Advertising

The Company expenses advertising costs as incurred. During the years ended November 30, 2008, 2007 and 2006, the Company incurred and expensed approximately $0.5 million, $0.5 million and $0.4 million in advertising expenses, respectively, which are included in selling, general and administrative expenses in the accompanying statements of operations.

HIRSCH ELECTRONICS CORPORATION

NOTES TO FINANCIAL STATEMENTS — (Continued)

Research and Development

Research and development expenses which consist primarily of outsourced labor, salaries for personnel and materials are expensed as incurred.

Warranty

The Company offers a warranty on its products for a period of two years. Historically, warranty expenses have been insignificant and as warranty expenses are recorded when incurred.

Shipping and Handling

Costs incurred for shipping and handling are included in costs of revenue in the accompanying statements of operations. During the years ended November 30, 2008, 2007 and 2006, shipping and handling expenses were approximately $0.4 million, $0.3 million and $0.2 million, respectively.

Income Taxes

Income taxes are accounted for in accordance with SFAS No. 109, Accounting for Income Taxes, using the liability method. Under this method, the Company provides for deferred income taxes to reflect the tax consequences in future years for the differences between the amounts of assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is provided to reduce net deferred tax assets to amounts that are more likely than not to be realized.

Stock-Based Compensation

Beginning December 1, 2006, the Company adopted SFAS No. 123(R), Share-Based Payment. This statement revises SFAS No. 123, Accounting for Stock-Based Compensation and supersedes Accounting Principles Board (“APB”) No. 25, Accounting for Stock Issued to Employees. SFAS No. 123(R) focuses primarily on the accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123(R) requires stock-based compensation cost to be measured at the grant date, based on the fair value of the award and is recognized as expense over the employee’s requisite service period (generally the vesting period). The Company has elected the prospective transition method as permitted by SFAS No. 123(R) and, accordingly, previously issued financial statements have not been restated as a result of adoption of SFAS No. 123(R). Under the prospective method, compensation cost is recognized beginning with the effective date (December 1, 2006) (a) based on the requirements of SFAS No. 123(R) for all share-based payments granted or modified after the effective date and (b) based on the requirements of APB 25, Accounting for Stock Issued to Employees, for all awards granted to employees prior to the effective date of SFAS No. 123(R) that remain unvested on the effective date. All awards granted, modified, or settled after the date of adoption are accounted for using the measurement, recognition, and attribution provisions of SFAS 123(R).

The Company has two stock-based employee compensation plans. Prior to December 1, 2006, the Company accounted for those plans under the recognition and measurement principles of APB No. 25, and related interpretations. No stock-based employee compensation cost was reflected in the accompanying statements of operations for the year ended November 30, 2006, as all options granted under those plans had an exercise price equal to or greater than the estimated fair market value of the underlying common stock on the date of grant. The

HIRSCH ELECTRONICS CORPORATION

NOTES TO FINANCIAL STATEMENTS — (Continued)

following table illustrates the effect on net income as if the Company had applied the fair value recognition provisions of SFAS No. 123 for its stock-based employee compensation plans as of November 30, 2006:

(In thousands)

Net income, as reported	$1,963
Stock-based compensation, net of tax	(32)

Net income, pro forma	$1,931

For purposes of computing the pro forma amount, the fair value of stock-based compensation was estimated using a Black-Scholes option pricing model with the assumptions of a weighted-average expected life of 10 years, no annual dividend per share, risk free interest rate of 4.78%, and no volatility (minimum value method).

Recent Accounting Pronouncements

Fair Value Measurement

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, Fair Value Measurement. SFAS No. 157 provides a framework that clarifies the fair value measurement objective within GAAP and its application under the various accounting standards where fair value measurement is allowed or required. Under SFAS No. 157, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. SFAS No. 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The fair value hierarchy gives the highest priority to quoted prices in active markets and the lowest priority to unobservable data. SFAS No. 157 requires fair value measurements to be separately disclosed by level within the fair value hierarchy. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. However, in February 2008, FASB Staff Position, or FSP, No. 157-b, Effective Date of Statement 157, was issued which delayed the effective date of SFAS No. 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The FSP partially defers the effective date of SFAS No. 157 to fiscal years beginning after November 15, 2008.

Effective December 1, 2007, the Company adopted SFAS No. 157 except as it applies to those nonfinancial assets and nonfinancial liabilities within the scope of FSP No. 157-b. The partial adoption of SFAS No. 157 did not have a material impact on the Company’s financial position and results of operations. The Company is currently assessing the impact of the adoption of SFAS No. 157 as it relates to nonfinancial assets and nonfinancial liabilities and has not yet determined the impact that the adoption will have on its financial position and results of operations.

In October 2008, the FASB issued FSP, No. FAS 157-3, Determining the Fair Value of a Financial Asset When The Market for That Asset Is Not Active to clarify the application of the provisions of SFAS 157 in an inactive market and how an entity would determine fair value in an inactive market. FSP 157-3 is effective immediately and applies to our November 30, 2008 financial statements. The application of the provisions of FSP 157-3 did not materially impact the Company’s financial statements.

Fair Value Option for Financial Assets and Financial Liabilities

In February 2007, the FASB issued SFAS No. 159, Fair Value Option for Financial Assets and Financial Liabilities. SFAS No. 159 provides an option to report selected financial assets and liabilities at fair value. GAAP has required different measurement attributes for different assets and liabilities that can create artificial volatility in earnings. SFAS No. 159 attempts to mitigate this type of accounting-induced volatility by enabling companies to report related assets and liabilities at fair value, which would likely reduce the need for companies to comply with detailed rules for hedge accounting. SFAS No. 159 also establishes presentation and disclosure requirements

HIRSCH ELECTRONICS CORPORATION

NOTES TO FINANCIAL STATEMENTS — (Continued)

designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company has elected not to exercise the option to report selected financial assets and liabilities at fair value as provided for under SFAS No. 159, accordingly, there is no impact on the Company’s financial position and results of operations.

Accounting for Uncertainty in Income Taxes

In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN No. 48”). This interpretation clarified the accounting for uncertainty in income taxes recognized in accordance with SFAS No. 109. Specifically, FIN No. 48 clarifies the application of SFAS No. 109 by defining a criterion that an individual tax position must meet for any part of the benefit of that position to be recognized in an enterprise’s financial statements. Additionally, FIN No. 48 provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods of income taxes, as well as the required disclosure and transition. FIN 48 specifies that the evaluation of the tax position is a two-step process: 1) Recognition: determining whether it is more-likely-than-not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation process, and 2) Measurement: a tax position that meets the more-likely-than-not recognition threshold is measured to determine that amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefits that is greater than 50 percent likely of being realized upon ultimate settlement with a taxing authority. This interpretation is effective for fiscal years beginning after December 15, 2006, with the cumulative effect of the change in accounting principle to be recorded as an adjustment to the beginning balance of retained earnings. However, in February 2008, FSP No. FIN 48-2 was issued to delay the effective date of FIN No. 48 for certain nonpublic enterprises to the annual financial statements for fiscal years beginning after December 15, 2007, (applied as of the beginning of the enterprise’s fiscal year). The Company is currently evaluating the requirements of FIN No. 48 and has not yet determined if the adoption of FIN No. 48 will have a significant impact on the Company’s financial statements.

Business Combinations

In December 2007, the FASB issued Statement No. 141 (revised 2007), Business Combinations (SFAS No. 141(R)). This statement improves the financial reporting of business combinations and clarifies the accounting for these transactions. SFAS No. 141(R) (i) requires the recognition and measurement of assets acquired, liabilities assumed, and any noncontrolling interest in the acquiree at their fair values at the acquisition date, (ii) requires acquisition costs and any related restructuring costs to be recognized separately from the acquisition, (iii) requires step acquisitions to be recognized at the full amounts of the fair values of the identifiable assets and liabilities, as well as any noncontrolling interest in the acquiree, (iv) changes the requirements for recognizing assets acquired and liabilities assumed arising from contingencies, (v) defines a bargain purchase as a business combination in which the total acquisition-date fair value of the identifiable net assets exceeds the fair value of the consideration transferred plus any noncontrolling interest in the acquiree, (vi) requires the recognition of any bargain purchase as a gain in the earnings of the acquirer, and (vii) requires the recognition of changes in deferred tax benefits that are recognizable because of a business combination either in income from continuing operations in the period of the combination or directly in the contributed capital, depending upon the circumstances. In addition, acquired in-process research and development, or IPR&D, is capitalized as an intangible asset and amortized over its estimated useful life. The provisions of SFAS No. 141(R) are to be applied prospectively to business combinations with acquisition dates on or after the beginning of an entity’s fiscal year that begins on or after December 15, 2008, with early adoption prohibited. The adoption of SFAS No. 141(R) will change our accounting treatment for business combinations on a prospective basis beginning December 1, 2009. The Company is currently assessing SFAS No. 141R and has not yet determined the impact that the adoption will have on its financial position and results of operations.

HIRSCH ELECTRONICS CORPORATION

NOTES TO FINANCIAL STATEMENTS — (Continued)

Useful Life of Intangible Assets

In April 2008, the FASB issued FSP No. FAS 142-3, Determination of the Useful Life of Intangible Assets. FSP No. FAS 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, Goodwill and Other Intangible Assets. The Company is required to adopt FSP No. FAS 142-3 effective at the beginning of 2010. The adoption of FSP No. FAS 142-3 is not expected to have a material impact on the Company’s financial statements.

Other recent accounting pronouncements issued by the FASB and the AICPA did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

Reclassifications

Certain reclassifications have been made to prior year balances in order to conform to the current year’s presentation.

3.	FAIR VALUE

SFAS No. 157 defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which the Company would transact and considers assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of nonperformance.

Fair Value Hierarchy

SFAS No. 157 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. SFAS No. 157 establishes three levels of inputs that may be used to measure fair value:

Level 1 — Quoted prices in active markets for identical assets or liabilities.

Level 2 — Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 — Unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The Company measures financial assets at fair value on a recurring basis. The Company’s investments in money market funds are measured at fair value on a recurring basis. The Company’s money market funds are required to be priced and have a fair value of $1.00 net asset value per share. These money market funds are actively traded and reported daily through a variety of sources. These funds have a credit rating of A. Since they are actively traded, the fair value of the money market fund investments has been classified as level 1.

In 2006, the Company purchased 25% of the outstanding stock in Hirsch EMEA (“EMEA”). The stock purchase agreement included a call option and a put option to purchase the remaining outstanding shares of EMEA at a price of 1,000,000 Euro and become exercisable contingent on a change in control of the Company. EMEA is a privately held company with no level 1 or 2 inputs to measure fair value. As such, the options were valued using the

HIRSCH ELECTRONICS CORPORATION

NOTES TO FINANCIAL STATEMENTS — (Continued)

Black-Scholes American option model with a term of 10 years. The risk free rate was 2.92%, 3.94%, and 4.46% at November 30, 2008, 2007, and 2006, respectively. The probability of change of control was 45%, 10%, and 5% at November 30, 2008, 2007, and 2006, respectively. At November 30, 2008, the put option was valued at approximately $518,000, and this amount was recorded as a liability on the balance sheet and a corresponding charge taken on the statement of operations. The put option values were not material for the fiscal years 2007 and 2006 and therefore were not recorded in the financial statements at November 30, 2007 and 2006. The call option values for were not material for fiscal years 2008, 2007 and 2006 and therefore were not recorded in the financial statements at November 30, 2008, 2007, and 2006.

There were no movements between level 1 and level 3 classes of measurements for the years ended November 30, 2008, 2007, and 2006.

4.	INVENTORIES

Inventories consisted of the following as of November 30:

	2008	2007	2006
	(In thousands)

Raw materials	$773	$676	$519
Work-in-process	259	293	376
Finished goods	839	618	549

	$1,871	$1,587	$1,444

5.	NOTE RECEIVABLE

As of November 30, 2008 and 2007, the Company has a note receivable from Bridgepoint Systems, Inc (“Bridgepoint”) for $54,500 that carried interest at an annual rate of 9%. The note matured on November 30, 2007. The Company had an option to convert the principal and accrued interest at maturity date to Bridgepoint common stock at a price of $0.50 per share. Management is currently in the process of negotiating terms on the note and believes that the carrying amount of the note was not impaired at November 30, 2008.

6.	INVESTMENTS

During fiscal 2005, the Company purchased an investment consisting of equity securities in Pindi Products, Inc. (“Pindi”), a privately held developer of biometric technology. Management believes that the carrying amount (on the cost method) of $0.1 million was impaired at November 30, 2008 and recorded an impairment charge during the year ended November 30, 2008 which is included in other (loss) income in the accompanying statements of operations (see Note 10).

In May 2006, the Company invested approximately $0.4 million to purchase a 25% interest in Hirsch EMEA (“EMEA”), a privately held company located in Europe. EMEA owns 95% of the outstanding stock of MCV Trading, an Italian subsidiary (“MCV”), which operates and distributes security systems and equipment in Europe, the Middle East and Asia. The stock purchase agreement included a call option and a put option to purchase the remaining outstanding shares of EMEA at a price of 1,000,000 Euro and become exercisable contingent on a change in control of the Company (see Note 3). The Company’s President is a board member of EMEA. At the purchase date, the Company’s investment exceeded the net book value of EMEA’s equity by $0.3 million.

As of August 31, 2008, the Company determined that the investment in EMEA had experienced an other than temporary decline in value, and recorded an impairment charge of $0.3 million, which is included in other (loss) income in the accompanying statements of operations (see Note 10). For the three months ended November 30, 2008, the Company recorded a gain of $11,500, representing the Company’s proportionate share of EMEA’s

HIRSCH ELECTRONICS CORPORATION

NOTES TO FINANCIAL STATEMENTS — (Continued)

undistributed net income for the three months ended November 30, 2008, which is included in other (loss) income in the accompanying statements of operations (see Note 10).

During the years ended November 30 2008, 2007 and 2006, the Company had sales of approximately $0.2 million, $0.1 million and $0.1 million, respectively, to MCV. As of November 30, 2008, 2007 and 2006, the Company had receivables of approximately $0.1 million, $43,000 and $5,000, respectively, which is included in accounts receivable in the accompanying balance sheet.

During fiscal 2008, 2007, and 2006, the Company paid commissions to EMEA of approximately $0.1 million, $0.1 million, and $0.1 million, respectively, for the European sales of the Company’s products.

7.	PROPERTY AND EQUIPMENT

Property and equipment consisted of the following as of November 30:

	2008	2007	2006
	(In thousands)

Computer hardware and software	$463	$390	$435
Machinery and equipment	308	308	242
Office equipment	241	238	237
Furniture and fixtures	112	112	114
Leasehold improvements	349	349	349

	1,473	1,397	1,377
Accumulated depreciation and amortization	(1,211)	(1,143)	(1,106)

	$262	$254	$271

8.	OTHER ACCRUED LIABILITIES

Other accrued liabilities consisted of the following as of November 30:

	2008	2007	2006
	(In thousands)

Accrued bonuses	$165	$214	$87
Deferred rent	35	—	44
Accrued research and development and acquisition expenses	458	—	—
Other	106	103	107

	$764	$317	$238

HIRSCH ELECTRONICS CORPORATION

NOTES TO FINANCIAL STATEMENTS — (Continued)

9.	INCOME TAXES

The provision for income tax (benefit) expense consisted of the following as of November 30:

	2008	2007	2006
	(In thousands)

Current:
Federal	$(360)	$959	$1,003
State	(43)	256	208

	(403)	1,215	1,211

Deferred:
Federal	(243)	(56)	(107)
State	(18)	(10)	(13)

	(261)	(66)	(120)

	$(664)	$1,149	$1,091

Differences between the U.S. federal statutory income tax rates and the effective tax rates are as follows for the years ended November 30:

	2008	2007	2006

Tax at U.S. federal statutory rates	(34.00)%	34.00%	34.00%
State taxes, net of federal benefit	(5.91)	5.61	3.54
Permanent differences	.72	.74	.59
Credits	(4.05)	(.45)	(.62)
Tax contingency reserve	1.72
Other	2.43	.42	(1.78)%

Provision for income tax (benefit) expense	(39.09)%	40.32%	35.73%

The components of deferred income taxes were as follows as of November 30:

	2008	2007	2006
	(In thousands)

Depreciation	$39	$37	$15
Reserves	29	4	6
Loss on EMEA	132	8	—
Change in put option derivative liability	226	—	—
FAS 123(R)	9	21	—
Effect on state taxes	—	86	87
Deferred revenue	—	18	—

Total deferred tax asset	$435	$174	$108

HIRSCH ELECTRONICS CORPORATION

NOTES TO FINANCIAL STATEMENTS — (Continued)

10.	OTHER INCOME (EXPENSE)

Other income (expense) includes the following non-operating items for the years ended November 30:

	2008	2007	2006
	(In thousands)

Income (loss) on equity method investment	$11	$—	$(20)
Loss on investments	(360)	—	—
Change in put option derivative liability	(518)
Interest income	125	216	159

Total other income (expense)	$(742)	$216	$139

11.	COMMON STOCK PLANS

1997 Incentive Stock Plan

The 1997 Incentive Stock Plan (the “1997 Plan”) provides for the grant of options to employees to purchase shares of the Company’s common stock. The 1997 Plan includes ISOs for which the option price will not be less than the estimated fair market value of the shares of the Company’s common stock on the date of the grant. Such fair values are determined on the date of grant based on an expected life of 10 years, a risk-free interest rate, a volatility based on a blended rate of several quoted public market prices for the common stock of several publicly-traded companies who are major providers and serve a similar market as the Company, and no dividend yield. Options expire within a period of not more than ten years from the date of the grant. Options vest over 4 to 5 years from the date of issuance. The 1997 Plan provides for the issuance of up to 100,000 shares of common stock. As of November 30, 2007, there were 10,000 shares available for issuance under the 1997 Plan.

In February 2006, the Company granted options to purchase a total of 10,000 shares of common stock to an employee. The stock options have an exercise price of $9.50 (estimated by management to be the fair market value of the stock), and were vested immediately upon issuance. Such stock options expire ten years from the date of grant.

	Number of	Weighted-Average
	Shares	Exercise Price

Options outstanding at December 1, 2005	85,000	$8.38
Exercised	—
Granted	10,000	$9.50
Expired	(5,000)	$8.00

Options outstanding at November 30, 2006	90,000	$8.53
Exercised	—
Granted	—
Expired	—

Options outstanding at November 30, 2007	90,000	$8.53
Exercised	15,000	$8.50
Granted	—
Expired	—

Options outstanding and exercisable at November 30, 2008	75,000	$8.53

HIRSCH ELECTRONICS CORPORATION

NOTES TO FINANCIAL STATEMENTS — (Continued)

The number of outstanding and exercisable options under the 1997 Plan as of November 30, 2008 is provided below:

	Outstanding			Exercisable
			Weighted-Average			Weighted-Average
Range of	Number of	Weighted-Average	Remaining Life	Number of	Weighted-Average	Remaining Life
Exercise Prices	Shares	Exercise Price	(Years)	Shares	Exercise Price	(Years)

$8.00	40,000	$8.00	4.49	40,000	$8.00	4.49
$9.00	25,000	$9.00	0.38	25,000	$9.00	0.38
$9.50	10,000	$9.50	7.18	10,000	$9.50	7.18

	75,000			75,000

Warrants

From time to time, the Company may grant warrants to third party service providers or directors.

During the years ended November 30, 2007 and 2006, the Company granted warrants to directors to purchase 12,000 and 6,000 shares of the Company’s common stock at an exercise price of $10.00 and $9.50 per share, respectively (estimated by management to be the fair market value of the stock). The warrants vested upon issuance and expire ten years from the date of grant. There were no warrants granted during the year ended November 30, 2008.

In connection with the adoption of SFAS No. 123(R) during the year ended November 30, 2007, the Company recorded stock-based compensation expense totaling $0.1 million associated with warrants to purchase 12,000 shares of the Company’s common stock granted during 2007. An additional $0.1 million of stock-based compensation expense was recorded during the November 30, 2008. The fair value of the 2007 warrant grants amounted to $8.63 using the Black-Scholes option-pricing model. Such fair value was determined on the date of grant based on an expected life of 10 years, a risk-free interest rate of 5.20%, a volatility of 84.9% based on a blended rate of quoted public market prices for the common stock of several publicly-traded companies who are major providers and serve a similar market as the Company, and no dividend yield. The expense related to warrants was included in the Selling, General and administration line in the statement of operations for the year ended November 30, 2008 and 2007.

During each of the years ended November 30, 2008, 2007 and 2006, the Company issued 4,000 shares of common stock pursuant to the exercise of stock warrants for cash proceeds of $34,000, $34,000 and $29,000, respectively.

	Number of	Weighted-Average
	Shares	Exercise Price

Warrants outstanding and exercisable at December 1, 2005	44,000	$8.45
Granted	6,000	$9.50
Exercised	(4,000)	$7.25

Warrants outstanding and exercisable at November 30, 2006	46,000	$8.70
Granted	12,000	$10.00
Exercised	(4,000)	$8.50

Warrants outstanding and exercisable at November 30, 2007	54,000	$9.00
Granted	—	—
Exercised	(4,000)	$8.50

Warrants outstanding and exercisable at November 30, 2008	50,000	$9.04

HIRSCH ELECTRONICS CORPORATION

NOTES TO FINANCIAL STATEMENTS — (Continued)

The number of outstanding and exercisable warrants as of November 30, 2008 is provided below:

	Outstanding and Exercisable
			Weighted-Average
	Number of	Weighted-Average	Remaining Life
Range of Exercise Prices	Shares	Exercise Price	(Years)

$ 8.00 to $ 8.50	18,000	$8.00	4.09
$ 9.00 to $ 9.50	20,000	$9.40	4.56
$10.00 to $10.50	12,000	$10.00	9.27

	50,000

Notes Receivable for Common Stock

Included in stockholders’ equity as of November 30, 2007 and 2006 are two notes receivable from stockholders. One note has annual interest at the prime rate (7.5% at November 30, 2007), was payable to the Company on demand and was paid in full during the year ended November 30, 2008. The note was issued as consideration for 10,000 shares of the Company’s common stock. The other note had an annual interest rate of prime rate (8.25% at November 30, 2006) plus 2% and was paid in full during the year ended November 30, 2007. The note was issued as consideration for 17,415 shares of the Company’s common stock. During the years ended November 30, 2008, 2007 and 2006, the Company collected $0.1 million, $40,000 and $8,000, respectively, of principal on the notes.

12.	COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases its facilities under operating leases with expiration dates through fiscal 2012. In November 2007, the Company exercised its five-year option to renew its seven-year noncancelable building lease commencing December 1, 2007. This lease also includes a scheduled base rent increase of 3.0% per year over the term of the lease. At November 30, 2008 and 2006, deferred rent expense totaled approximately $35,000 and $44,000, respectively and is included in other accrued liabilities in the accompanying balance sheet. There was no deferred rent expense at November 30, 2007. Rent expense under the operating leases was approximately $0.5 million, $0.4 million and $0.4 million for the years ended November 30, 2008, 2007 and 2006, respectively.

At November 30, 2008, future minimum lease payments under noncancelable operating leases are as follows for the fiscal years ending November 30:

(In thousands)

2009	$487
2010	469
2011	472
2012	486

Total minimum lease payments	$1,914

Merger Termination

The Company entered into an Agreement and Plan of Merger with SCM Microsystems, Inc. (“SCM”). Under certain circumstances Hirsch may be required to pay SCM a termination fee of $1.5 million, plus an amount equal to all out-of-pocket expenses (excluding the cost of employee time) incurred by SCM in connection with the merger agreement, the ancillary agreements, and the merger.

HIRSCH ELECTRONICS CORPORATION

NOTES TO FINANCIAL STATEMENTS — (Continued)

Legal Matters

From time to time, claims are made against the Company in the ordinary course of business, which could result in litigation. Claims and associated litigation are subject to inherent uncertainties and unfavorable outcomes could occur, such as monetary damages, fines, penalties or injunctions prohibiting the Company from selling one or more products or engaging in other activities. The occurrence of an unfavorable outcome in any specific period could have a material adverse effect on the Company’s results of operations for that period or future periods. The Company is not presently a party to any pending or threatened legal proceedings.

13.	BENEFIT PLAN

The Company has a 401(k) plan that covers substantially all employees. Employer contributions to the plan are made at the discretion of the Board of Directors. The Company made no contributions for the years ended November 30, 2008, 2007 and 2006. The Company paid administrative expenses on behalf of the plan of approximately $5,000 for each of the years ended November 30, 2008, 2007 and 2006.

14.	ROYALTY AGREEMENT AND RELATED PARTY TRANSACTIONS

Effective November 1994, the Company entered into a settlement agreement with two limited partnerships, Secure Keyboards, Ltd. (“Keyboards”) and Secure Networks, Ltd. (“Networks”), which are related to the Company through certain common shareholders and limited partners, including the Company’s President, who owns 14% of the Company, 30% of Keyboards, and 9% of Networks. Under the terms of a previous agreement, the Company purchased the exclusive rights to certain patents and technology from Keyboards and Networks.

Under the terms of the settlement agreement, the Company has agreed to pay a royalty of 4.25% to Keyboards for the period from December 1, 1994 to December 31, 2020 and 5.5% to Networks for the period from December 1, 1994 to December 31, 2011, based on an allocation of revenues recognized by the Company starting at 55% and 45% of the Company’s revenues for Keyboards and Networks, respectively. The royalty is payable when cash is received for the revenue recognized. The overall allocation of revenues recognized, upon which the respective royalty is calculated, will increase by 2.08% annually for Keyboards and decrease by 2.08% annually for Networks through December 31, 2011. No royalties will be payable to Networks for revenues recognized after December 31, 2011. The final payment to Networks is due on January 30, 2012. From January 1, 2012 to December 31, 2020, the royalty to Keyboards will be based on 4.25% of all revenues recognized by the Company. The final royalty payment to Keyboards is due on January 30, 2021.

During the years ended November 30, 2008, 2007 and 2006, the Company paid approximately $1.0 million, $1.0 million and $0.9 million, respectively, in royalties to Keyboards and Networks combined. At November 30, 2008, 2007 and 2006, the Company had a royalty payable of approximately $0.3 million, $0.4 million and $0.4 million, respectively, to Keyboards and Networks combined.

15.	SUBSEQUENT EVENTS

On December 10, 2008, the Company entered into an Agreement and Plan of Merger with SCM Microsystems, Inc. For each of the Hirsch shares outstanding, at the effective time of the Merger Hirsch stockholders will receive $3.00 cash, two shares of SCM common stock, and a warrant to purchase one share of SCM common stock at an exercise of $3.00. At the effective time, the Merger Agreement also provides that outstanding warrants to purchase shares of Hirsch common stock will be converted into warrants to acquire shares of SCM’s Common Stock, and outstanding options to purchase shares of Hirsch common stock will be cancelled. The completion of the merger is contingent upon customary conditions of closing, including regulatory clearances and the approval of the stockholders of both companies. The merger is expected to close during the Company’s 2009 fiscal year.

In December 2008, Hirsch entered into an agreement with the remaining shareholders representing 71% ownership of EMEA to purchase their shares for consideration of $0.5 million in cash and 100,000 shares of Hirsch common stock, making EMEA a wholly-owned subsidiary of Hirsch.

HIRSCH ELECTRONIC CORPORATION

HIRSCH ELECTRONICS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	February 28,	November 30,
	2009	2008
	(In thousands)
	(Unaudited)

Current Assets
Cash and cash equivalents	$3,404	$4,932
Accounts receivable, net	3,711	3,082
Inventories	1,878	1,871
Prepaid expenses	344	281
Note receivable	54	54
Income taxes receivable	1,023	1,023
Deferred tax asset	245	245

Total current assets	10,659	11,488

Property and Equipment, net	245	262
Investments	—	48
Goodwill	474	—
Patents, net	38	39
Deferred Tax Asset	191	191
Other Assets	39	37

Total assets	$11,646	$12,065

Current Liabilities
Accounts payable and accrued expenses	$1,606	$1009
Royalties payable to related parties	292	349
Derivative liabilities	—	518
Bank-overdraft	220	—
Other accrued liabilities	360	764
Deferred revenue	68	68

Total current liabilities	2,546	2,708

Commitments and Contingencies
Stockholders’ Equity
Common stock, no par value	5,348	4,566
Retained earnings	3,780	4,791
Accumulated other comprehensive income (loss)	(28)	—

Total stockholders’ equity	9,100	9,357

Total liabilities and stockholders’ equity	$11,646	$12,065

See notes to condensed consolidated financial statements.

HIRSCH ELECTRONICS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	February 28,	February 29,
	2009	2008
	(In thousands)
	(Unaudited)

Net revenues	$5,114	$5,247
Cost of revenues	2,461	2,207
Royalties to related parties	222	232

Gross profit	2,431	2,808

Operating expenses:
Selling, general and administrative	2,555	1,971
Research and development	880	288

	3,435	2,259

(Loss) income from operations	(1,004)	549
Other (loss) income	(7)	51

(Loss) income before provisions for income taxes	(1,011)	600
Provision for income tax benefit (expense)	—	(240)

Net (loss) income	$(1,011)	$360

See notes to condensed consolidated financial statements.

HIRSCH ELECTRONICS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	February 28,	February 29,
	2009	2008
	(In thousands)
	(Unaudited)

Cash Flows from Operating Activities
Net (loss) income	$(1,011)	$360
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities
Depreciation and amortization	22	25
Change in operating assets and liabilities:
Accounts receivable	12	1,271
Inventories	17	(536)
Prepaid expenses and other assets	(58)	(124)
Accounts payable and accrued expenses	426	11
Royalties payable to related parties	(57)	(31)
Income taxes payable	—	(225)
Other accrued liabilities	(457)	(9)
Deferred revenue	—	(49)

Net cash (used in) provided by operating activities	(1,106)	693

Cash Flows from Investing Activities
Proceeds from sale of property and equipment	12	(40)
Acquisition of investments	(500)	—

Net cash used in investing activities	(488)	(40)

Cash Flows from Financing Activities
Proceeds from bank overdraft	94	—

Net cash provided by financing activities	94	—

Effect of exchange on cash and cash equivalents	(28)
Net (decrease) increase in cash	(1,528)	653
Cash and cash equivalents — beginning of year	4,932	5,014

Cash and cash equivalents — end of year	$3,404	$5,667

See notes to condensed consolidated financial statements.

HIRSCH ELECTRONICS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
February 28, 2009

1.	ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization

Hirsch Electronics Corporation (the “Company”) was incorporated in 1981 and is engaged in the design, manufacture and distribution of security management systems. The Company sells primarily to dealers located in North America.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Hirsch EMEA, Inc. (“Hirsch EMEA”), a British Virgin Islands company. Hirsch EMEA comprises Hirsch EMEA, Inc. together with each of its other subsidiaries. All intercompany transactions and balances have been eliminated upon consolidation. The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial information and in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”). Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, these condensed consolidated financial statements reflect all adjustments (consisting of normal recurring adjustments) that are necessary for a fair presentation of the results for and as of the periods shown. Certain information or footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the SEC. These financial statements should be read in conjunction with the financial statements and related notes for the year ended November 30, 2008 included elsewhere in this Form S-4. The preparation of unaudited condensed consolidated financial statements necessarily requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the condensed consolidated balance sheet dates and the reported amounts of revenues and expenses for the periods presented.

On January 1, 2009, Hirsch acquired Hirsch EMEA. The results for the acquired Hirsch business are included in the Company’s consolidated statements of operations since the date of acquisition on January 1, 2009. As a result of the timing of this transaction, the Company’s condensed consolidated results for the periods presented are not directly comparable.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired in a business combination. Goodwill is not subject to amortization but is subject to annual assessment, at a minimum, for impairment. The Company evaluates goodwill, at a minimum, on an annual basis and whenever events and changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment of goodwill is tested at the reporting unit level by comparing the reporting unit’s carrying value, including goodwill, to the fair value of the reporting unit. The fair values of the reporting units are estimated using a combination of quoted market prices, the income, or discounted cash flows, approach and the market approach, which utilizes comparable companies’ data. If the carrying value of the reporting unit exceeds the fair value, goodwill is considered impaired and a second step is performed to measure the amount of the impairment loss, if any.

Recent Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 168, The FASB Accounting Standards Codificationtm and the Hierarchy of Generally Accepted Accounting Principles — a replacement of FASB Statement No. 162, (“SFAS No. 168”). SFAS No. 168 replaces SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles, and establishes the FASB Accounting Standards Codification (the “Codification”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with GAAP. Rules and

HIRSCH ELECTRONICS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
February 28, 2009

interpretive releases of the Securities and Exchange Commission (“SEC”) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The FASB will no longer issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts; instead the FASB will issue Accounting Standards Updates. Accounting Standards Updates will not be authoritative in their own right as they will only serve to update the Codification. The issuance of SFAS 168 and the Codification does not change GAAP. SFAS No. 168 becomes effective for the financial statements issued for interim and annual periods ending after September 15, 2009. Management has determined that the adoption of SFAS 168 will not have an impact on the Company’s financial statements.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (SFAS 141(R)), which replaces SFAS No. 141, Business Combinations (“SFAS No. 141”) but retains the fundamental requirements in SFAS 141, including that the purchase method of accounting be used for all business combinations and for an acquirer to be identified for each business combination. Under SFAS No. 141(R), an entity is required to recognize the assets acquired, liabilities assumed, contractual contingencies, and contingent consideration at their fair value on the acquisition date. It further requires that acquisition-related costs be recognized separately from the acquisition and expensed as incurred, restructuring costs generally be expensed in periods subsequent to the acquisition date, and changes in accounting for deferred tax asset valuation allowances and acquired income tax uncertainties after the measurement period be included in income tax expense. In addition, acquired in-process research and development is capitalized as an intangible asset and amortized over its estimated useful life. SFAS No. 141(R) will change the Company’s accounting treatment for business combinations on a prospective basis. SFAS No. 160 will be effective for Hirsch on a prospective basis for business combinations with an acquisition date after December 1, 2009.

In December 2007, FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51 (“SFAS No. 160”). SFAS No. 160 changes the accounting and reporting for minority interests, which will be recharacterized as non-controlling interests and classified as a component of equity. This Statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008 (that is, January 1, 2009, for entities with calendar year-ends). Earlier adoption is prohibited. SFAS No. 160 will be effective for Hirsch on a prospective basis for business combinations with an acquisition date after December 1, 2009.

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, Fair Value Measurement. SFAS No. 157 provides a framework that clarifies the fair value measurement objective within GAAP and its application under the various accounting standards where fair value measurement is allowed or required. Under SFAS No. 157, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. The fair value hierarchy gives the highest priority to quoted prices in active markets and the lowest priority to unobservable data. SFAS No. 157 requires fair value measurements to be separately disclosed by level within the fair value hierarchy. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. However, in February 2008, FASB Staff Position, or FSP, No. 157-b, Effective Date of Statement 157, was issued which delayed the effective date of SFAS No. 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The FSP partially defers the effective date of SFAS No. 157 to fiscal years beginning after November 15, 2008.

The Company adopted SFAS No. 157 for all its financial assets and financial liabilities on December 1, 2007 and adopted SFAS No. 157 as it relates to nonfinancial assets and nonfinancial liabilities within the scope of FSP No. 157-b on December 1, 2008. The adoption of SFAS No. 157 did not have a material impact on the Company’s financial position and results of operations.

In October 2008, the FASB issued FSP, No. FAS 157-3, Determining the Fair Value of a Financial Asset When The Market for That Asset Is Not Active to clarify the application of the provisions of SFAS 157 in an inactive

HIRSCH ELECTRONICS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
February 28, 2009

market and how an entity would determine fair value in an inactive market. FSP 157-3 was effective immediately. The application of the provisions of FSP 157-3 did not materially impact the Company’s financial statements.

In April 2008, the FASB issued FSP No. FAS 142-3, Determination of the Useful Life of Intangible Assets. FSP No. FAS 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, Goodwill and Other Intangible Assets. The Company is required to adopt FSP No. FAS 142-3 effective at the beginning of 2010. The adoption of FSP No. FAS 142-3 is not expected to have a material impact on the Company’s financial statements.

2.	FAIR VALUE

SFAS No. 157 defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which the Company would transact and considers assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of nonperformance.

SFAS No. 157 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. SFAS No. 157 establishes three levels of inputs that may be used to measure fair value:

Level 1 — Quoted prices in active markets for identical assets or liabilities.

Level 2 — Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 — Unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities.

The Company measures financial assets at fair value on a recurring basis. The Company’s investments in money market funds are measured at fair value on a recurring basis. The Company’s money market funds are required to be priced and have a fair value of $1.00 net asset value per share. These money market funds are actively traded and reported daily through a variety of sources. These funds have a credit rating of A. Since they are actively traded, the fair value of the money market fund investments has been classified as level 1.

In 2006, the Company purchased 25% of the outstanding stock in Hirsch EMEA (“EMEA”). The stock purchase agreement included a call option and a put option to purchase the remaining outstanding shares of EMEA at a price of 1,000,000 Euro and become exercisable contingent on a change in control of the Company. EMEA is a privately held company with no level 1 or 2 inputs to measure fair value. As such, the options were valued using the Black-Scholes American option model with a term of 10 years. The risk free rate was 2.92% at November 30, 2008. The probability of change of control was 45% at November 30, 2008. At November 30, 2008, the put option was valued at approximately $518,000, and this amount was recorded as a liability on the balance sheet and a corresponding charge taken on the statement of operations. The call option value was not material for fiscal years 2008 and therefore was not recorded in the financial statements at November 30, 2008. In December 2008, Hirsch entered into an agreement with the remaining shareholders representing 71% ownership of EMEA to purchase their shares for consideration of $0.5 million in cash and 100,000 shares of Hirsch common stock, making EMEA a wholly-owned subsidiary of Hirsch. As a result, the value of put option liability was eliminated upon acquisition. See Note 3 for discussion of this acquisition.

Non-financial assets that are measured and recognized at fair value on a non-recurring basis is Goodwill in the amount of $0.5 million which was measured using inputs at Level 3, because it was based on unobservable inputs

HIRSCH ELECTRONICS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
February 28, 2009

and involved management judgment and assumptions about market participants and pricing. See Note 3 for discussion of this acquisition.

As of February 28, 2009, there were no liabilities that are measured and recognized at fair value on a recurring basis.

3.	ACQUISITION OF HIRSCH EMEA

In May 2006, the Company purchased a 25% interest in Hirsch EMEA (“EMEA”), a privately held company located in Europe. EMEA owns 95% of the outstanding stock of MCV Trading, an Italian subsidiary (“MCV”), which operates and distributes security systems and equipment in Europe, the Middle East and Asia. The stock purchase agreement included a call option and a put option to purchase the remaining outstanding shares of EMEA at a price of 1,000,000 Euro and become exercisable contingent on a change in control of the Company (see Note 2). The Company’s President is a board member of EMEA. At November 30, 2008, the put option was valued at approximately $518,000, and this amount was recorded as a liability on the balance sheet.

In December 2008, Hirsch entered into an agreement with the remaining shareholders representing 71% ownership of EMEA to purchase their shares for consideration of $0.5 million in cash and 100,000 shares of Hirsch common stock, making EMEA a wholly-owned subsidiary of Hirsch. The following table summarizes the components of the estimated total purchase price (in thousands):

Cash paid for Hirsch EMEA common stock	$500
Fair value of common stock issued	782
Fair value of put option liability offset	(518)
Equity method investment	48

Total purchase price	$812

The fair value of the shares of Hirsch common stock issued was estimated using the estimated purchase consideration amount Hirsch would have received upon its acquisition by SCM Microsystems, Inc. (“SCM”), or $7.83 per share.

The acquisition was accounted for using the purchase method of accounting. The purchase price was allocated based on the estimated fair values of tangible assets acquired and liabilities assumed in the acquisition. An allocation of the purchase price was made to major categories of assets and liabilities based on management’s best estimates at the date of acquisition. The excess of the purchase price over the estimated fair value of tangible assets acquired and liabilities assumed was allocated to goodwill. The total purchase price was allocated to the fair value of assets acquired and liabilities assumed as follows (in thousands):

Accounts receivable, net	641
Inventories	24
Property and equipment and other assets	23
Accounts payable	(171)
Bank overdraft	(126)
Taxes payable	(53)
Goodwill	474

Total estimated purchase price	$812

HIRSCH ELECTRONICS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
February 28, 2009

4.	INVENTORIES

Inventories consisted of the following:

	February 28,	November 30,
	2009	2008
	(In thousands)

Raw materials	$1,047	$773
Work-in-process	73	259
Finished goods	758	839

	$1,878	$1,871

5.	PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	February 28,	November 30,
	2009	2008
	(In thousands)

Computer hardware and software	$467	$463
Machinery and equipment	308	308
Office equipment	241	241
Furniture and fixtures	112	112
Leasehold improvements	349	349

	1,477	1,473
Accumulated depreciation and amortization	(1,232)	(1,211)

	$245	$262

6.	GOODWILL

During the three months ended February 28, 2009, the Company recorded goodwill in connection with the Company’s acquisition of Hirsch EMEA of $0.5 million.

In accordance with SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”), the Company tests its goodwill annually for impairment and assesses whether there are any indicators of impairment on an interim basis. Management did not identify any impairment indicators during the three months ended February 28, 2009.

7.	OTHER ACCRUED LIABILITIES

Other accrued liabilities consisted of the following:

	February 28,	November 30,
	2009	2008
	(In thousands)

Accrued bonuses	$146	$165
Deferred rent	36	35
Accrued research and development and acquisition expenses	42	458
Other	136	106

	$360	$764

HIRSCH ELECTRONICS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
February 28, 2009

8.	COMMON STOCK PLANS

1997 Incentive Stock Plan

The 1997 Incentive Stock Plan (the “1997 Plan”) provides for the grant of options to employees to purchase shares of the Company’s common stock. The 1997 Plan includes ISOs for which the option price will not be less than the estimated fair market value of the shares of the Company’s common stock on the date of the grant. Such fair values are determined on the date of grant based on an expected life of 10 years, a risk-free interest rate, a volatility based on a blended rate of several quoted public market prices for the common stock of several publicly-traded companies who are major providers and serve a similar market as the Company, and no dividend yield. Options expire within a period of not more than ten years from the date of the grant. Options vest over 4 to 5 years from the date of issuance. The 1997 Plan provides for the issuance of up to 100,000 shares of common stock. As of November 30, 2008, all the shares were issued under the 1997 Plan.

		Weighted-Average
	Number of Shares	Exercise Price

Options outstanding at November 30, 2007	90,000	$8.53
Exercised	15,000	$8.50
Granted	—
Expired	—

Options outstanding at November 30, 2008	75,000	$8.53
Exercised	—
Granted	—
Expired	—

Options outstanding and exercisable at February 28, 2009	75,000	$8.53

The number of outstanding and exercisable options under the 1997 Plan as of February 28, 2009 is provided below:

	Outstanding			Exercisable
			Weighted-			Weighted-
		Weighted-	Average		Weighted-	Average
		Average	Remaining		Average	Remaining
Range of Exercise	Number of	Exercise	Life	Number of	Exercise	Life
Prices	Shares	Price	(Years)	Shares	Price	(Years)

$8.00	40,000	$8.00	4.49	40,000	$8.00	4.49
$9.00	25,000	$9.00	0.38	25,000	$9.00	0.38
$9.50	10,000	$9.50	7.18	10,000	$9.50	7.18

	75,000			75,000

Warrants

From time to time, the Company may grant warrants to third party service providers or directors. There were no warrants granted during the year ended November 30, 2008. No stock-based compensation expense was recognized in the consolidated statement of operations in connection with the adoption of SFAS No. 123(R) during the three months ending February 28, 2009 and February 29, 2008.

During the year ended November 30, 2008, the Company issued 4,000 shares of common stock pursuant to the exercise of stock warrants for cash proceeds of $34,000.

HIRSCH ELECTRONICS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
February 28, 2009

		Weighted-Average
	Number of Shares	Exercise Price

Warrants outstanding and exercisable at November 30, 2007	54,000	$9.00
Granted	—	—
Exercised	(4,000)	$8.50

Warrants outstanding and exercisable at November 30, 2008	50,000	$9.04
Granted	—	—
Exercised	—	—

Warrants outstanding and exercisable at February 28, 2009	50,000	$9.04

The number of outstanding and exercisable warrants as of February 28, 2009 is provided below:

	Outstanding and Exercisable
			Weighted-Average
		Weighted-Average	Remaining Life
Range of Exercise Prices	Number of Shares	Exercise Price	(Years)

$8.00 to $8.50	18,000	$8.00	4.09
$9.00 to $9.50	20,000	$9.40	4.56
$10.00 to $10.50	12,000	$10.00	9.27

	50,000

9.	COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases its facilities under operating leases with expiration dates through fiscal 2012. In November 2007, the Company exercised its five-year option to renew its seven-year noncancelable building lease commencing December 1, 2007. This lease also includes a scheduled base rent increase of 3.0% per year over the term of the lease. At February 28, 2009 and November 30, 2008, deferred rent expense totaled approximately $36,000 and $35,000, respectively and is included in other accrued liabilities in the accompanying balance sheet. Rent expense under the operating leases was approximately $0.1 million and $0.1 million for the three months ended February 28, 2009 and February 29, 2008, respectively.

At February 28, 2009, future minimum lease payments under noncancelable operating leases are as follows for the periods ending November 30:

(In thousands)

9 months ending 2009	$364
2010	469
2011	472
2012	486

Total minimum lease payments	$1,791

Merger Termination

The Company entered into an Agreement and Plan of Merger with SCM Microsystems, Inc. (“SCM”). Under certain circumstances Hirsch may be required to pay SCM a termination fee of $1.5 million, plus an amount equal to all out-of-pocket expenses (excluding the cost of employee time) incurred by SCM in connection with the merger agreement, the ancillary agreements, and the merger.

HIRSCH ELECTRONICS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
February 28, 2009

Legal Matters

From time to time, claims are made against the Company in the ordinary course of business, which could result in litigation. Claims and associated litigation are subject to inherent uncertainties and unfavorable outcomes could occur, such as monetary damages, fines, penalties or injunctions prohibiting the Company from selling one or more products or engaging in other activities. The occurrence of an unfavorable outcome in any specific period could have a material adverse effect on the Company’s results of operations for that period or future periods. The Company is not presently a party to any pending or threatened legal proceedings.

On March 18, 2009, Secure Keyboards and two of its general partners, Luis Villalobos and Howard B. Miller, filed suit in Los Angeles Superior Court against us and Felix Marx, SCM Chief Executive Officer. The plaintiffs alleged multiple causes of action, including interference with contract in connection with the then prospective acquisition of Hirsch by SCM and a 1994 Settlement Agreement entered into by and among Secure Keyboards, Hirsch and Secure Networks, Ltd., and sought damages, including approximately $20,200,000, and declaratory relief.

On April 8, 2009, SCM, Mr. Marx, Secure Keyboards, Secure Networks, each of the respective general partners of Secure Keyboards and Secure Networks, and Hirsch entered into the 2009 Settlement Agreement, pursuant to which the parties resolved the disputes that had arisen between them relating to the acquisition and the 1994 Settlement Agreement. In connection with the 2009 Settlement Agreement, on April 9, 2009 the plaintiffs dismissed the Action “without prejudice” and agreed to dismiss said Action “with prejudice” after the closing of the acquisition of Hirsch. The acquisition of Hirsch closed on April 30, 2009. On May 5, 2009, the plaintiffs dismissed the Action “with prejudice”. The 2009 Settlement Agreement also contains releases among the parties, and those releases became effective upon the closing of the acquisition.

10.	ROYALTY AGREEMENT AND RELATED PARTY TRANSACTIONS

Effective November 1994, the Company entered into a Settlement Agreement with two limited partnerships, Secure Keyboards, Ltd. (“Keyboards”) and Secure Networks, Ltd. (“Networks”), which are related to the Company through certain common shareholders and limited partners, including the Company’s President, who owns 14% of the Company, 30% of Keyboards, and 9% of Networks. Under the terms of a previous agreement, the Company purchased the exclusive rights to certain patents and technology from Keyboards and Networks.

Under the terms of the Settlement Agreement, the Company has agreed to pay a royalty of 4.25% to Keyboards for the period from December 1, 1994 to December 31, 2020 and 5.5% to Networks for the period from December 1, 1994 to December 31, 2011, based on an allocation of revenues recognized by the Company starting at 55% and 45% of the Company’s revenues for Keyboards and Networks, respectively. The royalty is payable when cash is received for the revenue recognized. The overall allocation of revenues recognized, upon which the respective royalty is calculated, will increase by 2.08% annually for Keyboards and decrease by 2.08% annually for Networks through December 31, 2011. No royalties will be payable to Networks for revenues recognized after December 31, 2011. The final payment to Networks is due on January 30, 2012. From January 1, 2012 to December 31, 2020, the royalty to Keyboards will be based on 4.25% of all revenues recognized by the Company. The final royalty payment to Keyboards is due on January 30, 2021.

During the three months ended February 28, 2009 and February 29, 2008, the Company paid approximately $0.2 million and $0.2 million, respectively, in royalties to Keyboards and Networks combined. At February 28, 2009 and November 30, 2008, the Company had a royalty payable of approximately $0.3 million and $0.3 million, respectively, to Keyboards and Networks combined.

HIRSCH ELECTRONICS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
February 28, 2009

11.	SUBSEQUENT EVENTS

Acquisition

On December 10, 2008, the Company entered into an Agreement and Plan of Merger with SCM Microsystems, Inc. For each of the Hirsch shares outstanding, at the effective time of the Merger Hirsch stockholders will receive $3.00 cash, two shares of SCM common stock, and a warrant to purchase one share of SCM common stock at an exercise of $3.00. At the effective time, the Merger Agreement also provides that outstanding warrants to purchase shares of Hirsch common stock will be converted into warrants to acquire shares of SCM’s Common Stock, and outstanding options to purchase shares of Hirsch common stock will be cancelled. The acquisition closed on April 30, 2009.

Royalty Agreement

Secure Keyboards, Secure Networks and Hirsch amended and restated the 1994 Settlement Agreement to replace the royalty-based payment arrangement under the 1994 Settlement Agreement with a new, definitive installment payment schedule. Hirsch’s initial aggregate annual payment to Secure Keyboards and Secure Networks under the Amended and Restated 1994 Settlement Agreement for the period from January 1, 2009 through December 31, 2009 is $986,000, with subsequent annual payments subject to increase based on the percentage increase in the Consumer Price Index during the prior calendar year. Under the 1994 Settlement Agreement, royalties were previously based on a percentage of Hirsch revenues. Hirsch’s payment obligations under the Amended and Restated 1994 Settlement Agreement will continue through the calendar year period ending December 31, 2020, unless Hirsch elects at any time on or after January 1, 2012 to earlier satisfy its obligations by making a lumpsum payment to Secure Keyboards. The amount of the lumpsum payment will be based on an assumed growth rate of the remaining annual payments of 4%, in lieu of the percentage increase in the Consumer Price Index, and a discount rate of 9%. SCM is not a party to the Amended and Restated 1994 Settlement Agreement. SCM has, however, provided Secure Keyboards and Secure Networks with a limited guarantee of Hirsch’s payment obligations under such Amended and Restated 1994 Settlement Agreement. The Amended and Restated 1994 Settlement Agreement became effective and binding upon execution, provided that Sections 2 and 3 thereof became effective only upon the closing of the acquisition. The Guarantee also became effective upon the closing of acquisition of Hirsch.

BLUEHILL ID AG

BLUEHILL ID AG

CONSOLIDATED BALANCE SHEET
As of December 31, 2008

		2008	2007
	Notes	EUR	EUR
	(Unaudited)

ASSETS
Non-current assets
Property, plant and equipment	10	€1,577,136	€--
Intangible assets	11	7,083,142	—
Other non-current financial assets	12	3,405,472	1,208,200
Deferred tax assets	8	98,061	—

		12,163,810	1,208,200
Current assets
Inventories	14	1,481,463	—
Trade and other receivables	15	2,829,321	41,175
Cash and short-term deposits	12, 16	7,725,298	6,433,239
Accrued assets	19	71,038	—

		12,107,120	6,474,414

Total assets		€24,270,931	€7,682,614

EQUITY AND LIABILITIES

Equity attributable to equity holders of the parent
Share capital	17	€16,418,986	€6,362,755
Share premium	17	1,521,645	272,393
Currency translation reserve	17	(111,353)
Retained earnings	17	(182,758)	(653,322)

		17,646,520	5,981,826
Equity attributable to minority interest
Minority interest		(10,239)	—
		(10,239)	—

Total equity		17,636,281	5,981,826

Non-current liabilities
Obligations under finance lease contracts	12	1,112,923	—
Deferred tax liability	8	224,084	—

		1,337,007	—
Current liabilities
Trade and other payables	12, 20	2,234,848	—
Interest-bearing loans and borrowings	12	699,172	282,951
Other current financial liabilities	12	1,376,150	1,355,035
Deferred revenues	19	658,405	62,803
Provisions	18	263,295	—
Income tax liability		65,773	—

		5,297,642	1,700,788

Total liabilities		6,634,650	1,700,788

Total equity and liabilities		€24,270,931	€7,682,614

BLUEHILL ID AG

CONSOLIDATED INCOME STATEMENT
For the Year Ended December 31, 2008

		January 1 to	March 9 to
		December 31, 2008	December 31, 2007
	Notes	EUR	EUR
	(Unaudited)

Operations
Sale of goods		€5,884,850	€—
Other revenues		41,691	—

Revenue		5,926,541	—
Cost of sales		(3,326,011)	—

Gross profit		2,600,530	—
Other income	7	741,813	—
Administrative expenses		(2,915,663)	(647,735)
Depreciation and amortization	7.3, 10, 11	(181,176)	—
Salaries, wages and social expenses		(1,122,566)	—
Other operating expenses		(30,932)	(51,464)
Other expenses		—	(12,975)

Operating profit		(907,994)	(712,174)
Finance costs	7.1	(2,137,607)	(54,546)
Finance income	7.2	3,512,467	113,398

Profit before tax (EBT)		466,866	(653,322)
Income tax expense	8	3,698	—

Profit (+) / Loss (−) for the year		€470,564	€(653,322)

Earnings per share	9
Basic earnings per share (undiluted)		€0.026	€(0.21)

Diluted earnings per share (diluted)		€0.025	€(0.21)

Weighted average number of shares outstanding during the period (undiluted)		18,107,589	3,068,289
Weighted average number of shares outstanding during the period (diluted)		19,065,105	3,068,289

BLUEHILL ID AG

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY
For the Year Ended December 31, 2008

					Equity
			Currency		Attributable to
	Share	Share	Translation	Retained	Shareholders of	Minority
	Capital	Premium	Reserve	Earnings	Bluehill ID AG	Interests	Total equity
	EUR	EUR	EUR	EUR	EUR	EUR	EUR
	(Unaudited)

Inception March 9, 2007	€61,600	€—	€—	€—	€61,600	€—	€61,600

Net profit of the period	—	—	—	(653,322)	(653,322)	—	(653,322)

Total income for period	—	—	—	(653,322)	(653,322)	—	(653,322)

Issue of new shares	6,301,155	—	—	—	6,301,155	—	6,301,155
Share-based payment	—	272,393	—	—	272,393		272,393

Balance at December 31, 2007	6,362,755	272,393	—	(653,322)	5,981,826	—	5,981,826

Currency translation adjustments	—	—	(111,353)	—	(111,353)	—	(111,353)
Net profit of the period	—	—		470,564	470,564	—	470,564

Total income (+) / loss (-) for period	—	—	(111,353)	470,564	359,211	—	359,211
Issue of new shares	10,056,231	1,281,458	—	—	11,337,689	—	11,337,689
Transaction costs	—	(517,002)	—	—	(517,002)	—	(517,002)
Tax effect on transaction costs	—	33,806	—	—	33,806	—	33,806
Share-based payment	—	450,990	—	—	450,990	—	450,990
Minority interest arising on business combination (Note 5)	—	—	—	—	—	(10,239)	(10,239)

Balance at December 31, 2008	€16,418,986	€1,521,645	€(111,353)	€(182,758)	€17,646,520	€(10,239)	€17,636,281

BLUEHILL ID AG

CONSOLIDATED CASH FLOW STATEMENT
For the Year Ended December 31, 2008

		January 1 to	March 9 to
		December 31, 2008	December 31, 2007
	Notes	EUR	EUR
	(Unaudited)

Operating activities
Profit (+) / Loss (−) after tax		€470,564	€(653,322)
Adjustment to reconcile profit after tax to net cash flows from operating activities:
Non-cash
Excess of acquirer’s interest in the fair value of net assets over costs	7	(699,679)	—
Increase (−) / Decrease (+) in financial instruments	12	(850,450)	—
Depreciation (−) / Amortization (+) in tangible and intangible assets	7.3, 10, 11	181,176	—
Interest income on loans and receivables	7.2	(205,785)	—
Interest on debts and borrowings	7.1	139,919	—
Increase (−) / Decrease (+) in deferred tax assets and liabilities	8	(10,583)	—
Share-based payments expense (+)	17	450,990	272,393
Increase (−) / Decrease (+) in other assets		(1,380,073)	451,413
Increase (+) / Decrease (−) in other liabilities		1,569,669	—

Net cash flows from operating activities		(334,251)	70,484

Investing activities
Purchase (−) of intangible assets	11	(29,063)	—
Sales (+) of intangible assets	11	113,784	—
Purchase (−) of tangible assets	10	(82,459)	—
Purchase of financial instruments(1)		(8,231,232)	—
Proceeds from sale of financial instruments(2)		7,448,474	—
Interest received		162,335	—
Increase in third party loans		(1,986,621)	—
Repayments of third party loans		1,208,200	—
Acquisition of subsidiaries, net of cash acquired	5	(1,376,402)	—

Net cash flow used in investing activities		(2,772,984)	—

Financing activities
Proceeds from issuing new shares	17	4,939,191	6,362,755
Capital raising fee to management company, commissions and tax	17	(517,002)	—
Interest paid		(34,593)	—

Net cash flow provided by financing activities		4,387,596	6,362,755

Net increase in cash and cash equivalents		1,280,361	6,433,239
Net foreign exchange difference	17	11,697	—
Cash and cash equivalents at January 1	16	6,433,239	—

Cash and cash equivalents at December 31	16	€7,725,297	€6,433,239

(1)	The purchases of financial instruments includes cash, which was paid for equity instruments that are not subsidiaries.

(2)	Proceeds from sale of financial instruments include cash, which results from sale of equity instruments that are not subsidiaries.

BLUEHILL ID AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Corporate information

Bluehill ID AG is a limited company, incorporated and domiciled in Switzerland whose shares are publicly traded at the Frankfurt Stock exchange. The registered office is located at Dufourstr. 121, St. Gallen, Switzerland. The previous financial year 2007 contains the period from March 9, 2007 to December 31, 2007.

Bluehill ID companies design, manufacture and sell Radio Frequency Identification (RFID) products and components and other electronic components, and supply cards such as loyalty cards. Such products and components include RFID inlays sold to converters for use in ticketing and label manufacture, RFID and NFC readers sold to customers that have applications requiring the reading of RFID cards and documents, and the supply of customer loyalty cards. Products such as RFID and NFC readers incorporate software and firmware, developed by Bluehill ID companies, and such software and firmware form an integral part of the reader.

Bluehill ID is focused on building the world’s leading group in identification (ID) technology. The company is dedicated to growing the overall ID market and to accelerating the acceptance of innovative technologies across multiple market sectors.

2.1	Basis of preparation

The consolidated financial statements have been prepared on a historical cost basis, except for financial instruments at fair value through profit or loss, which have been measured at fair value. The consolidated financial statements are presented in euros and all values are rounded except when otherwise indicated.

Statement of compliance

The consolidated financial statements of Bluehill ID have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).

Basis of consolidation

The consolidated financial statements comprise the financial statements of Bluehill ID AG and its subsidiaries as at December 31, 2008. Subsidiaries are fully consolidated from the date of acquisition, being the date on which Bluehill ID obtains control, and continue to be consolidated until the date that such control ceases. The financial statements of the subsidiaries are prepared for the same reporting period as the parent company, using consistent accounting policies.

All intra-group balances, income and expenses and unrealized gains and losses resulting from intra-group transactions are eliminated in full.

2.2	Changes in accounting policy and disclosures

The accounting policies adopted are consistent with those of the previous financial year except as follows:

Bluehill ID has adopted the following new and amended IFRS and IFRIC interpretations as of January 1, 2008. These new standards and interpretations did not affect the Bluehill ID’s financial statements.

•	IFRIC 11 IFRS 2 — Group and Treasury Share Transactions

•	IFRIC 12 — Service Concession Arrangements

•	IFRIC 14 IAS 19 — The Limit on a Defined Benefit Asset, Minimum Funding Requirements and their Interaction

•	IAS 39 Financial Instruments: Recognition and Measurement and IFRS 7 Financial Instruments: Disclosures — Reclassification of Financial Assets — Amendments

BLUEHILL ID AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.3	Summary of significant accounting policies

Business combinations and goodwill

Business combinations are accounted for using the purchase method. The cost of an acquisition is measured at fair value of the assets given, equity instruments issued and liabilities incurred or assumed at the date of exchange, plus costs directly attributable to the acquisition. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at fair values at the date of acquisition, irrespective of the extent of any minority interest.

Goodwill is initially measured at cost being the excess of the cost of the business combination over Bluehill ID’s share in the net fair value of the acquiree’s identifiable assets, liabilities and contingent liabilities. If the cost of acquisition is less than the fair value of the net assets of the subsidiary acquired, the difference is recognized directly in the income statement.

After initial recognition, goodwill is measured at cost less any accumulated impairment losses. For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each of Bluehill ID’s cash generating units that are expected to benefit from the synergies of the combination, irrespective of whether other assets or liabilities of the acquiree are assigned to those units.

Where goodwill forms part of a cash-generating unit and part of the operation within that unit is disposed of, the goodwill associated with the operation disposed of is included in the carrying amount of the operation when determining the gain or loss on disposal of the operation. Goodwill disposed of in this circumstance is measured based on the relative values of the operation disposed of and the portion of the cash-generating unit retained.

Foreign currency translation

Bluehill ID’s consolidated financial statements are presented in euros, which is the group’s functional currency. That is the currency of the primary economic environment in which Bluehill ID AG operates. Each entity in the group determines its own functional currency and items included in the financial statements of each entity are measured using that functional currency. Transactions in foreign currencies are initially recorded at the functional currency rate prevailing at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are retranslated at the functional currency spot rate of exchange ruling at the balance sheet date. All differences are taken to the income statement. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates as at the dates of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value is determined.

The assets and liabilities of foreign operations are translated into euros at the rate of exchange prevailing at the balance sheet date and their income statements in general are translated at exchange rates prevailing at the date of the transactions. If the exchange rates for the translation of the income statement are not directly attributable to the transaction, Bluehill ID has used the average of the exchange rates of the period ending December 31, 2008. The exchange differences arising on the translation are taken directly to a separate component of equity.

Revenue recognition

Bluehill ID’s revenues arise from products that are manufactured, packaged, delivered and invoiced against specific customer orders. Bought -in products are similarly packaged, delivered and invoiced against specific customer orders. The risks and rewards are transferred to the customer at the time of delivery and invoicing and revenue is recognized at that time. Bluehill ID companies had no long term contracts in 2008 that required percentage completion revenue recognition. Revenue is recognized to the extent that it is probable that the economic benefits will flow to Bluehill ID and the revenue can be reliably measured. Revenue is measured at the

BLUEHILL ID AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

fair value of the consideration received, excluding discounts, rebates, and sales taxes or duty. The following specific recognition criteria must also be met before revenue is recognized:

Sale of goods

Revenue from the sale of goods is recognized when the significant risks and rewards of ownership of the goods have passed to the buyer, usually on delivery of the goods.

Interest income

Revenue is recognized as interest accrues (using the effective interest method). Interest income is included in finance revenue in the income statement.

Taxes

Current income tax

Current income tax assets and liabilities for the current and prior periods are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted by the balance sheet date.

Current income tax relating to items recognized directly in equity is recognized in equity and not in the income statement.

Deferred income tax

Deferred income tax is provided using the liability method on temporary differences at the balance sheet date between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.

Deferred income tax liabilities are recognized for all taxable temporary differences, except:

•	where the deferred income tax liability arises from the initial recognition of goodwill or of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

•	in respect of taxable temporary differences associated with investments in subsidiaries, where the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future.

Deferred income tax assets are recognized for all deductible temporary differences, carry forward of unused tax credits and unused tax losses, to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carry forward of unused tax credits and unused tax losses can be utilized except:

•	where the deferred income tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

•	in respect of deductible temporary differences associated with investments in subsidiaries, deferred income tax assets are recognized only to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary differences can be utilized.

The carrying amount of deferred income tax assets is reviewed at each balance sheet date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred income tax asset to be utilized. Unrecognized deferred income tax assets are reassessed at each balance sheet date and are recognized to the extent that it has become probable that future taxable profit will allow the deferred tax asset to be recovered.

BLUEHILL ID AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Deferred income tax assets and liabilities are measured at the tax rates that are expected to apply in the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the balance sheet date. Deferred income tax relating to items recognized directly in equity is recognized in equity and not in the income statement. Deferred income tax assets and deferred income tax liabilities are offset, if a legally enforceable right exists to set off current tax assets against current income tax liabilities and the deferred income taxes relate to the same taxable entity and the same taxation authority.

Share-based payment transactions

The share-based payments of Bluehill ID AG to Bluehill Capital Management AG are compensations with equity instruments. In return, the reporting company receives consulting services for its different operational fields. This includes preparing acquisitions and sales of investments and securities, the structured search for target companies suited for an investment and the examination of a company’s investment suitability. Furthermore, services concerning the preparation and realization of negotiations with the target companies (Bluehill Capital Management AG), the administration of share ownership, the supervision of the portfolio businesses and general administrative tasks are provided. A further fundamental element is the organization of capital increases of Bluehill ID AG.

2,671,230 call options for 2,671,230 shares of Bluehill ID AG are currently issued to service providers as compensation. The strike price was 1 CHF per option. The period of exercising is five years. An early exercise of the option is possible anytime (American Options). To attend its option duties (not only for the described options), Bluehill ID AG performed a conditional capital increase. The contract party did not use its options by the closing date.

Because the fair value of the received services can not be reliably determined, the fair value of the granted equity instrument is used as a reference. The options are not directly tied to the length of service so the received services are entered at full value with an according change in equity. The fair value of the granted stock options at the time of provision is determined by using a binominal model according to Cox-Ross-Rubinstein.

Financial assets

Initial recognition

Financial assets within the scope of International Accounting Standard (“IAS”) 39, Financial Instruments: Recognition and Measurement (“IAS 39”) are classified as financial assets at fair value through profit or loss and loans and receivables. Bluehill ID determines the classification of its financial assets at initial recognition. Financial assets are recognized initially at fair value plus, in the case of investments not at fair value through profit or loss, directly attributable transaction costs.

Purchases or sales of financial assets that require delivery of assets within a time frame established by regulation or convention in the marketplace (regular way purchases) are recognized on the trade date, i.e., the date that Bluehill ID commits to purchase or sell the asset. Bluehill ID’s financial assets include cash and short-term deposits, trade and other receivables, loan and other receivables, quoted and unquoted financial instruments.

Subsequent measurement

The subsequent measurement of financial assets depends on their classification as follows:

Financial assets at fair value through profit or loss

Financial assets at fair value through profit or loss includes financial assets held for trading and financial assets designated upon initial recognition at fair value through profit or loss. Financial assets are classified as held for trading if they are acquired for the purpose of selling in the near term. Financial assets at fair value through profit and loss are carried in the balance sheet at fair value with gains or losses recognized in the income statement.

BLUEHILL ID AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. Such financial assets are carried at amortized cost using the effective interest rate method. Gains and losses are recognized in the consolidated income statement when the loans and receivables are derecognized or impaired, as well as through the amortization process.

Financial liabilities

Initial recognition

Financial liabilities within the scope of IAS 39 are classified as loans and borrowings. Financial liabilities are recognized initially at fair value and in the case of loans and borrowings, directly attributable transaction costs. Bluehill ID’s financial liabilities include trade and other payables, bank overdraft and loans and borrowings.

Subsequent measurement

The measurement of financial liabilities depends on their classification as follows:

Loans and borrowings

After initial recognition, interest bearing loans and borrowings are subsequently measured at amortized cost using the effective interest rate method. Gains and losses are recognized in the income statement when the liabilities are derecognized as well as through the amortization process.

Offsetting of financial instruments

Financial assets and financial liabilities are offset and the net amount reported in the consolidated balance sheet if, and only if, there is a currently enforceable legal right to offset the recognized amounts and there is an intention to settle on a net basis, or to realize the assets and settle the liabilities simultaneously.

Fair value of financial instruments

The fair value of financial instruments that are actively traded in organised financial markets is determined by reference to quoted market bid prices at the close of business on the balance sheet date. For financial instruments where there is no active market, fair value is determined using valuation techniques. Such techniques may include using recent arm’s length market transactions; reference to the current fair value of another instrument that is substantially the same; discounted cash flow analysis or other valuation models.

Amortized cost of financial instruments

Amortized cost is computed using the effective interest method less any allowance for impairment and principal repayment or reduction. The calculation takes into account any premium or discount on acquisition and includes transaction costs and fees that are an integral part of the effective interest rate.

Impairment of financial assets

Bluehill ID assesses at each balance sheet date whether there is any objective evidence that a financial asset or a group of financial assets is impaired. A financial asset or a group of financial assets is deemed to be impaired if, and only if, there is objective evidence of impairment as a result of one or more events that has occurred after the initial recognition of the asset (an incurred ‘loss event’) and that loss event has an impact on the estimated future cash flows of the financial asset or Bluehill ID of financial assets that can be reliably estimated. Evidence of impairment may include indications that the debtors or a group of debtors is experiencing significant financial difficulty, default or delinquency in interest or principal payments, the probability that they will enter bankruptcy or other financial reorganisation and where observable data indicate that there is a measurable decrease in the estimated future cash flows, such as changes in arrears or economic conditions that correlate with defaults.

BLUEHILL ID AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Due from loans and advances to customers

For amounts due from loans and receivables carried at amortized cost, Bluehill ID first assesses individually whether objective evidence of impairment exists individually for financial assets that are individually significant, or collectively for financial assets that are not individually significant. Loans together with the associated allowance are written off when there is no realistic prospect of future recovery and all collateral has been realized or has been transferred to Bluehill ID. If, in a subsequent year, the amount of the estimated impairment loss increases or decreases because of an event occurring after the impairment was recognized, the previously recognized impairment loss is increased or reduced by adjusting the allowance account. If a future write-off is later recovered, the recovery is recognized in the income statement.

Derecognition of financial instruments

Financial assets

A financial asset is derecognized when:

•	the rights to receive cash flows from the asset have expired; or

•	Bluehill ID has transferred its rights to receive cash flows from the asset or has assumed an obligation to pay the received cash flows in full without material delay to a third party under a ‘pass-through’ arrangement; and either

•	Bluehill ID has transferred substantially all the risks and rewards of the asset, or

•	Bluehill ID has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

When Bluehill ID has transferred its rights to receive cash flows from an asset or has entered into a passthrough arrangement, and has neither transferred nor retained substantially all the risks and rewards of the asset nor transferred control of the asset, a new asset is recognized to the extent of Bluehill ID’s continuing involvement in the asset.

Financial liabilities

A financial liability is derecognized when the obligation under the liability is discharged or cancelled or expires. When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a derecognition of the original liability and the recognition of a new liability, and the difference in the respective carrying amounts is recognized in the income statement.

Plant and equipment

Plant and equipment is stated at cost, net of accumulated depreciation and/or accumulated impairment losses, if any. Such cost includes the cost of replacing part of the plant and equipment and borrowing costs for long-term construction projects if the recognition criteria are met. Likewise, when a major inspection is performed, its cost is recognized in the carrying amount of the plant and equipment as a replacement if the recognition criteria are satisfied. All other repair and maintenance costs are recognized in the income statement as incurred. The present value of the expected cost for the decommissioning of the asset after its use is included in the cost of the respective asset if the recognition criteria for a provision are met.

Depreciation is calculated on a straight-line basis over the useful life of the asset as follows:

•	Plant and equipment five to seven years

•	Other equipment and tools three to six years

An item of property, plant and equipment is derecognized upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on derecognition of the asset (calculated as the

BLUEHILL ID AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

difference between the net disposal proceeds and the carrying amount of the asset) is included in the income statement in the year the asset is derecognized.

The assets residual values, useful lives and methods of depreciation are reviewed at each financial year end, and adjusted prospectively if appropriate.

Leases

The determination of whether an arrangement is, or contains a lease is based on the substance of the arrangement at inception date: whether fulfilment of the arrangement is dependent on the use of a specific asset or assets or the arrangement conveys a right to use the asset.

Group as a lessee

Finance leases, which transfer to Bluehill ID substantially all the risks and benefits incidental to ownership of the leased item, are capitalized at the commencement of the lease at the fair value of the leased property or, if lower, at the present value of the minimum lease payments. Lease payments are apportioned between finance charges and reduction of the lease liability so as to achieve a constant rate of interest on the remaining balance of the liability. Finance charges are recognized in the income statement. Leased assets are depreciated over the useful life of the asset. However, if there is no reasonable certainty that Bluehill ID will obtain ownership by the end of the lease term, the asset is depreciated over the shorter of the estimated useful life of the asset and the lease term.

Operating lease payments are recognized as an expense in the income statement on a straight line basis over the lease term.

Intangible assets

Intangible assets acquired separately are measured on initial recognition at cost. The cost of intangible assets acquired in a business combination is fair value as at the date of acquisition. Following initial recognition, intangible assets are carried at cost less any accumulated amortization and any accumulated impairment losses. Internally generated intangible assets, excluding capitalized development costs, are not capitalized and expenditure is reflected in the income statement in the year in which the expenditure is incurred.

The useful lives of intangible assets are assessed as either finite or indefinite. Intangible assets with finite lives are amortized over the useful economic life and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The amortization period and the amortization method for an intangible asset with a finite useful life is reviewed at least at each financial year end. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset is accounted for by changing the amortization period or method, as appropriate, and are treated as changes in accounting estimates. The amortization expense on intangible assets with finite lives is recognized in the income statement in the expense category consistent with the function of the intangible asset.

Intangible assets with indefinite useful lives are not amortized, but are tested for impairment annually. The assessment of indefinite life is reviewed annually to determine whether the indefinite life continues to be supportable. If not, the change in useful life from indefinite to finite is made on a prospective basis.

Gains or losses arising from derecognition of an intangible asset are measured as the difference between the net disposal proceeds and the carrying amount of the asset and are recognized in the income statement when the asset is derecognized.

Research and development costs

Research costs are expensed as incurred. Development expenditure on an individual project is recognized as an intangible asset when Bluehill ID can demonstrate:

•	the technical feasibility of completing the intangible asset so that it will be available for use or sale;

•	its intention to complete and its ability to use or sell the asset;

BLUEHILL ID AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	how the asset will generate future economic benefits;

•	the availability of resources to complete the asset; and

•	the ability to measure reliably the expenditure during development.

Following initial recognition of the development expenditure as an asset, the cost model is applied requiring the asset to be carried at cost less any accumulated amortization and accumulated impairment losses. Amortization of the asset begins when development is complete and the asset is available for use. It is amortized over the period of expected future benefit. During the period of development, the asset is tested for impairment annually.

The finite useful lives are up to 10 years.

Patents

The patents have been granted for a period of 10 years by the relevant government agency with the option of renewal at the end of this period.

Customer lists

Customer lists occurred from the acquisition of subsidiaries. The evaluation of such customer lists is an approximate estimation. These customer lists are not based on consisting customer contracts. The group estimates a useful live of five to ten years.

A summary of the policies applied to Bluehill ID’s intangible assets is as follows:

	Patents	Development Costs	Customer lists

Useful lives	Finite	Finite	Finite
Amortization method used	Amortized on a straight line basis over the period of the patent	Amortized over the period of expected future sales from the related project on a straight line basis	Amortized over the period of expected future sales from the customer list on a straight line basis
Internally generated or acquired	Acquired	Internally generated	Acquired

Inventories

Inventories are valued at the lower of cost and net realizable value. Costs incurred in bringing each product to its present location and condition are accounted for as follows:

Raw materials	— purchase cost on a first in, first out basis.
Finished goods and work in progress	— cost of direct materials and labour and a proportion of manufacturing overheads based on normal operating capacity but excluding borrowing costs.

Net realizable value is the estimated selling price in the ordinary course of business, less estimated costs of completion and the estimated costs necessary to make the sale.

Impairment of non-financial assets

Bluehill ID assesses at each reporting date whether there is an indication that an asset may be impaired. If any indication exists, or when annual impairment testing for an asset is required, Bluehill ID estimates the asset’s recoverable amount. An asset’s recoverable amount is the higher of an asset’s or cash-generating unit’s (CGU) fair value less costs to sell and its value in use and is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. Where the carrying amount of an asset or CGU exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount. In assessing value in use, the estimated future cash flows are discounted to their present

BLUEHILL ID AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.

Impairment losses of continuing operations are recognized in the income statement in those expense categories consistent with the function of the impaired asset.

For assets excluding goodwill, an assessment is made at each reporting date as to whether there is any indication that previously recognized impairment losses may no longer exist or may have decreased. If such indication exists, Bluehill ID estimates the asset’s or cash-generating unit’s recoverable amount. A previously recognized impairment loss is reversed only if there has been a change in the assumptions used to determine the asset’s recoverable amount since the last impairment loss was recognized. The reversal is limited so that the carrying amount of the asset does not exceed its recoverable amount, nor exceed the carrying amount that would have been determined, net of depreciation, had no impairment loss been recognized for the asset in prior years. Such reversal is recognized in the income statement unless the asset is carried at revalued amount, in which case the reversal is treated as a revaluation increase.

The following criteria are also applied in assessing impairment of specific assets:

Goodwill

Goodwill is tested for impairment annually after first recognition and when circumstances indicate that the carrying value may be impaired. Impairment is determined for goodwill by assessing the recoverable amount of each cash-generating unit to which the goodwill relates. Where the recoverable amount of the cash-generating unit is less than their carrying amount an impairment loss is recognized. Impairment losses relating to goodwill cannot be reversed in future periods.

Cash and short-term deposits

Cash and short-term deposits in the balance sheet comprise cash at banks and on hand and short-term deposits with an original maturity of three months or less. For the purpose of the consolidated cash flow statement, cash and cash equivalents consist of cash and short-term deposits as defined above, net of outstanding bank overdrafts.

Provisions

General

Provisions are recognized when Bluehill ID has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. Where Bluehill ID expects some or all of a provision to be reimbursed, for example under an insurance contract, the reimbursement is recognized as a separate asset but only when the reimbursement is virtually certain. The expense relating to any provision is presented in the income statement net of any reimbursement. If the effect of the time value of money is material, provisions are discounted using a current pre-tax rate that reflects, where appropriate, the risks specific to the liability. Where discounting is used, the increase in the provision due to the passage of time is recognized as a finance cost.

3.	Significant accounting judgements, estimates and assumptions

The preparation of Bluehill ID’s consolidated financial statements requires management to make judgments, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and the disclosure of contingent liabilities, at the reporting date. However, uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of the asset or liability affected in future periods.

BLUEHILL ID AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Judgments

In the process of applying Bluehill ID’s accounting policies, management has made the following judgments which have the most significant effect on the amounts recognized in the consolidated financial statements:

Estimates and assumptions

The key assumptions concerning the future and other key sources of estimation uncertainty at the balance sheet date, that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below.

Impairment of Non-financial Assets

Bluehill ID’s impairment test for goodwill and intangible assets with indefinite useful lives is based on value in use calculations that use a discounted cash flow model. The cash flows are derived from the budget and forecasts for the next five years and do not include restructuring activities that Bluehill ID is not yet committed to or significant future investments that will enhance the asset base of the cash generating unit being tested. The recoverable amount is most sensitive to the discount rate used for the discounted cash flow model as well as the expected future cash-inflows and the growth rate used for extrapolation purposes.

Share-based Payments

Bluehill ID measures the cost of equity-settled transactions with Bluehill Capital Management AG by reference to the fair value of the equity instruments at the date at which they are granted. Estimating fair value for share-based payments requires determining the most appropriate valuation model for a grant of equity instruments, which is dependent on the terms and conditions of the grant. This also requires determining the most appropriate inputs to the valuation model including the expected life of the option, volatility and dividend yield and making assumptions about them.

Deferred Tax Assets

Deferred tax assets are recognized for all unused tax losses to the extent that it is probable that taxable profit will be available against which the losses can be utilized. Significant management judgment is required to determine the amount of deferred tax assets that can be recognized, based upon the likely timing and the level of future taxable profits together with future tax planning strategies. Bluehill ID has tax loss carryforwards amounting to € 684,303 (2007: € 0). These losses relate to subsidiaries that have a history of losses, do not expire and may not be used to offset taxable income elsewhere in Bluehill ID. The subsidiary has no temporary taxable differences which could partly support the recognition of deferred tax assets. Also, there are no tax planning opportunities available that would further provide a basis for recognition.

Fair Value of Financial Instruments

Where the fair value of financial assets and financial liabilities recorded in the balance sheet cannot be derived from active markets, they are determined using valuation techniques including the discounted cash flows model. The inputs to these models are taken from observable markets where possible, but where this is not feasible, a degree of judgment is required in establishing fair values. The judgments include considerations of inputs such as liquidity risk, credit risk and volatility. Changes in assumptions about these factors could affect the reported fair value of financial instruments.

Development Costs

Development costs are capitalized in accordance with the accounting policy in Note 2.3. Initial capitalization of costs is based on management’s judgment that technological and economical feasibility is confirmed, usually when a product development project has reached a defined milestone according to an established project management model. In determining the amounts to be capitalized management makes assumptions regarding

BLUEHILL ID AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the expected future cash generation of the project, discount rates to be applied and the expected period of benefits. At December 31, 2008, the carrying amount of capitalized development costs was € 131,037 (2007: € 0).

This amount includes significant investments in the development of innovative software and hardware products for RFID. Because of the innovative nature of the products, there is some uncertainty as to whether the development will be successfully completed.

4.	Standards, Amendments and Interpretations that are not yet Effective in 2008 and have not been Early Adopted by Bluehill ID

Standard / Interpretation	Title	Effective Date

IAS 1	Presentation of Financial Statements — Revised	January 1, 2009
IFRS 1 / IAS 27	Amendments — Cost of an Investment in a Subsidiary, Jointly Controlled Entity or Associate — Amendments	January 1, 2009
IFRS 2	Share-based Payment — Vesting Conditions and Cancellations — Amendment	January 1, 2009
IFRS 3	Business Combinations — Revised	July 1, 2009
IFRS 8	Operating Segments	January 1, 2009
IAS 23	Borrowing Costs- Revised	January 1, 2009
IAS 27	Consolidated and Separate Financial Statements — Amendment	July 1, 2009
IAS 32 and IAS 1	Amendments — Puttable Financial Instruments and Obligations Arising on Liquidation	January 1, 2009
IAS 39	Financial Instruments: Recognition and Measurement — Eligible hedged items — Amendment	July 1, 2009
IFRS 7	Improving Disclosures about Financial Instruments (Amendments to IFRS 7)	January 1, 2009
Annual Improvements	Omnibus — Changes to many standards	Mostly January 1, 2009 (amendment to IFRS 5 is effective July 1, 2009)
IFRIC 13	Customer Loyalty Programs	July 1, 2008
IFRIC 15	Agreements for the Construction of Real Estate	January 1, 2009
IFRIC 16	Hedges of a Net Investment in a Foreign Operation	October 1, 2008
IFRIC 17	Distributions of Non-cash Assets to Owners	July 1, 2009
IFRIC 18	Transfers of Assets from Customers	January 1, 2009

The following standards and interpretations will be relevant for Bluehill ID:

IFRS 8: Operating Segments

This standard was published in November 2006, and replaces IAS 14 Segment Reporting. IFRS 8 requires entities to define operating segments and segment performance in the financial statements based on information

BLUEHILL ID AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

used by the chief operating decision-maker. This new standard has could lead to the identification of different operating segments in subsequent periods.

IAS 1: Presentation of Financial Statements — Revised

This amendment requires information in financial statements to be aggregated on the basis of shared characteristics and to introduce a statement of comprehensive income. This will enable readers to analyze changes in a company’s equity resulting from transactions with owners in their capacity as owners (such as dividends and share repurchases) separately from ’non-owner’ changes (such as transactions with third parties). Bluehill ID has not undergone a detailed analysis and therefore no final assessment of the impact can presently be made.

Improvements to IFRS

In May 2008 the board issued its first omnibus of amendments to its standards primarily with the goal to remove inconsistencies and clarifying wording. Bluehill ID has not undergone a detailed analysis and therefore no final assessment of the impact can presently be made.

5.	Business combinations and acquisition of minority interests Acquisitions in 2008

Acquisition of ACiG AG, Arygon AG, Tagstar GmbH, Multicard AG, ACiG Technology Ltda., Scolis Ltd., Bluehill Microtech GmbH , 4446691 Canada Inc.

On December 31, 2008, Bluehill ID acquired 100% of the voting shares of ACiG AG, an unlisted company based in Germany specialising in the distribution and supply chain management of RFID products and components. On December 31, 2008, Bluehill ID acquired 91% of the voting shares of Arygon AG, an unlisted company based in Germany specialising in the development, production and sale of RFID and NFC readers and components. On June 30, 2008, Bluehill ID acquired 100% of the shares of Tagstar GmbH, an unlisted company based in Germany specialising in the design, development and production of smart inlays for RFID applications. On June 30, 2008, Bluehill ID acquired 100% of the voting shares of Multicard AG, an unlisted company based in Switzerland specialising in the supply of card management services and provision of turnkey solutions for secure identification programs. On September 30, 2008, Bluehill ID acquired 100% of the voting shares of ACiG Technology Ltda., an unlisted company based in Brazil specialising in the distribution of electronic components. On December 31, 2008, Bluehill ID acquired 100% of the voting shares of Scolis Ltd., an unlisted company based in India and Singapore specialising in the development of RFID and NFC readers and software. On June 30, 2008, Bluehill ID acquired 100% of the voting shares of Bluehill Microtech GmbH, an unlisted company based in Germany. On December 31, 2008, Bluehill ID acquired 100% of the voting shares of 4446691 Canada Inc., an unlisted company based in Canada.

Cost
(Unaudited)	€

Cash	€2,009,589
Fair value of shares issued	4,789,955
Costs associated with the acquisition	282,524

Total	€7,082,068

Cash outflow on acquisition:
Net cash acquired with the subsidiary	€767,812
Cash paid	2,144,214

Net cash outflow	€(1,376,402)

The number of equity instruments issued or issuable for acquisition purposes amounts 6,766,797.

The price determination for acquiring subsidiaries was done by first determining a cash price for the acquisition, and second, determining how much of the payable amount would be covered by cash and how much

BLUEHILL ID AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

by Bluehill ID shares. The value that Bluehill ID and the selling party have negotiated for Bluehill ID shares is the value that is displayed in the table above, which therefore is considered as the fair value.

Although Bluehill ID is a listed company, the value Bluehill ID and the selling parties have agreed on for Bluehill ID shares is not always the market value. Therefore, the market value is not the fair value for Bluehill ID shares for the respective acquisitions. The reason is thinness of the market: Large trades have a significant effect on the market price of Bluehill ID shares. The market price becomes unreliable for such large share deals and can therefore not be used to measure the fair value of Bluehill ID shares. This is in accordance with IFRS 3.27. The fair value attributed amounts € 4,789,955. The difference between the fair value attributed to, and the published price of, the equity instruments is € 3,972,901.

The fair value of the identifiable assets and liabilities of all acquired companies as at the date of acquisition were:

Fair Value
(Unaudited)	Recognized on Acquisition

Intangible assets	€247,075
Customer list	859,055
Property, plants and equipment	1,665,488
Financial instruments	685,066
Deferred tax assets	16,849
Inventories	1,499,383
Trade receivables	1,987,818
Other assets	97,798
Cash and cash equivalents	767,812

Total assets	7,826,344
Provisions	531,761
Trade payables and liabilities	5,372,667
Deferred tax liabilities	222,506

Total liabilities	6,126,934

Net assets	1,699,410
Minority interests of negative equity	10,239

Total net assets acquired	1,709,649
Goodwill arising on acquisition	6,072,098
Excess of acquirer’s interest in the fair value of net assets	(699,679)

Total consideration	€7,082,068

Goodwill is principally related to synergies and other intangible assets not qualifying for separate recognition. Such synergies result principally from production and sale of RFID components and collaborative research and development.

Bluehill ID’s profit for the year of € 470,564 includes profit from the acquired companies of €337,766. IFRS revenue and profit figures for the acquisitions prior to acquisition are not available and are therefore not reported.

Disclosures of the carrying amounts of each classes of the acquiree’s assets and liabilities, determined in accordance with IFRS, immediately before the combination are impracticable. The acquired companies are unlisted small and medium-sized companies, which were not able to deliver information in accordance with IFRS.

BLUEHILL ID AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The initial accounting of the goodwill for some acquisitions is provisional, due to changes in the fair value of net assets and the cost of the business combination. The provisional purchase price allocation is reflected in the fair values as reported in the table above.

Due to the outcome of some earn-outs not being finalised until 2010, it is possible that the goodwill has to be adjust in future. The probability of the earn-outs cannot be measured reliably but the management assumes that the earn-outs will not be effective.

The customer lists are intangible assets that are part of the acquisition. These intangibles have useful lives of five to ten years and will be tested for impairment annually. At the balance sheet date there was no evidence for an impairment. The valuation of the customer lists is provisional.

The reported minority interests arise from a minority shareholding in a subsidiary with a negative equity.

6.	Segment information

Primary Segment Information

Based on risks and rates of return the Management considers that the primary reporting format is by business segment. The Management considers that there is only one business segment as the origin and type of risks of the different products are practically identical. Bluehill ID’s business consists of very similar products for identification purposes only, which are globally available. Therefore the disclosures for the primary segment have already been given in these financial statements. The secondary reporting format is by geographical analysis based on the location of assets.

Secondary Segment Information

Bluehill ID is active in one geographical region: Germany-Switzerland. Therefore the disclosures for the secondary segment also have already been given in these financial statements. The adoption of the new standard IFRS 8 could lead to the identification of different operating segments.

7.	Other income

	2008	2007
	(Unaudited)

Excess of acquirer’s interest in the fair value of net assets, over cost	€699,679	€—
Other income	42,134	—

Total	€741,813	€—

7.1	Finance costs

	2008	2007
	(Unaudited)

Interest on debts and borrowings	€139,919	54,546
Foreign currency translation	1,997,688	—

Total interest expense	€2,137,607	€54,546

7.2	Finance income

	2008	2007
	(Unaudited)

Interest income on loans and receivables	€205,785	€113,398
Foreign currency translation	2,456,232	—
Net gains on financial assets at fair value through profit or loss	850,450	—

Total finance income	€3,512,467	€113,398

BLUEHILL ID AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.3	Depreciation and amortization

	2008	2007
	(Unaudited)

Plant and Equipment	€170,811	€—
Intangible assets	10,365	—

Total	€181,176	€—

8.	Income tax

The major components of income tax expense for the years ended December 31, 2008 and 2007 are:

Consolidated income statement

	2008	2007
	(Unaudited)

Current income tax:
Current income tax charge	€40,691	€—
Current and deferred income tax:
Relating to origination and reversal of temporary differences	(44,389)	—

Income tax expense reported in the income statement	€(3,698)	€—

Consolidated statement of changes in equity

	2008	2007
	(Unaudited)

Deferred income tax related to items charged or credited directly to equity during the year:
Tax effect on transaction costs	€33,806	€—

Increase of tax assets reported in equity	€33,806	€—

BLUEHILL ID AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A reconciliation between tax expense and the product of accounting profit multiplied by Bluehill ID’s domestic tax rate of 7.9% for the years ended December 31, 2008 and 2007 is as follows:

	2008	2007
	(Unaudited)

Accounting profit before income tax	€466,866	€(653,322)
At Bluehill ID’s statutory income tax rate of 7.9%	36,882	(124,131)
Not recognized deferred tax assets on loss carry forward	80,212	124,131
Non deductable expenses of share-based payments	35,628	—
Effect of foreign exchange losses	(44,932)
Effect of different tax rates in:	42,380	—
Germany	41,842	—
Switzerland	18,848	—
United States	(6,263)	—
Brazil	(12,047)	—
Effect from expenses directly related to the issue of equity instruments	(33,857)	—
Other non taxable income through profit or loss	(55,275)	—
Utilisation of previously unrecognized tax losses	(55,467)
Other	(9,269)	—

Income tax expense reported in the consolidated income statement	€(3,698)	€—

The options issued due to share-based payments with an amount of €450,990 (2007: €272,393) cause permanent differences (see Note 2 and 17). For that reason deferred taxes are not capitalized. All expenses not be deducted of €(9,305) (2007: €0) consist of share-based payments.

BLUEHILL ID AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Deferred income tax

Deferred income tax at December 31 relates to the following:

	Consolidated Balance Sheet		Consolidated Income Statement
	2008	2007	2008	2007
	(Unaudited)

Deferred tax assets
Leasing liabilities	€270,644	€—	€61,518	€—
Impairment of financial assets	81,307	—	(81,307)	—

Total deferred tax assets	351,951	—	(19,789)	—

Deferred tax liabilities:
Capitalization of leasing assets and intangible assets	€(273,986)	€—	€(24,600)	€—
Capitalization of customer lists and other	(203,988)	—	—	—

Total deferred tax liabilities	(477,974)	—	(24,600)	—

Deferred income tax expense/(income)			€(44,389)

Deferred tax liabilities net	€(126,023)	€—

Reflected as deferred tax assets	€98,061
Reflected as deferred tax liabilities	(224,084)

Deferred tax liabilities net	€(126,023)

Deferred tax assets and liabilities are offset if, and only if, they can be used against one and the same tax authority.

Bluehill ID has tax losses in total of €684,303 which arose mainly in Switzerland €475,427 the United States €88,206, Brazil €74,531 and Germany €46,139, that are available in general for six to seven years for offset against future taxable profits of the companies in which the losses arose. Deferred tax assets have not been recognized in respect of these losses as they may not be used to offset taxable profits elsewhere in Bluehill ID and they have arisen in subsidiaries that have been loss-making for some time.

9.	Earnings per share

Basic earnings per share amounts are calculated by dividing net profit for the year attributable to ordinary equity holders of the parent by the weighted average number of ordinary shares outstanding during the year.

Diluted earnings per share amounts are calculated by dividing the net profit attributable to ordinary equity holders of the parent by the weighted average number of ordinary shares outstanding during the year plus the weighted average number of ordinary shares that would be issued on conversion of all the dilutive potential ordinary shares into ordinary shares. The effect of dilution is caused by the issue of options to Bluehill Capital Management AG as mentioned in Note 2.3. The options are part of share-based payments for services provided by Bluehill Capital Management AG such as treasury including short term deposits and foreign currency management.

The following reflects the income and share data used in the basic and diluted earnings per share computations:

	2008	2007
	(Unaudited)

Net profit/loss attributable to ordinary equity holders of the parent for basic earnings and adjusted for the effect of dilution	€470,564	$(653,322)

BLUEHILL ID AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2008	2007
	(Unaudited)

Weighted average number of ordinary shares for basic earnings per share	€18,107,589	€3,068,289
Effect of dilution:
Share options	957,516	—

Weighted average number of ordinary shares adjusted for the effect of dilution	€19,065,105	€3,068,289

10.	Property, plant and equipment

	Plant and Equipment
	2008	2007
	(Unaudited)

At December 31	€—	€—
Additions
Increase due to acquisitions of subsidiaries	1,665,488	—
Purchase of the year	82,459	—

At December 31	1,747,947	—
Depreciation and impairment:
At December 31	—	—
Depreciation charge for the year	170,811	—

At December 31	170,811	—

Net book value:
At December 31	€1,577,136	€—

At January 1	€—	€—

The increase of plant and equipment due to acquisitions of subsidiaries includes leased assets of €1,070,172 (2007: €0). None of these assets acquired is pledged.

BLUEHILL ID AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.	Intangible assets

	Development
	Costs	Patents	Customer Lists	Goodwill	Total
	(Unaudited)

Cost:
At inception March 9, 2007	€—	€—	€—	€—	€—
Purchase/sale of the year	—	—	—	—	—

At December 31, 2007	—	—	—	—	—
Acquisition of subsidiaries	101,974	145,101	859,055	6,072,098	7,178,228
Purchase of the year	29,063	—	—	—	29,063
Sale of the year	—	(113,784)	—	—	(113,784)

At December 31, 2008	131,037	31,317	859,055	6,072,098	7,093,507
Amortization and impairment:
At December 31, 2007	—	—	—	—	—
Amortization	—	10,365	—	—	10,365

Net book value:
At December 31, 2008	€131,037	€20,952	€859,055	€6,072,098	€7,083,142

At December 31, 2007	€—	€—	€—	€—	€—

At January 1, 2007	€—	€—	€—	€—	€—

Acquisition during the year

Patents include intangible assets acquired through business combinations. These patents have been granted for a minimum of 10 years by the relevant government agency.

The customer lists of €859,055 (2007: €0) are intangible assets that are part of the acquisition. These intangibles have in general a finite useful live of five to ten years. Furthermore it will be tested for impairment annually and whenever there is an indication that the intangible asset may be impaired (Note 2.3 and 5). At the balance sheet date there was no evidence for an impairment. Bluehill ID will start with the depreciation in 2009. The valuation of the customer lists is provisional.

Bluehill ID capitalized development costs, which have a finite useful life. Because the depreciation of development costs is not material in 2008 and because Bluehill ID cannot identify a reliable useful life Bluehill ID decided to start with the depreciation in 2009.

The Goodwill of €6,072,098 (2007: €0) is principally related to synergies and other intangible assets not qualifying for separate recognition. Such synergies result principally from production and sale of RFID components and collaborative research and development (Note 5).

12.	Other financial assets and financial liabilities

Other financial assets

Bluehill ID distinguishes financial instruments in different classes, as follows:

•	Non-current loans and receivables

•	Financial assets designated as at fair value through profit or loss

•	Trade and other receivables

•	Non-current other financial liabilities

BLUEHILL ID AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	Trade and other payables

•	Interest-bearing loans and borrowings

•	Other current financial liabilities

For evaluation purposes Bluehill ID uses the following categories of financial instruments:

•	Loans and receivables

•	Financial assets designated as at fair value through profit or loss

•	Other liabilities at amortized cost

	2008	2007
	(Unaudited)

Loans and receivables	€767,671	€1,208,200
Including loan to related party	382,547	1,208,200
Financial assets designated as at fair value through profit or loss	2,637,801	—

Total non-current other financial assets	3,405,472	1,208,200

Trade and other receivables	2,829,321	41,175

Total current financial assets	2,829,321	41,175

Total financial assets	€6,234,793	€1,249,375

The loan to related party include a loan to Mountain Partners AG (2007: €1,208,200) and a loan of €382,547 (2007: €0) to Bluehill Capital Management AG as mentioned in Note 21.

The financial assets designated as at fair value through profit or loss consists of shares of quoted companies that have been purchased during the year. Bluehill ID has designated these shares as financial instruments at fair value through profit or loss because the assets are managed by Bluehill ID’s key management personnel using the fair value. The shares are evaluated on a fair value basis, in accordance with Bluehill ID’s risk management. The valuation is based on quoted share price in active markets in accordance to Bluehill ID’s investment manual.

Other financial liabilities

	2008	2007
	(Unaudited)

Obligations under finance lease contracts	€1,112,923	€—

Total non-current other financial liabilities	1,112,923	—

Trade and other payables	1,235,964	—
Other current financial liabilities	1,376,150	1,355,035
Interest-bearing loans and borrowings	699,172	282,951

Total current other financial liabilities	3,311,286	1,637,986

Total other liabilities at amortized cost	€4,424,209	€1,637,986

The non-current financial liabilities at amortized cost in 2008 of €1,112,923 (2007: €0) are liabilities caused by leasing contracts.

Current financial liabilities at amortized cost of €3,311,286 (2007: €1,637,986) consist of amounts owed to Mountain Partners AG of €699,172 (2007: €282,951) as mentioned in Note 21 and aggregated liabilities at amortized cost of the subsidiaries. Furthermore current other financial liabilities consist of trade and other payables €1,235,964 (2007: €0) and other current financial liabilities €1,376,150 (2007: €1,355,035).

BLUEHILL ID AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Interest-bearing loans and borrowings

	Effective
	Interest Rate	Maturity	2008	2007
	(Unaudited)

Current:
Other loans:
Related parties	0%	On demand	€699,172	€282,951

Total			€699,172	€282,951

Non-current:
Obligations under finance leases	6-21%	2009-2012	€1,112,923	€—

Total			€1,112,923	€—

Fair values

Set out below is a comparison by class of the carrying amounts and fair value of Bluehill ID’s financial instruments that are carried in the financial statements.

	Carrying Amount		Fair Value
	2008	2007	2008	2007
	(Unaudited)

Financial assets:
Cash and short-term deposits	€7,725,298	€6,433,239	€7,725,298	€6,433,239
Non-current loans and receivables	767,671	1,208,200	767,671	1,208,200
Financial assets designated as at fair value through profit or loss	2,637,801	—	2,637,801	—
Trade and other receivables	2,829,321	41,175	2,829,321	41,175
Financial liabilities:
Non-current other financial liabilities	1,112,923	—	1,112,923	—
Trade and other payables	1,235,964	—	1,235,964	—
Interest-bearing loans and borrowings	699,172	282,951	699,172	282,951
Other current financial liabilities	1,376,150	1,355,035	1,376,150	1,355,035

Net gain or loss on financial assets at fair value through profit or loss (Note 7.2):

	2008	2007
	(Unaudited)

Gains on financial assets at fair value through profit or loss	€850,450 €	—

Net gain	€850,450 €	—

13.	Impairment testing of goodwill

The initial allocation of the goodwill was not completed by the year-end. Accordingly, no impairment test was carried on in 2008. At the balance sheet date there is no evidence of impairment.

BLUEHILL ID AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

14.	Inventories

	2008	2007
	(Unaudited)

Raw materials (at cost)	€373,194	€—
Work in progress (at cost)	165,531	—
Finished goods (at cost or net realizable value)	861,528	—
Prepayments	81,210	—

Total inventories at the lower of cost and net realizable value	€1,481,463	€—

The amount of write-down of inventories recognized as an expense is €0 (2007: €0).

15.	Trade and other receivables (current)

	2008	2007
	(Unaudited)

Trade receivables	€1,800,874	€—
Other assets	971,079	902
Receivables from other related parties	57,368	40,273

Total	€2,829,321	€41,175

Trade receivables are non-interest bearing and are generally on 30-90 day terms. As of December 31, 2008, trade receivables at initial value of €160,992 (2007: €0) were impaired and fully provided for. See next chart for the movements in the provision for impairment of receivables.

	Individually	Collectively
	Impaired	Impaired	Total
	(Unaudited)

At December 31, 2007	€—	€—	€—
Additions	160,992	—	160,992

At December 31, 2008	€160,992	€—	€160,992

As of December 31, the ageing analysis of trade receivables is as follows:

		Neither Past
		Due Nor	Past Due But Not Impaired
	Total	Impaired	<30 Days	30-60 Days	60-90 Days	90-120 Days	>120 Days
	(Unaudited)

2008	€2,829,321	€2,829,321	€—	€—	€—	€—	€—
2007	€41,175	€41,175	€—	€—	€—	€—	€—

16.	Cash and short-term deposits

	2008	2007
	(Unaudited)

Cash at banks and on hand	€7,725,298	€6,433,239

Total	€7,725,298	€6,433,239

Cash at banks earn interest at floating rates based on daily bank deposit rates.

BLUEHILL ID AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

17.	Issued capital and reserves

Authorized shares

	2008	2007
	(Unaudited)

Ordinary share of CHF 1 each	€26,712,297	€10,550,000

Total	€26,712,297	€10,550,000

During the year, the authorized share capital was increased by €10,056,231 by the creation of 16,162,297 ordinary shares of CHF 1 each.

Ordinary shares issued and fully paid1

	Number of Share	€
	(Unaudited)

At December 31, 2007	10,550,000	6,362,755
Capital Increase Date
Issued on March 4, 2008	7,100,000	4,379,990
Issued on July 9, 2008	1,550,000	952,165
Issued on July 28, 2008	4,400,000	2,741,651
Issued on August 13, 2008	1,665,000	1,022,144
Issued on December 17, 2008	1,447,297	960,281

At December 31, 2008	26,712,297	16,418,986

Share Premium

2008
(Unaudited)

At Inception March 9, 2007	€—
Currency translation adjustments	—
Expenses recognized directly in equity	—
Deferred taxes on expenses recognized directly in equity	—
Issue of new shares	—
Share-based payment	272,393

At December 31, 2007	272,393
Expenses recognized directly in equity	(517,002)
Deferred taxes on expenses recognized directly in equity	33,806
Issue of new shares	1,281,458
Issued on July 9, 2008	952,165
Issued on December 17, 2008	329,293
Share-based payment	450,990

At December 31, 2008	€1,521,645

1 4.939.191 € of the issued capital in 2008 have been paid cash.

BLUEHILL ID AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Retained earnings and profit of the period

	2008	2007
	(Unaudited)

At January 1	€(653,322)	€—
Profit / loss of the period	470,564	(653,322)

At December 31	€(182,758)	€(653,322)

18.	Provisions

	Maintenance
	Warranties		Other Provisions
	(Unaudited)

At January 1, 2008	€		€—
Acquisition of subsidiaries	180,220		83,075

At December 31, 2008	180,220		83,075

Current 2008	180,220		83,075
Non-current 2008	—		—
Total provisions		€263,295

Maintenance warranties

A provision is recognized for expected warranty claims on products sold during the last two years, based on past experience of the level of repairs and returns. It is expected that most of these costs will be incurred in the next financial year and all will have been incurred within two years of the balance sheet date. Assumptions used to calculate the provision for warranties were based on current sales levels and current information available about returns based on the two-year warranty period for all products sold.

19.	Accruals

	Accrued Assets		Deferred Revenues
	2008	2007	2008	2007
	(Unaudited)

At January 1	€—	€—	€62,803	€—

Accrued during the year	71,038	—	645,536	62,803

At December 31	71,038	—	708,339	62,803

Current	71,038	—	708,339	62,803

Total	€71,038	€—	€708,339	€62,803

The accrued liabilities of €708,339 (2007: €62,803) mainly consists of deferred revenues related with acquisitions within the Bluehill ID AG stand alone financial report.

20.	Trade and other payables (current)

	2008	2007
	(Unaudited)

Trade payables	€1,152,556	€—
Received prepayments	83,408	—
Other payables	998,884	—

Total	€2,234,848	€—

BLUEHILL ID AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Terms and conditions of the above mentioned financial liabilities:

•	Trade payables are non-interest bearing and are normally settled on 60-day term.

•	Received prepayments are non-interest bearing and have an average term of six month.

•	Interest payable is normally settled quarterly throughout the financial year.

•	For terms and conditions relating to related parties, refer to next paragraph.

21.	Related party disclosures

The financial statements include the financial statements of Bluehill ID AG and the subsidiaries listed in the following table:

		% Equity Interest
Name	Country of Incorporation	2008	2007
	(Unaudited)

Multicard AG	Switzerland/Germany	100	0
Tagstar GmbH	Germany	100	0
ACiG Technology Ltda.	Brazil/USA	100	0
AciG AG	Germany	100	0
Arygon AG	Germany	91	0
Scolis Ltd.	Singapore/ India	100	0
Bluehill Microtech GmbH	Germany	100	0
4446691 Canada Inc.	Canada	100	0

The following table provides the total amount of transactions that have been entered into with related parties for the relevant financial year (for information regarding outstanding balances at December 31, 2008 and 2007:

	Amounts Owed by Related Parties		Amounts Owed to Related Parties
	2008	2007	2008	2007
	(Unaudited)

Entity with significant influence over
Bluehill ID:
Mountain Partners AG	€—	€—	€699,172	€282,951

	Interest Received		Amounts Owed by Related Parties

Loans from/to Related Party:
Bluehill Capital Management AG	€24,192	€—	€383,547	€—
Mountain Partners AG	€9,736	€39,940	€—	€1,208,200

Share-Based Payments to Related Party

Bluehill Capital Management AG	€450,990	€272,393

Service Fees to Related Party

Bluehill Capital Management AG	€683,696	€—

Entity with significant influence over Bluehill ID

Mountain Partners AG

Mountain Partners AG owns 25.3% (2007: 17.3%) of the ordinary shares in Bluehill ID AG.

BLUEHILL ID AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Terms and conditions of transactions with related parties

Outstanding balances at the year-end are unsecured, interest free and settlement occurs in cash. There have been no guarantees provided or received for any related party receivables or payables. For the year ended December 31, 2008, Bluehill ID has not recorded any impairment of receivables relating to amounts owed by related parties (2007: €0). This assessment is undertaken each financial year through examining the financial position of the related party and the market in which the related party operates.

22.	Commitments and contingencies

Finance lease

Bluehill ID has finance leases for various items of cars, plant and machinery. Renewals are at the option of the specific entity that holds the lease. Future minimum lease payments under finance leases with the present value of the net minimum lease payments are as follows:

		2008 Present
	2008 Minimum	Value of	2007 Minimum	2007 Present
	Payments	Payments	Payments	Value of Payments
	(Unaudited)

Within one year	€569,759	€521,280	€—	€—
After one year but not more than five years	657,141	591,643	—	—

Total minimum lease payments	1,226,900		—
Less amounts representing finance charges	113,977		—

Present value of minimum lease payments	€1,112,923	€1,112,923	€—	€—

23.	Financial risk management objectives and policies

Bluehill ID’s principal financial liabilities, other than derivatives, comprise loans and borrowings, trade and other payables,. The main purpose of these financial liabilities is to raise finance for Bluehill ID’s operations. Bluehill ID has loan and other receivables, trade and other receivables, and cash and short-term deposits that arrive directly from its operations. Bluehill ID also holds quoted financial assets designated as at fair value through profit or loss. Bluehill ID manages the risk and performance of these financial assets by monitoring the fair value. Furthermore, Bluehill ID applies a diversification strategy in the decision process of investing.

Bluehill ID is exposed to market risk, credit risk, currency risk and liquidity risk. Bluehill ID’s senior management oversees the management of these risks. Bluehill ID’s senior management is supported by a financial risk assistant that advises on financial risks and the appropriate financial risk governance framework for Bluehill ID. The financial risk assistant provides assurance to Bluehill ID’s senior management that Bluehill ID’s financial risk-taking activities are governed by appropriate policies and procedures and that financial risks are identified, measured and managed in accordance with group policies and group risk appetite. It is Bluehill ID’s policy that no trading in derivatives for speculative purposes shall be undertaken. The board of directors reviews and agrees policies for managing each of these risks which are summarised below.

Market risk

Market risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market prices. Market prices comprise three types of risk: interest rate risk, currency risk and other price risk, such as equity risk. Financial instruments affected by market risk include loans and borrowings, deposits and financial instruments at fair value through profit or loss.

Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. Bluehill ID manages its interest rate risk by having a portfolio of fixed

BLUEHILL ID AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

rate loans and borrowings mainly. Changes in interest rates have only an immaterial impact on Bluehill ID’s profit and equity.

Foreign currency risk

Foreign currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. Bluehill ID’s exposure to the risk of changes in foreign exchange rates relates primarily to Bluehill ID’s operating activities (when revenue or expense are denominated in a different currency from Bluehill ID’s functional currency) and Bluehill ID’s net investments in foreign subsidiaries.

Bluehill ID has not hedged its foreign currency risk in 2008. But Bluehill ID will manage its foreign currency risk by hedging significant transactions that are expected to occur within a maximum 24 month period. It is Bluehill ID’s policy to negotiate the terms of the hedge derivatives to match the terms of the hedged item to maximise hedge effectiveness.

The following table demonstrates the sensitivity to a reasonably possible change in the US-Dollar (US$), Canadian Dollar (CAD), Australian Dollar (AUD), Brazil Real (Real $) and Swiss Francs (CHF) exchange rate, with all other variables held constant, of Bluehill ID’s profit before tax (due to changes in the fair value of monetary assets and liabilities) and Bluehill ID’s equity.

	Change in US$ Rate	Effect on Profit Before Tax	Effect on Equity

2007	+15%	—	—
	−15%	—	—
2008	+15%	5,389	—
	−15%	(5,389)	—

	Change in CAD Rate	Effect on Profit Before Tax	Effect on Equity

2007	+15%	—	—
	−15%	—	—
2008	+15%	40,931	—
	−15%	(40,931)	—

	Change in AUD Rate	Effect on Profit Before Tax	Effect on Equity

2007	+20%	—	—
	−20%	—	—
2008	+20%	2,734	—
	−20%	(2,734)	—

	Change in Real $ Rate	Effect on Profit Before Tax	Effect on Equity

2007	+15%	—	—
	−15%	—	—
2008	+15%	9,759	—
	−15%	(9,759)	—

	Change in CHF Rate	Effect on Profit Before Tax	Effect on Equity

2007	+10%	—	—
	−10%	—	—
2008	+10%	43,338	—
	−10%	(43,338)	—

BLUEHILL ID AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Equity price risk

Bluehill ID’s listed and unlisted equity securities are susceptible to market price risk arising from uncertainties about future values of the investment securities. Bluehill ID manages the equity price risk through diversification and placing limits on individual and total equity instruments. Reports on the equity portfolio are submitted to Bluehill ID’s senior management on a regular basis. Bluehill ID’s board of directors reviews and approves all equity investment decisions.

		Increase of 50% in		Decrease of 50% in
		the Value of the		the Value of the
	Valuation at	Listed Equity	Effect of the	Listed Equity	Effect of the
Financial Instruments	December 31	Instrument	Increase	Instrument	Decrease
(Unaudited)

Through profit or loss
2007
Listed equity instruments	—	—	—	—	—
Effects on earnings before taxes			—		—
2008
Listed equity instruments	2,637,801	3,956,702	1,318,901	1,318,901	(1,318,901)
Effects on earnings before taxes			1,318,901		(1,318,901)

At the balance sheet date, the exposure to unlisted equity securities at fair value was €0. At the balance sheet date, the exposure to listed equity securities at fair value was €2,637,801.

Credit risk

Credit risk is the risk that a counterparty will not meet its obligations under a financial instrument or customer contract, leading to a financial loss. Bluehill ID is exposed to credit risk from its operating activities (primarily for trade receivables and loan notes) and from its financing activities, including deposits with banks and financial institutions, foreign exchange transactions and other financial instruments.

Credit risks related to receivables: Customer credit risk is managed by each business unit subject to Bluehill ID’s established policy, procedures and control relating to customer credit risk management. Outstanding customer receivables are regularly monitored. The maximum exposure to credit risk at the reporting date is the carrying value of each class of financial assets. Bluehill ID does not hold collateral as security. Credit risk related to financial instruments and cash deposits: credit risk from balances with banks and financial institutions is managed by Group Treasury in accordance with Bluehill ID’s policy. Bluehill ID’s maximum exposure to credit risk for the components of the balance sheet at December 31, 2008 and 2007 is the carrying amounts as illustrated in Note 12.

BLUEHILL ID AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Liquidity risk

Bluehill ID monitors its risk to a shortage of funds using a recurring liquidity planning tool. Bluehill ID’s objective is to maintain a balance between continuity of funding and flexibility through the use of bank overdrafts, bank loans, finance leases and hire purchase contracts. The table below summarises the maturity profile of Bluehill ID’s financial liabilities at December 31, 2008 based on contractual undiscounted payments. The maturity of the financial liabilities for financial lease obligations is disclosed in Note 22.

	Less Than 1			1 to 5
	Months	1 to 3 Months	3 to 12 Months	Years	> 5 Years	Total
	(Unaudited)

Year ended December 31, 2008
Interest-bearing loans and borrowings	€699,172					€699,172
Other current financial liabilities			€1,376,150			1,376,150
Trade and other payables		€1,235,964				1,235,964

Total	€699,172	1,235,964	2,375,034			€4,310,170

Year ended December 31, 2007
Interest-bearing loans and borrowings	€282,951					€282,951
Other current financial liabilities		€1,355,035				1,355,035

Total	€282,951	€1,355,035				€1,637,986

Capital management

The primary objective of Bluehill ID’s capital management is to ensure that it maintains a strong credit rating and healthy capital ratios in order to support its business and maximise shareholder value.

Bluehill ID uses a defined Intra-Group gearing ratio to manage the structure of the capital. The gearing ratio is the ratio of financial liabilities and equity. In accordance with Bluehill ID’s internal agreement the gearing ratio may not excess 50%. The financial liabilities include bank overdrafts, leasing liabilities and interest-bearing borrowings. The equity is the consolidated equity as shown in Note 17.

Bluehill ID manages its capital structure and makes adjustments to it, in light of changes in economic conditions. To maintain or adjust the capital structure, Bluehill ID may adjust the dividend payment to shareholders, return capital to shareholders or issue new shares. No changes were made in the objectives, policies or processes during the years end December 31, 2008 and December 31, 2007.

24.	Share-based payment transactions

2,671,230 call options for 2,671,230 shares of Bluehill ID AG are currently issued to service providers as compensation. 1,616,230 call options were issued in the current period (2007: 1,055,000). The strike price of all issued call options is 1 CHF per option. The period of exercising is five years — starting from the date of issue. An early exercise of the option is possible anytime (American Options). To attend its option duties (not only for the described options), Bluehill ID AG performed a conditional capital increase. The contract party did not use its options by the closing date. The average value per option is €0.28 (2007: €0.26)

Because the fair value of the received services can not be reliably determined, the fair value of the granted equity instrument is used as a reference. The options are not directly tied to the length of service so the received services are entered at full value with an according change in equity. The fair value of the granted stock options at the time of provision is determined by using a binominal model according to Cox-Ross-Rubinstein.

BLUEHILL ID AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Following parameters were used for calculating the value of the call options.

	2008	2007

Period of exercising	5 years	5 years
Volatility	48.11%	45%
Strike price per option	CHF 1	CHF 1
Value of the underlying	CHF 1	CHF 1
Risk-free interest rate	2.745%	3.1%

25.	Events after the balance sheet date

25.1 Investments in subsidiaries after the balance sheet date

Syscan ID

In January 2009, Bluehill ID completed a number of transactions that led to the acquisition of the assets of the former Syscan International. The assets in Montreal, Quebec were acquired into a newly created wholly owned subsidiary of named Syscan ID. Syscan ID is a unique animal ID and supply chain solution provider that delivers integrated tracking systems to improve business efficiency through Radio Frequency Identification (RFID).

Fastcards

The shares of Fastcards Pty Ltd have also been acquired and held directly by Bluehill ID AG. Fastcards is an identification technology company focusing on personalization, programming and issuance of ID credentials based in Brisbane, Australia. Fastcards offers a range of services from online express ID cards delivery to customized ID management solutions. The products focus on secure credential management for corporations, governments and events.

Yoonison

Also during the first quarter of 2009, Bluehill ID completed the acquisition of Yoonison B.V in the Netherlands. Yoonison specializes in identification and payment management solutions with a focus on the Dutch and German markets. The company pioneered the Mybilitytm system, offering solutions for managing identification and transport payment subsidies for disabled and elderly people in the Netherlands and has been a pioneer in promoting Near Field Communication (NFC) solutions for vending applications.

The purchase price allocations according to IFRS for the acquisitions in 2009 have not yet been completed. The detailed information about assets and liabilities of acquired subsidiaries, and the resulting Goodwill, is therefore provisionally reported.

Cost	Provisional in KEUR
(Unaudited)

Cash	€228
Fair value of shares issued	93
Costs associated with the acquisition	310

Total	€631

Cash outflow on acquisition
Net cash acquired with the subsidiary	€(2)
Cash paid	538

Net cash outflow	€(540)

BLUEHILL ID AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Provisional Fair Value Recognized
on Acquisition in KEUR
(Unaudited)

Intangible assets	€52
Customer lists	236
Property, plants and equipment	972
Financial instruments	—
Deferred tax assets	16
Inventories	80
Trade receivables	292
Other assets	94
Cash and cash equivalents	(2)

Total assets	1740

Provisions	89
Trade payables and liabilities	1764
Deferred tax liabilities	203

Total liabilities	2056

Net asset	(316)
Minority interests (0)%	—

Total net assets acquired	(316)
Goodwill arising on acquisition	947

Total consideration	€631

Disclosures of the carrying amounts of each classes of the acquiree’s assets and liabilities, determined in accordance with IFRS, immediately before the combination are impracticable. The acquired companies are unlisted small and medium-sized companies, which were not able to deliver information in accordance with IFRS.

25.2	Change of corporate structure

The original statutory structure of Bluehill ID AG was that of an investment fund similar to other investment vehicles. Under the original structure, the Founders of the Bluehill ID, Mountain Partners AG and Mr. Ayman S. Ashour offered management services to Bluehill ID AG through a privately held management company, namely Bluehill Capital Management AG. Bluehill Capital Management AG has been compensated for its services through management & success fees and annual option grants. In addition Bluehill Capital Management AG has had the right to name the majority of the directors of the board. The Founders received no Founders shares and remain the largest investors in the company.

With the clear success of Bluehill ID AG in developing into an industrial holding company employing a strategy of “buy, build & grow” rather than “buy & sell”, the board of Bluehill ID AG, based on strong recommendations from its management team, its banking and legal advisors, concluded that terminating the management company structure would be in the best interests of all of the stakeholders of Bluehill ID AG.

Accordingly, Bluehill ID AG in 2009 has reached agreement to exercise its option to terminate the management agreement effective June 30, 2009, and Bluehill Capital Management AG has agreed to reinvest CHF 4.2 million of the CHF 5 million termination fee into a convertible loan to Bluehill ID AG. The loan will be convertible at the request of Bluehill Capital Management AG at CHF 2.5 per share and may be converted at the request of Bluehill ID AG at a CHF 1.00 per share or 33% below the average trading price 90 days prior to the conversion. Under the provisions of the termination agreements, Mr. Ayman S. Ashour and Mr. Fabien Nestmann

BLUEHILL ID AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

will enter into direct agreements with Bluehill ID AG and Mountain Partners will provide Bluehill ID AG with certain support services for a further limited period until Bluehill ID AG is able to complete the building of its infrastructure.

The agreement between Bluehill ID AG and Bluehill Capital Management AG is subject to the approval of the board of Mountain Partners AG and to the majority of the shareholders of Bluehill ID AG excluding Mountain Partners AG, its affiliates and Mr. Ashour.

26.	Board of Directors[2]

Board of directors:

•	Ayman S. Ashour

•	Daniel C. Wenzel

•	Werner Vogt

27.	Approval of the Financial Statement

The board of directors reviewed the financial statements on May 15, 2009 and declared its approval.

2 Bluehill ID AG footnote: The members of the Statutory board of directors do not receive additional compensation by virtue of membership to the board of the directors. The members of the Advisory Board for Bluehill ID AG consists of Professor Rainer Elschen, Hans-Joachim Filzhuth, Dr. Reinhard Kalla, Phil Libin and André Ziegler. The independent members receive nominal compensation from Bluehill ID AG.

Multicard AG

INTERIM BALANCE SHEET
(unaudited)
as of June 30, 2008
currency: CHF

ASSETS

A.	Fixed assets	718,713.95

I.	Intangible fixed assets	53,722.65
II.	Tangible fixed assets	483,595.46
III.	Financial assets	181,395.84
B.	Current assets	788,782.17

I.	Inventories	25,000.00
II.	Receivables and other assets	—
1.	Trade receivables	372,345.33
2.	Other assets	306,644.63
III.	Cash-in-hand, central bank balances, bank balances and checks	84,792.21
C.	Prepaid expenses	—

D.	Deficit not covered by equity	—

E.	Accruals	8,306.67

		CHF 1,515,802.79

EQUITY & LIABILITIES

A.	Equity	195,620.11

I.	Capital stock	400,000.00
II.	Capital reserve	22,000.00
III.	Profit/Loss brought forward	43,236.26
IV.	Annual net profit/deficit	(269,616.15)
B.	Accruals	196,094.30

1.	Accrued taxes	39,255.85
2.	Other accruals	156,838.45
C.	Liabilities	1,124,088.38

1.	Payable to banks	—
2.	Advance payments received	—
3.	Trade payables	150,563.29
4.	Other Liabilities	973,525.09
	— of which lease liabilities:	135,434.53
	— of which relating to social security and similar obligations	52,227.84
	— of which due within one year:	—

		CHF 1,515,802.79

Multicard AG

PROFIT & LOSS ACCOUNT
(unaudited)

as of June 30, 2008
currency: CHF

1.	Revenues	CHF 1,428,920.96
2.	Increase or reduction of inventory of finished and unfinished products	—
3.	Other operating income	—
4.	Cost of materials	(600,892.86)
5.	Labor cost	(652,311.59)
6.	Depreciations	(65,771.32)
7.	Other operating expenditure	(377,230.52)
8.	Other interest and similar income
9.	Interest and similar expenditure	(1,640.32)

10.	Result of ordinary activities	(268,925.65)
11.	Tax from income and earnings	690.50
12.	Result	CHF (269,616.15)

Multicard GmbH, VS-Schwenningen

INTERIM BALANCE SHEET
(unaudited)
As of June 30, 2008

	EUR	EUR

ASSETS
A. Fixed assets
I. Intangible fixed assets
1. Concessions, industrial and similar rights and assets, and licenses in such rights and assets		€66,956.15
II. Tangible fixed assets
1. Other equipment, operating and office equipment		23,177.30
B. Current assets
I. Inventories
1. Finished goods and merchandise		36,204.67
II. Receivables and other assets
1. Trade receivables	121,680.70
2. Other assets	42,387.71	164,068.41
III. Cash-in-hand, central bank balances, bank balances and checks		1,861.09
C. Prepaid expenses		4,152.61
D. Deficit not covered by equity		156,848.66

		€453,268.89

EQUITY AND LIABILITIES
A. Equity
I. Subscribed capital		€ 30,000.00
II. Accumulated losses brought forward		(81,929.19)
III. Net loss for the fiscal year		(104,919.47)
Deficit not covered by equity		156,848.66

Accounting equity		0.00
B. Provisions
1. Other provisions		56,720.00
C. Liabilities
1. Payments received on account of orders	7,475.00
2. Trade payables	152,228.37
— of which due within one year	152,228.37
3. Other liabilities	236,845.52	396,548.89

— of which taxes	10,247.21
— of which relating to social security and similar obligations	80.00
— of which due within one year	44,970.52

Total equity and liabilities		€ 453,268.89

TagStar Systems GmbH

INTERIM BALANCE SHEET
(unaudited)
as of June 30, 2008
currency: EUR

ASSETS

A. Fixed assets	422,180.38

I. Intangible fixed assets
1. Concessions, industrial and similar rights and assets, and licenses in such rights and assets	—

II. Tangible fixed assets
1. Technical facility and machinery	59,139.14
2. Other installations, fixtures and furnishing	75,284.92
3. Advance Payments and facilities within the building	35,746.00

III. Financial assets
1. Holdings in affiliated companies	252,010.32
B. Current assets	987,449.57

I. Inventories	491,440.72
II. Receivables and other assets
1. Trade receivables	123,086.15

2. Other assets	314,123.83

III. Cash-in-hand, central bank balances, bank balances and checks	58,798.87

C. Prepaid expenses	—
D. Deficit not covered by equity	—

E. Accruals	79,055.96

1,488,685.91

EQUITY & LIABILITIES

A. Equity	344,664.20

I. Capital stock	25,000.00

II. Capital reserve	395,000.00
III. Profit/Loss brought forward	292,493.32
IV. Annual net profit/deficit	(367,829.12)

B. Accruals	188,603.38

1. Accrued taxes	64,298.00
2. Other accruals	124,305.38

C. Liabilities	955,418.33

1. Payable to banks	1,029.62
2. Advance payments received	76,253.32
3. Trade payables	414,851.99
4. Other Liabilities	463,283.40

— of which taxes:	313,358.77
— of which relating to social security and similar obligations	12,989.13
— of which due within one year:	390,336.69

1,488,685.91

TagStar Systems GmbH

PROFIT & LOSS ACCOUNT
(unaudited)
as of June 30, 2008
currency: EUR

1.	Revenues	EUR 1,423,780.32
2.	Increase or reduction of inventory of finished and unfinished products	61,785.79
3.	Other operating income	13,871.19
4.	Cost of materials	1,061,146.14
5.	Labor cost	270,757.33
6.	Depreciations	90,652.41
7.	Other operating expenditure	406,371.10
8.	Other interest and similar income	330.55
9.	Interest and similar expenditure	2,765.79

10.	Result of ordinary activities	(331,924.92)
11.	Tax from income and earnings	35,904.20

12.	Result	EUR (367,829.12)

Multicard GmbH, VS-Schwenningen

INCOME STATEMENT from January 1, 2008 to June 30, 2008

	EUR	EUR
	(Unaudited)

1. Gross profit		€388,829.74
2. Personnel expenses
a) Wages and salaries	€(235,882.43)
b) Social security, post-employment and other employee benefit costs	(37,202.26)

— of which in respect of old age pensions	6,952.65
Total Personnel expenses		(273,084.69)
3. Depreciation, amortization and write-downs
a) Amortization and write-downs of intangible fixed assets, depreciation and write-downs of tangible fixed assets, and amortization of capitalized business start-up and expansion expenses		(11,095.31)
4. Other operating expenses		(205,707.31)
5. Other interest and similar income		26.50
6. Interest and similar expenses		(3,426.37)

7. Result from ordinary activities		(104,457.44)
8. Taxes on income		0.01
9. Other taxes		(462.04)

10. Net loss for the fiscal year		€(104,919.47)

Multicard AG, Wallisellen, Switzerland

Balance Sheet

	December 31, 2008	December 31, 2007
	CO	CO
	CHF	CHF
	(Unaudited)

ASSETS
Liquid assets	CHF 10,812.68	CHF 5,498.64
Accounts receivable i.r.o. deliveries and services	618,607.55	691,409.85
Del credere reserves	(10,739.60)	(10,000.00)
Other assets	2,454.81	26,671.62
Inventories	51,880.00	65,050.00
Accrued income and prepaid expenses	0.00	5,687.00
Current assets	673,015.44	784,317.11
Moveable fixed assets	296,276.51	296,700.00
Fixed assets being leased	130,906.85	0.00
Intangible assets	86,521.67	73,400.00
Participating interests	168,030.32	0.00
Loans to associated Companies	151,753.41	0.00
Subordinated loans to associated companies	184,937.50	0.00
Security deposits	34,048.97	34,091.01
Fixed assets	1,052,475.23	404,191.01

	CHF 1,725,490.67	CHF 1,188,508.12

LIABILITIES AND EQUITY:
Accounts payable i.r.o deliveries and services	283,246.10	536,832.86
Other short-term liabilities	250,125.56	0.00
Loans	168,154.00	99,901.00
Subordinated loans to associated companies	436,455.09	0.00
Accounts payable from leasing obligations	109,763.93	0.00
Accrued expenses and deferred income	17,496.15	86,538.00
Reserves created for warranty obligations	10,000.00	0.00
Borrowed capital	1,275,240.83	723,271.86
Share capital	400,000.00	400,000.00
Statutory reserves	23,000.00	22,000.00
Re-evaluation IFRS	0.00	0.00
Balance sheet profit	27,249.84	43,236.26
Shareholders’ equity	450,249.84	465,236.26

	1,725,490.67	1,188,508.12

Multicard AG, Wallisellen, Switzerland

Income statement

	2008	2007
	CO	CO
	CHF	CHF
	(Unaudited)

Income from cards	CHF 1,138,277.50	1,205,371.65
Income from machines	17,348.00	57,416.65
Income from services	1,926,315.15	1,577,990.68
Miscellaneous income	365,353.22	273,496.03

	3,447,293.87	3,114,275.01
Costs directly related to sales, cards	(813,698.95)	(772,917.20)
Costs directly related to sales, machines	(9,393.21)	(7,845.41)
Costs related to services	(259,210.00)	(310,595.05)
Various other costs directly related to sales	(176,042.79)	(192,987.17)

Gross profit	2,188,948.92	1,829,930.18
Sales expenses	(591,136.14)	(28,078.53)
Engineering	(123,773.52)	0.00
Production	(1,008,674.77)	0.00
Administration	(272,413.82)	(107,713.49)
Staff	0.00	(1,186,893.14)
Expenses for premises	0.00	(174,248.56)
Maintenance, leasing	0.00	(204,200.45)
Finance income	22,697.23	2,119.52
Financing expenses	(49,998.28)	(23,444.52)
Depreciation	(146,607.94)	(93,290.75)
Taxes	(1,393.55)	(1,052.60)
Losses on receivables	(2,634.55)	0.00
Provisions	(30,000.00)	0.00

Profit/loss	CHF (14,986.42)	CHF 13,127.66

Multicard AG, Wallisellen, Switzerland

Appendix to the Annual Financial Statement

	2008	2007
	CHF	CHF
	(Unaudited)

Pledged assets
Security deposits	34,048	34,091
Leasing obligations not accounted for on the balance sheet	0	66,636
Fire insurance value of property, plant and equipment	1,050,000	1,050,000
Liabilities towards social security institutions	52,980	24,520
Participating interests
Multicard GmbH, Villingen-Schwenningen
par. value EUR 30,000, 100%	168,030	0

Information on the implementation of risk evaluation

The board of directors has intermittently carried out adequate risk evaluations and taken all measures derived therefrom in order to ensure that the risk of a material misstatement in the financial reporting would be classified as minor.

Other information

Due to changes in the accounts structure, the figures for the previous year are comparable to a limited extent only.

Further statutory information pursuant to Art. 663b Swiss Code of Obligations is not required.

Multicard AG, Wallisellen, Switzerland

Proposal for Appropriation of the Balance Sheet Profit of 2008

(Unaudited)
CHF

Available to the general shareholders’ meeting:
Balance sheet profit per January 1, 2008	42,236.26
Losses 2008	(14,986.42)

27,249.84

CHF

The board of directors proposes the following appropriation of profit:
Balance brought forward	27,249.84

MULTICARD AG, WALLISELLEN, SWITZERLAND

ADDITIONAL NOTE TO THE FINANCIAL STATEMENTS

These financial statements have been prepared in accordance with accounting principles generally accepted in Switzerland for unlisted companies (Swiss GAAP) and the Company’s articles of association. Accounting principles that are mandatory for listed companies in Switzerland (Swiss GAAP FER) have not been applied.

The following is a narrative summary of material differences regarding the form, content and accounting principles that exist between the Swiss GAAP regulations and accounting principles generally accepted in the United States of America (US GAAP).

The income statement under Swiss GAAP has been prepared using the type-of-expenditure format. Income and expense items are disclosed according to their type, irrespective of where they are incurred, and include the complete period expenses instead of cost of sales. Under Swiss GAAP unrealized losses have to be recognized while unrealized gains must not be recognized. Assets on the balance sheet are shown according to decreasing liquidity, i.e. highly liquid assets are shown on top of the balance sheet whereas fixed assets are shown on the bottom of the balance sheet. The same reporting principle applies to liabilities and equity.

Under Swiss GAAP the Company is not obliged to present cash flow statements or equity reconciliation statements. Also, the Company is only required to report limited disclosures in the notes to financial statements. Compared to requirements under US GAAP, information in the Swiss GAAP notes to financial statements are less detailed.

The following is a narrative summary of material accounting differences between Swiss GAAP and US GAAP:

•	Leasing: Under Swiss GAAP, leasing contracts often only require the disclosure of the future lease payments in the notes to financial statements (Sec. 663b Obligationenrecht — Swiss GAAP). In most cases lease contracts under Swiss GAAP do not require the lessee to capitalize leased assets. The US GAAP rules are more detailed than under Swiss GAAP. In many cases, leases are accounted for as capital lease under US GAAP that would qualify as operating leases under Swiss GAAP.

•	Pensions: The Swiss regulations for pension accounting are based on general rules based on Art. 660 et. seq. Obligationenrecht — Swiss GAAP. Under US GAAP pension obligations are measured using estimated future compensation levels and estimated periods of employee service based on the projected unit credit method. The discount rate used for US GAAP is based on comparable market rates. Pension obligations determined under US GAAP tend to be significantly in excess of pension obligations determined under Swiss GAAP.

•	Deferred Taxation: The concept followed under Swiss GAAP is the timing concept and the deferral method accordingly deferred taxes are recorded only for timing differences between taxable income and income in the commercial accounts. Under US GAAP deferred tax liabilities and assets are based on the differences between the tax and accounting basis of assets and liabilities. Therefore, US GAAP deferred tax accounting is more comprehensive than under Swiss GAAP.

MULTICARD GMBH, VS-SCHWENNINGEN

BALANCE SHEET
As of December 31, 2008

	Current	Previous
	Fiscal Year	Fiscal Year
	(EUR)	(EUR)
	(Unaudited)

ASSETS
A. Fixed assets:
I. Intangible fixed assets
1. Concessions, industrial and similar rights and assets, and licenses in such rights and assets	€20,674.00	€48,548.00

II. Tangible fixed assets
1. Other equipment, operating and office equipment	88,069.15	23,991.00

B. Current assets:
I. Inventories
1. Work in progress	0.00	266,038.00
2. Finished goods and merchandise	47,949.90	15,124.74

	47,949.90	281,162.74

II. Receivables and other assets
1. Trade receivables	343,077.52	216,183.11
2. Other assets	2,059.78	52,453.10

	345,137.30	268,636.21

III. Cash-in-hand, central bank balances, and checks	108.84	151,870.47
C. Prepaid expenses	5,706.75	3,405.14
D. Deficit not covered by equity	153,190.05	51,929.19

Total assets	€660,835.99	€829,542.75

EQUITY AND LIABILITIES
A. Equity
I. Subscribed capital	€30,000.00	€30,000.00
II. Accumulated losses brought forward	(152,761.10)	(5,692.34)
III. Net loss for the fiscal year	(30,428.95)	(76,236.85)
Deficit not covered by equity	153,190.05	51,929.19

Accounting equity	0.00	0.00
B. Provisions
1. Other provisions	35,827.48	9,400.00

C. Liabilities
1 .Liabilities to Banks	4,527.13	0.00
— of which due within one year	4,527.13	0.00
2. Payments received on account of orders	0.00	250,666.84
— of which due within one year	0.00	250,666.84
3. Trade payables	217,982.15	406,921.80

— of which due within one year	217,982.15	406,921.80

4. Liabilities to affiliated companies	0.00	57,859.81
— of which due within one year	0.00	57,859.81
5. Other liabilities	384,715.90	104,694.30
— of which taxes	43,041.01	13,467.68
— of which due within one year	45,128.09	104,694.30
	607,225.18	820,142.75

D. Deferred Income	17,783.33	0.00

Total equity and liabilities	€660,835.99	€829,542.75

MULTICARD GMBH, VS-SCHWENNINGEN

INCOME STATEMENT
From January 1, 2008 to December 31, 2008

		Current	Previous
	%	Fiscal Year	Fiscal Year
		(EUR)	(EUR)
		(Unaudited)

1. Gross profit	100.00	€859,977.03	€456,284.17

2. Personnel expenses
a) Wages and salaries		(477,876.21)	(288,052.80)
b) Social security, post-employment and other employee benefit costs		(70,751.68)	(36,433.56)
	(63.80)	(548,627.89)	(324,486.36)
— of which in respect of old age pensions:		(10,957.69)	(2,477.81)
3. Depreciation, amortization and write-downs
a) Amortization and write-downs of intangible fixed assets, depreciation and write-downs of tangible fixed assets, and amortization of capitalized business start-up and expansion expenses	(3.18)	(27,309.13)	(13,687.05)
4. Other operating expenses	(34.88)	(299,961.90)	(191,439.43)
5. Other interest and similar income	0.01	64.40	76.54
6. Interest and similar expenses	(1.60)	(13,775.43)	(1,665.33)

7. Result from ordinary activities	(3.45)	(29,632.92)	(74,917.46)

8. Taxes on income		(0.03)	0.00
9. Other taxes	(0.09)	(796.00)	(1,319.39)

10. Net loss for the fiscal year	(3.54)	€(30,428.95)	€(76,236.85)

MULTICARD GMBH, VILLINGEN-SCHWENNINGEN, GERMANY

ADDITIONAL NOTE TO THE FINANCIAL STATEMENTS

These financial statements have been prepared in accordance with Secs. 242 et seq. and Secs. 264 et seq. HGB [“Handelsgesetzbuch”: German Commercial Code] as well as in accordance with the relevant provisions of the GmbHG [“Gesetz betreffend die Gesellschaften mit beschränkter Haftung”: German Limited Liability Companies Act] and the Company’s articles of incorporation and bylaws. The Company is subject to the requirements for small corporations, as defined by the German Commercial Code. The following is a narrative summary of material differences regarding the form, content and accounting principles that exist between the applied accounting principles generally accepted in Germany (German GAAP) and US GAAP.

The income statement under German GAAP has been prepared using the type-of-expenditure format. Income and expense items are disclosed according to their type, irrespective of where they are incurred, and include the complete period expenses instead of cost of sales. Under German GAAP unrealized losses have to be recognized while unrealized gains must not be recognized.

Assets on the balance sheet are shown according to increasing liquidity, i.e. highly liquid assets are shown on the bottom of the balance sheet whereas fixed assets are shown on top of the balance sheet. The same rational applies to liabilities and equity side of the balance sheet.

Under German GAAP the Company is not obliged to present cash flow statements or equity reconciliation statements. Also, the Company is only obliged to report limited disclosures in the notes to financial statements. Compared to requirements under US GAAP, information in the German GAAP notes to financial statements are far less detailed.

The following is a narrative summary of material accounting differences between German GAAP and US GAAP:

•	Goodwill: German GAAP allows — based on German tax regulations — the capitalization for purchased Goodwill items with a useful life of 15 years. Under US GAAP these items have to be amortized over the estimated useful life. This estimation can differ from the 15 year period which has to be applied for German GAAP.

•	Leasing: Under German GAAP, the accounting for leases closely follows tax regulations. A capital lease of a moveable asset is assumed if the basic lease term is less than 40% or more than 90% of the asset’s useful life, or if bargain purchase or prolongation options have been agreed. The US GAAP rules are more detailed. In some cases, leases are accounted for as capital lease under US GAAP that would qualify as operating leases under German GAAP.

•	Deferred Taxation: The concept followed under German GAAP is the timing concept and the deferral method accordingly deferred taxes are recorded only for timing differences between taxable income and income in the commercial accounts. Under US GAAP deferred tax liabilities and assets are recorded on the basis of the liability method for the tax effects of almost all differences between the tax and accounting basis of assets and liabilities.

TAGSTAR SYSTEMS GMBH — Development of microelectronic components, Sauerlach

BALANCE SHEET
As of December 31, 2008

	Current
	Business Year	Year Before
	(EUR)	(EUR)
	(Unaudited)

ASSETS
A. Fixed assets:
I. Tangible fixed assets
1. Technical assets and machinery	€125,753.60	€84,081.83
2. Other assets, fixtures and furnishings	66,370.08	84,349.57

	192,123.68	168,431.40

II. Financial assets
1. Participations	252,010.32	252,010.32
B. Current assets:
I. Inventories
1. Raw materials and supplies	320,776.83	403,991.25
2. Finished products and goods	136,223.43	97,378.81
3. Advance payments received	43,500.00	43,500.00

	500,500.26	544,870.06

II. Receivables and other assets
1. Trade receivables	484,997.15	458,412.23
2. Other assets	186,442.06	117,154.21

	671,439.21	575,566.44

III. Cash balance, credit balance with German Federal Bank, credit balance with banks and cheques	85,299.59	50,167.69
C. Accruals	51,166.52	105,351.04

Total assets	€1,752,539.58	€1,696,396.95

EQUITY AND LIABILITIES
A. Equity
I. Subscribed capital	€25,000.00	€25,000.00
II. Capital reserves	395,000.00	395,000.00
III. Profit brought forward	292,493.32	70,295.50
IV. Annual deficit	(223,293.90)	222,197.82

B. Accruals
1. Tax accruals	0.00	111,117.00
1. Other accruals	77,600.00	117,300.00

	77,600.00	228,417.00

C. Liabilities
1. Liabilities due to banks	0.00	1,205.48
— of which amounts due in more than one year	0.00	1,205.48
2. Advance payments received on orders	69,355.37	152,372.42
— of which amounts due in more than one year	69,355.37	152,372.42
3. Liabilities from deliveries and services	787,603.67	511,467.28
— of which amounts due in more than one year	787,603.67	511,467.28
4. Other liabilities	328,781.12	90,441.45
— of which from tax	118,810.43	78,802.65
— of which in respect of social security	8,604.57	10,577.27
— of which amounts due in more than one year	328,781.12	90,441.45

Total equity and liabilities	€1,752,539.58	€1,696,396.95

TagStar Systems GmbH
Development of microelectronic components, Sauerlach

PROFIT AND LOSS ACCOUNT from January 1, 2008 to December 31, 2008

			Business Year	Year Before
		Euro	Euro	Euro
			(Unaudited)

1.	Revenues		3,897,401.44	7,543,526.57
2.	Increase of inventory of finished and unfinished products		38,844.62	(33,142.34)

3.	Overall performance		3,936,246.06	7,510,384.23
4.	Other Operating Profits
a)	Income from lowering of lump-sum allowance regarding receivables		0.00	8,306.00
b)	Income from dissolution of accruals		44,809.78	281.91
c)	Other income in respect of ordinary activities		16.91	0.06
			44,826.69	8,587.97
5.	Cost of materials
a)	Raw materials and supplies and purchased goods		(2,287,712.27)	(5,944,611.46)
b)	Purchased services		(494,304.00)	(70,230.76)
			(2,782,016.21)	(6,014,842.22)
6.	Labor cost
a)	Wages and salaries		(485,326.13)	(415,207.65)
b)	Social insurance and pension cost		(93,433.12)	(77,939.04)
			(578,759.25)	(493,146.69)
7.	Depreciation and write-down on intangible assets of fixed assets and tangible assets as well as activated expenditure for start-up and business expansion expenses		(54,201.14)	(59,566.02)
8.	Other operating expenses
a.	Ordinary operating expenses
	Occupancy Costs		(78,646.90)	(52,729.96)
	Insurance, contributions, dues		(30,201.80)	(22,429.92)
	Repairs and maintenance		(121,513.14)	(107,610.93)
	Advertising and travel expenses		(74,822.07)	(17,590.03)
	Distribution costs		(28,986.11)	(71,249.31)
	Various operating costs		(522,867.85)	(314,958.28)
b)	Losses from depreciation or from divestiture of items of current assets and transfers to depreciation of receivables		0.00	(13,743.81)
c)	Other expenditure in respect of ordinary activities		(29,170.52)	(0.05)
			(886,208.39)	(600,312.29)
9.	Other interest and similar income		973.98	1,328.08
10.	Interest and similar expenditure		(7,444.22)	(692.11)
	— of which to affiliated companies		4,454.43	0.00

11.	Result of ordinary activities		(326,582.48)	351,740.95
12.	Extraordinary revenues		23,563.00	0.00
13.	Extraordinary result		23,563.00	0.00
14.	Tax from income and from revenue		79,725.58	(129,543.13)

15.	Annual deficit		(223,293.90)	222,197.82

TagStar Systems GmbH, Sauerlach

Appendix to Annual Statement of Account for the year ended December 31, 2008

I.  GENERAL STATEMENTS

1.  Annual Accounts

The Annual Statement of Account was produced on the basis of current legal standards. There has been no change in form or layout with regard to the statement of the previous year.

2.  Methods of balancing and valuation

Valuations of the business year’s opening balance sheet agree with those of the previous business year’s closing balance sheet.

Methods of balancing and valuation comply with the standards of balancing and assessment of the Code of Commerce (HGB) and have been aligned throughout with the regulations relative to income tax.

An assumption in the valuation was that the company activity will continue. There is no conflict in this regard with real and legal conditions.

Items of fixed assets were balanced at purchasing or manufacturing costs. Increases were depreciated in linear fashion according to ascertained service life based on tax principles. Depreciations on old inventory continue to be made. In the year of addition, moveable items of fixed assets up to a value of €150.00 per individual case were written off in the full amount according to § 6 para 2 income tax law. For capital assets whose value in individual cases exceeds €150.00 but not €1,000.00 a compound item has been formed according to § 6 para 2a income tax law which has been dissolved with one fifth, thus decreasing the profit.

Valuation of finished products and goods or raw materials and supplies, respectively, was made at purchasing costs, as indicated by the client. While taking the necessary fixed costs into account, all work in progress was stated on the balance sheet, according to information provided by the society, with production costs according to § 255 para 2 sentence 2 Commercial Code. The principle at the lower of cost or market was allowed for.

Possible non-payment risks among receivables from deliveries and services have been allowed for by making commensurate specific provisions.

Provisions of an appropriate amount were made for warranty risks, taking the level of turnover, fraught with risk, into account.

Liabilities were stated on the balance sheet in the amount to be repaid, all of them with a remaining period of up to one year.

Liabilities towards shareholders stood at €200,000.00.

3.  Other Statements

The company was founded per notarial contract dtd. April 9, 2003. The company’s entry in the companies’ register at the Munich local court took place on October 10, 2003, recorded under Department B no. 149483.

The articles were amended per notarial contract dtd. October 17, 2003. Ever since the company has signed with TagStar Systems GmbH, the company’s headquarters were in Dietramszell. On October 25, 2007 the Company General Meeting decided to relocate the headquarters to Sauerlach, in the administrative district of Munich.

The company’s business year is the calendar year.

The corporate purpose is the development and production of microelectronic components and pertaining software as well as trading with such products, including the provision of product related services.

During the past business year Mr Michael Kober, certified engineer, administered the business on his own. He is exempt from restrictions to undertake legal business with himself or as a representative of third parties.

No advance payments or loans were granted to board members.

TAGSTAR GMBH, SAUERLACH, GERMANY

ADDITIONAL NOTE TO THE FINANCIAL STATEMENTS

These financial statements have been prepared in accordance with Secs. 242 et seq. and Secs. 264 et seq. HGB [“Handelsgesetzbuch”: German Commercial Code] as well as in accordance with the relevant provisions of the GmbHG [“Gesetz betreffend die Gesellschaften mit beschränkter Haftung”: German Limited Liability Companies Act] and the Company’s articles of incorporation and bylaws. The Company is subject to the requirements for small corporations, , as defined by the German Commercial Code.

The following is a narrative summary of material differences regarding the form, content and accounting principles that exist between the applied accounting principles generally accepted in Germany (German GAAP) and US GAAP.

The income statement under German GAAP has been prepared using the type-of-expenditure format. Income and expense items are disclosed according to their type, irrespective of where they are incurred, and include the complete period expenses instead of cost of sales.

Assets on the balance sheet are shown according to increasing liquidity, i.e. highly liquid assets are shown on the bottom of the balance sheet whereas fixed assets are shown on top of the balance sheet. The same rational applies to liabilities and equity side of the balance sheet.

Under German GAAP the Company is not obliged to present cash flow statements or equity reconciliation statements. Also, the Company is only obliged to report limited disclosures in the notes to financial statements. Compared to requirements under US GAAP, information in the German GAAP notes to financial statements are far less detailed.

The following is a narrative summary of material accounting differences between German GAAP and US GAAP:

•	Intangible Assets: Under German GAAP it is not allowed to capitalize own development expenses. US GAAP allows to capitalize own development expenses if certain criteria are met. Therefore, under US GAAP intangible assets from capitalized development expenses are higher than under German GAAP.

•	Leasing: Under German GAAP the accounting for leases closely follows tax regulations. A capital lease or a moveable asset is assumed if the basic lease term is less than 40% or more than 90% of the asset’s useful life, or if bargain purchase or prolongation options have been agreed. The US GAAP rules are more detailed. In some cases leases are accounted for as capital lease under US GAAP that would qualify as operating leases under German GAAP.

•	Deferred Taxation: The concept followed under German GAAP is the timing concept and the deferral method accordingly deferred taxes are recorded only for timing differences between taxable income and income in the commercial accounts. Under US GAAP deferred tax liabilities and assets are recorded on the basis of the liability method for the tax effects of almost all differences between the tax and accounting basis of assets and liabilities.

Bluehill ID AG

Interim consolidated statement of financial positions
as of June 30, 2009

	June 30, 2009	December 31, 2008
	EUR	EUR
	(Unaudited)

Assets
Non-current assets
Property, plant and equipment	2,754,779	1,577,136
Intangible assets	8,462,092	7,083,142
Non-current investments in listed equity instruments and loans	4,825,539	3,405,472
Deferred tax assets	147,576	98,061
	16,189,987	12,163,810
Current assets
Inventories	1,344,057	1,481,463
Trade and other receivables	2,790,671	2,829,321
Cash and short-term deposits	3,200,194	7,725,298
Accrued assets	272,943	71,038
	7,607,865	12,107,120

Total assets	23,797,852	24,270,931

Equity and liabilities
Equity attributable to equity holders of the parent
Issued Capital	17,119,353	16,418,986
Deduction for own shares	(994,117)	0
Share premium	4,920,378	1,521,645
Currency translation reserve	102,291	(111,353)
Accumulated losses	(5,605,606)	(182,758)
	15,542,298	17,646,520
Equity attributable to minority interest
Minority interest	(10,239)	(10,239)
	(10,239)	(10,239)
Total equity	15,532,059	17,636,281
Non-current liabilities
Obligations under finance lease contracts	895,105	1,112,923
Provisions due to pensions	181,807	0
Other liabilities	174,663	0
Deferred tax liability	695,336	224,084
	1,946,911	1,337,007
Current liabilities
Trade and other payables	1,895,090	2,234,848
Interest-bearing loans and borrowings	854,388	699,172
Liabilities from outstanding payments due to acquisitions	1,181,501	1,376,150
Liabilities due to termination agreement	524,432	0
Accrued liabilities	1,057,002	658,405
Provisions	806,469	263,295
Current tax payables	0	65,773
	6,318,882	5,297,642
Total liabilities	8,265,793	6,634,650

Total equity and liabilities	23,797,852	24,270,931

Bluehill ID AG

Interim consolidated statement of comprehensive income
for the six months ended June 30, 2009

		January 1
	January 1	to June 30,
	to June 30,	2008
(unaudited)	2009	(Restated)
	EUR	EUR
	(Unaudited)

Profit for the period	(5,422,849)	(354,490)
Exchange differences on translation for foreign Operations	213,644	0

	(5,209,205)	(354,490)
Expenses from issuing new shares directly recognized in equity	(13846)	(68541)
Income Tax	0	0
Total comprehensive income for the period, net of tax	(5,223,051)	(423,031)
Attributable to:
Equity holders of Bluehill ID AG	(5,217,942)	(423,031)
Minority interests	(5,110)	0

	(5,223,051)	(423,031)

Bluehill ID AG

Interim consolidated statement of changes in equity
for the six months ended June 30, 2009

			Currency		Deduction	Equity Attributable
	Issued	Share	Translation	Accumulated	for Own	to Shareholders of	Minority	Total
	Capital	Premium	Reserve	Losses	Shares	Bluehill ID AG	Interests	Equity
	EUR	EUR	EUR	EUR	EUR	EUR	EUR	EUR
	(Unaudited)

Balance at January 1, 2008	6,362,755	272,393		(653,322)		5,981,826	—	5,981,826
Net profit of the period		—		(354,490)	—	(354,490)		(354,490)
Expenses recognized directly in equity	—	(112,951)		—		(112,951)		(112,951)
Total income(+)/loss(−) for period		(112,951)	—	(354,490)	—	(467,441)	—	(467,441)
Issue of new shares	7,121,003			—	—	7,121,003	—	7,121,003
Share-based payment	—	200,646		—		200,646		200,646
Balance at June 30, 2008	13,483,758	360,088	—	(1,007,812)	—	12,836,034	—	12,836,034
Balance at January 1, 2009	16,418,986	1,521,645	(111,353)	(182,757)	—	17,646,521	(10,239)	17,636,282
Currency translation adjustments	—		213,644	—	—		—	213,644
Net profit of the period				(5,417,739)	—	(5,417,739)	(5,110)	(5,422,849)
Expenses recognized directly in equity	—	(13,846)		—		(13,846)		(13,846)
Total income(+)/loss(−) for period		(13,846)	213,644	(5,417,739)	—	(5,217,941)	(5,110)	(5,223,051)
Issue of new shares	700,367	135,986		—	—	836,353	—	836,353
			2,753,268			2,753,268		2,753,268
Own shares					(994,117)	(994,117)		(994,117)
Changes in other reserves		(51,804)				(51,804)		(51,804)
Share-based payment	—	575,129		—		575,129		575,129
Balance at June 30, 2009	17,119,353	4,920,378	102,291	(5,600,496)	(994,117)	15,547,408	(15,349)	15,532,059

Bluehill ID AG

Interim consolidated cash flow statement
for the six months ended June 30, 2009

	January 1 to	January 1 to
	June 30, 2009	June 30, 2008
	EUR	EUR
	(Unaudited)

Operating activities Profit(+)/Loss(−) after tax	(5,422,849)	(198,254)
Adjustment to reconcile profit after tax to net cash flows from operating activities
Non-cash
Depreciation and impairment of property, plant and equipment	329,411	0
Appreciation of property, plant and equipment	(132,751)	0
Excess of acquirer’s interest in the fair value of net asset	(466,602)	0
Finance income	(197,376)	(317,401)
Finance cost	320,361	233,730
Increase(−)/Decrease(+) in deferred tax assets	(49,515)	0
Increase(+)/Decrease(−) in deferred tax liabilities	471,252	0
Share-based payments expense(+)	575,129	0
Increase(−)/Decrease(+) in Inventories	(37,582)	0
Increase(−)/Decrease(+) in trade and other receivables	38,651	0
Expenses from termination agreement	3,277,700	0
Non cash administrative expenses	27,636	0
Increase(+)/Decrease(−) in trade and other payables	(339,758)	(1,609,705)
Increase(+)/Decrease(−) of interest bearing loans	155,216	0
Increase(+)/Decrease(−) of liabilities due to outstanding payments for acquisitions	(112,472)	0
Increase(+)/Decrease(−) of deferred revenues	398,597	0
Increase(+)/Decrease(−) of provisions	381,117	0
Increase(+)/Decrease(−) current tax payables	(65,773	0
Increase(+)/Decrease(−) of pensions	(181,807)	0
Increase(+)/Decrease(−) other liabilities	174,663	0
Increase(+)/Decrease(−) liabilities due to Termination Agreement	524,432	0
Increase(+)/Decrease(−) accrued assets	(26,918)	120,736
Net cash flows from operating activities	(359,238)	(1,770,895)

Investing activities
Purchase of property, plant and equipment	(1,177,643)	0
Purchase of Intangibles	(2,175,436)	0
Purchase of financial instruments*	(1,420,067)	(4,193,082)
Net cash flow used in investing activities	(4,773,146)	(4,193,082)

Financing activities
Transaction costs of issues of shares	0	(44,411)
Proceeds from issuing of new shares	825,099	7,121,003
Repayment of borrowings	0	(3,054,989)
Obligations under finance lease contracts	(217,818)	0
Net cash flow provided by financing activities	607,281	4,021,604
Net increase in cash and cash equivalents	(4,525,103)	(1,942,373)
Net foreign exchange difference	5,327	0
Cash and cash equivalents at January 1	7,725,297	6,433,239

Cash and cash equivalents at June 30	3,200,194	4,490,866

*	The purchases of financial instruments includes cash, which was paid for equity instruments that are not subsidiaries.

Bluehill ID AG

Interim consolidated income statement
for the six months ended June 30, 2009

	January 1 to	January 1 to
(unaudited)	June 30, 2009	June 30, 2008
	EUR	EUR
	(Unaudited)

Operations
Sale of goods	6,836,543	0
Revenues from Rental and Services	180,670	0
Revenue	7,017,212	0
Cost of sales	(3,979,785)	0
Gross profit	3,037,428	0
Other income	175,800	0
Reversal of impairment	132,751	0
Excess of acquirer’s interest in the fair value of net assets	466,602	0
Administrative expenses	(1,814,002)	(558,201)
Expenses due to share based payments	(575,129)	0
Expenses from termination agreement	(3,277,700)	0
Depreciation and amortization	(329,411)	0
Salaries, wages and social expenses	(2,321,320)	0
Distribution costs	(584,916)	0
Other expenses	(83,777)	(3,153)
Operating profit	(5,173,675)	(561,354)
Finance costs	(320,259)	(243,679)
Finance income	197,376	450,543
Profit(+)/Loss(−) before tax (EBT)	(5,296,558)	(354,490)
Income tax expense	(126,292)	0
Profit(+)/Loss(−) for the year	(5,422,849)	(354,490)
Attributable to:
Equity holders of Bluehill ID AG	(5,417,740)	(354,490)
therefore attributable to minority interests	(5,110)	0
Earnings per share
Basic earnings per share	(0,202)	(0,025)
Diluted earnings per share	(0,202)	(0,025)
Weighted average number of shares outstanding during the period (undiluted)	26,801,700	13,908,056
Weighted average number of shares outstanding during the period (diluted)	26,801,700	13,908,056

Bluehill ID AG Group

Notes to Consolidated Interim Financial Statements

1.	Corporate information

Bluehill ID AG is a limited company, incorporated and domiciled in Switzerland whose shares are publicly traded at the Frankfurt Stock exchange. The registered office is located at Dufourstr. 121, St. Gallen, Switzerland. The previous corresponding period contains the period from January 1, 2008 to June 30, 2008.

Bluehill ID companies design, manufacture and sell Radio Frequency Identification (RFID) products and components and other electronic components, and supply cards such as loyalty cards. Such products and components include RFID inlays sold to converters for use in ticketing and label manufacture, RFID and NFC readers sold to customers that have applications requiring the reading of RFID cards and documents, and the supply of customer loyalty cards. Products such as RFID and NFC readers incorporate software and firmware, developed by Group companies, and such software and firmware form an integral part of the reader.

Bluehill ID is focused on building the world’s leading group in identification (ID) technology. The company is dedicated to growing the overall ID market and to accelerating the acceptance of innovative technologies across multiple market sectors.

2.1 Basis of preparation

The unaudited interim condensed consolidated financial statements for the six month ended June 30, 2009 have been prepared in accordance with IAS 34 Interim Financial Reporting.

The unaudited interim condensed consolidated financial statements do not include all the information and disclosures required in the annual financial statements, and should be read in conjunction with Bluehill ID’s annual financial statements as at December 31, 2008.

The unaudited consolidated financial statements have been prepared on a historical cost basis, except for financial instruments at fair value through profit or loss, that have been measured at fair value. The consolidated financial statements are presented in euros and all values are rounded except when otherwise indicated.

Statement of compliance

The unaudited consolidated financial statements of Bluehill ID have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).

Basis of interim condensed consolidation

The unaudited interim consolidated financial statements comprise the financial statements of Bluehill ID AG and its subsidiaries as at June 30, 2009. Subsidiaries are fully consolidated from the date of acquisition, being the date on which Bluehill ID obtains control, and continue to be consolidated until the date that such control ceases. The financial statements of the subsidiaries are prepared for the same reporting period as the parent company, using consistent accounting policies.

All intra-group balances, income and expenses and unrealized gains and losses resulting from intra-group transactions are eliminated in full.

2.2 Changes in accounting policy and disclosures

The accounting policies adopted in the preparation of the unaudited interim condensed consolidated financial statements are consistent with those followed in the preparation of Bluehill ID’s annual financial statements for the

Bluehill ID AG Group

Notes to Consolidated Interim Financial Statements — (Continued)

year ended December 31, 2008, except for the adoption of new Standards and Interpretations as of January 1, 2009, noted below:

IFRS 2 Share-based Payment — Vesting Conditions and Cancellations

The Standard has been amended to clarify the definition of vesting conditions and to prescribe the accounting treatment of an award that is effectively cancelled because a non-vesting condition is not satisfied. The adoption of this amendment did not have any impact on the financial position or performance of Bluehill ID.

IFRS 7 Financial Instruments: Disclosures

The amended standard requires additional disclosure about fair value measurement and liquidity risk. Fair value measurements are to be disclosed by source of inputs using a three level hierarchy for each class of financial instrument.

IFRS 8 Operating Segments

This standard requires disclosure of information about Bluehill ID’s operating segments and replaces the requirement to determine primary (business) and secondary (geographical) reporting segments of Bluehill ID. Adoption of this Standard did not have any effect on the financial position or performance of Bluehill ID.

IAS 1 Revised Presentation of Financial Statements

The revised Standard separates owner and non-owner changes in equity. The statement of changes in equity includes only details of transactions with owners, with non-owner changes in equity presented as a single line. In addition, the Standard introduces the statement of comprehensive income: it presents all items of recognized income and expense, either in one single statement, or in two linked statements. Bluehill ID AG has elected to present two statements.

IAS 23 Borrowing Costs (Revised)

The standard has been revised to require capitalization of borrowing costs on qualifying assets and Bluehill ID has amended its accounting policy accordingly. In accordance with the transitional requirements of the Standard this has been adopted as a prospective change. Therefore, borrowing costs have been capitalized on qualifying assets with a commencement date on or after January 1, 2009. No changes have been made for borrowing costs incurred prior to this date that have been expensed.

IAS 32 Financial Instruments: Presentation and IAS 1 Puttable Financial Instruments and Obligations Arising on Liquidation

The standards have been amended to allow a limited scope exception for puttable financial instruments to be classified as equity if they fulfill a number of specified criteria. The adoption of these amendments did not have any impact on the financial position or performance of Bluehill ID.

Improvements to IFRSs

In May 2008 the Board issued its first omnibus of amendments to its standards, primarily with a view to removing inconsistencies and clarifying wording. There are separate transitional provisions for each standard. The adoption of the following amendments resulted in changes to accounting policies but did not have any impact on the financial positions or performance of Bluehill ID AG.

Bluehill ID AG Group

Notes to Consolidated Interim Financial Statements — (Continued)

IAS 1 Presentation of Financial Statements

Assets and liabilities classified as held for trading in accordance with IAS 39 Financial Instruments: Recognition and Measurement are not automatically classified as current in the statement of financial position. Bluehill ID amended its accounting policy accordingly and analysed whether Management’s expectation of the period of realization of financial assets and liabilities differed from the classification of the instrument. This did not result in any re-classification of financial instruments between current and non-current in the statement of financial position.

IAS 16 Property, Plant and Equipment

Replace the term “net selling price” with “fair value less costs to sell”. Bluehill ID amended its accounting policy accordingly, which did not result in any change in the financial position.

IAS 23 Borrowing Costs

The definition of borrowing costs is revised to consolidate the two types of items that are considered components of ‘borrowing costs’ into one — the interest expense calculated using the effective interest rate method calculated in accordance with IAS 39. Bluehill ID has amended its accounting policy accordingly which did not result in any change in its financial position.

IAS 38 Intangible Assets

Expenditure on advertising and promotional activities is recognized as an expense when Bluehill ID either has the right to access the goods or has received the service. This amendment has no impact on Bluehill ID because it does not enter into such promotional activities.

The amendments to the following standards below did not have any impact on the accounting policies, financial position or performance of Bluehill ID:

•	IFRS 5 Non-current Assets Held for Sale and Discontinued Operations

•	IAS 8 Accounting Policies, Change in Accounting Estimates and Error

•	IAS 10 Events after the Reporting Period

•	IAS 16 Property, Plant and Equipment

•	IAS 18 Revenue

•	IAS 19 Employee Benefits

•	IAS 20 Accounting for Government Grants and Disclosures of Government Assistance

•	IAS 27 Consolidated and Separate Financial Statements

•	IAS 28 Investment in Associates

•	IAS 31 Interest in Joint ventures

•	IAS 34 Interim Financial Reporting

•	IAS 36 Impairment of Assets

•	IAS 39 Financial Instruments: Recognition and Measurement

•	IFRIC 9 Reassessment of Embedded Derivatives and IAS 39 Financial Instruments: Recognition and Measurement

Bluehill ID AG Group

Notes to Consolidated Interim Financial Statements — (Continued)

•	IFRIC 16 Hedges of a Net Investment in a Foreign Operation

2.3 Summary of significant adjustments in accounting policies

Intangible assets

The treatment of intangible assets within the Bluehill ID Group is already contained in the consolidated financial statement for the year ended December 31, 2008. The management sees a need to give further explanations for intangible assets that were obtained by acquisition of companies, especially customer lists as well as trademarks and brands.

Customer lists

Customer lists occurred from the acquisition of subsidiaries. The evaluation of such customer lists is an estimation. Bluehill ID estimates a useful live of five to ten years. Due to the characteristics of the customer lists the management has used the diminishing balance method. The change of the amortization method has no impact on Bluehill ID’s financial result 2008.

Trademarks and brands

Trademarks and brands occurred from the acquisition of subsidiaries. The evaluation of such Trademarks and brands is an estimation. For trademarks and brands that are planned to be continued and that are calculated within the purchase price allocation there is no regular amortization. The value of trademarks and brands will be tested for impairment annually. Tax amortization benefits are recognized in the calculation by assuming a theoretical annual amortization of 20%. For trademarks and brands that are not planned to be continued the management will capitalize the trademark/brand as it is mentioned above but the intangible asset will be amortized over five years.

For both customer list and trademarks the assumed discount rates are based on the risk-free interest rate of the respective region plus a risk adjustment that is specific to the subsidiary. The assumed growth rate assumptions are based on forecasts for long-term inflation with reference to published industry and economic research. Furthermore, Bluehill ID has used information from market provider to acquire relevant information such as Royalty rates for trademarks.

3.	Business combinations and acquisition of minority interests

Acquisitions in 2008/2009

The purchase price allocations shown in the annual report as of year-end 2008 were provisional. In accordance with IFRS 3.45 Bluehill ID AG hereby gives the completed purchase price allocations for the acquisitions in 2008.

Bluehill ID AG Group

Notes to Consolidated Interim Financial Statements — (Continued)

Acquisitions in 2008

The following table presents the final and the provisional values of the purchase price allocation for the acquisitions in 2008. The differences mainly come from customer lists and trademarks and brands revalued in the process of purchase price allocation.

	Finalized Values	Provisional Values
Cost	in EUR	in EUR
	(Unaudited)

Cash	2,009,525	2,009,589
Fair value of shares issued	4,129,977	4,789,955
Costs associated with the acquisition	192,439	282,524
Total	6,331,941	7,082,068
Cash outflow on acquisition
Net cash acquired with the subsidiary	650,561	767,812
Cash paid	(2,201,964)	(2,144,214)
Net cash outflow	(1,551,403)	(1,376,402)

	Finalised Fair	Provisional Fair
	Value Recognized	Value Recognized
	on Acquisition in	on Acquisition in
	EUR	EUR
	(Unaudited)

Intangible assets	170,144	247,075
Customer list	746,688	859,055
Trademarks and brands	188,284	0
Property, plants and equipment	1,665,488	1,665,488
Financial instruments	2,500	685,066
Deferred tax assets	103,241	16,849
Inventories	1,588,050	1,499,383
Trade receivables	2,643,197	1,987,818
Other assets	365,729	97,798
Cash and cash equivalents	681,628	767,812
Total assets	8,154,922	7,826,344
Provisions	520,065	531,761
Trade payables and liabilities	6,276,139	5,372,667
Deferred tax liabilities	303,687	222,506
Total liabilities	7,099,890	6,126,934
Net asset	1,055,031	1,699,410
Minority interests	1,315	10,239
Total net assets acquired	1,055,031	1,709,649
Goodwill arising on acquisition	6,074,682	6,072,098
Excess of acquirer’s interest in the fair value of net assets	(796,457)	(699,679)
Total consideration	6,331,941	7,082,068

Bluehill ID AG Group

Notes to Consolidated Interim Financial Statements — (Continued)

Acquisitions in 2009

Fastcards Pty Limited

On January 31, 2009 the shares of Fastcards Pty Ltd have been acquired and are held directly by Bluehill ID AG. Fastcards is an identification technology company focusing on personalization, programming and issuance of ID credentials based in Brisbane, Australia. Fastcards offers a range of services from online express ID cards delivery to customized ID management solutions. The products focus on secure credential management for corporations, governments and events.

Syscan ID (former 4446691 Canada Inc.)

In January 2009, Bluehill ID completed a number of transactions that led to the acquisition of the assets of the former Syscan International. The assets in Montreal, Quebec were acquired into a newly created wholly owned subsidiary named Syscan ID. Syscan ID is a unique animal ID and supply chain solution provider that delivers integrated tracking systems to improve business efficiency through Radio Frequency Identification (RFID).

Yoonison

In January 2009, Bluehill ID completed the acquisition of Yoonison B.V in the Netherlands. Yoonison specializes in identification and payment management solutions with a focus on the Dutch and German markets. The company pioneered the Mybilitytm system, offering solutions for managing identification and transport payment subsidies for disabled and elderly people in the Netherlands and has been a pioneer in promoting Near Field Communication (NFC) solutions for vending applications.

The following table presents the provisional values of the purchase price allocation for the acquisitions in 2009.

Provisional Values
Cost	in EUR
(Unaudited)

Cash	504,998
Fair value of shares issued	49,486
Costs associated with the acquisition	276,900
Earn-out	300,000
Total	1,131,384
Cash outflow on acquisition
Net cash acquired with the subsidiary	(283,735)
Cash paid	(692,851)
Net cash outflow	(976,585)

Bluehill ID AG Group

Notes to Consolidated Interim Financial Statements — (Continued)

Provisional Fair Value
Recognized on
Acquisition in EUR
(unaudited)

Intangible assets	102,494
Customer lists	854,890
Trademarks and brands	765,284
Property, plants and equipment	1,356,398
Financial instruments	0
Deferred tax assets	0
Inventories	218,795
Trade receivables	357,850
Other assets	21,931
Cash and cash equivalents	(283,735)
Total assets	3,393,906
Provisions	52,377
Trade payables and liabilities	1,907,409
Deferred tax liabilities	473,579
Total liabilities	2,433,365
Net asset	960,541
Minority interests (0)%	0
Total net assets acquired	960,541
Goodwill arising on acquisition	346,203
Excess of acquirer’s interest in the fair value of net assets	(175,360)
Total consideration	1,131,384

Goodwill is principally related to synergies and other intangible assets not qualifying for separate recognition. Such synergies result principally from production and sale of RFID components and collaborative research and development.

Due to the outcome of some earn-outs not being finalised until 2010, it is possible that the goodwill has to be adjusted in future. Earn-outs are taken into consideration when they are more likely than not.

4.	Segment information

For management purposes, the group is organized into two business units based upon their products and services:

1. ID Integration and Services, including credential personalization, fulfillment and issuance, together with ID systems management and engineering services. This segment also includes provision of online and mobile data capture systems for ePassport and other Government ID and corporate ID applications. The segment consists of:

•	Fastcards

•	Multicard AG

•	Multicard GmbH

•	Yoonison

Bluehill ID AG Group

Notes to Consolidated Interim Financial Statements — (Continued)

2. RFID Technology Products including the design, development and sales of RFID inlays. Also included in this segment is the design, development and sales of RFID readers for a wide range of applications including physical and logical access, ticketing, payment government ID and industrial applications. Following investments belong to this segment:

•	ACiG AG

•	ACiG Technology Ltda.

•	Arygon AG

•	Bluehill Microtech GmbH

•	Scolis Ltd.

•	Syscan

•	Tagstar GmbH

No operating segments have been aggregated to form the above segments. Management monitors the operating results of the business units separately for the purpose of making decisions about resources and performance assessment. Segment performance is evaluated on profit before tax. Bluehill ID’s administrative costs are managed on a group level and are not allocated to the operating segments.

Transfer pricing between operating segments are on an arm’s-length basis in a manner similar to transactions with third parties.

Operating Segments

The following table presents revenue and profit information regarding Bluehill ID’s operating segments for the six months ended June 30, 2009. Bluehill ID has initially divided the business in segments. For that reason comparatives are not available.

		RFID
	ID Integration	Technology	Adjustments and
Six Months Ended June 30, 2009	and Services	Products	Eliminations	Total
	€	€	€	€
	(Unaudited)

Revenue	3,415,927	3,789,448	(188,163)	7,017,212
Cost of Goods Sold	(1,516,828)	(2,484,112)	21,155	(3,979,785)

Gross Profit on Sales	1,899,099	1,305,337	(167,008)	3,037,427

Overheads incl. prod. & labor cost	(1,718,064)	(1,606,675)		(3,324,740)

Results Segment profit before tax	181,035	(301,339)		(287,312)

The following table presents segment assets of Bluehill ID’s operating segments as at June 30, 2009:

RFID
	ID Integration	Technology	Adjustments and
	and Services	Products	Eliminations	Total
		€	€	€
(Unaudited)

Segment assets At June 30, 2009	3,548,501	5,814,838	(452,335)	8,911,004

Bluehill ID AG Group

Notes to Consolidated Interim Financial Statements — (Continued)

4.	Impairments

Goodwill

Goodwill is tested for impairment annually (as at December 31, when the subsidiary has been part of Bluehill ID for at least 12 months) and when circumstances indicate the carrying value may be impaired. Bluehill ID’s impairment test for goodwill and intangible assets with indefinite lives is based on value in use calculations that use a discounted cash flow model.

Bluehill ID considers, among others, the significant decrease of revenues and cash flows, change of key personnel and external effects when reviewing for indicators of impairment.

5.	Cash and short-term deposits

	June 30,	December 31,
	2009	2008
	(Unaudited)

Cash at banks and on hand	3,200,194	7,725,298

Total	3,200,194	7,725,298

Cash at banks earn interest at floating rates based on daily bank deposit rates.

6.	Issued capital and reserves

Authorized shares

	June 30,	December 31,
	2009	2008
	(Unaudited)

Ordinary share of CHF 1 each	27,765,797	26,712,297

Total	27,765,797	26,712,297

As of June 30, 2009, the authorized share capital was increased by € 700,367 by issuing 1,053,500 ordinary shares of CHF 1 each.

Ordinary shares issued and fully paid

	Number of
	Share	€
	(Unaudited)

At December 31, 2008	26,712,297	16,418,986
Issued on February 6, 2009	1,053,500	700,367
As June 30, 2009	27,765,797	17,119,353

Bluehill ID AG Group

Notes to Consolidated Interim Financial Statements — (Continued)

Share Premium

2008
(Unaudited)

At December 31, 2007	272,393
Expenses recognized directly in equity	(517,002)
Deferred taxes on expenses recognized directly in equity	33,806
Issue of new shares	1,281,458
Issued on July 9, 2008	952,165
Issued on December 17, 2008	329,293
Share-based payment	450,990
At December 31, 2008	1,521,645

2009
(Unaudited)
Expenses recognized directly in equity	(13,846)
Deferred taxes on expenses recognized directly in equity	0
Issue of new shares on February 6, 2009	700,367
Own shares	(766,039)
Adjustment for own shares	11,202
Share-based payment	575,129
At June 30, 2009	2,028,458

Reserve for own shares

	June 30,	December 31,
	2009	2008
	(Unaudited)

At January 1	0	0
Own shares	766,039	0
Adjustment for own shares	(11,202)	0
At December 31	754,837	0

Retained earnings and profit of the period

	June 30,	December 31,
	2009	2008
	(Unaudited)

At January 1	(182,758)	(653,322)
Profit/loss of the period	(5,422,849)	470,564
At the end of the respective period	(5,605,606)	(182,758)

Bluehill ID AG Group

Notes to Consolidated Interim Financial Statements — (Continued)

7.	Related party disclosures

The following table provides the total amount of transactions that have been entered into with related parties for the relevant financial year (for information regarding outstanding balances at June 30, 2009 and December 31, 2008):

		Amounts	Amounts
		Owed by	Owed to
		Related	Related
		Parties	Parties
		(Unaudited)

Entity with significant influence over Bluehill ID:
Mountain Partners AG	June 30, 2009	0	269,481
	December 31, 2008	0	699,172

Loans from/to related party		Interest received (paid )	Amounts owed by (to) related parties
Bluehill Capital Management AG	June 30, 2009	15,549	(156,244)
	December 31, 2008	24,192	382,547
Mountain Partners AG	June 30, 2009
	December 31, 2008	9,736	0
Share-based payments to related party
Bluehill Capital Management AG	June 30, 2009		575,129
	June 30, 2008		450,990
Service fees to related party
Bluehill Capital Management AG	June 30, 2009		0
	June 30, 2008		683,696

Entity with significant influence over Bluehill ID

Mountain Partners AG
Mountain Partners AG owns 30.3% (December 31, 2008: 25.3%) of the ordinary shares in Bluehill ID AG.

Terms and conditions of transactions with related parties

Outstanding balances at the year-end are unsecured, interest fee and settlement occurs in cash with the exception of the termination agreement with Bluehill Capital Management where part of the settlement occurred in cash and part in Bluehill ID shares. There have been no guarantees provided or received for any related party receivables or payables. As of June 30, 2009, Bluehill ID has not recorded any impairment of receivables relating to amounts owed by related parties (2008: € 0). This assessment is undertaken each financial year through examining the financial position of the related party and the market in which the related party operates.

8.	Commitments and contingencies

Letter of Intent for the Purchase of Production Machine

On the 28th September 2009, Tagstar Systems GmbH issues a letter of intent to Datacon Technology GmbH relating to the proposed purchase of a Datacon 8800 FC Smart Line machine. The machine is expected for delivery in December 2009. The final approval of the investment and issue of the definitive purchase order is subject to final approval of the Tagstar Systems GmbH shareholders.

Bluehill ID AG Group

Notes to Consolidated Interim Financial Statements — (Continued)

9.	Share-based payment transactions

3,914,790 call options for 3,914,790 shares of Bluehill ID AG are currently issued to service providers as compensation. 1,388,290 call options were issued in the current period (2008: 1,616,230). The strike price of all issued call options is 1 CHF per option. The period of exercising is five years — starting from the date of issue. An early exercise of the option is possible anytime (American Options). To attend its option duties (not only for the described options), Bluehill ID AG performed a conditional capital increase. The contract party did not use its options by the closing date. The average value per option is €0.32 (2008: €0.28)

Because the fair value of the received services can not be reliably determined, the fair value of the granted equity instrument is used as a reference. The options are not directly tied to the length of service so the received services are entered at full value with an according change in equity. The fair value of the granted stock options at the time of provision is determined by using a binominal model according to Cox-Ross-Rubinstein.

In addition, Bluehill ID entered into a termination of the Advisory Agreement with Bluehill Capital Management. The Termination agreement contains a delivery of 1,388,290 options of Bluehill ID to Bluehill Capital Management. The options issued due to termination agreement partly replace options that were issued in accordance with the Advisory agreement. Furthermore, the termination agreement contains an adjustment of the duration of the options issued. The duration was increased to five years from the effective date of the termination agreement. This change requires a revaluation of the options using the binomial model. The recalculation related to the issue of the options leads to expenses of €575,129.

The following table shows the history of issued options:

	Advisory	Termination
History	Agreement	Agreement

2007	1,055,000
2008	710,000
	155,000
	440,000
	166,500
	144,730 revoked
2009	105,350 revoked	1,388,290
As of June 30, 2009	3,914,790

Following parameters were used for the calculation of the value of the call options.

	June 30,
	2009	2008

Period of exercising	5 years	5 years
Volatility	55%	48.11%
Strike price per option	CHF 1	CHF 1
Value of the underlying	CHF 1	CHF 1
Risk-free interest rate	2.87%	2,745%

The total expenses of the termination agreement are CHF 5,000,000 (€3,277,700) which are partly paid in Cash CHF 800,000 (€524,432). The remainder CHF 4,200,000 (€2,753,268) has been converted into fully paid-up Bluehill ID shares after the release of these statements in September 2009 at a conversion rate of CHF 1.00 per share.

Bluehill ID AG Group

Notes to Consolidated Interim Financial Statements — (Continued)

10.	Events after the balance sheet date

Capital increase Bluehill ID AG September 2009

In September 2009, Bluehill ID AG did an ordinary capital increase. In total, 4,258,000 shares were issued at a price of 1 CHF per share. The new issued capital after the capital increase was 32,023,797 shares at a nominal value of 1 CHF each.

SCM Microsystems and Bluehill ID agree to combine in an all share transaction

Bluehill ID AG and SCM Microsystems announced they have entered into an agreement to combine their respective companies, subject to certain regulatory and shareholder approvals.

Under the agreement, SCM will make an offer to the Bluehill ID shareholders to acquire all shares of Bluehill ID. Shareholders of Bluehill ID who accept and tender their shares in the offer are expected to receive 0.52 shares of SCM’s common stock for every one share of Bluehill ID. If all of the Bluehill shareholders accept the offer and SCM acquires 100% of the outstanding Bluehill ID shares, approximately 60% of the outstanding shares of the combined company would be held by the current SCM stockholders and approximately 40% of the outstanding shares of the combined company would be held by the current Bluehill ID shareholders. Both companies are focused on access control, identity management and RFID technologies and markets. SCM currently operates under the SCM and Hirsch brands while Bluehill ID currently operates under the Multicard, TagStar, Arygon, Syscan and ACiG brands, all covering the RFID and smart card value chains.

11.	Board of Directors

Board of directors:

•	Ayman S. Ashour

•	Daniel C. Wenzel

•	Werner Vogt

•	Cornelius Boersch

The members of the board of directors do not receive compensation for their function.

SCM MICROSYSTEMS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On September 20, 2009, SCM Microsystems, Inc. (“SCM” or the “Company”) entered into a Business Combination Agreement (the “Business Combination Agreement”) with Bluehill ID AG (“Bluehill ID”), a stock corporation incorporated in Switzerland, to combine their respective companies. The Business Combination Agreement provides for, among other things, the Company to make an offer to the Bluehill ID shareholders to acquire all of the Bluehill ID shares (the “Offer”), and the issuance of shares of SCM’s common stock to Bluehill ID shareholders who accept the Offer. Shareholders of Bluehill ID who accept and tender their shares in the Offer are expected to receive 0.52 shares of SCM’s common stock for every one share of Bluehill ID. If all of the Bluehill ID shareholders accept the offer and SCM acquires 100% of the outstanding Bluehill ID shares, approximately 60% of the outstanding shares of the combined company would be held by the current SCM shareholders and approximately 40% of the outstanding shares of the combined company would be held by the current Bluehill ID shareholders. The Offer and other transactions contemplated by the Business Combination Agreement are subject to the satisfaction of several conditions, including the declaration of the Registration Statement’s effectiveness by the SEC, the filing of a prospectus which satisfies the requirements of the German Securities Prospectus Act (the “German Prospectus”) with the German Federal Financial Supervisory Authority (“BaFin”), the approval of the German Prospectus by BaFin, the approval of the SCM shareholders of the Offer and the issuance of the shares in connection with the Offer, the approval for the listing of the shares on NASDAQ, and that at least 75% of the outstanding Bluehill ID shares are tendered in accordance with the terms of the Offer.

On April 30, 2009, SCM acquired Hirsch Electronics Corporation, a California corporation (“Hirsch”), pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) entered into on December 10, 2008 between SCM, Hirsch and two wholly owned subsidiaries of SCM (formed solely for the purposes of effecting the merger). Due to the significance of the Hirsch Merger historical information from both SCM and Hirsch has been separately presented in these pro forma financial statements. Under the terms of the Merger Agreement, through a two-step merger, Hirsch became a new Delaware limited liability company and a wholly owned subsidiary of SCM (the “Merger”). The Merger was conditioned, among other things, on the Merger Agreement being approved by the shareholder of Hirsch, the stockholders of SCM approving the issuance of shares of SCM’s common stock and warrants to purchase SCM common stock in connection with the Merger, and on the shares of SCM common stock and warrants to be issued in the Merger being registered on an effective registration statement and authorized for listing on the NASDAQ. All the conditions of the Merger Agreement were satisfied or waived as of, and the Merger was completed on, April 30, 2009 (the “closing date”). Regarding any further information of the Hirsch Merger we make reference to the information disclosed in the S-4, 8-K and 10-Q filings.

This unaudited pro forma condensed combined financial data should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of both SCM’s and Bluehill ID’s and the historical financial statements and accompanying notes of Bluehill ID (contained elsewhere in this joint proxy statement/information statement and prospectus), and SCM’s historical financial statements and accompanying notes (contained elsewhere in this joint proxy statement/information statement and prospectus) and appearing in its historical periodic SEC filings including Forms 10-K and 10-Q. The financial statements of SCM have been prepared in conformity with the accounting principles generally accepted in the United States of America (US GAAP). The financial statements of Bluehill ID have been prepared in conformity IFRS and have been reconciled with US GAAP. The financial statements of Bluehill ID’s predecessor companies, which include Multicard GmbH, Multicard AG, and TagStar Systems, (collectively “the predecessors”) have been prepared on a local basis of accounting that is generally accepted in their respective country of operation. The financial statements of the predecessors have also been reconciled with US GAAP.

The unaudited pro forma condensed combined balance sheet as of June 30, 2009 reflects the acquisition and related events as if they had been consummated on June 30, 2009. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2008 and the six months ended June 30, 2009 reflect the acquisition and related events as if they had been consummated on January 1, 2008, the beginning of SCM’s 2008 fiscal year. The unaudited pro forma financial information is presented for informational purposes only and is not intended to represent or be indicative of the results of operations that would have been achieved if the acquisition had been completed as of the dates indicated, and should not be taken as representative of future consolidated results of operations or financial condition of SCM. Preparation of the unaudited pro forma financial information for all periods presented required management to make certain judgments and estimates to determine the pro forma adjustments such as purchase accounting adjustments. The pro forma financial information is presented assuming acquisition of 100% of the shares of Bluehill ID. The actual acquisition might result in acquiring a lower percentage of the shares of Bluehill ID. In addition, with respect to the unaudited pro forma condensed combined balance sheet at June 30, 2009, management estimated the fair value of Bluehill ID’s assets acquired and liabilities assumed as of June 30, 2009, based on the purchase price allocation performed as of the September 20, 2009 Business Combination Agreement signing date.

The unaudited pro forma information does not reflect cost savings, operating synergies or revenue enhancements expected to result from the acquisition or the costs to achieve these cost savings, operating synergies and revenue enhancements.

SCM MICROSYSTEMS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS
AS OF JUNE 30, 2009

		Bluehill ID		Pro Forma			Pro Forma
	SCM	(Historical)	Combined	Adjustments			Combined

ASSETS
Current assets:
Cash and cash equivalents	$5,309	$4,487	$9,796	$			$9,796
Accounts receivable, net	9,723	3,040	12,763				12,763
Inventories	7,652	1,884	9,536				9,536
Income taxes receivable	765		765				765
Other current assets	1,521	1,010	2,531				2,531

Total current assets	24,970	10,421	35,391				35,391

Investments	1,674	6,029	7,703		(2,678)	A	5,026
Property and equipment, net	1,446	3,467	4,913				4,913
Intangible assets, net	23,017	3,910	26,927				26,927
Goodwill	21,895	7,677	29,572		21,095	B	50,666
Other assets	1,211	1,243	2,454				2,454

Total assets	$74,213	$32,747	$106,960		$18,417		$125,377

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable to bank	$81	$1,198	$1,279	$			$1,279
Accounts payable	5,713	1,586	7,299				7,299
Liability to related parties	1,030		1,030				1,030
Accrued compensation and related benefits	1,285	2,937	4,222				4,222
Accrued restructuring and other charges	2,254	3,431	5,685				5,685
Accrued royalties	491		491				491
Accrued sales tax related expenses	332		332				332
Other accrued expenses	1,909	1,292	3,201		288	C	3,489
Income taxes payable	415		415				415

Total current liabilities	13,510	10,445	23,955		288		24,242

Long-term liability to related parties	8,018		8,018				8,018
Deferred tax liability	4,154	961	5,115				5,115
Long-term income taxes payable	377		377				377
Stockholders’ equity:
Common stock	26	24,001	24,027		(23,984)	D	43
Additional paid-in capital	253,754		253,754		43,526	E	297,280
Treasury stock	(2,777)	(1,394)	(4,171)		(2,678)	A	(6,849)
Accumulated deficit	(205,730)	(1,083)	(206,813)		1,083	F	(205,730)
Accumulated other comprehensive income	2,881	(182)	2,699		182	F	2,881

Total stockholders’ equity	48,154	21,342	69,496		18,129		87,625

Total liabilities and stockholders’ equity	$74,213	$32,747	$106,960		$18,417		$125,377

See accompanying notes to Unaudited Pro Forma Condensed Combined Financial Statements.

SCM MICROSYSTEMS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2008

				Predecessor
			Predecessor	Multicard	Predecessor
		Bluehill ID	Multicard AG	GmbH	Tagstar	Combined

	SCM/Hirsch
	Pro Forma						Pro Forma		Pro Forma
	Combined I	(Historical)					Adjustments		Combined II
	A	B	C	D	E	F=B+C+D+E	G		H=A+F+G

Net revenue	$52,059	$8,764	$1,373	$1,022	$2,270	$13,429	$—		$65,489
Cost of revenue	28,402	5,746	1,120	722	2,171	9,759	0		38,161

Gross profit	23,657	3,018	253	301	99	3,671	0		27,328

Operating expenses:
Research and development	7,664	265	64	0	11	340	0		8,004
Selling and marketing	16,354	745	297	258	50	1,350	0		17,704
General and administrative	9,758	4,429	138	200	268	5,036	0		14,794
Amortization of intangibles	663	15	9	1	0	25	35	G	723
							40		40
Gain on sale of assets	(1,455)	0		0	0	0	0		(1,455)

Total operating expenses	32,984	5,455	507	459	330	6,751	75		39,810

Gain (loss) from operations	(9,327)	(2,437)	(254)	(158)	(231)	(3,080)	(75)		(12,482)
Loss on equity investments	(256)	0	0	0	0	0	0		(256)
Interest income (expense)	(326)	70	(7)	(15)	(49)	(0)	0		(327)
Foreign currency gains (losses) and other income (expense), net	(2,641)	3,079		24	0	3,102	396	H	857

Gain (loss) from continuing operations before income taxes	(12,550)	712	(261)	(150)	(280)	22	321		(12,207)
Benefit (provision) for income taxes	517	5	(1)	(3)	(119)	(118)	15	I	415

Gain (loss) from continuing operations	(12,033)	717	(261)	(153)	(399)	(96)	336		(11,792)
Loss from discontinued operations, net of income taxes	(213)	0	0	0	0	0	0		(213)
Gain on sale of discontinued operations, net of income taxes	589	0	0	0	0	0	0		589

Net income (loss)	$(11,657)	$717	$(261)	$(153)	$(399)	$(96)	$336		$(11,416)

Basic and diluted loss per share from continuing operations	$(0.48)								$(0.28)

Basic and diluted income per share from discontinued operations	$0.02								$0.01

Basic and diluted net loss per share	$(0.46)								$(0.27)

Shares used to compute basic and diluted income (loss) per share	25,154						16,562		41,716

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

SCM MICROSYSTEMS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
FOR THE SIX MONTHS PERIOD ENDED JUNE 30, 2009

			Hirsch
	SCM*	Hirsch**	EMEA**	Combined

					Pro Forma		Pro Forma	Bluehill ID	Pro Forma	Pro Forma
	(Historical)				Adjustments I		Combined I	Historical	Adjustments II	Combined II

Net revenue	$16,116	$6,479	$182	$22,777	$—		$22,777	$9,288	$—	$32,065
Cost of revenue	8,431	3,743	132	12,306	0		12,408	6,783	0	19,191
					102	K			0
					0				0
Royalties to related parties		199		199	(199)	L	0	0	0	0

Gross profit	7,685	2,537	50	10,272	97		10,369	2,505	0	12,874

Operating expenses:
Research and development	2,258	1,451		3,709			3,709	470	0	4,179
Selling and marketing	5,982	2,507	82	8,571	0		8,571	1,484	0	10,055
General and administrative	4,686	934	10	5,630	0		5,630	7,939	0	13,569
Amortization of intangibles				0	230	M	230	3	0	233
Gain on sale of assets	(249)			(249)	0		(249)	0	0	(249)

Total operating expenses	12,677	4,893	92	17,662	230		17,892	9,896	0	27,788

Gain (loss) from operations	(4,992)	(2,357)	(42)	(7,390)	(133)		(7,523)	(7,391)	0	(14,914)
Interest and other income (expense), net	(504)	(44)	(12)	(560)	(290)	N	(850)	(29)	(116)	(995)

Gain (loss) from continuing operations before income taxes	(5,496)	(2,401)	(54)	(7,950)	(423)		(8,373)	(7,420)	(116)	(15,909)
Benefit (provision) for income taxes	1,741	198	0	1,939	(198)	O	1,741	(163)	0	1,578

Gain (loss) from continuing operations	(3,755)	(2,203)	(54)	(6,011)	(621)		(6,632)	(7,583)	(116)	(14,331)
Income (loss) from discontinued operations, net of income taxes	151	0	0	151	0		151	0	0	151
Gain on sale of discontinued operations, net of income taxes	74	0	0	74	0		74	0	0	74

Net income (loss)	$(3,530)	$(2,203)	$(54)	$(5,786)	$(621)		$(6,407)	$(7,583)	$(116)	$(14,106)

Basic and diluted loss per share from continuing operations	$(0.24)						$(0.26)			$0.34

Basic and diluted income per share from discontinued operations	$0.02						$0.01			$0.01

Basic and diluted net loss per share	$(0.22)						$(0.25)			$0.33

Shares used to compute basic and diluted income (loss) per share	15,744				9,391		25,154		16,562	41,716

*	including Hirsch and Hirsch EMEA starting May 1, 2009

**	for the period from January 1 to April 30, 2009

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

SCM MICROSYSTEMS, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Basis of Presentation

The unaudited pro forma condensed combined financial data was prepared using the purchase method of accounting and was based on the historical financial statements of SCM and Bluehill ID. The purchase method of accounting was based on Statement on Financial Accounting Standard or SFAS No. 141 (revised 2007), Business Combinations (“SFAS No. 141(R)”) issued by the Financial Accounting Statement Board (“FASB”) in December 2007. The provisions of SFAS No. 141(R) are to be applied prospectively to business combinations with acquisition dates on or after the beginning of an entity’s fiscal year that begins on or after December 15, 2008, with early adoption prohibited. We applied the provisions of SFAS No. 141 (R) for the purpose of our pro forma disclosures. SCM’s and Bluehill ID’s fiscal year end on December 31 of each year.

The unaudited pro forma condensed combined balance sheet as of June 30, 2009 combines the historical SCM balance sheet as of June 30, 2009 and Bluehill ID’s balance sheet as of June 30, 2009 as if the acquisition had closed on June 30, 2009. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2008 and the six months ended June 30, 2009 combine the historical SCM and Bluehill ID statements of operations for their respective twelve months ended fiscal year 2008 and six months ended fiscal year 2009 as if the acquisition had closed on January 1, 2008. The statement of operations of Bluehill ID for the twelve months ended fiscal year 2008 (which include the predecessors for the six month period from January 1, 2008 through June 30, 2008) and six months ended fiscal year 2009 have been regrouped and reclassified to match the groupings of SCM’s statement of operations and are prepared in accordance with the recognition, valuation and disclosure principles used by SCM.

Regarding any financial statements and notes included for Hirsch for the year 2008 please refer to the SCM’s 8-K/A filing and the 10-Q filing for the second quarter 2009. The results of operations of Hirsch are included in the financial statements of SCM since it was acquired. For the period prior to acquisition, January 1, 2009 to April 30, 2009, the results of operations of Hirsch are presented in the column entitled “Hirsch” and “Hirsch EMEA”. Also, pro forma adjustments that cover this period are included in the column “Pro Forma Adjustments I”.

The financial statements of Bluehill ID are prepared in accordance with IFRS. The 2008 IFRS financial statements are audited based on International Standards on Auditing whereas the 2009 financial statements are unaudited. For the purpose of these pro forma statements Bluehill ID’s financial statements have been reconciled to US GAAP. This reconciliation has not been audited. The material US GAAP differences mainly include adjustments for the valuation for leases, pensions and deferred taxes.

Also, Bluehill ID’s financial reporting is based in Euro. The income statement for 2008 has been translated to USD by applying the average USD rate for the year 2008 of 1.4788 USD/Euro. For the six months period ended June 30, 2009 an average rate of 1.3236 USD/Euro has been applied. Bluehill ID’s balance sheet has been translated by applying the exchange rate as of June 30, 2009 of 1.4020 USD/Euro. The financial statements of Multicard GmbH and TagStar are also based in Euro and have been translated to USD by applying the same exchange rates. Multicard AG’s financial reporting is based in CHF and has been translated to USD.

Shareholders of Bluehill ID who accept and tender their shares in the offer are expected to receive 0.52 shares of SCM’s common stock for every one share of Bluehill ID. If all of the Bluehill ID shareholders accept the offer and SCM acquired 100% of the outstanding Bluehill ID shares, approximately 60% of the outstanding shares of the combined company would be held by the current SCM stockholders. For the presentation of the pro forma financial statement management has considered an acceptance rate of 100%.

In 2008 and 2009, Bluehill ID completed the following acquisitions:

•	TagStar GmbH, Germany, June 30, 2008, 100% of the shares

•	Bluehill Microtech GmbH, Germany, June 30, 2008, 100% of the voting shares

•	Multicard AG and Multicard GmbH, Switzerland, June 30, 2008, 100% of the voting shares

SCM MICROSYSTEMS, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

•	ACiG Technology Ltda., Brazil, September 30, 2008, 100% of the voting shares

•	ACiG AG, Germany, December 31, 2008, 100% of the voting shares

•	Arygon AG, Germany, December 31, 2008, 91% of the voting shares

•	Scolis Ltd, India and Singapore, December 31, 2008, 100% of the voting shares

•	4446691 Canada Inc., Canada, December 31, 2008, 100% of the voting shares

In 2009 Bluehill ID has acquired the following shares:

•	Syscan ID, Canada, January 2009, 100% of the shares

•	Fastcards Pty Ltd, Australia, January 2009, 100% of the shares

•	Yoonison B.V., Netherlands, January 2009, 100% of the shares

For the purpose of presenting the pro forma statements the financial statements of TagStar GmbH, Multicard GmbH and Multicard AG are included from January 1, 2008 since these companies represent Bluehill ID’s predecessor. Accordingly, the TagStar GmbH, Multicard GmbH and Multicard AG financial information is included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2008 and the six months ended June 30, 2009 as if the purchase had been consummated on January 1, 2008. All other acquisitions by Bluehill ID as well as the predecessors are included in the financial statements from the date of acquisition.

2.	Purchase Price Allocation

On September 20, 2009, SCM entered into a Business Combination Agreement with Bluehill ID to combine their respective companies. The Business Combination Agreement provides for, among other things, the Company to make an offer to the Bluehill ID shareholders to acquire all of the Bluehill ID shares, and the issuance of shares of SCM’s common stock to Bluehill ID shareholders who accept the Offer. Shareholders of Bluehill ID who accept and tender their shares in the Offer are expected to receive 0.52 shares of SCM’s common stock for every one share of Bluehill ID.

Regarding the purchase price allocation from the Hirsch merger we make reference to SCM’s 8-K/A filing and the 10-Q filing for the second quarter 2009.

The Bluehill ID acquisition will be accounted for under the purchase method of accounting under SFAS No. 141(R), and under this method of accounting, the total purchase price for the purpose of these unaudited pro forma financial statements was approximately $43,255 thousand as of the date when the Business Combination Agreement was signed and was calculated as follows:

	Bluehill ID bearer shares	32,023,797
−	Bearer shares in Bluehill ID held in treasury	173,768
=	Bluehill ID bearer shares less treasury shares	31,850,029
*	0.52 exchange rate
=	SCM shares offered	16,562,015
*	closing price Sept. 21, 2009 of $2.50
=	Proposed offering price	$41,405,038
+	Fair value of Bluehill ID options (estimate)	$1,850,293

=	Total purchase consideration	$43,255,331

SCM MICROSYSTEMS, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

As part of the purchase consideration, stock options are also being issued by SCM in exchange for outstanding options held by certain non-employees of Bluehill and have been considered to be part of the purchase price. As the total purchase consideration is dependent on a final valuation of the Bluehill ID options and the closing price of SCM’s common stock as of the date of closing of the acquisition, the final total purchase consideration can materially differ from the value estimated for these unaudited pro forma condensed combined financial statements.

The fair value of the shares of SCM common stock to be issued was estimated using the closing price of SCM’s common stock on September 21, 2009 (the Business Combination Agreement signing date), or $2.50 per share.

The purchase consideration was allocated based on the estimated fair value of the tangible and identifiable intangible assets acquired and liabilities assumed in the acquisition. Since Bluehill ID acquired all of its subsidiaries in 2008 and 2009, SCM has preliminarily estimated that the purchase price allocations performed by Bluehill ID in preparing its financial statements and for purposes of complying with IFRS will not be materially different than its own purchase price allocation for purposes of applying SFAS No. 141(R) once the acquisition is completed. Therefore, the difference between the purchase price of $43,255 thousand and the net assets of Bluehill ID of $22,736 thousand, has been completely allocated to goodwill. The income statement as presented in the pro forma financial statements reflects the amortization of all identified intangibles as if the acquisition was consummated on January 1, 2008.

In accordance with the Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, goodwill resulting from business combinations is tested for impairment at least annually (or more frequently if certain indicators are present). In the event that management determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

3.	Pro Forma Adjustments

The accompanying unaudited pro forma condensed combined financial statements have been prepared as if the acquisition was completed on June 30, 2009 for balance sheet purposes and on January 1, 2008 for statement of operations purposes and reflect the following pro forma adjustments:

(A) Adjustment to record the 1,201,004 SCM shares held by Bluehill ID as treasury shares.

(B) Adjustment to record the goodwill resulting from the acquisition ($21,095 thousand, i.e. the difference between the purchase price of $43,255 thousand and the net assets of Bluehill ID of $22,736 thousand) as well as the fair values of the earnout agreements ($575 thousand) that relate to Bluehill’s acquisitions of TagStar GmbH, Multicard AG and Multicard GmbH and that have been concluded as 50% cash settlement and 50% settlement with Bluehill ID shares.

(C) Adjustment to record the fair value of earn out agreements. The same amount has been recorded as increase in additional paid in capital since 50% is settled in cash and 50% is settled in shares.

(D) Adjustment to record the common stock increase due to the new shares offered.

(E) Adjustment to record additional paid in capital increase due to the new shares offered.

(F) Adjustment to eliminate Bluehill’s historical accumulated deficit and accumulated other comprehensive income.

(G) Adjustment to record amortization of intangible assets for the predecessor companies for the first six months of 2008. The amortization expense relates to customer lists that have been identified in the purchase price allocation of the predecessors. The useful life of the customer lists has been estimated with 5 years.

(H) Adjustment to eliminate a write-off on SCM shares at Bluehill ID level.

SCM MICROSYSTEMS, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

(I) Adjustment to record deferred tax effects on adjustment (G).

(J) Adjustment to eliminate a write-up on SCM shares at Bluehill ID level.

(K) Adjustment to record amortization of acquisition-related intangible assets (developed technology) of Hirsch.

(L) Adjustment to reduce royalty expense due to recording of liabilities assumed related to royalties payable to related parties during purchase price accounting of Hirsch.

(M) Adjustment to record amortization of acquisition-related intangible assets (customer relationships) of Hirsch.

(N) Adjustment to record interest accretion for royalty liability payable to related parties and to decrease interest income by applying the average rate of return for the respective period to the assumed net decrease in SCM’s cash balance used to fund the acquisition of Hirsch.

(O) Adjustment to reflect tax impact from the acquisition of Hirsch for the respective period.

Annex A

Business Combination Agreement
as of 20 September 2009
between

SCM Microsystems, Inc., a corporation incorporated in Delaware, USA, 1900-B Carnegie Avenue, Santa Ana, CA 92705, USA

— “SCM” —

and

Bluehill ID AG, a stock corporation incorporated in Switzerland, Dufourstraße 121, 9001 St. Gallen, Switzerland

— “Bluehill” —

— SCM and Bluehill collectively “Parties” and each a “Party” —

Definitions

Term	Definition

Agreement	means this business combination agreement
BaFin	has the meaning as defined in section 2.1
Best Knowledge	has the meaning as defined in section 9.3
Bluehill	means Bluehill ID AG, a stock corporation incorporated in Switzerland, Dufourstraße 121, 9001 St. Gallen, Switzerland
Bluehill Auditor	means Ernst & Young AG, Zurich, Switzerland
Bluehill Board	has the meaning as defined in recital(C)
Bluehill CEO	means the chief executive officer of Bluehill
Bluehill Direct Participations	has the meaning as defined in section 9.2(h)
Bluehill ESOP	means Bluehill’s executive share option plan (ESOP) and Bluehill’s executive bonus plan in each case adopted by the Bluehill Board on 16 September 2009 on the basis of the resolutions of the annual general meeting of 25 May 2009 collectively
Bluehill Indirect Participations	has the meaning as defined in section 9.2(h)
Bluehill Recommendation	has the meaning as defined in section 7.2
Bluehill Shares	has the meaning as defined in recital(B)
Breach	has the meaning as defined in section 10.1
Business Day	means a day (other than Saturday or Sunday) on which banks are open for business in New York and Frankfurt am Main
Call Option Agreement	means the call option agreement between Bluehill and BH Capital Management AG of 8 September 2009 granting BH Capital Management AG options for 3,914,790 shares in Bluehill on the basis of the resolutions of the annual general meeting of 25 May 2009
CHF	means Swiss Francs
Closing	means the completion of the acquisition of Bluehill Shares by SCM in exchange for the Share Consideration as a result of the Offer
Closing Date	means the day on which the Closing occurs
Combination	has the meaning as defined in recital(C)
Confidentiality Agreement	means the confidentiality agreement between the Parties dated 3 July 2009
Earn Out Agreement	means a sale and purchase agreement entered into by a Party or any of its Subsidiaries under which a Party or a Subsidiary of a Party, as the case may be, is obliged to issue shares to a third party if certain conditions precedent are met
FSE	means the Frankfurt Stock Exchange in Frankfurt/Main, Germany
German Prospectus	has the meaning as defined in section 2.2(b)
Indemnification	has the meaning as defined in section 10.3

Term	Definition

Insolvency	means a state when any of the Parties or any of its Subsidiaries, as the case may be, has stopped or suspended payment of its debts, has become unable to pay its debts or otherwise become insolvent or over-indebted in any jurisdiction
Jupiter	means Jupiter Capital Services GmbH, Munich, Germany
NASDAQ	means the NASDAQ Stock Market’s National Market, New York, USA
New Shares	has the meaning as defined in recital(E)
Offer	has the meaning as defined in recital(D)
Offer Conditions	has the meaning as defined in section 6.1
Offer Document	has the meaning as defined in section 2.2(c)
Party	means Bluehill or SCM
Party Group	means a Party and its Subsidiaries, taken as a whole
Proxy Statement	has the meaning as defined in section 2.2(a)
Registration Statement	has the meaning as defined in section 2.2(a)
Relevant Persons	has the meaning as defined in section 9.3
SCM	means SCM Microsystems, Inc., a corporation incorporated in Delaware, USA, 1900-B Carnegie Avenue, Santa Ana, CA 92705, USA
SCM Board	has the meaning as defined in recital(C)
SCM CEO	means the chief executive officer of SCM
SCM Direct Participations	has the meaning as defined in section 9.1(h)
SCM Indirect Participations	has the meaning as defined in section 9.1(h)
SCM Recommendation	has the meaning as defined in section 8.2
SEC	has the meaning as defined in section 2.1
Share Consideration	has the meaning as defined in section 4.2
Share Exchange Ratio	has the meaning as defined in section 4.2
Signing Date	means the date on which this Agreement is signed by the Parties
Subsidiary	means any corporation, partnership, joint venture, limited liability company, association or unincorporated organisation which is directly or indirectly controlled by a Party or is under common control by a Party and a third party; for the purpose of this definition, the term “control” means the power to direct an entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the term “controlled” has the meaning correlative to the foregoing
Superior Offer	has the meaning as defined in section 7.4
Termination Event	has the meaning as defined in section 17.1
Transaction	means this Agreement and the transactions contemplated thereby
USD	means US Dollars

List of Exhibits

Exhibit 3.2(a)	Ad hoc publication
Exhibit 3.2(b)	Form 8-K
Exhibit 3.2(c)	Joint press release
Exhibit 9.1(g)	Securities issued by SCM
Exhibit 9.1(h)	Participations held by SCM
Exhibit 9.2(g)	Securities issued by Bluehill
Exhibit 9.2(h)	Participations held by Bluehill

Preamble

WHEREAS

(A) SCM designs, develops and sells hardware, software and system solutions for access control applications of all kinds. As of the date hereof, SCM has issued and outstanding 25,134,985 shares of common stock with a par value of USD 0.001 each. SCM’s shares are admitted for trading on the regulated market of the FSE (Prime Standard) (ISIN US7840181033, ticker symbol “SMY”) and on the NASDAQ (ticker symbol “SCMM”).

(B) Bluehill focuses its business activities on the use and development of radio frequency identification (RFID) and other automated identification and access control technologies. Bluehill serves its customers in diverse global markets spanning across the entire RFID and identification value chain. As of the date hereof, Bluehill has a registered share capital of CHF 32,023,797 and issued and outstanding 32,023,797 shares of common stock with a par value of CHF 1.00 each which are traded on the Open Market (Freiverkehr) at the FSE (ISIN CH0031958629, ticker symbol “BUQ”), 173.768 of which are held as treasury shares on the Signing Date (“Bluehill Shares”).

(C) The board of directors of SCM (“SCM Board”) and the board of directors (Verwaltungsrat) of Bluehill (“Bluehill Board”), after detailed considerations and negotiations as well as completion of a satisfactory due diligence of the respective other Party and its Subsidiaries, believe that a combination of the businesses of the Party Groups (“Combination”) is in the best interest of both Parties and their respective shareholders.

(D) The Parties have jointly considered various transaction structures to effect the Combination and have mutually agreed that the most desirable transaction structure, taking into account the interests of both Parties as well as of their respective shareholders, is a public share-for-share offer by SCM to Bluehill’s shareholders (including any amendments, e.g. prolongations of the Offer period or waivers of conditions, “Offer”).

(E) Shareholders of Bluehill who accept the Offer will transfer their Bluehill Shares to SCM as a contribution in kind in exchange for new shares in SCM (“New Shares”).

(F) SCM intends to acquire all shares in Bluehill by the Offer, but in any event at least 75% of the Bluehill Shares.

(G) Both Parties are determined to carry out the Transaction and wish to enter into this Agreement which, in particular, sets forth on the one hand Bluehill’s involvement in the Transaction and the support of the Offer by the Bluehill Board in accordance with applicable law, and on the other hand the agreement between the Parties as to the principle terms and their mutual understanding with respect to the realisation of the Transaction, the Transaction structure and the future mutual board representation in each of the Parties after the Closing.

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.	Business rationale of the Transaction

Following numerous intensive discussions which have taken place between Bluehill and SCM, both Parties have come to the conclusion and agree that it would be in their and their respective shareholders’ best interest to execute the Transaction.

2.	Implementation of the Transaction

2.1 The Transaction shall be achieved through the following main steps in the following chronological order:

Step 1 Signing of this Agreement by the Parties

Step 2 Announcement of the signing of this Agreement and the launch of the Offer in the near future

Step 3 Preparation of Offer Document, including the German Prospectus, and of Registration Statement, including the Proxy Statement for a special stockholders’ meeting of Henry in order to approve the Offer and the issuance of the New Shares

Step 4 Filing of Registration Statement, and any necessary amendments thereto, review of the Registration Statement by the Securities and Exchange Commission (“SEC”) and declaration of the Registration Statement’s effectiveness by the SEC

Step 5 Review of German Prospectus by the German Federal Financial Supervisory Authority (“BaFin”)

Step 6 Mailing of Proxy Statement to SCM’s stockholders

Step 7 Publication of Offer Document including German Prospectus

Step 8 Special stockholders’ meeting of SCM

Step 9 Closing of the Offer by exchange of Bluehill Shares against New Shares, listing of New Shares at NASDAQ and FSE and delivery of New Shares

2.2 SCM shall, subject to and in accordance with the applicable laws and the terms and conditions of this Agreement, without undue delay (unverzüglich) after the Signing Date

(a) prepare a registration statement on Form S-4 (“Registration Statement”), which contains a proxy statement in accordance with the United States Securities Exchange Act of 1934 to be distributed to SCM’s stockholders (“Proxy Statement”),

(b) prepare a prospectus which satisfies the requirements of the German Securities Prospectus Act (Wertpapierprospektgesetz) (“German Prospectus”),

(c) prepare an offer document containing the Offer, the German Prospectus as well as any additional information required and being addressed to all the shareholders of Bluehill (“Offer Document”),

(d) provide to Bluehill, but not for the benefit of third parties, in respect of the German Prospectus, the Offer Document, the Registration Statement and the Proxy Statement, a certificate signed by the SCM CEO on behalf of SCM stating that

(i) the information provided by or on behalf of SCM for inclusion therein does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements in such information, in light of the circumstances in which they are made, not misleading in any material respect,

(ii) all expressions of opinion, intention or expectation provided by or on behalf of SCM for inclusion therein are truly and honestly held and made on reasonable grounds after due consideration and enquiry, and

(iii) all matters known to SCM which should be taken into account by the SEC and/or BaFin in the course of the review of the German Prospectus and the Proxy Statement have been provided by or on behalf of SCM to the SEC and/or BaFin,

(e) file the Registration Statement with the SEC for review,

(f) file the German Prospectus with the BaFin for review,

(g) subject to the complete satisfaction of Bluehill’s covenants set forth in sections 11.5 and 11.6 of this Agreement, mail the Proxy Statement to SCM’s stockholders after the SEC has declared it effective and after the BaFin has approved the German Prospectus,

(h) subject to the complete satisfaction of Bluehill’s covenants set forth in sections 11.5 and 11.6 of this Agreement, publish the Offer Document (including the German Prospectus) after the SEC has declared the Proxy Statement effective and after the BaFin has approved the German Prospectus,

(i) hold a special stockholders’ meeting in order to have SCM’s stockholders approve the Offer and the issuance of the New Shares to those shareholders of Bluehill who accept the Offer,

(j) apply for and use commercially reasonable efforts to obtain approval for the listing of the New Shares on NASDAQ and FSE,

(k) close the Offer by exchanging the tendered Bluehill Shares against the Share Consideration, and

(l) hold a meeting of its board of directors to appoint (i) the Bluehill CEO as executive chairman of the SCM Board and (ii) two additional members of the Bluehill Board, as designated by the Bluehill CEO, as members of the SCM Board, in each case to be effective at the Closing.

2.3 Bluehill shall, subject to and in accordance with the applicable laws and the terms and conditions of this Agreement, without undue delay (unverzüglich) after the Signing Date

(a) provide such assistance and information (financial or other) relating to Bluehill and its Subsidiaries as SCM may reasonably require in order to comply with its obligations set forth in section 2.2 to prepare, file and publish the German Prospectus, the Offer Document, the Registration Statement and the Proxy Statement in accordance with the applicable laws,

(b) obtain the consent of the Bluehill Auditor to the inclusion in the Registration Statement, Proxy Statement and the German Prospectus of (i) Bluehill’s audited annual financial statements for all fiscal years since its incorporation and (ii) all financial information as described in lit. (a) above to the extent it was reviewed by the Bluehill Auditor, and

(c) provide to SCM, but not for the benefit of third parties, in respect of the German Prospectus, the Offer Document, the Registration Statement and the Proxy Statement, a certificate signed by the Bluehill CEO on behalf of Bluehill stating that

(i) the information provided by or on behalf of Bluehill for inclusion therein does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements in such information, in light of the circumstances in which they are made, not misleading in any material respect,

(ii) all expressions of opinion, intention or expectation provided by or on behalf of Bluehill for inclusion therein are truly and honestly held and made on reasonable grounds after due consideration and enquiry, and

(iii) all matters known to Bluehill which should be taken into account by the SEC and/or BaFin in the course of the review of the German Prospectus and the Proxy Statement have been provided by or on behalf of Bluehill to SCM.

2.4 Throughout the execution of the Transaction and notwithstanding sections 2.2 to 2.3, the Parties undertake vis-à-vis each other to use commercially reasonable efforts (within their respective control) to take or cause to be taken all appropriate measures, to enter into all legal transactions, to adopt all resolutions and to hold or prepare all meetings that may be required or expedient to implement the Transaction in accordance with this Agreement. In this context, the Parties shall inform each other on an ongoing basis on the status of their implementation steps and consult with each other in order to agree on the details of the required legal transactions, legal instruments (Rechtsakte), acts similar to legal transactions (rechtsgeschäftsähnIiche Handlungen) and factual actions (tatsächliche Handlungen), unless this conflicts with any applicable law or the rules of any regulatory body or results in a waiver of the attorney-client privilege. In particular, the Parties undertake to provide each other with a reasonable opportunity to review and comment upon any material legal documents with respect to each of the steps of the Transaction.

3.	Obligation to launch the Offer; publication of launch

3.1 In order to implement the Transaction and subject to and in accordance with the applicable laws and the terms and conditions of this Agreement, SCM shall launch the Offer by publishing the Offer Document in which it offers to purchase all Bluehill Shares from Bluehill’s shareholders in exchange for the Share Consideration. The Offer period shall last at least six weeks and no longer than twelve weeks. In the event of a Superior Offer, the Offer period may be extended by SCM so that it is as long as the offer period of the Superior Offer, even if this results in an Offer period longer than twelve weeks. In any event, the Offer period can be prolonged with the consent of Bluehill.

3.2 Immediately after the Signing Date,

(a) SCM and Bluehill shall publish the signing of this Agreement, their decision to execute the Transaction and SCM’s decision to launch the Offer in the near future in accordance with German applicable law and German stock exchange regulations and requirements as set forth in Exhibit 3.2 (a),

(b) SCM shall publish the signing of this Agreement, the decision of the Parties to execute the Transaction and SCM’s decision to launch the Offer in the near future in accordance with the requirements of Form 8-K used for current reports under section 13 or 15(d) of the United States Securities Exchange Act of 1934 as set forth in Exhibit 3.2 (b), and

(c) SCM and Bluehill shall publish a joint press release as set forth in Exhibit 3.2 (c).

3.3 SCM shall not be obligated to launch the Offer if a Termination Event occurs.

4.	Share Exchange Ratio; Share Consideration

4.1 The Share Exchange Ratio is based on a valuation of Bluehill and of SCM performed by the Parties. Under the assumption that all Bluehill Shares are tendered during the course of the Offer and all holders of the Bluehill Shares receive the Share Consideration, the present shareholders of SCM will post Closing hold 60% of the shares in SCM and the present holders of Bluehill Shares will post Closing hold 40% of the shares in SCM.

4.2 The shareholders of Bluehill who tender their Bluehill Shares during the course of the Offer shall receive 0.52 (in words: zero point five two) New Shares for each Bluehill Share being tendered (such share exchange ratio “Share Exchange Ratio” and such New Shares “Share Consideration”). No adjustment of such share exchange ratio shall be made.

4.3 No fractions of New Shares will be issued. The Share Consideration received by any shareholder of Bluehill will be rounded down to an integer number of New Shares. In lieu of fractional shares, shareholders of Bluehill who have tendered Bluehill Shares will receive adequate compensation.

5.	Offer Document

SCM shall draft the Offer Document in accordance with this Agreement, shall provide Bluehill with a draft of the Offer Document prior to the publication thereof and shall provide Bluehill with a reasonable opportunity to review the draft and provide comments thereon. The Parties acknowledge that SCM is free to take into account or not to take into account the comments made by Bluehill, if any.

6.	Offer Conditions

6.1 The Offer shall be subject to the following conditions precedent:

(a) at least 75% of all Bluehill Shares are tendered in accordance with the terms of the Offer by the shareholders of Bluehill,

(b) approval of the Offer and the issuance of the New Shares by the stockholders of SCM in accordance with applicable law at SCM’s special stockholders’ meeting,

(c) approval for the listing of the New Shares on NASDAQ, and

(d) absence of the occurrence of an event that has or would have a material adverse effect on either Party Group

(collectively “Offer Conditions”).

6.2 With the exception of the Offer Conditions set out in section 6.1 (b) and (c), SCM may entirely or partially waive any of the Offer Conditions at its sole discretion until the end of the working day prior to the expiry of the Offer.

6.3 The Parties agree to use their respective commercially reasonable efforts to ensure that the Offer Conditions set out in section 6.1 (a), (b) and (c) are satisfied as soon as reasonably practicable and in any event upon expiry of the Offer.

6.4 The Parties agree to use their respective commercially reasonable efforts to ensure that the approval for the listing of the New Shares on FSE is obtained as soon as reasonably practicable after Closing.

7.	Recommendation of the Offer by Bluehill

7.1 As far as legally permissible under applicable law, until the earlier of the Closing Date or the termination of this Agreement, Bluehill will not, and will procure that its Subsidiaries do not, take any actions which could prevent the success of the Transaction.

7.2 Bluehill shall, to the extent legally permissible under applicable law, (i) use all commercially reasonable efforts to solicit its shareholders to tender their Bluehill Shares to SCM, (ii) cooperate with SCM in order to ensure that the Offer is successful and (iii) authorize SCM to include in the German Prospectus, the Offer Document, the Registration Statement and the Proxy Statement and publish after the announcement of the Offer on its website, in the Swiss Official Gazette of Commerce (Schweizerisches Handelsamtsblatt), in the German Electronic Federal Gazette (Elektronischer Bundesanzeiger) a recommendation of the Offer, the wording of which shall be agreed upon by the Parties, stating that

(a) the Bluehill Board and management believe that the Transaction is in the best interest of Bluehill and its shareholders, and

(b) the Bluehill Board supports the Transaction and recommends to Bluehill’s shareholders to accept the Offer and to tender their Bluehill Shares to SCM

(“Bluehill Recommendation”).

7.3 Bluehill shall, to the extent legally permissible, confirm the Bluehill Recommendation in any subsequent public statement made until the expiry of the Offer.

7.4 In the event that a third party launches a competing tender offer for the Bluehill Shares, Bluehill shall not withdraw or qualify the Bluehill Recommendation or recommend such competing tender offer, unless the Bluehill Board, acting reasonably and in good faith, determines in reliance on outside legal counsel and independent financial advice that such competing tender offer is materially more favourable to Bluehill and its shareholders than the Offer, taking into account, without limitation, all facts and circumstances in relation to the Transaction on the one hand and all terms and conditions of the competing tender offer, including its conditionality, the likelihood of its completion and the likely timing of the transaction, on the other hand. Bluehill shall inform SCM without undue delay (un-verzüglich) if it has determined that a competing tender offer is materially more favourable to Bluehill and its shareholders than the Offer and withdraws the Bluehill Recommendation. Such materially more favourable competing tender offer is, after the determination of the Bluehill Board (referred to in the first sentence of this section 7.4) and the information of SCM by Bluehill (referred to in the second sentence of this section 7.4) referred herein as a “Superior Offer”.

7.5 Bluehill’s obligations set forth in this section are subject to

(a) the Offer having been launched in accordance with this Agreement,

(b) no Superior Offer having been launched by any third party,

(c) no circumstances existing that, in the opinion of the Bluehill Board acting in good faith, would cause the members of the Bluehill Board to violate their fiduciary duties under any applicable law by supporting and recommending the Transaction,

(d) the SCM Recommendation not being withdrawn, qualified or adversely modified, and

(e) no termination of this Agreement having occurred.

8.	Approval by SCM’s stockholders; recommendation by SCM

8.1 SCM shall convene a special stockholders’ meeting which resolves upon the approval of the Offer and the issuance of the New Shares in accordance with applicable law. Subject to its fiduciary duties under applicable law, the SCM Board shall recommend to SCM’s stockholders to approve the Offer as well as the issuance of the New Shares. SCM will use its commercially reasonable efforts to cause the stockholders’ resolution to be passed before the expiry of the Offer.

8.2 To the extent legally permissible under applicable law, SCM shall cause the Offer Document and the Proxy Statement to contain a statement by the SCM Board that it believes that the Transaction, including the issuance of the New Shares, is in the best interest of SCM and its stockholders (“SCM Recommendation”).

8.3 SCM shall, to the extent legally permissible, confirm the SCM Recommendation in any subsequent public statement made until the expiry of the Offer.

8.4 SCM’s obligations set forth in this section are subject to

(a) no Superior Offer having been launched by any third party,

(b) no circumstances existing that, in the opinion of the SCM Board acting in good faith, would cause the members of the SCM Board to violate their fiduciary duties under any applicable law by supporting and recommending the Transaction,

(c) the Bluehill Recommendation not being withdrawn, qualified or adversely modified, and

(d) no termination of this Agreement having occurred.

9.	Representations and warranties

9.1 SCM represents and warrants to Bluehill as of the Signing Date to be reaffirmed at the Closing in a certificate signed by the SCM CEO on behalf of SCM that

(a) SCM and its Subsidiaries are duly organized and validly existing under applicable law and SCM has the requisite corporate power and authority to enter into and perform this Agreement,

(b) neither SCM nor any of its Subsidiaries is in a state of Insolvency and no Insolvency, bankruptcy, receivership or liquidation proceedings have been applied for regarding SCM or any of its Subsidiaries and, to SCM’s Best Knowledge, no such proceedings have been threatened, nor do circumstances exist which would require or facilitate the initiation of such proceedings,

(c) SCM has provided Jupiter access to all information (financial or other) reasonably requested by Jupiter with respect to SCM and its Subsidiaries to prepare its fairness opinion, and, to SCM’s Best Knowledge, such information provided by or on behalf of SCM for inclusion therein does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements in such information, in light of the circumstances in which they are made, not misleading in any material respect,

(d) SCM has provided Bluehill access to all information reasonably requested by Bluehill to conduct its due diligence of SCM and its Subsidiaries, and, to SCM’s Best Knowledge, such information provided by or on behalf of SCM does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements in such information, in light of the circumstances in which they are made, not misleading in any material respect,

(e) this Agreement constitutes a binding obligation of SCM in accordance with its terms, subject to applicable bankruptcy laws and creditors rights,

(f) the execution and performance by SCM of this Agreement will not

(i) conflict with or violate its constitutional documents,

(ii) conflict with or violate any order, judgement or decree of any court or governmental agency by which SCM is bound or

(iii) except for obtaining the approval of SCM’s stockholders and any necessary regulatory approvals, require the consent of any other person,

(g) except as shown in Exhibit 9.1 (g), no shares, exchangeable or convertible securities, warrants or similar instruments have been issued by SCM or any of its Subsidiaries and are outstanding on the Signing Date, no stock or other options have been issued by SCM or any of its Subsidiaries and are outstanding on 17 September 2009, and no Earn Out Agreement, plan, agreement or arrangement to issue any shares, exchangeable or convertible securities, stock or other options, warrants or similar instruments has been adopted or entered into by SCM or its Subsidiaries on the Signing Date,

(h) Exhibit 9.1 (h) sets out all participations in Subsidiaries of SCM directly held by SCM (“SCM Direct Participations”), the percentage of the share capital of such Subsidiaries such participations represent, all participations in Subsidiaries of SCM indirectly held by SCM (“SCM Indirect Participations”) and the percentage of the share capital of such Subsidiaries such participations represent, and

(i) SCM holds sole title to the SCM Direct Participations and the SCM Direct Participations are clear and free from any encumbrances. The Subsidiaries of SCM set out in Exhibit 9.1 (h) hold sole title to the SCM Indirect Participations and the SCM Indirect Participations are clear and free from any encumbrances.

9.2 Bluehill represents and warrants to SCM as of the Signing Date to be reaffirmed at the Closing in a certificate signed by the Bluehill CEO on behalf of Bluehill that

(a) Bluehill and its Subsidiaries are duly incorporated and validly existing under applicable law and Bluehill has the requisite corporate power and authority to enter into and perform this Agreement,

(b) neither Bluehill nor any of its Subsidiaries is in a state of Insolvency and no Insolvency, bankruptcy, receivership or liquidation proceedings have been applied for regarding Bluehill or any of its Subsidiaries and, to Bluehill’s Best Knowledge, no such proceedings have been threatened, nor do circumstances exist which would require or facilitate the initiation of such proceedings,

(c) Bluehill has provided Jupiter access to all information (financial or other) reasonably requested by Jupiter with respect to Bluehill and its Subsidiaries to prepare its fairness opinion, and, to Bluehill’s Best Knowledge, such information provided by or on behalf of Bluehill for inclusion therein does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements in such information, in light of the circumstances in which they are made, not misleading in any material respect,

(d) Bluehill has provided SCM access to all information reasonably requested by SCM to conduct its due diligence of Bluehill and its Subsidiaries, and, to Bluehill’s Best Knowledge, such information provided by or on behalf of Bluehill does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements in such information, in light of the circumstances in which they are made, not misleading in any material respect,

(e) this Agreement constitutes a binding obligation of Bluehill in accordance with its terms, subject to applicable bankruptcy laws and creditors rights,

(f) the execution and performance by Bluehill of this Agreement will not

(i) result in a breach of its constitutional documents,

(ii) conflict with or violate any order, judgement or decree of any court or governmental agency by which Bluehill is bound or

(iii) require the consent of any other person,

(g) except as shown in Exhibit 9.2 (g), no shares, exchangeable or convertible securities, stock or other options, warrants or similar instruments have been issued by Bluehill or any of its Subsidiaries and are outstanding on the Signing Date and no Earn Out Agreement, plan, agreement or arrangement to issue any shares, exchangeable or convertible securities, stock or other options, warrants or similar instruments has been adopted or entered into by Bluehill or its Subsidiaries on the Signing Date,

(h) Exhibit 9.2 (h) sets out all participations in Subsidiaries of Bluehill directly held by Bluehill (“Bluehill Direct Participations”), the percentage of the share capital of such Subsidiaries such participations represent, all participations in Subsidiaries of Bluehill indirectly held by Bluehill (“Bluehill Indirect Participations”) and the percentage of the share capital of such Subsidiaries such participations represent, and

(i) Bluehill holds sole title to the Bluehill Direct Participations and the Bluehill Direct Participations are clear and free from any encumbrances. The Subsidiaries of Bluehill set out in Exhibit 9.2 (h) hold sole title to the Bluehill Indirect Participations and the Bluehill Indirect Participations are clear and free from any encumbrances.

9.3 For the purpose of this Agreement, a Party has “Best Knowledge” of a fact whenever a Relevant Person is or should, after reasonable investigation, be aware (kennen oder kennen müssen) of such fact. For the purposes of this section 9.3, “Relevant Persons” are the members of the Bluehill Board and the SCM Board, as well as the executive directors of the respective Party’s Subsidiaries.

9.4 Each Party acknowledges that it is not relying on and has not been induced to enter into this Agreement on the basis of any warranties, representations, covenants, undertakings, indemnities or other statements whatsoever other than the representations and warranties set out in this section 9. Except in the case of fraud or intentional misconduct, no Party shall have any right of action against the other arising out of or in connection with any pre-contractual statement except to the extent it is repeated in this Agreement or the Confidentiality Agreement. For the purpose of this clause, “pre-contractual statement” means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever relating to the subject matter of the Transaction made or given by any person at any time prior to the date of this Agreement.

10.	Remedies

10.1 In the event of any breach or non-fulfillment of any of the representations and warranties set forth in section 9.1 and 9.2, respectively, (“Breach”) the Party in Breach shall be liable for putting the other Party into the same position that such Party would have been in, if the Breach had not occurred (restitution in kind — Naturalrestitution) within one month upon written notice of such Breach.

10.2 If and to the extent that the Party in Breach fails to provide restitution in kind within the period set forth in section 10.1, the Party in Breach shall pay monetary damages to the other Party in such amount as would be necessary to effect the restitution in kind.

10.3 Any indemnification obligation of a Party for a Breach as set forth in sections 10.1 and 10.2 (“Indemnification”) shall be limited to an aggregate amount of USD 7,500,000 (in words: seven million five hundred thousand) and shall cease to exist once the Closing occurred.

10.4 Any Indemnification shall be time-barred upon expiration of a period of 18 (in words: eighteen) months following the termination of this Agreement.

10.5 Subject to section 17, the Indemnification and all claims resulting therefrom under this section 10 supersede and replace any statutory rights, representations and warranties or guaranties of a Party under applicable law, and the remedies provided for by this section 10 shall be the exclusive remedies available to the Parties for a Breach. Any claims resulting from statutory rights, representations and warranties or guaranties of a Party are herewith excluded to the extent permitted by law.

11.	Covenants

11.1 Until the earlier of the Closing or the termination of this Agreement, the Parties shall and shall procure that their respective Subsidiaries

(a) conduct their respective businesses in the ordinary course consistent with past practice, except for the measures contemplated in this Agreement, and in a manner that would not reasonably be expected to have a material adverse effect on the respective Party Group,

(b) use all commercially reasonable efforts (i) to keep available the services of their current key officers and employees (Führungskräfte) and (ii) to preserve their relationships with customers, suppliers, distributors, consultants, and with other third parties with whom they have business relationships and/or business dealings,

(c) inform each other on a monthly basis on their respective financial situation by providing monthly financial reports to the other Party,

(d) inform each other without undue delay (unverzüglich) about extraordinary management measures (Geschäftsführungsmaßnahmen) and other extraordinary events in relation to their respective businesses, in particular any measures, events or transactions that are material for them, and

(e) inform each other without undue delay (unverzüglich) about any breach of this Agreement including, but not limited to, any Breach.

11.2 Unless (i) required by applicable law, (ii) provided in this Agreement or (iii) agreed by the other Party in advance in writing (the consent of such Party not to be unreasonably withheld or delayed), until the earlier of the Closing or the termination of this Agreement, the Parties shall not and shall procure that their respective Subsidiaries do not

(a) issue new shares, issue or repurchase stock options, participation rights (Genussrechte) or convertible securities, except for stock options under SCM’s 2007 stock option plan and 328 shares under SCM’s expired employee stock purchase plan,

(b) resolve or agree on any repricing or material change of the terms and conditions of any existing stock options, share based payment obligations, participation rights (Genussrechte) or convertible loans or convertible securities,

(c) amend their respective certificate of incorporation or articles of association except for such amendments that are contemplated by SCM’s preliminary proxy statement filed with the SEC on 18 August 2009 or have been or will be resolved by a special general, stockholders’ or shareholders’ meeting of a Party or any of its Subsidiaries called after the Signing Date by minority shareholders of such Party or any of its Subsidiaries (it being agreed that, should such a shareholder meeting be called after the Signing Date, the SCM Board or the Bluehill Board or the board of a Subsidiary of SCM or Bluehill, as the case may be, will, subject to their fiduciary duties under applicable law, recommend not to adopt such amendment),

(d) distribute any dividends to its shareholders,

(e) conclude agreements (i) to merge its business, substantial parts thereof or Subsidiaries with third parties, (ii) to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or business organization or conclude enterprise agreements (within the meaning of sections 291 et seq. of the German Stock Corporation Act — Aktiengesetz) or similar agreements substantially effecting a Party Group’s business or pass resolutions for the approval of such agreements,

(f) divest substantial parts of its or any of its Subsidiaries’ assets or otherwise dispose of them, except that Bluehill may sell its shares in SCM at fair market value,

(g) other than in the ordinary course of business guarantee, or otherwise become responsible for any obligations of any person,

(h) make any loans, advances or capital contributions to, or other investments in, any other person or enter into any agreements relating thereto which individually exceed an amount of USD 25,000.00 or collectively an amount of USD 250.000,00,

(i) engage in hiring any employees with an individual annual compensation in excess of USD 150,000 or making any changes to the terms of employment of such employees or the terms of contract of advisors, commercial agents or distributors, in particular changes leading to the termination of employment or relating to the rate of salaries, bonuses or other incentives payable, or paying or agreeing or promising to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance pay,

(j) enter into any transaction or perform any act which would be reasonably expected to interfere or be inconsistent with the successful completion of the Transaction or adversely affects the respective Party’s ability to fulfill its obligations under this Agreement or

(k) settle any shareholder lawsuits seeking to prevent the Transaction.

11.3 Without prior consent of SCM, Bluehill shall not enter into any Earn Out Agreement or adopt any plan, agreement or arrangement to issue any shares, exchangeable or convertible securities, stock or other options, warrants or similar instruments until the earlier of the Closing or the termination of this Agreement.

11.4 Bluehill shall not, save as required by law, make or publish any profit forecast or prospective earnings statement that would trigger a reporting requirement under US, Swiss or German law between the signing date and the expiry of the Offer.

11.5 Bluehill shall use all commercially reasonable efforts that, and adopt such resolutions and enter into such agreements with SCM and third parties as, may be required in order to accomplish that at the Closing the Call Option Agreement, the Earn Out Agreements entered into by Bluehill or any of its Subsidiaries and the Bluehill ESOP shall cease to represent a right to acquire shares in Bluehill and shall in the future represent a right to acquire shares in SCM. The conversion shall take place applying the Share Exchange Ratio and, if necessary, by rounding down to the next integer number of shares in SCM. The options granted by the Call Option Agreement and issued pursuant to the Bluehill ESOP shall have an exercise price per share in SCM (rounded up to the nearest whole cent) equal to the exercise price per share in Bluehill divided by the Share Exchange Ratio.

11.6 Bluehill shall, without undue delay after the Signing Date, take all such steps as reasonably requested by SCM or as may be necessary or required, if any, to comply in all material respects with all applicable laws in connection with the capital increase as of 17 December 2008 and to amend the capital increase documentation accordingly and have registered such amended capital increase documentation with the register of commerce of the Canton of St. Gallen no later than on 15 October 2009, unless the register of commerce of St. Gallen determines that such amendment was not necessary.

11.7 Bluehill shall use all commercially reasonable efforts to acquire legal title to all shares in ACiG Technology Brazil Ltda. as soon as possible after the Signing Date.

12.	Listing of New Shares

SCM shall use its commercially reasonable efforts to cause the New Shares to be listed on the NASDAQ and the FSE at the Closing Date.

13.	Exclusivity

13.1 Until the earlier of either the Closing or the termination of this Agreement, except as may be necessary for compliance with fiduciary obligations under applicable law,

(a) no Party shall commence or continue discussions or negotiations with any third party regarding a transaction or series of transactions which are identical or similar (with regard to the economic or legal consequences to the respective Party Group) to the Transaction or which would result in such third party controlling the respective Party,

(b) no Party nor any of its Subsidiaries, representatives, agents, officers, directors or employees shall, without the prior written consent of the other Party, directly or indirectly in any manner initiate, solicit or encourage discussions with, or furnish or cause to be furnished any information to any third party regarding

(i) any Iicense or other transfer of rights, except for such licenses or transfers of rights in the ordinary course of business to customers,

(ii) any equity or debt investment in a Party or any of its Subsidiaries or any possible sale of a Party or any of its Subsidiaries (no matter how structured), including without limitation by sale of all or any significant or controlling part of the shares or assets of such Party or any of its Subsidiaries or by any merger or other business combination involving a Party or any of its Subsidiaries or otherwise,

(c) neither Party nor any of its Subsidiaries shall initiate discussions with any third party regarding any license or other transfer of rights or other transaction which could reasonably be expected to have a material adverse effect on the Transaction without the prior written consent of the other Party.

13.2 Notwithstanding section 7.4, in the event that one of the Parties or any of its Subsidiaries is, following the Signing Date, contacted by a third party regarding a transaction as set forth in section 13.1, the respective Party shall, to the extent permissible by its statutory confidentiality obligations (excluding contractual confidentiality undertakings), inform the other Party without undue delay (unverzüglich) that it has received such proposal by a third party and provide the details of such proposal including the identity of the third party.

14.	Post Closing restructuring

14.1 Following the Closing, the Combination shall be subject to a restructuring as set forth in this section in order to raise all synergies as jointly identified by the Bluehill Board and the SCM Board prior to the Signing Date.

14.2 Without the intention to interfere with the rights and powers of the corporate bodies of the Parties and their shareholders, the SCM Board and the Bluehill Board shall, to the extent legally permissible under applicable law, use their commercially reasonable efforts and take all steps that may be required to achieve the following restructuring measures in due course after the Closing Date:

(a) to establish a joint cash pooling or an economically equivalent or similar inter-company lending structure between the Parties and their Subsidiaries,

(b) to generate cost savings and process efficiencies by combining operating activities of the Party Groups (overhead, headcount, locations, function, systems, etc.), and

(c) to raise sales and product cost synergies.

15.	Post Closing corporate governance

15.1 Following the Closing, the Combination shall be given an organisational and governance structure as set forth in this section which adequately reflects the Share Exchange Ratio.

15.2 Without the intention to interfere with the rights and powers of the corporate bodies of the Parties and their shareholders, SCM and Bluehill shall, to the extent legally permissible under applicable law, use their commercially reasonable efforts and take all steps within their control that may be required to achieve the following organisational and corporate governance structure:

(a) upon request of SCM, the appointment of two members of the SCM Board, including the SCM CEO, as members of the Bluehill Board, in due course after the Closing Date but at the latest in Bluehill’s next ordinary general meeting and

(b) a change of the name of SCM in order to reflect the Combination in due course after the Closing Date.

15.3 Should SCM acquire 90% or more of the Bluehill Shares in the course of the Offer, it will consider a squeeze-out merger under Swiss law.

16.	Merger control

The Parties have the common understanding that the Transaction does not trigger any merger notification or clearance requirements in Australia, Germany, India, the Netherlands, Switzerland the US or any other country where the Parties and their Subsidiaries do business.

17.	Termination

17.1 This Agreement can be terminated without prejudice to any other rights

(a) by mutual written consent of SCM and Bluehill,

(b) by a Party if the other Party has materially breached any of its representations and warranties contained in, or obligations pursuant to this Agreement, including but not limited to a Breach of any of the representations and warranties set forth in section 9, and in each case such breach has not been cured within 14 days of receipt of written notice of such breach by the non-breaching Party,

(c) by a Party if a general or stockholders’ meeting of the other Party or any of its Subsidiaries has adopted a resolution which would materially adversely affect or impede the Transaction,

(d) by either Party for cause (aus wichtigem Grund),

(e) by a Party if an event has occurred or occurs that has or would reasonably be expected to have a material adverse effect on the other Party Group,

(f) by either Party, if the Closing has not occurred on or before 30 April 2010,

(g) by either Party, if the Bluehill Board no longer supports the Offer because it has resolved to support a Superior Offer and SCM has not, within five Business Days upon receipt of a respective notice by Bluehill, improved the Offer in such a way that it would be unreasonable for the Bluehill Board to further support the Superior Offer,

(h) by SCM, if SCM is, prior to launching the Offer, approached by a third party regarding a takeover of SCM and the SCM Board, acting reasonably and in good faith, determines in reliance on outside legal counsel and independent financial advice that such takeover is materially more favourable to SCM and its shareholders than the Transaction and inconsistent with the Transaction, taking into account, without limitation, all facts and circumstances in relation to the Transaction on the one hand and all terms and conditions of the proposed takeover, including its conditionality, the likelihood of its completion and the likely timing of the takeover, on the other hand,

(each a “Termination Event”).

17.2 The notice of termination of the Party which is entitled to terminate this Agreement pursuant to section 17.1 must be received by the other Party within two weeks after the Party which is entitled to terminate this Agreement obtained knowledge of the Termination Event on which the termination is based.

17.3 If a termination of this Agreement results from a Termination Event pursuant to section 17.1 (b), (d), (e) or (f) that has been caused by a Party’s or any of its Subsidiaries’ wilful (vorsätzlich) or grossly negligent (grob fahrlässig) misconduct, such Party shall pay to the other Party a lump sum break-up fee in the amount of USD 1,500,000 (in words: one million five hundred thousand). Section 10 remains unaffected.

17.4 If this Agreement is terminated by either Party pursuant to section 17.1 (g), Bluehill shall pay to SCM a lump sum break-up fee in the amount of USD 2,000,000 (in words: two million).

17.5 If this Agreement is terminated by SCM pursuant to section 17.1 (h), SCM shall pay to Bluehill a lump sum break-up fee in the amount of USD 2,000,000 (in words: two million).

17.6 If fewer than 50% of the Bluehill Shares plus one Bluehill Share are tendered during the course of the Offer, Bluehill shall pay to SCM a lump sum break-up fee in the amount of USD 1,500,000 (in words: one million five hundred thousand).

18.	Confidentiality; communication

18.1 SCM and Bluehill acknowledge that they have entered into the Confidentiality Agreement. The Parties agree that such agreement remains in full force and effect and shall also cover all information obtained by SCM in the course of any investigation undertaken by SCM before entering into this Agreement.

18.2 Notwithstanding section 18.1 and subject to section 2.4, SCM may disclose the contents of this Agreement in the Form 8-K announcing the entry into this Agreement, the German Prospectus, the Offer Document and/or the Registration Statement and Proxy Statement, in any supplementary document thereto and in any other public announcements relating thereto to the extent required by law and Bluehill may disclose the contents of this Agreement in the Bluehill Recommendation and in any other public announcements relating to the Offer if required by law.

18.3 Neither SCM nor Bluehill or any of their Subsidiaries will issue any press release or otherwise issue any written public statements with respect to the Transaction contemplated by this Agreement other than set forth section 18.2 or in Exhibit 3.2 (c) without the prior consent of the respective other Party, not to be unreasonably withheld or delayed, except as may be required by applicable law or regulations or requirements of any of the stock exchange or regulatory authority. In particular, SCM is free to release publications according to the US securities laws.

19.	Costs

Subject to sections 10 and 17.3 each of the Parties shall pay its own fees and expenses in connection with this Agreement and the Transaction.

20.	Notices

All notices and other communications hereunder shall be in writing and shall be delivered personally, by overnight courier or via facsimile (with a confirmatory copy sent by overnight courier) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the SCM, to:

SCM Microsystems, Inc.
1900-B Carnegie Avenue
Santa Ana, CA 92705
USA

Attention: Mr. Felix Marx
Fax No.: +1 949 2507372

with copies, which shall not constitute notice, to

Lovells LLP
Karl-Scharnagl-Ring 5
80539 München
Germany

Attention: Prof. Dr. Wolfgang Büchner
Fax No.: +49 89 29012222

and to

Gibson, Dunn & Crutcher LLP
555 Mission Street, Suite 3000
San Francisco, CA 94105
USA

Attention: Mr. Michael L. Reed
Fax No.: +1 415 3748459

If to Bluehill, to:

Bluehill ID AG
Dufourstraße 121
9001 St. Gallen
Switzerland

Attention: Mr. Ayman S. Ashour
Fax No.: +41 44 7838040

with copies, which shall not constitute notice, to

Peller Law
Dreikönigsstraße 45
8002 Zurich
Switzerland

Attention: Mr. Stefan Peller
Fax No.: +41 43 8176220

and to

AFR Aigner Fischer Radlmayr
Mörikestraße 7
70178 Stuttgart
Germany

Attention: Dr. Roderich Fischer
Fax No.: +49 711 48 9990100

and to

McDermott Will & Emery
28 State Street
34th Floor
Boston, MA 02109-1775
USA

Attention: Mr. Byron S. Kalogerou
Fax No.: +1 617 5343800

21.	Miscellaneous

21.1 This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany, with the exception of the Vienna Sales Convention (CISG) and the German conflict of laws rules.

21.2 Any dispute between the Parties with respect to any matter contained in or arising from the performance of this Agreement shall not be decided by the ordinary courts, but exclusively be decided by the rules of arbitration of the International Chamber of Commerce (ICC) by one or more arbitrators appointed in accordance with such rules of conciliation and arbitration of this court, through proceedings conducted in the English language, which decisions shall be binding and non-appealable. The arbitration proceedings shall be held in Munich, Germany.

21.3 Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Party. SCM may however make such assignment to a wholly owned Subsidiary, provided that (i) SCM remains jointly and severally liable, and that (ii) SCM ensures that the respective rights, interests and obligations are retransferred to SCM or one of its wholly owned Subsidiaries if the assignee ceases to be a wholly owned Subsidiary.

21.4 This Agreement shall supersede all and any prior written or oral agreements or declarations concluded between the Parties in connection with the Offer and/or the Transaction contemplated by this Agreement, provided, however, that the Confidentiality Agreement continues to apply. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the Parties.

21.5 If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the Transaction contemplated by this Agreement are not affected in any manner materially adverse to any Party Group. Upon determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so that it reflects the original intent of the Parties in a mutually acceptable manner and the Transaction can be consummated substantially as originally contemplated.

21.6 Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement. The representations and warranties set forth in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with section 21.4 without notice or liability to any other person. In some instances, the representations and warranties set forth in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, persons (other than the Parties) may not rely upon the representations and warranties set forth in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

21.7 Definitions used in the singular include the plural and definitions used in the plural include the singular.

SCM Microsystems, Inc.	Bluehill ID AG

/s/ Felix Marx	/s/ Ayman S. Ashour
Name: Felix Marx	Name: Ayman S. Ashour
Title: Chief Executive Officer	Title: Chief Executive Officer

Amendment Agreement

REGARDING THE

BUSINESS COMBINATION AGREEMENT

between

SCM Microsystems, Inc., a corporation incorporated in Delaware, USA, 1900-B Carnegie Avenue, Santa Ana, CA 92705, USA

— “SCM” —

and

Bluehill ID AG, a stock corporation incorporated in Switzerland, Dufourstraße 121, 9001 St. Gallen, Switzerland

— “Bluehill” —

dated 20 September 2009

Preamble

WHEREAS, the Parties hereto entered into a Business Combination Agreement on 20 September 2009 (“Agreement”).

WHEREAS, section 3.1 of the Agreement reads as follows:

“In order to implement the Transaction and subject to and in accordance with the applicable laws and the terms and conditions of this Agreement, SCM shall launch the Offer by publishing the Offer Document in which it offers to purchase all Bluehill Shares from Bluehill’s shareholders in exchange for the Share Consideration. The Offer period shall last at least six weeks and no longer than twelve weeks. In the event of a Superior Offer, the Offer period may be extended by SCM so that it is as long as the offer period of the Superior Offer, even if this results in an Offer period longer than twelve weeks. In any event, the Offer period can be prolonged with the consent of Bluehill.”

WHEREAS, section 11.6 of the Agreement reads as follows:

“Bluehill shall without undue delay after the Signing Date, take all such steps as reasonably requested by SCM or as may be necessary or required, if any, to comply in all material respects with all applicable laws in connection with the capital increase as of 17 December 2008 and to amend the capital increase documentation accordingly and have registered such amended capital increase documentation with the register of commerce of the Canton of St. Gallen no later than on 15 October 2009, unless the register of commerce of St. Gallen determines that such amendment was not necessary.”

The Parties intend to amend the foregoing provisions and, therefore, agree as follows:

1. In compliance with section 21.4, second sentence, of the Agreement section 3.1 of the Agreement shall be amended and read as follows:

“In order to implement the Transaction and subject to and in accordance with the applicable laws and the terms and conditions of this Agreement, SCM shall launch the Offer by publishing the Offer Document in which it offers to purchase all Bluehill Shares from Bluehill’s shareholders in exchange for the Share Consideration. The Offer period shall last at least four weeks and no longer than twelve weeks. In the event of a Superior Offer, the Offer period may be extended by SCM so that it is as long as the offer period of the Superior Offer, even if this results in an Offer period longer than twelve weeks. In any event, the Offer period can be shortened or prolonged with the consent of Bluehill.”

2. In compliance with section 21.4, second sentence, of the Agreement section 11.6 of the Agreement shall be amended and read as follows:

“Bluehill shall without undue delay after the Signing Date, take all such steps as reasonably requested by SCM or as may be necessary or required, if any, to comply in all material respects with all applicable laws in connection with the capital increase as of 17 December 2008 and to amend the capital increase documentation accordingly and have registered such amended capital increase documentation with the register of commerce of the Canton of St. Gallen no later than on 31 October 2009, unless the register of commerce of St. Gallen determines that such amendment was not necessary.”

3. All other terms and conditions of the Agreement shall remain unchanged.

Date: 20th October 2009	Date: 20 October 2009

SCM Microsystems, Inc.	Bluehill ID AG

By: /s/ Felix Marx	By: /s/ Ayman S. Ashour
Name: Felix Marx	Name: Ayman S. Ashour
Title: Chief Executive Officer	Title: Chief Executive Officer

Annex B

Jupiter Capital Services GmbH
Theatinerstr. 42 80333 München

September 16, 2009

Jupiter Capital Services GmbH, Theatinerstr. 42, 80333 München

Board of Directors

SCM Microsystems, Inc.
1900-B Carnegie Avenue
Santa Ana, CA 92705, USA

Fairness Opinion

To the attention of the Board of Directors of SCM Microsystems, Inc.

Dear Sirs:

We understand that SCM Microsystems, Inc., a Delaware corporation (“SCM”), and Bluehill ID AG, a Swiss corporation (“BID”), propose to enter into a business combination agreement (“Agreement”) pursuant to which SCM will make a public share-for-share offer to BID shareholders (“Offer”). Shareholders of BID who accept the Offer will transfer their BID Shares to SCM as a contribution in kind in exchange for new shares in SCM (“New Shares”). SCM intends to acquire all shares in BID through the Offer, but in any event at least 75% of the issued BID Shares (“Transaction”).

Shareholders of BID who accept and tender their shares in the Offer are expected to receive 0.52 shares of SCM’s common stock for every one share of BID (“Transaction Consideration”). You have requested our opinion as to the fairness (“Opinion”), from a financial point of view, of the Transaction Consideration to be paid by SCM as part of the Transaction to shareholders of BID.

Jupiter Capital Services GmbH (“Jupiter”), as part of its corporate finance business, is engaged in the valuation of companies in connection with mergers and acquisitions and other corporate transactions. In connection with our Opinion, we have:

1. reviewed various financial forecasts and other data provided to Jupiter by SCM relating to the business of SCM and financial forecasts and other data provided to Jupiter by BID relating to the business of BID;

2. reviewed certain internal financial projections of SCM and BID on a pro forma combined basis, furnished to us by SCM and BID;

3. reviewed certain publicly available research analyst reports for SCM and BID;

4. reviewed certain financial statements of SCM and BID, including the consolidated financial statements for recent years and certain other relevant financial and operating data of SCM and BID made available to us by SCM and BID;

5. reviewed certain other communications from SCM and BID to their respective stockholders;

6. held discussions with members of the senior management of SCM and BID with respect to the businesses and prospects of SCM and BID, respectively;

7. reviewed the pro-forma financial impact of the Transaction on SCM and BID based on assumptions relating to transaction expenses, cost savings and other relevant adjustments as determined by the senior management of SCM;

Geschäftsführer/Managing Partners: Ralf Philipp Hofmann, Julian Ostertag
Handelsregister/Commercial Register: Amtsgericht München/Local Court of Munich — HRB 180955

September 16, 2009

8. reviewed public information with respect to certain other publicly traded companies Jupiter deemed relevant in evaluating the business of BID;

9. reviewed the financial terms, to the extent publicly available, of certain other business combinations Jupiter deemed to be reasonably comparable to the Transaction;

10. reviewed historical unit prices and trading volumes of the common units of SCM and BID, respectively; and

11. conducted such other financial studies, analyses and investigations as Jupiter deemed appropriate.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by SCM and BID for their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this Opinion. We have further relied on the assurances of senior management of SCM and BID that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets or the liabilities of SCM or BID or of any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We have also not met with SCM’s or BID’s independent accounting firms.

With respect to the internal earnings estimates for SCM and BID provided by senior management of SCM and BID, respectively, and used by Jupiter in its analyses, SCM’s and BID’s senior management confirmed to us that they reflected the best currently available estimates and judgments of the respective senior managements of the respective future financial performance of SCM and BID and we assumed that such performance would be achieved.

With respect to the projections of transaction expenses, purchase accounting adjustments and cost savings determined by the senior management of SCM and BID, the senior management of SCM and BID confirmed to us that they reflected the best currently available estimates and judgements and we assumed that such performance would be achieved.

We express no opinion as to such financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in SCM’s and BID’s assets, financial conditions, results of operations, business or prospects since the date of the most recent financial statements made available to us.

We have assumed in all respects material to our analysis that SCM and BID will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements, that the conditions precedent in the agreements are not waived. Our Opinion did not address any legal, tax, regulatory or accounting matters, as to which we understood that SCM obtained such advice as it deemed necessary from qualified professionals.

With your consent, we have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities to which SCM or BID are or may be a party or are or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which SCM or BID are or may be a party or are or may be subject.

In connection with our Opinion, we have assumed that the Transaction will be consummated in a timely fashion on the terms and subject to the conditions described in the Agreement, without waiver or modification of

Geschäftsführer/Managing Partners: Ralf Philipp Hofmann, Julian Ostertag
Handelsregister/Commercial Register: Amtsgericht München/Local Court of Munich — HRB 180955

September 16, 2009

any of the material terms or conditions precedent to the Transaction contained in the Agreement by any party thereto. We also have assumed that all necessary governmental and regulatory approvals and third-party consents will be obtained on terms and conditions that will not have a material adverse effect on SCM or BID. We have also assumed that the final Agreement will not differ materially from the draft of the Agreement reviewed by us.

Our Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this Opinion. We have not undertaken to update, revise, reaffirm or withdraw this Opinion or otherwise comment upon events occurring after the date hereof. We express no opinion herein as to the price at which SCM’s common stock may trade at any time.

Our parent company, Jupiter Capital Partners GmbH (“JCP”), has acted as financial advisor to the Board in connection with the Transaction and will receive a fee for its services, a significant portion of which is contingent upon consummation of the Transaction. Jupiter will receive a fee for its services upon delivery of this Opinion, which fee is not contingent upon consummation of the Transaction. In addition, SCM has agreed to reimburse us for certain expenses and indemnify us for certain liabilities arising out of the rendering of this Opinion. JCP has in the past provided corporate finance, financial advisory and other financial services to BID, for which JCP received compensation. Jupiter and JCP may also provide corporate finance, financial advisory and other financial services to SCM in the future, for which Jupiter and JCP may receive compensation.

This Opinion should not be construed as creating any fiduciary duty on our part to any party. This Opinion is not intended to be, and does not constitute, a recommendation to the Board of Directors of SCM, any security holder or any other person as to how to act or vote with respect to any matter relating to the Transaction. This Opinion, including the contents hereof, does not address the underlying business decision of SCM to engage in the Transaction, the relative merits of the Transaction as compared to any other alternative business strategies, that might exist for SCM or the effect of any other transaction in which SCM might engage. We did not recommend any specific consideration to the Board of Directors of SCM or any other person nor indicated that any given consideration constituted the only appropriate consideration for the Transaction.

Our Opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this Opinion be used for any other purposes, without Jupiter’s prior written consent. We have not been requested to opine as to, and this opinion does not express an opinion as to or otherwise address the fairness, financial or otherwise, of the amount or nature of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Transaction Consideration or otherwise. This Opinion has been approved by Jupiter’s fairness opinion committee.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Transaction Consideration to be paid by SCM in the Transaction is fair from a financial point of view, to SCM.

Sincerely,

/s/ Jupiter Capital Services GmbH

Geschäftsführer/Managing Partners: Ralf Philipp Hofmann, Julian Ostertag
Handelsregister/Commercial Register: Amtsgericht München/Local Court of Munich — HRB 180955

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

SCM’s Certificate of Incorporation, as amended and restated, limits the liability of directors to the maximum extent permitted by Delaware law. Section 102 of the Delaware General Corporation Law allows a corporation to include in its certificate of incorporation a provision that eliminates the personal liability of the directors of that corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. SCM’s charter documents provide that SCM shall indemnify its officers, directors and agents to the fullest extent permitted by law, including those circumstances where indemnification would otherwise be discretionary. SCM believes that indemnification under its charter documents covers at least negligence and gross negligence on the part of indemnified parties. SCM has entered into indemnification agreements with each of its directors and officers, which may, in some cases, be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require SCM, among other things, to indemnify each director and officer against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature) and to advance such persons’ expenses incurred as a result of any proceeding against him or her as to which such person could be indemnified.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article VII of SCM’s Bylaws provides for indemnification of its directors, officers, employees or agents to the maximum extent permitted under the Delaware General Corporation Law. SCM has entered into indemnification agreements with its officers and directors, which are intended to provide SCM’s officers and directors with indemnification to the maximum extent permitted under the Delaware General Corporation Law.

At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of SCM in which indemnification is being sought, nor is SCM aware of any threatened litigation that may result in a claim for indemnification by any director, officer, employee or other agent of SCM.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of SCM pursuant to the foregoing provisions, or otherwise, SCM has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, SCM will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(a) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(b) That every prospectus (i) that is filed pursuant to paragraph (a) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(d) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

EXHIBITS

See Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Ana, State of California, on this 10th day of November, 2009.

SCM MICROSYSTEMS, INC.

/s/  Martin Wimmer
Martin Wimmer
Vice President, Interim Chief Financial Officer
(Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Felix Marx Felix Marx	Chief Executive Officer (Principal Executive Officer), and Director	November 10, 2009

/s/ Martin Wimmer Martin Wimmer	Vice President Corporate Finance and Interim Chief Financial Officer (Principal Financial and Accounting Officer)	November 10, 2009

* Werner Karl Koepf	Chairman of the Board of Directors	November 10, 2009

* Steven Humphreys	Director	November 10, 2009

* Dr. Hans Liebler	Director	November 10, 2009

* Lawrence W. Midland	Executive Vice President, Director	November 10, 2009

* Douglas Morgan	Director	November 10, 2009

* Simon Turner	Director	November 10, 2009

*	The undersigned does hereby sign this Amendment No. 1 to the Registration Statement on behalf of the above-indicated director and/or officer of SCM Microsystems, Inc. pursuant to a power of attorney executed by such director and/or officer.

/s/  Martin Wimmer
Martin Wimmer
Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit
Number		Description of Document

2	.1(30)	Business Combination Agreement between SCM Microsystems, Inc. and Bluehill ID AG, dated September 20, 2009.
3.1		Fourth Amended and Restated Certificate of Incorporation, as amended (filed herewith)
3	.2(5)	Amended and Restated Bylaws of Registrant.
3	.3(6)	Certificate of Designation of Rights, Preferences and Privileges of Series A Participating Preferred Stock of SCM Microsystems, Inc..
4	.1(1)	Form of Registrant’s Common Stock Certificate.
4	.2(6)	Preferred Stock Rights Agreement, dated as of November 8, 2002, between SCM Microsystems, Inc. and American Stock Transfer and Trust Company.
4	.3(24)	First Amendment to Rights Agreement, dated as of December 10, 2008, between SCM Microsystems, Inc. and American Stock Transfer and Trust Company.
4	.4(29)	Form of Warrant Certificate.
5.1		Opinion of Gibson, Dunn & Crutcher LLP (filed herewith).
10	.1(26)*	Form of Director and Officer Indemnification Agreement.
10	.2(8)*	Amended 1997 Stock Plan.
10	.3(1)*	1997 Employee Stock Purchase Plan.
10	.4(1)*	1997 Director Option Plan.
10	.5(1)*	1997 Stock Option Plan for French Employees.
10	.6(1)*	1997 Employee Stock Purchase Plan for Non-U.S. Employees.
10	.7(2)*	2000 Non-statutory Stock Option Plan.
10	.8(2)*	Dazzle Multimedia, Inc. 1998 Stock Plan.
10	.9(2)*	Dazzle Multimedia, Inc. 2000 Stock Option Plan.
10	.10(3)	Sublease Agreement, dated December 14, 2000 between Microtech International and Golden Goose LLC.
10	.11(1)*	Form of Employment Agreement between SCM Microsystems GmbH and Robert Schneider.
10	.12(4)	Tenancy Agreement dated August 31, 2001 between SCM Microsystems GmbH and Claus Czaika.
10	.13(25)	Addendum No. 1 to the Lease Agreement of August 31, 2001, dated February 4, 2004.
10	.14(25)	Addendum No. 2 to the Lease Agreement of August 31, 2001, dated June 2, 2008.
10	.15(11)	Shuttle Technology Group Unapproved Share Option Scheme.
10	.16(12)*	Management by Objective (MBO) Bonus Program Guide.
10	.17(13)*	Employment Agreement between SCM Microsystems and Stephan Rohaly dated March 14, 2006.
10	.18(14)	Purchase Agreement between SCM Microsystems and Kudelski S.A..
10	.19(15)*	Restrictive Covenant between Kudelski S.A. and Robert Schneider dated May 22, 2006.
10	.20(15)*	Amended Employment Agreement between SCM Microsystems GmbH and Robert Schneider dated May 22, 2006.
10	.21(15)*	Amended Employment Agreement between SCM Microsystems GmbH and Dr. Manfred Mueller dated June 8, 2006.
10	.22(14)	Lease dated July 15, 2006 between SCM Microsystems and Rreef America Reit II Corp..
10	.23(16)*	Supplementary Employment Agreement between SCM Microsystems GmbH and Stephan Rohaly dated December 12, 2006.
10	.24(17)*	Resignation and Severance Agreement between Robert Schneider and SCM dated June 18, 2007.
10	.25(17)*	Consulting Agreement between Robert Schneider and SCM dated June 18, 2007.
10	.26(18)*	Employment Agreement between Felix Marx and SCM dated July 31, 2007.
10	.27(19)*	2007 Stock Option Plan.
10	.28(20)*	Employment Agreement between Sour Chhor and SCM GmbH dated January 21, 2008.

Exhibit
Number		Description of Document

10	.29(20)*	Side Letter to the Employment Agreement between Sour Chhor and SCM GmbH dated January 23, 2008.
10	.30(21)*	Supplementary Employment Agreement between SCM Microsystems GmbH and Felix Marx dated July 30, 2008.
10	.31(21)*	Supplementary Employment Agreement between SCM Microsystems GmbH and Stephan Rohaly dated July 30, 2008.
10	.32(22)	Code of Conduct and Ethics revised October 2008.
10	.33(23)	Agreement and Plan of Merger among SCM Microsystems, Inc., Deer Acquisition, Inc., Hart Acquisition LLC and Hirsch Electronics Corporation dated as of December 10, 2008.
10	.34(25)	Resignation Agreement between Sour Chhor and SCM GmbH dated February 5, 2009.
10	.35(27)	Settlement Agreement between SCM Microsystems, Inc., Felix Marx, Secure Keyboards, Ltd., Secure Networks, Ltd., each of the respective general partners of Secure Keyboards and Secure Networks, and Hirsch Electronics Corporation, dated April 8, 2009.
10	.36(27)	Limited Guarantee between SCM Microsystems, Inc., Secure Keyboards, Ltd. and Secure Networks, Ltd., dated April 8, 2009.
10	.37(28)	Amended and Restated 1994 Settlement Agreement, by and among Hirsch Electronics Corporation, Secure Keyboards, Ltd. and Secure Networks, Ltd., dated April 8, 2009.
10	.38(28)	Employment Agreement of Lawrence W. Midland, dated December 10, 2008.
10	.39(28)	Stockholder Agreement, dated December 10, 2008.
10	.40(31)*	Termination Agreement between Stephan Rohaly and SCM Microsystems GmbH, dated September 30, 2009.
21	.1(32)	Subsidiaries of the Registrant.
23.1		Consent of Jupiter Capital Services GmbH.
23.2		Consent of Deloitte & Touche GmbH.
23.3		Consent of Squar, Milner, Peterson, Miranda & Williamson, LLP.
23.4		Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1 hereto).
24	.1(32)	Power of Attorney
99.1		Opinion of Jupiter Capital Services GmbHs (incorporated by reference to Annex B to the proxy statement and prospectus included in this Registration Statement).
99	.2(32)	Consents of Director Nominees pursuant to Rule 438 of the Securities Act
99.3		Form of Proxy Card — SCM Microsystems, Inc.

(1)	Filed previously as an exhibit to SCM’s Registration Statement on Form S-1 (See SEC File No. 333-29073).

(2)	Filed previously as an exhibit to SCM’s Registration Statement on Form S-8 (See SEC File No. 333-51792).

(3)	Filed previously as an exhibit to SCM’s Annual Report on Form 10-K for the year ended December 31, 2000 (See SEC File No. 000-22689).

(4)	Filed previously as an exhibit to SCM’s Annual Report on Form 10-K for the year ended December 31, 2001 (See SEC File No. 000-22689).

(5)	Filed previously as an exhibit to SCM’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 (see SEC File No. 000-22689).

(6)	Filed previously as an exhibit to SCM’s Registration Statement on Form 8-A (See SEC File No. 000-29440).

(7)	Filed previously as an exhibit to SCM’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 (see SEC File No. 000-29440).

(8)	Filed previously as an exhibit to SCM’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 (see SEC File No. 000-29440).

(9)	Filed previously as exhibit 99.1 to SCM’s Current Report on Form 8-K, dated July 28, 2003 (see SEC File No. 000-29440).

(10)	Filed previously as an exhibit to SCM’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 (see SEC File No. 000-29440).

(11)	Filed previously as an exhibit to SCM’s Registration Statement on Form S-8 (See SEC File No. 333-73061).

(12)	Filed previously as an exhibit to SCM’s Annual Report on Form 10-K for the year ended December 31, 2004 (See SEC File No. 000-29440).

(13)	Filed previously as an exhibit to SCM’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 (see SEC File No. 000-29440).

(14)	Filed previously as an exhibit to SCM’s Annual Report on Form 10-K for the year ended December 31, 2006 (See SEC File No. 000-29440).

(15)	Filed previously as an exhibit to SCM’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 (see SEC File No. 000-29440).

(16)	Filed previously as an exhibit to SCM’s Current Report on Form 8-K, dated December 18, 2006 (see SEC File No. 000-29440).

(17)	Filed previously as an exhibit to SCM’s Current Report on Form 8-K, dated June 19, 2007 (see SEC File No. 000-29440).

(18)	Filed previously as an exhibit to SCM’s Current Report on Form 8-K, dated August 1, 2007 (see SEC File No. 000-29440).

(19)	Filed previously as an exhibit to SCM’s Definitive Proxy Statement filed with the SEC on October 2, 2007 (See SEC File No. 000-29440).

(20)	Filed previously as an exhibit to SCM’s Current Report on Form 8-K, dated January 24, 2008 (see SEC File No. 000-29440).

(21)	Filed previously as an exhibit to SCM’s Current Report on Form 8-K dated August 5, 2008 (see SEC File No. 000-22689).

(22)	Filed previously as an exhibit to SCM’s Current Report on Form 8-K dated October 28, 2008 (see SEC File No. 000-29440).

(23)	Filed previously as an exhibit to SCM’s Current Report on Form 8-K dated December 11, 2008 (see SEC File No. 000-29440).

(24)	Filed previously as an annex to SCM’s Registration Statement on Form S-4 filed with the SEC on January 30, 2009 (see SEC File No. 333-157067).

(25)	Filed previously as an exhibit to SCM’s Annual Report on Form 10-K for the year ended December 31, 2008 (See SEC File No. 000-29440).

(26)	Filed previously as an exhibit to SCM’s Current Report on Form 8-K dated March 25, 2009 (see SEC File No. 000-29440).

(27)	Filed previously as an exhibit to SCM’s Current Report on Form 8-K dated April 9, 2009 (see SEC File No. 000-29440).

(28)	Filed previously as an exhibit to SCM’s Current Report on Form 8-K dated May 4, 2009 (see SEC File No. 000-29440).

(29)	Filed previously as an exhibit to SCM’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 (see SEC File No. 000-29440).

(30)	Filed previously as an exhibit to SCM’s Current Report on Form 8-K dated September 21, 2009 (see SEC File No. 000-29440).

(31)	Filed previously as an exhibit to SCM’s Current Report on Form 8-K dated September 30, 2009 (see SEC File No. 000-29440).

(32)	Previously field.

*	Denotes management compensatory arrangement.